Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279319

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Superior Drilling Products, Inc.:

The board of directors of Drilling Tools International Corporation (“DTI”) and the board of directors of, and special committee of the board of directors of, Superior Drilling Products, Inc. (“SDPI”) have approved an Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”) by which (a) DTI Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of DTI (“Merger Sub I”) will merge with and into SDPI (the “First Merger”), with SDPI surviving as a wholly owned subsidiary of DTI, and (b) upon the effective time of the First Merger (the “First Effective Time”), SDPI, as the surviving corporation of the First Merger, will merge with and into DTI Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of DTI (“Merger Sub II”) (the “Second Merger” and together with the First Merger, the “Merger”), with Merger Sub II surviving as a wholly owned subsidiary of DTI, all as described in greater detail in the accompanying proxy statement/prospectus.

Subject to the terms and conditions set forth in the Merger Agreement, at the First Effective Time:

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each share of SDPI common stock, par value $0.001 per share (“SDPI Common Stock”), issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive, without interest, at the election of the holder thereof, subject to the proration provisions of the Merger Agreement as describe in this proxy statement/prospectus: (a) for each share of SDPI Common Stock with respect to which an election to receive cash has been made and not revoked or lost (each, a “Cash Election Share”), $1.00 in cash (the “Cash Election Consideration”); (b) for each share of SDPI Common Stock with respect to which an election to receive stock has been made and not revoked or lost (each, a “Stock Election Share”), 0.313 validly issued, fully paid and non-assessable shares of common stock, par value $0.0001 per share (“DTI Common Stock”), of DTI (the “Stock Election Consideration” and together with the Cash Election Consideration, the “Merger Consideration”); and (c) for each share of SDPI Common Stock with respect to which no election to receive the Cash Election Consideration or the Stock Election Consideration has been made (each, a “No Election Share”), the Cash Election Consideration or the Stock Election Consideration, as provided in the proration mechanics described below; and

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(a) if the product obtained by multiplying the aggregate number of Stock Election Shares and 0.313 (the “Stock Election Multiplier” and such product, the “Aggregate Stock Elections”) exceeds 4,845,240 (the “Maximum Share Amount”), (i) all Cash Election Shares and No Election Shares will be exchanged for the Cash Election Consideration, and (ii) a portion of the Stock Election Shares of each holder thereof will be exchanged for the Stock Election Consideration, with such portion being equal to the product obtained by multiplying the number of such holder’s Stock Election Shares by a fraction, the numerator of which is the Maximum Share Amount and the denominator of which is the Aggregate Stock Elections, with the remaining portion of such holder’s Stock Election Shares being exchanged for the Cash Election Consideration, (b) if the Aggregate Stock Elections is less than 4,112,752 (the “Minimum Share Amount” and the difference between the Minimum Share Amount and the Aggregate Stock Elections, the “Shortfall Amount”), then (i) first, if the Shortfall Amount is smaller than or equal to the number of No Election Shares multiplied by 0.313 (the “No Election Share Amount”), then: (A) the Cash Election Shares will receive cash as they have elected and will not be affected by the adjustment; and (B) the No Election Shares held by shareholders will be exchanged for the Stock Election Consideration equal to the product of (1) the number of No Election Shares of such holder and (2) a fraction, the numerator of which is the Shortfall Amount and the denominator of which is the No Election Share Amount, with the remaining portion of such holder’s No Election Shares receiving the Cash Election Consideration, and (ii) second, if the Shortfall Amount exceeds the No Election Share Amount, then (A) all No Election Shares will be exchanged for the Stock Election Consideration and (B) the Cash Election Shares held by stockholders will be exchanged for the Stock Election Consideration, with such portion being equal to the product of (x) the number of Cash Election Shares of such holder and (y) a fraction, the numerator of which is the amount by which the Shortfall Amount exceeds the No Election Share Amount, and the denominator of which is the product of the aggregate number of Cash Election Shares and the Stock Election Multiplier, with the remaining portion of such holder’s Cash Election Shares receiving the Cash Election Consideration, and (iii) if the Aggregate Stock Elections is (x) equal to the Maximum Share Amount, (y) less than the Maximum Share Amount but greater than the Minimum Share Amount, or (z) equal to the Minimum Share Amount, then (1) all Cash Election Shares and No Election Shares will be exchanged for the Cash Election Consideration and (2) all Stock Election Shares will be exchanged for the Stock Election Consideration.

The vote of the SDPI Stockholders is very important. SDPI cannot complete the transaction unless, among other things, the holders of SDPI Common Stock vote to approve and adopt the Merger Agreement and the other proposals included in the accompanying proxy statement/prospectus. SDPI will hold a special meeting of stockholders (the “SDPI Special Meeting”) on July 29, 2024 to vote on proposals related to the Merger. The close of business on June 24, 2024 has been fixed as the record date for the determination of SDPI Stockholders who are entitled to notice of, and to vote at, the SDPI Special Meeting or any adjournments or postponements of the SDPI Special Meeting. Only holders of SDPI Common Stock of record at the close of business on June 24, 2024 are entitled to notice of, and to vote at, the SDPI Special Meeting or any adjournments or postponements of the SDPI Special Meeting.

SDPI directs the attention of its stockholders to the proxy statement/prospectus accompanying this joint letter for a more complete statement regarding the matters proposed to be voted upon at the SDPI Special Meeting. SDPI encourages its stockholders to read the entire proxy statement/prospectus carefully, including the Merger Agreement, which is attached as Annex A to the proxy statement/prospectus, and the section entitled “Risk Factors” beginning on page 63.

No DTI stockholder approval is required for the Merger, the Merger Agreement or the other transactions contemplated thereby, including the issuance of DTI Common Stock as consideration in the Merger. As a result, DTI has not solicited and will not be soliciting votes of its stockholders for the approval of the issuance of DTI Common Stock as consideration in the Merger and the Merger Agreement and the other transactions contemplated thereby and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the issuance of DTI Common Stock as consideration in the Merger and the Merger Agreement and the other transactions contemplated thereby.

THE VOTE OF THE SDPI STOCKHOLDERS IS VERY IMPORTANT. WHETHER OR NOT THE SDPI STOCKHOLDERS PLAN TO ATTEND THE SDPI SPECIAL MEETING, THEY SHOULD VOTE AS SOON AS POSSIBLE BY MAIL, BY TELEPHONE OR THROUGH THE INTERNET. INSTRUCTIONS ON THESE DIFFERENT WAYS TO VOTE ARE FOUND ON THE ENCLOSED PROXY CARD. SDPI STOCKHOLDERS MAY REVOKE THEIR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SDPI SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. REMEMBER SDPI STOCKHOLDERS, YOUR VOTE IS IMPORTANT, SO PLEASE VOTE PROMPTLY!

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger described in the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying document is dated July 2, 2024 and is first being mailed to the SDPI Stockholders on or about July 2, 2024.

Vernal, Utah

July 2, 2024

SUPERIOR DRILLING PRODUCTS, INC

1583 South 1700 East

Vernal, Utah 84078

NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Superior Drilling Products, Inc.:

You are cordially invited to attend the virtual special meeting (as the same may be adjourned or postponed, the “SDPI Special Meeting”) of common stockholders of Superior Drilling Products, Inc. (“SDPI”) which will be held exclusively via a live audio webcast on July 29, 2024 at 9:00 a.m., Mountain Time for the following purposes:

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to vote on a proposal to approve the Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”), dated as of March 6, 2024, by and among Drilling Tools International Corporation, a Delaware corporation (“DTI”), DTI Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of DTI (“Merger Sub I”), and DTI Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of DTI (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and SDPI, and the transactions contemplated thereby, including the Merger (as defined below) (the “Merger Proposal”);

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to vote on a non-binding advisory proposal to approve compensation that will or may become payable by SDPI to its named executive officers in connection with the Merger (the “Merger Compensation Proposal”); and

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to vote on a proposal to approve one or more adjournments of the SDPI Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the SDPI Special Meeting to approve the above proposal (the “SDPI Adjournment Proposal”).

The SDPI Special Meeting will be held via a live audio webcast in a virtual meeting format. In order to attend the virtual meeting, you must register at http://www.viewproxy.com/SDPI/2024SM by 11:59 PM Eastern Time on July 28, 2024. On the day of the Special Meeting, if you have properly registered, you may enter the Special Meeting by clicking the link provided and using the password you received via email in your registration confirmations. Holders of SDPI common stock, par value $0.001 per share (the “SDPI Common Stock” and such holders, the “SDPI Stockholders”) will not be able to attend the SDPI Special Meeting in-person. The accompanying proxy statement/prospectus and proxy card includes instructions on how to access the virtual SDPI Special Meeting and how to participate and vote from home or any remote location with Internet connectivity. You or your proxy holder will be able to virtually attend and vote at the virtual SDPI Special Meeting.

Upon the terms and subject to the conditions set forth in the Merger Agreement, upon consummation of the Merger (as defined below), (a) Merger Sub I will merge with and into SDPI (the “First Merger”), with SDPI surviving as a wholly owned subsidiary of DTI, and (b) upon the effective time of the First Merger (the “First Effective Time”), SDPI, as the surviving corporation of the First Merger, will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Merger”), with Merger Sub II surviving as a wholly owned subsidiary of DTI. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding SDPI Common Stock. In the absence of a quorum, approval of the SDPI Adjournment Proposal requires the affirmative vote of SDPI Common Stock representing a majority of the outstanding SDPI Common Stock entitled to vote and represented in person or by proxy at the SDPI Special Meeting. Approval of the Merger Compensation Proposal and the SDPI Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding SDPI Common Stock entitled to vote and represented in person or by proxy at the SDPI Special Meeting. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the SDPI Special Meeting.

Concurrently with the execution and delivery of the Merger Agreement, DTI entered into a Voting and Support Agreement (the “Voting and Support Agreement”) with each of (a) G. Troy Meier, (b) Annette Meier (c) Meier Family Holding Company, LLC, and (d) Meier Management Company, LLC (the “Supporting Shareholders”), who in the aggregate beneficially own shares of SDPI Common Stock representing approximately 40% of the voting power of SDPI’s outstanding capital stock in the aggregate (the “Existing Shares”). Under the Voting and Support Agreement, the Supporting Shareholders agreed to, among other things, vote the Existing Shares and any voting securities of SDPI acquired by each Supporting Shareholder after the date of the Voting and Support Agreement and prior to the record date of for the SDPI Special Meeting owned beneficially or of record by each Supporting Shareholder (collectively, the “Voting Shares”) in favor of the approval of the Merger Agreement and the transactions contemplated thereby, subject to the limitations set forth in the Voting and Support Agreement.

The parties to the Merger Agreement cannot complete the Merger unless holders of a majority of the outstanding SDPI Common Stock approve the Merger Proposal. Accordingly, your vote is very important regardless of the number of shares of SDPI Common Stock you own.

The special committee (the “SDPI Special Committee”) of the board of directors of SDPI (the “SDPI Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of SDPI, including the SDPI Stockholders other than the Supporting Shareholders and their Affiliates (the “SDPI Unaffiliated Stockholders”), (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) recommended that the SDPI Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the SDPI Board resolve to (a) direct that the Merger Agreement be submitted to a vote of the SDPI Stockholders for approval and (b) recommend approval of the Merger Agreement by the SDPI Stockholders at the SDPI Special Meeting.

The SDPI Board (acting, in part, based upon the recommendation of the SDPI Special Committee) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of SDPI, including the SDPI Unaffiliated Stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the Merger Agreement be submitted to a vote of the SDPI Stockholders for approval and (iv) resolved to recommend approval of the Merger Agreement by the SDPI Stockholders at the SDPI Special Meeting.

Each of the SDPI Special Committee and the SDPI Board unanimously recommends that the SDPI Stockholders vote “FOR” the Merger Proposal and “FOR” the Merger Compensation Proposal. The SDPI Board also recommends that the SDPI Stockholders vote “FOR” the SDPI Adjournment Proposal. For more information regarding the recommendations of the SDPI Special Committee and the SDPI Board, see “Special Factors—Reasons for the Merger; Recommendation of the SDPI Special Committee and the SDPI Board; Fairness.”

The SDPI Stockholders should be aware that certain of the directors, executive officers and other affiliates of SDPI, including the Supporting Shareholders, and certain members of the SDPI Special Committee may have interests in the Merger that are different from, or in addition to, the interests they may have as an SDPI Stockholder. See “Special Factors—Interests of SDPI Directors and Officers in the Merger.”

Only the SDPI Stockholders of record at the close of business on June 24, 2024 are entitled to notice of and to vote at the SDPI Special Meeting. References to the SDPI Special Meeting in this proxy statement/prospectus are to such virtual special meeting as the same may be adjourned or postponed from time to time.

TO PARTICIPATE IN THE VIRTUAL SPECIAL MEETING, AN SDPI STOCKHOLDER OF RECORD WILL NEED TO FOLLOW THE INSTRUCTIONS ON SUCH HOLDER’S PROXY CARD. THE LIVE AUDIO WEBCAST OF THE SDPI SPECIAL MEETING WILL BEGIN PROMPTLY ON JULY 29, 2024 AT 9:00 A.M., MOUNTAIN TIME. THE SDPI STOCKHOLDERS ARE ENCOURAGED TO ACCESS THE SDPI SPECIAL MEETING PRIOR TO THE START TIME. ONLINE ACCESS AND CHECK-IN WILL BEGIN AT 8:30 A.M., MOUNTAIN TIME. TECHNICAL SUPPORT WILL BE AVAILABLE ON THE VIRTUAL MEETING PLATFORM BEGINNING AT 8:30 A.M., MOUNTAIN TIME ON JULY 29, 2024 THROUGH THE CONCLUSION OF THE SDPI SPECIAL MEETING. IF YOU ENCOUNTER ANY DIFFICULTIES ACCESSING THE VIRTUAL MEETING DURING THE CHECK-IN OR MEETING TIME, PLEASE DIAL THE TECHNICAL ASSISTANCE NUMBERS SHOWN ON THE VIRTUAL MEETING PLATFORM. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO VIRTUALLY ATTEND THE SDPI SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

•	If you hold your SDPI Common Stock in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your SDPI Common Stock.

•	If you hold your SDPI Common Stock in your own name, you may submit your proxy by:

•	using the toll-free telephone number shown on the proxy card and voting no later than 10:59 p.m., Mountain Time, on the date prior to the SDPI Special Meeting;

•	using the Internet website shown on the proxy card and voting no later than 10:59 p.m., Mountain Time, on the date prior to the SDPI Special Meeting; or

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marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States. To be counted at the SDPI Special Meeting, the proxy card must be received no later than 10:59 p.m., Mountain Time, on the date prior to the SDPI Special Meeting.

The enclosed proxy statement/prospectus provides a detailed description of the Merger and the Merger Agreement. You are urged to read this proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. This proxy statement/prospectus and the Notice of Virtual Special Meeting of Stockholders relating to the Merger will be available at http://www.viewproxy.com/SDPI/2024SM. If you have any questions concerning the Merger or this proxy statement/prospectus, would like additional copies or need help voting your SDPI Common Stock, please contact SDPI’s proxy solicitor:

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Toll Free: 877-587-1964

E-mail: SDPI@allianceadvisors.com

Sincerely,

Annette Meier

Secretary

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by DTI, constitutes a prospectus of DTI under Section 5 of the Securities Act with respect to the DTI Common Stock to be issued in connection with the Merger Agreement. This document also constitutes a proxy statement of SDPI under Section 14(a) of the Exchange Act and a notice of meeting with respect to the SDPI Special Meeting. This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of offers to exchange or purchase or the solicitation of a proxy in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about DTI and SDPI from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 243. You can obtain any of the documents incorporated by reference into this document from DTI or SDPI, as the case may be, or from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from DTI or SDPI at the following addresses and telephone numbers:

Drilling Tools International Corporation Attention: Investor Relations 3701 Briarpark Drive Houston, Texas 77042 Telephone: (832) 742-8500	Superior Drilling Products, Inc. Attention: Investor Relations 1583 South 1700 East Vernal, Utah 84078 Telephone: (435) 789-0594

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

You may obtain certain of these documents at DTI’s website at http://www.drillingtools.com and SDPI’s website at http://www.sdpi.com. Information contained on DTI’s and SDPI’s websites is expressly not incorporated by reference into this proxy statement/prospectus.

In order to receive timely delivery of requested documents in advance of the SDPI Special Meeting, your request should be received no later than five business days before the date of the SDPI Special Meeting, which means your request should be received no later than July 22, 2024. If you request any documents, DTI or SDPI, as applicable, will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

In “Questions and Answers” and in the “Summary Term Sheet” below, selected information from this proxy statement/prospectus is highlighted, but not all of the information that may be important to you is included. To better understand the Merger Agreement, the Merger and the DTI Common Stock, and for a more complete description of its legal terms, you should carefully read this entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 61 of this proxy statement/prospectus and the Merger Agreement, a copy of which is attached hereto as Annex A, as well as the documents that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

DTI and SDPI have not authorized anyone to give any information or make any representation about the Merger, DTI or SDPI that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies are unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning DTI has been furnished by DTI. All information in this document concerning SDPI has been furnished by SDPI.

PROXY STATEMENT/PROSPECTUS

Annex A	Merger Agreement
Annex B	Opinion of Piper Sandler
Annex C	Title 16, Chapter 10a, Part 13 Dissenters’Rights
Annex D	Voting and Support Agreement

i

CERTAIN DEFINED TERMS

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“Continental” means Continental Stock Transfer & Trust Company.

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“Credit Facility Agreement” means that certain Amended and Restated Revolving Credit, Security, and Guaranty Agreement among DTI, certain of its subsidiaries, DTIC, and PNC Bank, National Association, dated June 20, 2023.

•	“DGCL” means the Delaware General Corporation Law, as amended.

•	“DOJ” means the U.S. Department of Justice.

•	“DTI” means Drilling Tools International Corporation, a Delaware corporation.

•	“DTI Bylaws” means the Amended and Restated Bylaws of DTI.

•	“DTI Charter” means the Seconded Amended and Restated Certificate of Incorporation of DTI.

•	“DTI Common Stock” means the common stock, par value $0.0001 per share, of DTI.

•	“DTI Inc.” means Drilling Tools International, Inc., a Louisiana corporation.

•	“Effective Time” means the effective time of the First Merger.

•	“End Date” means 11:59 p.m. New York Time on September 30, 2024.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“Exchange Agent” means Broadridge Financial Solutions, Inc.

•	“Existing Shares” means the shares of SDPI Common Stock set forth opposite the name of each Shareholder on Schedule A to the Voting and Support Agreement.

•	“Initial Surviving Company” means SDPI, as the surviving corporation of the First Merger.

•	“First Merger” means the merger of Merger Sub I with and into SDPI pursuant to the Merger Agreement, with SDPI continuing as the surviving corporation.

•	“FTC” means the Federal Trade Commission.

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

•	“Merger” means the First Merger and Second Merger.

•	“Merger Agreement” means the Agreement and Plan of Merger, by and among DTI, SDPI, Merger Sub I, and Merger Sub II, dated March 6, 2024.

•	“Merger Sub I” means DTI Merger Sub I, Inc., a Delaware corporation.

•	“Merger Sub II” means DTI Merger Sub II, LLC, a Delaware limited liability company.

•	“Merger Subs” mans Merger Sub I and Merger Sub II

•	“Nasdaq” means the Nasdaq Stock Market LLC.

•	“NYSE” means the New York Stock Exchange.

•	“NYSEA” means the NYSE American.

•	“OFS” refers to the oilfield services industry.

•	“Second Merger” means the merger of the Initial Surviving Corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving limited liability company (the “Surviving Company”).

•	“SDPI” means Superior Drilling Products, Inc., a Utah corporation.

•	“SDPI Bylaws” means the Bylaws of SD Company, Inc., as amended.

•	“SDPI Charter” means the Articles of Incorporation of SDPI, as amended by the Articles of Amendment to the Articles of Incorporation.

•	“SDPI Common Stock” means the common stock, par value $0.001 per share, of SDPI.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“SEC” means the Securities and Exchange Commission.

•	“Supporting Shareholder” means the persons set forth on Schedule A to the Voting and Support Agreement.

•	“UBCA” means the Utah Revised Business Corporation Act, as amended.

•	“U.S. GAAP” means the accounting principles generally accepted in the United States of America.

•	“Voting and Support Agreement” means the Voting and Support Agreement, dated March 6, 2024, by and between DTI and the Supporting Shareholders.

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“Voting Event” means a SDPI shareholder meeting or any other meeting of the stockholders of SDPI or any written consent of the stockholders of SDPI, in each case relating to any proposed action by SDPI Stockholders with respect to the Merger.

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“Voting Shares” means the Existing Shares that are capable of being voted and any voting securities of SDPI acquired by each Supporting Shareholder after the date of the Voting and Support Agreement and prior to the record date of a Voting Event owned beneficially or of record by each Supporting Shareholder.

SUMMARY TERM SHEET

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. DTI and SDPI urge you to carefully read this proxy statement/prospectus in its entirety, including the Annexes. Additionally, important information, which DTI and SDPI also urge you to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 243. Unless stated otherwise, all references in this proxy statement/prospectus to DTI are to Drilling Tools International Corporation, all references to SDPI are to Superior Drilling Products, Inc. and all references to the Merger Agreement are to the Agreement and Plan of Merger, dated as of March 6, 2024, by and among DTI, SDPI, Merger Sub I, and Merger Sub II, as the same may be amended or supplemented from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein.

Parties to the Merger (see page 94)

DTI

DTI provides oilfield equipment and services to oil and natural gas sectors in North America, Europe, and the Middle East. DTI offers downhole tool rentals, machining, and inspection services to support the global drilling and wellbore construction industry. DTI’s primary products are bottom hole assembly components such as stabilizers, subs, non-magnetic and steel drill collars, hole openers, roller reamers, as well as drill pipe and drill pipe accessories. In addition, DTI provides proprietary technology in its wellbore optimization business supplying the patented Drill-N-Ream (trademark) wellbore conditioning tool developed by SDPI and distributed by DTI, and the patented RotoSteer (trademark), rotational steering tool for use in the extended reach horizontal drilling industry. DTI also offers a wide variety of ancillary equipment and handling tools to support its rental platform. Those tools include float valves, ring gauges, tool baskets, lift bail, lift subs, mud magnets, elevators, bracket and bail assemblies, slips, tongs, stabbing guides and safety clamps. DTI also offers a limited product line of blowout preventers and pressure control accessory equipment. DTI was founded in 1984 and is headquartered in Houston, Texas. DTI operates from 16 locations in North America and maintains eight international service and support centers across Europe and the Middle East.

DTI’s principal executive offices are located at 3701 Briarpark Drive, Suite 150, Houston, Texas 77042 and its telephone number is (832) 742-8500.

SDPI

SDPI is an innovative drilling and completion tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. Its headquarters and manufacturing operations are located in Vernal, Utah. SDPI’s drilling solutions include the patented Drill-N-Ream® well bore conditioning tool (“Drill-N-Ream tool”) and the patented Strider™ Drill String Oscillation System technology (“Strider technology” or “Strider”). In addition, SDPI is a manufacturer of Drill-N-Ream tools and refurbisher of polycrystalline diamond compact (“PDC”) drill bits for a leading oil field services company. SDPI operates a state-of-the-art drill tool fabrication facility, where it manufactures solutions for the drilling industry, as well as customers’ custom products.

SDPI’s principal executive offices are located at 1583 South 1700 East, Vernal, Utah 84078 and its telephone number is (435) 789-0594.

The Merger (see page 101)

Upon the terms and subject to the conditions set forth in the Merger Agreement, upon consummation of the Merger, (a) Merger Sub I will merge with and into SDPI, with SDPI surviving as a wholly owned subsidiary of

DTI, and (b) upon the effective time of the First Merger, SDPI, as the surviving corporation of the First Merger, will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of DTI.

Treatment of SDPI Equity Awards (see page 57)

Effective as of the First Effective Time, each option to purchase SDPI Common Stock (“Company Option”) held by an individual who, as of immediately after the First Effective Time, constitutes an “employee” of DTI within the meaning of the SEC’s Registration Statement on Form S-8, that is outstanding and unexercised, whether vested or unvested, immediately prior to the First Effective Time (each, an “Assumed Company Option”) shall cease to represent a right to acquire shares of SDPI Common Stock and shall be assumed by DTI and converted automatically into an option to purchase DTI Common Stock on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to such Assumed Company Option immediately prior to the First Effective Time, except that: (i) the number of shares of DTI Common Stock subject to each Assumed Company Option shall be determined by multiplying: (A) the number of shares of SDPI Common Stock subject to such Assumed Company Option immediately prior to the First Effective Time; by (B) 0.313 (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events, the “Option Exchange Ratio”), and rounding such product down to the nearest whole share; (ii) the per share exercise price of each Assumed Company Option shall be determined by dividing: (A) the per share exercise price of the Assumed Company Option immediately prior to the First Effective Time; by (B) the Option Exchange Ratio, and rounding such quotient up to the nearest whole cent; and (iii) the Assumed Company Option shall become fully vested immediately upon the First Effective Time.

Prior to the First Effective Time, SDPI shall take all corporate action necessary to provide that each Company Option shall accelerate in full, and all shares of restricted stock and any other shares of SDPI Common Stock subject to vesting conditions based on continuing service, based on performance, or based on both continuing service and performance (“Company Restricted Stock”) shall become fully vested and the restrictions with respect thereto shall lapse (to the extent not otherwise previously vested in accordance with their terms) as of immediately prior to the First Effective Time.

Effective as of the First Effective Time, each Company Option that is not an Assumed Company Option and that is outstanding and unexercised immediately prior to the First Effective Time, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of SDPI Common Stock subject to the Company Option, and (y) the excess, if any, of (i) the Cash Election Consideration, over (ii) the per share exercise price of such Company Option, less any applicable taxes and withholding; provided, however, that each such Company Option that is not an Assumed Company Option that has an exercise price per share that is greater than or equal to the Cash Election Consideration shall be cancelled at the First Effective Time for no consideration.

Plans for SDPI Following the Merger (see page 55)

Following the consummation of the Merger, it is anticipated that SDPI will continue to conduct its operations and business substantially as they are currently conducted, except that SDPI’s successor, Merger Sub II, will be a wholly owned subsidiary of DTI and integrated into DTI’s corporate organization. In accordance with the Merger Agreement, the SDPI Common Stock will be delisted from the NYSEA and deregistered under the Exchange Act. The deregistration of the SDPI Common Stock under the Exchange Act would suspend SDPI’s obligations to file reports under Section 15(d) of the Exchange Act.

As of the date of this proxy statement/prospectus, other than the Merger, DTI has no current plans, proposals, or negotiations which would relate to or result in an extraordinary transaction involving SDPI’s business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets, or the incurrence of any indebtedness. Following the Merger, DTI will continuously evaluate and review SDPI’s business and operations and may propose or develop new plans and proposals which it considers to be in the best interests of DTI and its stockholders, including engaging in acquisitions of new businesses or assets, dispositions of existing businesses or assets, the movement of businesses or assets within the DTI corporate structure, the alternation of the mix of assets held by SDPI, or any of the types of extraordinary transactions described above.

Governance of SDPI Following the Merger (see page 56)

Following the consummation of the Merger, SDPI’s successor, Merger Sub II, will be a wholly owned subsidiary of DTI and will exist as a limited liability company formed under the laws of the State of Delaware. The current SDPI Board and the executive officers of SDPI will resign following the Merger. The SDPI Charter and SDPI Bylaws will be replaced by the certificate of formation and limited liability company agreement of Merger Sub II following the consummation of the Merger.

The Special Meeting (see page 16)

The SDPI Special Meeting will be held virtually, on July 29, 2024, at 9:00 a.m., Mountain Time, via live audio webcast. In order to attend the virtual meeting, you must register at http://www.viewproxy.com/SDPI/2024SM by 11:59 PM Eastern Time on July 28, 2024. On the day of the Special Meeting, if you have properly registered, you may enter the Special Meeting by clicking on the link provided and using the password you received via email in your registration confirmations. References to the SDPI Special Meeting in this proxy statement/prospectus are to such virtual special meeting as the same may be adjourned or postponed from time to time.

The SDPI Special Meeting has been called for the following purposes: (i) to consider and vote on the Merger Proposal to approve the Merger Agreement, a copy of which is attached as Annex A to the proxy statement/prospectus; (ii) to consider and vote on the Merger Compensation Proposal; and (iii) to approve the SDPI Adjournment Proposal, if necessary or appropriate, to solicit additional votes from stockholders if there are not sufficient votes to adopt the Merger Proposal.

Reasons for the Merger; Recommendation of the SDPI Special Committee and the SDPI Board; Fairness (see page 35)

The SDPI Board established the SDPI Special Committee to, among other things, (a) review and oversee the Merger and to consider other alternatives to the Merger that would be in the best interests of SDPI and the SDPI Stockholders (an “Alternative Transaction”), (b) review, evaluate, investigate and negotiate the terms and conditions of the Merger or any Alternative Transaction to the extent the SDPI Special Committee determines such action is advisable, (c) determine whether the Merger or any Alternative Transaction is fair to, and in the best interests of, SDPI and the SDPI Stockholders, and (d) if the SDPI Special Committee deems it appropriate or advisable, recommend to the SDPI Board what action, if any, should be taken by SDPI with respect to the Merger or any Alternative Transaction.

After careful consideration, the SDPI Special Committee unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, are advisable and fair to, and in the best interests of, SDPI and the SDPI Unaffiliated Stockholders, (b) recommended that the SDPI Board adopt the Merger Agreement and approve the Transactions, including the Merger, and determine that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interest of, SDPI and the SDPI Unaffiliated Stockholders, and (c) recommended that the SDPI Board submit the

Merger Agreement to the SDPI Stockholders for their approval and recommend that the SDPI Stockholders approve the Merger Agreement, in each case, on the terms and subject to the conditions of the Merger Agreement.

The SDPI Board, acting upon the recommendation of the SDPI Special Committee, unanimously (a) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, SDPI and the SDPI Stockholders, including the SDPI Unaffiliated Stockholders, (b) adopted the Merger Agreement and approved the Transactions, including the Merger, and the execution, delivery and performance of the Merger Agreement, (c) resolved to recommend that the SDPI Stockholders approve the Merger Agreement and (d) directed that the SDPI Special Meeting be convened for the purpose of submitting the Merger Proposal, the Merger Compensation Proposal and the SDPI Adjournment Proposal to the SDPI Stockholders for their approval.

In addition, the SDPI Special Committee and the SDPI Board believe that the Merger is fair to SDPI’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.

In reaching their respective conclusions regarding the reasons for the Merger and the fairness to the SDPI Unaffiliated Stockholders, the SDPI Special Committee and SDPI Board considered the factors described under “Special Factors—Reasons for the Merger; Recommendation of the SDPI Special Committee and the SDPI Board; Fairness.”

The Supporting Shareholders expressly agreed with, and adopted, the SDPI Special Committee’s and SDPI Board’s reasons for the Merger and their position as to the fairness of the Merger to SDPI Unaffiliated Stockholders.

Opinion of Piper Sandler (see page 44)

On March 6, 2024, Piper Sandler & Co. (“Piper Sandler”), rendered its oral opinion, which was subsequently confirmed by delivery of Piper Sandler’s written opinion, dated March 6, 2024, to the SDPI Special Committee that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Piper Sandler in preparing its opinion, the Merger Consideration to be paid in the First Merger to the holders of shares of SDPI Common Stock, other than each of G. Troy Meier, Annette Meier, Tronco Energy Corporation, and each of their respective affiliates (the “Unaffiliated Holders”) (other than DTI and its affiliates, if any) pursuant to the Merger Agreement, was fair, from a financial point of view, to such holders (the “Piper Sandler Opinion”), as more fully described below under the section entitled “—Opinion of Piper Sandler” beginning on page 44.

The full text of the written Piper Sandler Opinion, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Piper Sandler in preparing the Piper Sandler Opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Piper Sandler provided advisory services and the Piper Sandler Opinion for the information and assistance of the SDPI Special Committee in connection with its consideration of the Merger and the Merger Agreement. The Piper Sandler Opinion is not intended to, and does not, constitute a recommendation as to how any SDPI Stockholder should (i) vote with respect to the Merger or any other matter or (ii) make any election with respect to the Merger Consideration being offered in the First Merger.

Purpose and Reasons for the Merger of the Schedule 13e-3 Filing Parties Other than SDPI and the Supporting Shareholders; Fairness (see page 41)

During the course of its respective evaluations of the Merger Agreement and the transactions contemplated by the Merger Agreement, each of the DTI Board, the SDPI Board, and the SDPI Special Committee held numerous meetings, consulting with their respective senior management, legal and financial advisors, and reviewed and assessed a significant amount of information. In reaching their respective decisions to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the DTI Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including (without limitation):

•

the financial condition and prospects of each of DTI and SDPI and the risks of continuing to operate each of DTI and SDPI on a standalone basis, including the going concern value of each of DTI and SDPI;

•

the fact that each of the DTI Board, the SDPI Board, and the SDPI Special Committee, with the assistance of each of their respective management teams and legal and financial advisors, undertook a comprehensive and thorough process of reviewing and analyzing potential strategic alternatives and strategic transaction partner candidates, and a review of other alternatives (including any offers made by any unaffiliated person during the past two years for a merger, sale or other transfer of all or any substantial part of the assets of either company or purchase of a controlling interest in either company’s securities, and each remaining a standalone company and other alternative strategic transactions);

•

the current financial market conditions and current and historical market prices, volatility, and trading information (including reports and opinions) with respect to each of the DTI Common Stock and SDPI Common Stock;

•	the liquidation and net book value of assets with respect to each of DTI and SDPI;

•	the potential for SDPI Stockholders to receive cash, shares of DTI Common Stock, or other marketable proceeds following the closing of the Merger pursuant to the Merger Agreement;

•

the respective rights of, and limitations on, DTI and SDPI under the Merger Agreement to consider and engage in discussions regarding unsolicited acquisition proposals under certain circumstances, and the limitations on the SDPI Board to changes its recommendation with respect to the Merger;

•	the potential termination fee if the Merger Agreement is terminated in certain circumstances;

•

the Voting and Support Agreement, pursuant to which the Supporting Shareholders have agreed, solely in their capacities as holders of SDPI Common Stock, to vote all of their shares of SDPI Common Stock in favor of the proposals submitted to them in connection with the Merger and against any alternative acquisition proposals; and

•

the expectation that the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code, and will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), with the result that SDPI Stockholders would not generally recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of SDPI Common Stock for DTI Common Stock pursuant to the Merger Agreement.

DTI did not participate in the deliberations of the SDPI Special Committee or the SDPI Board regarding, or receive advice from the SDPI Special Committee’s legal or financial advisors as to, the fairness of the Merger to the SDPI Unaffiliated Stockholders. DTI has not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the SDPI Unaffiliated Stockholders. Nonetheless, DTI believes that the Merger is procedurally and substantively fair to the SDPI Unaffiliated Stockholders. DTI is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The view of DTI as to the fairness of the Merger is not intended to be and should not be construed as a recommendation to any SDPI stockholder as to how to vote on the Merger Proposal.

Stock Ownership and Voting of SDPI Directors and Officers (see page 148)

The beneficial ownership of the officers and directors of SDPI is described under “Important Information Regarding SDPI – Security Ownership of Certain Beneficial Holders and Management of SDPI”.

Concurrently with the execution and delivery of the Merger Agreement, DTI entered into the Voting and Support Agreement with each of the Supporting Shareholders who in the aggregate beneficially own shares of SDPI Common Stock representing approximately 40% of the voting power of SDPI’s outstanding capital stock in the aggregate. Under the Voting and Support Agreement, the Supporting Shareholders agreed to, among other things, vote the Voting Shares in favor of the approval of the Merger Agreement and the transactions contemplated thereby, subject to the limitations set forth in the Voting and Support Agreement.

Interests of SDPI’s Directors and Executive Officers in the Merger (see page 57)

The interests of SDPI’s executive officers and directors in the Merger that are different from, or in addition to, those of SDPI Stockholders generally are described in the section entitled “Special Factors—Interests of SDPI’s Directors and Officers in the Merger.” The SDPI Special Committee and SDPI Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the SDPI Stockholders. Examples of such interests include, among others: (i) the right to receive payments in respect of Company Restricted Stock and Company Options, other than Assumed Company Options, which will, subject to the limitations described herein, be cashed-out based on the Merger Consideration; (ii) the receipt of cash severance payments; and (iii) entitlement to continued indemnification, expense advancement and insurance coverage under the Merger Agreement.

If the proposal to approve the adoption of the Merger Agreement is approved, the SDPI equity awards held by SDPI’s directors and executive officers will be treated in the same manner as all other outstanding SDPI equity awards.

Listing of DTI Common Stock (see page 213)

The DTI Common Stock is listed on Nasdaq under the symbol “DTI.” DTI expects to obtain approval to list on Nasdaq, if required, the shares of DTI Common Stock to be issued as Merger Consideration. Such approval is a condition to the Merger. Upon completion of the Merger, the SDPI Common Stock will be delisted from the NYSEA and deregistered under the Exchange Act.

Dissenters’ Rights (see page 235)

Under Utah law, by taking certain specific actions and/or refraining from taking other certain specific actions, holders of SDPI Common Stock may dissent from the First Merger and have the fair value of their shares paid to them in cash. This right to dissent is subject to a number of restrictions and technical requirements. Generally, in order to exercise your dissenters’ rights, you must:

•	be a shareholder of SDPI as of the date the Merger Agreement is approved by the SDPI Stockholders;

•	prior to the vote of the SDPI Stockholders on the Merger, deliver to SDPI written notice of your intent to demand payment for your shares at the address set forth below under “Dissenters’ Rights”;

•	not vote any of your shares in favor of the Merger Agreement;

•

demand payment in accordance with the terms of a dissenters’ notice, which is described in more detail below and will be sent to dissenting shareholders within 10 days after the First Merger is completed; and

•	deposit your certificates in accordance with the terms of the dissenters’ notice.

Merely voting against the Merger Agreement will not protect your dissenters’ rights, which requires strict compliance with all the steps provided under Utah law. Requirements under Utah law for exercising dissenters’ rights are described in further detail below under “Dissenters’ Rights.” Part 13 of the UBCA regarding dissenters’ rights is reproduced and attached as Annex C to this proxy statement/prospectus. You should read Sections 16-10a-1301 through 16-10a-1331 of the UBCA. If you are considering dissenting, we encourage you to consult your own legal advisor.

If you vote in favor of the approval and adoption of the Merger Agreement, or if you fail to take any one of the required steps, you will lose your dissenters’ rights with respect to your shares of SDPI Common Stock under the UBCA. This proxy statement constitutes SDPI’s notice to the SDPI Stockholders of the availability of dissenters’ rights in connection with the First Merger in compliance with the requirements of Section 16-10a-1320 of the UBCA.

Conditions to Consummation of the Merger (see page 117)

The obligation of DTI, the Merger Subs and SDPI to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in a joint writing duly executed by all of such parties:

•

No stop order shall have been issued by the SEC respecting the Form S-4 Registration Statement (of which this proxy statement/prospectus forms a part) and shall remain in effect with respect to such Form S-4 Registration Statement, and no proceedings for that purpose shall have been commenced or be threatened in writing by the SEC that has not been withdrawn;

•	the absence of any Legal Requirement (as defined in the Merger Agreement) or Order (as defined in the Merger Agreement) preventing, enjoining or making illegal the consummation of the Merger;

•	the Required Company Shareholder Vote (as defined in the Merger Agreement) being obtained; and

•

the shares of DTI Common Stock to be issued pursuant to the First Merger, including the shares of DTI Common Stock to be issued upon the exercise of converted Company Options (as defined in the Merger Agreement), shall have been approved for listing (subject to notice of issuance) on Nasdaq.

DTI

The obligation of DTI to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by DTI:

•	each of the representations and warranties of SDPI being true and correct to applicable standards and each of the covenants of SDPI having been performed or complied with in all material respects;

•	no Company Material Adverse Effect (as defined in the Merger Agreement) shall have occurred since the date of the Merger Agreement; and

•	DTI’s receipt of an officer’s certificate of SDPI certifying that such representations and warranties are true and correct and such covenants have been performed and complied with.

SDPI

The obligations of SDPI to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SDPI:

•	each of the representations and warranties of DTI being true and correct to applicable standards and each of the covenants of DTI having been performed or complied with in all material respects;

•	no DTI Material Adverse Effect (as defined in the Merger Agreement) shall have occurred since the date of the Merger Agreement; and

•	SDPI’s receipt of an officer’s certificate of DTI certifying that such representations and warranties are true and correct and such covenants have been performed and complied with.

No Solicitation of Negotiation of Acquisition Proposals (see page 111)

SDPI will not, and SDPI will cause each of the Company Subsidiaries (as defined in the Merger Agreement) not to, and will instruct its and their respective Representatives (as defined in the Merger Agreement) not to, except as expressly permitted by the Merger Agreement, directly or indirectly:

•

solicit, initiate, knowingly encourage, knowingly induce, knowingly assist or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person (other than DTI or its Affiliates or their respective Representatives) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal (as defined in the Merger Agreement) (provided, however, that SDPI and its Representatives may refer the Person making such proposal or offer to the provisions of Section 4.2 of the Merger Agreement and make inquiries of a Person making a Company Acquisition Proposal (and its Representatives) to solely clarify the terms of such Company Acquisition Proposal for the purpose of the Company Board informing itself about such Company Acquisition Proposal);

•

furnish any information regarding SDPI or any Company Subsidiary (other than to DTI and the DTI Subsidiaries), or afford access to SDPI’s or the Company Subsidiaries’ Representatives, books, records or property, in each case, in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than DTI or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal (provided, however, that SDPI and its Representatives may refer the Person making any such inquiry, proposal or offer to the provisions of Section 4.2 of the Merger Agreement and make inquiries of a Person making a Company Acquisition Proposal (and its Representatives) to solely clarify the terms of, such Company Acquisition Proposal for the purpose of the Company Board informing itself about such Company Acquisition Proposal);

•

approve, adopt, recommend, agree to or enter into, or publicly propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal; or

•	resolve or agree to do any of the foregoing.

No Change in Recommendation (see page 112)

Neither the SDPI Board nor any committee thereof, including the SDPI Special Committee, shall, except as otherwise expressly permitted by the Merger Agreement: (i) withhold, withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify), in a manner adverse to DTI or the Merger Subs, the SDPI Board Recommendation (as defined in the Merger Agreement) and the SDPI Special Committee Recommendation (as defined in the Merger Agreement), or fail to include the SDPI Board Recommendation and the SDPI Special Committee Recommendation in this proxy statement/prospectus (as defined in the Merger Agreement); (ii) approve, adopt, recommend or declare advisable (or publicly propose to do so) any SDPI Acquisition Proposal; (iii) fail to publicly announce, within ten Business Days (as defined in the Merger Agreement) after a tender offer or exchange offer relating to the equity securities of SDPI shall have been commenced by any third party other than DTI and its Affiliates (and in no event later than one Business Day prior to the date of the SDPI Special Meeting, as it may be postponed or adjourned pursuant to Section 4.4(a) of the Merger Agreement), a statement disclosing that the SDPI Special Committee and/or the SDPI Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the SDPI Special Committee or the SDPI Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the SDPI Special Committee or the SDPI Board, as applicable, recommends rejection of such tender or exchange offer); or (iv) if requested by DTI, fail to issue, within ten Business Days after a Company Acquisition Proposal is publicly announced (and in no event later than one Business Day prior to the date of the SDPI Special Meeting, as it may be postponed or adjourned pursuant to Section 4.4(a) of the Merger Agreement), a press release reaffirming the SDPI Board Recommendation and the SDPI Special Committee Recommendation, provided, however, that the SDPI must receive the request from DTI at least 48 hours prior to such reaffirmation being required; provided, further, that in no event shall SDPI, the SDPI Special Committee or the SDPI Board be obligated to publicly reaffirm the SDPI Board Recommendation or the SDPI Special Committee Recommendation on more than one occasion with respect to each such publicly announced SDPI Acquisition Proposal or on more than one occasion with respect to each publicly announced material modification thereof (any action described in clauses (i) through (iv) being referred to as a “SDPI Change in Recommendation”); (v) cause or permit the SDPI to enter into any Contract (as defined in the Merger Agreement), letter of intent, memorandum of understanding, agreement in principle or other arrangement or understanding (other than an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) entered into in compliance with Section 4.2(a) of the Merger Agreement) contemplating or relating to a SDPI Acquisition Transaction (as defined in the Merger Agreement); (vi) take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any SDPI Acquisition Proposal or counterparty thereto; or (vii) publicly propose to do any of the foregoing.

Termination of the Merger Agreement (see page 120)

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned.

•	by mutual written consent of DTI and SDPI;

•

by DTI or SDPI if the Merger shall not have been consummated by the End Date; provided, that a party shall not be permitted to terminate if the material breach by such party (or any Affiliate (as defined in the Merger Agreement) of such party) of any of such party’s obligation under the Merger Agreement shall have materially contributed to the failure of the First Effective Time (as defined in the Merger Agreement) to have occurred on or before the End Date;

•

by DTI or SDPI at any time prior to the First Effective Time if a Relevant Legal Restraint (as defined in the Merger Agreement) permanently preventing, enjoining or making illegal the consummation of the Merger shall have become final and non-appealable; provided, that the party hereto seeking to terminate the Merger Agreement shall have used reasonable best efforts to prevent the entry of and to remove such Relevant Legal Restraint;

•

by DTI at any time prior to obtaining the Required Company Shareholder Vote if (i) the SDPI Special Committee shall have made a SDPI Change in Recommendation or (ii) SDPI shall have committed a material Willful Breach (as defined in the Merger Agreement) of certain covenants, as specified in the Merger Agreement;

•

by SDPI, (1) if certain conditions set forth in Article V of the Merger Agreement have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing (as defined in the Merger Agreement)) and (2) SDPI has irrevocably committed in a written notice delivered to DTI that SDPI is ready, willing and able to consummate the transactions contemplated by the Merger Agreement;

•

by SDPI, at any time prior to obtaining the SDPI Stockholder Approval, in the event that (i) the SDPI Special Committee has authorized the Company to enter into a definitive agreement relating to a SDPI Superior Proposal; and (ii) substantially concurrently with the termination of the Merger Agreement, SDPI enters into the definitive agreement relating to a SDPI Superior Proposal and pays DTI the Termination Fee (as defined in the Merger Agreement);

•

by either DTI or SDPI if: (i) the SDPI Special Meeting (including any adjournments and postponements thereof) shall have been held and completed, and (ii) the SDPI Stockholder Approval shall not have been obtained, in each case after a vote on such approval was taken;

•

by DTI if: (i) any of SDPI’s representations and warranties contained in the Merger Agreement are inaccurate, such that the condition to closing regarding the accuracy of SDPI’s representations and warranties would not be satisfied; or (ii) any of SDPI’s covenants contained in this Agreement have been breached in a material respect; provided, that if any inaccuracy in any of SDPI’s representations and warranties or a breach of a covenant is curable by the SDPI by the End Date and SDPI is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then DTI may not terminate the Merger Agreement on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date that SDPI receives written notice of such inaccuracy or breach from DTI; or

•

by SDPI if: (i) any of DTI’s or Merger Subs’ representations and warranties contained in the Merger Agreement shall be inaccurate such that certain conditions set forth in Article V of the Merger Agreement would not be satisfied; or (ii) any of DTI’s covenants contained in the Merger Agreement shall have been breached such that certain conditions set forth in Article V of the Merger Agreement would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of DTI’s or Merger Subs’ representations and warranties or a breach of a covenant of DTI is curable by DTI by the End Date and DTI is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then SDPI may not terminate the Merger Agreement on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that DTI receives written notice of such inaccuracy or breach from SDPI; provided, further, that SDPI shall not have the right to terminate the Merger Agreement if SDPI is then in breach of any of its representations, warranties or agreements contained in the Merger Agreement, which breach would give rise to the failure of a condition set forth in Article V of the Merger Agreement.

Termination Fees and Expenses (see page 121)

Under certain circumstances, the termination of the Merger Agreement will result in the payment by SDPI of a termination fee (the “Termination Fee”) in the aggregate amount of $987,715.77. DTI’s receipt of the Termination Fee to the extent owed pursuant to the Merger Agreement, its right to specific performance and its right to seek damages for fraud or any material Willful Breach (as defined in the Merger Agreement) will be the sole and exclusive remedies of DTI and the Merger Subs and each of their respective Affiliates against SDPI and the Company Related Parties (as defined in the Merger Agreement) in respect of the Merger Agreement.

Whether or not the Merger is consummated, each party to the Merger Agreement will pay its own expenses incident to the preparation, entrance into and carrying out of the Merger Agreement.

Material United States Income Tax Consequences (see page 206)

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). The tax consequences of the Merger to U.S. holders of SDPI Common Stock, as applicable, are as follows:

•

a U.S. holder who receives a combination of DTI Common Stock and cash (other than cash received instead of a fractional share of DTI Common Stock) in exchange for shares of SDPI Common Stock, generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the DTI Common Stock and cash received by a U.S. holder pursuant to the Merger exceeds such U.S. holder’s tax basis in its shares of SDPI Common Stock, and (2) the amount of cash received by such U.S. holder pursuant to the mergers (excluding any cash received in lieu of a fractional share of DTI Common Stock);

•

a U.S. holder who receives solely new shares of DTI Common Stock in exchange for shares of SDPI Common Stock and does not otherwise own any SDPI Common Stock will generally not recognize any gain or loss upon the Merger;

•

with respect to U.S. holders of SDPI Common Stock who receives solely cash for shares of SDPI Common Stock and does not otherwise own any SDPI Common Stock will recognize gain or loss equal to the difference between the amount of cash received by a U.S. holder of the SDPI Common Stock and such U.S. holder’s tax basis in such U.S. holder’s shares of SDPI Common Stock. Gain or loss that U.S. holders of SDPI Common Stock recognize in connection with the Merger will generally constitute long-term capital gain or loss if such U.S. holders have held their SDPI Common Stock for more than one year as of the effective date of the First Merger.

If the Merger does not qualify as a Reorganization, a U.S. holder of SDPI Common Stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of SDPI Common Stock surrendered in the Merger in an amount equal to the difference between the fair market value, at the time of the Merger, of the DTI Common Stock received in the Merger (including any cash received in lieu of a fractional share) and such U.S. holder’s tax basis in the SDPI Common Stock surrendered in the Merger. If a U.S. holder acquired different blocks of shares of SDPI Common Stock at different times or different prices, gain or loss must be calculated separately for each block of SDPI Common Stock exchanged by such U.S. holder. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of SDPI Common Stock exceeds one year at the effective time. Under current law, long-term capital gain of non-corporate U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of DTI Common Stock received in the Merger would be equal to the fair market value thereof as of the effective time, and such U.S. holder’s holding period in such shares would begin on the day following the Merger.

The United States federal income tax consequences described above may not apply to all U.S. holders of DTI Common Stock and SDPI Common Stock. Your tax consequences will depend on your individual situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you. For a more complete discussion of the material U.S. federal income tax consequences of the mergers, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 206.

Accounting Treatment (see page 59)

The Merger will be accounted for as an acquisition of SDPI by DTI under the acquisition method of accounting in accordance with accounting principles generally accepted in the U.S. (“GAAP”). For additional information, see “Special Factors—Accounting Treatment of the Merger” beginning on page 59.

Comparison of Rights of Holders of DTI Common Stock and SDPI Common Stock (see page 214)

DTI is a Delaware corporation and SDPI is a Utah corporation. Ownership interests in SDPI are different from ownership interests in DTI. The rights of DTI Stockholders are governed by the DTI Charter, the DTI

Bylaws, and the DGCL. The rights of SDPI Stockholders are governed by the SDPI Charter, the SDPI Bylaws, and the UBCA.

Litigation Relating to the Merger (see page 60)

The Merger Agreement requires SDPI to provide DTI with prompt written notice of, and copies of all pleadings and material correspondence relating to, any legal proceedings against SDPI or any of its directors or officers by any holder of shares of SDPI Common Stock arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement requires SDPI to give DTI the opportunity to participate, at DTI’s sole cost and expense, in the defense, settlement, or compromise of any such legal proceeding (provided that SDPI shall, subject to SDPI’s consultation with DTI and good faith consideration of its views, control the defense, strategy and settlement thereof), and no such settlement or compromise shall be agreed to without the prior written consent of DTI (not to be unreasonably withheld, conditioned or delayed). DTI is required to provide SDPI with prompt written notice of, and copies of all pleadings and material correspondence relating to, any legal proceedings against DTI or any of its directors or officers by any holder of shares of DTI Common Stock arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

As of the date of this proxy statement/prospectus, neither SDPI nor DTI is aware of any such legal proceedings being instituted.

Summary of Risk Factors (see page 61)

You should consider carefully all the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the Merger and the related transactions, DTI’s business and DTI Common Stock are described under “Risk Factors” beginning on page 61.

Risks Related to the Merger

•

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect the trading prices of DTI Common Stock and SDPI Common Stock.

•	DTI and SDPI will each be subject to business uncertainties while the Merger is pending, which could adversely affect their respective businesses.

•	If the Merger is approved by the SDPI Stockholders, the date that SDPI Stockholders will receive the Merger Consideration is dependent on the completion date of the Merger, which is uncertain.

•	The Merger Agreement limits SDPI’s ability to pursue alternatives to the Merger, which may discourage other companies from making a favorable alternative transaction proposal.

•	DTI and SDPI may incur substantial transaction-related costs in connection with the Merger.

•	If the Merger Agreement is terminated, under certain circumstances, SDPI may be obligated to pay DTI a termination fee.

•	DTI and SDPI may in the future be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the closing of the Merger.

•	SDPI Stockholders are entitled to dissenters’ rights in connection with the Merger.

•

Certain executive officers and directors of DTI and SDPI have interests in the Merger that are different from, or in addition to, the interests they may have as a DTI stockholder and SDPI stockholder, respectively, which could have an influence on their decision to support or approve the Merger.

•

The opinion of Piper Sandler speaks only as of the date rendered, based upon the information available to Piper Sandler and the facts and circumstances as they existed and were subject to evaluation as of the date of such opinion, which is also the date on which the Merger Agreement was signed, and will not reflect changes in circumstances between the date of such opinion and the closing date of the Merger.

•	Financial projections by SDPI may not prove to be reflective of actual future results.

Risks Related to an Investment in DTI Common Stock

•	Shares of DTI Common Stock to be received by SDPI Stockholders as a result of the Merger have different rights from SDPI Common Stock.

•

The market value of the DTI Common Stock could decline if large amounts of such DTI Common Stock are sold following the Merger and the market value of DTI Common Stock could also decline as a result of issuances and sales of shares of DTI Common Stock other than in connection with the Merger.

•	DTI may not achieve the intended benefits of the Merger, and the Merger may disrupt its current plans or operations.

Tax Risks Related to the Merger and the Ownership of DTI Common Stock Received in the Merger

The Merger will be a taxable transaction and, accordingly, the resulting tax liability of a SDPI stockholder, if any, will depend on the SDPI stockholder’s particular situation. The tax liability of a SDPI stockholder as a result of the Merger could be more than expected.

Risks Related to DTI’s Business

•	DTI’s business depends on the continuing services of certain of its key managers and employees.

•

DTI is an emerging growth company and smaller reporting company and as such are subject to various risks unique only to emerging growth companies and smaller reporting companies, including but not limited to, no requirement to provide an assessment of the effectiveness of internal controls over financial reporting.

•

DTI may fail to fully execute, integrate, or realize the benefits expected from acquisitions, which may require significant management attention, disrupt its business and adversely affect the results of operations.

•

DTI rents tools used in the drilling of oil and gas wells. This equipment may subject DTI to liability, including claims for personal injury, property damage and environmental contamination, or reputational harm if it fails to perform to specifications.

•	DTI may not be able to manage our growth successfully.

Risks Related to DTI’s Legal and Regulatory Matters

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DTI’s operations require it to comply with various domestic and international regulations, violations of which could have a material adverse effect on the business, results of operations, financial condition and cash flows.

•

If DTI is unable to fully protect our intellectual property rights or trade secrets, it may suffer a loss in revenue or any competitive advantage or market share it hold, or it may incur costs in litigation defending intellectual property rights.

Risks Related to SDPI’s Business and Industry

•	A decline in expenditures by the oil and gas industry could impact SDPI’s revenue and income and result in an impairment of its assets.

•	SDPI’s related party transactions with the Meiers and their affiliated entities may cause conflicts of interests that may adversely affect the company.

•

SDPI depends on third-party suppliers for timely deliveries of raw materials, and the results of operations could be adversely affected if SDPI is unable to obtain adequate supplies in a timely manner.

Risks Related to the SDPI Common Stock

•	As a smaller reporting company, SDPI is subject to scaled disclosure requirements that may make it more challenging for investors to analyze its results of operations and financial prospects.

•	As long as SDPI is substantially controlled by the Meiers, the ability of its shareholders to influence the outcome of matters will be limited.

QUESTIONS AND ANSWERS

The following are brief answers to some questions that you may have regarding the proposed Merger and the SDPI Special Meeting. You should read and consider carefully the remainder of this proxy statement/prospectus, including the Risk Factors beginning on page 61 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 243.

Q: Why am I receiving these materials?

A: This proxy statement/prospectus serves as a proxy statement for the SDPI Special Meeting.

You are receiving this proxy statement/prospectus because SDPI and DTI have entered into the Merger Agreement, pursuant to which, on the terms and subject to the fulfillment or, to the extent permissible under applicable law, waiver of the conditions included in the Merger Agreement, (a) Merger Sub I will merge with and into SDPI, with SDPI surviving as a wholly owned subsidiary of DTI, and (b) upon the effective time of the First Merger, SDPI, as the surviving corporation of the First Merger, will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of DTI. The Merger Agreement governs the terms of the Merger and is attached to this proxy statement/prospectus as Annex A.

In order to complete the Merger, among other things, the SDPI Stockholders must approve the Merger Agreement and the Merger in accordance with Utah law.

This proxy statement/prospectus serves as both the proxy statement through which SDPI will solicit proxies to obtain the necessary stockholder and stockholder approvals for the Merger and the prospectus forming part of the Registration Statement on Form S-4 by which DTI will issue shares of DTI Common Stock as consideration in the Merger.

This proxy statement/prospectus, which you should carefully read in its entirety, contains important information about the SDPI Special Meeting, the Merger and other matters.

Q: Why are DTI and SDPI proposing the Merger?

A: DTI and SDPI believe that the Merger will benefit both the DTI Stockholders and the SDPI Unaffiliated Stockholders. See “Special Factors—Recommendations of the DTI Board and their Reasons for the Merger” and “Special Factors—Reasons for the Merger; Recommendation of the SDPI Special Committee and the SDPI Board; Fairness.”

Q: What will happen to SDPI as a result of the Merger?

A: If the Merger is successfully completed, SDPI will be merged with and into Merger Sub II, with Merger Sub II surviving as an indirect wholly owned subsidiary of DTI. Upon completion of the Merger, SDPI Common Stock will cease to be listed on the NYSEA and will subsequently be deregistered under the Exchange Act.

The Merger Agreement is attached to this proxy statement/prospectus as Annex A. For a more complete discussion of the proposed Merger, its effects and the other Transactions, please see “The Merger Agreement.”

Q: What percentage of outstanding shares of DTI Common Stock will SDPI Stockholders own after the successful consummation of the Merger?

A: If the Merger is successfully completed, based on the number of shares of DTI Common Stock outstanding as of May 9, 2024, and assuming the maximum number of shares of DTI Common Stock are issued as a result of the Merger, the shares of DTI Common Stock that the SDPI Stockholders receive in the Merger will collectively represent approximately 14% of the outstanding shares of DTI Common Stock following completion of the Merger.

Q: What will SDPI Stockholders receive in the Merger?

A: If the Merger is completed, each eligible share of SDPI Common Stock outstanding at the Effective Time will automatically be converted into and will thereafter represent the right to receive either or both of Stock Election Consideration or Cash Election Consideration. For more on the two options of Merger Consideration, please see “The Merger Agreement.”

Depending on the elections by SDPI Stockholders, DTI will issue a minimum of 4,112,752 shares of DTI Common Stock (the “Minimum Share Amount”) or a maximum of 4,845,240 shares of DTI Common Stock (the “Maximum Share Amount”). For example, if you elect to receive solely the Stock Election Consideration or the Cash Election Consideration, and all other SDPI Stockholders make the same election, the consideration you receive will vary to the maximum extent possible under the terms of the Merger Agreement compared to your original election.

In such instance, and assuming 30,391,244 shares of SDPI Common Stock are outstanding, if all of SDPI Stockholders elected the Stock Election Consideration, you would receive the Stock Election Consideration in exchange for 51% of your shares of SDPI Common Stock and the Cash Election Consideration in exchange for 49% of your shares of SDPI Common Stock. If all of SDPI Stockholders elect the Cash Election Consideration, you would receive the Stock Election Consideration in exchange for 43% of your shares of SDPI Common Stock and the Cash Election Consideration in exchange for 57% of your shares of SDPI Common Stock.

The following examples illustrate the proration provisions of the Merger Agreement in the case of an oversubscription of either the Stock Election Consideration or the Cash Election Consideration (both if you elect solely the oversubscribed form of Merger Consideration and if you elect a combination of the Stock Election Consideration and the Cash Election Consideration). Note that for illustrative purposes, the following examples round shares to the nearest whole number.

1.

If you own 100 shares of SDPI Common Stock and elect to receive solely the Cash Election Consideration, and holders of 80% of the outstanding shares of SDPI Common Stock elect to receive the Cash Election Consideration in respect of such shares, holders of 15% of the outstanding shares of SDPI Common Stock elect to receive the Stock Election Consideration in respect of such shares and holders of 5% of the outstanding shares of SDPI Common Stock do not make an election in respect of those shares, you will receive cash in exchange for 71 of your shares of SDPI Common Stock and DTI Common Stock in exchange for 29 of your shares of SDPI Common Stock.

2.

If you own 100 shares of SDPI Common Stock and elect to receive solely the Stock Election Consideration, and holders of 80% of the outstanding shares of SDPI Common Stock elect to receive the Stock Election Consideration in respect of such shares, holders of 15% of the outstanding shares of SDPI Common Stock elect to receive the Cash Election Consideration in respect of such shares and holders of 5% of the outstanding shares of SDPI Common Stock do not make an election in respect of those shares, you will receive DTI Common Stock in exchange for 64 shares of for your shares of SDPI Common Stock and cash in exchange for 36 of your shares of SDPI Common Stock.

3.

If you own 100 shares of SDPI Common Stock and elect to receive the Cash Election Consideration for 55 shares and the Stock Election Consideration for 45 shares, and holders of 80% of the outstanding shares of SDPI Common Stock elect to receive the Cash Election Consideration in respect of such shares, holders of 15% of the outstanding shares of SDPI Common Stock elect to receive the Stock Election Consideration in respect of such shares and holders of 5% of the outstanding shares of SDPI Common Stock do not make an election in respect of those shares, you will receive DTI Common Stock in exchange for 61 of your shares of SDPI Common Stock and cash in exchange for 39 of your shares of SDPI Common Stock.

4.

If you own 100 shares of SDPI Common Stock and elect to receive the Cash Election Consideration for 45 shares and the Stock Election Consideration for 55 shares, and holders of 80% of the outstanding shares of SDPI Common Stock elect to receive Stock Election Consideration in respect of such shares, holders of 15% of the outstanding shares of SDPI Common Stock elect to receive cash in respect of such shares and holders of 5% of the outstanding shares of SDPI Common Stock do not make an election in respect of such shares, you will receive cash in exchange for 35 of your shares of SDPI Common Stock and DPI Common Stock in exchange for 65 shares of your SDPI Common Stock.

The value of the Stock Election Consideration that SDPI Stockholders will receive in the Merger will depend on the market price of shares of DTI Common Stock at the Effective Time. The market price of shares of DTI Common Stock that SDPI Stockholders receive at the Effective Time could be greater than, less than or the same as the market price of shares of DTI Common Stock on the date of this proxy statement/prospectus or at the time of the SDPI Special Meeting. Accordingly, you should obtain current market quotations for DTI Common Stock and SDPI Common Stock before deciding how to vote with respect to the Merger Proposal. DTI Common Stock is traded on the Nasdaq Capital Market under the trading symbol “DTI.” SDPI Common Stock is traded on the NYSEA under the trading symbol “SDPI.”

Q: What will holders of SDPI equity awards receive in the Merger?

A: Effective as of the First Effective Time, each Assumed Company Option shall cease to represent a right to acquire shares of SDPI Common Stock and shall be assumed by DTI and converted automatically into an option to purchase DTI Common Stock on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to such Assumed Company Option immediately prior to the First Effective Time, except that: (i) the number of shares of DTI Common Stock subject to each Assumed Company Option shall be determined by multiplying: (A) the number of shares of SDPI Common Stock subject to such Assumed Company Option immediately prior to the First Effective Time; by (B) the Option Exchange Ratio, and rounding such product down to the nearest whole share; (ii) the per share exercise price of each Assumed Company Option shall be determined by dividing: (A) the per share exercise price of the Assumed Company Option immediately prior to the First Effective Time; by (B) the Option Exchange Ratio, and rounding such quotient up to the nearest whole cent, and (iii) the Assumed Company Option shall become fully vested immediately upon the First Effective Time.

Prior to the First Effective Time, SDPI shall take all corporate action necessary to provide that each Company Option shall accelerate in full, and all shares Company Restricted Stock shall become fully vested and the restrictions with respect thereto shall lapse (to the extent not otherwise previously vested in accordance with their terms) as of immediately prior to the First Effective Time.

Effective as of the First Effective Time, each Company Option that is not an Assumed Company Option and that is outstanding and unexercised immediately prior to the First Effective Time, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of SDPI Common Stock subject to the Company Option, and (y) the excess, if any, of (i) the Cash Election Consideration, over (ii) the per share exercise price of such Company Option, less any applicable taxes and withholding; provided, however, that each such Company Option that is not an Assumed Company Option that has an exercise price per share that is greater than or equal to the Cash Election Consideration shall be cancelled at the First Effective Time for no consideration.

Q: How will existing DTI Stockholders be affected by the Merger?

A: Upon completion of the Merger, each DTI Stockholder will hold the same number of shares of DTI Common Stock that such stockholder held immediately prior to completion of the Merger. As a result of the Merger, DTI Stockholders will own shares in a larger company with higher earnings attributable to DTI Stockholders.

However, because DTI will, if the Stock Election Consideration is chosen, be issuing additional shares of DTI Common Stock to SDPI Stockholders in exchange for their SDPI Common Stock in connection with the Merger, each outstanding share of DTI Common Stock issued and outstanding immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of DTI Common Stock issued and outstanding after the Merger.

Q: Should SDPI Stockholders deliver their shares of SDPI Common Stock now?

A: No. After the Merger is completed, any shares of SDPI Common Stock you hold as of the Effective Time in book entry form will be converted into the right to receive the form of Merger Consideration which you elect, subject to the proration provisions of the Merger Agreement. If you hold your SDPI Common Stock in book entry form, you will not be required to deliver certificates to receive the Merger Consideration. If you instead hold your SDPI Common Stock in certificated form, then, after receiving the proper documentation from you following the Effective Time, and to the extent of your Stock Election Consideration, subject to the proration provisions of the Merger Agreement, the Exchange Agent will deliver to you the shares of DTI Common Stock in book entry form. If you own SDPI Common Stock in street name, the shares of DTI Common Stock you will receive in connection with the Merger should be credited to your account in accordance with the policies and procedures of your bank, broker, or other nominee within a few days following the closing date of the Merger.

Q: Where will my shares trade after the Merger?

A: DTI Common Stock will continue to trade on the Nasdaq Capital Market under the trading symbol “DTI.” SDPI Common Stock will no longer be publicly traded after the completion of the Merger and will be deregistered under the Exchange Act.

Q: Will the shares of DTI Common Stock acquired in the Merger be entitled to receive dividends?

A: After the closing of the Merger, all shares of DTI Common Stock issued in exchange for SDPI Common Stock will entitle the holder to the same dividends (if any) that all other holders of DTI Common Stock will receive with respect to any dividend record date that occurs after the Effective Time. See “Comparison of the Rights of the DTI Stockholders and the SDPI Stockholders.”

Q: When and where will the SDPI Special Meeting be held?

A: The SDPI Special Meeting will be held virtually on July 29, 2024, at 9:00 a.m., Mountain Time, via live audio webcast, or other such date, time and place to which such meeting may be adjourned or postponed from time to time, to consider and vote upon the Merger Proposal, the Merger Compensation Proposal and the SDPI Adjournment Proposal. In order to attend the virtual meeting, you must register at http://www.viewproxy.com/SDPI/2024SM by 11:59 p.m. Eastern Time on July 28, 2024. On the day of the SDPI Special Meeting, if you have properly registered, you may enter the SDPI Special Meeting by clicking on the link provided and using the password you received via email in your registration confirmations.

Q: Why did SDPI choose to hold a virtual special meeting?

A: The SDPI Board decided to hold the SDPI Special Meeting completely virtually and conducted via live audio webcast to enable SDPI Stockholders to participate from any location around the world that is convenient to them. The SDPI Board and SDPI management have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, SDPI Stockholders will bear any costs associated with their Internet access, such as usage charges from Internet access providers and telephone companies. A virtual special meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving SDPI and the SDPI Stockholders time and money, especially as physical attendance at meetings has dwindled. SDPI also believes that the online tools SDPI has selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with SDPI in advance of, and during, the SDPI Special Meeting so they can ask questions of the SDPI Board or SDPI management

Q: Who is entitled to vote at the SDPI Special Meeting?

A: The record date for the SDPI Special Meeting is June 24, 2024 (the “SDPI record date”). Only the SDPI Stockholders of record as of the close of business on the SDPI record date are entitled to notice of, and to vote at, the SDPI Special Meeting.

Q: What if I sell my SDPI Common Stock after the SDPI record date but before the SDPI Special Meeting?

A: The SDPI record date for the SDPI Special Meeting is earlier than the date of the SDPI Special Meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your SDPI Common Stock after the SDPI record date but before the date of the SDPI Special Meeting, you will retain your right to vote at the SDPI Special Meeting. However, you will not have the right to receive the Merger Consideration to be received by the SDPI Stockholders in the Merger. In order to receive the Merger Consideration, you must hold your SDPI Common Stock as of the Effective Time.

Q: What constitutes a quorum at the Special Meetings?

A: The holders of a majority of the outstanding SDPI Common Stock entitled to vote at the SDPI Special Meeting represented in person or by proxy at the SDPI Special Meeting will constitute a quorum and will permit SDPI to conduct the proposed business at the SDPI Special Meeting. Virtual attendance at the SDPI Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum. Proxies received but marked as abstentions will be counted as shares of SDPI Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will not be considered present or represented at the SDPI Special Meeting for purposes of determining the presence of a quorum.

Q: What is the vote required to approve each proposal at the SDPI Special Meeting?

A: Approval of the Merger Proposal requires the affirmative vote of the SDPI Stockholders representing at least a majority of the outstanding SDPI Common Stock. In the absence of a quorum, approval of the SDPI Adjournment Proposal requires the affirmative vote of the SDPI Stockholders representing a majority of the outstanding SDPI Common Stock entitled to vote and represented in person or by proxy at the SDPI Special Meeting. Approval of the Merger Compensation Proposal and the SDPI Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding SDPI Common Stock entitled to vote and represented in person or by proxy at the SDPI Special Meeting. An abstention or a failure to vote will have no effect on the vote for the Merger Compensation Proposal and the SDPI Adjournment Proposal.

The Supporting Shareholders beneficially owned, in the aggregate, approximately 40% of the outstanding SDPI Common Stock as the SDPI record date. Pursuant to the terms of the Voting and Support Agreement, the Supporting Shareholders have agreed to vote their shares in favor of the Merger Proposal, and the SDPI Adjournment Proposal.

All of the directors and executive officers of SDPI, other than the Supporting Shareholders beneficially owned, in the aggregate, approximately 8.2% of the outstanding SDPI Common Stock as of the SDPI record date.

Approval of the Merger Proposal is a condition to the obligations of DTI and SDPI to complete the Merger. The approval of the Merger Compensation Proposal and the SDPI Adjournment Proposal is not a condition to the obligations of DTI or SDPI to complete the Merger.

Q: How do I vote my SDPI Common Stock if I hold them in my own name?

A: After you have read this proxy statement/prospectus carefully, you may cause your SDPI Common Stock to be voted in one of the following ways:

•	by submitting your proxy by mail by completing, signing, dating and returning the enclosed proxy card (a proxy card and a postage-paid envelope are enclosed for your convenience);

•	by submitting your proxy electronically by visiting the Internet website listed on your proxy card;

•	by submitting your proxy telephonically by calling the toll-free (within the United States or Canada) phone number on the enclosed proxy card; or

•	by virtually attending the SDPI Special Meeting and voting at the SDPI Special Meeting using the instructions provided.

The deadline for submitting your proxy by mail, telephone or electronically through the Internet website listed on your proxy card is 10:59 p.m., Mountain Time, on the date prior to the SDPI Special Meeting.

If you virtually attend the SDPI Special Meeting and want to vote during the virtual meeting, you will be able to do so using the instructions that accompanied your proxy materials.

Q: May I attend the SDPI Special Meeting and vote at the SDPI Special Meeting?

A: If you are a SDPI Stockholder of record as of the close of business on the SDPI record date, an authorized representative of such holder or an invited guest of SDPI, you may virtually attend the SDPI Special Meeting via a live audio webcast. In order to attend the virtual meeting, you must register at http://www.viewproxy.com/SDPI/2024SM by 11:59 p.m. Eastern Time on July 28, 2024. On the day of the Special Meeting, if you have properly registered, you may enter the Special Meeting by clicking on the link provided and using the password you received via email in your registration confirmations. You will be able to participate in the SDPI Special Meeting live and vote online. The SDPI Special Meeting will begin at 9:00 a.m., Mountain Time. Online access and check-in will begin at 8:30 a.m., Mountain Time. Technical support will be available on the virtual meeting platform beginning at 8:30 a.m., Mountain Time on July 29, 2024 through the conclusion of the SDPI Special Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please dial the technical assistance numbers shown on the virtual meeting platform.

As the SDPI Special Meeting is virtual, there will be no physical meeting location and SDPI Stockholders will not be able to attend the SDPI Special Meeting in-person.

Even if you plan to virtually attend the SDPI Special Meeting, to ensure that your SDPI Common Stock will be represented at the SDPI Special Meeting, you are encouraged to promptly sign, date and return the enclosed proxy card (a proxy card and a postage-paid envelope are enclosed for your convenience) or grant your proxy electronically over the Internet or by telephone (using the instructions found on the proxy card). If you virtually attend the SDPI Special Meeting and vote at the SDPI Special Meeting, your vote will revoke any proxy previously submitted.

If your SDPI Common Stock is held in “street name,” see the answer below for pertinent information regarding how to ensure your SDPI Common Stock is voted.

Q: If my shares of SDPI Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote them for me?

A: Under the rules of the NYSE, your bank, broker or other nominee will only be permitted to vote your shares of SDPI Common Stock on “non-routine” matters if you instruct your bank, broker or other nominee how to vote. All of the proposals scheduled for consideration at the SDPI Special Meeting are “non-routine” matters. As a result, if you fail to provide voting instructions to your broker, bank or other nominee, your shares will not be counted as present or represented at the SDPI Special Meeting for purposes of determining a quorum and will not be voted on any of the proposals. To make sure that your shares are voted on each of the proposals, you should instruct your bank, broker or other nominee how you wish to vote your shares in accordance with the procedures provided by your bank, broker or other nominee regarding the voting of your shares.

Failure of a SDPI Stockholder to instruct its, his or her bank, broker or other nominee how such stockholder wishes to vote its, his or her stock will be the same as a vote “AGAINST” the Merger Proposal. Failure of a SDPI Stockholder to instruct its, his or her bank, broker or other nominee how such stockholder wishes to vote its, his or her stock will have no effect on the outcome of the Merger Compensation Proposal and the SDPI Adjournment Proposal.

You may also vote at the SDPI Special Meeting if you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your SDPI Common Stock at the SDPI Special Meeting. On the day of the SDPI Special Meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

Q: When do you expect the Merger to be completed?

A: We currently expect the Merger to close in the third quarter of 2024. A number of conditions must be satisfied before DTI and SDPI can complete the Merger, including, among others, SDPI Stockholder Approval of the Merger Agreement. Although DTI and SDPI cannot be sure when all of the conditions to the Merger will be satisfied, DTI and SDPI expect to complete the Merger as soon as practicable following the SDPI Special Meeting (assuming the Merger Proposal is approved by the SDPI Stockholders), subject to, among other things, the registration statement of which this proxy statement/prospectus forms a part having become effective under the Securities Act. See “The Merger Agreement—Conditions to the Merger.” The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect DTI’s and SDPI’s future business and financial results and the trading prices of the DTI Common Stock and SDPI Common Stock. See “Risk Factors—Risks Related to the Merger.”

Q: What happens if the Merger is not consummated?

A: If the Merger is not completed for any reason, the SDPI Stockholders will not receive the Merger Consideration for any SDPI Common Stock that they hold. In such case, the SDPI Common Stock will remain outstanding, the SDPI Common Stock will continue to be listed and traded on the NYSEA, and SDPI will remain a publicly traded corporation.

Q: How does the SDPI Board recommend that the SDPI Stockholders vote?

A: On March 6, 2024, the SDPI Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of SDPI, including the SDPI Unaffiliated Stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the SDPI Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the SDPI Board resolve to (a) direct that the Merger Agreement be submitted to a vote of the SDPI Stockholders for approval and (b) recommend approval of the Merger Agreement by the SDPI Stockholders at the SDPI Special Meeting.

Following the SDPI Special Committee meeting, the SDPI Board held a special meeting and, acting upon the recommendation of the SDPI Special Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of SDPI, including the SDPI Unaffiliated

Stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to (a) direct that the Merger Agreement be submitted to a vote of the SDPI Stockholders for approval and (b) recommend the approval of the Merger Agreement by the SDPI Stockholders at the SDPI Special Meeting.

The SDPI Special Committee and the SDPI Board recommend that the SDPI Stockholders vote “FOR” the Merger Proposal and the Merger Compensation Proposal. The SDPI Board recommends that the SDPI Stockholders vote “FOR” the SDPI Adjournment Proposal.

For more information regarding the approval of the SDPI Special Committee and the SDPI Board, see “Special Factors—Reasons for the Merger; Recommendation of the SDPI Special Committee and the SDPI Board; Fairness.”

The SDPI Stockholders should be aware that certain of the directors, executive officers and other affiliates of SDPI, including the Supporting Shareholders, and certain members of the SDPI Special Committee may have interests in the Merger that are different from, or in addition to, the interests they may have as a SDPI Stockholder. See “Special Factors—Interests of SDPI Directors and Officers in the Merger.”

Q: What are the expected U.S. federal income tax consequences to an SDPI Stockholder as a result of the Merger?

A: The First Merger and Second Merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the tax consequences of the Merger to U.S. holders of SDPI Common Stock, as applicable, are as follows:

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a U.S. holder who receives a combination of DTI Common Stock and cash (other than cash received instead of a fractional share of DTI Common Stock) in exchange for shares of SDPI Common Stock, generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the DTI Common Stock and cash received by a U.S. holder pursuant to the Merger exceeds such U.S. holder’s tax basis in its shares of SDPI Common Stock, and (2) the amount of cash received by such U.S. holder pursuant to the mergers (excluding any cash received in lieu of a fractional share of DTI Common Stock);

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a U.S. holder who receives solely new shares of DTI Common Stock in exchange for shares of SDPI Common Stock and does not otherwise own any SDPI Common Stock will generally not recognize any gain or loss upon the Merger;

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with respect to U.S. holders of SDPI Common Stock who receives solely cash for shares of SDPI Common Stock and does not otherwise own any SDPI Common Stock will recognize gain or loss equal to the difference between the amount of cash received by a U.S. holder of the SDPI Common Stock and such U.S. holder’s tax basis in such U.S. holder’s shares of SDPI Common Stock. Gain or loss that U.S. holders of SDPI Common Stock recognize in connection with the Merger will generally constitute long-term capital gain or loss if such U.S. holders have held their SDPI Common Stock for more than one year as of the effective date of the First Merger.

Q: What are the expected U.S. federal income tax consequences for an SDPI Stockholder of the ownership of DTI Common Stock after the Merger is completed?

A: For a U.S. holder who receives shares of DTI Common Stock and cash, the aggregate tax basis in the shares of DTI Common Stock that such U.S. holder receives pursuant to the Merger, including any fractional share interests deemed received and redeemed as described below, will equal the U.S. holder’s aggregate adjusted tax basis in the SDPI Common Stock surrendered, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by the U.S. holder (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange.

For a U.S. holder who receives solely new shares of DTI Common Stock in exchange for shares of SDPI Common Stock, the aggregate tax basis of the new DTI Common Stock received pursuant to the Merger will be equal to the U.S. holder’s aggregate tax basis in the SDPI Common Stock for which it is exchanged. The holding period of DTI Common Stock received pursuant to the Merger (including any fractional shares deemed received and redeemed as described below) will include the U.S. holder’s holding period of SDPI Common Stock for which it is exchanged.

Q: Are the SDPI Stockholders entitled to appraisal or dissenters’ rights?

A: Yes, under Utah law holders of SDPI Common Stock may dissent from the First Merger and have the fair value of their shares paid to them in cash. For more information regarding dissenters’ rights, see the section entitled “Dissenters’ Rights” on page 235. A copy of Part 13 of the UBCA is attached as Annex C to this proxy statement/prospectus.

Q: What if I do not indicate how to vote on my proxy or voting instruction card?

A: If you are an SDPI Stockholder and sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the SDPI Common Stock represented by your proxy will be voted as recommended by the SDPI Board with respect to that proposal. This means they will be voted: (1) “FOR” the Merger Proposal, (2) “FOR” the Merger Compensation Proposal, and (3) “FOR” the SDPI Adjournment Proposal.

An abstention occurs when an SDPI Stockholder returns a proxy with an “abstain” instruction.

•	Merger Proposal: Assuming a quorum is present, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal.

•	Merger Compensation Proposal: An abstention or failure to vote will have no effect on the vote on the Merger Compensation Proposal.

•	SDPI Adjournment Proposal: An abstention or failure to vote will have no effect on the vote on the SDPI Adjournment Proposal.

Q: Can I change my voting instructions of SDPI Common Stock after I have submitted my proxy?

A: Yes. If you own your SDPI Common Stock in your own name, you may revoke your proxy at any time before it is voted at the SDPI Special Meeting by:

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submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; provided such new proxy is received no later than 10:59 p.m., Mountain Time, on the date prior to the SDPI Special Meeting;

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delivering written notice of revocation to the Secretary of SDPI at the address listed below; provided such written notice of revocation is received no later than 10:59 p.m., Mountain Time, on the date prior to the SDPI Special Meeting;

•	virtually attending the SDPI Special Meeting and voting at the SDPI Special Meeting using the instructions on your proxy card; or

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properly completing and executing a later dated proxy and delivering it to the Secretary of SDPI at the address listed below; provided such later dated proxy is received no later than 10:59 p.m., Mountain Time, on the date prior to the SDPI Special Meeting:

Superior Drilling Products, Inc.

1583 S 1700 E

Attention: Secretary

Vernal, UT 84078

Telephone: (214) 871-3555

Your presence without voting at the SDPI Special Meeting will not automatically revoke your proxy, and any revocation of a proxy will not in any way affect your right to attend the SDPI Special Meeting. If you hold your SDPI Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the SDPI Special Meeting if you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your SDPI Common Stock at the SDPI Special Meeting. However, on the day of the SDPI Special Meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

Q: Where can I find the voting results of the SDPI Special Meeting?

A: If available, SDPI may announce preliminary voting results at the conclusion of the SDPI Special Meeting. SDPI will publish final voting results of the SDPI Special Meeting in a Current Report on Form 8- K and an amendment to the Information Statement on Schedule 13e-3 to be filed with the SEC following the SDPI Special Meeting. All reports that SDPI file with the SEC are publicly available when filed. Please see the section titled “Where You Can Find More Information.”

Q: What should I do if I receive more than one set of voting materials for the SDPI Special Meeting?

A: You may receive more than one set of voting materials for the SDPI Special Meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold SDPI Common Stock. Additionally, if you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q: Whom do I call if I have further questions about voting, the SDPI Special Meeting or the Merger?

A: If you are an SDPI Stockholder and have questions about the SDPI Special Meeting or the Merger, or desire additional copies of this proxy statement/prospectus or additional proxy cards, you may contact:

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Toll Free: 877-587-1964

E-mail: SDPI@allianceadvisors.com

SPECIAL FACTORS

General

The proposed Merger is a “going-private” transaction under SEC rules and the Exchange Act. Accordingly, Rule 13e-3 and related rules under the Exchange Act require that DTI and SDPI make certain disclosures regarding the Merger. This “Special Factors” section contains various information that you should read carefully. For example, the section entitled “ —Effects of the Merger” explains the material steps for completing the Merger and results of the Merger, including Merger Sub II as the surviving entity (the “Surviving Entity”). The section entitled “ —Background of the Merger” explains, among other things, DTI’s purposes for the Merger and the general negotiation of the Merger Agreement. The sections entitled “ —Position of DTI, Merger Sub I and Merger Sub II as to the Fairness of the Merger,” “ —Recommendations of the DTI Board and the Reasons for the Merger” and “ —Reasons for the Merger; Recommendation of the SDPI Special Committee and the SDPI Board; Fairness,” respectively, explain why the SDPI Special Committee and the SDPI Board, and each of SDPI, on the one hand, and DTI, Merger Sub I and Merger Sub II, on the other hand, believe the Merger is in the best interests of the SDPI Unaffiliated Stockholders. The section entitled “ —Financial Advisor Discussion Materials Provided to DTI” summarizes the process and methodologies followed by Energy Capital Solutions, LLC in acting as DTI’s financial advisor in connection with evaluating the Merger. The section entitled “Opinion of Piper Sandler” summarizes the process and methodologies followed by Piper Sandler & Co. (“Piper Sandler”) in rendering its opinion to the SDPI Special Committee. You are encouraged to carefully read this “Special Factors” section and this entire proxy statement/prospectus, along with the documents incorporated herein by reference.

Background of the Merger

The SDPI Board frequently reviews, with management, SDPI’s business strategies, opportunities, performance and challenges as part of its consideration and evaluation of SDPI’s long-term prospects with the goal of enhancing value for SDPI Stockholders, and in light of developments in SDPI’s business, the industries in which it operates, the regulatory environment and the economy and financial markets generally. This review has included consideration of potential strategic alternatives, including potential strategic business combinations, other strategic partnerships and transactions, or remaining an independent company.

DTI has been a customer of SDPI since May 2016. Pursuant to this business relationship, DTI was and remains the largest individual customer of SDPI. As a result of these commercial relationships, members of SDPI’s management team have had regular contact with members of DTI’s management team.

On March 7 2023, the SDPI Board, with the assistance of management, reviewed the status and performance of SDPI’s strategic growth plan and, as part of such review, considered the possibility of potential strategic and financial alternatives that might be available to SDPI, including the exploration of a possible sale of SDPI. Following such review, the SDPI Board authorized management to commence a process to consider and evaluate strategic alternatives available to SDPI, including by potentially soliciting interest from third parties regarding a sale transaction. The SDPI Board also determined to engage a financial advisor to assist the SDPI Board in conducting such a strategic alternatives review for SDPI.

In March and April 2023, the SDPI Board and SDPI management interviewed and heard presentations from certain nationally-recognized investment banks regarding a potential strategic review process. On April 25, 2023, the SDPI Board determined to engage Piper Sandler as the financial advisor of the SDPI Board given its expertise with micro-cap companies, its expertise and contacts in the oilfield services industry, and its expertise in advising companies in connection with strategic alternative reviews and mergers and acquisitions transactions.

On May 9, 2023, the SDPI Board held a meeting at which members of SDPI management and representatives of Ewing & Jones, PLLC, SDPI’s outside counsel (“Ewing & Jones”), were present. During the meeting, the SDPI Board discussed the relative benefits of different alternatives and concluded that it would be in the best interests of the SDPI Stockholders to consider and evaluate strategic alternatives focused on maximizing stockholder value. The SDPI Board authorized management, with the assistance of SDPI’s financial and legal advisors, to commence a process to consider and evaluate all strategic alternatives that might be available to SDPI, and to potentially solicit interest from third parties regarding a sale transaction. The SDPI Board also concluded that it would be optimal to publicly disclose this decision so as to permit SDPI to conduct a full survey of the market.

On May 19, 2023, SDPI executed an engagement letter with Piper Sandler and retained Piper Sandler in connection with SDPI’s strategic alternatives review.

On May 22, 2023, SDPI announced that it was evaluating strategic alternatives, and that SDPI had retained Piper Sandler as its financial advisor. Thereafter, on an unsolicited basis, several potentially interested parties notified Piper Sandler of their respective potential interest in a transaction with SDPI. At the direction of the SDPI Board, representatives of Piper Sandler then had preliminary communications with each of the potentially interested parties.

Between May 22, 2023 and August 17, 2023, representatives of Piper Sandler, on behalf of SDPI, engaged in preliminary communications with six parties potentially interested in an acquisition of SDPI, and one party that proposed a sale of its business to SDPI. In connection with these preliminary communications, Piper Sandler, at the direction of the SDPI Board, informed each such potentially interested party that SDPI intended to conduct a formal sale process and did not intend to enter into substantive discussions with any individual party prior to conducting such process. None of such potentially interested parties provided Piper Sandler or SDPI an actionable proposal for the SDPI Board to consider. During such period, Piper Sandler and SDPI management prepared materials and presentations in anticipation of the commencement of a formal process to solicit bidders for a possible sale of SDPI. For the reasons set forth later in this Background of the Merger section, neither the SDPI Board nor the SDPI Special Committee authorized Piper Sandler to commence a formal sale process.

On August 7, 2023, representatives of Energy Capital Solutions, LLC, financial advisor to DTI (“ECS”), contacted representatives of Piper Sandler to indicate that DTI was interested in exploring a possible acquisition of SDPI.

On August 14, 2023, SDPI filed its Quarterly Report on Form 10-Q for the period ending June 30, 2023, which included management of SDPI’s downward adjustment to SDPI’s projected revenue and EBITDA for the following 12-month period.

On October 2, 2023, representatives of ECS, on behalf of DTI, delivered to representatives of Piper Sandler an indication of interest reflecting a proposal for DTI to acquire SDPI. Such proposal contemplated a purchase price of $1.00 per share of SDPI Common Stock which the SDPI Stockholders could elect to receive in the form of $1.00 in cash or 0.243 shares of DTI Common Stock, which was based on the 20-day volume weighted average price of DTI Common Stock and SDPI Common Stock as of September 29, 2023, and reflected an aggregate transaction value of $30.4 million. In addition, such proposal contemplated that (a) each of Troy Meier, Chairman of the SDPI Board and Chief Executive Officer of SDPI, and Annette Meier, director of the SDPI Board and Chief Operating Officer of SDPI, would be employed by DTI following the closing of such proposed transaction on compensation substantially similar to their levels of compensation prior to the closing, and (b) a promissory note (the “Tronco Note”) issued by Tronco Energy Corporation, an entity affiliated with Troy G. Meier and Annette Meier (“Tronco”) held by SDPI would be novated from SDPI to DTI on substantially the same terms as those existing prior to the closing (the arrangements contemplated by the foregoing clauses (a) and (b), the “Affiliated Stockholder Arrangements”). At the close of market on October 2, 2023, the price per share of SDPI Common Stock was $0.81 and the price per share of DTI Common Stock was $3.91.

On October 12, 2023, the SDPI Board held a meeting at which representatives of Piper Sandler, Ewing & Jones, PLLC, SDPI’s outside counsel (“Ewing & Jones”) and Porter Hedges LLP, counsel to SDPI (“PH”), were present. During the meeting, representatives of Piper Sandler reviewed and discussed its preliminary financial analysis of SDPI and provided a summary of the financial terms of DTI’s proposal and a preliminary analysis of such proposal, including a preliminary comparable company analysis, a preliminary comparable transaction analysis and a preliminary combined company analysis. After consideration and deliberation, the SDPI Board determined that DTI’s proposal was sufficiently attractive to warrant further discussion with DTI and instructed Piper Sandler to engage with DTI’s advisors and instructed SDPI management and its legal and financial advisors to commence a due diligence review of DTI.

Also at the October 12, 2023 meeting, representatives of Piper Sandler reviewed the outreach received by Piper Sandler and SDPI following the May 22, 2023 announcement on SDPI’s strategic alternatives review and indicated that only six parties had made a preliminary outreach regarding a potential acquisition of SDPI and one party had indicated a desire to sell its business to SDPI. The representatives of Piper Sandler indicated that none of the parties that made any such outreach had advanced beyond preliminary discussions. After discussion and deliberation, the SDPI Board determined that no further engagement was warranted with any of the parties that had made such preliminary outreaches and that, while the SDPI Board would continue to explore a potential transaction with DTI, the SDPI Board would continue to explore the strategic alternatives available to SDPI, including initiating a formal sale process.

On October 16, 2023, representatives of PH had a call with Snell & Wilmer, SDPI’s local counsel in Utah, to discuss fiduciary duty and transaction process questions raised by the SDPI Board.

On October 17, 2023, Mr. Meier, on his own behalf and on behalf of his wife, Mrs. Meier, delivered a letter to Jim Lines, Michael Ronca and Robert Iversen, the independent directors of the SDPI Board, indicating that, following a review of SDPI’s prospects and in consideration of the resources required to conduct a formal sale process and their reluctance to potentially provide competitors of SDPI confidential information in connection with a sale process, Mr. and Mrs. Meier desired SDPI to devote all of SDPI’s resources towards pursuing a potential transaction with DTI.

Later on October 17, 2023, Messrs. Lines, Ronca and Iversen met with representatives of PH and reviewed with them the SDPI Board’s fiduciary duties under applicable law. In particular, Messrs. Lines, Ronca and Iversen and the representatives of PH reviewed whether and when it might be advisable for the SDPI Board to form a special committee of independent and disinterested directors in connection with its exploration of a possible transaction with DTI. The group recognized that it may be advisable for the SDPI Board to take such action and form a special committee soon in light of the letter delivered by Mr. Meier earlier that day, Mr. and Mrs. Meier’s beneficial ownership of approximately 38% of the SDPI Common Stock and the potential conflicts of interest that might arise in connection with pursuing a transaction with DTI, including the Affiliated Stockholder Arrangements (collectively, the “Potential Conflicts of Interest”). The representatives of PH reviewed with Messrs. Lines, Ronca, and Iversen that the purpose of the special committee would be to protect the interests of SDPI’s unaffiliated shareholders against any Potential Conflicts of Interest.

On October 18, 2023, the SDPI Board executed a unanimous written consent of the SDPI Board which authorized and created the SDPI Special Committee consisting of three members of the SDPI Board, Messrs. Lines, Ronca and Iversen, each of whom were determined by the SDPI Board to be independent and disinterested with respect to a potential transaction with DTI. The SDPI Special Committee was empowered with the full authority to review, consider, evaluate, negotiate, accept, reject and recommend any potential transaction with DTI and any alternative transaction or strategic alternative available to SDPI and to retain its own legal and financial advisors in connection with such process.

Later on October 18, 2023, the SDPI Special Committee held a meeting. After discussion and deliberation, the SDPI Special Committee determined to engage Piper Sandler as the exclusive financial advisor of the SDPI Special Committee, and not of SDPI or the SDPI Board, subject to Piper Sandler’s confirmation of the absence of any material relationships or potential conflicts of interest that would affect its advice to the SDPI Special Committee.

On October 20, 2023, DTI and SDPI entered into a mutual non-disclosure agreement with respect to a potential transaction between DTI and SDPI.

Between October 29 and November 6, 2023, at the direction of the SDPI Special Committee, representatives of Piper Sandler engaged with representatives of ECS to perform financial due diligence on DTI and its business.

On November 7, 2023, the members of the SDPI Special Committee and SDPI’s management team, including Mr. and Mrs. Meiers, and representatives of Piper Sandler and Ewing & Jones held a meeting with DTI’s senior management team, Mr. Crofford, and representatives of ECS and HM Capital Partners, the financial sponsor that beneficially owns a majority of the DTI Common Stock. At such meeting, DTI’s management team and ECS provided the SDPI Special Committee a presentation on DTI’s business and financial forecasts, DTI’s views of the strategic rationale for and merits of the transaction, and DTI’s contemplated plans for integrating SDPI into DTI’s organizational structure and business strategy. In discussions with DTI’s management team, the members of the SDPI Special Committee and representatives of Piper Sandler stressed that DTI’s proposal did not deliver enough value to the SDPI Stockholders and that DTI would need to improve the commercial terms of its proposal before the SDPI Special Committee was prepared to approve a transaction with DTI. In the course of such discussions, the members of DTI’s senior management team orally confirmed that DTI was prepared to increase the exchange ratio in its proposal from 0.243 to 0.261 shares of DTI Common Stock per share of SDPI Common Stock, but the cash consideration would remain $1.00 per share. At the close of market on November 7, 2023, the price per share of SDPI Common Stock was $0.76 and the price per share of DTI Common Stock was $3.65.

On November 7, 2023, immediately following the meeting described above, representatives of Piper Sandler disclosed to management of SDPI that a separate Piper Sandler deal team represented a third party in a sale process in which DTI was, at the time, participating.

On November 9, 2023, SDPI filed a Current Report on Form 8-K announcing its financial results for the quarter ending September 30, 2023, and, during the earnings call on such date, management of SDPI reported that SDPI “had received and is actively evaluating unsolicited interest in the company from prospective strategic transaction counterparts.”

Between November 9 and November 17, 2023, each of ECS and Winston Strawn LLP, DTI’s counsel (“Winston”), sent due diligence requests to SDPI and Piper Sandler.

From November 15, 2023 until March 6, 2024, the SDPI Special Committee, representatives of Piper Sandler, and representatives of Ewing & Jones met on a bi-weekly basis to discuss transaction matters.

On December 6, 2023, the SDPI Special Committee held a meeting at which representatives of Piper Sandler and Ewing & Jones were present. The representatives of Piper Sandler provided an update on the status of preparation of a virtual data room containing information responsive to due diligence requests made by DTI’s representatives and indicated it would soon be made available to DTI and its representatives. The representatives of Piper Sandler also indicated that neither DTI nor ECS had yet delivered an updated and revised proposal. The SDPI Special Committee then discussed certain terms and arrangements it anticipated DTI would request, including employment agreements to retain the services of Mr. and Mrs. Meier following the closing of a potential transaction, and determined that the SDPI Special Committee would address those concerns at the appropriate time, but that it would make clear that the potential transaction would not be conditioned on the entry into or finalization of any employment agreements or other arrangements by DTI with Mr. and Mrs. Meier. Following such discussion, the SDPI Special Committee invited SDPI’s management team, including Mr. and Mrs. Meier, to review the financial materials to be disclosed to DTI in the data room and discuss the financial model and projections of SDPI.

On December 8, 2023, DTI and SDPI granted one another and their representatives access to their respective virtual data rooms, which contained due diligence information regarding each party and its business.

From December 13, 2023 until February 28, 2024, representatives of SDPI, DTI, Piper Sandler and ECS met on a weekly basis to discuss due diligence process matters.

On January 3, 2024, the SDPI Special Committee held a meeting at which representatives of Piper Sandler were present. At the meeting, the members of the SDPI Special Committee and Piper Sandler discussed the terms of a potential counterproposal to DTI’s revised oral proposal of November 7, 2023. They also discussed DTI’s strategic growth initiatives and how they influenced valuation of the consideration payable in a transaction with DTI. After discussion and deliberation, the SDPI Special Committee determined to make a counterproposal of a price per share to be determined by the SDPI Special Committee. The SDPI Special Committee instructed Piper Sandler to communicate to ECS that the SDPI Special Committee remained interested in a transaction with DTI and that it would soon deliver a counterproposal to DTI’s revised oral proposal of November 7, 2023.

On January 9, 2024, representatives of Piper Sandler held a meeting with representatives of ECS and conveyed that the SDPI Special Committee remained interested in a transaction with DTI and that it would soon deliver a counterproposal to DTI’s revised oral proposal of November 7, 2023.

On January 11, 2024, the SDPI Special Committee held a meeting at which representatives of Piper Sandler and Ewing & Jones were present. The SDPI Special Committee discussed with the representatives of Piper Sandler the financial terms of a potential counteroffer to DTI. After discussion and deliberation, the SDPI Special Committee determined to propose that DTI acquire SDPI for a price per share equal to $1.00 in cash or 0.332 shares of DTI Common Stock, at the election of each SDPI Stockholder (the “SDPI Counterproposal”), and instructed Piper Sandler to convey the SDPI Counterproposal to DTI. At the close of market on January 11, 2024, the price per share of SDPI Common Stock was $0.81 and the price per share of DTI Common Stock was $3.01.

Later, on January 11, 2024, the members of the SDPI Special Committee and SDPI’s management team and representatives of Piper Sandler and Ewing & Jones held a meeting with DTI’s senior management team and representatives of ECS and HM Capital Partners. At such meeting, DTI’s management team and ECS provided the SDPI Special Committee a presentation on DTI’s business and financial forecasts and financial model.

On January 15, 2024, the SDPI Special Committee held a meeting at which representatives of Piper Sandler were present. The SDPI Special Committee, after discussion and deliberation, determined that the terms of the revised oral proposal did not deliver enough value to the SDPI Stockholders and instructed Piper Sandler to continue to engage with DTI and its representatives to explore a potential transaction, but convey to them that the SDPI Special Committee would not approve a transaction on the basis of the revised oral proposal and that DTI would need to improve the economic terms of its proposal and deliver more value to the SDPI Stockholders before the SDPI Special Committee would be prepared to recommend the approval of a transaction with DTI to the SDPI Board.

On January 15, 2024, at the request and on behalf of the SDPI Special Committee, representatives of Piper Sandler delivered a letter to DTI, reflecting the SDPI Counterproposal. At the close of market on January 12, 2024 (which was the last trading day prior to January 16, 2024), the price per share of SDPI Common Stock was $0.81 and the price per share of DTI Common Stock was $2.97.

On January 31, 2024, representatives of ECS delivered to Piper Sandler, on behalf of DTI, a written revised proposal reflecting a purchase price per share equal to $1.00 in cash or 0.313 shares of DTI Common Stock, at the election of each SDPI Stockholder and subject to proration such that no more than 50% of the transaction consideration was in the form of DTI Common Stock. DTI’s revised proposal also conditioned the transaction on the finalization and execution of the Affiliated Stockholder Arrangements. At the close of market on January 31, 2024, the price per share of SDPI Common Stock was $0.71 and the price per share of DTI Common Stock was $2.99.

Later on January 31, 2024, the members of the SDPI Special Committee convened a call to discuss the updated proposal received from DTI earlier that day. In the course of their discussion, the members of the SDPI Special Committee determined that the revised terms proposed by DTI were sufficiently attractive to warrant consideration with Piper Sandler and determined to convene a meeting as soon as Piper Sandler was able to provide its preliminary financial analysis on the revised proposal. The members of the SDPI Special Committee also believed that the SDPI Special Committee would require its own independent counsel to negotiate the terms of a potential transaction with DTI and determined to retain Mayer Brown LLP (“Mayer Brown”) as its counsel.

On February 1, 2024, the SDPI Special Committee held a meeting at which representatives of Piper Sandler were present. The representatives of Piper Sandler provided a preliminary financial analysis of DTI’s revised proposal. After discussion and deliberation, the SDPI Special Committee determined that it would need additional time to consider the terms of the revised proposal before determining that it was prepared to proceed with a transaction with DTI on the basis of DTI’s revised proposal of January 31, 2024.

On February 5, 2024, the SDPI Special Committee and Piper Sandler executed an amendment to Piper Sandler’s engagement letter, effective as of January 1, 2024, which reflected that Piper Sandler was exclusively the SDPI Special Committee’s financial advisor, and not SDPI’s or the SDPI Board’s financial advisor.

On February 6, 2024, the SDPI Special Committee held a meeting at which representatives of Piper Sandler were present. The representatives of Piper Sandler provided a preliminary financial analysis of DTI’s revised proposal. After discussion and deliberation, the SDPI Special Committee determined DTI’s revised proposal was sufficiently attractive so that it was prepared to negotiate and finalize a merger agreement with respect to a transaction with DTI. The SDPI Special Committee instructed Piper Sandler to convey the SDPI Special Committee’s position to ECS.

Later on February 6, 2024, at the direction of the SDPI Special Committee, representatives of Piper Sandler contacted representatives of ECS and informed them that the SDPI Special Committee had determined DTI’s revised proposal of January 31, 2024 was acceptable and was prepared to begin to negotiate and finalize a merger agreement on the basis of such proposal.

On February 8, 2024, Piper Sandler delivered to the SDPI Special Committee and Mayer Brown a written disclosure statement, dated February 7, 2024, with respect to Piper Sandler’s pre-existing relationships with SDPI, DTI, and their respective affiliates, which was subsequently reconfirmed at the meeting of the SDPI Special Committee on March 4, 2024, at which Mayer Brown was also present. The disclosure statement noted, among other things, that, based on its customary conflicts-related clearance procedures, Piper Sandler had not earned any fees for investment banking services from any of SDPI, DTI, or their respective affiliates during the period January 1, 2021 through February 5, 2024.

On February 9, 2024, the SDPI Special Committee held a meeting at which representatives of Mayer Brown were present. The representatives of Mayer Brown reviewed with the SDPI Special Committee their fiduciary duties under Utah law, both generally and in the context of a potential transaction. In this discussion, the representatives of Mayer Brown reviewed considerations under Utah law specific to companies with a significant shareholder or directors that have possible conflicts of interest in connection with a potential transaction. In particular, the representatives of Mayer Brown reviewed whether and when it might be advisable for the SDPI Special Committee to subject the transaction with DTI to a “majority of the unaffiliated” shareholder vote. The representatives of Mayer Brown also asked the members of the SDPI Special Committee to reconfirm that they were independent and disinterested with respect to a potential transaction with DTI, and each of Messrs. Ronca, Lines and Iversen confirmed that they were.

On February 10, 2024, Winston delivered the initial draft Merger Agreement to Ewing & Jones for further distribution to the SDPI Special Committee.

On February 11, 2024, the SDPI Special Committee held a meeting at which representatives of Mayer Brown were present. At the meeting, the representatives of Mayer Brown provided a preliminary analysis of the material issues reflected in the draft Merger Agreement delivered by Winston the previous day, including that the draft reflected (a) a condition to closing that the Meiers and DTI execute mutually agreeable employment agreements and an amendment to the Tronco Note (the “Meier Arrangement Condition”), (b) a condition to closing that no more than 50% of the SDPI Stockholders elect to receive stock consideration (the “Election Threshold Condition”), (c) a customary non-solicitation and “window shop” provision applicable to SDPI, and (d) no provisions ensuring that the transaction would be deemed a tax-free reorganization under applicable tax laws and regulations. The representatives of Mayer Brown discussed the mechanics and terms of a possible “go-shop” provision. In addition, the representatives of Mayer Brown described applicable Utah law providing that a transaction approved by the board of directors of a Utah corporation in a potential conflict transaction was not subject to entire fairness review and would be reviewed under the business judgment standard if it is approved by the independent and disinterested members of the relevant board (or a special committee consisting of such directors) or the transaction is conditioned upon the approval of a “majority of the unaffiliated” shareholders of the company (the “Utah Cleansing Statute”).

On February 12, 2024, the SDPI Special Committee had a meeting at which representatives of Mayer Brown, Piper Sandler, and Dorsey & Whitney LLP, legal counsel to Piper Sandler (“Dorsey”), were present. At the meeting, the SDPI Special Committee discussed with the parties present the transaction process generally. After the Dorsey representatives departed, the SDPI Special Committee continued with the representatives of Mayer Brown and Piper Sandler to discuss the possibility of adding a “go-shop” provision to the Merger Agreement and whether to include a condition in the Merger Agreement that SDPI must obtain the approval of the Merger of a “majority of the unaffiliated” shareholders.

Later on February 12, 2024, representatives of Winston, Mayer Brown, Ewing & Jones, and ECS had a conference call to discuss the tax structure of the transaction and the intended tax treatment for the consideration to be received by the SDPI Stockholders and the terms to be included in the Merger Agreement to effect the intended tax treatment.

Also on February 13, 2024, Winston delivered a draft of the Voting and Support Agreement to Ewing & Jones. Ewing & Jones subsequently delivered the draft to Mr. and Mrs. Meier for their review with their personal attorney.

On February 14, 2024, the SDPI Special Committee held a meeting at which representatives of Mayer Brown were present. At the meeting, the representatives of Mayer Brown provided an analysis of the material issues reflected in the Merger Agreement. After deliberation and consultation with Mayer Brown, the SDPI Special Committee determined to, among other things, (a) reject the Meier Arrangement Condition entirely and indicate that the transaction would not be subject in any way to the finalization of any arrangements between the Meiers and DTI, (b) reject the Election Threshold Condition and replace it with a customary proration mechanic to preserve the parties’ intended tax treatment and economic agreement, and (c) propose a “go-shop” provision in lieu of a non-solicitation and “window shop” provision (collectively, the “SDPI Special Committee Positions”). Furthermore, the SDPI Special Committee determined that, in light of the Utah Cleansing Statute, it would not propose a “majority of the unaffiliated” shareholder approval condition. The SDPI Special Committee then instructed Mayer Brown to prepare a revised draft of the Merger Agreement reflecting the SDPI Special Committee Positions and authorized Mr. Ronca to convey such positions to Curt Crofford, a member of the DTI Board and Managing Director of Hicks Equity Partners, LLC.

On February 15, 2024, Mr. Ronca had a call with Mr. Crofford and conveyed to him the SDPI Special Committee Positions.

On February 16, 2024, Mayer Brown delivered a revised draft of the Merger Agreement reflecting the SDPI Special Committee Positions to Winston.

On February 18, 2024, Mr. Crofford had a call with Mr. Ronca to discuss the revised draft of the Merger Agreement delivered by Mayer Brown and conveyed that a “go shop” provision was unlikely to be acceptable to the DTI Board.

On February 23, 2024, Winston delivered a revised draft of the Merger Agreement to Mayer Brown.

On February 26, 2024, the SDPI Special Committee held a meeting at which representatives of Mayer Brown were present. At the meeting, the representatives of Mayer Brown provided an analysis of the material issues reflected in the revised Merger Agreement, including that DTI had (a) rejected the “go shop” provision, and (b) reinserted the Election Threshold Condition and deleted Mayer Brown’s proposed election proration language. After discussion and consultation with Mayer Brown, the SDPI Special Committee instructed Mayer Brown to obtain additional clarity from DTI’s advisors regarding DTI’s positions in the Merger Agreement, particularly with respect to the intended tax treatment of the consideration.

On February 27, 2024, representatives of Mayer Brown, Winston and ECS had a call to discuss and negotiate the terms of the Merger Agreement, including with respect to the Election Threshold Condition. In subsequent discussions on February 27, 2024, representatives of ECS communicated to representatives of Piper Sandler that DTI had rejected the SDPI Special Committee’s “go shop” construct and would likely cease further discussions regarding a potential transaction if the SDPI Special Committee determined to continue to pursue a “go shop” provision.

On February 28, 2024, representatives of Mayer Brown, Winston, ECS and Piper Sandler had a call to discuss the tax provisions of the Merger Agreement, including the intended tax treatment for the consideration.

Later on February 28, 2024, the SDPI Special Committee held a meeting at which representatives of Mayer Brown and Piper Sandler were present. At the meeting, the representatives of Mayer Brown and Piper Sandler provided an update on the discussions and negotiations regarding the terms of the Merger Agreement, including with respect to (a) the intended tax treatment of the merger consideration and (b) DTI’s position on the “go shop” covenant. After discussion and consultation with Mayer Brown, the SDPI Special Committee determined to accept DTI’s deletion of the “go shop” provision, particularly in light of DTI’s position that it would cease further discussions if the SDPI Special Committee determined to continue to pursue a “go shop” provision, and reject the reinsertion of the Election Threshold Condition and provided further guidance to Mayer Brown regarding the terms of the Merger Agreement. The SDPI Special Committee then instructed Mayer Brown to prepare a revised draft of the Merger Agreement reflecting such positions.

On February 29, 2024, Mayer Brown delivered a revised draft of the Merger Agreement to Winston. Between February 29, 2024 and March 6, 2024, Winston and Mayer Brown finalized the Merger Agreement.

On March 1, 2024, a representative of Dentons Durham Jones Pinegar P.C., counsel to Mr. and Mrs. Meier (“Dentons”), delivered revised drafts of the Voting and Support Agreement to Ewing & Jones. Later on March 1, 2024, Ewing & Jones delivered the draft of the Voting and Support Agreement to Winston and Mayer Brown.

Subsequently, on March 1, 2024, a representative of Mayer Brown delivered comments to the Voting and Support Agreement, which comments included a termination of the Voting and Support Agreement in the event the SDPI Special Committee or the SDPI Board made a change of recommendation with respect to the Merger, to Winston and Ewing & Jones, which Ewing & Jones delivered to Dentons on March 2, 2024.

On March 2, 2024, a representative of Piper Sandler called a representative of Mayer Brown to indicate that Piper Sandler had just discovered that a different, separate team within Piper Sandler had been exploring with DTI a possible engagement by DTI of Piper Sandler as its financial advisor in connection with a potential transaction different from the one between DTI and SDPI (the “Piper Sandler/DTI Contact”). The representative of Mayer Brown asked the representative of Piper Sandler to provide additional background information regarding the Piper Sandler/DTI Contact, which the representative of Piper Sandler said Piper Sandler would provide as soon as possible.

Also on March 2, 2024, Winston delivered a revised draft of the Voting and Support Agreement to Ewing & Jones and Mayer Brown, which Ewing & Jones delivered to Dentons on March 2, 2024.

On March 4, 2024, a representative of Dorsey delivered a draft of the fairness opinion letter to Mayer Brown. The opinion letter included a disclosure regarding the Piper Sandler/DTI Contact.

Later on March 4, 2024, a representative of Mayer Brown delivered a revised draft of the fairness opinion letter to Dorsey, which included comments regarding the disclosure of the Piper Sandler/DTI Contact.

Subsequently, on March 4, 2024, the SDPI Special Committee held a meeting at which representatives of Piper Sandler and Mayer Brown were present to, among other things, consider the proposed merger with DTI. The representatives of Piper Sandler were not present at the start of the meeting and joined at a later point in time. A representative of Mayer Brown reviewed with the members of the SDPI Special Committee their fiduciary duties under Utah law and the procedures around the SDPI Special Committee’s and the SDPI Board’s adoption of the Merger Agreement and approval of the transaction as a result of the SDPI Board establishing the SDPI Special Committee. The representatives of Mayer Brown then provided the SDPI Special Committee a summary of all information that Piper Sandler had provided regarding the Piper Sandler/DTI Contact and explained the disclosure made by Piper Sandler in its draft fairness opinion letter regarding such topic. The SDPI Special Committee discussed and deliberated the Piper Sandler/DTI Contact and instructed Mayer Brown to investigate the matter further, but that based on the knowledge available to the SDPI Special Committee at the time, the SDPI Special Committee believed that Piper Sandler did not have a conflict of interest or lack independence such that Piper Sandler would not be able to provide the SDPI Special Committee independent advice. The representatives of Piper Sandler subsequently joined the meeting. At the request of the SDPI Special Committee, representatives of Piper Sandler then reviewed with the SDPI Special Committee its preliminary financial analyses with respect to SDPI, DTI and the Merger. Mayer Brown provided the SDPI Special Committee both a written and an oral summary of certain key terms of the Merger Agreement and the Voting Agreement, noting any items in the Merger Agreement that remained to be resolved. A representative of Mayer Brown also described for the SDPI Special Committee the resolutions that the SDPI Special Committee would consider adopting at its next meeting.

On March 5, 2024, in response to questions posed by representatives of Mayer Brown, Dorsey confirmed to Mayer Brown that (a) Piper Sandler had not, as of March 5, 2024, been engaged by DTI in any respect, (b) the Piper Sandler/DTI Contact was done in the ordinary course of business consistent with Piper Sandler’s past practice, (c) none of the members of the Piper Sandler team representing the SDPI Special Committee participated in the Piper Sandler/DTI Contact, and (d) no confidential information with respect to any discussions between SDPI and DTI related to the process leading to the Merger had been shared or made available by the Piper Sandler team engaged in connection with the Merger and that Piper Sandler had, in the ordinary course of business, established technological internal information barriers among its teams, including with respect to the potential merger between DTI and SDPI.

On the morning of March 6, 2024, Wayne Prejean, Chief Executive Officer of DTI and member of the DTI Board, contacted Mr. Meier and indicated that, after taking into account all of SDPI’s costs and expenses incurred in connection with the Merger, the DTI Board was not prepared to proceed with the Merger on the terms previously settled on by the parties.

Promptly following such communication with Mr. Prejean, on the morning of March 6, 2024, Mr. Meier contacted the members of the SDPI Special Committee to summarize DTI’s position relayed to Mr. Meier that morning by Mr. Prejean, and the members of the SDPI Special Committee determined that Mr. Ronca would, on behalf of the SDPI Special Committee, discuss matters related to DTI’s position.

Subsequently in the morning on March 6, 2024, Mr. Crofford and Mr. Ronca had a call, during which Mr. Crofford communicated that the DTI Board would propose a reduction in the purchase price payable by DTI in the transaction.

In the early afternoon of March 6, 2024, the SDPI Special Committee held a meeting at which representatives of Mayer Brown were present. At the meeting, the SDPI Special Committee discussed the position relayed earlier that morning by Mr. Crofford and the possibility that DTI may propose a reduction in the purchase price payable by DTI in the transaction. After discussion and consultation with Mayer Brown, the SDPI Special Committee determined to reject any proposed reduction in the purchase price made by DTI and authorized Mr. Ronca to communicate the SDPI Special Committee’s position to DTI.

Later in the afternoon of March 6, 2024, Mr. Crofford called Mr. Ronca and indicated that DTI proposed to reduce the aggregate cash consideration payable in the Merger by $500,000, which would result in a reduction of the cash consideration from $1.00 to approximately $0.97 per share. Mr. Ronca confirmed to Mr. Crofford that the SDPI Special Committee rejected any change to the purchase price and would only proceed with the transaction on the basis of the economic terms proposed by DTI on January 31, 2024.

In the late afternoon of March 6, 2024, Mr. Crofford confirmed to Mr. Ronca that, after further discussion and consideration by the DTI Board, DTI would not pursue any reduction to the purchase price and was prepared to proceed with the transaction on the basis of the economic terms proposed by DTI on January 31, 2024.

In the evening of March 6, 2024, the SDPI Special Committee held a meeting at which representatives of Piper Sandler and Mayer Brown were present to, among other things, consider the proposed merger with DTI. The representatives of Piper Sandler were not present at the start of the meeting and joined at a later point in time. A representative of Mayer Brown summarized and discussed with the SDPI Special Committee all of the information that Dorsey had provided to Mayer Brown on March 5, 2024 regarding the Piper Sandler/DTI Contact and explained the disclosure made by Piper Sandler in its draft fairness opinion letter regarding such topic. The SDPI Special Committee discussed and deliberated the Piper Sandler/DTI Contact and determined that, based on the knowledge available to the SDPI Special Committee at the time, Piper Sandler did not have a conflict of interest or lack independence such that Piper Sandler would not be able to provide the SDPI Special Committee independent advice. The representatives of Piper Sandler subsequently joined the meeting. At the request of the SDPI Special Committee, representatives of Piper Sandler reviewed with the SDPI Special Committee their financial analyses with respect to SDPI, DTI and the Merger. Thereafter, at the request of the SDPI Special Committee, Piper Sandler rendered its oral opinion to the SDPI Special Committee (which was subsequently confirmed in writing by delivery to the SDPI Special Committee of Piper Sandler’s written opinion dated March 6, 2024) to the effect that, as of March 6, 2024, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Piper Sandler in preparing its opinion, the Merger Consideration to be paid in the First Merger to the Unaffiliated Holders (other than DTI and its affiliates, if any) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The SDPI Special Committee then unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, SDPI and the SDPI Unaffiliated Stockholders, (b) recommended that the SDPI Board adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interest of, SDPI and the SDPI Unaffiliated Stockholders, and (c) recommended that the SDPI Board submit the Merger Agreement to the SDPI Stockholders for their approval and recommend that the SDPI Stockholders approve the Merger Agreement, in each case, on the terms and subject to the conditions of the Merger Agreement.

Subsequently, in the evening of March 6, 2024, the SDPI Board held a meeting at which representatives of Piper Sandler, Mayer Brown and Ewing & Jones were present to, among other things, consider the proposed merger with DTI. At the request of the SDPI Special Committee and for the SDPI Board’s informational purposes only, representatives of Piper Sandler confirmed that they had rendered an oral opinion to the SDPI Special Committee to the effect that, as of March 6, 2024, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Piper Sandler in preparing its opinion, the Merger Consideration to be paid in the First Merger to the Unaffiliated Holders (other than DTI and its affiliates, if any) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The SDPI Special Committee then confirmed its recommendation that it recommended that the SDPI Board (a) adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interest of, SDPI and the SDPI Unaffiliated Stockholders, and (b) submit the Merger Agreement to the SDPI Stockholders for their approval and recommend that the SDPI Stockholders approve the Merger Agreement, in each case, on the terms and subject to the conditions of the Merger Agreement. The SDPI Board then, acting upon the recommendation of the SDPI Special Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, SDPI and the SDPI Stockholders, including the SDPI Unaffiliated Stockholders, (ii) adopted the Merger Agreement and approved the transactions contemplated thereby, including the Merger, and the execution, delivery and performance of the Merger Agreement, (iii) resolved to recommend that the SDPI Stockholders approve the Merger Agreement and (iv) directed that the SDPI Special Meeting be convened for the purpose of submitting the Merger Proposal, the Merger Compensation Proposal and the SDPI Adjournment Proposal to the SDPI Stockholders for their approval.

Later in the evening on March 6, 2024, SDPI, DTI, Merger Sub I and Merger Sub II executed the Merger Agreement, and DTI and the Supporting Stockholders executed the Voting and Support Agreement.

Early in the morning on March 7, 2024, SDPI and DTI issued a joint press release announcing their entry into the Merger Agreement prior to the open of trading on the NYSE American that morning.

Reasons for the Merger; Recommendation of the SDPI Special Committee and the SDPI Board; Fairness

The SDPI Board established the SDPI Special Committee to, among other things, (a) review and oversee the Merger and to consider other alternatives to the Merger that would be in the best interests of SDPI and the SDPI Stockholders (an “Alternative Transaction”), (b) review, evaluate, investigate and negotiate the terms and conditions of the Merger or any Alternative Transaction to the extent the SDPI Special Committee determines such action is advisable, (c) determine whether the Merger or any Alternative Transaction is fair to, and in the best interests of, SDPI and the SDPI Stockholders, and (d) if the SDPI Special Committee deems it appropriate or advisable, recommend to the SDPI Board what action, if any, should be taken by SDPI with respect to the Merger or any Alternative Transaction.

After careful consideration, the SDPI Special Committee unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, are advisable and fair to, and in the best interests of, SDPI and the SDPI Unaffiliated Stockholders, (b) recommended that the SDPI Board adopt the Merger Agreement and approve the Transactions, including the Merger, and determine that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interest of, SDPI and the SDPI Unaffiliated Stockholders, and (c) recommended that the SDPI Board submit the Merger Agreement to the SDPI Stockholders for their approval and recommend that the SDPI Stockholders approve the Merger Agreement, in each case, on the terms and subject to the conditions of the Merger Agreement. The SDPI Board, acting upon the recommendation of the SDPI Special Committee, unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, SDPI and the SDPI Stockholders, including the SDPI Unaffiliated Stockholders, (ii) adopted the Merger Agreement and approved the Transactions, including the Merger, and the execution, delivery and performance of the Merger Agreement, (iii) resolved to recommend that the SDPI Stockholders approve the Merger Agreement and (iv) directed that the SDPI Special Meeting be convened for the purpose of submitting the Merger Proposal, the Merger Compensation Proposal and the SDPI Adjournment Proposal to the SDPI Stockholders for their approval. Accordingly, based on its evaluation and having received the recommendation of the SDPI Special Committee, the SDPI Board unanimously recommends that the SDPI Stockholders vote “FOR” the Merger Proposal and “FOR” the Merger Compensation Proposal. The SDPI Board also recommends that the SDPI Stockholders vote “FOR” the SDPI Adjournment Proposal. In addition, the SDPI Special Committee and the SDPI Board believe that the Merger is fair to SDPI’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.

In evaluating the Merger, the SDPI Special Committee and the SDPI Board considered a range of factors that supported their decision to approve the Merger Agreement and the Merger, including those set forth below (which are not necessarily in order of relative importance):

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the uncertainty of SDPI’s future stock price if SDPI remained independent and their assessment of SDPI’s business, assets, current and projected financial performance and condition, earnings, prospects and outlook, including taking into account SDPI’s potential for, and risks and uncertainties with respect to, future growth and value creation;

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the value of the Merger Consideration to be received by the SDPI Stockholders in relation to the market prices of SDPI Common Stock prior to the SDPI Special Committee’s and the SDPI Board’s adoption of the Merger Agreement;

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the current and historical market prices of the shares of Common Stock, including the market performance of the shares of Common Stock relative to those of other participants in SDPI’s industry and general market indices and the fact that the implied value per share of SDPI Common Stock of $0.99 per share represented a premium of 37.7% when assuming a maximum cash election and 37.7% when assuming a maximum stock election, each calculated as of March 5, 2024;

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the belief that the Merger Consideration represents the highest price DTI was willing to pay and was the best transaction that could be obtained for the SDPI Stockholders at the time, and that there was no assurance that a more favorable opportunity to sell SDPI would arise later or through any Alternative Transaction;

•	the fact that the SDPI Stockholders would have the right to elect to receive the Merger Consideration either in cash or shares of DTI Common Stock, subject to proration;

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the fact that at least approximately 50% of the Merger Consideration will be paid in cash, which provides the SDPI Stockholders immediate certainty of value and liquidity for a significant portion of their shares of SDPI Common Stock;

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the fact that, since a portion of the Merger Consideration will be paid in shares of DTI Common Stock, the SDPI Stockholders will benefit from an approximately 12% pro forma continuing equity ownership in DTI (based on share data of SDPI and DTI as of March 5, 2024) and have the opportunity to participate in any future earnings or growth of DTI and future appreciation in the value of DTI Common Stock following the transactions should they determine to retain the shares of DTI Common Stock payable in the Transactions;

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the fact that because the Stock Consideration is based on a fixed exchange ratio of 0.313 of a share of DTI Common Stock, SDPI Stockholders receiving a portion of the Merger Consideration in shares of DTI Common Stock will have the opportunity to benefit from any increase in the trading price of shares of DTI Common Stock between the announcement of the Merger Agreement and the completion of the Transactions and that the cash portion of the Merger Consideration will limit the impact of a decline in the trading price of DTI Common Stock on the aggregate value of the Merger Consideration;

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the fact that the transactions are intended to qualify for the Intended Tax Treatment, as described in greater detail under the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 206;

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the Piper Sandler Opinion rendered to the SDPI Special Committee, and subsequently confirmed by delivery of the written opinion of Piper Sandler, dated March 6, 2024, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Piper Sandler in preparing its opinion, the Merger Consideration to be paid in the First Merger to the Unaffiliated Holders (other than DTI and its affiliates, if any) pursuant to the Merger Agreement, was fair, from a financial point of view, to such holders, as more fully described below under the section of this proxy statement/prospectus entitled “Opinion of Piper Sandler” beginning on page 44;

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the belief of the SDPI Special Committee that the benefits of soliciting interest from other potential parties were outweighed by a number of risks, including that such solicitation would jeopardize or, at a minimum, delay the transactions, and that SDPI retained the ability to consider unsolicited proposals after the signing of the Merger Agreement until the Merger Proposal is and to enter into an agreement with respect to an acquisition proposal under certain circumstances (substantially concurrently with terminating the Merger Agreement and paying a $987,715.77 termination fee);

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the potential for strategic benefits and opportunities for the combined businesses of SDPI and DTI, including (a) the fact that DTI is expected to provide SDPI and its subsidiaries with relatively low-cost capital and a stable funding base to enable continued and more profitable growth, (b) the ability to access additional resources allowing SDPI to further strengthen its customer relationships, and (c) synergies realized by eliminating SDPI’s standalone public company reporting obligations which would allow SDPI to devote and invest additional management time and company resources towards improving and expanding its business;

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the business reputation, management and financial resources of DTI and the fact that, as a result of DTI’s position as a significant customer of SDPI comprising approximately 50.6% of SDPI’s total revenue for the 2023 fiscal year, DTI was the potential buyer most likely to successfully negotiate, execute and consummate a potential transaction with SDPI due to, among other things, its familiarity with SDPI’s business and the synergies it would realize by acquiring SDPI;

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that the SDPI Special Committee made its evaluations of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement/prospectus and with the full knowledge of the interests of Supporting Stockholders in the Merger;

•	the terms and conditions of the Merger Agreement and the other transaction documents, including:

•	the conditions to closing contained in the Merger Agreement, which the SDPI Special Committee believed are reasonable and customary in number and scope;

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the provisions of the Merger Agreement allowing the SDPI Special Committee and the SDPI Board, subject to certain conditions, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal;

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the provisions of the Merger Agreement allowing the SDPI Special Committee and the SDPI Board to withdraw or change its recommendation of the Merger Agreement and to terminate the Merger Agreement, in certain circumstances relating to the presence of a superior proposal (or to effect a change of recommendation in response to an intervening event) subject, in certain cases, to paying a $987,715.77 termination fee;

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the $987,715.77 termination fee, which constitutes approximately 3.06% of SDPI’s equity value in the Merger, was unlikely, in the view of the SDPI Special Committee and the SDPI Board, to preclude a superior proposal from being made;

•	the belief that the outside date of September 30, 2024 under the Merger Agreement allows for sufficient time to complete the Merger;

•	the customary nature of the representations, warranties and covenants of SDPI and DTI in the Merger Agreement; and

•	the ability of SDPI to specifically enforce the terms of the Merger Agreement;

•	their belief that the terms of the Merger Agreement include the most favorable terms for SDPI, in the aggregate, to which DTI was willing to agree;

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the anticipated timing of the consummation of the Transactions, including the Merger, and the structure of the Merger and their view that the Transactions, including the Merger, could be completed in a reasonable timeframe and in an orderly manner;

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the fact that appraisal rights would be available to holders of SDPI Common Stock under Utah law and that there was no condition in the Merger Agreement relating to the maximum number of shares of SDPI Common Stock that could exercise appraisal rights; and

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the support of the Transactions by the Supporting Stockholders as evidenced by the execution of the Voting and Support Agreement, which is described in the section of this proxy statement/prospectus entitled “The Voting and Support Agreement” beginning on page 123.

In addition, the SDPI Special Committee and the SDPI Board also weighed the advantages and benefits against a variety of risks and other potentially negative factors (which are not necessarily in order of relative importance), including the following:

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the fact that because the stock portion of the Merger Consideration is a fixed exchange ratio of shares of DTI Common Stock to SDPI Common Stock, SDPI Stockholders could be adversely affected by a decrease in the trading price of DTI Common Stock during the pendency of the transactions and the fact that the Merger Agreement does not provide SDPI with a termination right or other similar protection relating to the trading price of DTI Common Stock, which structure they determined was appropriate and the risk acceptable in light of certain factors, such as (a) their review of the relative intrinsic values and financial performance of DTI and SDPI, and (b) the fact that SDPI Stockholders may elect cash consideration, subject to proration, which limits the impact of a decline in the trading price of DTI Common Stock on the value of the Merger Consideration;

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the risk that the potential benefits and synergies sought in the transactions will not be realized or will not be realized within the expected time period, and the risk associated with the integration by DTI of SDPI;

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the fact that because only a maximum of approximately 50% of the Merger Consideration will be in the form of DTI Common Stock, SDPI Stockholders will have a smaller ongoing equity participation in DTI (and, as a result, a smaller opportunity to participate in any future earnings or growth of DTI and future appreciation in the value of DTI Common Stock following the completion of the transactions) than they have in SDPI;

•	the risk of incurring substantial expenses related to the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger;

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the risk that there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if the Merger Agreement is approved by the SDPI Stockholders;

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the Merger Agreement’s restrictions on the conduct of SDPI’s business prior to the completion of the Merger, generally requiring SDPI to conduct its business in the ordinary course , subject to specific limitations and certain exceptions, which may nevertheless delay or prevent SDPI from pursuing otherwise attractive business opportunities and taking other actions with respect to its business that SDPI may consider advantageous pending completion of the Merger;

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the risks and costs to SDPI if the Merger does not close, including the diversion of management and employee attention, potential effects on the ability to retain employees and the potential effect on business and customer and supplier relationships;

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the fact that the Supporting Stockholders’ ownership interest in SDPI would likely be taken into account by third parties considering whether to make an unsolicited acquisition proposal prior to the receipt of the adoption of the Merger Agreement by the SDPI Stockholders, and the fact that, if the Merger Agreement is terminated in connection with SDPI’s entry into a definitive agreement with respect to a superior proposal, such third parties would likely seek to have the Supporting Stockholders agree to vote their shares of SDPI Common Stock in favor of such superior proposal;

•	the fact that the receipt of cash portion of the Merger Consideration pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes;

•

the fact that certain of SDPI’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of the SDPI Stockholders, as further described in the section of this proxy statement/prospectus entitled “— Interests of SDPI’s Directors and Executive Officers in the Merger” beginning on page 57;

•

the requirement that SDPI pay a termination fee under certain circumstances following termination of the Merger Agreement, including if SDPI terminates the Merger Agreement to accept a superior proposal;

•	the fact that DTI is SDPI’s most significant customer which may discourage other parties potentially interested in an acquisition of, or combination with, SDPI from making an acquisition proposal;

•

the fact that the announcement of the Merger Agreement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to SDPI’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), suppliers and customers and may divert employees’ attention away from SDPI’s day-to-day business operations; and

•	the risks described in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 61.

After considering the foregoing factors, the SDPI Special Committee and the SDPI Board concluded that, overall, the potentially beneficial factors relating to the Merger Agreement and the Transactions, including the Merger, outweighed the risks and potentially negative factors.

The foregoing discussion of the information and factors considered by the SDPI Special Committee and the SDPI Board is not exhaustive but is intended to reflect the material factors considered by them in their consideration of the Merger Agreement and the Transactions, including the Merger. In view of the complexity and the large number of factors considered, the SDPI Special Committee and the SDPI Board, individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the SDPI Board based its recommendation to the holders of SDPI Common Stock on the totality of the information presented to and considered by it. In addition, individual members of the SDPI Special Committee and the SDPI Board may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the SDPI Special Committee and the SDPI Board is forward-looking in nature. This information should be read in light of the factors described under the caption “Cautionary Statement Concerning Forward-Looking Statements.”

The SDPI Special Committee and the SDPI Board believe that sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit the SDPI Special Committee and the SDPI Board to represent effectively the interests of the SDPI Unaffiliated Stockholders. These procedural safeguards include the following:

•

the SDPI Board formed the SDPI Special Committee, consisting of SDPI’s three independent directors who are independent of, and not affiliated with, the Supporting Stockholders or their respective affiliates, to evaluate and consider the Merger and any Alternative Transactions that may be available to SDPI;

•

the members of the SDPI Special Committee will not personally benefit from the consummation of the Transactions in a manner different from the SDPI Stockholders, except for indemnification and continuing directors and officers liability insurance coverage and the vesting of certain SDPI equity awards upon the closing;

•	independent financial and legal advisors retained by the SDPI Special Committee evaluated the Merger;

•	the SDPI Special Committee was empowered to and did review and provide input on the terms of the Merger Agreement, the Transactions, including the Merger and the Merger Consideration, and any alternatives thereto, and to make a recommendation to the SDPI Board as to what actions, if any, should be taken by SDPI with respect thereto;

•

with the input of the members of the SDPI Special Committee, the terms of the Merger Agreement and the Transactions, including the Merger, were extensively negotiated by the SDPI Special Committee’s independent financial and legal advisors, and were closely reviewed and scrutinized by the members of the SDPI Special Committee;

•

while the Supporting Stockholders collectively hold approximately 40% of the voting power of the SDPI Common Stock, all of which must be voted in favor of the Merger Proposal under the terms of the Voting and Support Agreement, the approval of the Merger Proposal requires the affirmative vote of the majority of the outstanding shares of SDPI Common Stock entitled to vote on such matter;

•

the various terms of the Merger Agreement, including the ability of SDPI to receive, negotiate and, under specified circumstances, to terminate the Merger Agreement in order to accept a superior proposal;

•

that the SDPI Special Committee and the SDPI Board made their evaluations of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement/prospectus and with the full knowledge of the interests of Supporting Stockholders in the Merger; and

•

the members of the SDPI Special Committee met frequently through the evaluation of the Transactions and the negotiation of the Merger Agreement to receive updates; to review, among other things, SDPI’s business, operations, financial condition, earnings and prospects, its strategic and competitive positioning and historical and projected financial performance, its valuation, its long-range plans and the risk in achieving those prospects and plans, as well as industry, economic and market conditions and trends; to review SDPI’s strategic and commercial alternatives and options, including the results of the sale process conducted and the likelihood or unlikelihood of other parties being willing and able to engage in a stockholder-value-maximizing strategic transaction with SDPI; and to consider and evaluate discussions with DTI and, ultimately, the terms of the Transactions.

In the course of reaching their decision to approve and declare advisable the Merger Agreement and the Transactions, including the Merger, the SDPI Special Committee and the SDPI Board did not consider the liquidation value of SDPI, and did not believe it to be a relevant methodology, because (a) they considered SDPI to be a viable, going concern, (b) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of SDPI and (c) SDPI will continue to operate its business following the Merger. Further, the SDPI Special Committee and the SDPI Board did not consider net book value, an accounting concept, of SDPI as a factor because they believe that net book value is not a material indicator of the value of SDPI as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects of SDPI, market conditions, commodity prices, trends in the industries in which SDPI operates or the business risks inherent in those industries. The SDPI Special Committee and the SDPI Board were not aware of any firm offer for a merger, sale of all or a substantial part of SDPI’s assets, or a purchase of a controlling amount of SDPI securities having been received by SDPI from anyone other than DTI with respect to the current transaction in the two years preceding the signing of the Merger Agreement.

The SDPI Special Committee and the SDPI Board did not seek to establish a pre-merger going concern value for SDPI to determine the fairness of the Merger as they believed that such value was adequately reflected in the various analyses summarized in the section of this proxy statement/prospectus entitled “Opinion of Piper Sandler,” that they considered in making their respective determinations. In making its determination as to the fairness of the Merger, the SDPI Special Committee and the SDPI Board considered a number of factors as summarized above in this section of this proxy statement/prospectus, including the opinion and analyses provided to the SDPI Special Committee by Piper Sandler as more fully summarized in the section of this proxy statement/prospectus entitled “Opinion of Piper Sandler” beginning on page 44 which opinion and analyses the SDPI Special Committee adopted.

The Supporting Shareholders expressly agreed with, and adopted, the SDPI Special Committee’s and SDPI Board’s reasons for the Merger and their position as to the fairness of the Merger to SDPI Unaffiliated Stockholders.

Reasons for the Merger of the Schedule 13e-3 Filing Parties other than SDPI and the Supporting Shareholders; Fairness

During the course of its respective evaluations of the Merger Agreement and the transactions contemplated by the Merger Agreement, each of the DTI Board, the SDPI Board, and the SDPI Special Committee held numerous meetings, consulting with senior management, legal and financial advisors, and reviewed and assessed a significant amount of information. In reaching their respective decisions to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the DTI Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including (without limitation):

•

the financial condition and prospects of each of DTI and SDPI and the risks of continuing to operate each of DTI and SDPI on a standalone basis, including the going concern value of each of DTI and SDPI;

•

the fact that each of the DTI Board, the SDPI Board, and the SDPI Special Committee, with the assistance of each of their respective management teams and legal and financial advisors, undertook a comprehensive and thorough process of reviewing and analyzing potential strategic alternatives and strategic transaction partner candidates, and a review of other alternatives (including any offers made by any unaffiliated person during the past two years for a merger, sale or other transfer of all or any substantial part of the assets of either company or purchase of a controlling interest in either company’s securities, and each remaining a standalone company and other alternative strategic transactions);

•

the current financial market conditions and current and historical market prices, volatility, and trading information (including reports and opinions) with respect to each of the DTI Common Stock and SDPI Common Stock;

•	the liquidation and net book value of assets with respect to each of DTI and SDPI;

•	the potential for SDPI Stockholders to receive cash, shares of DTI Common Stock, or other marketable proceeds following the closing of the Merger pursuant to the Merger Agreement;

•

the respective rights of, and limitations on, DTI and SDPI under the Merger Agreement to consider and engage in discussions regarding unsolicited acquisition proposals under certain circumstances, and the limitations on the SDPI Board to changes its recommendation with respect to the Merger;

•	the potential termination fee if the Merger Agreement is terminated in certain circumstances;

•

the Voting and Support Agreement, pursuant to which the Supporting Shareholders have agreed, solely in their capacities as holders of SDPI Common Stock, to vote all of their shares of SDPI Common Stock in favor of the proposals submitted to them in connection with the Merger and against any alternative acquisition proposals; and

•

the expectation that the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code, and will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), with the result that SDPI Stockholders would not generally recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of SDPI Common Stock for DTI Common Stock pursuant to the Merger Agreement.

DTI did not participate in the deliberations of the SDPI Special Committee or SDPI Board regarding, or received advice from the SDPI Special Committee’s legal or financial advisors as to, the fairness of the Merger to the SDPI Unaffiliated Stockholders. DTI has not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the SDPI Unaffiliated Stockholders. Nonetheless, DTI believes that the Merger is procedurally and substantively fair to the SDPI

Unaffiliated Stockholders. DTI is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The view of DTI as to the fairness of the Merger is not intended to be and should not be construed as a recommendation to any SDPI stockholder as to how to vote on the Merger Proposal.

Intent to Vote

Concurrently with the execution and delivery of the Merger Agreement, DTI entered into the Voting and Support Agreement with each of the Supporting Shareholders, who in the aggregate beneficially own shares of SDPI Common Stock representing approximately 40% of the voting power of SDPI’s outstanding capital stock in the aggregate. Under the Voting and Support Agreement, the Supporting Shareholders agreed to, among other things, vote the Voting Shares in favor of the approval of the Merger Agreement and the transactions contemplated thereby, subject to the limitations set forth in the Voting and Support Agreement.

Unaudited Prospective Financial Information

SDPI generally does not make public projections as to future performance, earnings, or other results due to the unpredictability of the underlying assumptions and estimates. However, in connection with its evaluation of the Merger and related transactions, SDPI’s management prepared and provided to the SDPI Special Committee and the SDPI Board certain non-public, internal financial projections concerning SDPI’s future performance as a standalone business for the fiscal years ending December 31, 2024 through 2028. These projections do not give effect to the Merger.

SDPI has included below a summary of these financial forecasts, which it refers to as the “projections.” In compiling the projections, SDPI’s management considered a number of factors. SDPI’s management also provided the projections to Piper Sandler and approved the projections for Piper Sandler’s use in connection with their financial analysis and opinion. The summary of the projections is not being included in this proxy statement/prospectus to influence a stockholder’s decision whether to vote for or against the proposal to approve the Merger Agreement but is being included because the projections were provided to the SDPI Special Committee, the SDPI Board and Piper Sandler.

The projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, SDPI’s management. The projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Moss Adams, SDPI’s independent registered public accounting firm, has not examined, compiled or performed any procedures with respect to the projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The projections were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of SDPI’s management. SDPI’s management has limited visibility into future activity levels for SDPI’s services in future periods because they depend on several macroeconomic, global commodity price levels, and industry specific variables outside of SDPI’s control. As a result, the assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to SDPI’s business, all of which are difficult or impossible to predict accurately and many of which are beyond SDPI’s control.

SDPI can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Furthermore, the unaudited prospective financial information should not be construed as commentary by SDPI management as to how SDPI management expects SDPI’s actual results to compare to Wall Street research analysts’ estimates, as to which SDPI expresses no view.

Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to SDPI’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SDPI’s Annual Report on Form 10-K for the year ended December 31, 2023 and the other reports filed by SDPI with the SEC.

In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to place undue, if any, reliance on the projections.

The following table and other information below is a summary of the projections (dollars in millions, except as noted).

	Projected – Calendar Year
	2024	2025	2026	2027	2028
Revenue	$25.8	$32.0	$36.1	$40.2	$44.5
Costs of Sales	$9.8	$12.0	$13.3	$14.6	$15.7
Gross Profit	$16.0	$20.0	$22.8	$25.6	$28.7
Gross Margin	62%	62%	63%	64%	65%
Selling, General, and Administrative Expense	$9.7	$10.6	$11.2	$11.9	$12.6
EBITDA	$6.3	$9.4	$11.5	$13.7	$16.2
EBITDA Margin	24%	29%	32%	34%	36%
Adjustments to EBITDA(1)	$1.8	$1.3	$1.3	$1.3	$1.3
Adjusted EBITDA	$8.1	$10.7	$12.9	$15.1	$17.5
Adjusted EBITDA Margin	31%	33%	36%	37%	39%
Depreciation and Amortization Expense	$1.3	$1.4	$1.5	$1.6	$1.7
Adjusted EBIT	$6.7	$9.3	$11.4	$13.5	$15.8
Capex	$(0.8)	$(0.4)	$(0.5)	$(2.0)	$(2.4)
Adjusted EBITDA Less Capex	$7.3	$10.3	$12.3	$13.0	$15.1

(1)

EBITA adjustments consist of (i) litigation expenses related to intellectual property disputes with Stabil Drill and (ii) non-cash bonuses and stock-based compensation expenses for Troy Meier and Annette Meier, as further described in the Notes to SDPI’s Financial Statements included in this proxy statement/prospectus.

The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. SDPI can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. SDPI does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions underlying the unaudited prospective financial information are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on SDPI of the Merger and does not attempt to predict or suggest future results of the Surviving Entity. The unaudited prospective financial information does not give effect to the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the potential synergies that may be achieved by the combined company as a result of the Merger or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.

Further, the unaudited prospective financial information does not take into account the effect on SDPI of any possible failure of the Merger to occur. None of SDPI, Piper Sandler or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any SDPI Stockholder or other person regarding SDPI’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved.

In light of the foregoing, and considering that the special meeting will be held after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, SDPI Stockholders are cautioned not to place unwarranted reliance on such information, and SDPI urges all SDPI Stockholders to review SDPI’s most recent SEC filings for a description of SDPI’s reported financial results. See “Where You Can Find More Information.”

Opinion of Piper Sandler

Piper Sandler was initially retained by SDPI to act as its exclusive financial advisor on May 19, 2023, in connection with SDPI’s announced exploration of a range of strategic alternatives, including any potential change-in-control business combination involving SDPI and a third party. On February 5, 2024, the SDPI Special Committee, in lieu of SDPI and the SDPI Board, retained Piper Sandler, effective as of January 1, 2024, as its exclusive financial advisor with respect to any such business combination, including the proposed Merger.

On March 6, 2024, Piper Sandler rendered to the SDPI Special Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated March 6, 2024, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Piper Sandler in preparing its opinion, the Merger Consideration to be paid in the First Merger to the holders of shares of SDPI Common stock, other than each of G. Troy Meier, Annette Meier, Tronco Energy Corporation and each of their respective affiliates (as used in this section entitled “ – Opinion of Piper Sandler,” the “Unaffiliated Holders”) and other than DTI and its affiliates, if any, pursuant to the Merger Agreement, was fair, from a financial point of view, to such holders (the “Piper Sandler Opinion”).

The full text of Piper Sandler’s written opinion, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Piper Sandler in preparing the Piper Sandler Opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference.

The summary of the Piper Sandler Opinion set forth below is qualified in its entirety by the full text of the opinion attached hereto as Annex B. The Piper Sandler Opinion was provided solely for the information and assistance of the SDPI Special Committee (in each member’s capacity as a member of the SDPI Special Committee, and not in any other capacity) in connection with the SDPI Special Committee’s consideration of the Merger. The Piper Sandler Opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the Unaffiliated Holders (other than DTI and its affiliates, if any) of the Merger Consideration to be paid in the First Merger pursuant to the terms of the Merger Agreement to such holders. The Piper Sandler Opinion did not address any other term or aspect of the Merger Agreement or the Merger. The Piper Sandler Opinion is not intended to, and does not, constitute a recommendation to any SDPI Stockholder as to how such SDPI Stockholder should (i) vote with respect to the Merger or any other matter or (ii) make any election with respect to the Merger Consideration being offered in the Merger.

The full text of the opinion attached hereto as Annex B should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Piper Sandler in preparing the Piper Sandler Opinion.

In connection with rendering the Piper Sandler Opinion and performing its related financial analyses, Piper Sandler, among other things:

•	reviewed and analyzed the financial terms of a draft of the Merger Agreement, dated as of March 5, 2024;

•	reviewed and analyzed certain financial and other data with respect to SDPI and DTI which was publicly available;

•

reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of SDPI and DTI that were publicly available, as well as those that were furnished to Piper Sandler by SDPI (both with respect to SDPI and to DTI);

•

conducted discussions with members of senior management and representatives of SDPI and DTI concerning the matters described in the second and third bullets above, as well as their respective businesses and prospects before and after giving effect to the Merger;

•

reviewed the current and historical reported prices and trading activity of the shares of SDPI Common Stock and of the shares of DTI Common Stock and similar information for certain other companies deemed by Piper Sandler to be comparable to SDPI;

•	compared the financial performance of SDPI and DTI with that of certain other publicly traded companies that Piper Sandler deemed relevant; and

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Sandler deemed relevant.

In addition, Piper Sandler conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as it deemed necessary in arriving at the Piper Sandler Opinion.

With the consent of the SDPI Special Committee (on behalf of SDPI), (i) Piper Sandler did not analyze, or otherwise consider the value or dilutive impact of certain options to acquire shares of SDPI Common Stock that have exercise prices in excess of the value of the Merger Consideration being offered in the First Merger and that are to be assumed by DTI pursuant to the terms of the Merger Agreement, and (ii) Piper Sandler relied on SDPI’s valuation of its net operating loss carryforward, as set forth on SDPI’s balance sheet dated December 31, 2023, filed by SDPI in its Form 10-K as of such date, and Piper Sandler did not separately value such carryforward.

Piper Sandler relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Sandler or discussed with or reviewed by Piper Sandler. Piper Sandler further relied upon the assurances of management of SDPI that the financial information provided to Piper Sandler was prepared on a reasonable basis in accordance with industry practice, and that management of SDPI was not aware of any information or facts that would make any information provided to Piper Sandler incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of the Piper Sandler Opinion, Piper Sandler assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Sandler, such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management of SDPI as to the expected future results of operations and financial condition of SDPI and DTI, respectively, to which such financial forecasts, estimates and other forward-looking information related. Piper Sandler expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Sandler further assumed that the Merger would qualify as a tax-free reorganization for United States federal income tax purposes with respect to the shares of DTI Common Stock to be received in the stock election. Piper Sandler relied, with the consent of the SDPI Special Committee (on behalf of SDPI), on advice of outside counsel and the independent accountants to SDPI, and on the assumptions of management of SDPI, as to all accounting, legal, tax and financial reporting matters with respect to SDPI, DTI and the Merger Agreement.

In arriving at the Piper Sandler Opinion, Piper Sandler assumed that the executed Merger Agreement would be in all material respects identical to the last draft reviewed by Piper Sandler. Piper Sandler relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct, as of the dates made or deemed made, in all respects material to Piper Sandler’s analysis, (ii) each party to the Merger Agreement would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger would be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Sandler assumed that all the necessary regulatory approvals and consents required for the Merger would be obtained in a manner that would not adversely affect SDPI, DTI, the Unaffiliated Holders or the contemplated benefits of the Merger.

In arriving at the Piper Sandler Opinion, Piper Sandler did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of SDPI or DTI, and Piper Sandler was not furnished or provided with any such appraisals or valuations, nor did Piper Sandler evaluate the solvency of SDPI or DTI under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Sandler in connection with the Piper Sandler Opinion were going concern analyses. Piper Sandler expressed no opinion regarding the liquidation value of SDPI, DTI or any other entity. Without limiting the generality of the foregoing, Piper Sandler undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which SDPI, DTI or any of their affiliates was a party or may have been subject, and, at the direction of SDPI and with its consent, the Piper Sandler Opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Sandler assumed that neither SDPI nor DTI is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

The Piper Sandler Opinion was necessarily based upon the information available to Piper Sandler and facts and circumstances as they existed and were subject to evaluation on the date of the Piper Sandler Opinion; events occurring after the date thereof, whether or not related to the Merger, could materially affect the assumptions used in preparing the Piper Sandler Opinion. Piper Sandler did not express any opinion in the Piper Sandler Opinion as to the price at which shares of SDPI Common Stock or shares of DTI Common Stock may trade following announcement of the Merger or at any future time. Piper Sandler has not undertaken to reaffirm or revise the Piper Sandler Opinion or otherwise comment upon any events occurring after the date of the Piper Sandler Opinion, and it does not have any obligation to update, revise or reaffirm the Piper Sandler Opinion.

Piper Sandler was not requested to, and did not, (i) participate in negotiations with respect to the legal aspects of the Merger Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with SDPI or any other alternative transaction or (iii) advise the SDPI Special Committee with respect to alternatives to the Merger.

The Piper Sandler Opinion was provided to the SDPI Special Committee in connection with its consideration of the Merger and was not intended to, and does not, constitute a recommendation to any SDPI Stockholder as to how such SDPI Stockholder should (i) vote with respect to the Merger or any other matter or (ii) make any election with respect to the Merger Consideration being offered in the First Merger. The Piper Sandler Opinion was approved for issuance by the Piper Sandler Opinion Committee.

The Piper Sandler Opinion addresses solely the fairness, from a financial point of view, to the Unaffiliated Holders (other than DTI and its affiliates, if any) of the Merger Consideration set forth in the Merger Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. Piper Sandler was not requested to opine as to, and the Piper Sandler Opinion did not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to SDPI, DTI’s ability to fund the Cash Election

Consideration, or any other terms contemplated by the Merger Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of SDPI. Piper Sandler expressed no opinion with respect to the allocation of the Merger Consideration among the SDPI Stockholders. Furthermore, Piper Sandler expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee (or any affiliate thereof) of any party to the Merger, or any class of such persons, relative to the Merger Consideration to be received by the SDPI Stockholders in the First Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Summary of Piper Sandler’s Financial Analysis

The following is a summary of the material financial analyses prepared by Piper Sandler and reviewed with the SDPI Special Committee in connection with the Piper Sandler Opinion. The summary set forth below does not purport to be a complete description of the financial analyses performed by or factors considered by Piper Sandler, and underlying the Piper Sandler Opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Piper Sandler. Piper Sandler may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be understood as Piper Sandler’s view of the actual value, whether enterprise, equity, or otherwise, of SDPI or DTI. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Piper Sandler. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Piper Sandler’s financial analyses and the Piper Sandler Opinion.

In performing its analyses, Piper Sandler made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SDPI, DTI or any other party to the Merger. None of SDPI, DTI or Piper Sandler or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of SDPI and DTI do not purport to be appraisals or reflect the prices at which SDPI or DTI may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived or calculated from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 5, 2024 (the last business day immediately preceding the day on which Piper Sandler delivered its oral opinion) and is not necessarily indicative of current market conditions.

Analysis of Consideration

Piper Sandler conducted an analysis of the Merger Consideration to be paid in the First Merger to the Unaffiliated Holders (other than DTI and its affiliates, if any) for their shares of SDPI Common Stock (other than Dissenting Shares) pursuant to the Merger Agreement. In the First Merger, the Unaffiliated Holders (other than DTI and its affiliates, if any) of shares of SDPI Common Stock (other than Dissenting Shares) will have the option to receive, for each share of SDPI Common Stock held by such Unaffiliated Holder, either (i) the Cash Election Consideration, (ii) the Stock Election Consideration, or (iii) some combination of Cash Election Consideration and Stock Election Consideration.

As used in this section entitled “– Opinion of Piper Sandler,” the term “Merger Consideration” refers to the Cash Election Consideration and the Stock Election Consideration to be received by the Unaffiliated Holders

(other than DTI and its affiliates, if any) for their shares of SDPI Common Stock (other than Dissenting Shares) in the First Merger pursuant to the terms of the Merger Agreement, without regard for the allocation of the Cash Election Consideration and Stock Election Consideration among such Unaffiliated Holders.

Financial Analyses of SDPI and DTI

Selected Public Companies Analyses –SDPI Standalone Analyses

Using publicly available information, Piper Sandler compared selected financial data of SDPI with similar data for selected publicly traded companies (each, a “SDPI Selected Public Company”) which Piper Sandler judged to be comparable to SDPI for purposes of this analysis. The SDPI Selected Public Companies were selected, among other reasons, because they are companies (i) whose shares of common stock are listed and publicly traded on registered stock exchanges, (ii) with operations specializing in upstream oil and gas equipment and services, (iii) have a market capitalization of less than $1 billion, and (iv) provide products or services used in land drilling and completion end-markets. However, none of the SDPI Selected Public Companies reviewed is identical to SDPI, and certain of the SDPI Selected Public Companies have financial and operating characteristics that are materially different from those of SDPI. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the SDPI Selected Public Companies, as well as other factors that could affect the SDPI Selected Public Companies differently from how they would affect SDPI.

With respect to the SDPI Selected Public Companies, Piper Sandler calculated two measures of capitalization: market equity value and implied enterprise value (“Implied EV”). Market equity value was determined by multiplying the fully diluted outstanding shares of each SDPI Selected Public Company by its closing share price as of March 5, 2024 (the last trading day before the announcement of the Merger). For purposes of this analysis, Piper Sandler calculated the Implied EV of each SDPI Selected Public Company by (i) adding to such SDPI Selected Public Company’s market equity value (A) its Net Debt (whether positive or negative) and (B) the value of such SDPI Selected Public Company’s preferred stock and non-controlling interest, and (ii) subtracting the value of such SDPI Selected Public Company’s equity investments, in each case, determined as of such SDPI Selected Public Company’s most recent reported quarter-end. For each of the SDPI Selected Public Companies, Piper Sandler then divided such SDPI Selected Public Company’s Implied EV by its (i)(A) earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the twelve-month period ended September 30, 2023 (“LTM”), (B) projected EBITDA for calendar year 2023 (except as noted in footnote 1 accompanying the SDPI Selected Public Companies analysis (see table below)), and (C) projected EBITDA for calendar year 2024, and (ii)(A) FCF for the LTM, (B) projected FCF for calendar year 2023 (except as noted in footnote 2 accompanying the SDPI Selected Public Companies analysis (see table below)), and (C) projected FCF for calendar year 2024, to calculate the Implied EV/EBITDA multiples and the Implied EV/FCF multiples for the respective SDPI Selected Public Company. As used in this section entitled “ – Opinion of Piper Sandler”: (i) “Net Debt” of a company refers to such company’s cash and cash equivalents minus such company’s total indebtedness, in each case, as of a specified date, and (ii) “FCF” of a company refers to such company’s EBITDA, adjusted for, (A) in the case of SDPI, expenses related to intellectual property litigation, employee severance, non-cash bonuses, stock-based compensation, and other expenses, (B) in the case of DTI, expenses related to stock options, monitoring fees, employee retention credits, and other expenses, and (C) in the case of the SDPI Selected Public Companies and DTI Selected Public Companies, adjustments for non-recurring, one-time, non-cash, and other types of expenses, as identified by publicly available sources, minus such company’s publicly available capital expenditures.

The foregoing calculations resulted in the following maximum, 75th percentile, mean, median, 25th percentile and minimum Implied EV/EBITDA multiples and Implied EV/FCF multiples for SDPI Selected Public Companies:

	Implied EV / EBITDA			Implied EV / FCF
	LTM	2023P1	2024P	LTM	2023P2	2024P
Maximum	5.6x	7.0x	6.4x	20.9x	15.8x	8.9x
75th Percentile	4.9x	5.0x	4.7x	8.8x	9.2x	7.8x
Mean	4.1x	4.2x	4.1x	8.2x	8.7x	6.4x
Median	4.0x	3.9x	4.2x	7.4x	7.6x	6.2x
25th Percentile	3.5x	3.5x	3.3x	5.4x	6.5x	4.9x
Minimum	1.6x	1.7x	1.6x	3.9x	5.7x	4.3x

(1)	Includes actual year-end results for those companies that publicly reported them prior to March 5, 2024; all others are projected results.
(2)	Includes actual year-end results for those companies that publicly reported them prior to March 5, 2024; all others are projected results.

Piper Sandler then (i) multiplied the Mean and Median of each Implied EV/EBITDA multiple set forth in the table above by (A) SDPI’s LTM EBITDA, (B) SDPI’s projected EBITDA for calendar year 2023, and (C) SDPI’s projected EBITDA for calendar year 2024 and (ii) multiplied the Mean and Median of each Implied EV/FCF multiple set forth in the table above by (A) SDPI’s FCF for the LTM, (B) SDPI’s projected FCF for calendar year 2023, and (C) SDPI’s projected FCF for calendar year 2024, in each case, to calculate a corresponding Implied EV for SDPI using such multiple. Piper Sandler then subtracted from the resulting Implied EVs the amount of SDPI’s Net Debt as of December 31, 2023, as provided by management of SDPI and approved for Piper Sandler’s use by management of SDPI, to derive implied equity values for SDPI using such multiples. Piper Sandler divided the resulting implied equity values by the number of fully diluted outstanding shares of SDPI Common Stock as of March 5, 2024, calculated on a treasury stock method basis (excluding the dilutive impact of any outstanding stock options), as provided by management of SDPI and approved for Piper Sandler’s use by management of SDPI, to derive (i) the corresponding implied prices per share of SDPI Common Stock, rounded to the nearest $0.01, and (ii) the corresponding implied exchange ratios, rounded to the neared 0.001.

Multiple	Mean and Median (Low to High)		Implied Price Per share of SDPI Common Stock (at Mean and Median)		Implied Exchange Ratio (at Mean and Median)
Implied EV/LTM EBITDA	4.0x	4.1x	$1.06	$1.07	0.341	0.345
Implied EV/2023 Projected EBITDA	3.9x	4.2x	$0.91	$0.96	0.293	0.310
Implied EV/2024 Projected EBITDA	4.1x	4.2x	$1.24	$1.29	0.401	0.415
Implied EV/LTM FCF	7.4x	8.2x	$0.88	$0.95	0.284	0.308
Implied EV/2023 Projected FCF	7.6x	8.7x	$0.61	$0.66	0.195	0.213
Implied EV/2024 Projected FCF	6.2x	6.4x	$1.62	$1.66	0.524	0.535

Piper Sandler then compared the implied prices per shares of SDPI Common Stock and the implied exchange ratios (calculated, in each case, using the Mean and Median of the respective multiple) to the Merger Consideration to be paid in the First Merger to the Unaffiliated Holders (other than DTI and its affiliates, if any) for their shares of SDPI Common Stock (other than Dissenting Shares) pursuant to the terms of the Merger Agreement.

Selected Public Companies Analyses – DTI Standalone Analyses

Using publicly available information, Piper Sandler compared selected financial data of DTI with similar data for selected publicly traded companies (each, a “DTI Selected Public Company”) which Piper Sandler judged to be comparable to DTI for purposes of this analysis. The DTI Selected Public Companies were selected by Piper Sandler using the same criteria as it used to select the SDPI Selected Public Companies. However, none of the DTI Selected Public Companies reviewed is identical to DTI and certain of the DTI Selected Public Companies have financial and operating characteristics that are materially different from those of DTI. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the DTI Selected Public Companies involved, as well as other factors that could affect DTI Selected Public Companies differently from how they would affect DTI.

With respect to each of the DTI Selected Public Companies, Piper Sandler calculated the Implied EV of the DTI Selected Public Companies using the same methodology used to calculate the Implied EV of the SDPI Selected Public Companies. For each of the DTI Selected Public Companies, Piper Sandler then divided such DTI Selected Public Companies’ Implied EV by its (i)(A) EBITDA for the LTM, (B) projected EBITDA for calendar year 2023 (except as noted in footnote 1 accompanying the DTI Selected Public Companies analysis (see table below)), and (C) projected EBITDA for calendar year 2024, and (ii) (A) FCF for the LTM, (B) projected FCF for calendar year 2023 (except as noted in footnote 2 accompanying the DTI Selected Public Companies analysis (see table below)), and (C) projected FCF for calendar year 2024, to calculate the Implied EV/EBITDA multiples and the Implied EV/FCF multiples for the respective DTI Selected Public Company.

The foregoing calculations resulted in the following maximum, 75th percentile, mean, median, 25th percentile and minimum Implied EV/EBITDA multiples and Implied EV/FCF multiples for each of the DTI Selected Public Companies:

	Implied EV/ EBITDA			Implied EV / FCF
	LTM	2023P1	2024P	LTM	2023P1	2024P
Maximum	5.6x	7.0x	6.4x	20.9x	12.4x	8.9x
75th Percentile	4.9x	5.1x	4.8x	8.4x	9.0x	7.8x
Mean	4.3x	4.4x	4.3x	8.1x	7.9x	6.6x
Median	4.0x	4.1x	4.3x	7.3x	7.4x	7.0x
25th Percentile	3.8x	3.7x	3.3x	5.1x	6.2x	4.9x
Minimum	3.1x	2.6x	2.7x	3.9x	5.7x	4.7x

(1)	Includes actual year-end results for those companies that publicly reported them prior to March 5, 2024; all others are projected results.
(2)	Includes actual year-end results for those companies that publicly reported them prior to March 5, 2024; all others are projected results.

Piper Sandler then (i) multiplied the Mean and Median of each Implied EV/EBITDA multiple set forth in the table above by (A) DTI’s LTM EBITDA, (B) DTI’s projected EBITDA for calendar year 2023, and (C) DTI’s projected EBITDA for calendar year 2024 and (ii) multiplied the Mean and Median of each Implied EV/FCF multiple set forth in the table above by (A) DTI’s FCF for the LTM, (B) DTI’s projected FCF for calendar year 2023, and (C) DTI’s projected FCF for calendar year 2024, in each case, to calculate an Implied EV for DTI using such multiple. Piper Sandler then subtracted from the resulting Implied EVs the amount of DTI’s Net Debt as of December 31, 2023 (as provided by management of DTI), to derive implied equity values for DTI using such multiples. Piper Sandler divided each of the resulting implied equity values by the number of fully diluted outstanding shares of DTI as of November 14, 2023 (based on DTI’s Form 10-Q filed as of such date and taking into account the dilutive impact of in-the-money stock options), to derive (i) the corresponding implied prices per share of DTI Common Stock, rounded to the nearest $0.01, and (ii) the corresponding implied exchange ratios, rounded to the neared 0.001.

Multiple	Mean and Median (Low to High)		Implied Price Per Share of DTI Common Stock (at Mean and Median)		Implied Exchange Ratio (at Mean and Median)
Implied EV/LTM EBITDA	4.0x	4.3x	$7.45	$8.02	0.089	0.096
Implied EV/2023 Projected EBITDA	4.1x	4.4x	$7.20	$7.78	0.092	0.100
Implied EV/2024 Projected EBITDA	4.3x	4.3x	$8.04	$8.09	0.089	0.089
Implied EV/LTM FCF	7.3x	8.1x	$2.54	$2.81	0.256	0.282
Implied EV/2023 Projected FCF	7.4x	7.9x	$1.57	$1.65	0.434	0.457
Implied EV/2024 Projected FCF	6.6x	7.0x	$4.67	$4.92	0.146	0.154

Piper Sandler then compared the implied prices per share of DTI Common Stock (calculated using the Mean and Median of the respective multiple) to the market price of DTI Common Stock as of March 5, 2024 (the last trading day before the announcement of the Merger), and compared the implied exchange ratios (calculated using the Mean and Median of the respective multiple) to the market exchange ratio, equal to the price per share of SDPI Common Stock divided by the market price of DTI Common Stock, in each case as of March 5, 2024 (the last trading day before the announcement of the Merger).

Selected Precedent Transactions Analyses

Using publicly available information, Piper Sandler examined selected transactions that Piper Sandler judged to be reasonably comparable to the Merger (the “Selected Precedent Transactions”). The Selected Precedent Transactions include (i) selected transactions involving drilling and completion products and service companies, (ii) which occurred after January 1, 2021, and (iii) had a transaction value of less than $1.0 billion. None of the Selected Precedent Transactions reviewed, and none of the companies that participated in such Selected Precedent Transaction, was identical to the Merger or SDPI or DTI, respectively. In addition, certain of the Selected Precedent Transactions, and the companies that participated in such Selected Precedent Transaction, may have characteristics that are materially different from those of the Merger or SDPI or DTI. However, the Selected Precedent Transactions were selected because certain aspects of the Selected Precedent Transactions, for purposes of Piper Sandler’s analyses, may be considered similar to the Merger. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved in the Selected Precedent Transactions and other factors that could affect the transactions differently than they would affect the Merger.

With respect to each of the Selected Precedent Transactions, where information was publicly available, Piper Sandler determined the transaction value of such Selected Precedent Transaction (“Transaction Value”). Piper Sandler then divided each such Transaction Value by the respective target company’s (i) EBITDA for its most recent twelve-month period (determined as of its most recent twelve-month period disclosed) (“Historical EBITDA”) and (ii) EBITDA for the first full-year period thereafter (“Projected EBITDA”), to determine the Transaction Value/Historical EBITDA multiple and the Transaction Value/Projected EBITDA multiple for each target company

The foregoing calculations resulted in the following maximum, 75th percentile, mean, median, 25th percentile and minimum Transaction Value / Historical EBITDA and Transaction Value / Projected EBITDA multiples for the Selected Precedent Transactions:

	Transaction Value / Historical EBITDA	Transaction Value / Projected EBITDA
Maximum	7.8x	5.5x
75th Percentile	5.3x	4.5x
Mean	4.5x	3.4x
Median	4.0x	3.2x
25th Percentile	3.8x	2.3x
Minimum	2.1x	1.8x

Piper Sandler then (i) multiplied the Mean and Median of the Transaction Value/Historical EBITDA multiple by SDPI’s Historical EBITDA and (ii) multiplied the Mean and Median of the Transaction Value/Projected EBITDA multiple by SDPI’s Projected EBITDA, in each case, to calculate an implied transaction value for SDPI using such multiples. Piper Sandler then subtracted SDPI’s Net Debt from the resulting implied transaction values to derive implied equity values for SDPI using such multiples. Piper Sandler divided each of the resulting implied equity values by the number of fully diluted outstanding shares of SDPI Common Stock as of March 5, 2024, calculated on a treasury stock method basis (excluding the dilutive impact of any outstanding stock options) as provided by management of SDPI and approved for Piper Sandler’s use by management of SDPI, to derive (i) the corresponding implied prices per share of SDPI Common Stock, rounded to the nearest $0.01, and (ii) the corresponding implied exchange ratios, rounded to the neared 0.001.

Multiple	Mean and Median (Low to High)		Implied Price Per Share of SDPI Common Stock (at Mean and Median)		Implied Exchange Ratio (at Mean and Median)
Transaction Value / Historical EBITDA	4.0x	4.5x	$0.93	$1.02	0.301	0.328
Transaction Value / Projected EBITDA	3.2x	3.4x	$1.01	$1.07	0.327	0.346

Piper Sandler then compared the implied prices per share of SDPI Common Stock and the implied exchange ratios (calculated, in each case, using the Mean and Median of the respective multiple) to the Merger Consideration to be paid in the First Merger to the Unaffiliated Holders (other than DTI and its affiliates, if any) for their shares of SDPI Common Stock (other than Dissenting Shares) pursuant to the terms of the Merger Agreement.

Discounted Cash Flow Analyses – SDPI Standalone Analyses

Piper Sandler conducted a discounted cash flow analysis to calculate an estimated fully diluted price per share of SDPI Common Stock on a standalone basis. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by an asset and taking into consideration the time value of money with respect to such future cash flows by calculating their present value. Unlevered free cash flow refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. The current value of the future cash flows generated by an asset obtained by discounting those future cash flows back to the present, using an appropriate discount rate, is referred to herein as the “present value.” The present value of all future cash flows generated by an asset for periods beyond the projections period is referred to herein as the “terminal value.”

Piper Sandler first calculated the unlevered free cash flows that SDPI is expected to generate during fiscal years 2024 through 2028, based upon financial projections provided by management of SDPI, and approved for

Piper Sandler’s use by management of SDPI, and as set forth in this proxy statement/prospectus under the heading, “– Certain Prospective Financial Information of SDPI.” Piper Sandler then calculated a range of terminal values for SDPI by applying terminal exit multiples, ranging from 3.0x to 5.0x, to SDPI’s projected EBITDA for calendar year 2028, which multiples were selected by Piper Sandler based on the implied exit multiples of the Selected Precedent Transactions, as well as Piper Sandler’s industry experience and professional judgment. The unlevered free cash flows and the range of terminal values were then discounted to present values using discount rates ranging from 19.1% to 23.1% of the weighted average cost of capital of SDPI, which range of discount rates was selected by Piper Sandler using its industry experience and professional judgment. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for SDPI’s Net Debt as of December 31, 2023 and the valuation of its net operating loss carryforward, as set forth on SDPI’s balance sheet dated December 31, 2023, filed by SDPI in its Form 10-K as of such date, and divided by the number of fully diluted shares of SDPI Common Stock outstanding as of March 5, 2024, calculated on a treasury stock method basis (excluding the dilutive impact of any outstanding stock options), as provided by management of SDPI and approved for Piper Sandler’s use by management of SDPI.

Based on the results of this analysis, Piper Sandler calculated an implied price per share of SDPI Common Stock, rounded to the nearest $0.01, of $1.52 to $2.14 (the “SDPI DCF Low Value” and the “SDPI DCF High Value”, respectively). Piper Sandler then used the results of the foregoing analysis, together with the results of the discounted cash flow analysis for DTI (as described below), to calculate a range of implied exchange ratios, rounded to the neared 0.001, of 0.163 to 0.374, the lower value of which was calculated by dividing SDPI DCF High Value by the DTI DCF Low Value, and the higher value of which was calculated by dividing SDPI DCF Low Value by the DTI DCF High Value.

Piper Sandler then compared the range of implied prices per share of SDPI Common Stock and the implied exchange ratios to the Merger Consideration to be paid in the First Merger to the Unaffiliated Holders (other than DTI and its affiliates, if any) for their shares of SDPI Common Stock (other than Dissenting Shares) pursuant to the terms of the Merger Agreement.

Discounted Cash Flow Analyses – DTI Standalone Analyses

Piper Sandler conducted a discounted cash flow analysis to calculate an estimated fully diluted price per share of DTI Common Stock on a standalone basis. Piper Sandler first calculated the unlevered free cash flows that DTI is expected to generate during fiscal years 2024 and 2025 based upon the financial projections provided by management of DTI, as modified by management of SDPI, and approved for Piper Sandler’s use by management of SDPI. Piper Sandler then calculated a range of terminal values for DTI by applying terminal exit multiples, ranging from 3.0x to 5.0x, to DTI’s projected EBITDA for calendar year 2025, which multiples were selected by Piper Sandler based on the implied exit multiples of the Selected Precedent Transactions, as well as Piper Sandler’s industry experience and professional judgment. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 14.2% to 18.2% of the weighted average cost of capital of DTI, which range of discount rates was selected by Piper Sandler using its industry experience and professional judgment,. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for DTI’s Net Debt as of December 31, 2023 and divided by the number of fully diluted outstanding shares of DTI as of November 14, 2023 (based on DTI’s Form 10-Q filed as of such date; provided, however, that the total number of options used to determine the number of fully diluted outstanding shares was based on the number of options to acquire shares of DTI Common Stock that were outstanding as of February 19, 2024, as provided by management of DTI for use by Piper Sandler).

Based on the results of this analysis, Piper Sandler calculated a range of implied prices per share of DTI Common Stock, rounded to the nearest $0.01, of $5.71 to $9.36 (the “DTI DCF Low Value” and the “DTI DCF High Value”, respectively). Piper Sandler then used the results of the foregoing analysis, together with the results of the discounted cash flow analysis for SDPI (as described above), to calculate a range of implied exchange ratios, rounded to the neared 0.001, of 0.163 to 0.374, the lower value of which was calculated by dividing SDPI

DCF Low Value by the DTI DCF High Value, and the higher value of which was calculated by dividing SDPI DCF High Value by the by the DTI DCF Low Value.

Piper Sandler then compared the range of the implied prices per share of DTI Common Stock to the market price of DTI Common Stock as of March 5, 2024 (the last trading day before the announcement of the Merger), and compared the range of the implied exchange ratios to the market exchange ratio, equal to the price per share of SDPI Common Stock divided by the market price of DTI Common Stock, in each case as of March 5, 2024 (the last trading day before the announcement of the Merger).

Other Information

Piper Sandler also noted for the SDPI Special Committee the following additional information that was not relied upon by Piper Sandler in rendering the Piper Sandler Opinion, but was provided for informational purposes.

•

Historical Trading Analysis. Piper Sandler provided the historical closing prices for the shares of SDPI Common Stock over the one-year period ended March 5, 2024, which reflected low and high closing prices during such period ranging from $0.62 to $1.80 per share of SDPI Common Stock, respectively. Piper Sandler also provided a range of implied exchange ratios, derived from the foregoing low and high closing prices for shares of SDPI Common Stock and the price per share of DTI Common Stock as of March 5, 2024 (rounded to the nearest 0.001) of ..200 to .581.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description. In arriving at the Piper Sandler Opinion, Piper Sandler did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Piper Sandler made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all of the analyses.

Piper Sandler’s financial analyses and the Piper Sandler Opinion were only one of many factors taken into consideration by the SDPI Special Committee in its evaluation of the Merger. Consequently, the analyses described above should not be viewed as determinative of the views of the SDPI Special Committee, the SDPI Board or management of SDPI with respect to the Merger Consideration or as to whether the SDPI Special Committee would have been willing to determine that a different consideration was fair. The consideration for the Merger was determined through arm’s-length negotiations between the SDPI Special Committee and DTI and was approved by the SDPI Special Committee and the SDPI Board. Piper Sandler provided advice to the SDPI Special Committee during these negotiations. Piper Sandler did not, however, recommend any specific amount of consideration to the SDPI Special Committee or the SDPI Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

The SDPI Special Committee selected Piper Sandler as its financial advisor in connection with the Merger based on, among other factors, its qualifications, professional reputation and industry expertise. Piper Sandler is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

In connection with Piper Sandler’s services as the financial advisor to the SDPI Special Committee, SDPI agreed to pay Piper Sandler a fee of $2,000,000, which is payable contingent upon consummation of the Merger. SDPI also agreed to pay Piper Sandler a fee of $1,000,000, which was earned by Piper Sandler upon delivery of the Piper Sandler Opinion and which is not contingent upon consummation of the Merger or the conclusions reached in the Piper Sandler Opinion. Fifty percent (50%) of the $1,000,000 fairness opinion fee is creditable against the $2,000,000 Merger consummation fee. SDPI also agreed to indemnify Piper Sandler against certain liabilities and reimburse Piper Sandler for certain expenses in connection with Piper Sandler’s services.

Piper Sandler is a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. Piper Sandler has, in the past, provided financial advisory and financing services to SDPI. During the two-year period ended March 4, 2024, based solely on Piper Sandler’s books and records, the investment banking business of Piper Sandler has not been engaged by SDPI or its affiliates to provide financial advisory services for which Piper Sandler has received any compensation. Piper Sandler may, in the future, provide investment banking and financial advisory services to SDPI or DTI (and any of their affiliates) for which Piper Sandler would expect to receive compensation. In addition, in the ordinary course of its business, Piper Sandler and its affiliates may actively trade securities of SDPI or DTI for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, as the SDPI Special Committee was aware during Piper Sandler’s engagement as financial advisor to the SDPI Special Committee, Piper Sandler was concurrently engaged, through a separate deal team, as a sell-side financial advisor to a private company which DTI acquired in late March 2024, for which Piper Sandler ultimately received fees for the rendering of such services. In addition, as the SDPI Special Committee was also aware during Piper Sandler’s engagement as financial advisor to the SDPI Special Committee, in the ordinary course of Piper Sandler’s business, a separate deal team (which, pursuant to Piper Sandler’s technological information barriers, has had no access to, nor has it received from the deal team working on the Merger, any confidential information with respect to any discussions between SDPI and DTI related to the process leading to the Merger) was, during the SDPI sale process, in discussions with DTI that may result, but have not, as of the date hereof, in Piper Sandler being engaged by DTI as a financial advisor to assist DTI to acquire businesses other than SDPI, in the future. During the two-year period ended March 4, 2024, based solely on Piper Sandler’s books and records, the investment banking business of Piper Sandler has not been engaged by DTI, Mr. or Mrs. Meiers, or any of their respective affiliates, to provide financial advisory services for which Piper Sandler has received any compensation.

The Piper Sandler Opinion may not be published without the prior written consent of Piper Sandler, which consent was obtained for the purposes of the inclusion of the Piper Sandler Opinion and the summary thereof in this proxy statement/prospectus.

Consistent with applicable legal and regulatory requirements, Piper Sandler has adopted policies and procedures to establish and maintain the independence of Piper Sandler’s research department and personnel. As a result, Piper Sandler’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the Merger and other participants in the Merger that differ from the opinions of Piper Sandler’s investment banking personnel.

Plans for SDPI After the Merger

Following the consummation of the Merger, it is anticipated that SDPI’s successor, Merger Sub II, will continue to conduct its operations and business substantially as they are currently conducted, except that SDPI will be a wholly owned subsidiary of DTI and integrated into DTI’s corporate organization. In accordance with the Merger Agreement, the SDPI Common Stock will be delisted from the NYSEA and deregistered under the Exchange Act. The deregistration of the SDPI Common Stock under the Exchange Act would suspend SDPI’s obligations to file reports under Section 15(d) of the Exchange Act.

As of the date of this proxy statement/prospectus, other than the Merger, DTI has no current plans, proposals, or negotiations which would relate to or result in an extraordinary transaction involving SDPI’s business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets, or the incurrence of any indebtedness. Following the Merger, DTI will continuously evaluate and review SDPI’s business and operations and may propose or develop new plans and proposals which it considers to be in the best interests of DTI and its stockholders, including engaging in acquisitions of new businesses or assets, dispositions of existing businesses or assets, the movement of businesses or assets within the DTI corporate structure, the alternation of the mix of assets held by SDPI, or any of the types of extraordinary transactions described above.

Certain Effects of the Merger

On March 6, 2024, DTI, SDPI, Merger Sub I, and Merger Sub II entered into the Merger Agreement, pursuant to which Merger Sub I will be merged with an into SDPI (the “First Merger”), with SDPI continuing as the surviving corporation, (ii) SDPI will be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving limited liability company, with all of the property, rights, powers, privileges and franchise of SDPI and the Surviving Entity vested in the Surviving Entity as a wholly owned subsidiary of DTI.

As of July 2, 2024, DTI directly owned 1,244,100 shares of SDPI Common Stock, representing approximately 4.1% of the issued and outstanding shares of SDPI Common Stock.

If the Merger is completed, (i) Merger Sub II will become a wholly owned subsidiary of DTI, (ii) the SDPI Stockholders will no longer have an equity interest in SDPI, (iii) the SDPI Common Stock will no longer be listed on Nasdaq, (iv) SDPI will commence the suspension and termination of the registration of the SDPI Common Stock with the SEC, and (v) the shares of SDPI Common Stock owned by DTI and its subsidiaries immediately prior to the First Effective Time will remain outstanding as equity interests in the Surviving Company.

SDPI’s net book value (calculated as total assets minus total liabilities) as of December 31, 2023 was approximately $16,654,808, and SDPI’s net income attributable to the holders of SDPI Common Stock for the year ended December 31, 2023 was approximately $7,436,808. As of July 2, 2024, DTI owned 1,224,100 shares of SDPI Common Stock, representing an effective beneficial ownership by DTI of approximately 4.1% of SDPI’s net book value, as well as an effective beneficial ownership by DTI attributable to approximately 4.1% of SDPI’s net income attributable to holders of SDPI Common Stock, and the Supporting Shareholders owned 12,844,427 shares of SDPI Common Stock, representing an effective beneficial ownership by the Supporting Shareholders of approximately 42.3% of SDPI’s net book value, as well as an effective beneficial ownership by Supporting Shareholders attributable to approximately 42.3% of SDPI’s net income attributable to holders of SDPI Common Stock. DTI will be entitled to any future increase in SDPI’s value and all income generated by SDPI’s operations going forward.

Governance of SDPI After the Merger

Following the consummation of the Merger, SDPI’s successor, Merger Sub II, will be a wholly owned subsidiary of DTI and will exist as a limited liability company formed under the laws of the State of Delaware. The current SDPI Board will resign and the executive officers of SDPI are not expected to continue in their respective positions following the Merger. The SDPI Charter and SDPI Bylaws will be replaced by the certificate of formation and limited liability company agreement of Merger Sub II following the consummation of the Merger.

Interests of DTI Directors and Officers in the Merger

The directors and executive officers of DTI prior to the Merger are expected to continue as directors and executive officers of DTI after the Merger. None of the directors and officers of DTI beneficially own any shares of SDPI Common Stock.

None of the executive officers (including the named executive officers) or directors of DTI are entitled to any compensation from DTI as a result of any agreement or understanding between such executive officer or director, as applicable, and DTI, nor is any compensation item for the DTI executive officers or directors enhanced by the occurrence of the Merger.

For historical compensation information required to be disclosed by Item 402 of Regulation S-K for each DTI named executive officer or director that is expected to continue providing services as a part of the management team following the Merger, please see “Important Information Regarding DTI” in this proxy statement/prospectus.

Interests of SDPI Directors and Officers in the Merger

In considering the recommendations of the SDPI Special Committee and the SDPI Board, SDPI Stockholders should be aware that some of the executive officers and directors of SDPI and certain members of the SDPI Special Committee have interests in the Merger, including financial interests, which may be different from, or in addition to, the interests of the other SDPI Stockholders generally. The SDPI Special Committee and the SDPI Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement, in approving the Merger Agreement, and in determining to recommend that SDPI Stockholders approve the proposals presented at the SDPI Special Meeting, other than the matters described below under “—Potential DTI Employment of G. Troy Meier and Annette Meier; Treatment of Tronco Note,” the terms of which (if any) were not agreed to at the time of the actions taken by the SDPI Special Committee or the SDPI Board to adopt the Merger Agreement and approve the Merger.

The executive officers of SDPI prior to the Merger are not expected to continue as officers of SDPI or the Surviving Entity after the Merger. Each of the members of the SDPI Board is expected to resign in connection with the Merger. None of the directors and officers of SDPI beneficially own any shares of DTI Common Stock.

The amounts described below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the consummation of the Merger. As a result, the actual amounts, if any, to be received by the executive officers and non-employee directors may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Potential DTI Employment of G. Troy Meier and Annette Meier following the Merger; Treatment of Tronco Note

DTI, G. Troy Meier, and Annette Meier have held discussions regarding the potential employment by DTI of G. Troy Meier and Annette Meier following consummation of the Merger. In addition, DTI and Mr. and Mrs. Meier have discussed the treatment of the Tronco Note (which is described under “Important Information Regarding SDPI—SDPI Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Note Receivable”). As of the date of this proxy statement/prospectus, no definitive terms or agreements have been reached between DTI and Mr. and Mrs. Meiers on these matters.

Treatment of SDPI Equity Awards

For a discussion of the treatment of SDPI equity awards in connection with the Merger, see “The Merger Agreement—Treatment of SDPI Equity Awards.”

The table below sets forth certain information (without subtraction of applicable withholding taxes) of the SDPI equity awards for which vesting will be accelerated in connection with the Merger, assuming a Merger closing date of April 30, 2024.

	Aggregate Number of Company Restricted Stock Award Shares(#)(1)	Cash Value ($)	Aggregate Number of Shares Subject to Company Options (#)(2)	Cash Value ($)(3)
Named Executive Officers
G. Troy Meier	617,892	$617,892	0	$0
Annette Meier	473,872	$473,872	0	$0
Christopher Cashion	222,989	$222,989	0	$0
Non-employee Directors
James R. Lines	139,375	$139,375	0	$0
Robert Iversen	139,375	$139,375	0	$0
Michael V. Ronca	139,375	$139,375	0	$0

(1)	Represents unvested Company Restricted Stock as of April 30, 2024.
(2)

Calculated based upon the share price of $1.00 multiplied by the number of unvested Company Restricted Stock shares at closing. No value associated with Company Stock Options with exercise prices equal to or grated than $1.00 per share.

Golden Parachute Compensation

This section sets forth information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of SDPI that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to SDPI’s named executive officers. The Merger-related compensation payable to these individuals is the subject of a non-binding, advisory vote of SDPI Stockholders, as described below in the section “Proposal 2—Non-Binding Advisory Vote on Merger Compensation Proposal.”

The estimated value of the payments and benefits that SDPI’s named executive officers will receive in connection with the Merger is quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the consummation of the Merger occurs on April 30, 2024 (the latest practicable date determined in accordance with Item 402(t) of Regulation S-K); (ii) the Merger Consideration; (iii) salary levels as of the date of this proxy statement/prospectus; (iv) the number of unvested Company equity awards held by the named executive officers as of the date of this proxy statement/prospectus, assuming a Merger closing date of April 30, 2024; and (v) termination of each named executive officer’s employment by SDPI after the consummation of the Merger.

Depending on when the Merger occurs, certain SDPI equity awards that would be unvested as of April 30, 2024 and included in the table below may vest independently of the Merger pursuant to their terms based on continued service with SDPI. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus, and do not reflect any compensation actions that may occur before the consummation of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

The table below quantifies the estimated value of the accelerated vesting of SDPI equity awards held by each named executive officer based on an assumed Merger closing date of April 30, 2024 and the value of the cash severance that would be payable to each named executive officer assuming each individual’s employment is terminated by SDPI immediately following the consummation of the Merger and on the assumed Merger closing date of April 30, 2024.

Golden Parachute Compensation

Name	Severance ($)	Change of Control Bonus ($)	Equity ($)(1)	Perquisites/ Benefits ($)	Total ($)
G. Troy Meier	$475,000	$0	$617,892	$0	$1,092,892
Annette Meier	$425,000	$0	$473,872	$0	$898,872
Christopher Cashion	$300,000	$0	$222,989	$0	$522,989

(1)	Represents unvested Company Restricted Stock as of April 30, 2024.

Indemnification; Directors and Officers Insurance

Each of the members of the SDPI Board and executive officers of SDPI will have continued indemnification and insurance coverage for their actions as directors and executive officers of SDPI for a period of six years after the Effective Time of the Merger, as described under “The Merger Agreement—Indemnification; Directors and Officers Insurance.”

The members of the SDPI Board that were appointed to the SDPI Special Committee did not receive any additional compensation for the services on the SDPI Special Committee.

None of the directors and officers of SDPI beneficially own any shares of DTI Common Stock.

Certain Related Party Agreements between DTI and Other Filing Parties

SDPI and DTI entered into to a vendor agreement, dated October 28, 2013 (the “Vendor Agreement”) and a distribution agreement, dated May 12, 2016 (the “Distribution Agreement”) pursuant to which DTI purchased SDPI’s Drill-N-Ream tool for its rental tool business. SDPI received revenue from DTI for tool sales, tool repairs, and a royalty fee based on tool usage. The Distribution Agreement subsequently expired at the end of its five-year term in May of 2021. Pursuant to the Vendor Agreement, DTI was required to achieve certain market share requirements in order to maintain exclusive marketing rights for the Drill-N-Ream in the U.S. and Canada, both onshore and offshore. DTI did not achieve market share goals in 2017, and, as a result, no longer has exclusive rights to market the Drill-N-Ream. SDPI and DTI currently have no agreements in place. Substantially all of SDPI’s revenue is derived from refurbishing PDC for DTI and other customers of SDPI when SDPI sells the Drill-N-Ream tool, repairs drilling bits and the Drill-N-Ream tool, and earns royalty on its customer’s rentals of the Drill-N-Ream tool to the end user.

Regulatory Approvals

DTI and SDPI must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq and the NYSEA, respectively, in connection with the issuance of shares of DTI Common Stock to SDPI Stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of the proxy statement/prospectus with the SEC.

At any time before or after the consummation of the Merger, the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, or other competition authorities or others could take action under antitrust laws with respect t the Merger, including seeking to enjoin consummation of the Merger or to condition approval of the Merger, or to impose restrictions on DTI or its subsidiaries that would apply after the consummation of the Merger. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

DTI and SDPI are not currently aware of any other material governmental approvals, consents, registrations, permits, expirations or termination of waiting periods, authorizations or other confirmations that are required prior to the parties’ completion of the Merger other than those described above. If additional approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations, and other confirmations are required to complete the Merger, DTI and SDPI intend to seek such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations, and other confirmations. The receipt of regulatory approvals is a condition to the obligation of each of DTI and SDPI to complete the Merger.

Accounting Treatment of the Merger

In accordance with current accounting guidance, the Merger will be accounted for using the acquisition method. As a result, the recorded assets and liabilities of DTI will be carried forward at their recorded amounts, the historical operating results of DTI will be unchanged for the prior periods being reported on, and the assets and liabilities of SDPI will be adjusted to their respective estimated fair values at the closing date of the Merger. In addition, all identified intangible assets of SDPI will be recorded at estimated fair value and included as part of the net assets acquired. Any excess of the purchase price, consisting of (a) the number of shares of DTI Common

Stock to be issued to former SDPI Stockholders, option holders, and holders of restricted stock unit awards, performance share awards, or restricted stock awards, as applicable, at fair value, plus the cash consideration derived from the remaining shares, over (b) the fair value of net assets acquired including identified intangible assets of SDPI on the closing date of the Merger, will be accounted for as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of SDPI being included in the operating results of DTI beginning on the closing date of the Merger.

Delisting and Deregistration of SDPI Common Stock

If the Merger is completed, shares of SDPI Common Stock will no longer be listed on the NYSEA and will be deregistered under the Exchange Act. If the Merger is not completed, the shares of SDPI Common Stock will continue to trade on the NYSEA and SDPI will continue to file reports under the Exchange Act.

Litigation Related to the Merger

As of the date of this proxy statement/prospectus, neither SDPI nor DTI is aware of any legal proceedings related to the Merger Agreement or the transactions contemplated thereby being instituted.

Availability of Documents

The reports and opinions referenced in “Special Factors” beginning on page 25 of this proxy statement/prospectus will be made available for inspection and copying at the principal executive officers of SDPI during its regular business hours by an interested SDPI Stockholders or representatives who have been designated in writing, and copies may be obtained by requesting them in writing or by telephone from SDPI at the address provided in the section entitled “Where You Can Find More Information” beginning on page 243 of this proxy statement/prospectus, which is incorporated herein by reference.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the approval of the applicable proposals described in this proxy statement/prospectus. In addition, you should read and carefully consider the risks associated with each of DTI and SDPI and their respective businesses. These risks can be found in DTI’s and SDPI’s respective Annual Reports on Form 10-K for the year ended December 31, 2023, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this proxy statement/prospectus by reference, please see the section titled “Where You Can Find More Information” beginning on page 243. Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on DTI’s, SDPI’s, or the combined organization’s businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of the DTI Common Stock or the SDPI Common Stock.

Risks Related to the Merger

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect the trading prices of DTI Common Stock and SDPI Common Stock.

The completion of the Merger is not assured and is subject to certain risks, some of which are beyond the parties’ control, including the risk that certain conditions of the Merger Agreement are not satisfied or waived, which may prevent, delay or otherwise result in the Merger not occurring. These conditions include, among other things, SDPI stockholder approval of the Merger Agreement. DTI and SDPI cannot predict with certainty whether and when any of these conditions will be satisfied. Failure to complete, or significant delays in completing, the Merger could negatively affect the trading prices of DTI Common Stock and SDPI Common Stock. See “The Merger Agreement—Conditions to the Merger.”

DTI and SDPI will each be subject to business uncertainties while the Merger is pending, which could adversely affect their respective businesses.

Uncertainty about the effect of the Merger on the business relationships or commercial arrangements for the companies that do business with DTI and SDPI may have an adverse effect on DTI’s and SDPI’s respective businesses. These uncertainties may impair the ability of both DTI and SDPI to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter, and could cause those that transact with DTI and SDPI to seek to change their existing business relationships.

If the Merger is approved by the SDPI Stockholders, the date that SDPI Stockholders will receive the Merger Consideration is dependent on the completion date of the Merger, which is uncertain.

As described in this proxy statement/prospectus, completing the proposed Merger is subject to several conditions, not all of which are controllable by DTI or SDPI. Accordingly, if the proposed Merger is approved by the SDPI Stockholders, the date that SDPI Stockholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain and subject to several other closing conditions.

The Merger Agreement limits SDPI’s ability to pursue alternatives to the Merger, which may discourage other companies from making a favorable alternative transaction proposal.

Under the Merger Agreement, SDPI is subject to customary “no-shop” restrictions on SDPI’s ability to solicit alternative acquisition proposal, to furnish information, and to participate in discussion or negotiations with third parties regarding any alternative transaction proposals, subject to a customary “fiduciary out” provision which allows SDPI, under certain specified circumstances to furnish information to, and participate in discussions with, third parties with respect to an unsolicited, written acquisition proposal from another third party if the SDPI Special Committee of the SDPI Board, or the SDPI Board (acting on the SDPI Special Committee’s recommendation) determines, in good faith, after consultation with its financial advisors and outside legal counsel, that such alternative acquisition proposal either (i) constitutes a superior proposal or (ii) would reasonably be expected to lead to a superior proposal, and that failure to engage in negotiations or discussions with such third parties would be inconsistent with its fiduciary duties. A termination fee is payable by SDPI to DTI for accepting a superior proposal under the terms of the Merger Agreement. The SDPI Special Committee and the SDPI Board, based on the SDPI Special Committee’s recommendation, have recommended that the SDPI Stockholders vote in favor of the Merger Agreement and the Merger.

DTI and SDPI may incur substantial transaction-related costs in connection with the Merger.

DTI and SDPI expect to incur substantial nonrecurring expenses in connection with completing the Merger, including fees paid to legal, financial and accounting advisors, filing fees, proxy solicitation costs and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Pursuant to the Merger Agreement, all fees and expenses incurred in connection with the Transactions will be paid by the respective party incurring such fees and expenses.

If the Merger Agreement is terminated, under certain circumstances, SDPI may be obligated to pay DTI a termination fee.

Upon termination of the Merger Agreement under certain circumstances, including to enter into a superior acquisition proposal, SDPI may be obligated to pay DTI a termination fee of $987,715.77 in cash. See “The Merger Agreement—Termination.” Payment of such amount would have a material impact on SDPI’s financial condition and results of operations.

DTI and SDPI may in the future be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the closing of the Merger.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the relevant merger or seek monetary relief. DTI and SDPI may in the future be defendants in one or more lawsuits relating to or arising out of the Merger Agreement and the Merger. DTI and SDPI cannot predict the outcome of these lawsuits, or others, nor can either company predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the Merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in DTI’s and SDPI’s favor, could be substantial, and such litigation could divert management time and resources of DTI and SDPI from pursuing the consummation of the Merger and other potentially beneficial business opportunities.

SDPI Stockholders are entitled to dissenters’ rights in connection with the Merger.

Under Utah law, holders of SDPI Common Stock may dissent from the First Merger and have the fair value of their shares paid to them in cash. For more information regarding dissenters’ rights, see the section entitled “Dissenters’ Rights” on page 235. A copy of Part 13 of the UBCA is attached as Annex C to this proxy statement/prospectus.

Certain executive officers and directors of DTI and SDPI have interests in the Merger that are different from, or in addition to, the interests they may have as a DTI stockholder and SDPI stockholder, respectively, which could have an influence on their decision to support or approve the Merger.

Certain executive officers and directors of SDPI own equity interests in SDPI, receive fees and other compensation from SDPI, and have rights to ongoing indemnification and insurance coverage by SDPI (as executives and, in the case of G. Troy Meier, as a director of SDPI) and SDPI and will have rights to indemnification and insurance coverage by the Surviving Entity, with respect to SDPI’s existing directors’ and officers’ liability insurance policy, that give them interests in the Merger that may be different from, or be in addition to, interests of the SDPI Stockholders.

These different interests are described in “Special Factors—Interests of SDPI Directors and Officer in the Merger” and “Special Factors—Interests of DTI Directors and Officers in the Merger.”

The opinion of Piper Sandler speaks only as of the date rendered, based upon the information available to Piper Sandler and the facts and circumstances as they existed and were subject to evaluation as of the date of such opinion, which is also the date on which the Merger Agreement was signed, and will not reflect changes in circumstances between the date of such opinion and the closing date of the Merger.

The SDPI Special Committee received an opinion from its financial advisor, Piper Sandler, prior to the SDPI Special Committee’s approval and recommendation to the SDPI Board, with respect to the signing of the Merger Agreement, which opinion was based upon the information available to Piper Sandler and the facts and circumstances existing at that time, but the SDPI Special Committee has not received an updated opinion from Piper Sandler as of the date of this proxy statement/prospectus. Changes in the operations and prospects of DTI and SDPI, general market and economic conditions and other factors that may be beyond the control of DTI or SDPI may significantly alter the value of DTI and/or SDPI or the prices of DTI Common Stock or SDPI Common Stock by the time the Merger is completed. The Piper Sandler Opinion speaks only as of the date rendered and, accordingly, does not address the fairness of the Merger Consideration from a financial point of view as of any date other than the date of such opinion, including the date upon which the Merger may be completed. Because the SDPI Special Committee does not currently anticipate asking Piper Sandler to update its opinion, the Piper Sandler opinion will not address the fairness of the Merger Consideration from a financial point of view at the time the First Merger is completed. For a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Piper Sandler in preparing its opinion, see the section entitled “Special Factors—Opinion of Piper Sandler ” A copy of the opinion of Piper Sandler is attached as Annex B to this proxy statement/prospectus.

Financial projections by SDPI may not prove to be reflective of actual future results.

In connection with the Merger, SDPI management prepared and considered, among other things, internal financial forecasts for SDPI. These forecasts speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure of businesses to achieve projected results could have a material adverse effect on the share price of DTI Common Stock and on DTI’s financial position.

Risks Related to an Investment in DTI Common Stock

Shares of DTI Common Stock to be received by SDPI Stockholders as a result of the Merger have different rights from SDPI Common Stock.

Following completion of the Merger, SDPI Stockholders will no longer hold shares of SDPI Common Stock, but will instead be DTI Stockholders. There are important differences between the rights of the SDPI Stockholders and the rights of the DTI Stockholders. The SDPI Stockholders that elect or receive Stock Election Consideration will own DTI Common Stock following the completion of the Merger, and their rights associated with the DTI Common Stock will be governed by the DTI Charter, the DTI Bylaws and the DGCL, which differ in a number of respects from the SDPI Charter, SDPI Bylaws, and the UBCA. See “Comparison of the Rights of the DTI Stockholders and the SDPI Stockholders.”

The market value of the DTI Common Stock could decline if large amounts of such DTI Common Stock are sold following the Merger and the market value of DTI Common Stock could also decline as a result of issuances and sales of shares of DTI Common Stock other than in connection with the Merger.

Following completion of the Merger, SDPI Stockholders will no longer hold SDPI Common Stock, and will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current DTI Stockholders and former SDPI Stockholders may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which DTI Common Stock or SDPI Common Stock are or were included. If, following the completion of the Merger, large amounts of DTI Common Stock are sold, the price of DTI Common Stock could decline.

Furthermore, DTI cannot predict the effect that issuances and sales of shares of DTI Common Stock, whether taking place before completion of the Merger (subject to the limitations of the Merger Agreement) or after completion of the Merger, including issuances and sales in connection with capital markets transactions, acquisition transactions or other transactions, may have on the market value of DTI Common Stock. The issuance and sale of substantial amounts of DTI Common Stock could adversely affect its market value.

DTI may not achieve the intended benefits of the Merger, and the Merger may disrupt its current plans or operations.

There can be no assurance that DTI will be able to realize the expected benefits of the Merger (including related synergies). The integration of the two companies may result in material challenges, including the diversion of management’s attention from ongoing business concerns; retaining or attracting business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; consolidating corporate and administrative infrastructures; as well as potential unknown liabilities, unforeseen expenses relating to integration, or delays associated with the Merger.

Tax Risks Related to the Merger and the Ownership of DTI Common Stock Received in the Merger

In addition to reading the following risk factors, you are urged to read the section “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the expected U.S. federal income tax consequences of the Merger and owning and disposing of DTI Common Stock received in the Merger.

The Merger will be a taxable transaction and, accordingly, the resulting tax liability of a SDPI stockholder, if any, will depend on the SDPI stockholder’s particular situation. The tax liability of a SDPI stockholder as a result of the Merger could be more than expected.

The receipt of DTI Common Stock and cash in exchange for SDPI Common Stock pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes. Accordingly, as a result of the Merger, a SDPI stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such SDPI stockholder’s amount realized and the SDPI stockholder’s adjusted tax basis in their SDPI Common Stock. The amount of gain or loss recognized by each SDPI stockholder in the Merger will vary depending on each SDPI stockholder’s particular situation, including the value of the shares of DTI Common Stock and the amount of cash received by each SDPI stockholder in the Merger, the adjusted tax basis of the SDPI Common Stock exchanged by each SDPI stockholder in the Merger, and the amount of any suspended passive losses that may be available to a particular SDPI stockholder to offset a portion of the gain recognized by the SDPI stockholder.

Because the value of any DTI Common Stock received in the Merger will not be known until the Effective Time, a SDPI stockholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. Furthermore, a portion of the amount realized in the Merger, which amount could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or “inventory items” owned by SDPI and its subsidiaries.

For a more complete discussion of U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences of the Merger.”

Risks Related to DTI’s Business

Demand for DTI’s products and services depends on oil and gas industry activity and customer expenditure levels, which are directly affected by trends in the demand for, and price of, crude oil and natural gas as well as the availability of capital.

Demand for DTI’s products and services depends primarily upon the general level of activity in the oil and gas industry, including the number of drilling rigs in operation, the number of oil and gas wells being drilled, the depth and drilling conditions of these wells, the volume of production, the number of well completions and the cumulative feet drilled, the level of well remediation activity, and the corresponding capital spending by oil and gas companies. Oil and gas activity is in turn heavily influenced by, among other factors, current and anticipated oil and natural gas prices locally and worldwide. Historically, such prices have been volatile, and declines, whether actual or anticipated, thereof could negatively affect the level of oil and gas activity and related capital spending. Decreases in oil and gas activity and related capital spending could, in turn, adversely affect demand for DTI’s products and services and, in certain instances, result in the cancellation, modification or curtailing of demand for DTI’s services and the ability of its customers to pay for products and services. These factors could have an adverse effect on DTI’s business, results of operations, financial condition and cash flows.

Factors affecting the prices of oil and natural gas include, but are not limited to, the following:

•	demand for hydrocarbons, which is affected by worldwide population growth, economic growth rates and general economic and business conditions;

•	available excess production capacity within the Organization of Petroleum Exporting Countries (“OPEC”) and the level of oil and gas production by non-OPEC countries;

•	oil and gas inventory levels, production capacity and investment levels;

•	the continued development of shale plays which may influence worldwide supply;

•	transportation differentials associated with reduced capacity in and out of the storage hub in Cushing, Oklahoma;

•	costs of exploring for, producing and delivering oil and natural gas;

•	political and economic uncertainty and geopolitical unrest;

•	oil refining activity and shifts in end-customer preferences toward fuel efficiency and increased transition to electric vehicles;

•	conservation measures and technological advances affecting energy consumption;

•	government initiatives to address greenhouse gas emissions and climate change, including incentives to promote alternative energy sources;

•	potential acceleration of the commercial development of alternative energy sources and adjacent products, such as wind, solar, geothermal, tidal, fuel cells and biofuels;

•	access to capital and credit markets and investors’ focus on shareholder returns, which may affect customer activity levels and spending for products and services;

•	changes in laws and regulations related to hydraulic fracturing activities, saltwater disposal or oil and gas drilling, particularly on public properties;

•	changes in environmental laws and regulations, including those relating to the use of coal in power plants, as such laws and regulations can impact the demand for natural gas;

•	adverse weather conditions, changes in weather patterns and natural disasters, including those related to climate change;

•	supply disruptions in key oil producing regions;

•	terrorist attacks and armed conflicts, including the current conflict between Russia-Ukraine and Israel-Hamas, which could cause temporary price increases, thereby dampening demand; and

•	global pandemics

The oil and gas industry is cyclical and has historically experienced periodic downturns. These downturns have been characterized by diminished demand for DTI’s products and services and downward pressure on the prices it charges. These downturns generally cause many E&P companies to reduce their capital budgets and drilling activity. Any future downturn or expected downturn could result in a significant decline in demand for OFS and adversely affect its business, results of operations and cash flows.

Customer expenditure levels could also drop if DTI’s customers face difficulty in accessing capital. If commodity prices drop, its customers may face liquidity constraints and the deterioration of their respective credit worthiness. Moreover, its customers may have limited viable financing alternatives in light of unfavorable lending and investment policies held by financial institutions associated with concerns about environmental impacts of the oil and gas industry or its products. Similarly, certain institutional investors have divested themselves of investments in this industry. If any of its customers experience any of these challenges, they may reduce spending, which could adversely affect its business, results of operations and cash flows.

Growth in U.S. drilling activity, and DTI’s ability to benefit from such growth, could be adversely affected by any significant constraints in equipment, labor or takeaway capacity in the regions in which it operates.

Growth in U.S. drilling activity may be impacted by, among other things, the availability and cost of drilling equipment, pipeline capacity, and material and labor shortages. Significant growth in drilling activity could strain availability of the equipment, materials and labor required to drill and complete a well, together with the ability to move the produced oil and natural gas to market. Should significant constraints develop that materially impact the efficiency and economics of oil and gas producers, growth in U.S. drilling activity could be adversely affected. This would have an adverse impact on the demand for the products DTI sells and rents, which could have a material adverse effect on its business, results of operations and cash flows.

DTI depends on a relatively small number of customers in a single industry. The loss of an important customer could adversely affect DTI’s business, results of operations and financial condition.

DTI’s customers are primarily diversified OFS companies and E&P operators. Historically, DTI has been dependent on a relatively small number of customers for its revenues. During the years ended December 31, 2023 and 2022, 28.2% and 27.6%, respectively, of its total revenue was earned from its two largest customers. DTI’s business, results of operations and financial condition could be materially adversely affected if an important customer ceases to engage us for its services on favorable terms, or at all, or fails to pay or delays paying significant amounts of its outstanding receivables.

DTI has operated under a first call supply agreement with its largest customer since 2013. DTI and this customer have agreed to multiple extensions of this agreement, the most recent of which extends the agreement until February 28, 2025. However, if DTI is unable to successfully negotiate extensions in the future, then its ability to do business with this customer may be greatly reduced. Moreover, the supply agreements that DTI has entered into with its other customers are also of limited duration and require periodic extensions. Similarly, a failure to agree to such extensions may hinder its ability to do business with these customers.

Additionally, the E&P industry is characterized by frequent consolidation activity. Changes in ownership of its customers may result in the loss of, or reduction in, business from those customers. Moreover, customers may use their size and purchasing power to seek economies of scale and pricing concessions. Consolidation may also result in reduced capital spending by some of its customers, which may lead to a decreased demand for its services and equipment. DTI cannot assure you that it will be able to maintain its level of sales to a customer that has consolidated or replace that revenue with increased business activity with other customers. As a result, the acquisition of one or more of its primary customers may have a significant negative impact on its business, results of operations, financial condition or cash flows. DTI is unable to predict what effect consolidations in the industry may have on price, capital spending by its customers, its market share and selling strategies, its competitive position, its ability to retain customers or its ability to negotiate favorable agreements with its customers.

DTI may be unable to employ a sufficient number of skilled and qualified workers to sustain or expand its current operations.

The delivery of its products and services requires personnel with specialized skills and experience. DTI’s ability to be productive and profitable will depend upon its ability to attract and retain skilled workers. In addition, its ability to expand operations depends in part on its ability to increase the size of our skilled labor force. The demand for skilled workers is high, and the cost to attract and retain qualified personnel has increased. During industry downturns, skilled workers may leave the industry, reducing the availability of qualified workers when conditions improve. In addition, a significant increase in the wages paid by competing employers both within and outside of its industry could result in increases in the wage rates that DTI must pay. Throughout 2021 and 2022, its expenses related to salaries and wages increased materially, especially those expenses related to certain key oil and gas producing regions, as DTI sought to meet increasing customer demand. During the year ended December 31, 2023, DTI experienced similar increases. If DTI is not able to employ and retain skilled workers, its ability to respond quickly to customer demands or strong market conditions may inhibit our growth, which could have a material adverse effect on its business, results of operations and cash flows.

DTI’s business depends on the continuing services of certain of its key managers and employees.

DTI depends on key personnel. The loss of key personnel could adversely impact its business if DTI is unable to implement strategy and successfully manage the business in their absence. The loss of qualified employees or an inability to retain and motivate additional highly-skilled employees required for the operation and expansion of its business could hinder the ability to successfully maintain and expand its market share.

Equity interests in DTI are a substantial portion of the net worth of executive officers and several of DTI’s other senior managers. As a result, those executive officers and senior managers may have less incentive to remain employed by DTI if they were to sell their equity interests. After terminating their employment with DTI, some of them may become employed by its competitors.

DTI is an emerging growth company and smaller reporting company and as such are subject to various risks unique only to emerging growth companies and smaller reporting companies, including but not limited to, no requirement to provide an assessment of the effectiveness of internal controls over financial reporting.

DTI is an “emerging growth company” as defined in the Jumpstart Out Business Startups Act of 2012 (“JOBS Act”). DTI will remain an emerging growth company until the earlier of (i) December 31, 2026, the last day of the fiscal year following the fifth anniversary of the date of the ROC initial public offering; (ii) the last day of the fiscal year in which it has total annual gross revenues of $1.235 billion or more; (iii) the date on which it has issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which it is deemed to be a large accelerated filer under applicable Securities and Exchange Commission (“SEC”) rules.

DTI expects that it will remain an emerging growth company for the foreseeable future but cannot retain it emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before December 31, 2026. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

For so long as DTI remains an emerging growth company, DTI is permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•

being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the requirement of auditor attestation of its internal controls over financial reporting;

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Additionally, as an emerging growth company and smaller reporting company, DTI’s status as such carries various unique risks such as the risk that its financial statements may not be comparable to those of other public companies, and the risk that it will not be required to provide an assessment of the effectiveness of its internal controls over financial reporting until its second annual report following its initial public offering.

For as long as DTI continues to be an emerging growth company, DTI expects that it will take advantage of the reduced disclosure obligations available to it as a result of that classification. DTI has taken advantage of certain of those reduced reporting burdens in these financial statements. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. DTI has elected to avail itself of this extended transition period and, as a result, DTI will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

DTI is also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and has elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

The lack of availability of the tools DTI purchases to rent to customers and inflation may increase its cost of operations beyond what can be recovered through price increases.

DTI’s ability to source tools, such as drill collars, stabilizers, crossover subs, wellbore conditioning tools, drill pipe, hevi-wate drill pipe and tubing, at reasonable cost is critical to its ability to successfully compete. Due to a shortage of steel caused primarily by production disruptions during the COVID-19 pandemic and increased demand as economies rebounded, steel and assembled component prices have been and continue to be elevated. DTI’s business and results of operations may be adversely affected by its inability to manage rising costs and the availability of the tools that it rents to customers. Additionally, freight costs, specifically ocean freight costs, have risen significantly due to a number of factors including, but not limited to, a scarcity of shipping containers, congested seaports, a shortage of commercial drivers, capacity constraints on vessels or lockdowns in certain markets. DTI cannot assure you that it will be able to continue to purchase and move these tools on a timely basis or at commercially viable prices, nor can it be certain of the impact of changes to tariffs and future legislation that may impact trade with China or other countries. Should the current suppliers be unable to provide the necessary tools or otherwise fail to deliver such tools timely and in the quantities required, resulting delays in the provision of rentals to its customers could have a material adverse effect on the business, results of operations and cash flows.

The United States has recently experienced the highest inflation in decades primarily due to supply-chain issues, a shortage of labor and a build-up of demand for goods and services. The most noticeable adverse impact to the business has been increased freight, materials and vehicle-related costs as well as higher salaries and wages. To date, DTI does not believe that inflation has had a material impact on financial condition or results of operations because of the ability to increase the prices received from customers. DTI cannot be sure how long elevated inflation rates will continue. DTI cannot be confident that all costs will return to the lower levels experienced in prior years even as the rate of inflation abates. The business and results of operations may be adversely affected by these rising costs to the extent DTI is unable to recoup them from customers.

Delays in obtaining, or inability to obtain or renew, permits or authorizations by customers for their operations could impair DTI’s business.

DTI’s customers are required to obtain permits or authorizations from one or more governmental agencies or other third parties to perform drilling and completion activities, including hydraulic fracturing. Such permits or approvals are typically required by state agencies but can also be required by federal and local governmental agencies or other third parties. The requirements for such permits or authorizations vary depending on the location where such drilling and completion activities will be conducted. As with most permitting and authorization processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit or approval to be issued and the conditions which may be imposed in connection with the granting of the permit. In some jurisdictions, certain regulatory authorities have delayed or suspended the issuance of permits or authorizations while the potential environmental impacts associated with issuing such permits can be studied and appropriate mitigation measures evaluated.

In Texas, rural water districts have begun to impose restrictions on water use and may require permits for water used in drilling and completion activities. In addition, in January 2021, President Biden indefinitely suspended new oil and natural gas leases on public lands or in offshore waters pending completion of a comprehensive review and reconsideration of federal oil and gas permitting and leasing practices. Although the moratorium was enjoined nationwide in June 2021, and again in August 2022 after the U.S. Court of Appeals for the Fifth Circuit vacated the June 2021 injunction, the Biden Administration may take further actions to limit new oil and natural gas leases.

In November 2021, the Department of the Interior completed its review and issued a report on the federal oil and gas leasing program. The Department of the Interior’s report recommends several changes to federal leasing practices, including changes to royalty payments, bidding and bonding requirements. The effects of this report or other initiatives to reform the federal leasing process could result in additional restrictions or limitations on the issuance of federal leases and permits for drilling on public lands. Permitting, authorization or renewal delays, the inability to obtain new permits or the revocation of current permits could impact our customers’ operations and cause a loss of revenue and potentially have a materially adverse effect on our business, results of operations and cash flows.

Competition within the oil and gas drilling tool rental industry may adversely affect DTI’s ability to market its services.

The oil and gas drilling tool rental tool industry is highly competitive and fragmented. The number of rental tool companies active in a given market may exceed the corresponding demand therefor, which could result in active price competition. Some oil and gas drilling companies prioritize rental prices when choosing to contract with a rental tool company, which may further increase competition based primarily on price. In addition, adverse market conditions lower demand for drilling equipment, which results in excess equipment and lower utilization rates. If market conditions in DTI’s operating areas deteriorate from current levels or if adverse market conditions persist, the prices it is able to charge and utilization rates may decline. Moreover, its customers may choose to purchase some or all of the tools that they typically rent from DTI, thereby reducing the volume of business with such customers. Any significant future increase in overall market capacity for the rental equipment or services that DTI offers could adversely affect its business, results of operations and cash flows.

DTI may fail to fully execute, integrate, or realize the benefits expected from acquisitions, which may require significant management attention, disrupt its business and adversely affect the results of operations.

As part of its business strategy and to remain competitive, DTI continually evaluates acquiring or making investments in complementary companies, products or technologies. DTI may not be able to find suitable acquisition candidates or complete such acquisitions on favorable terms. DTI may incur significant expenses, divert employee and management time and attention from other business-related tasks and our organic strategy and incur other unanticipated complications while engaging with potential target companies where no transaction is eventually completed.

If DTI does complete acquisitions, it may not ultimately strengthen its competitive position or achieve its goals or expected growth, and any acquisitions completed could be viewed negatively by customers, or it could experience unexpected competition from market participants. Any integration process may require significant time and resources. DTI may not be able to manage the process successfully and may experience a decline in profitability as expenses are incurred prior to fully realizing the benefits of the acquisition. DTI could also expend significant cash and incur acquisition related costs and other unanticipated liabilities associated with the acquisition, the product or the technology, such as contractual obligations, potential security vulnerabilities of the acquired company and its products and services and potential intellectual property infringement. In addition, any acquired technology or product may not comply with legal or regulatory requirements and may cause exposure to regulatory risk and require additional investments to make them compliant.

DTI may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges and tax liabilities. DTI could become subject to legal claims following an acquisition or fail to accurately forecast the potential impact of any claims. Any of these issues could have a material adverse impact on the business and results of operations.

New technology may cause DTI to become less competitive.

New technology that enhances the functionality, performance reliability and design of downhole drilling tools currently on the market may become prevalent in the OFS industry. DTI may face difficulty obtaining these new tools for the purpose of renting them to its customers. Although DTI believes its fleet of rental equipment currently gives it a competitive advantage, if competitors develop fleets that are more technically advanced than DTI’s, it may lose market share or be placed at a competitive disadvantage. Further, DTI may face competitive pressure to acquire certain new tools at a substantial cost. Some competitors have greater financial, technical and personnel resources that may allow them to enjoy various competitive advantages in the acquisition of new tools. DTI cannot be certain that it will be able to continue to acquire new tools or convert existing tools to meet new performance requirements. Such an inability may have a material adverse effect on the business, results of operations and cash flows, including a reduction in the value of assets, and the rates that may be charged for their rental.

DTI rents tools used in the drilling of oil and gas wells. This equipment may subject DTI to liability, including claims for personal injury, property damage and environmental contamination, or reputational harm if it fails to perform to specifications.

DTI rents tools used in oil and gas exploration, development and production. Some of these tools are designed to operate in high-temperature and/or high-pressure environments, and some tools are designed for use in hydraulic fracturing operations. Because of applications to which the tools are exposed, particularly those involving high pressure environments, a failure of such tools, or a failure of the customers to maintain or operate the tools properly, could cause damage to the tools, damage to the property of customers and others, personal injury and environmental contamination and could lead to a variety of claims against DTI or reputational harm that could have an adverse effect on the business, results of operations and cash flows.

We indemnify customers against certain claims and liabilities resulting or arising from the provision of goods or services to them. In addition, DTI relies on customer indemnifications, generally, and third-party insurance as part of its risk mitigation strategy. However, the insurance may not be adequate to cover liabilities. In addition, customers may be unable to satisfy indemnification claims against them. Further, insurance companies may refuse to honor their policies, or insurance may not generally be available in the future, or if available, premiums may not be commercially justifiable. DTI could incur substantial liabilities and damages that are either not covered by insurance or that are in excess of policy limits, or incur liability at a time when it is not able to obtain liability insurance. Such potential liabilities could have a material adverse effect on the business, results of operations and cash flows.

DTI’s operations, and those of its customers, are subject to hazards inherent in the oil and gas industry, which could expose DTI, and its customers, to substantial liability and cause it to lose substantial revenue.

Risks inherent in the industry include the risks of equipment defects, installation errors, the presence of multiple contractors at the wellsite over which DTI has no control, vehicle accidents, fires, explosions, blowouts, surface cratering, uncontrollable flows of gas or well fluids, pipe or pipeline failures, abnormally pressured formations and various environmental hazards such as oil spills and releases of, and exposure to, hazardous substances. For example, the operations are subject to risks associated with hydraulic fracturing, including any mishandling, surface spillage or potential underground migration of fracturing fluids, including chemical additives. Both DTI and its customers are subject to these risks.

The occurrence of any of these events could result in substantial losses to DTI or to its customers due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties, suspension of operations and repairs required to resume operations. The cost of managing such risks may be significant. The frequency and severity of such incidents will affect operating costs, insurability and relationships with customers, employees and regulators.

Should these risks materialize for DTI, customers may elect not to rent its tools or utilize its services if they view DTI’s environmental or safety record as unacceptable, which could cause a loss of customers and substantial revenues. Should these risks materialize for the customers, they may also suffer similar negative consequences with respect to their own customers and clients. If this were to happen, the customers may no longer be in a position to do business with DTI, thereby adversely affecting the business, results of operations and cash flows.

DTI’s insurance may not be adequate to cover all losses or liabilities it may suffer. Also, insurance may no longer be available, or its availability may be at premium levels that do not justify its purchase. The occurrence of a significant uninsured claim, a claim in excess of the insurance coverage limits maintained by DTI or a claim at a time when DTI is not able to obtain liability insurance could have a material adverse effect on the ability to conduct normal business operations and on the business, results of operations, financial condition and cash flows. In addition, DTI may not be able to secure additional insurance or bonding that might be required by new governmental regulations. This may cause DTI to restrict its operations, which might severely impact the business, results of operations and cash flows.

Oilfield anti-indemnity provisions enacted by many states may restrict or prohibit a party’s indemnification of DTI.

DTI typically enters into agreements with its customers governing the provision of its services, which usually include certain indemnification provisions for losses resulting from operations. Such agreements may require each party to indemnify the other against certain claims regardless of the negligence or other fault of the indemnified party. However, many states place limitations on contractual indemnity agreements, particularly agreements that indemnify a party against the consequences of its own negligence. Furthermore, certain states, including Louisiana, New Mexico, Texas and Wyoming, have enacted statutes generally referred to as “oilfield anti-indemnity acts” expressly prohibiting certain indemnity agreements contained in or related to OFS agreements. Such oilfield anti-indemnity acts may restrict or void a party’s indemnification of DTI, which could have a material adverse effect on the business, results of operations and cash flows.

Restrictive covenants in the Credit Facility Agreement could limit DTI’s growth and its ability to finance operations, fund capital needs, respond to changing conditions and engage in other business activities that may be in DTI’s best interests.

The Amended and Restated Revolving Credit, Security and Guaranty Agreement among Drilling Tools International, Inc., certain of its subsidiaries, DTIC and PNC Bank, National Association, dated June 20, 2023 (“Credit Facility Agreement”) imposes operating and financial restrictions. These restrictions limit the ability to, among other things, subject to permitted exceptions:

•	incur additional indebtedness;

•	make investments or loans;

•	create liens;

•	consummate mergers and similar fundamental changes;

•	declare and pay dividends and distributions; and

•	enter into certain transactions with affiliates.

The restrictions contained in the Credit Facility Agreement could:

•	limit the ability to plan for, or react to, market conditions, to meet capital needs or otherwise to restrict activities or business plan; and

•	adversely affect the ability to finance operations or to engage in other business activities that would be in DTI’s interest.

The Credit Facility Agreement requires compliance with a specified financial ratio. The ability to comply with this ratio may be affected by events beyond DTI’s control and, as a result, this ratio may not be met in circumstances when it is tested. This financial ratio restriction could limit the ability to obtain future financings, make needed capital expenditures, withstand a continued downturn in business or a downturn in the economy in general or otherwise conduct necessary corporate activities. Declines in oil and natural gas prices, and therefore a reduction in customers’ activity, could result in failure to meet one or more of the covenants under the Credit Facility Agreement which could require refinancing or amendment of such obligations resulting in the payment of consent fees or higher interest rates, or require a capital raise at an inopportune time or on terms not favorable.

A breach of any of these covenants or the inability to comply with the required financial ratios or financial condition tests could result in a default under the Credit Facility Agreement. A default under the Credit Facility Agreement, if not cured or waived, could result in acceleration of all indebtedness outstanding thereunder.

DTI may incur indebtedness to execute its long-term growth strategy, which may reduce profitability.

Maintaining a relevant rental fleet requires significant capital. DTI may require additional capital in the future to maintain and refresh the fleet. For the years ended December 31, 2023 and 2022, DTI spent $44 million, and $25 million, respectively, to purchase property, plant and equipment. Historically, DTI has financed these investments through cash flows from operations and external borrowings. These sources of capital may not be available in the future. If DTI is unable to fund capital expenditures for any reason, it may not be able to capture available growth opportunities or effectively maintain existing assets and any such failure could have a material adverse effect on the business, results of operations and financial condition. If DTI incur’s additional indebtedness, profitability may be reduced.

Political, regulatory, economic and social disruptions in the countries in which DTI conducts business could adversely affect the business or results of operations.

In addition to facilities in the United States, DTI operates stocking points in Scotland and Germany and facilities in Canada and the United Arab Emirates. Additionally, DTI rents downhole drilling tools in Ukraine to Ukraine-based directional drilling companies and drilling contractors through Denimex, which acts as its representative in Ukraine. Instability and unforeseen changes in any of the markets in which DTI conducts business could have an adverse effect on the demand for, or supply of, the products that it rents and the services that it provides, which in turn could have an adverse effect on the business, results of operations and cash flows. These factors include, but are not limited to:

•	nationalization and expropriation;

•	potentially burdensome taxation;

•	inflationary and recessionary markets, including capital and equity markets;

•	civil unrest, labor issues, political instability, natural disasters, terrorist attacks, cyber-terrorism, military activity and wars;

•	outbreaks of pandemic or contagious diseases;

•	supply disruptions in key oil producing countries;

•	tariffs, trade restrictions, trade protection measures or price controls;

•	foreign ownership restrictions;

•	import or export licensing requirements;

•	restrictions on operations, trade practices, trade partners and investment decisions resulting from domestic and foreign laws and regulations;

•	changes in, and the administration of, laws and regulations;

•	inability to repatriate income or capital;

•	reductions in availability of qualified personnel;

•	development and implementation of new technologies;

•	foreign currency fluctuations or currency restrictions; and

•	fluctuations in the interest rate component of forward foreign currency rates.

DTI may not be able to manage our growth successfully.

The growth of DTI’s operations will depend upon its ability to expand the customer base in existing markets and to enter new markets in a timely manner at reasonable costs, organically or through acquisitions. In order for DTI to recover expenses incurred in entering new markets and obtaining new customers, it must attract and retain customers on economic terms and for extended periods. Customer growth depends on several factors outside of DTI’s control, including economic and demographic conditions, such as population changes, job and income growth, housing starts, new business formation and the overall level of economic activity. DTI may experience difficulty managing growth, integrating new customers and employees, and complying with applicable regulations. Expanding operations also may require continued development of operating and financial controls and may place additional stress on management and operational resources. DTI may be unable to manage growth and development successfully.

A failure of DTI’s information technology infrastructure and cyberattacks could adversely impact us.

DTI depends on its IT systems, in particular COMPASS, for the efficient operation of its business. Accordingly, DTI relies upon the capacity, reliability and security of its IT hardware and software infrastructure and its ability to expand and update this infrastructure in response to changing needs. Despite the implementation of security measures, the systems are vulnerable to damage from computer viruses, natural disasters, incursions by intruders or hackers, failures in hardware or software, power fluctuations, cyber terrorists and other similar disruptions. Moreover, DTI cannot guarantee that COMPASS, or features thereof, are not the protected intellectual property of third parties. If this is the case, these third parties may seek to protect their respective intellectual property rights, thereby hindering, or completely eliminating, the ability to use COMPASS and leverage its benefits.

Additionally, DTI relies on third parties to support the operation of the IT hardware and software infrastructure, and in certain instances, utilize web-based applications. DTI also provides proprietary and client data to certain third parties, and such third parties may be the subject of IT failures or cyberattacks. The failure of the IT systems or those of vendors or third parties to whom it discloses certain information to perform as anticipated for any reason or any significant breach of security could disrupt the business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations, inappropriate disclosure of confidential and proprietary information, reputational harm, increased overhead costs and loss of important information, which could have a material adverse effect on the business and results of operations. In addition, DTI may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

DTI’s results of operations and financial condition could be negatively impacted by changes in accounting principles.

The accounting for DTI’s business is subject to change based on the evolution of its business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in policies, rules, regulations, and interpretations of accounting and financial reporting requirements of the SEC or other regulatory agencies. Adoption of a change in accounting principles or interpretations could have a significant effect on DTI’s reported results of operations and could affect the reporting of transactions completed before the adoption of such change. It is difficult to predict the impact of future changes to accounting principles and accounting policies over financial reporting, any of which could adversely affect the results of operations and financial condition and could require significant investment in systems and personnel.

Adverse and unusual weather conditions may affect operations.

Operations may be materially affected by severe weather conditions in areas where DTI operates. Severe weather, such as hurricanes, high winds and seas, blizzards and extreme temperatures may cause evacuation of personnel, curtailment of services and suspension of operations, inability to deliver tools to customers in accordance with contract schedules and loss of or damage to tools and facilities. In addition, variations from normal weather patterns can have a significant impact on demand for oil and natural gas, thereby reducing demand for DTI’s tools and services.

Risks Related to DTI’s Legal and Regulatory Matters

DTI’s operations require it to comply with various domestic and international regulations, violations of which could have a material adverse effect on the business, results of operations, financial condition and cash flows.

DTI is exposed to a variety of federal, state, local and international laws and regulations relating to matters such as environmental, workplace, health and safety, labor and employment, customs and tariffs, export and re-export controls, economic sanctions, currency exchange, bribery and corruption and taxation. These laws and regulations are complex, frequently change and have tended to become more stringent over time. They may be adopted, enacted, amended, enforced or interpreted in such a manner that the incremental cost of compliance could adversely impact the business, results of operations and cash flows.

In addition to U.S. operations, DTI operates stocking points in Scotland and Germany and facilities in Canada and the United Arab Emirates. Additionally, DTI rents downhole drilling tools in Ukraine to Ukraine-based directional drilling companies and drilling contractors through Denimex, which acts as DTI’s representative in Ukraine. The operations outside of the United States require DTI to comply with numerous anti-bribery and anti-corruption regulations. The U.S. Foreign Corrupt Practices Act, among others, applies to DTI and its operations. DTI’s policies, procedures and programs may not always protect it from reckless or criminal acts committed by employees or agents, and severe criminal or civil sanctions may be imposed as a result of violations of these laws. DTI is also subject to the risks that employees and agents outside of the United States may fail to comply with applicable laws.

In addition, DTI purchases tools for use in the United States, Canada, the United Kingdom, Germany, the United Arab Emirates and Ukraine for use in such countries. Most movement of these tools involves imports and exports. As a result, compliance with multiple trade sanctions, embargoes and import/export laws and regulations pose a constant challenge and risk since a portion of the business is conducted outside of the United States through subsidiaries. Failure to comply with these laws and regulations could materially affect the business, results of operations and cash flows.

Compliance with environmental laws and regulations may adversely affect business and results of operations.

Environmental laws and regulations in the United States and foreign countries affect the services DTI provides and the equipment it rents and services, as well as the facilities it operates. Such laws and regulations also impact the oil and gas industry more broadly, thereby impacting demand for DTI’s products and equipment. For example, DTI may be affected by such laws as the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act of 1970. Further, its customers may be subject to a range of laws and regulations governing hydraulic fracturing, drilling and greenhouse gas emissions.

DTI is required to invest financial and managerial resources to comply with environmental laws and regulations and believe that it will continue to be required to do so in the future. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial and mitigation obligations, and the issuance of orders enjoining operations. These laws and regulations, as well as the finalizing of other new laws and regulations affecting DTI’s operations or the exploration and production and transportation of crude oil and natural gas by customers, could adversely affect the business and operating results by increasing the costs of compliance and costs of doing business for customers, limiting the demand for products and services, or restricting operations. Increased regulation or a move away from the use of fossil fuels caused by additional regulation could also reduce demand for products and services.

Existing or future laws and regulations related to greenhouse gases and climate change and related public and governmental initiatives and additional compliance obligations could have a material adverse effect on business, results of operations, prospects, and financial condition.

Changes in environmental requirements related to greenhouse gas emissions, climate change, or alternative energy sources may negatively impact demand for products and services. For example, oil and natural gas E&P may decline as a result of environmental requirements or laws, regulations and policies promoting the use of alternative forms of energy, including land use policies and other actions to restrict oil and gas leasing and permitting in response to environmental and climate change concerns. In January 2021, the Acting Secretary of the Department of the Interior issued an order suspending new leasing and drilling permits for fossil fuel production on federal lands and waters for 60 days. President Biden then issued an executive order indefinitely suspending new oil and natural gas leases on public lands or in offshore waters pending completion of a comprehensive review and reconsideration of federal oil and gas permitting and leasing practices. Several states filed lawsuits challenging the suspension and in June 2021, a judge in the U.S. District Court for the Western District of Louisiana issued a nationwide temporary injunction blocking the suspension. The Department of the Interior successfully appealed the U.S. District Court’s ruling in August 2022, but the moratorium was again enjoined that month. However, the Biden Administration may take further actions to limit new oil and natural gas leases. Further, to the extent that the Department of Interior’s report or other initiatives to reform federal leasing practices result in the development of additional restrictions on drilling, limitations on the availability of leases, or restrictions on the ability to obtain required permits, it could impact customers’ opportunities and reduce demand for DTI’s products and services in the aforementioned areas.

Federal, state and local agencies continue to evaluate climate-related legislation and other regulatory initiatives that would restrict emissions of greenhouse gases in areas in which DTI conducts business. For example, the United States Environmental Protection Agency has proposed new methane emissions regulations for certain oil and gas facilities, while the Inflation Reduction Act of 2022 established a charge on methane emissions above certain limits from such facilities. Because the business depends on the level of activity in the oil and gas industry, existing or future laws and regulations related to greenhouse gases could have a negative impact on business if such laws or regulations reduce demand for oil and natural gas. Likewise, such laws or regulations may result in additional compliance obligations with respect to the release, capture, sequestration and use of greenhouse gases. These additional obligations could increase costs and have a material adverse effect on business, results of operations, prospects and financial condition.

Many of DTI’s customers utilize hydraulic fracturing in their operations. Environmental concerns have been raised regarding the potential impact of hydraulic fracturing on underground water supplies and seismic activity. These concerns have led to several regulatory and governmental initiatives in the United States to restrict the hydraulic fracturing process, which could have an adverse impact on our customers’ production activities. Although DTI does not conduct hydraulic fracturing, increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition to oil and gas production activities using hydraulic fracturing techniques. In December 2021, the Texas Railroad Commission, which regulates the state’s oil and gas industry, suspended the use of deep wastewater disposal wells in four oil-producing counties in West Texas. The suspension is intended to mitigate earthquakes thought to be caused by the injection of waste fluids, including saltwater, that are a byproduct of hydraulic fracturing into disposal wells. The ban will require oil and gas production companies to find other options to handle the wastewater, which may include piping or trucking it longer distances to other locations not under the ban. The finalization of new laws or regulations at the federal, state, local or foreign level imposing reporting obligations on, or otherwise limiting, delaying or banning, the hydraulic fracturing process or other processes on which hydraulic fracturing and subsequent hydrocarbon production relies, such as water disposal, could make it more difficult to complete oil and natural gas wells. Further, it could increase customers’ costs of compliance and doing business, and otherwise adversely affect the hydraulic fracturing services they perform, which could negatively impact demand for DTI’s products.

Increasing attention by the public and government agencies to climate change and Environmental, Social and Governance (“ESG”) matters could also negatively impact demand for DTI’s products and services and the products of its oil and gas producing customers. In recent years, increasing attention has been given to corporate activities related to ESG in public discourse and the investment community. A number of advocacy groups, both domestically and internationally, have campaigned for governmental and private action to promote change at public companies related to ESG matters, including through the investment and voting practices of investment advisers, public pension funds, universities and other members of the investing community. These activities include increasing attention and demands for action related to climate change and energy rebalancing matters, such as promoting the use of substitutes to fossil fuel products and encouraging the divestment of fossil fuel equities, as well as pressuring lenders and other financial services companies to limit or curtail activities with fossil fuel companies. If this were to continue, it could have a material adverse effect on the valuation of the Common Stock and DTI’s ability to access equity capital markets.

In addition, DTI’s business could be impacted by initiatives to address greenhouse gases and climate change and incentives to conserve energy or use alternative energy sources. For example, the Inflation Reduction Act of 2022, signed into law by President Biden in August 2022, includes financial and other incentives to increase wind and solar electric generation and encourage consumers to use these alternative energy sources. Additional similar state or federal initiatives to incentivize a shift away from fossil fuels could reduce demand for hydrocarbons, thereby reducing demand for DTI’s products and services and negatively impacting business.

Changes in tax laws or tax rates, adverse positions taken by taxing authorities and tax audits could impact DTI’s operating results.

DTI is subject to the jurisdiction of numerous domestic and foreign taxing authorities. Changes in tax laws or tax rates, the resolution of tax assessments or audits by various tax authorities could impact operating results. In addition, DTI may periodically restructure its legal entity organization. If taxing authorities were to disagree with DTI’s tax positions in connection with any such restructurings, its effective income tax rate could be impacted. The final determination of income tax liabilities involves the interpretation of local tax laws, tax treaties and related authorities in each taxing jurisdiction, as well as the significant use of estimates and assumptions regarding future operations and results and the timing of income and expenses. DTI may be audited and receive tax assessments from taxing authorities that may result in assessment of additional taxes that are ultimately resolved with the authorities or through the courts. DTI believes these assessments may occasionally be based on erroneous and even arbitrary interpretations of local tax law. Resolution of any tax matter involves uncertainties and there are no assurances that the outcomes will be favorable. If U.S. or foreign tax authorities change applicable tax laws, DTI’s overall taxes could increase, and the business, financial condition or results of operating may be adversely impacted.

If DTI is unable to fully protect our intellectual property rights or trade secrets, it may suffer a loss in revenue or any competitive advantage or market share it hold, or it may incur costs in litigation defending intellectual property rights.

While DTI has some patents and others pending, it does not have patents relating to many of its key processes and technology. If DTI is not able to maintain the confidentiality of its trade secrets, or if its competitors are able to replicate its technology or services, its competitive advantage would be diminished. DTI also cannot provide any assurance that any patents it may obtain in the future would provide it with any significant commercial benefit or would allow it to prevent ur competitors from employing comparable technologies or processes. DTI may initiate litigation from time to time to protect and enforce intellectual property rights. In any such litigation, a defendant may assert that DTI’s intellectual property rights are invalid or unenforceable. Third parties from time to time may also initiate litigation against DTI by asserting that its businesses infringe, impair, misappropriate, dilute or otherwise violate another party’s intellectual property rights. DTI may not prevail in any such litigation, and the intellectual property rights may be found invalid or unenforceable or the products and services may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. The results or costs of any such litigation may have an adverse effect on business, results of operations and financial condition. Any litigation concerning intellectual property could be protracted and costly, is inherently unpredictable and could have an adverse effect on business, regardless of its outcome.

Moreover, third parties on whom DTI relies for certain tools may be subject to litigation to defend their intellectual property rights. If such litigation ends adversely for the third party with whom DTI deals, its ability to obtain such tools could be significantly limited or restricted. This could have a material adverse effect on business.

As a result of plans to expand business operations, including to jurisdictions in which tax laws may not be favorable, DTI’s obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect after-tax profitability and financial results.

DTI’s effective tax rates may fluctuate widely in the future, particularly if its business expands domestically or internationally. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. generally accepted accounting principles (“GAAP”), changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect DTI’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of the business.

Additionally, DTI is subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. DTI’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on DTI’s after-tax profitability and financial condition. Additionally, the Internal Revenue Service (“IRS”) and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with DTI’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If DTI does not prevail in any such disagreements, profitability may be affected.

DTI’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Risks Related to SDPI’s Business and Industry

Unless otherwise indicated or the context otherwise requires, all references in this “Risks Related to SDPI’s Business and Industry” to “SDPI” and other similar terms refer to Superior Drilling Products, Inc. and its subsidiaries prior to the consummation of the Merger, which will be the business of DTI and its consolidated subsidiaries after giving effect to the Merger.

A decline in expenditures by the oil and gas industry could impact SDPI’s revenue and income and result in an impairment of its assets.

SDPI’s business depends upon the condition of the oil and gas industry and, in particular, the willingness of oil and gas companies to make capital expenditures on exploration and development, drilling and production operations. The level of capital expenditures is generally dependent on the prevailing view of future oil and gas prices, which are influenced by numerous factors affecting the supply and demand for oil and gas, including:

•	worldwide economic activity, including any impacts from the global pandemics;

•	worldwide or specific region turmoil affecting oil global oil supplies, including the impact of inflationary and/or recessionary factors and the Russia – Ukraine conflict;

•	the level of exploration and production activity;

•	interest rates and the cost of capital;

•	new tariffs by the United States or other countries;

•	environmental regulation;

•	federal, state and foreign policies regarding exploration and development of oil and gas;

•	the ability of OPEC to set and maintain production levels and pricing;

•	governmental regulations regarding future oil and gas exploration and production;

•	the cost of exploring and producing oil and gas;

•	the cost of developing alternative energy sources;

•	the availability, expiration date and price of leases;

•	the discovery rate of new oil and gas reserves;

•	the success of drilling for oil and gas in unconventional resource plays such as shale formations;

•	technological advances; and

•	weather conditions.

SDPI expects continued volatility in both crude oil and natural gas prices, as well as in the level of drilling and production related activities. Even during periods of high prices for oil and natural gas, companies exploring for oil and gas may cancel or curtail programs, seek to renegotiate contract terms, including the price of our products and services, or reduce their levels of capital expenditures for exploration and production for a variety of reasons. These risks are greater during periods of low or declining commodity prices. Continued significant or prolonged declines in hydrocarbon prices have had, and may continue to have, a material adverse effect on the results of operations.

There may be significant annual and quarterly fluctuations in SDPI’s operating results.

Significant annual and quarterly fluctuations in SDPI’s results of operations may be caused by, among other factors, the volume of revenue, the timing of new product or service announcements, releases by SDPI and its competitors in the marketplace of new products or services, and seasonality and general economic conditions. SDPI’s revenue could also be impacted by inflationary and/or recessionary factors relating to the oil and gas industry that may directly affect its operations or the Russia – Ukraine conflict. There can be no assurance that the level of revenue achieved by SDPI in any particular fiscal period will not be significantly lower than in other comparable fiscal periods. SDPI believes quarter-to-quarter comparisons of its revenue and operating results are not necessarily meaningful and should not be relied on as indicators of future performance. SDPI’s operating expenses are relatively fixed in the short term and are based on management’s expectations of future revenue. As a result, if future revenue is below expectations, net income or loss may be disproportionately affected by a reduction in revenue, as any corresponding reduction in expenses may not be proportionate to the reduction in revenue.

SDPI’s customer base is concentrated and the loss of, or nonperformance by, one or more of its significant customers could cause revenue to decline substantially.

SDPI has two large customers that comprised 85% of total revenue in 2023 and 88% in 2022. It is likely that SDPI will continue to derive a significant portion of revenue from a relatively small number of customers in the future. If a major customer decided not to continue to use SDPI’s services or has a significant reduction in its business, revenue would decline, and operating results and financial condition could be harmed. In addition, SDPI is subject to credit risk due to the concentration of its customer base. Any increase in the non-payment of and non-performance by its counterparties, either as a result of changes in financial and economic conditions or otherwise, could have a material effect on its business, results of operations and financial condition and could adversely affect its liquidity.

SDPI must continue to develop new technologies, methodologies and products on a timely and cost-effective basis to satisfy the needs of its customers.

The drilling industry is driven primarily by cost minimization, and SDPI’s strategy is aimed at reducing drilling costs through the application of new drill bit assembly and drill string tool technologies. SDPI’s continued success will depend on its ability to meet its customers’ changing needs, on a timely and cost-effective basis, by successfully enhancing its current products and processes; developing, producing and marketing new products and processes; and responding to evolving industry standards and other technological changes.

SDPI cannot assure you that its products will be able to satisfy the specifications of its customers or that it will be able to perform the testing necessary to prove that the product specifications are satisfied in the future, or that the costs of modifications to its products to satisfy their requirements will not adversely affect the results of operations. SDPI believes its Strider technology for horizontal drilling offers advantages compared to competition, but failure to meet customer’s demand for services may adversely affect the business. SDPI may encounter resource constraints, competition, or other difficulties that may delay its ability to expand its bit remanufacturing services to the level desired or required by customers. If its products are unable to satisfy such requirements, or SDPI is unable to perform any required testing, its customers may cancel their contracts and/or seek new suppliers, and the business, results of operations, cash flows or financial position may be adversely affected.

SDPI’s related party transactions with the Meiers and their affiliated entities may cause conflicts of interests that may adversely affect the company.

SDPI has entered into, and may, in the future, enter into various transactions and agreements with the Meiers and their affiliated entities. SDPI believes that the transactions and agreements that SDPI has entered into with the Meiers are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create potential conflicts of interest when the board of directors is faced with decisions that could have different implications for SDPI and the Meiers or their affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of SDPI, as well as its relationship with other companies and its ability to enter into new relationships in the future, which may have a material adverse effect on the ability to do business.

SDPI’s customers’ industries are undergoing continuing consolidation that may impact the results of operations.

The oil and gas industry is rapidly consolidating and, as a result, some of SDPI’s largest end users of its product have consolidated and are using their size and purchasing power to seek economies of scale and pricing concessions. This consolidation may result in reduced capital spending by some of SDPI’s customers or the acquisition of one or more of its primary customers, which may lead to decreased demand for its products and services. SDPI cannot assure you that it will be able to maintain its level of sales to a customer that has consolidated or replace that revenue with increased business activity with other customers. As a result, the acquisition of one or more of SDPI’s primary customers, such as Baker Hughes and DTI, may have a significant negative impact on its results of operations, financial position or cash flows. SDPI is unable to predict what effect consolidations in the industry may have on price, capital spending by customers, market share and selling strategies, its competitive position, the ability to retain customers or its ability to negotiate favorable agreements with customers.

SDPI may be unable to successfully compete with other manufacturers of drilling equipment.

Several of SDPI’s competitors are diversified multinational companies with substantially larger operating staffs and greater capital resources than SDPI and which have been engaged in the manufacturing business for a much longer time. If these competitors substantially increase the resources they devote to developing and marketing competitive products and services, SDPI may not be able to compete effectively. Similarly, consolidation among competitors could enhance their competing market share, product and service offerings and financial resources, further intensifying competition.

SDPI is dependent on key personnel who may be difficult to replace.

SDPI’s success is dependent to a significant degree upon the business expertise and continued contributions of the founders and senior management team. In particular, SDPI is dependent upon the efforts and services of its founders, Mr. Troy Meier, its Chairman and Chief Executive Officer (“CEO”), and Ms. Annette Meier, its President and Chief Operating Officer (“COO”), because of their knowledge, experience, skills, and relationships with major clients and the other members of the management team. SDPI’s future success also depends on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel in is intense, and SDPI cannot assure you that it will be able to successfully attract, integrate or retain sufficiently qualified personnel. SDPI’s inability to retain these types of individuals could have a material adverse effect on its business, results of operations and financial condition.

Increases in the cost of raw materials used in SDPI’s manufacturing processes could negatively impact its profitability.

SDPI relies on the availability of volume and quality of synthetic diamond cutters for drill bit refurbishment and manufacturing and for its drill string tool manufacturing business. In addition, it must have a reliable source of steel available for manufacturing which is both of sufficient quality, and available at a cost-effective price. SDPI does not have fixed price contracts or arrangements for all of the raw materials and other supplies that it purchases. Baker Hughes provides the diamond cutters for SDPI’s drill bit refurbishment. However, sourcing cost-effective supplies of quality steel in the relatively low volumes that SDPI’s tool manufacturing requires can be challenging. Shortages of, and price increases for, steel and other raw materials and supplies that used in SDPI’s business may occur. Future shortages or price fluctuations in synthetic diamond cutters or steel could have a material adverse effect on the ability to conduct either drill bit refurbishment or drill tool manufacturing in a timely and cost-effective manner.

SDPI depends on third-party suppliers for timely deliveries of raw materials, and the results of operations could be adversely affected if SDPI is unable to obtain adequate supplies in a timely manner.

SDPI’s manufacturing operations depend upon obtaining adequate supplies of raw materials from third parties. Events beyond its control may impact the ability of these third parties to deliver raw materials. Any interruption in the supply of raw materials needed to manufacture products could adversely affect its business, results of operations and reputation with its customers.

SDPI may be unable to maintain adequate liquidity and make payments on its debt.

At December 31, 2023, SDPI had working capital of approximately $4,939,000. Its principal uses of cash are operating expenses, working capital requirements, capital expenditures and debt service payments. SDPI’s operational and financial strategies include lowering operating costs and capital spending to match revenue trends, managing working capital and debt to enhance liquidity.

While SDPI believes that its borrowing capacity and cash generated from operations will be sufficient to fund operations for 2023, its operational and financial strategies include managing operating costs, working capital and debt to enhance liquidity. SDPI expects to be cash flow positive in 2024. If it is unable to do this, it may not be able to, among other things, (i) maintain the current general and administrative spending levels; (ii) fund certain obligations as they become due; and (iii) respond to competitive pressures or unanticipated capital requirements. SDPI cannot provide any assurance that financing will be available to it in the future on acceptable terms.

SDPI’s Loan Agreement with Vast Bank provides a Revolving Line that allows it to borrow the lesser of $750,000 or the borrowing base, which is currently 50% of eligible inventory as calculated under the Loan

Agreement. If SDPI is unable to make required payments under the Loan Agreement, it would be in default thereunder, which would permit the holders of the indebtedness to accelerate the maturity thereof, unless SDPI is able to obtain, on a timely basis, a necessary waiver or amendment. Any waiver or amendment may require SDPI to revise the terms of the Loan Agreement which could increase the cost of its borrowings, require the payment of additional fees, and adversely impact the results of its operations. Upon the occurrence of any event of default that is not waived, the lenders could elect to exercise any of their available remedies, which include the right to not lend any additional amounts or, in the event SDPI has outstanding indebtedness under the Loan Agreement, to declare any outstanding indebtedness, together which any accrued interest and other fees, to be immediately due and payable. If SDPI is unable to repay the outstanding indebtedness, if any, under the Loan Agreement when due, the lenders would be permitted to proceed against their collateral, and this could have a material adverse effect on its business and financial condition.

SDPI may be exposed to unforeseen risks in its product manufacturing and processes which could adversely affect its financial conditions and results of operations.

SDPI operates its business from its Vernal, Utah headquarters. A natural disaster, extended utility failure or other significant event at its facility could significantly affect its ability to manufacture sufficient quantities of key products or otherwise deliver products to meet customer demand or contractual requirements which may result in a loss of revenue and other adverse business consequences. In addition, the equipment and management systems necessary for its operations are subject to wear and tear, break down and obsolescence, which could cause them to perform poorly or fail, resulting in fluctuations in manufacturing efficiencies and production costs. Significant manufacturing fluctuations may affect SDPI’s ability to deliver products to its customers on a timely basis and it may suffer financial penalties and a diminution of commercial reputation and future product orders. Additionally, some of the business may in the future be conducted under fixed price contracts. Fluctuations in the manufacturing process, or inaccurate estimates and assumptions used in pricing contracts, even if due to factors out of SDPI’s control, may result in cost overruns which it may be required to absorb. Any shut down of its manufacturing facility, reductions in the manufacturing process or efficiency, or cost overruns could adversely affect the business, financial condition and results of operations.

SDPI may be unable to employ enough skilled and qualified workers to sustain or expand current operations.

SDPI’s operations require personnel with specialized skills and experience. The supply of skilled and experienced personnel may not be sufficient to meet current or expected demand. Any significant increase in the wages paid by competing employers could result in a reduction of skilled labor force, increases in the wage rates that SDPI must pay, or both. If any of these events were to occur, SDPI’s capacity could be diminished, the ability to respond quickly to customer demands or strong market conditions may be inhibited and its growth potential impaired, any of which could have a material adverse effect on the business, financial condition and results of operations.

If SDPI is not able to manage its growth strategy successfully, its business, and results of operations may be adversely affected.

SDPI’s growth strategy includes acquisitions and the development and implementation of new product designs and improvements, which presents numerous managerial, administrative, operational, and other challenges. SDPI’s ability to manage the growth of its operations will depend on its ability to develop systems and services and related technologies to meet evolving industry requirements and at prices acceptable to its customers to compete in the industry in which it operates. SDPI’s ability to compete effectively will also depend on its ability to continue to obtain patents on its proprietary technology and products. Although SDPI does not consider any single patent to be material to its business, the inability to protect its future innovations through patents could have a material adverse effect. In addition, SDPI’s growth will increase its need to attract, develop, motivate, and retain both management and professional employees. The inability of management to manage growth effectively or the inability of employees to achieve anticipated performance could have a material adverse effect on the business of SDPI.

Acquisitions and investments may not result in anticipated benefits and may present risks not originally contemplated, which could have a material adverse effect on SDPI’s financial condition, results of operations and cash flows.

Should SDPI’s growth strategy include acquiring other companies that complement its service offerings or broaden its technical capabilities and geographic presence, these transactions may not result in the anticipated realization of savings, creation of efficiencies, offering of new products or services, generation of cash or income or reduction of risk. In addition, acquisitions may be financed by borrowings, requiring SDPI to incur debt, or by the issuance of common stock. These transactions involve numerous risks, and SDPI cannot ensure that:

•	any acquisition would be successfully integrated into its operations and internal controls;

•	the due diligence conducted prior to an acquisition would uncover situations that could result in financial or legal exposure;

•	the use of cash for acquisitions would not adversely affect its cash available for capital expenditures and other uses;

•	any disposition, investment, acquisition or integration would not divert management resources from the operation of its business; or

•	any disposition, investment, acquisition or integration would not have a material adverse effect on its financial condition, results of operations or cash flows.

SDPI’s inability to integrate acquisitions successfully could impede it from realizing all of the benefits of the acquisitions which could have a material adverse effect on its financial condition and results of operations.

If SDPI is unable to successfully integrate future acquisitions, it could be impeded from realizing all of the anticipated benefits of those acquisitions and could weaken its business operations. The integration process may disrupt its business and, if implemented ineffectively, may preclude realization of the anticipated benefits expected by it and could harm its results of operations. In addition, the overall integration of the combining companies may result in unanticipated problems, expenses, liabilities and competitive responses, and may cause the stock price to decline. The difficulties of integrating an acquisition include, among others:

•	unanticipated issues in integration of information, communications, and other systems;

•	unanticipated incompatibility of logistics, marketing, and administration methods;

•	maintaining employee morale and retaining key employees;

•	integrating the business cultures of both companies;

•	preserving important strategic client relationships;

•	coordinating geographically separate organizations; and

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations.

Even if the operations of an acquisition are integrated successfully, SDPI may not realize the anticipated benefits of the acquisition, including the synergies, cost savings or growth opportunities that it expects. These benefits may not be achieved within the anticipated time frame, or at all. Failing to realize the benefits could have a material adverse effect on its financial condition and results of operations.

Conditions in the global financial system may have impacts on its business and financial position that SDPI currently cannot predict.

Uncertainty in the credit markets may negatively impact the ability of SDPI’s customers to finance purchases of its products and services and could result in a decrease in, or cancellation of, orders or adversely affect the collectability of receivables. If the availability of credit to customers is reduced, they may reduce their drilling and production expenditures, thereby decreasing demand for SDPI’s products and services, which could have a negative impact on its financial position. Additionally, unsettled conditions could have an impact on its suppliers, causing them to be unable to meet their obligations to SDPI. Although SDPI does not currently anticipate a need to access the credit markets in the short term, a prolonged constriction on future lending by banks or investors could result in higher interest rates on future debt obligations or could restrict its ability to obtain sufficient financing to meet long-term operational and capital needs.

In addition, the global financial system may be impacted by the effects of global health epidemics and concerns of turmoil and military actions. Weakness or deterioration of the global economy could reduce SDPI’s customers’ spending levels and could impact revenues and operating results. SDPI is unable to predict the effect of this on its business and results of operations.

A terrorist attack or armed conflict could harm SDPI’s business.

Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent SDPI from meeting financial and other obligations. The events in Russia and surrounding areas and the historic volatility in the Middle East may result in political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for SDPI’s services and causing a reduction in revenue. Oil and natural gas related facilities could be direct targets of terrorist attacks, and operations could be adversely impacted if infrastructure integral to customers’ operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Materials and minerals used in SDPI’s manufacturing process may become subject to laws and regulations that may expose it to significant costs and liabilities.

The diamonds comprising the diamond cutting discs used in our operations are synthetic and manufactured in the United States, South Africa and China. Neither those diamond cutters nor any other minerals used in SDPI’s operations are currently identified as “conflict minerals” in the Dodd-Frank Wall Street Reform and Consumer Protection Act. However, SDPI cannot predict or control if the United States Secretary of State will or will not identify one of the minerals used in its manufacturing process as a conflict mineral. Should the materials used in its manufacturing process be designated as a conflict mineral, SDPI will be required to file Form SD with the SEC and conduct the required diligence to determine the source of the conflict mineral in connection with such disclosure. Any increased costs and expenses associated with this could have a material adverse impact on its financial condition and results of operations.

The use and protection of SDPI’s proprietary technology will affect its success. There are limitations to its intellectual property rights in its proprietary technology, and thus the right to exclude others from the use of such proprietary technology.

SDPI’s success will be affected by its development and implementation of new product designs and improvements and by its ability to protect and maintain critical intellectual property assets related to these developments. Although in many cases its products are not protected by any registered intellectual property rights, in other cases SDPI relies on a combination of patents and trade secret laws to establish and protect this proprietary technology.

SDPI currently holds multiple U.S. patents and has multiple pending patent applications for products and processes in the U.S. and certain non-U.S. countries. Patent rights give the owner of a patent the right to exclude third parties from making, using, selling, and offering for sale the inventions claimed in the patents in the applicable country. Patent rights do not necessarily grant the owner of a patent the right to practice the invention claimed in a patent, but merely the right to exclude others from practicing the invention claimed in the patent. It may also be possible for a third party to design around SDPI’s patents. Furthermore, patent rights have strict territorial limits. Some of SDPI’s work will be conducted in international waters and therefore may not fall within the scope of any country’s patent jurisdiction. SDPI may not be able to enforce its patents against infringement occurring in international waters and other “non-covered” territories. Also, SDPI does not have patents in every jurisdiction in which it conducts business and its patent portfolio will not protect all aspects of its business and may relate to obsolete or unusual methods, which would not prevent third parties from entering the same market.

SDPI attempts to limit access to and distribution of its technology by customarily entering into confidentiality and/or license agreements with its employees, customers and potential customers and suppliers. SDPI’s rights in confidential information, trade secrets, and confidential know-how will not prevent third parties from independently developing similar information. Publicly available information (e.g. information in expired issued patents, published patent applications, and scientific literature) can also be used by third parties to independently develop technology. SDPI cannot provide assurance that this independently developed technology will not be equivalent or superior to its proprietary technology.

SDPI’s competitors may infringe upon, misappropriate, violate or challenge the validity or enforceability of its intellectual property and it may not able to adequately protect or enforce intellectual property rights in the future.

SDPI’s businesses and its customers’ businesses are subject to environmental laws and regulations that may increase its costs, limit the demand for its products and services or restrict its operations.

SDPI’s operations and the operations of its customers are also subject to federal, state, local and foreign laws and regulations relating to the protection of human health and the environment. These environmental laws and regulations affect the products and services it designs, markets and sells, as well as the facilities where it manufactures products. For example, SDPI’s operations are subject to numerous and complex laws and regulations that, among other things, may regulate the management and disposal of hazardous and non-hazardous wastes; require acquisition of environmental permits related to operations; restrict the types, quantities and concentrations of various materials that can be released into the environment; limit or prohibit operation activities in certain ecologically sensitive and other protected areas; regulate specific health and safety criteria addressing worker protection; require compliance with operational and equipment standards; impose testing, reporting and record-keeping requirements; and require remedial measures to mitigate pollution from former and ongoing operations at its facilities or at facilities where wastes generated by its operations have been disposed. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties or other enforcement, and criminal prosecution. SDPI is required to invest financial and managerial resources to comply with such environmental, health and safety laws and regulations and anticipate that it will continue to be required to do so in the future. In addition, environmental laws and regulations could limit customers’ exploration and production activities. These laws and regulations change frequently, which makes it impossible to predict their cost or impact on future operations. The adoption of legislation or regulatory programs to reduce greenhouse gas emissions could also increase the cost of consuming, and thereby reduce demand for, the hydrocarbons that SDPI’s customers produce. Consequently, such legislation or regulatory programs could have an adverse effect on its financial condition and results of operations. It is too early to determine whether, or in what form, further regulatory action regarding greenhouse gas emissions may ultimately be adopted or what specific impact a new regulatory action might have on SDPI or its customers. Generally, the anticipated regulatory actions do not appear to affect SDPI in any material respect that is different, or to any materially greater or lesser extent, than other companies that are competitors. However, the business and prospects could be adversely affected to the extent laws are enacted or modified or other governmental action is taken that prohibits or restricts customers’ exploration and production activities or imposes environmental protection requirements that result in increased costs to SDPI or its customers.

Environmental laws may provide for “strict liability” for damages to natural resources or threats to public health and safety, rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Some environmental laws and regulations provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, SDPI may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws and regulations also may expose SDPI to liability for the conduct of or conditions caused by others, or for its acts that were in compliance with all applicable laws and regulations at the time such acts were performed. Any of these laws and regulations could result in claims, fines or expenditures that could be material to results of operations, financial position and cash flows.

New government regulations could have an impact on SDPI’s business and the business of its customers.

On January 20, 2021, the Biden Administration came into office and immediately issued a number of executive orders related to environmental matters that could affect our operations and those of our customers, including an Executive Order on “Protecting Public Health and the Environment and Restoring Science to Tackle the Climate Crisis” seeking to adopt new regulations and policies to address climate change and suspend, revise, or rescind, prior agency actions that are identified as conflicting with the Biden Administration’s climate policies. Among the areas that could be affected by the review are regulations addressing methane emissions and the part of the extraction process known as hydraulic fracturing. The Biden Administration has also issued other orders that could ultimately affect our business and the business of our customers, such as the executive order rejoining the Paris Agreement, and could seek, in the future, to put into place additional executive orders, policy and regulatory reviews, and seek to have Congress pass legislation that could adversely affect the production of oil and gas assets. However, the status of recent and future rules and rulemaking initiatives under the Biden Administration remains uncertain. As of the end of 2023, there have been no costs or specific concerns to SDPI.

The increasing attention to global climate change risks has created the potential for the likelihood of private and public litigation and governmental investigations. Such actions would increase costs and adversely impact our business.

SDPI’s failure to implement and comply with its safety program could adversely affect its operating results or financial condition.

SDPI’s safety program is a fundamental element of its overall approach to risk management, and the implementation of the safety program is a significant issue in its dealings with its clients. Unsafe job sites and office environments have the potential to increase employee turnover, increase the cost of a project to its clients, expose it to types and levels of risk that are fundamentally unacceptable, and raise operating costs. The implementation of its safety processes and procedures are monitored by various agencies and rating bureaus and may be evaluated by certain clients in cases in which safety requirements have been established in its contracts. If SDPI fails to comply with safety regulations or maintain an acceptable level of safety at its facilities, it may incur fines, penalties or other liabilities, or may be held criminally liable. SDPI may incur additional costs to upgrade equipment or conduct additional training, or otherwise incur costs in connection with compliance with safety regulations. Failure to maintain safe operations or achieve certain safety performance metrics could disqualify it from doing business with certain customers, particularly major oil companies.

SDPI’s products are used in operations that are subject to potential hazards inherent in the oil and gas industry and, as a result, it is exposed to potential liabilities that may affect its financial condition and reputation.

SDPI’s products are used in potentially hazardous drilling, completion and production applications in the oil and gas industry where an accident or a failure of a product can potentially have catastrophic consequences. Risks inherent to these applications, such as equipment malfunctions and failures, equipment misuse and defects, explosions, blowouts and uncontrollable flows of oil, natural gas or well fluids and natural disasters, on land or in deep water or shallow-water environments, can cause personal injury, loss of life, suspension of operations, damage to formations, damage to facilities, business interruption and damage to or destruction of property, surface water and drinking water resources, equipment and the environment. In addition, SDPI provides certain services that could cause, contribute to or be implicated in these events. If its products or services fail to meet specifications or are involved in accidents or failures, SDPI could face warranty, contract or other litigation claims, which could expose it to substantial liability for personal injury, wrongful death, property damage, loss of oil and gas production, and pollution and other environmental damages. SDPI’s insurance policies may not be adequate to cover all liabilities. Further, insurance may not be generally available in the future or, if available, insurance premiums may make such insurance commercially unjustifiable. Moreover, even if SDPI is successful in defending a claim, it could be time-consuming and costly to defend.

In addition, the frequency and severity of such incidents could affect operating costs, insurability and relationships with customers, employees and regulators. In particular, the customers may elect not to purchase SDPI’s products or services if they view its safety record as unacceptable, which could cause it to lose customers and substantial revenue. In addition, these risks may be greater for SDPI because it may acquire companies that have not allocated significant resources and management focus to quality, or safety requiring rehabilitative efforts during the integration process. SDPI may incur liabilities for losses associated with these newly acquired companies before it is able to rehabilitate such companies’ quality, safety and environmental programs.

SDPI’s information systems may experience an interruption or breach in security.

SDPI relies on its proprietary production management technology which has changed how users connect to its knowledge and other information technology (“IT”) systems to conduct business. Despite SDPI’s security and back-up measures, its IT systems are vulnerable to computer viruses, natural disasters and other disruptions or failures. The failure of its IT systems to perform as anticipated for any reason or any significant breach of security could disrupt its business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations and those of its customers, inappropriate disclosure of confidential information, increased overhead costs, loss of intellectual property, loss of data privacy and damage to its reputation, which could have a material adverse effect on the business and results of operations. In addition, SDPI may be required to incur significant costs to prevent or respond to damage caused by these disruptions or security breaches in the future.

Cybersecurity breaches and other disruptions could compromise SDPI’s information and operations, and expose it to liability, which would cause the business and reputation to suffer.

In the ordinary course of business, SDPI collects and stores sensitive data in its data centers and on its networks, including intellectual property, proprietary business information, information regarding customers, suppliers and business partners, and personally identifiable information of employees. The secure processing, maintenance and transmission of this information is critical to SDPI’s operations and business strategy. Despite these security measures, SDPI’s information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise the networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption of operations, damage to SDPI’s reputation, and loss of confidence in its services, which could adversely affect its business.

SDPI’s information technology infrastructure is critical to the efficient operation of the business and essential to its ability to perform day-to-day operations. Breaches in the information technology infrastructure or physical facilities, or other disruptions, could result in damage to SDPI’s assets, safety incidents, damage to the environment, loss of data privacy, potential liability or the loss of contracts, and have a material adverse effect on its operations, financial position and results of operations.

Possible tariffs could have a material adverse effect on SDPI’s business.

The United States has in the past announced the implementation of tariffs on imported steel and could in the future consider tariffs on additional items. If this were to occur, it could result in the adoption of additional tariffs by other countries as well. Any resulting trade war could negatively impact the global market for oil field products and services and could have a significant adverse effect on SDPI’s business. While SDPI cannot predict how any future enacted tariffs will impact its business, the imposition of tariffs on items it imports from other countries could increase costs and could result in lowering the gross margin on products sold. SDPI has not experienced a negative impact as a result of tariffs imposed on imported oil and gas products.

SDPI’s international activities are subject to many of the same risks as described above, as well as to risks associated with the legislative, judicial, regulatory, political, economic and cultural factors specific to the countries or regions in which it operates.

SDPI has operations in the Middle East. Its International segment’s operations generated 15% and 11% of its revenue for the years ended December 31, 2023 and 2022, respectively. In general, the risk factors identified above also have relevance to the International operations. In addition, the International operations also expose SDPI to other risks, including those related to, for example:

•	political conditions and geopolitical events, including war and terrorism;

•	economic conditions, including monetary and fiscal policies and tax rules;

•	legal and regulatory environments;

•	rules governing international trade and potential changes to trade policies or trade agreements and ownership of foreign entities;

•	risks associated with foreign currency exchange rates;

•	cultural differences that SDPI may be unable to anticipate or respond to appropriately;

•	different rules or practices regarding employee relations, including the existence of works councils or unions;

•	difficulties in enforcing intellectual property rights; and

•	difficulties encountered in exerting appropriate management oversight to operations in remote locations.

These factors could significantly disrupt the International operations and have a material adverse effect on SDPI’s revenue and profitability and could lead it to incur material impairments and other exit costs.

Risks Related to the SDPI Common Stock

As a smaller reporting company, SDPI is subject to scaled disclosure requirements that may make it more challenging for investors to analyze its results of operations and financial prospects.

Currently, SDPI is a “smaller reporting company,” meaning that its outstanding common stock held by non-affiliates had a market value of less than $250 million as of June 30, 2023. As a “smaller reporting company,” SDPI is able to provide simplified executive compensation disclosures in its filings; is exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and has certain other decreased disclosure obligations in SEC filings, including, being required to provide only two years of audited financial statements in annual reports. Consequently, it may be more challenging for investors to analyze the results of operations and financial prospects.

As long as SDPI is substantially controlled by the Meiers, the ability of its shareholders to influence the outcome of matters will be limited.

The Meiers continue to own a substantial portion of SDPI’s outstanding common stock and serve on its Board of Directors. As long as they have substantial voting control of the company, SDPI will not have the ability to take many stockholder actions, including the election or removal of directors, irrespective of the vote of, and without prior notice to, any other stockholder. As a result, the Meiers will have the ability to influence or control all matters affecting SDPI, including:

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the composition of the board of directors and, through the board of directors, decision-making with respect to governance and business direction and policies, including the appointment and removal of officers;

•	any determinations with respect to acquisitions of businesses, mergers or other business combinations and change of control transactions;

•	the acquisition or disposition of assets; and

•	the capital structure.

The market price of SDPI’s common stock has been and may continue to be volatile.

The trading price of SDPI’s common stock and the price at which it may sell common stock in the future are subject to large fluctuations in response to any of the following:

•	limited trading volume in SDPI’s common stock;

•	quarterly variations in operating results;

•	general financial market conditions;

•	the prices of natural gas and oil;

•	announcements by SDPI and its competitors;

•	its liquidity;

•	changes in government regulations;

•	its ability to raise additional funds;

•	its involvement in litigation; and

•	other events.

SDPI does not anticipate paying dividends on its common stock.

SDPI has not paid any dividends in the past and does not intend to pay cash dividends on common stock in the foreseeable future. SDPI currently intends to retain any earnings for the future operation and development of its business. In addition, under Utah law no distribution may be made if, after giving it effect: (a) SDPI would be unable to pay its debts as they come due, or (b) its total assets would be less than its total liabilities. SDPI can provide no assurance that those restrictions will not prevent it from paying a dividend in future periods.

SDPI may issue preferred stock whose terms could adversely affect the voting power or value of its common stock.

SDPI’s articles of incorporation authorize it to issue, without the approval of its shareholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over its common stock respecting dividends and distributions, as its board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of common stock. For example, SDPI might grant holders of preferred stock the right to elect some number of directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences SDPI might assign to holders of preferred stock could affect the residual value of the common stock.

Certain provisions in SDPI’s organizational documents could delay or prevent a change in control.

The existence of some provisions in SDPI’s organizational documents could delay or prevent a change in control of the company, even if that change would be beneficial to the shareholders. The articles of incorporation and bylaws contain provisions that may make acquiring control of the company difficult, including:

•	provisions regulating the ability of shareholders to nominate directors for election or to bring matters for action at annual meetings of the shareholders;

•	limitations on the ability of the shareholders to call a special meeting and act by written consent;

•	the authorization given to the board of directors to issue and set the terms of preferred stock; and

•	establishment of a classified board of directors.

Significant short sales of SDPI stock, or the perception that such sales could occur, could depress the market price of the common stock and impair its ability to raise capital.

If there are significant short sales of SDPI’s stock, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares, thereby contributing to sales of stock in the market. Such sales also may impair the ability to raise capital through the sale of additional equity securities in the future at a time and price that the management deems acceptable, if at all.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained or incorporated by reference in this proxy statement/prospectus relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance, and involve certain risks and uncertainties, including those contained in DTI’s and SDPI’s filings with the SEC. Forward-looking statements use words such as “anticipate,” “project,” “will,” “expect,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding DTI’s and SDPI’s plans and objectives for future operations or the proposed Merger. Although DTI and SDPI believe that the expectations reflected in these forward-looking statements are reasonable, neither DTI nor SDPI can assure you that DTI’s and SDPI’s expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. Any differences could be caused by a number of factors, including, but not limited to:

•	the ability of DTI or SDPI to consummate the Merger;

•	the risk that the Merger does not occur;

•	negative effects from the pendency of the Merger;

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failure to obtain the required approvals for the Merger, including the ability to obtain the requisite approvals from SDPI Stockholders, and the risk that DTI or SDPI may be unable to obtain governmental and regulatory approvals required for the Merger or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the Merger;

•	the risk that a condition to closing of the Merger may not be satisfied;

•	the time required to consummate the Merger;

•	the risk that cost savings, tax benefits and any other synergies from the Merger may not be fully realized or may take longer to realize than expected;

•	disruption from the Merger may make it more difficult to maintain relationships with customers, employees or suppliers;

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the risk that certain officers and directors of DTI and SDPI have interests in the Merger that are different from, or in addition, to the interests they may have as a DTI stockholder or a SDPI stockholder, respectively;

•	the possibility that financial projections by DTI may not prove to be reflective of actual future results;

•	the different rights associated with owning DTI Common Stock rather than SDPI Common Stock;

•	the risk that the market value of DTI Common Stock will decline;

•	potential dilution on DTI’s earnings per share of DTI Common Stock;

•	the focus of management time and attention on the Merger and other disruptions arising from the Merger;

•	legal proceedings that may be instituted against DTI or SDPI in connection with the Merger;

•	DTI’s ability to successfully integrate SDPI with its existing operations and fully realize the expected synergies of the Merger or the expected timeline;

•	the demand for DTI’s products and services, which is influenced by the general level activity in the oil and gas industry;

•	DTI’s ability to retain its customers, particularly those that contribute to a large portion of DTI’s revenue;

•	DTI’s ability to remain the sole North American distributor of the Drill-N-Ream;

•	DTI’s ability to employ and retain a sufficient number of skilled and qualified workers, including its key personnel;

•	the impact of DTI’s status as an emerging growth company and smaller reporting company;

•	DTI’s ability to source tools at reasonable cost;

•	DTI’s customers’ ability to obtain required permits or authorizations from applicable governmental agencies and other third parties;

•	DTI’s ability to market its services in a competitive industry;

•	DTI’s ability to execute, integrate and realize the benefits of acquisitions, and manage the resulting growth of our business;

•	DTI’s ability to obtain new technology that may become prevalent in the OFS industry;

•	potential liability for claims arising from damage or harm caused by the operation of DTI’s tools, or otherwise arising from the dangerous activities that are inherent in the oil and gas industry;

•	the impact of the COVID-19 pandemic;

•	the impact of the ongoing conflicts in the Middle East, Ukraine, and elsewhere;

•	application of oilfield anti-indemnity limitations enacted by certain states;

•	DTI’s ability to obtain additional capital;

•	the impact of restrictive covenants in the Credit Facility Agreement;

•	the impact of indebtedness incurred to execute DTI’s long-term growth strategy;

•	potential political, regulatory, economic and social disruptions in the countries in which DTI conducts business, including changes in tax laws or tax rates;

•	DTI’s dependence on our IT systems, in particular customer order management portal and support system (“COMPASS”), for the efficient operation of DTI’s business;

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the impact of a change in relevant accounting principles, enforcement of existing or new regulations, and changes in policies, rules, regulations, and interpretations of accounting and financial reporting requirements;

•	the impact of adverse and unusual weather conditions on DTI’s operations;

•	DTI’s ability to comply with applicable laws, regulations and rules, including those related to the environment, greenhouse gases and climate change;

•	DTI’s ability to protect its intellectual property rights or trade secrets;

•	DTI’s ability to maintain an effective system of disclosure controls and internal control over financial reporting;

•	the potential for volatility in the market price of the DTI Common Stock;

•	the impact of increased legal, accounting, administrative and other costs incurred by DTI as a public company, including the impact of possible shareholder litigation;

•	the potential for issuance of additional shares of DTI Common Stock or other equity securities;

•	DTI’s ability to maintain the listing of the DTI Common Stock on Nasdaq;

•	the impact of industry or securities analysts changing their recommendation, or failing to cover, the DTI Common Stock;

•	the impact of DTI’s status as a “controlled company;” and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

You are cautioned that the foregoing list of important factors may not contain all of the material factors that are important to you. In evaluating these factors and our forward-looking statements, you should carefully consider the risks described herein and in the other reports that DTI and SDPI file with the SEC. See the sections entitled “Risk Factors” beginning on page 61 of this proxy statement/prospectus and “Where You Can Find More Information” beginning on page 243 of this proxy statement/prospectus. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this proxy statement/prospectus may not in fact occur. Accordingly, investors should not place undue reliance on those statements.

Forward-looking statements included herein speak only as of the date of made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing.

PARTIES TO THE MERGER

Drilling Tools International Corporation

DTI provides oilfield equipment and services to oil and natural gas sectors in North America, Europe, and the Middle East. DTI offers downhole tool rentals, machining, and inspection services to support the global drilling and wellbore construction industry. DTI’s primary products are bottom hole assembly components such as stabilizers, subs, non-magnetic and steel drill collars, hole openers, roller reamers, as well as drill pipe and drill pipe accessories. In addition, DTI provides proprietary technology in its wellbore optimization business supplying the patented Drill-N-Ream (trademark) wellbore conditioning tool, and the patented RotoSteer (trademark), rotational steering tool for use in the extended reach horizontal drilling industry. DTI also offers a wide variety of ancillary equipment and handling tools to support our rental platform. Those tools include float valves, ring gauges, tool baskets, lift bail, lift subs, mud magnets, elevators, bracket and bail assemblies, slips, tongs, stabbing guides and safety clamps. DTI also offers a limited product line of blowout preventers and pressure control accessory equipment. DTI was founded in 1984 and is headquartered in Houston, Texas. DTI operates from 16 locations in North America and maintains eight international service and support centers across Europe and the Middle East.

DTI’s principal executive offices are located at 3701 Briarpark Drive, Suite 150, Houston, Texas 77042 and its telephone number is (832) 742-8500.

Superior Drilling Products, Inc.

SDPI is an innovative drilling and completion tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. Its headquarters and manufacturing operations are located in Vernal, Utah. SDPI’s drilling solutions include the patented Drill-N-Ream tool and the patented Strider technology. In addition, SDPI is a manufacturer of Drill-N-Ream tools and refurbisher of PDC drill bits for a leading oil field services company. SDPI operates a state-of-the-art drill tool fabrication facility, where it manufactures solutions for the drilling industry, as well as customers’ custom products. SDPI’s headquarters are co-located in Vernal, Utah with its manufacturing operations. It also operates a repair facility in Dubai.

SDPI innovates, designs, engineers, manufactures, sells, and repairs drilling and completion tools in the United States, Canada, and the Middle East. It currently have three basic operations: (i) its PDC drill bit and other tool refurbishing and manufacturing service, (ii) its emerging technologies business that manufactures the Drill-N-Ream tool, its innovative drill string enhancement tool, the Strider technology and other tools, and (iii) its new product development business that conducts research and development, and designs its horizontal drill string enhancement tools, other down-hole drilling technologies, and drilling tool manufacturing technologies.

SDPI’s principal executive office is located at 1583 South 1700 East, Vernal, Utah 84078, and its phone number is (435) 789-0594.

SPECIAL MEETING OF SDPI STOCKHOLDERS

General

This document is first being mailed on or about July 2, 2024 and constitutes notice of the SDPI Special Meeting in conformity with the requirements of the UBCA and the SDPI organization documents.

This document is being provided to SDPI Stockholders as part of a solicitation of proxies by the SDPI Board for use at the SDPI Special Meeting and at any adjournment or postponement of the SDPI Special Meeting. SDPI Stockholders are encouraged to read the entire document carefully, including the Annexes to this document, for more detailed information regarding the Merger Agreement and the Transactions.

SDPI Stockholders will not be able to attend the SDPI Special Meeting in-person. SDPI Stockholders will receive a meeting invitation with a direct link to the SDPI Special Meeting following their registration. You may begin to log into the meeting platform beginning at 8:30 a.m., Mountain Time, on July 29, 2024. The SDPI Special Meeting will begin promptly at 9:00 a.m., Mountain Time, on July 29, 2024. Online access and check-in will begin at 8:30 a.m., Mountain Time. Technical support will be available on the virtual meeting platform beginning at 8:30 a.m., Mountain Time on July 29, 2024 through the conclusion of the SDPI Special Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please dial the technical assistance numbers shown on the virtual meeting platform.

The SDPI Board and the SDPI management have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, SDPI Stockholders will bear any costs associated with their Internet access, such as usage charges from Internet access providers and telephone companies. A virtual special meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving SDPI and the SDPI Stockholders time and money, especially as physical attendance at meetings has dwindled. SDPI also believes that the online tools SDPI has selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with SDPI in advance of, and during, the SDPI Special Meeting so they can ask questions of the SDPI Board or SDPI management.

Date, Time and Place

The SDPI Special Meeting will be held virtually, on July 29, 2024, at 9:00 a.m., Mountain Time, via live audio webcast. SDPI Stockholders will receive a meeting invitation with a direct link to the SDPI Special Meeting following their registration. References to the SDPI Special Meeting in this proxy statement/prospectus are to such virtual special meeting as the same may be adjourned or postponed from time to time.

Purpose of the SDPI Special Meeting

The SDPI Special Meeting has been called for the following purposes:

•	To consider and vote on the Merger Proposal to approve the Merger Agreement, a copy of which is attached as Annex A to the proxy statement/prospectus;

•	To consider and vote on the Merger Compensation Proposal; and

•	To approve the SDPI Adjournment Proposal, if necessary or appropriate, to solicit additional votes from stockholders if there are not sufficient votes to adopt the Merger Proposal.

SDPI will transact no other business at the SDPI Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the SDPI Special Meeting by or at the direction of the SDPI Board in accordance with the SDPI organizational documents. This proxy statement/prospectus, including the Merger Agreement attached hereto as Annex A, contains further information with respect to these matters.

Reasons for the Merger; Recommendation of the SDPI Special Committee and the SDPI Board; Fairness

The SDPI Board established the SDPI Special Committee to, among other things, (a) review and oversee the Merger and to consider other alternatives to the Merger that would be in the best interests of SDPI and the SDPI Stockholders (an “Alternative Transaction”), (b) review, evaluate, investigate and negotiate the terms and conditions of the Merger or any Alternative Transaction to the extent the SDPI Special Committee determines such action is advisable, (c) determine whether the Merger or any Alternative Transaction is fair to, and in the best interests of, SDPI and the SDPI Stockholders, and (d) if the SDPI Special Committee deems it appropriate or advisable, recommend to the SDPI Board what action, if any, should be taken by SDPI with respect to the Merger or any Alternative Transaction.

After careful consideration, the SDPI Special Committee unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, are advisable and fair to, and in the best interests of, SDPI and the SDPI Unaffiliated Stockholders, (b) recommended that the SDPI Board adopt the Merger Agreement and approve the Transactions, including the Merger, and determine that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interest of, SDPI and the SDPI Unaffiliated Stockholders, and (c) recommended that the SDPI Board submit the Merger Agreement to the SDPI Stockholders for their approval and recommend that the SDPI Stockholders approve the Merger Agreement, in each case, on the terms and subject to the conditions of the Merger Agreement.

The SDPI Board, acting upon the recommendation of the SDPI Special Committee, unanimously (a) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, SDPI and the SDPI Stockholders, including the SDPI Unaffiliated Stockholders, (b) adopted the Merger Agreement and approved the Transactions, including the Merger, and the execution, delivery and performance of the Merger Agreement, (c) resolved to recommend that the SDPI Stockholders approve the Merger Agreement and (d) directed that the SDPI Special Meeting be convened for the purpose of submitting the Merger Proposal, the Merger Compensation Proposal and the SDPI Adjournment Proposal to the SDPI Stockholders for their approval.

In addition, the SDPI Special Committee and the SDPI Board believe that the Merger is fair to SDPI’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.

In reaching their respective conclusions regarding the reasons for the Merger and the fairness to the SDPI Unaffiliated Stockholders, the SDPI Special Committee and SDPI Board considered the factors described under “Special Factors—Reasons for the Merger; Recommendation of the SDPI Special Committee and the SDPI Board; Fairness.”

The Supporting Shareholders expressly agreed with, and adopted, the SDPI Special Committee’s and SDPI Board’s reasons for the Merger and their position as to the fairness of the Merger to SDPI Unaffiliated Stockholders.

Record Date; Stockholders Entitled to Vote

Only holders of SDPI Common Stock at the close of business on June 24, 2024, the record date for the SDPI Special Meeting, will be entitled to notice of, and to vote at, the SDPI Special Meeting or any adjournment or postponement of the SDPI Special Meeting. At the close of business on the SDPI record date, 30,391,244 shares of SDPI Common Stock were issued and outstanding.

Holders of SDPI Common Stock are entitled to one vote for each share of SDPI Common Stock they own at the close of business on the SDPI record date.

Quorum; Adjournment

The holders of a majority of the outstanding shares of SDPI Common Stock entitled to vote at the SDPI Special Meeting represented in person or by proxy at the SDPI Special Meeting will constitute a quorum and will permit

SDPI to conduct the proposed business at the SDPI Special Meeting. Virtual attendance at the SDPI Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum. Proxies received but marked as abstentions will be counted as shares of SDPI Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will not be considered present or represented at the SDPI Special Meeting for purposes of determining the presence of a quorum. As a result, there must be 15,195,623 shares of SDPI Common Stock represented by proxy or by stockholders present and entitled to vote at the SDPI Special Meeting in order to have a quorum.

In the absence of a quorum, the SDPI Special Meeting may be adjourned from time to time by the affirmative vote of holders of at least a majority of the outstanding SDPI Common Stock, represented either in person or by proxy, but no other business may be transacted.

Notice need not be given of the adjourned meeting and a new record date need not be fixed if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 45 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for the stockholders entitled to vote is fixed for the adjourned meeting, the SDPI Board must fix a record date for the adjourned meeting in accordance with the SDPI organizational documents and provide a new notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting. In addition, the SDPI Special Meeting could be postponed before it commences.

If the SDPI Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the SDPI Special Meeting.

Required Vote

Assuming a quorum is present, approval of the Merger Proposal requires the affirmative vote of the SDPI Stockholders representing a majority of the outstanding shares of SDPI Common Stock. Approval of the Merger Compensation Proposal and the SDPI Adjournment Proposal requires the affirmative vote of the SDPI Stockholders representing a majority of the outstanding SDPI Common Stock entitled to vote and represented in person or by proxy at the SDPI Special Meeting entitled to vote and represented in person or by proxy at the SDPI Special Meeting.

Abstentions; Failures to Vote and Broker Non-Votes

An abstention occurs when a SDPI Stockholder returns a proxy with an “abstain” instruction. At the SDPI Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. An abstention or failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal. An abstention or a failure to vote will have no effect on the vote for the Merger Compensation Proposal and the SDPI Adjournment Proposal.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares of SDPI Common Stock represented by your proxy will be voted as recommended by the SDPI Board with respect to that proposal. This means they will be voted: (1) “FOR” the Merger Proposal, (2) “FOR” the Merger Compensation Proposal, and (3) “FOR” the SDPI Adjournment Proposal.

Broker non-votes occur when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under the rules of the NYSEA, your bank, broker or other nominee will only be permitted to vote your SDPI Common Stock, as applicable, on “non-routine” matters if you instruct your bank, broker or other nominee how to vote. All of the proposals scheduled for consideration at the SDPI Special Meeting are “non-routine” matters. As a result, if you fail to provide voting instructions to your broker, bank or other nominee, your common stock will not be counted as present or represented at the SDPI Special Meeting, as applicable, for purposes of determining a quorum and will not be voted on any of the proposals. To make sure that your common stock is voted on each of the proposals, you should instruct your bank, broker or other nominee how you wish to vote your common stock in accordance with the procedures provided by your bank, broker or other nominee regarding the voting of your common stock.

Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.

Voting by the SDPI Directors and Executive Officers

The directors and executive officers of SDPI beneficially owned, in the aggregate, approximately 48.7% of the outstanding SDPI Common Stock as of July 24, 2024. DTI and SDPI believe that the directors and executive officers of SDPI will vote in favor of the Merger Proposal, the Merger Compensation Proposal and the SDPI Adjournment Proposal.

Concurrently with the execution and delivery of the Merger Agreement, DTI entered into the Voting and Support Agreement with the Supporting Shareholders. Under the Voting and Support Agreement, the Supporting Shareholders agreed to, among other things, vote the Voting Shares in favor of the approval of the Merger Agreement and the transactions contemplated thereby, subject to the limitations set forth in the Voting and Support Agreement.

Voting at the SDPI Special Meeting

The SDPI Special Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live audio webcast. The virtual SDPI Special Meeting will be held on July 29, 2024 at 9:00 a.m., Mountain Time. To participate in the SDPI Special Meeting and submit questions during the special meeting, visit http://www.viewproxy.com/SDPI/2024SM. Online check-in will begin at 8:30 a.m., Mountain Time. Please allow time for online check-in procedures.

The virtual stockholder meeting format uses technology designed to increase stockholder access, save SDPI and SDPI Stockholders time and money, and provide SDPI Stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, SDPI provides stockholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting.

Although SDPI offers four different methods by which your SDPI Common Stock may be represented and voted at the SDPI Special Meeting, SDPI encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your common stock is represented and voted at the SDPI Special Meeting.

•

To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to http://www.viewproxy.com/SDPI/2024SM and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 10:59 p.m., Mountain Time, on July 29, 2024.

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To Submit a Proxy by Telephone: To submit a proxy to vote by telephone, call the toll-free (within the U.S., U.S. territories and Canada) telephone number listed on your proxy card on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 10:59 p.m., Mountain Time, on July 29, 2024.

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To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your SDPI Common Stock to be voted with regard to a particular proposal, your SDPI Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares of common stock will not be counted as present or represented at the SDPI Special Meeting and cannot be voted.

•	Voting Virtually at the SDPI Special Meeting: Voting virtually at the SDPI Special Meeting.

If your common stock is held by your bank, broker or other nominee, you are considered the beneficial owner of the common stock held in “street name” and you will receive a vote instruction form from your bank, broker or other nominee seeking instruction from you as to how your common stock should be voted.

If you sign your proxy, but do not indicate how you wish to vote, your common stock will be voted “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the SDPI Adjournment Proposal.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the SDPI Special Meeting. If you are the stockholder of record of your common stock, you may revoke your proxy by:

•	submitting another proxy over the Internet or by telephone prior to 10:59 p.m., Mountain Time, on July 29, 2024;

•	timely delivering a written notice that you are revoking your proxy to SDPI’s Secretary;

•	timely delivering a valid, later-dated proxy;

•

attending the SDPI Special Meeting and voting. Your attendance at the SDPI Special Meeting will not revoke your proxy unless you give written notice of revocation to SDPI’s Secretary before your proxy is exercised or unless you vote your common stock in person at the SDPI Special Meeting; or

•	if you are the beneficial owner of common stock held in “street name,” you should contact your bank, broker or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The SDPI Board is soliciting your proxy in connection with the SDPI Special Meeting, and SDPI will bear the cost of soliciting such proxies, including the costs of printing and mailing this proxy statement/prospectus. SDPI has retained Alliance Advisors as proxy solicitor to assist with the solicitation of proxies in connection with the SDPI Special Meeting. SDPI agreed to pay Alliance Advisors a fee of approximately $47,000, plus reasonable and customary expenses and fees for any additional services. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of SDPI Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of SDPI’s directors, officers and employees, without additional compensation.

Tabulation of Votes

Alliance Advisors will tabulate the votes and serve as the independent inspector of election at the SDPI Special Meeting.

Dissenters’ Rights

Under Utah law, holders of SDPI Common Stock may dissent from the First Merger and have the fair value of their shares paid to them in cash. For more information regarding dissenters’ rights, see the section entitled “Dissenters’ Rights” on page 235. A copy of Part 13 of the UBCA is attached as Annex C to this proxy statement/prospectus.

Householding of SDPI Special Meeting Materials

Each registered SDPI Stockholder will receive one copy of this proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. For more details, see “Householding of Proxy Statement/Prospectus.”

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact the Secretary, at SDPI’s principal executive offices, 1583 South 1700 East, Vernal, Utah 84078.

Assistance

If you need assistance submitting your proxy or have questions regarding the SDPI Special Meeting, please contact SDPI’s proxy solicitor:

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Toll Free: 877-587-1964

E-mail: SDPI@allianceadvisors.com

THE MERGER AGREEMENT

This section of this proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Merger.

This summary is not intended to provide any other factual information about DTI, SDPI, or their respective subsidiaries and Affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement that were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of DTI, SDPI, or any of their respective subsidiaries or Affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in DTI’s or SDPI’s public disclosures incorporated by reference in this proxy statement/prospectus. Capitalized terms used but not defined in this section shall have the respective meanings given to them in the Merger Agreement.

Effects of the Merger; Directors and Officers

At the First Effective Time, Merger Sub I will be merged with and into SDPI in accordance with the UBCA and the DGCL and upon the terms and conditions of the Merger Agreement (the “First Merger”). Upon the consummation of the First Merger, Merger Sub I will cease to exist and SDPI will be the surviving corporation (the “Initial Surviving Company”).

At the Second Effective Time, the Initial Surviving Company will be merged with and into Merger Sub II in accordance with the UBCA, the DGCL, and the DLLCA (the “Second Merger,” and together with the First Merger, the “Merger”). Following the Merger, the Initial Surviving Company will cease to exist, and Merger Sub II will continue its existence as the surviving limited liability company (the “Surviving Company”). From and after the Second Effective Time, all the property, rights, privileges, and franchises of SDPI, Merger Sub I, and Merger Sub II will be vested in the Surviving Company, and all of the debts, obligations, liabilities, restrictions, and duties of SDPI, Merger Sub I, and Merger Sub II will become the debts, obligations, limitations, and duties of the Surviving Company, as provided for in the UBCA, the DGCL, and DLLCA.

From and after the First Effective Time, the directors and officers of Merger Sub I immediately prior to the First Effective Time shall be the directors and officers of the Initial Surviving Company until their successor has been duly elected, designated, or qualified, or until their earlier death, resignation, or removal in accordance with the articles of incorporation and bylaws of the Initial Surviving Company.

From and after the Second Effective Time, the managers and officers of Merger Sub II immediately prior to the Second Effective Time shall be the managers and officers of the Surviving Company, each to hold office in accordance with the limited liability company agreement of the Surviving Company until their respective successors have been duly elected, designated, or qualified, or until their earlier death, resignation, or removal in accordance with the limited liability company agreement of the Surviving Company.

Closing and Effective Time of the Merger

The consummation of the Merger (the “Closing”) shall be held remotely by exchange of documents and signatures (or their electronic counterparts), unless a place for the Closing to be held in person is agreed to in writing by the parties to the Merger Agreement, on the second business day after the satisfaction or, to the extent permitted under the Merger Agreement and applicable legal requirements, waiver of the last to be satisfied or waived of all conditions to the parties’ respective obligations to effect the Merger. The date on which the Closing actually takes place is referred to as the “Closing Date.”

At the Closing, the parties will cause articles of merger with respect to the First Merger, in form and substance reasonably satisfactory to the parties (the “First Certificate of Merger”), and immediately thereafter a certificate of merger or articles of merger, as applicable, with respect to the Second Merger in form and substance reasonably satisfactory to the parties to the Merger Agreement (the “Second Certificate of Merger,” and together with the First Certificate of Merger, “the Certificates of Merger”) to be duly executed and filed with the Utah Department of Commerce, Division of Corporations and Commercial Code (the “Utah Division of Corporations”) and the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and make all other filings or recordings required by SDPI, Merger Sub I, Merger Sub II, or DTI under the UBCA, the DGCL, and the DLLCA in connection with effecting the Merger. The Merger shall become effective on the date and at such time as the Certificates of Merger are filed with the Utah Division of Corporations and the Delaware Secretary of State, as applicable, or at such later time as may be mutually agreed to in writing by DTI and SDPI and specified in the Certificates of Merger.

Merger Consideration; Proration

At the First Effective Time, automatically, by virtue of the First Merger and without any action on the part of DTI, Merger Sub I, SDPI, or any SDPI Stockholder, (i) all shares of SDPI Common Stock that are held in SDPI’s treasury or are held directly by a subsidiary of SDPI, DTI, Merger Sub I, and Merger Sub II immediately prior to the First Effective Time (collectively, with the Dissenting Shares (as defined in the Merger Agreement), the “Excluded Shares”) will be cancelled and will cease to exist, and no consideration will be paid or payable in respect thereof and (ii) each share of SDPI Common Stock that is issued and outstanding immediately prior to the First Effective Time (including all shares of SDPI Restricted Stock) will be converted into the right to receive, without interest, at the election of the holder either:

1.

Cash Election Consideration: for each share of SDPI Common Stock with respect to with an election to receive cash has been made and not revoked or lost (the “Cash Election Shares”) will receive an amount of cash equal to $1.00, without interest (the “Cash Election Consideration”);

2.

Stock Election Consideration: for each share of SDPI Common Stock with respect to which an election to receive stock has been made and not revoked or lost (the “Stock Election Shares”), 0.313 validly issued, fully paid, and non-assessable shares of DTI Common Stock (the “Stock Election Consideration”); and

3.

No Election Shares: for each share of SDPI Common Stock with respect to which no election to receive cash or stock has been made (the “No Election Shares”), the Cash Election Consideration, the Stock Election Consideration, or a combination of both.

Each share of common stock, par value $0.0001 per share of Merger Sub I that is issued and outstanding immediately prior to the First Effective Time will be converted into one validly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Initial Surviving Company.

At the Second Effective Time, automatically by virtue of the Second Merger and without any action by DTI, the Initial Surviving Company or Merger Sub II, each share of common stock, par value $0.0001 per share, of the Initial Surviving Company issued and outstanding immediately prior to the Second Effective Time will be cancelled and will cease to exist. Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time will remain outstanding as a limited liability company interest of the Surviving Company.

No fractional shares of DTI Common Stock will be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares will be issued. Any holder of SDPI Common Stock who would otherwise be entitled to receive a fraction of a share of DTI Common Stock will, in lieu of such fraction of a share and upon surrender of such holder’s certificates representing shares of SDPI Common Stock outstanding as of immediately prior to the First Effective Time or book-entry positions representing non-certificated shares of SDPI Common Stock, will be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required tax withholding, determined by multiplying such fraction by the average of the daily volume weighted average trading price per share of DTI Common Stock on Nasdaq on each of the five consecutive trading days ending on (and including) the trading day that is three trading days prior to the date of the First Effective Time.

If the product of the aggregate number of Stock Election Shares and 0.313 (the “Stock Election Multiplier,” and such product, the “Aggregate Stock Elections”) exceeds 4,845,240 shares of DTI Common Stock (the “Maximum Share Amount”), then:

(i)	all Cash Election Shares and No Election Shares will be exchanged for the Cash Election Consideration; and

(ii)

a portion of the Stock Election Shares of each holder thereof will be exchange for the Stock Election Consideration, with such portion being equal to the product obtained by multiplying (A) the number of such holder’s Stock Election Shares by (B) a fraction, the numerator of which will be the Maximum Share Amount and the denominator of which will be the Aggregate Stock Elections, with the remaining portion of such holder’s Stock Election Shares being exchanged for the Cash Election Consideration.

If the Aggregate Stock Elections is less than 4,112,752 shares of DTI Common Stock (the “Minimum Share Amount,” and such difference, the “Shortfall Amount”), then:

(i)

all Cash Election Shares and No Election Shares will be treated in the following manner: (A) if the Shortfall Amount is less than or equal to the product of the aggregate number of No Election Shares and the Stock Election Multiplier (the “No Election Share Amount”), then (1) all Cash Election Shares will be exchanged for Cash Election Consideration and (2) the No Election Shares of each holder thereof will be exchange for Stock Election Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (x) the number of No Election Shares of such holder by (y) a fraction, the numerator of which is the Shortfall Amount and the denominator of which is the No Election Share Amount, with the remaining portion of such holder’s No Election Shares (if any) being exchanged for the Cash Election Consideration or (B) if the Shortfall Amount exceeds the No Election Share Amount, then (1) all No Election Shares will be exchanged for the Stock Election Consideration and (2) a portion of the Cash Election Shares of each holder thereof will be exchanged for the Stock Election Consideration, with such portion being equal to the product obtained by multiplying (x) the number of Cash Election Shares of such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Amount exceeds the No Election Share Amount, and the denominator of which is the product obtained by multiplying the aggregate number of Cash Election Shares by the Stock Election Multiplier, with the remaining portion of such holder’s Cash Election Shares being exchanged for the Cash Election Consideration; and

(ii)	all Stock Election Shares will be exchanged for the Stock Election Consideration

If the Aggregate Stock Elections is (x) equal to the Maximum Share Amount, (y) less than the Maximum Share Amount but greater than the Minimum Share Amount, or (z) equal to the Minimum Share Amount, then:

(i)	all Cash Election Shares and No Election Shares will be exchanged for the Cash Election Consideration; and

(ii)	all Stock Election Shares will be exchanged for the Stock Election Consideration.

Treatment of SDPI Equity Awards

Effective as of the First Effective Time, each option to purchase SDPI Common Stock (“Company Option”) held by an individual who, as of immediately after the First Effective Time, constitutes an “employee” of DTI within the meaning of the SEC’s Registration Statement on Form S-8, that is outstanding and unexercised, whether vested or unvested, immediately prior to the First Effective Time (each, an “Assumed Company Option”) shall cease to represent a right to acquire shares of SDPI Common Stock and shall be assumed by DTI and converted automatically into an option to purchase DTI Common Stock on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to such Assumed Company Option immediately prior to the First Effective Time, except that: (i) the number of shares of DTI Common Stock subject to each Assumed Company Option shall be determined by multiplying: (A) the number of shares of SDPI Common Stock subject to such Assumed Company Option immediately prior to the First Effective Time; by (B) 0.313 (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events, the “Option Exchange Ratio”), and rounding such product down to the nearest whole share; (ii) the per share exercise price of each Assumed Company Option shall be determined by dividing: (A) the per share exercise price of the Assumed Company Option immediately prior to the First Effective Time; by (B) the Option Exchange Ratio, and rounding such quotient up to the nearest whole cent, and (iii) the Assumed Company Option shall become fully vested immediately upon the First Effective Time.

Prior to the First Effective Time, SDPI shall take all corporate action necessary to provide that each Company Option shall accelerate in full, and all shares of restricted stock and any other shares of SDPI Common Stock subject to vesting conditions based on continuing service, based on performance, or based on both continuing service and performance (“Company Restricted Stock”) shall become fully vested and the restrictions with respect thereto shall lapse (to the extent not otherwise previously vested in accordance with their terms) as of immediately prior to the First Effective Time.

Effective as of the First Effective Time, each Company Option that is not an Assumed Company Option and that is outstanding and unexercised immediately prior to the First Effective Time, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of SDPI Common Stock subject to the Company Option, and (y) the excess, if any, of (i) the Cash Election Consideration, over (ii) the per share exercise price of such Company Option, less any applicable taxes and withholding; provided, however, that each such Company Option that is not an Assumed Company Option that has an exercise price per share that is greater than or equal to the Cash Election Consideration shall be cancelled at the First Effective Time for no consideration.

DTI has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of DTI Common Stock for delivery with respect to all Assumed Company Options. DTI also has agreed to file and cause to be effective as of no later than the First Effective Time, a registration statement under the Securities Act on Form S-8 or other appropriate form under the Securities Act, relating to shares of DTI Common Stock issuable with respect to all Assumed Company Options, and DTI has agreed to use its best efforts to cause such registration statement to remain in effect for so long as such Assumed Company Options remain outstanding.

Election, Exchange and Payment Procedures

Not less than 30 days prior to the anticipated First Effective Time (the “Mailing Date”), DTI will cause to be mailed to each record holder of shares of SDPI Common Stock (other than Excluded Shares), including each holder of SDPI Restricted Stock, as of five business days prior to the Mailing Date, an election form (the “Election Form”). Each Election Form will permit the holder (or the beneficial owner through customary documentation and instructions) of shares of SDPI Common Stock, including each holder of SDPI Restricted Stock, to specify (i) the number of shares of SDPI Common Stock with respect to which such holder elects to receive the Stock Election Consideration, (ii) the number of shares with respect to which such holder elects to receive the Cash Election consideration, or (iii) that such holder makes no election with respect to such holder’s shares of SDPI Common Stock.

Any shares of SDPI Common Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York Time, on the business day that is three trading days prior to the Closing Date or such other date as DTI and SDPI will, prior to the Closing, mutually agree (the “Election Deadline”) will be deemed to be No Election Shares. DTI and SDPI will publicly announce the anticipated Election Deadline at least five business days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and DTI and SDPI will promptly announce any such delay, and, when determined, the rescheduled Election Deadline.

Each holder of shares of SDPI Restricted Stock will be deemed to have elected to receive Cash Election Consideration with respect to a number of such shares to satisfy withholding obligations with respect thereto, and DTI will deposit, or cause to be deposited, funds sufficient to pay applicable withholding with respect to such shares of SDPI Restricted Stock from such Cash Election Consideration.

Any election will have been properly made only if the Exchange Agent actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the Person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares represented by such Election Form will be deemed to be No Election Shares, except to the extent a subsequent election is properly made during the Election Period.

Subject to the terms of the Merger Agreement and of the Election Form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. None of DTI, SDPI, or the Exchange Agent will be under any obligation to notify any Person of any defect in an Election Form. Notwithstanding the foregoing, holders of shares of SDPI Common Stock who submit an Election Form have the right to challenge any such decisions of the Exchange Agent made in connection with the discretion described above in a court of competent jurisdiction.

Dissenters’ Rights

Under Utah law, holders of SDPI Common Stock may dissent from the First Merger and have the fair value of their shares paid to them in cash. For more information regarding dissenters’ rights, see the section entitled “Dissenters’ Rights” on page 235. A copy of Part 13 of the URBCA is attached as Annex C to this proxy statement/prospectus.

Adjustments to Prevent Dilution

If during the period from the date of the Merger Agreement through the First Effective Time, the outstanding shares of DTI Common Stock or SDPI Common Stock are changed or converted into a different number or class or series of shares of capital stock by reason of any stock split, division, combination, change, exchange or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization, or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Merger Consideration (and, for the avoidance of doubt, the Stock Election Multiplier and the Option Exchange Ratio) shall be adjusted to the extent appropriate to proportionately reflect such change and to otherwise provide the same economic effect to the SDPI Stockholders as contemplated in the Merger Agreement prior to such action.

Representations and Warranties

The Merger Agreement contains representations and warranties by DTI, Merger Sub I, and Merger Sub II, on the one hand, and SDPI, on the other hand.

These representations and warranties have been made solely for the benefit of the parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by DTI, Merger Sub I, and Merger Sub II, related to, among other things:

•	organization, standing, and similar organization matters;

•	capital structure,

•

due authorization of the Merger Agreement and the transactions contemplated thereby, absence of any conflicts with third parties created by such transaction and the absence of voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the Merger Agreement and the transactions contemplated thereby;

•	documents filed with the SEC;

•	no undisclosed liabilities or obligations;

•	maintenance of a system of internal controls;

•	the availability of funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the Merger Agreement;

•	absence of changes or events;

•	legal proceedings;

•	compliance with applicable laws;

•

information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part, and the Schedule 13E-3 Transaction Statement under Section 13(e) of the Exchange Act and Rule 13e-3 thereunder relating to the transactions contemplated by the Merger Agreement (the “Schedule 13E-3”);

•	tax matters;

•	intellectual property matters;

•	data privacy and security matters;

•	benefit plans and other employee matters;

•	real property matters;

•	regulatory matters; and

•	brokers and other advisors.

The representations and warranties made by SDPI relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•

due authorization of the Merger Agreement and the transactions contemplated thereby, absence of any conflicts with third parties created by such transaction and the absence of voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the Merger Agreement and the transactions contemplated thereby;

•	documents filed with the SEC;

•	no undisclosed liabilities or obligations;

•	maintenance of a system of internal controls;

•	absence of changes or events since the signing of the Merger Agreement;

•	legal proceedings;

•	compliance with applicable laws;

•	environmental matters;

•	information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part, and the Schedule 13E-3;

•	tax matters;

•	benefit plans and other employee matters;

•	intellectual property matters;

•	data privacy and security matters;

•	real property matters;

•	regulatory matters;

•	opinion of financial advisor; and

•	brokers and other advisors.

Conduct of SDPI’s Business Pending the Merger

For the period from the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement, except to the extent that DTI has otherwise given its prior consent in writing (such consent not to be unreasonably withheld, conditioned, or delayed), as set forth in the schedules to the Merger Agreement, as may be required by law, or as expressly required by the Merger Agreement, SDPI will, and will cause its subsidiaries to, use commercially reasonably efforts to conduct its business in the ordinary course of business.

Subject to certain exceptions, unless DTI consents in writing (which consent may be unreasonably withheld, conditioned, or delayed), SDPI will not, and will not permit its subsidiaries to:

•	amend the SDPI Charter or SDPI Bylaws or the organizational documents of any subsidiary of SDPI;

•	split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of SDPI’s capital stock or other equity interests of SDPI or its subsidiaries;

•

declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of SDPI’s capital stock or the capital stock or other equity interest of any subsidiary of SDPI, other than dividends or distributions only to the extent paid by any wholly owned subsidiary of SDPI to SDPI or another wholly owned subsidiary of SDPI;

•

acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (A) any other Person, (B) any equity interest in any other Person (other than investments in equity securities that constitute short term investments that are accounted for as cash equivalents), (C) any business or division of another Person, or (D) any material assets except, (1) acquisitions by SDPI from any wholly owned subsidiary of SDPI or among any wholly owned subsidiaries of SDPI; (2) the purchase of equipment, supplies and inventory in the ordinary course of business or (3) inbound licenses or other grants or assignments of intellectual property in the ordinary course of business;

•

except in connection with any transaction between SDPI and any wholly owned subsidiaries of SDPI or among any wholly owned subsidiaries of SDPI, issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, other than shares of SDPI Common Stock issuable upon exercise of outstanding SDPI Options;

•

sell, assign, transfer, lease, or license to any third party, or incur any lien on any of its material tangible property or tangible assets, except for certain permitted encumbrances, or otherwise dispose of (by merger, consolidation, operation of law, division, or otherwise), any material intellectual property or material tangible assets of SDPI, other than sales of inventory, goods, or services in the ordinary course of business in a manner consistent with past practice or of obsolete equipment or assets in the ordinary course of business consistent with past practice, pursuant to written contracts or commitments existing as of the date of the Merger Agreement, as security for any permitted borrowings, or licenses granted to customers or third parties in the ordinary course of business in a manner consistent with past practice;

•

directly or indirectly repurchase, redeem or otherwise acquire any shares of SDPI’s or its subsidiaries’ capital stock or equity interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of SDPI’s or its subsidiaries’ capital stock or equity interests, except: (A) shares of SDPI Common Stock repurchased from employees or consultants or former employees or consultants of the Company pursuant to the exercise of repurchase rights existing prior to the date of the Merger Agreement; or (B) shares of SDPI Common Stock accepted as payment for the exercise price of SDPI Options or for withholding taxes incurred in connection with the exercise, vesting or settlement of SDPI Options, as applicable, in accordance with the terms of the applicable award;

•

incur (other than draws on existing revolving loans), redeem, repurchase, prepay (other than prepayments of revolving loans), defease, or cancel any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise) or make any loans or capital contributions to any other Person, except for any indebtedness among SDPI and its wholly owned subsidiaries or among any wholly owned subsidiaries of SDPI (and guarantees by SDPI or the subsidiaries of SDPI in respect thereof);

•

adopt, terminate, or amend any SDPI Plan, except to the extent permitted under certain limited circumstances, increase or accelerate the vesting or payment of the compensation or benefits of any member of the SDPI Board, current employee, or former employee of SDPI or its subsidiaries, hire or promote to the level of Vice President or above, or terminate the employment of any employee of SDPI or subsidiary of SDPI whose annual base salary exceeds $100,000.00 (other than for cause);

•

except in the ordinary course of business, (i)(A) amend or terminate (except for terminations pursuant to the expiration of the existing term of any material contract) any material contract or (B) waive, release or assign any material rights under any material contracts, or (ii) enter into any contract or agreement that, if in effect on the date of the Merger Agreement, would constitute a material contract;

•	change any of its methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;

•

make (except for elections made in the ordinary course of business), change or revoke any material tax election, change any tax accounting period or material method of tax accounting, amend any material tax return if such amendment would reasonably be expected to result in a material tax liability, settle or compromise any material liability for taxes or any tax audit, claim, or other proceeding relating to a material amount of taxes, enter into any agreement with a governmental entity relating to taxes if such agreement would reasonably be expected to result in a material tax liability, request any tax ruling from any governmental entity, surrender any right to claim a material refund of taxes, or, other than in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•

make any capital expenditure that is not contemplated by the capital expenditure budget (the “CapEx Budget”) set forth in SDPI’s disclosures schedules to the Merger Agreement, except that SDPI or its subsidiaries may make a non-budgeted capital expenditure that, when added to all other non-budgeted capital expenditures made by SDPI or its subsidiaries since the date of the Merger Agreement would not, in the aggregate exceed the aggregate CapEx Budget by more than $100,000;

•

except as expressly required by applicable legal requirements or the SDPI’s organizational documents, convene (A) any special meeting of SDPI’s stockholders other than the Special Meeting or (B) any other meeting of SDPI’s stockholders to consider a proposal that would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby;

•

enter into any agreement, understanding or arrangement with respect to the voting of any capital stock or other equity interests of SDPI (including any voting trust), other than with respect to awards under the SDPI Equity Plans otherwise permitted under the Merger Agreement or in connection with the granting of revocable proxies in connection with any meeting of SDPI’s stockholders;

•

adopt a plan of (A) complete or partial liquidation of SDPI or any subsidiary of SDPI or (B) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization, other than, in the case of clause (B), transactions between or among direct or indirect wholly owned subsidiaries of SDPI;

•

settle or compromise any litigation, claim, suit, action or proceeding, except for settlements or compromises other than (A) the payment, discharge or satisfaction, in the ordinary course of business in a manner consistent with past practice, of liabilities reflected or reserved against in the SDPI’s most recent balance sheet, or (B) those that do not (x) impose any injunctive relief on SDPI or any subsidiary of SDPI (other than confidentiality obligations), (y) involve the payment of money greater than $100,000 in excess of existing insurance coverage, and (z) do not include an admission of liability or fault on the part of SDPI or any subsidiary of SDPI;

•	materially reduce the amount of insurance coverage or fail to renew or maintain any material existing insurance policies;

•	amend SDPI’s permits in any manner that adversely impacts SDPI’s ability to conduct its business in any material respect or terminate or allow to lapse any material permits of SDPI;

•

(A) fail to pay any issuance, renewal, maintenance and other payments that become due with respect to any material registered intellectual property of SDPI or otherwise abandon, cancel, or permit to lapse any material registered intellectual property of SDPI, other than in its reasonable business judgment or in the ordinary course of business in a manner consistent with past practice, or (B) authorize the disclosure to any third party of any material trade secret included in the SDPI’s intellectual property in a way that results in loss of trade secret protection, other than in the ordinary course of business in a manner consistent with past practice;

•

take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or result in any of the conditions to the Merger not being satisfied; or

•	authorized, approve, or enter into any agreement or make any commitment to take any of the prohibited actions described above.

Conduct of DTI’s Business Pending the Merger

For the period from the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement, except to the extent that SDPI has otherwise given its prior consent in writing (such consent not to be unreasonably withheld, conditioned, or delayed), as set forth in the schedules to the Merger Agreement, as may be required by law, or as expressly required by the Merger Agreement, DTI will, and will cause its subsidiaries to, use commercially reasonably efforts to conduct its business in the ordinary course of business.

Subject to certain exceptions, unless SDPI consents in writing (which consent may be unreasonably withheld, conditioned, or delayed), DTI will not, and will not permit its subsidiaries to:

•	amend the DTI Charter or DTI Bylaws or the organizational documents of any subsidiary of DTI, including Merger Subs;

•	split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of SDPI’s capital stock or the capital stock or other equity interests of SDPI’s subsidiaries;

•

declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of DTI’s capital stock or the capital stock or other equity interest of any subsidiary of DTI, other than dividends or distributions only to the extent paid by any wholly owned subsidiary of DTI to DTI or another wholly owned subsidiary of DTI;

•

acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (A) any other Person, (B) any equity interest in any other Person (other than investments in equity securities that constitute short term investments that are accounted for as cash equivalents), (C) any business or division of another Person, or (D) any material assets except, (1) acquisitions by DTI from any wholly owned subsidiary of DTI or among any wholly owned subsidiaries of DTI; (2) the purchase of equipment, supplies and inventory in the ordinary course of business; (3) inbound licenses or other grants or assignments of intellectual property in the ordinary course of business or (4) acquisitions that in each case would not reasonably be expected to (x) result in the holders of SDPI Common Stock having different rights and privileges than holders of DTI Common Stock following the consummation of the Merger, (y) materially delay, materially impede or prevent the consummation of the transactions contemplated by the Merger Agreement or (z) result in the failure of any of the conditions precedent set forth in the Merger Agreement to be satisfied prior to the End Date;

•

except in connection with any transaction between DTI and any wholly owned subsidiaries of DTI or among any wholly owned subsidiaries of DTI, issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, other than shares of DTI Common Stock issuable upon exercise of outstanding DTI Options;

•

directly or indirectly repurchase, redeem or otherwise acquire any shares of DTI’s or its subsidiaries’ capital stock or equity interests , or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain event s) into or exchangeable for any shares of DTI’s or its subsidiaries’ capital stock or equity interests, except: (A) shares of DTI Common Stock repurchased from employees or consultants or former employees or consultants of the Company pursuant to the exercise of repurchase rights existing prior to the date of the Merger Agreement; or (B) shares of DTI Common Stock accepted as payment for the exercise price of DTI Options or for withholding taxes incurred in connection with the exercise, vesting or settlement of DTI Options, as applicable, in accordance with the terms of the applicable award;

•

liquidate (completely or partially), dissolve or adopt, authorize, propose, recommend or announce any plan, intention or resolution providing for any of the foregoing, in each case, with respect to DTI and Merger Subs

•

take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or result in any of the conditions to the Merger not being satisfied; or

•	authorize, approve, or enter into any agreement or make any commitment to take any of the prohibited actions described above.

Non-Solicitation of Acquisition Proposals

SDPI is prohibited from, and SDPI will cause each of its subsidiaries not to, and will instruct their respective representations not to, directly or indirectly:

•

solicit, initiate, knowingly encourage, knowingly induce, knowingly assist or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person (other than DTI or its affiliates or their respective representatives) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any SDPI Acquisition Proposal;

•

furnish any information regarding SDPI or its subsidiaries (other than to DTI and its subsidiaries), or afford access to SDPI’s or SDPI’s subsidiaries’ representatives, books, records or property, in each case, in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a SDPI Acquisition Proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than DTI or its representatives) with respect to any SDPI Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any SDPI Acquisition Proposal (provided, however, that SDPI and its representatives may refer the Person making any such inquiry, proposal or offer to the applicable provisions of the Merger Agreement and make inquiries of a Person making a SDPI Acquisition Proposal (and its representatives) to solely clarify the terms of, such SDPI Acquisition Proposal for the purpose of the SDPI Board informing itself about such SDPI Acquisition Proposal);

•

approve, adopt, recommend, agree to or enter into, or publicly propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment, or agreement in principle with respect to any SDPI Acquisition Proposal; or

•	resolve or agree to do any of the foregoing.

Notwithstanding the above, prior to obtaining the SDPI Stockholder Approval, SDPI and its representatives may engage or otherwise participate in discussions or negotiations with, and provide information to, any Person (or its representatives and financing sources and their representatives) that has made a bona fide written SDPI Company Acquisition Proposal after the date of the Merger Agreement that did not result from any material breach of the Merger Agreement by SDPI if: (i) prior to taking any such action, the SDPI Special Committee determines in good faith, after consultation with its outside legal counsel and its financial advisor, that such SDPI Acquisition Proposal either constitutes a SDPI Superior Proposal or could reasonably be expected to lead to a

SDPI Superior Proposal; and (ii) prior to providing any information regarding SDPI or its subsidiaries to such third party in response to such SDPI Acquisition Proposal, SDPI enters into (or there is in effect at such time) a confidentiality agreement with such third party. Prior to or substantially concurrently with providing any non-public information to such third party, SDPI shall make such non-public information available to DTI (to the extent such non-public information has not been previously made available by SDPI to DTI).

SDPI will promptly (and in any event within 48 hours following the furnishing of non-public information and/or SDPI entering into discussions or negotiations contemplated above) inform DTI if SDPI furnishes non-public information and/or enters into discussion or negotiations regarding an SDPI Acquisition Proposal and will keep DTI reasonably informed, on a reasonably current basis (and in any event, within 48 hours of any material development relating to any SDPI Acquisition Proposal), of the status and material terms of any SDPI Acquisition Proposal (including any material changes to the material terms thereof) and the status of any material discussions and negotiations with respect thereto.

No Change in Board Recommendation; No Entry into Alternative Transactions

Under the Merger Agreement, the SDPI Special Committee and the SDPI Board, based on the SDPI Special Committee’s recommendation, recommended that the SDPI Stockholders vote in favor of the Merger Agreement and the transactions contemplated thereby (the “SDPI Board Recommendation”), and SDPI agreed to use reasonable best efforts to obtain the SDPI Stockholder Approval. Subject to the provisions described below, neither the SDPI Board nor any committee thereof, including the SDPI Special Committee, shall, except as otherwise expressly permitted by the Merger Agreement: (i) withhold, withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify), in a manner adverse to DTI or the Merger Subs, the SDPI Board Recommendation (as defined in the Merger Agreement) and the SDPI Special Committee Recommendation (as defined in the Merger Agreement), or fail to include the SDPI Board Recommendation and the SDPI Special Committee Recommendation in this proxy statement/prospectus (as defined in the Merger Agreement); (ii) approve, adopt, recommend or declare advisable (or publicly propose to do so) any SDPI Acquisition Proposal; (iii) fail to publicly announce, within ten Business Days (as defined in the Merger Agreement) after a tender offer or exchange offer relating to the equity securities of SDPI shall have been commenced by any third party other than DTI and its Affiliates (and in no event later than one Business Day prior to the date of the SDPI Special Meeting, as it may be postponed or adjourned pursuant to Section 4.4(a) of the Merger Agreement), a statement disclosing that the SDPI Special Committee and/or the SDPI Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the SDPI Special Committee or the SDPI Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the SDPI Special Committee or the SDPI Board, as applicable, recommends rejection of such tender or exchange offer); or (iv) if requested by DTI, fail to issue, within ten Business Days after a Company Acquisition Proposal is publicly announced (and in no event later than one Business Day prior to the date of the SDPI Special Meeting, as it may be postponed or adjourned pursuant to Section 4.4(a) of the Merger Agreement), a press release reaffirming the SDPI Board Recommendation and the SDPI Special Committee Recommendation, provided, however, that the SDPI must receive the request from DTI at least 48 hours prior to such reaffirmation being required; provided, further, that in no event shall SDPI, the SDPI Special Committee or the SDPI Board be obligated to publicly reaffirm the SDPI Board Recommendation or the SDPI Special Committee Recommendation on more than one occasion with respect to each such publicly announced SDPI Acquisition Proposal or on more than one occasion with respect to each publicly announced material modification thereof (any action described in clauses (i) through (iv) being referred to as a “SDPI Change in Recommendation”); (v) cause or permit the SDPI to enter into any Contract (as defined in the Merger Agreement), letter of intent, memorandum of understanding, agreement in principle or other arrangement or understanding (other than an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) entered into in compliance with Section 4.2(a) of the Merger Agreement) contemplating or relating to a SDPI Acquisition Transaction (as defined in the Merger Agreement); (vi) take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any SDPI Acquisition Proposal or counterparty thereto; or (vii) publicly propose to do any of the foregoing.

Notwithstanding the foregoing, at any time prior to obtaining the SDPI Stockholder Approval, the SDPI Special Committee or the SDPI Board (acting upon the recommendation of the SDPI Special Committee), as applicable, may make a SDPI Change in Recommendation related to a SDPI Acquisition Proposal after the date of the Merger Agreement that did not result from a material willful breach of the Merger Agreement and has not been withdrawn and, prior to making such a SDPI Change in Recommendation or terminating the Merger Agreement:

(ii)

the SDPI Special Committee or the SDPI Board (acting upon the recommendation of the SDPI Special Committee) determines in good faith, after consultation with SDPI’s outside legal counsel and its financial advisor, that such SDPI Acquisition Proposal constitutes a SDPI Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with their fiduciary duties under applicable legal requirements,

(iii)

SDPI delivers to DTI a written notice (the “SDPI Superior Proposal Notice”) no less than four business days in advance stating the SDPI Special Committee or the SDPI Board (acting upon the recommendation of the SDPI Special Committee) intends to make a SDPI Change in Recommendation or terminate the Merger Agreement, including the identity of the Person making such SDPI Acquisition Proposal, and a copy of the proposal and a draft of the definitive agreement to be entered into in connection therewith; and

(iv)

during the four business day period commencing on the date of DTI’s receipt of the SDPI Superior Proposal Notice, if requested by DTI, SDPI will engage in good faith negotiations with DTI regarding a possible amendment of the Merger Agreement so that the SDPI Acquisition Proposal that is subject of the SDPI Superior Proposal Notice ceases to be a SDPI Superior Proposal and after the expiration of the negotiation period, the SDPI Special Committee or the SDPI Board (acting upon the recommendation of the SDPI Special Committee) determines in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to the Merger Agreement that DTI, Merger Sub I, and Merger Sub II have committed in writing to make as a result of the negotiations described above and in a manner that would be binding upon DTI, Merger Sub I, and Merger Sub II if accepted by SDPI, that such SDPI Acquisition Proposal continues to constitute a SDPI Superior Proposal.

SDPI Stockholders’ Meeting

SDPI has agreed to hold a special meeting of the SDPI Stockholders as promptly as practicable after the date that the registration statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act for purposes of obtaining the SDPI Stockholder Approval. See “Special Meeting of SDPI Stockholders.” Unless the Merger Agreement is terminated, this obligation will not be affected by the withdrawal or modification by the SDPI Board or the SDPI Special Committee of its recommendation or any action by the SDPI Board or the SDPI Special Committee, as the case may be, with respect to the SDPI Stockholder Approval.

The Merger Agreement also requires SDPI, through the SDPI Board and the SDPI Special Committee (unless the SDPI Board or the SDPI Special Committee has made a Adverse Recommendation Change), to recommend to the SDPI Stockholders approval of the Merger Agreement and the transactions contemplated thereby and use reasonable best efforts to obtain the SDPI Stockholder Approval.

Employee Matters

During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, DTI shall, or shall cause one of its subsidiaries (including the Surviving Company and its subsidiaries) to provide: (i) each employee (other than G. Troy Meier and Annette Meier) of SDPI and its subsidiaries who continues employment with DTI or any of DTI’s subsidiaries (including the Surviving Company or any of its subsidiaries) after the Second Effective Time (each, a “Continuing Employee”) with (A) an annual base salary or base wage that is, and (B) a target annual cash bonus opportunity that, taken together with the annual base salary or base wage rate provided to such Continuing Employee after the First Effective Time is, in each case, no less favorable than provided to such Continuing Employee by SDPI or any SDPI subsidiary immediately prior to the First Effective Time, and (ii) each Continuing Employee with employee welfare and retirement benefits (excluding benefits provided under any defined benefit pension plan or post-retirement medical plan) that are substantially comparable or more favorable in the aggregate to those provided to such Continuing Employee in SDPI and its subsidiaries immediately prior to the First Effective Time.

All service of each Continuing Employee to SDPI and its subsidiaries and their respective predecessors will be recognized for purposes of determining eligibility to participate, vesting, and accrual and level of benefits with respect to each DTI Plan in which any Continuing Employee will participate after the Second Effective Time (excluding any defined benefit pension or post-retirement medical plan) to at least the same extent as such similarly situated DTI employees are entitled to credit for service under such DTI Plan, except to such extent that such recognition would result in the duplication of benefits.

Additionally, DTI will use commercially reasonable efforts to cause each DTI Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, to waive all limitations as to preexisting conditions, exclusions, and waiting periods with respect to participation and coverage requirements other than preexisting condition limitations, exclusions, or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the First Effective Time, and, for each Continuing Employee and his or her spouse, domestic partner, and dependents for purposes of applying annual deductible, co-payment, and out-of-pocket maximums under such DTI Plan, any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under an analogous DTI Plan during the plan year of such plan in which occurs the date on which the Continuing Employee begins participation in such DTI Plan, except to the extent such recognition would result in the duplication of benefits.

If requested by DTI not less than ten business days before the Closing Date, the SDPI Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate actions as is reasonably necessary to terminate the SDPI 401(k) plan (the “SDPI 401(k) Plan”), effective as of the day prior to the Closing Date. In the event that DTI requests that the SDPI 401(k) Plan be termination, SDPI will provide DTI with evidence that such plan has been terminated not later than the day preceding the Closing Date and, following the Second Effective Time and as soon as reasonably practicable following receipt of a favorable determination letter from the IRS on the termination of the SDPI 401(k) Plan, to the extent that DTI requests that SDPI seek such determination letter, the assets thereof shall be distributed to the participants, and DTI will permit Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) to DTI’s 401(k) plan, in the form of cash, in an amount equal to the full account balance (including any promissory notes) distributed to such Continuing Employees from the SDPI 401(k) Plan.

Stockholder Litigation

The Merger Agreement requires SDPI to provide DTI with prompt written notice of, and copies of all pleadings and material correspondence relating to, any legal proceedings against SDPI or any of its directors or officers by any holder of shares of SDPI Common Stock arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement requires SDPI to give DTI the opportunity to participate, at DTI’s sole cost and expense, in the defense, settlement, or compromise of any such legal proceeding (provided that SDPI shall, subject to SDPI’s consultation with DTI and good faith consideration of its views, control the defense, strategy and settlement thereof), and no such settlement or compromise shall be agreed to without the prior written consent of DTI (not to be unreasonably withheld, conditioned or delayed). DTI is required to provide SDPI with prompt written notice of, and copies of all pleadings and material correspondence relating to, any legal proceedings against DTI or any of its directors or officers by any holder of shares of DTI Common Stock arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

As of the date of this proxy statement/prospectus, neither SDPI nor DTI is aware of any such legal proceedings being instituted.

Indemnification; Directors and Officers Insurance

For a period of no less than six years after the First Effective Time, the Surviving Company shall (and DTI shall cause the Surviving Company to) indemnify and hold harmless, and provide advancement of expenses (including attorneys’ fees) to, all current or former directors and officers of SDPI or any of the Company Subsidiaries, any Person who becomes a director or officer of SDPI or any of the Company Subsidiaries prior to the First Effective Time and any current or former director or officer of SDPI or any of the Company Subsidiaries who is, was or at any time prior to the First Effective Time serves or served as a director, officer, member, trustee or fiduciary of another corporation, partnership joint venture, trust, pension plan or employee benefit plan at the request of or for the benefit of SDPI or any of the Company Subsidiaries (together with their respective heirs and representatives, the “Indemnified Parties”) to the fullest extent permitted by applicable Legal Requirements in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, in each case, by reason of the fact of such Persons serving as an officer or director of SDPI or any of the Company Subsidiaries or, while a director or officer of SDPI or any of the Company Subsidiaries, was serving at the request of SDPI or any of the Company Subsidiaries as a director, officer, member, trustee or fiduciary of another corporation, partnership joint venture, trust, pension plan or employee benefit plan, and the Surviving Company shall (and DTI shall cause the Surviving Company to) also advance expenses (including attorneys’ fees) to the Indemnified Parties as incurred to the fullest extent permitted by applicable Legal Requirements; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable Order by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under Section 4.11(a) of the Merger Agreement or otherwise. All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer or employee of SDPI or any of the Company Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal Representatives. The parties hereto agree that for six years after the First Effective Time all rights to elimination or limitation of liability, indemnification, exculpation or advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, now existing in favor of the Indemnified Parties as provided in the Organizational Documents of SDPI or any of the Company Subsidiaries or in any written agreement between SDPI or any of the Company Subsidiaries and such Person shall survive the Mergers and shall continue in full force and effect. For six years after the First Effective Time, the Surviving Company shall cause to be maintained in effect the provisions in: (i) the Organizational Documents of SDPI and each of the Company Subsidiaries; and (ii) any other agreements of SDPI or any of the Company Subsidiaries with any Indemnified Party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers and directors or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would materially and adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time without the consent of such Indemnified Party.

For a period of no less than six years following the First Effective Time, DTI and the Surviving Company shall cause to be maintained in effect the existing policy of the SDPI’s directors’ and officers’ liability insurance (or a comparable replacement policy) (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the First Effective Time (including for acts or omissions occurring in connection with the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement) and covering each of the SDPI’s current and former directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of the Merger Agreement; provided, however, that in no event shall DTI or the Surviving Company be required to expend in any one year an amount in excess of 300% of the current annual premium paid by SDPI (which annual premium is set forth in Section 4.11(b) of the Company Disclosure Schedule) for such insurance (such 300% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premium of such insurance coverage exceeds the Maximum Annual Premium, DTI and the Surviving Company shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything to the contrary in the Merger Agreement, in lieu of DTI’s obligations under the first sentence of Section 4.11(b) of the Merger Agreement, SDPI may, or if SDPI is unable to, DTI may on its behalf, prior to the First Effective Time, purchase a six-year “tail” prepaid policy on the D&O Policy with an annual cost not in excess of the Maximum Annual Premium, and in the event that DTI or SDPI shall purchase such a “tail” policy, DTI and the Surviving Company shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of DTI and the Surviving Company under the first sentence of Section 4.11(b) of the Merger Agreement for so long as such “tail” policy shall be maintained in full force and effect. Notwithstanding anything in Section 4.11 of the Merger Agreement to the contrary, if any Indemnified Party notifies DTI on or prior to the sixth anniversary of the First Effective Time of a matter in respect of which such Person may seek indemnification pursuant to Section 4.11 of the Merger Agreement, the provisions of Section 4.11 of the Merger Agreement that require DTI and the Surviving Company to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

The obligations under Section 4.11 of the Merger Agreement shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.11 of the Merger Agreement or any of such Person’s heirs, executors, beneficiaries or representatives) without the prior written consent of such affected Indemnified Party or other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.11 of the Merger Agreement (and, after the death of any of the foregoing Persons, such Person’s heirs, executors, beneficiaries or representatives). Each of the Indemnified Parties or other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.11(b) of the Merger Agreement (and, after the death of any of the foregoing Persons, such Person’s heirs, executors, beneficiaries and representatives) are intended to be third party beneficiaries of Section 4.11 of the Merger Agreement, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.11 of the Merger Agreement (and their heirs, executors, beneficiaries and representatives)) under Section 4.11 of the Merger Agreement shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Organizational Documents of SDPI or any of the Company Subsidiaries, any and all indemnification agreements of or entered into by SDPI or any of the Company Subsidiaries, or applicable Legal Requirements (whether at law or in equity). In the event of any breach by the Surviving Company or DTI of Section 4.11 of the Merger Agreement, DTI or the Surviving Company shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided in Section 4.11 of the Merger Agreement as such fees are incurred upon the written request of such Indemnified Party.

In the event that DTI, the Surviving Company or any of their respective Subsidiaries (or any of their respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) sell or transfer a substantial portion of their respective assets to any other Person, then in each case, to the extent necessary to protect the rights of the Indemnified Parties and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.11(b) of the Merger Agreement (and their respective heirs and representatives), proper provision shall be made so that the continuing or surviving corporation or entity or the purchaser or transferee entity, as applicable (or its successors or assigns, if applicable) shall assume the obligations set forth in Section 4.11 of the Merger Agreement.

Expenses

Whether or not the Merger is consummated, each of DTI and SDPI will pay its own expenses incident to preparing for, entering into, and carrying out the Merger Agreement and the transactions contemplated thereby.

Other Agreements

Access to Information

Until the occurrence of the First Effective Time, each of DTI and SDPI has agreed to, and to cause each of its subsidiaries to, afford the other parties and their respective representatives, reasonable access during normal business hours and on certain conditions, to all of its and its subsidiaries’ respective properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other representatives, in each case for integration and operational planning related to the transactions contemplated by the Merger Agreement.

Other Covenants and Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, performance by DTI, applicability of takeover statutes, fees and expenses, securityholder litigation, the voting of SDPI’s stockholders at the Special Meeting, the treatment of certain SDPI Benefit Plans (as defined in the Merger Agreement) and public announcements.

Conditions to the Merger

The obligations of DTI and SDPI to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•

the registration statement of which this proxy statement/prospectus forms a part must have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for the purpose will have been initiated or threatened by the SEC;

•	the SDPI Stockholder Vote shall have been obtained;

•

the shares of DTI Common Stock to be issued pursuant to the Merger, including the shares of DTI Common Stock to be issued upon the exercise of converted SDPI options, shall have been approved (subject to notice of issuance) on Nasdaq; and

•

no Legal Requirement or Order preventing, enjoining, or making illegal the consummation of the Merger shall have been entered, issued, or adopted by any court of competent jurisdiction or other governmental entity of competent jurisdiction and remain in effect (any such Legal Requirement or Order, a “Relevant Legal Restraint”).

The obligations of DTI, Merger Sub I, and Merger Sub II to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of SDPI:

•

with respect to SDPI’s capitalization, being true and correct in all respects except for any de minimis inaccuracies, both when made and at and as of the date of the closing, as if made and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to organization, standing, and power of SDPI, the authority of SDPI to execute the Merger Agreement and complete the transactions contemplated thereby, and the absence of certain changes or events, being true and correct in all respects, both when made and at and as of the date of the date of the closing, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to all other representations and warranties, being true and correct both when made and at and as of the closing, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” on SDPI set forth in any individual representation or warranty, other than those individual representations and warranties with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls and information supplement for inclusion in the proxy statement/prospectus) does not have, and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on SDPI;

•	SDPI having performed in all material respects all obligations required to be performed by SDPI under the Merger Agreement; and

•	the receipt by DTI of an officer’s certificate signed on behalf of SDPI by an executive officer of SDPI certifying that the preceding conditions have been satisfied.

The obligation of SDPI to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of DTI:

•

with respect to DTI’s capitalization, being true and correct in all respects except for any de minimis inaccuracies, both when made and at and as of the date of the closing, as if made and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to organization, standing, and power of SDPI, the authority of SDPI to execute the Merger Agreement and complete the transactions contemplated thereby, the lack of necessity to seek DTI stockholder authorization of the Merger Agreement and the transactions contemplated thereby, and the absence of certain changes or events, being true and correct in all respects, both when made and at and as of the date of the date of the closing, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

with respect to all other representations and warranties, being true and correct both when made and at and as of the closing, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” on DTI set forth in any individual representation or warranty, other than those individual representations and warranties with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls and information supplement for inclusion in the proxy statement/prospectus) does not have, and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on DTI.

•	DTI having performed in all material respects all obligations required to be performed by DTI under the Merger Agreement; and

•	The receipt by SDPI of an officer’s certificate signed on behalf of DTI by an executive officer of DTI certifying that the preceding conditions have bene satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means, with respect to SDPI, any state of facts, circumstance, condition, event, change, development occurrence, result, effect, action or omission

(each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of SDPI and its subsidiaries, taken as a whole, or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Merger and the other transactions contemplated hereby on or before the End Date (each, a “SDPI Material Adverse Effect”); provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining the occurrence of, a SDPI Material Adverse Effect: (A) general economic, political, business, financial or market conditions affecting the industry in which SDPI and its subsidiaries operate (including any changes in commodity prices, general market prices and regulatory changes affecting the industries in which SDPI operates its business); (B) geopolitical conditions, including trade and national security policies and export controls and executive orders relating thereto, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (C) any pandemic (including the continuation or worsening of the COVID-19 pandemic), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (D) any failure by SDPI or any of its subsidiaries to meet any internal or external projections or forecasts or any decline in the price of SDPI Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a SDPI Material Adverse Effect); (E) the public announcement or pendency of the Merger and the other transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, business partners or employees (provided that this clause (E) shall not apply to (x) any representation or warranty in Section 2.6 of the Merger Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger or (y) any action or omission by SDPI, any subsidiaries of SDPI, or their respective representatives in order to comply with SDPI’s obligations under the Merger Agreement; (F) changes in applicable legal requirements (including COVID-19 measures) or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (H) any action expressly required to be taken by SDPI pursuant to the terms of the Merger Agreement or at the express written direction or consent of DTI, Merger Sub I, or Merger Sub II; (I) any claims, suits, actions, or legal proceedings arising from allegations of breach of fiduciary duty or violation of law or otherwise relating to the Merger Agreement or the transactions contemplated by the Merger Agreement; (J) any change in the trading price or trading volume of the shares of SDPI Common Stock or any change in the credit rating or ratings outlook for SDPI or any of its subsidiaries; (K) the expiration of any Contract (as such term is defined in the Merger Agreement) in accordance with its terms; or (L) any breach, violation or non-performance of any provision of the Merger Agreement by DTI or any of its affiliates or any action required to be taken or omitted by SDPI or any of its subsidiaries at the written consent of DTI or any action expressly required to be taken or refrained from being taken by SDPI or any its subsidiaries pursuant to the Merger Agreement, including any action consented to in writing by DTI.

For purposes of the Merger Agreement, the term “material adverse effect” means, with respect to DTI, any Effect that, individually or in the aggregate with any one or more other Effects, (i) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of DTI and its subsidiaries, taken as a whole or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Merger and the other transactions contemplated hereby on or before the End Date (each, a “DTI Material Adverse Effect”); provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining the occurrence of, a DTI Material Adverse Effect: (A) general economic, political, business, financial or market conditions affecting the industry in which DTI and its subsidiaries operate (including any changes in commodity prices, general market prices and regulatory changes affecting the industries in which DTI operates its business); (B) geopolitical conditions, including trade and national security policies and export controls and executive orders relating thereto, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-

terrorism); (C) any pandemic (including the continuation or worsening of the COVID-19 pandemic), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (D) any failure by DTI or any of its subsidiaries to meet any internal or external projections or forecasts or any decline in the price of DTI Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a DTI Material Adverse Effect); (E) the public announcement or pendency of the Merger and the other transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, business partners or employees (provided that this clause (E) shall not apply to (x) any representation or warranty in Section 2.6 of the Merger Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger or (y) any action or omission by DTI, any subsidiaries of DTI, or their respective representatives in order to comply with DTI’s obligations under the Merger Agreement; (F) changes in applicable legal requirements (including COVID-19 measures) or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (H) any action expressly required to be taken by DTI pursuant to the terms of the Merger Agreement or at the express written direction or consent of SDPI; (I) any claims, suits, actions, or legal proceedings arising from allegations of breach of fiduciary duty or violation of law or otherwise relating to the Merger Agreement or the transactions contemplated by the Merger Agreement; (J) any change in the trading price or trading volume of the shares of DTI Common Stock or any change in the credit rating or ratings outlook for DTI or any of its subsidiaries; (K) the expiration of any Contract (as such term is defined in the Merger Agreement) in accordance with its terms; or (L) any breach, violation or non-performance of any provision of the Merger Agreement by DTI or any of its affiliates or any action required to be taken or omitted by DTI or any of its subsidiaries at the written consent of SDPI or any action expressly required to be taken or refrained from being taken by DTI or any its subsidiaries pursuant to the Merger Agreement, including any action consented to in writing by SDPI.

Termination

The Merger Agreement may be terminated and the Merger abandoned under certain circumstances, including:

•	by mutual written consent of DTI and SDPI at any time prior to the First Effective Time;

•

by DTI or SDPI if the Merger is not consummated by 11:59 p.m. New York Time on September 30, 2024 (the “End Date”); provided, that neither DTI nor SDPI may terminate the Merger Agreement on the End Date if the material breach of either DTI or SDPI, as applicable, of such terminating party’s obligations under the Merger Agreement have materially contributed to the failure of the First Effective Time to have occurred on or before the End Date;

•

by DTI or SDPI at any time prior to the First Effective Time if a Relevant Legal Restraint permanently preventing, enjoining, or making illegal the consummation of the Merger shall have become final and non-appealable; provided, that the party seeking to terminate shall have used reasonable best efforts to prevent the entry of any to remove such Relevant Legal Restraint;

•

by DTI at any time prior to obtaining the SDPI Stockholder Vote if (i) the SDPI Special Committee shall have made an SDPI Change in Recommendation or (ii) if SDPI has committed a material Willful Breach of certain sections of the Merger Agreement;

•

by SDPI if SDPI has satisfied certain conditions set forth in the Merger Agreement and has irrevocably committed in a written notice to DTI that SDPI is ready, willing, and able to consummate the transactions contemplated by the Merger Agreement and DTI, Merger Sub I, or Merger Sub II fails to consummate the transactions contemplated by the Merger Agreement by the earlier of the End Date or within two business days following the written notice delivered by SDPI to DTI;

•	by SDPI, at any time prior to obtaining the SDPI Stockholder Vote, in the event that (i) the SDPI Special Committee has authorized SDPI to enter into a definitive agreement relating to a SDPI Superior

Proposal and (ii) substantially concurrently with the termination of the Merger Agreement, SDPI enters into the definitive agreement relating to a SDPI Superior Proposal and pays DTI the Termination Fee;

•

by either DTI or SDPI if (i) the SDPI Special Meeting shall have been held and completed and (ii) the SDPI Stockholder Vote shall not have been obtained, in each case after a vote on such approval was taken;

•

by DTI if (i) any of SDPI’s representations and warranties contained in the Merger Agreement are inaccurate, such that the condition to closing regarding the accuracy of SDPI’s representations and warranties would not be satisfied or (ii) any of SDPI’s covenants contained in the Merger Agreement have been breached in a material respect; provided that if any inaccuracy in any of SDPI’s representations or warranties or a breach of a covenant is curable by SDPI by the End Date and SDPI is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then DTI may not terminate the Merger Agreement on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date that SDPI receives written notice of such inaccuracy or breach from DTI; and

•

by SDPI if (i) any of DTI’s representations and warranties contained in the Merger Agreement are inaccurate such that the condition to closing regarding the accuracy of DTI’s representations and warranties would not be satisfied or (ii) any of DTI’s covenants contained in the Merger Agreement have been breached in a material respect; provided that if any inaccuracy in any of DTI’s representations or warranties or a breach of a covenant is curable by DTI by the End Date and DTI is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then SDPI may not terminate the Merger Agreement on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date that DTI receives written notice of such inaccuracy or breach from SDPI.

Except for termination by mutual release, the party seeking to terminate the Merger Agreement is required to give written notice of such termination to the other parties to the Merger Agreement, specifying the provision of the Merger Agreement pursuant to which termination is effected. Any termination of the Merger Agreement is effective immediately upon delivery of written notice by the terminating party to the other parties.

Termination Fee

In the event that SDPI terminates the Merger Agreement following (i) the SDPI Special Committee’s authorization that SDPI enter into a definitive agreement relating to a SDPI Superior Proposal and (ii) substantially concurrently with the termination of the Merger Agreement, SDPI enters into a definitive agreement relating to a SDPI Superior Proposal, SDPI is required to pay DTI a Termination Fee in the amount of $987,715.77.

SDPI will not be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of the Merger Agreement at the same time or at different times and upon occurrence of different events.

Remedies

DTI’s receipt of the Termination Fee to the extent owned pursuant to the terms of the Merger Agreement, right to specific performance, and right to seek damages for fraud or any material Willful Breach of the Merger Agreement will be the sole and exclusive remedies of DTI, Merger Sub I, and Merger Sub II, and each of their respective affiliates, against SDPI and any related party of SDPI with respect to the Merger Agreement, any agreement executed in connection with the Merger Agreement, and the transactions contemplated by the Merger Agreement and any related agreement. Upon the payment of the Termination Fee, SDPI will have no further liability or obligation to DTI relating to or arising out of the Merger Agreement.

Either DTI or SDPI may seek an order from a court of competent jurisdiction of specific enforcement to enforce the observance and performance if any provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Additionally, DTI and SDPI may seek injunctive relief or other equitable remedies, as applicable, pursuant to the Merger Agreement.

Amendment and Waiver

The Merger Agreement may be amended at any time prior to the First Effective Time, whether before or after receipt of the SDPI Stockholder Approval, by an instrument in writing signed by each of DTI and SDPI. Once the SDPI Stockholder Approval has been received, no amendment may be made which would require further approval of the SDPI Stockholders without the further approval of such stockholders. SDPI and the SDPI Board may not take or authorize any actions relating to an amendment to the Merger Agreement without the prior approval of the SDPI Special Committee.

Any failure of any of the parties to the Merger Agreement to comply with any obligation, covenant, agreement, or condition may be waived by the party or parties entitled to the benefits of such obligation, covenant, agreement, or condition by a written instrument signed by the party granting the waiver. After the SDPI Stockholder Approval has been received, no waiver can be made which would require further approval of the SDPI Stockholders without the further approval of such stockholders.

Governing Law

The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware.

THE VOTING AND SUPPORT AGREEMENT

Generally

Concurrently with the execution of the Merger Agreement, and as a condition and inducement to the willingness of DTI to enter into the Merger Agreement, the Supporting Shareholders entered into the Voting and Support Agreement, pursuant to which the Supporting Shareholders agreed to vote in favor of the approval of the Merger Agreement.

Agreement to Vote

Each Supporting Shareholder has agreed that, from the date of the Voting and Support Agreement and until the earlier to occur of (x) the receipt of the SDPI Stockholder Approval and (y) the Termination Time (the “Voting Covenant Expiration Date”), at the SDPI Special Meeting or any other meeting of the SDPI Stockholders, however called, or in connection with any Voting Event, they will (a) appear at each Voting Event or otherwise cause their Voting Shares to be counted as present for purposes of calculating a forum and (b) vote (or caused to be voted) in person or by proxy the Voting Shares in favor of the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, in favor of any proposal to adjourn a meeting of the SDPI Stockholders to solicit additional proxies in favor of the adoption of the Merger Agreement, and against any acquisition proposal for SDPI or any action that would reasonably be expected to impede or interfere with the Merger Agreement or the Voting Support Agreement. In the aggregate, the Voting and Support Agreement obligates the Supporting Shareholders to vote approximately 40% of the outstanding shares of SDPI Common Stock, as of the date of the Voting and Support Agreement, in favor of approval of the Merger Agreement for so long as the Termination Time has not occurred.

Transfer and Non-Solicitation Restrictions

Prior to the Closing, each Supporting Shareholder may not sell, transfer, pledge, encumber, assign, distribute, gift, or otherwise dispose of or enter into any contract, option, put, call, or other arrangement or understanding with respect to the transfer of any of the Voting Shares, or any interest therein. However, Supporting Shareholders are permitted to transfer Voting Shares to affiliates of such Supporting Shareholders or to an investment fund or other entity controlled, controlled by, managing, or managed by, or under common control with such Supporting Shareholder or affiliate of such Supporting Shareholder, provided that such transferee or transferees execute an agreement that contains the same substantive covenants regarding voting and transfer as provided for in the Voting and Support Agreement.

Each Supporting Shareholder is prohibited to engage in any discussions or negotiations with any Person that may be ongoing with respect to any acquisition proposal of SDPI or any proposal that would reasonably be expected to lead to such a proposal. Each Supporting Shareholder has agreed that they will not solicit, initiate, or knowingly encourage or knowingly induce, or take any other action designed to knowingly facilitate, any inquiry or the making of any proposal which constitutes, or would be reasonably expected to lead to, an acquisition proposal for SDPI. In the event a representative of any Supporting Shareholder takes any action that if taken by such Supporting Shareholder would be a breach of the Voting and Support Agreement, the taking of such action will be deemed to constitute a breach of the Voting and Support Agreement by such Supporting Shareholder.

Termination

The Voting and Support Agreement will terminate upon the earliest to occur of (a) the First Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the making of a Change in Recommendation by the SDPI Board or the SDPI Special Committee, or (d) the date on which any amendment to the Merger Agreement is effected (including any waiver or forbearance of the parties’ rights under the Merger Agreement that has the effect of an amendment), in each case, without the Supporting Shareholders (as such term is defined in the Voting and Support Agreement) prior written consent, that (i) diminishes the Merger

Consideration to be received by SDPI Stockholders, (ii) changes the forms of Merger Consideration payable to SDPI Stockholders, (iii) affects any of the other terms of the Merger Agreement in a manner that individually or in the aggregate is materially adverse to any of the Supporting Shareholders (as such term is defined in the Voting and Support Agreement), or (iv) extends the End Date or imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Merger (the occurrence of any of the foregoing, the “Termination Time”).

Governing Law

The Voting and Support Agreement is governed by, and construed in accordance with, the laws of the State of Delaware.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS OF SDPI

No provision has been made to grant the SDPI Unaffiliated Stockholders access to the corporate files of SDPI. No provision has been made to obtain counsel or appraisal services for SDPI Unaffiliated Stockholders at the expense of SDPI.

IMPORTANT INFORMATION REGARDING SDPI

Unless otherwise indicated or the context otherwise requires, all references in this section to “SDPI,” “Company,” and other similar terms refer to Superior Drilling Products, Inc. and its subsidiaries prior to the consummation of the Merger, which will be the business of DTI and its consolidated subsidiaries after giving effect to the Merger.

DESCRIPTION OF BUSINESS

The Company

SDPI is an innovative drilling and completion tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. SDPI’s drilling solutions include the patented Drill-N-Ream tool and the patented Strider technology. In addition, the Company is a manufacturer and refurbisher of PDC drill bits for leading oil field services companies. The Company operates a state-of-the-art drill tool fabrication facility in Vernal, Utah, where it manufactures solutions for the drilling industry, as well as customers’ custom products. The headquarters and manufacturing operations are co-located in Vernal, Utah. The Company also operates a repair facility in Dubai.

SDPI’s history dates back to 1995 when it was founded by Troy and Annette Meier as a drill bit refurbishment company. The co-founder, Troy Meier, developed the first commercially-viable process for refurbishing PDC drill bits after a successful 13-year career with a predecessor of Baker Hughes Inc. He was also co-inventor of the patented Drill-N-Ream® tool. SDPI incorporated on December 10, 2013 under the name SD Company, Inc. in order to facilitate (a) the reorganization of the entities that are now our consolidated subsidiaries and (b) the subsequent acquisition of Hard Rock Solutions, LLC (“HR”). The Company changed its name from SD Company Inc. to Superior Drilling Products, Inc. on May 22, 2014 in conjunction with closing of that reorganization and our initial public offering, which occurred on May 23, 2014 (“Offering” or “IPO”). The common stock trades on the NYSEA exchange under the ticker symbol “SDPI”.

Subsidiaries include (a) Superior Drilling Solutions, LLC (previously known as Superior Drilling Products, LLC), a Utah limited liability company (“SDS”), together with its wholly owned subsidiary Superior Design and Fabrication, LLC, a Utah limited liability company (“SDF”), (b) Extreme Technologies, LLC, a Utah limited liability company (“ET”), (c) Meier Properties Series, LLC, a Utah limited liability company (“MPS”), (d) Meier Leasing, LLC, a Utah limited liability company (“ML”), and (e) Hard Rock Solutions, LLC (“HR” or “Hard Rock”).

Global Market Conditions

Activity in the oil field is typically measured by rig counts. The oil and gas industry recovered from the significant fall off of activity with the global pandemic in March 2020 peaking in early 2023 to settle near current rig count levels. Total U.S. rig count as reported by Baker Hughes as of March 31, 2024 was 621 rigs, an increase of one rig from the rig count as of December 31, 2023. The Middle East market began to improve during 2022 after a slow rebound from the impact of the global pandemic. Total rig count in that region as of the end of March 31, 2024 was 344 rigs, compared with 323 rigs at the same time last year.

The Russia – Ukraine conflict is a global concern. The Company does not have any direct exposure to Russia or Ukraine through its operations, employee base, investments or sanctions. SDPI does not receive goods or services sourced from those countries, does not anticipate any disruption in its supply chain and has no business relationships, connections to or assets in Russia, Belarus or Ukraine. No impairments to assets have been made due to the conflict. The global oil industry has been impacted by this situation, but the Company’s operations and business in the Middle East has not been disrupted to date. The increase in oil producing activities in the United States has benefitted the Company’s operations.

The Israel conflict – SDPI has not been directly impacted by the Israel-Hamas conflict. However, the historic volatility in the Middle East, including as a result of recent events in Israel and Gaza, may result in political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for its services and causing a reduction in revenue.

Background of Business

SDPI innovates, designs, engineers, manufactures, sells, and repairs drilling and completion tools in the United States, Canada, and the Middle East.

The Company currently has three basic operations:

•	its PDC drill bit and other tool refurbishing and manufacturing service,

•	its emerging technologies business that manufactures the Drill-N-Ream tool, innovative drill string enhancement tool, the Strider technology and other tools, and

•

a new product development business that conducts research and development, and designs horizontal drill string enhancement tools, other down-hole drilling technologies, and drilling tool manufacturing technologies.

The strategy for growth is to expand the global market penetration of the Company’s current drilling tool solutions and to leverage its expertise in drilling tool technologies and precision machining in order to broaden product offerings and solutions for the oil and gas industry, as well as other industries that require precision machining and quality. SDPI believes through its patented technologies, as well as technologies under development, that it can offer the oil and gas industry the solutions it demands to improve drilling efficiencies and reduce production costs.

Major Customers

The Company has Vendor Agreements with Baker Hughes Oilfield Operations LLC (“Baker Hughes”), Weatherford U.S., L.P. (“Weatherford”), Odfjell Drilling, National Energy Services Reunited Corp. (“NESR”) and Schlumberger Oman & Co. LLC (“Schlumberger”).

Baker Hughes: The Company has manufactured and refurbished PDC drill bits exclusively for Baker Hughes’s oilfield operations in the Rocky Mountain, California and Alaska regions as well as other areas as needed since 1996. In 2018, it re-negotiated its agreement with Baker Hughes whereby it now refurbishes PDC bits for all of Baker Hughes’s U.S. geographic areas. In 2020, SDPI further re-negotiated its agreement whereby it can now refurbish PDC bits for any PDC bit supplier. In addition to the bit refurbish work, SDPI has added new blade manufacturing and blade repairs. The Company is currently in the process of renewing its contract, which expired April 4, 2022.

DTI: SDPI has been working with DTI since 2016. DTI purchases SDPI’s Drill-N-Ream tool for their rental tool business. The Company receives revenue from DTI for tool sales, tool repairs and a royalty fee based on tool usage. Pursuant to the original agreement, DTI was required to achieve certain market share requirements in order to maintain exclusive marketing rights for the Drill-N-Ream in the U.S. and Canada, both onshore and offshore. DTI did not achieve the defined market share goals in 2017 and, therefore, no longer has exclusive rights to market the Drill-N-Ream. As a result, the Company can work with other customers to expand the market reach of the Drill-N-Ream in the U.S. and Canada.

International: SDPI is working with Weatherford, Odfjell Drilling, NESR, and Schlumberger to introduce and gain exposure of its Drill-N-Ream tool to large Middle East operators in Kuwait and Oman and intends to expand sales into other Middle East countries as the Company executes its international expansion strategy.

SDPI’s Products

Drill-N-Ream Tool. The Drill-N-Ream tool is a dual-section wellbore conditioning tool which is located approximately 150 feet behind the bottom hole assembly, also known as BHA. Concurrently as the well bore is being drilled, the Drill-N-Ream tool conditions the well bore. It smooths and slightly enlarges the well drift in all sections of horizontal or directionally-drilled wells, in both oil and water-based mud. It reduces tortuosity resulting from the geo-steering drill bit, and the overcorrections and formation interactions that occur during directional drilling. With the well bore conditioned by the Drill-N-Ream, the drill string is then able to move through the conditioned well bore with less friction and stress which reduces power consumption and extends life of drill string.

The Drill-N-Ream tool accelerates drilling speed and extends the horizontal distance of the well bore by:

•	Smoothing out ledges and doglegs left by the bit, which allows the drill string to move through a conditioned well bore with less friction and stress,

•	Reducing tool joint damages and trip time (i.e. the time required to remove and reinsert the drill string),

•	Enhancing the power available to drive the drill bit assembly,

•	Extending the horizontal distance that can be drilled during a run,

•	Improving the running of casing in the completed well much easier, and

•	Tripping out of the hole on elevators, rotation not required.

The number of “trips” required by the operator, or the number of times the drill string has to be removed and reinserted in the wellbore, is reduced as a result of the performance of the Drill-N-Ream tool. Each time a drilling operator has to trip the drill string and replace a bit or other drill string component, it costs the operator substantial time and money, so the Company believes anything that allows each run to extend further without additional tripping is of great value to customers. Traditional methods for conditioning the well bore entails removing the drill string and running a dedicated reamer through the well bore, typically in two separate runs. The Drill-N-Ream tool eliminates the need for dedicated reamer runs, and therefore reduces the cost of drilling a horizontal well.

The Drill-N-Ream tool is available in multiple sizes and can be custom manufactured to accommodate most drill hole sizes.

SDPI believes that the Drill-N-Ream tool’s rapid adoption and continued use by operators validates its effectiveness and industry acceptance. The Company observes that leading operators have begun to standardize their drilling assembly with a Drill-N-Ream tool. In addition, SDPI understands that a number of end users have rented the Drill-N-Ream tool after first trying competitive products. The Company expects the above factors to support increasing interest in, and revenue from, the Drill-N-Ream tool over the next several years as more well operators’ reports of its effectiveness are transmitted through word-of-mouth by an increasing user base to other well operators globally.

Strider Technology. The Strider technology utilizes its unique patented design to reduce drill string friction on horizontal wells, resulting in improved rates of penetration and cost savings. The Strider technology is designed to help dissipate the inertial drag of a horizontal drill string by generating rhythmic pulses that break the frictional connection between the drill strings and well bore greatly enhancing drilling rates. Its revolutionary engineering provides a cost-effective alternative to conventional downhole vibration tools.

The Strider technology is composed of two main parts, a hydraulic channeling chamber (“HCC”) and a rhythmic pulsation chamber (“RPC”). The RPC contains a precisely engineered, high speed pulse-valve that systematically restricts flow area. During flow restriction, or “closure”, the ideal amount of fluid is allowed to continue down hole. This perfectly controlled hydraulic flow produces an optimal pulse frequency, which is preferred for bottom hole assembly equipment. The optimal pulse frequency also allows for placement of the Strider technology closer to the bit than typical oscillation tools.

SDPI believes that its Strider technology is at the forefront of drill string tool technological development for horizontal drilling. The Company also believes our Strider technology offers significant advantages over the competitors’ drill string stimulation tools. SDPI expects this technology to grow in the near term.

V-Stream advanced conditioning system (“V-Stream”). The V-Stream tool is an integral spiral blade stabilizer and is engineered to combine stabilization with reaming. A cavity or plenum in the middle of the blades facilitates enhanced fluid flow for cuttings transport and reduces torque when compared with typical stabilizers with similar overall blade length. Non-active cutters at gauge enable the V-Stream to remove formation and condition the hole while controlling deviation. With these unique features, the V-Stream will stabilize the bottom hole assembly and condition the hole simultaneously to optimize the drilling operations.

SDPI’s Strategy for Growth

SDPI’s strategy for growth is to expand the global market penetration of its current drilling tool solutions and to leverage its expertise in drilling tool technologies and precision machining in order to broaden product offerings and solutions for the oil and gas industry, as well as other industries that require precision machining and quality. SDPI believes through its patented technologies, as well as technologies under development, that it can offer the oil and gas industry the solutions it demands to improve drilling efficiencies and reduce production costs. Specific examples of this strategy include:

Leverage highly advanced tool technologies. SDPI currently has two highly differentiated advanced drilling tool technologies (the Drill-N-Ream tool and the Strider technology) that address challenges encountered in the oil and gas drilling marketplace.

Expand channels to market and geographic reach. SDPI is leveraging existing distribution channels in the exploration and production industry. SDPI has entered into an agreement with DTI, establishing DTI as a distributor of its patented Drill-N-Ream tool in the United States and Canada onshore and offshore markets. As a result of this agreement, its technology has penetrated the market more efficiently by leveraging DTI’s long-term relationships with end users. SDPI is also evaluating opportunities to further its reach into the North American market.

SDPI is expanding its channels to market and its geographic presence, especially in the Middle East as evidenced by agreements entered into with Weatherford in December 2017, Odfjell Drilling in November 2018, NESR in 2019 and Schlumberger in 2021. SDPI expects to add additional distributors as it expands tool offerings and geographic reach. SDPI also expects to leverage its distributor and customer relationships to identify needs for new tool development and to use these channels to market a broadened product offering as it is developed.

Strengthen and support employees. SDPI’s experienced employees and management team are some of its most valuable resources. Attracting, training, and retaining key personnel, has been and will continue to be critical to its success. To achieve its goals, SDPI intends to remain focused on providing employees with training, personal and professional growth opportunities, as well as adding performance-based incentives, including opportunities for stock ownership, and other competitive benefits. SDPI is also working with the local university and high school to develop and teach local programs in machining and engineering expertise and technical resources.

Seek strategic acquisitions to enhance or expand product lines. While SDPI’s focus is on organic growth, it may identify new technologies to add to its arsenal of tools for the exploration and production industry. In analyzing new acquisitions, it intends to pursue opportunities that complement the existing product line and/or that are geographically situated within its current market. SDPI believes that strategic acquisitions will enable it to exploit economies of scale in the areas of finance, human resources, marketing, administration, information technology, and legal, while also providing cross-marketing opportunities among drill tool product offerings. Effective May 2023, SDPI engaged Piper Sandler to assist in the evaluation of strategic alternatives.

New Product Development and Intellectual Property

SDPI’s sales and earnings are influenced by its ability to successfully provide the high-level service and state-of-the-art products that its customers demand, which in turn relies on the ability to develop new processes, technology, and products. SDPI has also historically dedicated additional resources toward the development of new technology and equipment to enhance the effectiveness, safety, and efficiency of the products and services provided. The Company expects that with its extensive knowledge and experience in the oilfield industry, it can identify additional challenges with directional drilling, and then design and develop tools that will help customers with their drilling challenges. Further development of additional drill string components will become increasingly important to the business as it continue to grow through both organic expansion and strategic acquisitions.

Research and development costs were approximately $765,000 for the year ended December 31, 2023, compared with $436,000 for the year ended December 31, 2022, and $127,596 for the quarter ended March 31, 2024 compared with $135,697 for the quarter ended March 31, 2023. Costs included in research and development include payroll for engineers, materials for the Strider technology, and third-party engineering costs. Research and development costs represented less than approximately 4% and 2% of revenue for the years ended December 31, 2023 and 2022, respectively. Legal costs relating to patents are not included in research and development costs.

Although SDPI highly values its proprietary products and technology, it also depends on its technological capabilities, customer service-oriented culture, and application of know-how to distinguish itself from its competitors. SDPI also considers the services and products it provides to its customers, its customer relationships, and the technical knowledge and skill of its personnel, to be more important than its registered intellectual property in its ability to compete. While SDPI stresses the importance of its research and development programs, the technical challenges and market uncertainties associated with the development and successful introduction of new and updated products are such that it cannot assure investors that it will realize any particular amount of future revenue from the services and related products resulting from the research and development programs.

Suppliers and Raw Materials

SDPI acquires supplies, component parts, products and raw materials from suppliers, including steel suppliers, foundries, forge shops and original equipment manufacturers. The prices paid for raw materials may be affected by, among other things, energy, industrial diamond, steel and other commodity prices, tariffs and duties on imported materials and foreign currency exchange rates. Certain of the component parts, products or specific raw materials are only available from a limited number of suppliers. Costs have increased from impacts of inflation and supply chain constraints.

SDPI’s ability to obtain suitable quality raw materials and components, such as PDC’s, steel and flux, solder and heating elements, is critical to its ability to remanufacture Baker Hughes drill bits, and to manufacture the Drill-N-Ream tool and Strider technology tools and other future drilling products. In order to purchase raw materials and components in timely and cost-effective manner, SDPI has developed both domestic and international sourcing connections and arrangements. SDPI maintains quality assurance and testing programs to analyze and test these raw materials and components in order to assure their compliance with its rigorous specifications and standards. SDPI generally tries to purchase raw materials from multiple suppliers, so it is not dependent on any one supplier, but this is not always possible.

The price and availability of commodities and components, in particular steel, can have an impact on its operations. SDPI has no assurance that it will be able to continue to purchase these raw materials on a timely basis or at historical prices.

Proprietary Rights

SDPI relies primarily on a combination of patent, trade secret, copyright and trademark laws, confidential procedures, and other intellectual property protection methods to protect its proprietary technology. SDPI currently has U.S. patent applications pending, and related international patent applications pending as co-inventor, and individually with respect to the Strider technology and other pending drilling tools. There is no assurance that its patent applications will result in issued patents, that the existing patents or that any future patents issued to it will provide any competitive advantages for their products or technology, or that, if challenged, the patents issued to it will be held valid and enforceable. Despite SDPI’s precautions, unauthorized parties may attempt to copy aspects of its products or obtain and use information that it regards as proprietary. Existing intellectual property laws afford only limited protection and policing violations of such laws is difficult. The laws of certain countries in which SDPI products are or may be used by its customers do not protect its products and intellectual property rights to the same extent as do the laws of the United States. There is no assurance that these protections will be adequate or that SDPI’s competitors will not independently develop similar technology, gain access to its trade secrets or other proprietary information, or design around its patents.

SDPI may be required to enter into costly litigation to enforce its intellectual property rights or to defend infringement claims by others. Such infringement claims could require it to license the intellectual property rights of third parties. There is no assurance that such licenses would be available on reasonable terms, or at all.

Competition

Drill Bit Refurbishing. The primary competitors for SDPI’s drill bit refurbishing services are the in-house units at Hughes Christensen, the division of Baker Hughes responsible for drill bits. Other drill bit manufacturers also have in-house refurbishing units and are now competitors given the removal of the exclusivity clause under SDPI’s contract with Baker Hughes.

Drilling Enhancement Tools. The primary competitors for SDPI’s Drill-N-Ream tool are several single-section reaming tool manufacturers, including Baker Oil Tools (a division of Baker Hughes), NOV, Schlumberger and Tercel, and one dual-section reaming tool manufactured by Stabil Drill (which is the subject of the lawsuit described in Item 3 of the SDPI Annual Report on Form 10-K for the year ended December 31, 2023). The Company believes that the Drill-N-Ream tool is the only patented dual-section or dual cutting structure drill string reamer on the market today. SDPI believes that distinction will allow it to continue building on the Drill-N-Ream tool’s first-mover advantage.

SDPI believes that its Strider technology is at the forefront of drill string tool technological development for horizontal drilling. There are existing tools that would compete with its Strider technology, such as the Agitator tool marketed by NOV. However, SDPI believes its Strider technology offers significant advantages over the Agitator tool.

Customers

SDPI’s customer concentration of revenue is dependent upon a limited number of customers. For the years ended December 31, 2023 and 2022, two customers represented 85% and 88% of its total revenue, respectively. For the quarters ended March 31, 2024 and 2023, two customers represented 85% and 87% of its total revenue, respectively.

Manufacturing

SDPI manufactures its solutions, as well as custom products, in its state-of-the-art drill tool fabrication facility where it operates a technologically advanced PDC drill bit refurbishing facility, as well as a state-of-the-art, high-tech drilling and completion tool engineering design and manufacturing operation. The Company manufactures its drill string enhancement tools, including the patented Drill-N-Ream tool and the patented Strider technology, and conduct its new product research and development from this facility.

SDPI employs a senior work force with specialized training and extensive experience related to drill bit refurbishing and drill and completion tool manufacturing. They produce its products and services using a suite of highly technical, purpose-built equipment, much of which it designs and manufactures for proprietary use. The manufacturing equipment and products use advanced technologies that enable SDPI to increase efficiency, enhance product integrity, improve efficiency and safety, and solve complex drilling tool problems.

In December 2020, SDPI was awarded the AS9100D with ISO 9001:2015 certification for its quality management systems (QMS) and for meeting QMS requirements specific to the aviation, space and defense industries. To date the Company has maintained its certification.

SDPI believes that it can leverage its certification as well as its precision machining and manufacturing expertise to produce other products for customers in a variety of industries.

Cyclicality

SDPI is substantially dependent on conditions in the oil and gas industry, including the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies.

The level of exploration, development and production activity is directly affected by trends in oil and natural gas prices, which have historically been volatile, and by capital spending discipline imposed by customers.

Inflationary and/or recessionary factors relating to the oil and gas industry may directly affect the Company’s operations. The increased demand for oil and gas production has benefited the Company’s operations. The Company is not immune to the effects of inflation on its labor requirements, supply chain and costs of revenues.

Declines in oil and gas prices could negatively affect the level of these activities and capital spending, which could adversely affect demand for its products and services and, in certain instances, result in the cancellation, modification or rescheduling of existing and expected orders and the ability of its customers to pay for the Company’s products and services. These factors could have an adverse effect on revenue and profitability. Conversely, increases in oil and gas prices could positively affect production activities and capital spending, which could positively affect demand for the Company’s products and services.

Seasonality

SDPI’s business is not significantly impacted by seasonality, although its fourth quarter has historically been negatively impacted by holidays and its clients’ budget cycles. A small portion of the revenue generated from selected operations may benefit from higher first quarter activity levels, as operators take advantage of the winter freeze to gain access to remote drilling and production areas. In the past, some of the revenue in Alaska and Canada has declined during the second quarter due to warming weather conditions that resulted in thawing, softer ground, difficulty accessing drill sites and road bans that curtailed drilling activity.

Environmental, Health and Safety Regulation

SDPI’s operations are subject to numerous stringent and complex laws and regulations governing the discharge of materials into the environment, health and safety aspects of our operations, or otherwise relating to human health and environmental protection, and the Company has put a strong focus on these issues.

SDPI designed and built its Vernal facility as a fully-contained business park, except for the city sewer connection. Underlying its entire facility, including parking lots and runoff storage areas, is a complete capture and containment field that collects all building drainage and ground run off in isolated tanks. Captured drainage and runoff, as well as all hazardous waste generated in the manufacturing processes is regularly removed from SDPI’s facility by a certified hazardous waste disposal company. Any changes in environmental laws and regulations or in enforcement policies that result in more stringent and costly waste handling, storage, transport, disposal, or remediation requirements could have a material adverse effect on its operations and financial position. Moreover, accidental releases or spills of regulated substances may occur in the course of its operations, and SDPI cannot assure you that it will not incur significant costs and liabilities as a result of such releases or spills, including any third-party claims for damage to property, natural resources or persons. Failure to comply with these laws or regulations or to obtain or comply with permits may result in the assessment of administrative, civil and criminal penalties, imposition of remedial or corrective action requirements, and the imposition of orders or injunctions to prohibit or restrict certain activities or force future compliance.

The following is a summary of the more significant existing environmental, health and safety laws and regulations to which SDPI’s business operations are subject and for which compliance could have a material adverse impact on its capital expenditures, results of operations or financial position.

Hazardous Substances and Waste. The Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. SDPI is required to manage hazardous and non-hazardous wastes in compliance with RCRA and its state counterparts.

The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), also known as the Superfund law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. SDPI currently owns, leases, or operates numerous properties that have been used for manufacturing and other operations for many years. It also contracts with waste removal services and landfills. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, SDPI could be required to remove previously disposed substances and wastes, remediate contaminated property, or perform remedial operations to prevent future contamination. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment.

Water Discharges. The Federal Water Pollution Control Act (the “Clean Water Act”) and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into “Waters of the United States,” including wetlands. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. A responsible party includes the owner or operator of a facility from which a discharge occurs. The Clean Water Act and analogous state laws provide for administrative, civil and criminal penalties for unauthorized discharges and, together with the Oil Pollution Act of 1990, impose rigorous requirements for spill prevention and response planning, as well as substantial potential liability for the costs of removal, remediation, and damages in connection with any unauthorized discharges. Further, proposed revisions to the definition of “Waters of the United States” have been subject to judicial challenges and administrative action, resulting in uncertainty as to the scope of the regulatory definition. The Company’s obligations under the Clean Water Act could be expanded when the definition of “Waters of the United States” is ultimately resolved.

Employee Health and Safety. SDPI is subject to a number of federal and state laws and regulations, including OSHA and comparable state statutes, establishing requirements to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used, stored, produced or released in its operations and that this information be provided to employees, state and local government authorities and the public. Substantial fines and penalties can be imposed and orders or injunctions limiting or prohibiting certain operations may be issued in connection with any failure to comply with laws and regulations relating to worker health and safety.

In addition, on January 20, 2021, the Biden Administration came into office and immediately issued a number of executive orders related to environmental matters that could affect the Company’s operations and those of its customers, including an Executive Order on “Protecting Public Health and the Environment and Restoring Science to Tackle the Climate Crisis” seeking to adopt new regulations and policies to address climate change and suspend, revise, or rescind, prior agency actions that are identified as conflicting with the Biden Administration’s climate policies. The Biden Administration has also issued other orders that could ultimately affect its business and the business of its customers, such as the executive order rejoining the Paris Agreement, and could seek, in the future, to put into place additional executive orders, policy and regulatory reviews, and seek to have Congress pass legislation that could adversely affect the production of oil and gas assets and its operations and those of its customers. New legislation, regulations or international agreements in the future could result in increased costs to operate and maintain the Company’s facilities, capital expenditures to install new emission controls at its facilities, and costs to administer and manage any potential greenhouse gas emissions or carbon trading or tax programs. These costs and capital expenditures could be material. Although the Company has not incurred additional costs due to new policies to date, these developments could increase our costs, reduce the demand for crude oil and condensate, NGLs, and natural gas, and create delays in our obtaining air pollution permits for new or modified facilities. As of the end of 2023, there have been no costs or specific concerns to SDPI.

Insurance and Risk Management

SDPI maintains insurance coverage of types and amounts that it believes to be customary and reasonable for companies of its size and with similar operations. In accordance with industry practice, however, SDPI does not maintain insurance coverage against all of the operating risks to which the business is exposed. Therefore, there is a risk its insurance program may not be sufficient to cover any particular loss or all losses.

Currently, SDPI’s insurance program includes, among other things, general liability, umbrella liability, sudden and accidental pollution, personal property, vehicle, workers’ compensation, directors and officers and employer’s liability coverage. The insurance includes various limits and deductibles or retentions, which must be met prior to or in conjunction with recovery.

Human Capital Resources

As of March 31, 2024, 2023, SDPI had 74 full-time compared with 88 full-time employees as of March 31, 2023. The Company has never had a work stoppage, and none of its employees are represented by a labor union. SDPI considers its relations with its employees to be good. The human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating current and future employees. SDPI encourages and supports the growth and development of its employees. Continual learning and career development is advanced through ongoing performance and development conversations with employees, and reimbursement is available to employees for seminars, conferences, formal education and other training events employees attend in connection with their job duties.

The core values of accountability, openness and integrity underscore everything SDPI does and drives its day-to-day interactions. The safety, health and wellness of its employees is a top priority.

Available Information

SDPI is required to file annual, quarterly and current reports, proxy statements and certain other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Any documents filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, can be downloaded from the SEC’s website at www.SEC.gov.

SDPI’s principal executive offices are located at 1583 South 1700 East, Vernal, Utah, 84078, and its telephone number at that address is (435) 789-0594. The Company’s website address is www.sdpi.com. The periodic reports and other information filed with or furnished to the SEC are available, free of charge, through the website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on the website or any other website is not incorporated by reference into this proxy statement/prospectus and does not constitute a part of this proxy statement/prospectus.

Description of Property

The Company operates out of six buildings as part of its Vernal, Utah offices, which are used for manufacturing and executive offices. On December 7, 2020, the Company closed a sale-leaseback agreement for its headquarters and manufacturing facilities. Under the terms of the transaction, the Company sold the property for $4.5 million and simultaneously entered into a 15-year lease. Under the lease agreement, the Company has an option to extend the term of the lease and to repurchase the property. In 2022, the company entered into a five-year lease agreement for a building located in Vernal Utah. This location is used for manufacturing purposes. The Company’s management believes its current manufacturing facilities, executive offices, and its new repair center in the Middle East are sufficient for its current operations.

Legal Proceedings

SDPI is subject to litigation that arises from time to time in the ordinary course of its business activities. In February 2019, the Company filed a patent infringement lawsuit, asserting that Stabil Drill Specialties, LLC’s (“Stabil Drill”) SmoothboreTM Eccentric Reamer infringes several patents of Extreme Technologies, LLC (one of the Company’s subsidiaries) on its patented Drill-N-Ream® well bore conditioning tool. This lawsuit is pending in the United States District Court for the Southern District of Texas, Houston Division. On May 12, 2021, the Court denied Stabil Drill’s motion for summary judgment of non-infringement. On May 23, 2022, the Court issued its Order on Claim Construction of the patents, adopting Extreme Technologies’ proffered interpretation on the disputed claim terms. On October 12, 2022, the Court granted Extreme’s motion for leave to add its exclusive licensee Hard Rock Solutions, LLC, as a necessary party and co-plaintiff. On February 13, 2023, the lawsuit was reassigned to United States District Judge Drew B. Tipton and United States Magistrate Judge Peter Bray. On August 29, 2023, Judge Tipton granted Extreme’s and Hard Rock’s motion for summary judgment striking Stabil Drill’s patent invalidity affirmative defenses. Discovery ended on August 31, 2021, and the parties have fully briefed dispositive and Daubert motions. The parties are preparing this case for trial and expect a jury trial setting in summer of 2024.

SDPI is not currently involved in any other litigation which management believes could have a material effect on its financial position or results of operations.

SDPI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITITION AND RESULTS OF OPERATION

Overview

SDPI is an innovative drilling and completion tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. Its headquarters and manufacturing operations are located in Vernal, Utah. Its drilling solutions include the patented Drill-N-Ream® well bore conditioning tool (“Drill-N-Ream tool”) and the patented Strider™ Drill String Oscillation System technology (“Strider technology” or “Strider”). In addition, SDPI is a manufacturer of Drill-N-Ream tools and refurbisher of PDC (polycrystalline diamond compact) drill bits for leading oil field services companies. SDPI operates a state-of-the-art drill tool fabrication facility, where it manufactures solutions for the drilling industry, as well as customers’ custom products in both the United States and the Middle East.

SDPI’s strategy for growth is to leverage its expertise in drill tool technology and precision machining in order to broaden its product offerings and solutions for the oil and gas industry. SDPI believes through its patented technologies, as well as technologies under development, that SDPI can offer the oil and gas industry the solutions it demands to improve drilling efficiencies and reduce production costs.

In December 2020, SDPI successfully obtained ISO 9000 certification and is now qualified to bid on projects in industries outside oil and gas. SDPI believes that with this certification, and its history of supplying high quality parts to research and development departments operating in the aerospace industry, SDPI can effectively execute its industry diversification strategy.

Industry Trends and Market Factors

The Russia – Ukraine conflict is a global concern. SDPI does not have any direct exposure to Russia or Ukraine through its operations, employee base, investments or sanctions. SDPI does not receive goods or services sourced from those countries, does not anticipate any disruption in its supply chain and has no business relationships, connections to or assets in Russia, Belarus or Ukraine. No impairments to assets have been made due to the conflict. The global oil industry has been impacted by this situation, but SDPI’s operations and business in the Middle East has not been disrupted to date. The increase in oil producing activities in the United States has benefitted SDPI’s operations. SDPI is unable at this time to know the full ramifications of the Russia – Ukraine conflict and its effects on its business.

Inflationary and/or recessionary factors relating to the oil and gas industry may directly affect SDPI’s operations. The increased demand for oil and gas production has benefited SDPI’s operations. SDPI is not immune to the effects of inflation on its labor requirements, supply chain and costs of revenues. SDPI continues to monitor these economic trends as part of its strategic forward planning.

The total U.S. rig count as reported by Baker Hughes as of March 31, 2024 was 621 rigs, a decrease of 134 rigs from the rig count as of March 31, 2023.

The Middle East market is growing. Total rig count in that region as of March 31, 2024 was 344 compared with 323 at the same time last year.

How SDPI Generates Revenue

SDPI is a drilling and completion tool technology company. SDPI generates revenue from the refurbishment, manufacturing, repair, rental and sale of drill string tools. SDPI’s manufactured products are produced in a standard manufacturing operation, even when produced to its customer’s specifications. SDPI also earns royalty fees under certain arrangements for certain tools it sells.

Tool sales, rentals and other related revenue

Tool and Product Sales: Revenue for tool and product sales is recognized upon shipment of tools or products to the customer. Shipping and handling costs related to tool and product sales are recorded gross as a component of both the sales price and cost of the product sold.

Tool Rental: Rental revenue is recognized upon completion of the customer’s job for which the tool was rented. While the duration of the rental will vary by job and number of runs, these rentals are generally less than one month. The rental agreements are typically based on the price per run or footage drilled and do not have any minimum rental payments or term.

Other Related Revenue: SDPI receives revenue from the repair of tools upon delivery of the repaired tool to the customer. SDPI earns royalty commission revenue when SDPI’s customer invoices their customer for the use of SDPI’s tools.

Contract Services

Drill Bit Manufacturing and Refurbishment: SDPI recognizes revenue for its PDC drill bit services upon transfer of control, which it has determined to be upon shipment of the product. Shipping and handling costs related to refurbishing services are paid directly by the customer at the time of shipment. SDPI also provides contracting manufacturing services to customers.

Costs of Conducting Our Business

Cost of revenue is comprised of direct and indirect costs to manufacture, repair and supply our products, including labor, materials, utilities, equipment repair, lease expense related to our facilities, supplies and freight.

Selling, general and administrative expense is comprised of costs such as new business development, technical product support, research and development costs, compensation expense for general corporate operations including accounting, human resources, risk management, etc., information technology expenses, safety and environmental expenses, legal and professional fees and other related administrative functions.

Other income (expense) for 2023, net is comprised primarily of interest expense and recovery of a fully reserved related party note receivable. Other income (expense), net for 2024 is comprised primarily of acquisition costs.

Results of Operations

	Three Months Ended March 31,
	2024		2023
Revenue
Tool revenue	$2,981,198	60%	$4,254,209	68%
Contract services	1,965,018	40%	2,027,005	32%

Total revenue	4,946,216	100%	6,281,214	100%
Operating cost and expenses
Cost of revenue	2,305,068	47%	2,238,597	36%
Selling, general, and administrative expenses	2,130,446	43%	2,338,841	37%
Depreciation and amortization expense	351,213	7%	326,014	5%

Total operating cost and expenses	4,786,727	97%	4,903,452	78%
Operating income	159,447	3%	1,377,762	22%

Other income (expense)	(1,927,413)	-39%	213,069	3%

Income (loss) before income taxes	(1,767,966)	-36%	1,590,831	25%
Income tax expense	(54,422)	-1%	(77,612)	-1%

Net income (loss)	$(1,822,388)	-37%	$1,513,219	24%

Comparison of the Three Months Ended March 31, 2024 and 2023

Revenue

SDPI’s revenue decreased approximately $1,335,000, or 21%, for the three months ended March 31, 2024 compared with the same period in the prior year. The decrease was driven by approximately $1,273,000, or 30%, decrease in tool revenue largely reflecting the drop in U.S. rig count. Contract services revenue decreased by $62,000, or 3%, over the prior year.

Operating Costs and Expenses

Cost of Revenue

Cost of revenue increased approximately $66,000 or 3%, for the three months ended March 31, 2024 compared with the same period in the prior year. This increase reflects the underutilization of manufacturing resources given the reduced demand, as well as the net impact of lower repair costs and domestic headcount offset by increased international headcount, operating supplies and travel in the Middle East. Domestic cost of revenue decreased by 16% while international cost of revenue increased by 19%.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased approximately $208,000, or 9%, for the three months ended March 31, 2024 compared with the same period in the prior year. The decrease was the result of a decrease in legal fees.

Depreciation and amortization expenses

Depreciation and amortization expenses increased approximately $25,000 or 8%, for the three months ended March 31, 2024 compared with the same period in the prior year. The increase was primarily due to capitalization of fixed asset projects and an increase in rental tools being put into service in the Middle East.

Other Income (Expenses)

Acquisition related expenses

Acquisition related expenses totaled approximately $1,748,000 for the three months ended March 31, 2024. These expenses pertain to legal and professional fees related to the Merger.

Interest Expense

Interest expense increased approximately $40,000, or 26%, for the three months ended March 31, 2024 compared with the same period in the prior year. The increase was due primarily to an increase in interest rates and an increase in customer quick-pay options.

Liquidity and Capital Resources

At March 31, 2024, SDPI had working capital of approximately $ 3,475,000. SDPI’s principal uses of cash are operating expenses, working capital requirements, capital expenditures and debt service payments. SDPI’s operational and financial strategies include managing its operating costs and capital spending to reflect revenue trends, accelerating collections of international receivables, and controlling its working capital and debt to enhance liquidity.

Loan Agreement

On July 28, 2023, SDPI entered into a Loan Agreement (the “Loan Agreement”) among Vast Bank, National Association, as lender (the “Lender”), and various subsidiaries of SDPI as guarantors (the “Guarantors”).

The Loan Agreement provides for loans through the following facilities (collectively, the “Loans”):

•	Revolving Line: The lesser of $750,000 or the borrowing base, which is currently 50% of eligible inventory as calculated under the Loan Agreement (“Revolving Line”), which matures on July 28, 2025.

•	Term Loan: $1,719,200 term loan (the “Term Loan”), which matures on July 28, 2028.

The interest rate per annum applicable to the Revolving Line is the greater of (a) Prime plus 1.00% and (b) 7.50%, which was 9.50% at March 31, 2024. The interest rate per annum applicable to the Term Loan is 8.18%. Payments of principal and interest monthly on the Term Loan, and interest only on the Revolving Line, commenced on August 28, 2023. The balance of principal and interest on both Loans will be due upon maturity, if not sooner repaid. SDPI may prepay and/or repay the Loans, in whole or in part, at any time without premium or penalty, subject to certain conditions. The balance of the Revolving Line and Term Loan totaled approximately $0 and $1,451,000 as of March 31, 2024, respectively.

The Loan Agreement contains customary covenants limiting, among other things, the incurrence of additional indebtedness, the creation of liens, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other payments in respect of equity interests, acquisitions, investments, loans and guarantees, subject, in each case, to customary exceptions, thresholds and baskets. The Loan Agreement also includes certain financial covenants which include a current assets/liabilities ratio, a debt service coverage ratio and a leverage ratio, as defined in the Loan Agreement. The Loan Agreement also contains customary events of default. As of March 31, 2024, SDPI was in compliance with all covenants.

SDPI’s obligations under the Loan Agreement are guaranteed by the Guarantors, and the obligations of SDPI and any Guarantors are secured by a perfected first priority security interest in substantially all of the existing and future personal property of SDPI and each Guarantor, subject to certain exceptions as noted in the Loan Agreement.

Business Manager Agreements

In connection with entering into the Loan Agreement, SDPI entered into Business Manager Agreements for the purchase by the Lender of certain domestic and international accounts receivable of SDPI. The face amount of the accounts under each agreement that may be purchased cannot exceed $2,500,000 under the domestic agreement and $2,000,000 under the international agreement. The service charge associated with the purchases is 1.25% under the domestic agreement and 2.0% under the international agreement. There are additional charges if accounts are not paid within 45 days. The Business Manager Agreements include recourse arrangements, which require SDPI to repurchase transferred accounts receivable that remain unpaid for a specified period of time. The accounts are secured by a security interest in the accounts receivable in all of SDPI’s present and after-acquired accounts receivable of the customers as defined in the agreements.

Generally, at the transfer date, SDPI receives cash equal to 90% of the value of the sold domestic accounts receivable and 60% of the value of the sold international accounts receivable, less the service charge. The remaining balance is held back as a reserve. The reserve balance is carried at fair value, which is remeasured monthly to take into account activity during the period (SDPI’s interest in newly-transferred receivables and collections on previously transferred receivables), as well as changes in estimates of future interest rates and anticipated credit losses. Fluctuations in interest rates and revised estimates of credit losses were zero as of

March 31, 2024 and December 31, 2023. The carrying amount of the reserve was $120,060 and $166,139 as of March 31, 2024 and December 31, 2023, respectively, and is classified within cash and restricted cash on the condensed consolidated balance sheet.

SDPI accounts for trade receivable transfers as sales and derecognizes the sold receivables from the condensed consolidated balance sheets. During the three months ended March 31, 2024, SDPI sold receivables to the Lender having an aggregate face value of $2,494,950 in exchange for cash proceeds of $2,463,764. Cash received from the selling of receivables are presented as a change in trade receivables within the operating activities section of the consolidated statements of cash flows. Service fees for the period totaled $31,905, which are initially recorded as prepaids in the condensed consolidated balance sheets and amortized over 45 days. SDPI recognized expense of $32,924 related to the service fees for the three months ended March 31, 2024, which is included in interest expense in the condensed consolidated statements of operations. The outstanding principal amount of the receivables sold under this facility amounted to $971,852 as of March 31, 2024.

Financing Obligation Liability

SDPI has a financing obligation liability related to a failed sale-leaseback transaction. The balance of the financing obligation was approximately $4,017,280 as of March 31, 2024.

For more details on the terms of this transaction, see Note 9 – Financing Obligation Liability of the notes to condensed consolidated financial statements for the quarter ended March 31, 2024 included herein.

Machinery Loans

SDPI financed the purchase of machinery and equipment through various loans. The outstanding loans have interest rates ranging from 5.50% to 5.94%, and repayment terms of 48-60 months. The balance of the machinery loans totaled approximately $486,000 and $522,000 as of March 31, 2024 and December 31, 2023, respectively.

Cash Flow

	Three Months Ended March 31,
	2024	2023
Net cash (used in) provided by operating activities	$(303,950)	$1,045,380
Net cash used in investing activities	(117,173)	(1,217,262)
Net cash used in financing activities	(169,279)	(30,240)

Net decrease in cash	$(590,402)	$(202,122)

Operating Cash Flows

For the three months ended March 31, 2024, net cash used in operating activities was approximately $299,000. Included in operating activities is approximately $1,748,000 in acquisition-related costs associated with the Merger. SDPI had approximately $1,822,388 of net loss, offset by $658,000 of non-cash expenses and $868,076 increase in working capital accounts.

For the three months ended March 31, 2023, net cash provided by operating activities was approximately $1,045,000. SDPI had approximately $1,513,000 of net income, $608,000 of non-cash expenses, offset by $1,075,000 decrease in working capital accounts.

Investing Cash Flows

For the three months ended March 31, 2024, net cash used in investing activities was approximately $122,000, primarily related to purchases of property, plant and equipment. These investments are for miscellaneous equipment for the Middle East repair center and a transportation vehicle.

For the three months ended March 31, 2023, net cash used in investing activities was approximately $1,217,000, primarily related to purchases of property, plant and equipment, offset by approximately $350,000 related to proceeds from recovery of the Tronco note receivable. The investment in property, plant and equipment was related to an increase of the DNR rental fleet and expand capacity for all manufacturing capabilities, which is expected to enable SDPI to add new customers, increase volumes, and grow in potential new product lines.

Financing Cash Flows

For the three months ended March 31, 2024, net cash used in financing activities was approximately $169,000, primarily related to principal payments on debt of approximately $242,000, offset by proceeds of approximately $73,000.

For the three months ended March 31, 2023, net cash used in financing activities was approximately $30,000, primarily related to principal payments on debt of approximately $214,000, offset by net proceeds from the revolving loan of approximately $184,000.

Off Balance Sheet Arrangements

SDPI had no off balance sheet arrangements.

Critical Accounting Policies and Estimates

The discussion of the Company’s financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with GAAP. During the preparation of these financial statements, SDPI is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. On an ongoing basis, SDPI evaluates its estimates and assumptions, including those discussed below. SDPI bases its estimates on historical experience and on various other assumptions that SDPI believes are reasonable under the circumstances. The results of the Company’s analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. While SDPI believes that the estimates and assumptions used in the preparation of its consolidated financial statements are appropriate, actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to its consolidated financial statements. The estimates and assumptions are evaluated periodically and adjusted when necessary. Described below are the most significant policies SDPI applies in preparing its consolidated financial statements, some of which are subject to alternative treatment under GAAP. SDPI also describes the most significant estimates and assumptions it makes in applying these policies. See Note 1 to the SDPI consolidated financial statements included herein.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are generally due within 60 days and 90 days of the invoice date for domestic and international customers, respectively. No interest is charged on past-due balances. SDPI grants credit to its customers based upon an evaluation of each customer’s financial condition. SDPI periodically monitors the payment history and ongoing creditworthiness of its customers. An allowance for credit losses is established at a level estimated by management to be adequate based upon various factors including historical experience, aging status of customer accounts, payment history and financial condition of its customers. The allowance for credit losses was $0 at both December 31, 2023 and 2022.

Substantially all of SDPI’s revenue is derived from its refurbishing of PDC drill bits for Baker Hughes and from DTI when SDPI 1) sells the Drill-N-Ream tool, 2) repairs drilling bits and the Drill-N-Ream tool, and 3) earns royalty on its customer’s rental of the Drill-N-Ream tool to the end user. Internationally its revenue is derived from the rental of its Drill-N-Ream tool to large oilfield service companies. While SDPI’s credit risk is concentrated, all of its customers have historically had excellent payment history. Management monitors accounts receivable collections on a weekly basis.

The Company analyzes each customer’s length of time a receivable is outstanding, geographical location, and any potential economic conditions that could cause concern for credit instability. On a weekly basis, this data is reviewed, and a determination made if there are potential concerns for losses. This historical data, geographical location, review of current economic conditions, and the current receivables helps establish a forecast for credit risk.

Related Party Note Receivable

In January 2014, SDPI entered into a Note Purchase and Sale Agreement under which it agreed to purchase a loan made to Tronco Energy Corporation (“Tronco”), a party related to SDPI through common control, in order to take over the legal position as Tronco’s senior secured lender. That agreement provided that, upon its full repayment of the Tronco loan from the proceeds of its initial public offering, the lender would assign to SDPI all of its rights under the Tronco loan, including all of the collateral documents. On May 30, 2014, SDPI closed its purchase of the Tronco loan for a total payoff of $8.3 million, including principal, interest, and early termination fees. The Tronco loan is guaranteed by Troy and Annette Meier.

The Meier guaranties were determined not to be substantive based on GAAP that states that the substance of a personal guarantee depends on the ability of the guarantor to perform, the practicality of enforcing the guarantee, and the demonstrated intent to enforce the guarantee. Since the Company did not demonstrate intent by either enforcing the redemption of collateral or the guarantees by the borrowers to repay the loan when the related party note receivable was due and payable on December 31, 2017 and instead modified the loan by extending the payment term, the Company determined the guarantees are not substantive and therefore should not serve as the basis for concluding the loan is well secured and collateralized. As a result, the Company fully reserved the related party note receivable effective August 2017.

On March 31, 2023, the Company entered into a fourth amended and restated loan agreement and note with Tronco to extend the maturity date of the principal to March 31, 2033. As amended, the interest rate on the note is fixed at 2.8% per annum and provides for principal and accrued interest payments in the amount of $750,000 annually on March 31, 2024 through 2032, with the balance of all remaining outstanding principal and accrued interest due on March 31, 2033. In the event the average closing price for the Company’s common stock for 10 consecutive trading days is equal to or greater than $3.00 per share, Tronco shall pay fifty percent of the then outstanding principal balance together with all accrued, unpaid interest within ten days of the date on which the 10-day trading average first equals or exceeds $3.00. In the event the average closing price for 10 consecutive trading days is $4.00 per share or greater, Tronco shall pay the entire outstanding principal balance together with all accrued, unpaid interest within ten (10) days of the date on which the 10-day average first equals or exceeds $4.00. In addition, in the event of a sale of all or substantially all of the assets or a controlling equity interest in the Company, Tronco and the Meiers must utilize the proceeds received from such sale to pay the entire outstanding principal balance on the note receivable together with all accrued, unpaid interest. On March 24, 2023, there was a principal and interest payment of $350,262 which was reflected as a recovery of related party note receivable in other income and expense on the condensed consolidated statements of operations. The Tronco note balance, including accrued interest, was approximately $6,706,000 and $6,884,000 as of December 31, 2023 and 2022, respectively, which is fully reserved. The Company continues to hold the 8,267,860 shares of the Company’s common stock as collateral. The Company will record a recovery of the loan upon receiving repayment of the note, but there is no guarantee a full recovery of the loan will occur.

Government Grant

The Company applied for and received a grant award of up to $750,000 from the State of Utah’s Manufacturing Modernization Grant Program. The program helps develop manufacturing industry in the state. Current GAAP has no specific authoritative guidance on the accounting for government assistance received by business entities. However, Accounting Standard Codification (“ASC”) 105 describes the decision-making framework for determining the guidance to apply when guidance is not specified by GAAP. ASC 105 points to IAS 20, Accounting for Government Grants and Disclosure of Government Assistance, and ASC 958-605, Not-for-Profit Entities – Revenue Recognition, that require conditions of the grant to be met in order to recognize the income.

During 2022, the Company met the conditions of the grant and, therefore, recorded the initial grant funding totaling $675,000 as deferred income on the balance sheet, as portions of the grant are approved by the State of Utah. Income will be recognized on a straight-line basis over the life of the asset once all project requirements, such as employee training and installation of the equipment, have been completed.

Income Taxes and Valuation Allowance for Deferred Tax Assets

The Company recognizes an asset or liability for the deferred tax consequences of all temporary differences between the tax basis of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the asset or liabilities are recovered or settled and for operating loss carry forwards. These deferred tax assets and liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse and the carry forwards are expected to be realized.

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that the deferred tax assets will be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. The realization of deferred tax assets is primarily dependent upon earnings in federal and various state and local jurisdictions.

SDPI considers a number of factors to reliably estimate future taxable income so SDPI can determine the extent of its ability to realize net operating loss (“NOL”), foreign tax credits, realized capital loss and other carryforwards. These factors include forecasts of future income for each of its businesses and actual and planned business and operational changes, both of which include assumptions about future macroeconomic and company-specific conditions and events. SDPI subjects the forecasts to stresses of key assumptions and evaluate the effect on tax attribute utilization. If certain future operating results do not meet current expectations it could cause SDPI to establish an additional valuation allowance on its deferred tax assets.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

None

SUMMARY FINANCIAL INFORMATION

	Superior Drilling Products, Inc. Selected Historical Financial Data (Unaudited) Year Ended December 31,
	2023	2022
Statement of Operations Data:
Revenue	$20,973,551	$19,097,687
Operating cost and expenses
Cost of revenue (excluding depreciation and amortization)	$8,195,501	$8,330,877
Selling, general, and administrative expenses	$9,643,647	$7,326,384
Depreciation and amortization expense	$1,357,438	$1,503,976
Total operating costs and expenses	$19,196,586	$17,161,237
Operating Income	$1,776,965	$1,936,450
Other income (expense)
Interest income	$60,950	$26,675
Interest expense	$(689,449)	$(572,624)
Loss on extinguishment of debt	$(43,000)	$—
Recovery of related party note	$350,262	$—
Gain/(Loss) on sale or disposition of assets	$(70,664)	$—
Impairment of Asset	$—	$(130,375)
Total other income / (expense)	$(391,901)	$(676,324)
Income before income taxes	$1,385,064	$1,260,126
US income tax benefit (expense)	$6,340,568	$(34,046)
Foreign income tax (expense)	$(289,587)	$(160,923)
Net income (loss)	$7,436,045	$1,065,157
Basic income earnings per common share	$0.25	$0.04
Basic weighted average common shares outstanding	29,698,498	28,643,464
Diluted income per common share	$0.25	$0.04
Diluted weighted average common shares outstanding	29,772,498	28,675,100
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$2,670,626	$2,158,025
Property, plant and equipment, net	$11,242,251	$8,576,851
Total assets	$27,036,618	$17,600,483
Total long term debt	$1,609,868	$529,499
Total financing obligation	$3,954,373	$4,038,022
Total equity	$16,654,808	$8,086,822
Cash Flow Statement Data:
Net cash provided by (used in) operating activities	$3,193,933	$3,547,404
Net cash provided by (used in) investing activities	$(3,391,157)	$(3,330,206)
Net cash provided by (used in) financing activities	$709,825	$(881,273)
Other Financial and Operational Data:
Capital expenditures	$(3,741,419)	$(3,330,206)
Non-GAAP adjusted EBITDA	$4,456,135	$4,720,045

	Superior Drilling Products, Inc. Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) (Unaudited) Year Ended December 31,
	2023	2022
GAAP net income	$7,436,045	$1,065,157
Add back/deductions:
Interest expense, net	$628,499	$545,950
Income tax (benefit) / expense	$(6,050,981)	$194,969
Depreciation and amortization	$1,357,438	$1,503,977
Share based compensation	$926,639	$873,740
Net non-cash compensation	$352,800	$352,800
Recovery of related party note receivable	$(350,262)	$—
Employee severance cost	$42,294	$—
Impairment of asset	$—	$183,452
Loss on disposition of assets	$113,663	$—
Non-GAAP adjusted EBITDA	$4,456,135	$4,720,045

DIVIDENDS

The Company does not presently pay dividends on its common stock. The Company intends for the foreseeable future to continue the policy of not paying dividends and retaining earnings, if any, to finance the development and growth of its business.

PRICE RANGE OF SDPI COMMON STOCK

The SDPI Common Stock is listed on the NYSE American under the symbol “SDPI.” The following table sets forth, for the periods indicated, the range of high and low sales prices since for the two year period ended December 31, 2023 and the first two quarters of 2024.

	Price Range
	High	Low
2024
First Quarter	$0.92	$0.69
Second Quarter (through June 7, 2024)	1.36	0.92
2023
First Quarter	1.18	0.81
Second Quarter	1.29	0.91
Third Quarter	2.21	0.76
Fourth Quarter	0.86	0.58
2022
First Quarter	1.84	0.65
Second Quarter	1.34	0.85
Third Quarter	1.10	0.62
Fourth Quarter	0.93	0.65

PRIOR PUBLIC OFFERINGS

On October 19, 2021, under the terms of a share purchase agreement, SDPI sold 1,739,131 shares of its common stock at a purchase price per share of $1.15. The gross proceeds to the Company from the registered direct offering were approximately $2.0 million before deducting the placement agent’s fees and other estimated offering expenses.

PRIOR STOCK PURCHASES

None

PURCHASES IN CONNECTION WITH THE MERGER

None

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

The information set forth under the headings “Special Factors—Background of the Merger” and “—Certain Related Party Agreements between DTI and Other Filing Parties” is incorporated herein by reference.

BOOK VALUE PER SHARE

The book value per share of SDPI Common Stock as of March 31, 2024, was $0.50.

DIRECTORS AND EXECUTIVE OFFICERS

G. Troy Meier. Mr. Meier has served as the SDPI Board Chair, one of its Class III Directors and Chief Executive Officer since 2014. Mr. Meier has over 40 years of experience in the oil and gas industry. Mr. Meier and co-founder Annette Meier founded the SDPI predecessor company in 1999. Since that time through the present, Mr. Meier has spearheaded the development of its new manufacturing business and research and development activities. As SDPI’s chief innovator, Mr. Meier has been responsible for not only inventing, but also designing, engineering and manufacturing industry specific machinery and processes and has several patent applications pending. Previously, in 1993, Mr. Meier started SDPI’s predecessor company, Rocky Mountain Diamond, after thirteen years with Christensen Diamond and its successors. At Christensen Diamond, Mr. Meier established overseas factories in Ireland, Venezuela and China. In addition, Mr. Meier designed tools to improve efficiency both in the plants and in the field. Previously, Mr. Meier had been Christensen Diamond’s first drill bit fabricator specialist and by age 28, was made the Northern Region design engineer responsible for designing drill bits, core systems, centric bits, nozzle systems and related products. As the co-founder, Mr. Meier for the last seven years has focused 100% of his attention on SDPI’s development and growth. Mr. Meier is a citizen of the United States of America.

Annette Meier. Ms. Meier has served as a Class II Director, President and Chief Operating Officer of SDPI since 2014. Ms. Meier has over 25 years of experience in the oil and gas industry. Since its inception in 1999 to the present, Ms. Meier has managed all of SDPI’s day-to-day operations and business. In 2008, Ms. Meier envisioned and co-created “CHUCK,” its custom shop management and inventory program software. Ms. Meier was also instrumental to the development of the “nucleus grinding system” that is currently utilized in SDPI’s new manufacturing processes. In 2005, Ms. Meier served as the creator and chief architect of the Ropers Business Park, the state-of-the-art campus that houses SDPI’s remanufacturing and new manufacturing facilities in Vernal, Utah. Ms. Meier’s understanding of its business processes resulted in her designing and facilitating the SMART FACILITY layout, process and control systems within the manufacturing plant. Previously, in 1993, Ms. Meier co-founded and managed SDPI’s predecessor company, Rocky Mountain Diamond. As the co-founder, Ms. Meier for the last seven years has focused 100% of her attention on SDPI’s development and growth. In 2015, Ms. Meier was elected to serve on the Governor’s Office of Economic Development Board (GOED) for the state of Utah. Ms. Meier has been the recipient of numerous state, local and industry awards over the years that recognized her for innovation and leadership. Ms. Meier is a citizen of the United States of America.

James Lines. Mr. Lines has served as a Class II director since December 2016 and is Chairman of the Audit Committee. He also serves on the Compensation Committee and the Nominating and Governance Committee of

the SDPI Board. Mr. Lines had served as President and Chief Executive Officer of Graham Corporation since January 2008 and retired on August 31, 2021. Graham designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Previously, Mr. Lines served as Graham’s President and Chief Operating Officer since June 2006. Mr. Lines has served Graham in various capacities since 1984, including Vice President and General Manager, Vice President of Engineering and Vice President of Sales and Marketing. Prior to joining its management team, he served Graham as an application engineer and sales engineer as well as a product supervisor. Mr. Lines holds a B.S. in Aerospace Engineering from the State University of New York at Buffalo. Mr. Lines is a citizen of the United States of America.

Robert E. Iversen. Mr. Iversen has served as a Class III Director since 2014, was the Lead Independent Director from December 2016 to August 2019, and is the Chairman of the Compensation Committee since joining the Board. He has also been a member of the Audit Committee and the Nominating and Governance Committee since 2014. Mr. Iversen has broad executive and operational management experience in the sales, service, and manufacturing sectors of the global upstream oil and gas industry. Currently, Mr. Iversen is a partner and president of CTI Energy Services, LLC of Springtown, Texas, a drilling services company he started in 2011. Mr. Iversen has strong experience in the development and commercialization of new technology products and in company marketing and advertising programs. Previously, Mr. Iversen collaborated with G. Troy Meier as a partner and senior vice president in Tronco Energy Services from 2008 to 2011. From 2002 to 2008, he served as President and other C-level positions with Ulterra Drilling Technologies (Fort Worth, Texas), INRG (Houston, Texas) and NQL Energy Services (Nisku, Alberta). In 1994, Mr. Iversen and partners purchased the U.S. division of DBS Stratabit, a small, underperforming diamond bit company, where, as President until 2002, he built it into a top tier provider of high technology products. Mr. Iversen previously held numerous executive positions in marketing, technology and engineering at various divisions of the Baker Hughes companies, and their predecessors, from 1980 through 1994. Mr. Iversen holds a Bachelor of Science Petroleum Engineering, Montana Tech, as well as numerous technical and executive post-graduate certifications. Mr. Iversen is a citizen of the United States of America.

Michael Ronca. Mr. Ronca has served as a Class I director since 2014, has been the Lead Independent Director since August 2019, and is Chairman of the Nominating and Governance Committee. He also serves on the Audit Committee and Compensation Committee of the SDPI Board. Mr. Ronca has over 30 years of experience as an executive building and monetizing businesses. Since 2009, Mr. Ronca has served as President and Chief Executive Officer of Eagle Ridge Energy, LLC, an oil and gas exploration and development company active in north and central Texas. Previously, he served as Chairman of BAS Oil & Gas, a private company active in developing reserves in the Barnett Shale trend in North Texas. Mr. Ronca has a long history of participating in the energy industry starting with his time at Tenneco Inc., where he served as the Assistant to the Chairman and CEO and later established a new oil and gas division which operated throughout the offshore and onshore Gulf Coast region. He later executed a leveraged buyout with the backing of private equity and soon after took the company public on the NYSE under the name of Domain Energy where he also served as President and CEO. In 1998, Domain Energy merged into Range Resources where Mr. Ronca served as Chief Operating Officer for several years. Mr. Ronca has a BS degree from Villanova University and an MBA in Finance from Drexel University. Mr. Ronca is a citizen of the United States of America.

Christopher D. Cashion. Mr. Cashion has over 40 years of experience in the fields of accounting, finance and private equity. Mr. Cashion joined us in March 2014 to serve as our Chief Financial Officer on a full-time basis. Previously, Mr. Cashion worked as an independent financial and business consultant since 1998. From January 2013 through February 2014, Mr. Cashion was the Chief Financial Officer for Surefire Industries USA LLC, a Houston-based hydraulic fracturing equipment manufacturing company. Previously, from January 2005 to August 2012, Mr. Cashion provided chief financial officer services to five start-up portfolio companies owned by the Shell Technology Venture Fund, a private equity fund. Prior to his tenure with the start-up portfolio companies, Mr. Cashion worked for First Reserve Corporation, a private equity firm, from 1991 to 1993. Mr. Cashion worked with Baker Hughes, Inc. from 1981 to 1991 and with Ernst & Young from 1977 to 1981. Mr. Cashion holds a B.S. in Accounting from the University of Tennessee and an M.B.A. in Finance and

International Business from the University of Houston. Mr. Cashion has been a Certified Public Accountant since 1979. Mr. Cashion is a citizen of the United States of America.

None of the above individuals (1) has been convicted in a criminal proceeding during the past five years or (2) was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT OF SDPI

The following table sets forth information with respect to the beneficial ownership of the SDPI Common Stock as of March 31, 2024, by:

•	each person known to be the beneficial owner of more than 5% of the SDPI Common Stock;

•	each member of the SDPI Board;

•	each of its executive officers; and

•	all of its directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. To the knowledge of SDPI, each of the holders of capital stock listed below has sole voting and investment power as to the capital stock owned unless otherwise noted.

Name and Address of Beneficial Owner	Numbers of Shares of Common Stock Beneficially Owned	% of Common Stock Outstanding(1)
G. Troy Meier(2)	11,571,369	38.07%
Annette Meier(3)	11,181,515	36.79%
Jeffrey Eberwein(4)	3,082,827	10.1%
Christopher D. Cashion(5),(10)	1,016,582	3.34%
James R. Lines(6),(7)	507,894	1.67%
Robert Iversen(6),(8)	663,279	2.18%
Michael V. Ronca(6),(9)	603,806	1.99%
Executive Officers and Directors as a group (6 persons)	15,635,988	51.45%

(1)	Based on 30,391,240 shares outstanding as of March 31, 2024. Unless otherwise noted, the address for the holder is 1583 South 1700 East, Vernal, Utah 84078.
(2)

Includes (i) 5,641,510 shares of common stock indirectly owned through his ownership in Meier Family Holding Company, LLC, and (ii) 3,173,350 shares of common stock indirectly owned through his ownership in Meier Management Company, LLC. Also includes 702,801 shares of vested restricted common stock, 709,168 shares of unvested restricted common stock. The unvested restricted stock will vest on August 12, 2024 and August 12, 2025.

(3)

Includes (i) 5,641,510 shares of common stock indirectly owned through her ownership in Meier Family Holding Company, LLC, and (ii) 3,173,350 shares of common stock indirectly owned through her ownership in Meier Management Company, LLC. Also includes 536,731 shares of vested restricted common stock, 543,874 shares of unvested restricted common stock. The unvested restricted stock will vest on August 12, 2023, August 12, 2024, and August 12, 2025.

(4)

According to the Schedule 13D filed with the SEC on August 9, 2023 by Star Equity Fund, LP (“Star Equity Fund”), Star Equity Holdings, Inc., Star Equity Fund GP, LLC (“Star Equity GP”), Star Investment Management, LLC (“Star Equity Management”), Jeffrey E. Eberwein, and Star Value, LLC, Mr. Eberwein, directly owned 1,998,139 shares of SDPI Common Stock. Additionally, as the manager of Star Equity GP and Star Equity Management, Mr. Eberwein may be deemed the beneficial owner of an additional 1,084,688 shares of SDPI Common Stock owned by Star Equity Fund.
(5)

Includes (a) 46,969 shares of restricted common stock that vests in accordance with the following vesting schedule: 33.3% of the shares of restricted common stock vested on August 7, 2021, 33.3% of the shares of restricted common stock vested on August 7, 2022, and 33.4% of the shares of restricted common stock will vest on August 7, 2023; (b) 104,628 shares of restricted common stock that vests in accordance with the following vesting schedule: 33.3% of the shares of restricted common stock vested on August 9, 2022, 33.3% of the shares of restricted common stock will vest on August 9, 2023, and 33.4% of the shares of restricted common stock will vest on August 9, 2024 and (c) 120,000 shares of restricted common stack that vests in accordance with the following vesting schedule: 33.3% of the shares of restricted common stock will vest on August 12, 2023, 33.3% of shares of restricted common stock will vest on August 12, 2024, and 33.4% of shares of restricted common stock will vest on August 12, 2025.

(6)

Includes (a) 29,356 shares of restricted common stock that vests in accordance with the following vesting schedule: 33.3% of the shares of restricted common stock vested on August 7, 2021, 33.3% of the shares of restricted common stock vested on August 7, 2022, and 33.4% of the shares of restricted common stock will vest on August 7, 2023; (b) 65,393 shares of restricted common stock that vests in accordance with the following vesting schedule: 33.3% of the shares of restricted common stock vested on August 9, 2022, 33.3% of the shares of restricted common stock will vest on August 9, 2023, and 33.4% of the shares of restricted common stock will vest on August 9, 2024 and (c) 75,000 shares of restricted common stack that vests in accordance with the following vesting schedule: 33.3% of the shares of restricted common stock will vest on August 12, 2023, 33.3% of shares of restricted common stock will vest on August 12, 2024, and 33.4% of shares of restricted common stock will vest on August 12, 2025.

(7)	The address of Mr. Lines is c/o Superior Drilling Products Inc.
(8)	The address of Mr. Iversen is c/o Superior Drilling Products Inc.
(9)	The address of Mr. Ronca is c/o Superior Drilling Products Inc.
(10)	The address of Mr. Cashion is c/o Superior Drilling Products Inc.

COSTS TO SDPI OF THE MERGER

The following table represents SDPI’s estimate of its expenses in connection with the Merger, the Merger Agreement, and the other transactions contemplated thereby.

Legal	$1,400,000
Financial Advisors	$2,500,000
Accountants	$20,000
Proxy Advisors	$50,000
Management Transactions Bonuses	$1,200,000
Printing and Mailing Costs	$30,000
TOTAL	$5,200,000

IMPORTANT INFORMATION REGARDING DTI

Description of Business

Unless the context otherwise requires, all references in this section to the “Company,” “DTI” or “DTIC,” refer to the business of Drilling Tools International Corporation and its consolidated subsidiaries following the consummation of the Merger (defined below), and to Drilling Tools International Holdings, Inc. and its consolidated subsidiaries prior to the consummation of the ROC Merger.

The Company

Drilling Tools International Corporation provides oilfield equipment and services to oil and natural gas sectors in North America, Europe, and the Middle East. DTI offers downhole tool rentals, machining, and inspection services to support the global drilling and wellbore construction industry. The Company’s primary products are bottom hole assembly components such as stabilizers, subs, non-magnetic and steel drill collars, hole openers, roller reamers, as well as drill pipe and drill pipe accessories. In addition, DTI provides proprietary technology in its wellbore optimization business supplying the patented Drill-N-Ream (trademark) wellbore conditioning tool, and the patented RotoSteer (trademark), rotational steering tool for use in the extended reach horizontal drilling industry. DTI also offers a wide variety of ancillary equipment and handling tools to support the rental platform. Those tools include float valves, ring gauges, tool baskets, lift bail, lift subs, mud magnets, elevators, bracket and bail assemblies, slips, tongs, stabbing guides and safety clamps. DTI also offers a limited product line of blowout preventers and pressure control accessory equipment. DTI was founded in 1984 and it is headquartered in Houston, Texas. DTI operates from 16 locations in North America and maintain seven international service and support centers across Europe and the Middle East.

Drilling and producing oil and gas is a complex endeavor that requires tools of various shapes and sizes. Many of DTI’s customers rent these tools, as opposed to owning them, because of the many factors that affect which tools are needed for a specific task. Such factors include different formations, drilling methodologies, drilling engineer preferences, drilling depth and hole size. DTI believes that it is successful because it meets its customers’ wide demands by operating from multiple locations with over 65,000 tools in its fleet.

DTI is led by an accomplished management team that has significant experience in the oil and gas industry and has worked together for much of the last decade. Since 2012, DTI has grown the business and strengthened its standing in the industry. Specifically, DTI has:

•	Grown its revenue by 334%, from $35 million in 2012 to $152 million in 2023;

•

Substantially increased its market share within North American land drilling, in which DTI is the market leader, based on the percentage of active projects to which it supplies tools, and regularly has active tool rentals on more than 50% of working locations;

•	Expanded its footprint from three facilities to 16 locations in North America, allowing DTI to serve all major oil and gas producing basins in North America land and offshore;

•	Established four additional locations with international partners in Europe and the Middle East;

•	Secured distribution rights for Drill-N-Ream, a patented specialty reaming tool that saves customers time and money;

•

Become the market leader in Gulf of Mexico (“GOM”) deepwater drilling operation tool rentals, based on the percentage of active projects to which DTI supplies tools, growing from serving only a single GOM project in 2012;

•	Upgraded the customer base from one comprised primarily of independent directional service providers to one comprised of major diversified oilfield service companies (“OSCs”) and global E&P operators;

•	Built a large sales and marketing organization focused on team selling; and

•	Secured distribution rights for emerging technologies that fulfill the growing demand for longer horizontal lateral drilling.

ROC Merger

On June 20, 2023 (the “Closing Date”), a merger transaction between Drilling Tools International Holdings, Inc. (“DTIH”), ROC Energy Acquisition Corp (“ROC”), and ROC Merger Sub, Inc., a directly, wholly owned subsidiary of ROC (“Merger Sub”), was completed (the “ROC Merger”) pursuant to the initial merger agreement dated February 13, 2023 and subsequent amendment to the merger agreement dated June 5, 2023 collectively, (the “ROC Merger Agreement”). In connection with the closing of the Merger, ROC changed its name to Drilling Tools International Corporation. The DTI Common Stock commenced trading on Nasdaq under the symbol “DTI” on June 21, 2023. See Note 3 – Merger for further discussion of the ROC Merger.

Operating Activities

DTI’s operating activities are divided into five divisions:

•

Directional Tool Rentals (“DTR”) – The DTR division is a leading provider of downhole tools to directional drilling and upstream energy customers in both land and offshore markets, based on the percentage of active rigs to which it supplies tools in the geographies in which it is active. DTR maintains a fleet of over 25,000 tools and accounted for approximately 61% of DTI’s 2023 revenue. DTR rents drill collars, stabilizers, sub-assemblies and other tools used in horizontal and directional drilling of oil and natural gas. The Company charges its customers a day rate, monthly rate or per-well rate, and customers are required to compensate DTI for lost or damaged tools. DTR operates ten full-service locations and additional stocking points in key locations. DTR is the core division and operates in all markets which the Company serves.

•

Premium Tools Division (“PTD”) – PTD rents drill pipe, drill collars, kellys, pup joints, work strings, blowout preventers and production tubing to drilling operators across the United States. PTD accounted for approximately 19% of DTI’s 2023 revenue. PTD’s fleet of drill pipe includes approximately 1,000,000 feet of drill pipe and tubing in diameters ranging from 3.5-inch to 5.5-inch with premium connection licenses from qualified suppliers. The Company typically rents drill pipe under long term contracts under which the customer is responsible for tools lost or damaged tools while in its possession. This division operates two full-service locations and one stocking point.

•

Wellbore Optimization Tools (“WOT”) – WOT distributes Drill-N-Ream, the leading wellbore conditioning tool, based on the percentage of active rigs that are candidates for wellbore conditioning where Drill-N-Ream is deployed and used in horizontal and directional drilling. WOT accounted for approximately 17% of DTI’s 2023 revenue. Drill-N-Ream is manufactured by Superior Drilling Products Inc. (“SDPI”), which holds the applicable patent. Pursuant to a periodically reviewed pricing agreement with SDPI, the Company purchases Drill-N-Ream units to rent to its customers and in turn pay SDPI a royalty based on the revenue derived from such rentals. DTI has been the sole North American distributor of Drill-N-Ream since 2016. Drill-N-Ream conditions the wellbore during the drilling process, making it easier to back out of the hole once drilling is finished and clean the wellbore during the drilling process. This tool saves customers time and money by enabling operators to extend the length of their wellbore at a lower cost. The Company generally charges customers on a per foot basis and the customer is typically responsible for tools that are lost or damaged while in its possession. WOT is also launching emerging products that DTI believes will deliver added value to its customers. A specialized group of salespeople and service personnel regularly visit drill sites to support the customers in their use of DTI’s tools.

•

Deep Casing Tools (“DCT”) – As of this filing, Deep Casing Tools operates as a new division of DTIC, specializing in the design, engineering, and manufacturing of a range of patented and innovative products that add value to well construction, well completion, and casing installation processes. DCT accounted for approximately 0% of DTI’s 2023 revenue given that the acquisition closed in the first quarter of 2024. DCT’s innovative and market leading products include: TurboCaserTM, a unique turbine-powered casing and liner running system; TurboRunnerTM, a distinctive turbine-powered completion running system; MechLOKTM Drill Pipe Swivel, the world’s only mechanically lockable drill pipe swivel; the RubblizerTM, a first of its kind tool and innovative solution for casing extraction in the Plug and Abandonment process and Slot Recovery work; and SelfLOK Floatation DeviceTM, a revolutionary barrier for liner flotation in Extended Reach Drilling (ERD) wells. Deep Casing’s turbine tools are the only tools on the market that work effectively without any surface rotation, significantly reducing operational cost, risk, and most importantly, the number of rig days required to drill a well. Deep Casing Tools supports operators within the energy sector globally, including areas within the Middle East as well as Europe, America and Asia.

•

Other Products & Services, including Downhole Inspection Solutions & Downhole Machining Solutions (“Other Products & Services”) – DTI’s Other Products and Services division includes Downhole Inspection Solutions & Downhole Machining Solutions and primarily provides inspection and machining services to our DTR, PTD and WOT divisions and a few select customers. Other Products & Services accounted for approximately 3% (net of eliminations) of DTI’s 2023 revenue. Other Products and Services enables the Company to manage the maintenance and repair of its tools, which in turn empowers it to maximize their uptime.

The Industry

The Role of Rental Tool Companies in the Production of Oil and Gas

Wellbore construction is a critical stage in the production of oil and gas. Wellbore construction is comprised of drilling the wellbore, logging the target producing formation to determine if commercial amounts of hydrocarbons exist, installing casing, cementing casing and performing completion procedures to prepare the well for production. Even after wellbore construction is complete, production products and services are needed over the well’s full life cycle.

Oil and gas companies typically hire a drilling contractor with an appropriate drilling rig to begin wellbore construction. However, drilling contractors generally do not have all the necessary tools to complete the project, and instead focus their business on the rig and its main components and rarely rent tools on behalf of oil and gas operators. Instead, oil and gas companies prefer to procure the products and services involved in drilling and subsequent procedures on a temporary basis from entities operating in the oil field services (“OFS”) industry. This enables them to obtain the best quality, service, and pricing value directly from the service and equipment suppliers. As a result, upon completion of the well, the oil and gas operator does not hold assets that it no longer needs.

The tools provided by rental tool companies vary from select bottom hole assembly components, drill string tools, pressure control devices and a wide variety of specialty items. Rental tool companies purchase assets and rent them to their oil and gas operator customers, who in turn use these tools to complete their respective projects. Rental tool companies typically charge daily rental fees, but fees also can be structured as hourly, footage, weekly, or monthly charges. Rental tool companies also bill customers for repair charges if tools are damaged beyond normal wear and tear. In addition, if the tools are lost in the well, or damaged beyond repair, the customer is charged a replacement fee. Rental tool companies’ ability to charge such fees are particularly important in light of the acceleration of drilling rates, as such acceleration has led to an increase in the number of damaged or lost-in-hole tools. DTI believes that this commercial arrangement has been standard practice in the industry for over 70 years. Given the cyclical nature of the oil and gas industry, commercial terms will be more favorable to rental tool companies when oil and gas industry activity is higher.

Oil and Gas Drilling Activity

Rental tool companies’ financial and operating results are tied to the level of oil and gas drilling activity in their respective regions of operation, which, in the Company’s case, are generally the United States and Canada. Historically, the level of activity was measured by the number of active drilling rigs. As of December 31, 2023, the weekly average U.S. and Canadian onshore rig count as reported by Baker Hughes was 667 and 176, respectively. These figures have increased by 249 rigs, or 59%, in the United States and by 88 rigs, or 100%, in Canada since the average weekly lows of 2020.

Despite a reduction in the rig count since the highs of 2012, a rig can now accomplish more than one could have in the past. Drilling rigs now operate faster and drill longer wells, resulting in more efficient production than ever before. Accordingly, the Company believes that well count and feet drilled are better indicators of the level of oil and gas drilling activity.

The Strategy

DTI intends to (i) maximize the profitability of its core rental tool business, (ii) commercialize new high-value rental tools that make the drilling process more efficient (iii) extend its reach into other segments of a well’s lifecycle, such as completion and production and (iv) expand geographically. The Company intends to execute its strategy through the following:

•

Increase sales to E&P operators – E&P operators are the most profitable and financially robust renters of oil and gas drilling tools. As a result, in 2014, DTI began to expand its customer base by targeting these companies. The Company has subsequently grown the percentage of its revenue derived from E&P operators from less than 10% in 2014 to over 47% in 2023. DTI believes that it can continue increasing the amount of business it does with E&P operators through persistent selling efforts, excellent customer service and strategically expanding its rental tool fleet with differentiated new tools. The Company believes that it can eventually generate in excess of 50% of its revenue from E&P operators while maintaining its leading position with OSC customers. The Company strives to maintain business relationships and brand recognition with both E&P operators, drilling contractors, and service companies. Some E&P operators have implemented a strategy to go directly to suppliers and de-bundle directional drilling service providers in order to get the tools they want and extract value from that de-bundling process. By ensuring it has a business path to both the E&P operators and the directional drilling service companies, the Company believes it is in a position to win business regardless of the commercial profile of the end user.

•

Maximize the uptime of the rental tool fleet – DTI only earns a return from tools that are being rented. Accordingly, it strives to minimize the number of tools that are unused or awaiting repair. The Company intends to do so by leveraging DTI’s Customer Order Management Portal and Support System (“COMPASS”), which empowers it to transfer tools from facilities where they are under-utilized to those where they are in greatest demand. COMPASS also enables the Company to stock the optimal number of a particular tool, such that it has enough inventory to meet all customer needs without having excess inventory and thereby stranding capital. See “– Competitive Strengths – COMPASS inventory management system.” DTI’s inspection, machining and robotic capabilities also allows it to maximize the uptime of its rental tool fleet because it can control these critical functions and return the rental tools to service.

•

Further professionalize the organization – Historically, rental tool companies’ success was largely tied to their ability to provide customers with ancillary benefits and perks, such as golf outings and meals. While safety standards existed, compliance therewith was not typically audited. Moreover, operating facilities were unimpressive and rarely visited by customers, rental tools were worn and inexact, and quality audits were uncommon. Today, however, safety and quality standards are far more exacting. Accordingly, rental tool companies must be professional, transparent and sophisticated. As the oil and gas industry professionalizes, all segments of the industry are increasingly evaluated based on a strict set of criteria that includes safety, ability to fulfill tool orders, the presence of repeatable and verifiable processes and procedures, billing accuracy and “one-stop shop” capabilities. While rental tool companies must maintain relationships with customers, they must also have auditable and repeatable processes to win business. DTI has transformed its business in light of the new normal, allocating resources to ensure it meets customers’ high expectations. DTI believes that many of its competitors have not made this transition. The Company intends to press this advantage by continuing to professionalize its workforce and processes, thereby widening the gap between it and its competitors.

•

Execute accretive mergers and acquisitions – The Company has a demonstrated track record of successfully integrating acquired businesses. Because of DTI’s industry reputation, it is frequently presented with acquisition opportunities. However, given capital limitations in recent years, the Company has not been able to proceed with many of these transactions. From 2010 to 2016, significant capital flowed into the OFS sector, led by energy-focused private equity firms that typically have investment horizons of ten years or less. Although many of these investments are now more than ten years old, the private equity firms have no clear path to achieving liquidity since little new capital is entering the energy industry. DTI believes it has compelling accretive acquisition opportunities, the purchase price consideration for which can be shares of Common Stock. Given their relationships in the industry, the members of DTI’s management team can source attractive acquisition targets. The Company intends to focus acquisition activity on the downhole rental tool sector, including companies that rent or sell drilling motors and their components, specialty downhole tools that provide added value, power sections that transmit power transmission to the drill bit, and products that support the downhole pumping operations used in production. The Company believes that an ability to provide these products will further embed it with its customers, and acquired companies would benefit from its customer relationships, facilities, salesforce and industry reputation. Nonetheless, DTI intends to extend participation into the completion and production portion of a well’s lifecycle. Because the owners of many companies in target sectors have limited options to realize liquidity, the Company believes it can attain attractive purchase prices that are highly accretive to its valuation metrics.

•

Partner with leading drilling tool producers – DTI intends to differentiate itself from its competitors by partnering with leading drilling tool producers, thereby empowering us to rent value-added tools to which its competitors do not have access. The Company a track record of partnering with drilling tool producers to achieve mutually beneficial results. For example, it was party to a distribution agreement with SDPI, which holds the patent to Drill-N-Ream. SDPI launched the tool in 2012, but experienced slowing sales by 2015 and 2016. DTI leveraged its industry relationships to secure distribution rights for Drill-N-Ream in May 2016. As a signal of its commitment to the product and relationship with SDPI, DTI hired all the related personnel and launched a North American commercial strategy. The Wellbore Optimization team has over 25 employees trained and dedicated to selling and servicing the Drill-N-Ream. DTI has a unique “field first” approach whereby it provides service to the field foreman and wellsite superintendents, and communicate with the city sales team to provide performance data and feedback to the clients in corporate offices. The Company developed a Technical Services department with mechanical and petroleum engineers to support the value proposition of its core products and products like Drill-N-Ream. Because of its efforts, Drill-N-Ream is now the market leader in wellbore conditioning. See “Risk Factors – Risks Related to DTI’s Business – Termination of, or failure to comply with, the terms of DTI’s non-exclusive distribution agreement with SDPI could have a material adverse effect on its business.” If DTI is unable to fully protect its intellectual property rights or trade secrets, it may suffer a loss in revenue or any competitive advantage or market share it holds, or it may incur costs in litigation defending intellectual property rights.” Similarly, the Company has entered into an exclusive distribution agreement with CT Energy Services (“CTES”), a Canadian firm that developed the HydroClutch. This tool, which DTI rebranded as RotoSteer, allows drillers to use an alternative method of horizontal well drilling. By using RotoSteer, customers can enhance levels of performance with the traditional methods of horizontal well drilling, and lower cost with significantly lower risk. DTI finalized an agreement with CTES in the third quarter of 2022 and have established a fleet of 12 RotoSteer tools in inventory. On February 6, 2023, the Company completed a purchase of a motor shop and downhole motor product line that will support our RotoSteer offering. DTI is now able to service its fleet of RotoSteer tools. The Company has 36 RotoSteer tools in its fleet that are ready to be deployed as of December 31, 2023. DTI believes that its RotoSteer tool business has the potential to achieve a commanding market share in the United States in the next three to five years. DTI believes that there is an opportunity to expand its RotoSteer offering into the international market.

•

Expand international operations – The Company intends to expand its international footprint, including by acquiring identified targets. While it intends to maintain and grow its current North American business, DTI intends to increase, in the next five years, the percentage of its revenue and income derived from outside of North America. To successfully implement this strategy, DTI will need to make several strategic acquisitions and invest additional capital.

Competitive Strengths

To implement the strategies discussed above, DTI plans to leverage the following competitive strengths:

•

Experienced management team with significant industry experience – DTI is led by oil and gas industry veterans with experience spanning many decades, industry cycles and segments of the oil and gas industry. The President and Chief Executive Officer (“CEO”), Wayne Prejean, began his career in 1979 as an entry-level service technician on an offshore drilling platform in the GOM, providing monitoring equipment for producing wells. In 1981, he joined a new firm providing guidance and survey tools for directional drilling services. Throughout the 1980s, Mr. Prejean became a directional drilling operator, supervisor and manager, using novel techniques in the nascent horizontal and directional drilling processes. Mr. Prejean spent the next 20 years in senior management roles, developing and growing numerous successful companies in multiple sectors of the industry. Mr. Prejean became our CEO in 2013. Mr. Prejean’s industry expertise, paired with that of the other members of the management team, is a significant strength. Every member of the management team has worked at a major OSC. Accordingly, the team understands corporate structure, internal processes and the needs of its customers. As a result, the management team helps DTI become an integral part of its customers’ operations. Many members of the management team have worked together over the past ten years and have helped transform DTI from a small, entrepreneurial company with few processes and procedures, less sophisticated customers and few operating locations into a professional company serving leading OSCs and E&P operators from 16 locations in North America and eight international service and support centers across Europe and the Middle East.

•

Large fleet of rental tools meeting customers’ needs – DTI operates and maintains a large rental tool fleet that is dispersed across most of the oil and gas producing regions of the U.S. and Canada. The fleet is significantly concentrated in the Permian Basin, one of the world’s most prolific oil and gas fields. DTI has recently expanded into Europe and the Middle East via partnerships with existing suppliers. The tools that make up a bottom hole assembly and a drill string vary widely due to the differing nature of oil and gas formations, hole sizes, wellbore design, connections and drilling engineer preferences. Therefore, it is not efficient for even the largest diversified OSCs, such as Baker Hughes Company, Phoenix Technology Services LP, and SLB (formerly Schlumberger Limited), to maintain their own rental tool fleet. Furthermore, high-quality customers expect rental tool companies to meet all their tool needs. Thus, without a sizeable rental tool fleet, smaller providers cannot secure large contracts covering multiple geographic locations. The sheer number of tool variations and the substantial cost to replicate a rental tool fleet serve as barriers to entry for new competitors in the downhole rental tool industry.

•

Master Service Agreements with leading customers – DTI has over 325 master service agreements (“MSAs”) with leading OSCs and E&P operators as of December 31, 2023. An MSA is necessary to do business with many of its customers. Obtaining an MSA requires both time and a relationship with the customer. Additionally, to enter into MSAs with its customers, a rental tool company must demonstrate a record of safety, repeatable processes and procedures and, in some cases, industry certifications such as API (American Petroleum Institute) and ISO (International Organization for Standards). A rental tool company must also satisfy numerous site and job specific quality criteria. DTI possess all certifications that are required by its customers, have a robust quality assurance department and regularly satisfy customer audits. Many smaller rental tool providers cannot meet the stringent requirements set out by world-leading OSCs and E&P operators.

•

Wide distribution network – In 2012 DTI had three facilities. The Company has since grown its physical footprint significantly, and now operate from 16 locations in North America, including five facilities in the Permian Basin (two in Midland, Texas, two in Odessa, Texas and one in Carlsbad, New Mexico). DTI’s ability to support customers across all of North America is critical to winning business because its customers operate across the continent. Most of these facilities operate 24 hours per day, 365 days per year, and many are equipped with machining and welding capabilities to facilitate in-house tool repair, which maximizes turnaround time and minimizes downtime. In addition to its North American facilities, DTI has eight international service and support centers across Europe and the Middle East. DTI can meet many of its customers’ rental tool needs in every location in which they operate.

•

COMPASS inventory management system – In 2016, DTI began designing COMPASS, a proprietary inventory and order management system. COMPASS enables customers to place orders online using a streamlined interface similar to the “Add to Cart” function provided by many online retailers. Every tool available for rental on COMPASS is accompanied by a description, a photograph and all relevant connection, size and raw material information. Customers can create a custom basket, thereby allowing them to more efficiently place repeat orders. COMPASS provides customers with full transparency on tool orders and account status with all-day instant access and customized automated scheduling reports. The Company believes that none of its competitors are making a similar technological transition. COMPASS has helped it maximize fleet utilization. Specifically, COMPASS generates reports that enable facility managers to identify slow-moving or under-utilized tools and to “right size” the rental tool fleet at each location. Thus, instead of buying a new tool when needed at a busy facility, the tool can be moved from a facility where it is not currently being utilized. Awareness of an asset’s use enables DTI to increase rental tool utilization and maximize return on capital.

•

Large, talented salesforce with deep customer relationships – DTI salespeople specialize in a particular tool type (e.g., drilling tools, wellbore optimization tools and drill pipe) and support all locations where its customers operate. DTI salespeople are divided into two teams: city-sales and field-sales. The city-sales team focuses its efforts on customers’ corporate offices, striving to establish and maintain long-term relationships that can culminate in multi-year first call supply agreements with detailed pricing arrangements. The field-sales team focuses its efforts on customers’ drilling rigs and field offices. The field-sales team seeks to fulfill customers’ needs that are specific to ongoing or soon-to-launch projects. Whether a member of the city-sales team or the field-sales team, each salesperson focuses on providing customers the right tools when and where those tools are needed.

Customers

DTI’s customer base is comprised of: (i) diversified OSCs account for approximately 50% of 2023 revenue, including but not limited to Baker Hughes Company, Halliburton Company, Phoenix Energy, and SLB (formerly Schlumberger); (ii) E&P operators account for approximately 47% of 2023 revenue, included but not limited to ConocoPhillips, EOG Resources Inc., Occidental Petroleum Corporation, Pioneer Energy Services Corp.; and (iii) oil and gas equipment manufacturers account for approximately 3% of 2023 revenue, included but not limited to Liberty Lift Solutions and National Oilwell Varco. Conducting business with top tier customers requires world class service quality, safety and auditable work processes. These operating requirements are contained in MSAs with the Company’s clients. Obtaining MSAs can be difficult and time-consuming. The Company believes this creates a barrier to entry for smaller, less competent providers and provides it an industry advantage.

Employees and Employee Safety

DTI has approximately 415 employees and contractors, all of whom were full-time. Its workforce includes over 29 sales professionals who are divided between city-sales and field-sales teams. Keeping the workforce safe and healthy is a key priority, and management is committed to ensuring its employees return home safely after each shift. In 2018, DTI implemented “Safety Now,” a rigorous safety program that is part of DTI’s Safe, Inspired, Productive incentive program (“SIP”). SIP has helped reduce the total recordable incident rate from 2.3 in 2018 to 1.23 in 2023, which is lower than the industry average. The success of SIP is necessary for it to do business with many of its customers, including Baker Hughes Company, EOG Resources Inc., Occidental Petroleum Corporation and SLB.

Properties

DTI operates from 16 locations in North America and maintain 7 international service and support centers across Europe and the Middle East, as shown below:

Government Regulation and Environmental, Health and Safety Measures

DTI’s business is significantly affected by federal, state and local laws and other regulations. These regulations primarily impact the operation of its facilities. The laws and regulations relate to, among other things:

•	worker safety standards;

•	the protection of the environment; and

•	waste management, with respect to both fluids and solids.

DTI’s internal environmental group monitors its compliance with applicable laws and regulations. It also engages third parties to review its compliance with such.

The Company cannot predict the level of enforcement of existing laws and regulations or how such laws and regulations may be interpreted by enforcement agencies or court rulings in the future. The Company also cannot predict whether additional laws and regulations will be adopted, including changes in regulatory oversight, increase of federal, state or local taxes, increase of inspection costs, or the effect such changes may have on the Company, its business or its financial condition.

Competition

DTI believes that there are a limited number of competitors in the oil and gas drilling rental tools industry. It is the Company’s view that it enjoy a competitive advantage with respect to these competitors due to its large relevant tool inventory, strong management team and significant scale.

Corporate Information

DTI’s operations date to the founding of Directional Rentals, Inc. in 1984. Its name was changed to “Drilling Tools International, Inc.” in 2014, and it is a wholly owned subsidiary of DTIH. As a result of the Business Combination, DTIH became a wholly owned subsidiary of ROC. In connection with the Business Combination, ROC changed its name to “Drilling Tools International Corporation”. The website address is www.drillingtools.com. The information found on the website is not part of this or any other report filed with, or furnished to, the SEC and is expressly not incorporated by reference into this document. DTI’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, and any amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available on the website, free of charge, as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC. Alternatively, you may access these reports at the SEC’s website at www.sec.gov.

Description of Property

As of the date hereof, DTI’s one operating and reporting segment operated out of 17 facilities in 14 locations, 12 of which are located in the United States, one of which is located in Canada, and one of which is located in the United Kingdom. DTI’s properties are comprised of service centers and manufacturing facilities, 100% of which are leased. Please see the table below for additional information on DTI’s properties:

Location	Type	Own/Lease
United States:
Bakersfield, CA	Service Center	Lease
Brossard, LA	Service Center, Manufacturing Facility	Lease
New Iberia, LA	Service Center	Lease
Shreveport, LA	Service Center	Lease
Williston, ND	Service Center	Lease
Oklahoma City, OK	Service Center	Lease
Charleroi, PA	Service Center	Lease
Houston, TX	Service Center, Manufacturing Facility	Lease
Midland, TX(1)	Service Center	Lease
Odessa, TX(1)	Service Center, Manufacturing Facility	Lease
Carlsbad, NM	Service Center	Lease
Casper, WY	Service Center	Lease
Vernal, UT	Service Center	Lease
Canada:
Nisku, Canada	Service Center	Lease
United Kingdom:
Westhill, United Kingdom	Service Center, Manufacturing Facility	Lease

(1)	Consists of two facilities.

Legal Proceedings

From time to time, DTI may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims. In the normal course of business, DTI may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with DTI, with respect to certain matters. DTI has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that DTI’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to DTI’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.

Market Price of DTI Common Stock

The DTI Common Stock is listed on Nasdaq under the symbol “DTI”. On May 9, 2024, the closing price of the DTI Common Stock was $5.54 per share. As of May 9, 2024, there were approximately 46 holders of record of DTI Common Stock. Such number does not include beneficial owners holding shares of the DTI Common Stock through nominees.

Management’s Discussion and Analysis

Drilling Tools International Holdings, Inc. (“DTIH”) entered into a business combination agreement (the “Agreement”) with ROC Energy Acquisition Corp. (“ROC”) on February 13, 2023. The transactions contemplated by the Agreement (the “ROC Merger”) were completed on June 20, 2023, and in conjunction therewith ROC changed its name to Drilling Tools International Corporation (“DTIC” and, together with its subsidiaries, “DTI”, the “Company”, unless the context otherwise requires).

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited annual financial statements and the related notes included in this proxy statement/prospectus as well as DTIH’s audited consolidated financial statements and notes thereto included in the prospectus/proxy statement/consent solicitation statement, dated May 12, 2023, and filed with the SEC. The discussion and the analysis should also be read together with the information set forth in the section entitled “Description of Business.” The following discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or in other parts in this proxy statement/prospectus. DTI’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

DTI is a global oilfield services company that designs, engineers, manufactures and provides a differentiated, rental-focused offering of tools for use in onshore and offshore horizontal and directional drilling operations, as well as other cutting-edge solutions across the well life cycle. DTI operates from 16 locations in North America and 7 international service and support centers across Europe and the Middle East.

DTI’s business model primarily centers on revenue generated from tool rentals and product sales. DTI generated revenue from total tool rentals and product sales of $37.0 million and $40.8 million for the three months ended March 31, 2024 and 2023, respectively, and had net income of $3.1 million and $5.7 million for those same periods. DTI generated revenue from tool rentals and product sales of $152.0 million and $129.6 million for the years ended December 31, 2023 and 2022, respectively, and had net income of $14.7 million and $21.1 million for those same periods. As of March 31, 2024, we had cash and cash equivalents of $14.0 million, and an accumulated deficit of $3.2 million. As of December 31, 2023 and 2022, the Company had an accumulative deficit of $6.3 million and $21.1 million, respectively.

DTI believes its future financial performance will be driven by continued investment in oil and gas drilling following years of industry underinvestment.

Market Factors

Demand for DTI’s services and products depends primarily upon the general level of activity in the oil and gas industry, including the number of active drilling rigs, the number of wells drilled, the depth and working pressure of these wells, the number of well completions, the level of well remediation activity, the volume of production and the corresponding capital spending by oil and natural gas companies. Oil and gas activity is in turn heavily influenced by, among other factors, investor sentiment, availability of capital and oil and gas prices locally and worldwide, which have historically been volatile.

DTI’s tool rental revenues are primarily dependent on drilling activity and our ability to gain or maintain market share with a sustainable pricing model.

DTI’s product sales revenues are primarily dependent on oil and gas companies paying for tools that are lost or damaged in their drilling programs as well as the customers need to replace aging or consumable products and the ability to provide competitive pricing.

These factors may be influenced by the oil and gas region in which DTI’s customers operate. While these factors may lead to differing revenues, DTI has generally been able to forecast its product needs and anticipated revenue levels based on historic trends in a region and with a specific customer.

Recent Developments and Trends

Industry Update

In the first quarter of 2024, the oil and gas market witnessed a dynamic interplay of geopolitical tensions, supply concerns, and global demand fluctuations. Crude oil prices remained volatile, with benchmarks such as Brent and WTI experiencing fluctuations driven by a multitude of factors. Geopolitical tensions in key oil-producing regions, such as the Middle East, continued to influence market sentiment, leading to sporadic spikes in prices. Additionally, concerns over supply disruptions, particularly amidst conflicts and geopolitical uncertainties, added to the market’s unease. As the global market for crude oil has continued its recovery, technical recessions, specifically in China, have slowed progress and created fluctuations in global demand. As of March 31, 2024, the WTI oil price was approximately $84 per barrel.

Despite the high volatility in spot oil prices described above, DTI’s customers tend to be more focused on medium-term and long term commodity prices when making investment decisions due to the longer lead times for offshore projects. These forward prices experienced far less volatility in 2023, which is expected to continue throughout 2024, and have maintained levels which are highly constructive for offshore project demand.

Prices for natural gas have decreased somewhat throughout the first quarter of 2024 relative to the fourth quarter of 2023 in the United States due to several factors, including a mild winter in key consuming regions and increased production and availability, both of which led to an oversupply in the market. Additionally, constrained storage capacity and delivery delays resulted in uncertainty around liquified natural gas exports in the United States.

Henry Hub natural gas spot prices have decreased from an average of $2.31 per one million British Thermal Units (“MMBtu”) in March 2023 to $1.49 per MMBtu in March 2024.

The ongoing conflict in Ukraine and the evolving Israel-Hamas conflict have caused uncertainty in the oil and natural gas markets, and the financial markets, both globally and in the United States. Such uncertainty already has and could continue to cause stock price volatility and supply chain disruptions as well as higher oil and natural gas prices. These could result in higher inflation worldwide, impact consumer spending and negatively impact demand for our goods and services. Moreover, uncertainty over interest rate actions taken by the U.S. Federal Reserve to combat inflation could further increase the probability of a recession.

Notwithstanding the significant commodity price volatility over the past several years, DTI has seen decreases in United States onshore drilling activity. During the three months ended March 31, 2024, the weekly average U.S. onshore rig count as reported by Baker Hughes was 602 compared to 742 for the three months ended March 31, 2023. Current rig activity remains significantly improved from 2020 levels when the weekly average rig count for the year ended December 31, 2020 was 418.

Inflation and Increased Costs

DTI is experiencing the impacts of global inflation, both in increased personnel costs and the prices of goods and services required to operate our rigs and execute capital projects. While DTI is currently unable to estimate the ultimate impact of rising prices, it does expect that our costs will continue to rise in the near term and will impact profitability. To date, DTI does not believe that inflation has had a material impact to its financial condition or results of operations because of an inability to increase the prices received from customers.

How DTI Evaluates Its Operations

DTI uses a number of financial and operational measures to routinely analyze and evaluate the performance of its business, including revenue, net and non-GAAP measures Adjusted EBITDA and Free Cash Flow.

Revenue, net

DTI analyzes its performance by comparing actual monthly revenue to revenue trends and revenue forecasts by product line as well as tool activity trends for each month. Revenue is primarily derived from tool rental and product sales.

Adjusted EBITDA

DTI regularly evaluates its financial performance using Adjusted EBITDA. Management believes Adjusted EBITDA is a useful financial performance measure as it excludes non-cash charges and other transactions not related to its core operating activities and allows more meaningful analysis of the trends and performance of its core operations.

Free Cash Flow

Beginning in the first quarter of fiscal year 2024, DTI revised its presentation of non-GAAP measures to exclude the presentation of free cash flow in alignment with industry practices and to enhance comparability with its peers. The Company has determined that GAAP disclosures regarding the Company’s liquidity and capital resources, in the form provided in the Company’s recent periodic reports and without further enhancement through the inclusion of non-GAAP free cash flow information, provide investors with sufficient information on the Company’s cash available for investments, acquisitions, and working capital requirements.

Please refer to the section titled “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable financial performance measure calculated and presented in accordance with GAAP.

Key Components of Results of Operations

The discussion below relating to significant line items from DTI’s interim unaudited consolidated statements of income and comprehensive income are based on available information and represent its analysis of significant changes or events that impact the comparability of the reported amount. Where appropriate, DTI has identified specific events and changes that affect comparability or trends and, where reasonably practicable, it has quantified the impact of such items.

Revenue, net

DTI currently generates its revenue, net from tool rental services and product sales. Tool rental services consist of rental services, inspection services, and repair services are accounted for under Topic 842. DTI recognizes revenues from renting tools on a straight-line basis. DTI’s rental contract periods are daily, monthly, per well, or based on footage. As part of this straight-line methodology, when the equipment is returned, DTI recognizes as incremental revenue the excess, if any, between the amount the customer is contractually required to pay, which is based on the rental contract period applicable to the actual number of days the drilling tool was out on rent, over the cumulative amount of revenue recognized to date.

The rental tool recovery component of product sales revenue is recognized when a tool is deemed to be lost-in-hole, damaged-beyond-repair, or lost-in-transit while in the care, custody, or control of the customer. Other made to order product sales revenue is recognized when the product is made available to the customer for pickup at its shipping dock.

DTI expects its tool rental services revenue to increase over time as a function of an increase in drilling activity, customer pricing, and market share.

DTI expects that product sales revenue will increase as aged and consumable products will continue to be replaced in order to maintain or increase capacity.

Costs and Expenses

DTI’s costs and expenses consist of cost of revenue, selling, general, and administrative expense, and depreciation and amortization expense.

Cost of Revenue

DTI’s cost of revenue consists primarily of all direct and indirect expenses related to providing its tool rental services offering and delivering our product sales, including personnel-related expenses and costs associated with maintaining the facilities.

DTI expects its total cost of tool rental revenue and its total cost of product sale revenue to increase in absolute dollars in future periods, corresponding to its anticipated growth in revenue and employee headcount to support its customers and to maintain the manufacturing, operations and field service team with some expected cost inflation.

DTI expects that gross margins will continue to improve slightly as DTI leverages its existing cost structure to support an increase in its business activity. In addition, DTI expects that customer price increases will help offset cost inflation.

Selling, General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for personnel and outside professional services expenses including legal, audit and accounting services, insurance, other administrative expenses and allocated facility costs for DTI’s administrative functions.

DTI expects its operating expenses to increase in absolute dollars for the foreseeable future as a result of operating as a public company. In particular, it expects legal, accounting, tax, personnel-related expenses and directors’ and officers’ insurance costs reported within general and administrative expense to increase as it establishes more comprehensive compliance and governance functions, increased security and IT compliance, review internal controls over financial reporting in accordance with the Sarbanes-Oxley Act of 2002, as amended, and prepare and distribute periodic reports as required by the rules and regulations of the U.S. Securities and Exchange Commission. As a result, DTI’s historical results of operations may not be indicative of its results of operations in future periods.

Selling expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for personnel, direct advertising, marketing and promotional material costs, sales commission expense, consulting fees and allocated facility costs for our sales and marketing functions.

DTI intends to increase investments in its sales and marketing organization to drive additional revenue, expand our global customer base, and broaden our brand awareness. DTI expects its sales and marketing expenses to continue to increase in absolute dollars for the foreseeable future.

Depreciation and amortization expense

Depreciation and amortization expense relates to the consumption of its property and equipment, which consists of rental tools, shop equipment, computer equipment, furniture and fixtures and leasehold improvements, and the amortization of its intangible assets mainly related to customer relationships, software and partnerships.

Other income (expense), net

DTI’s other income (expense), net is primarily comprised of interest income (expense), gain on sale of property, unrealized gain (loss) on securities, and other miscellaneous income and expense unrelated to its core operations.

Results of Operations

Comparison of the Three Months Ended March 31, 2024 and 2023

The following table set forth DTI’s results of operations for the periods presented (in thousands):

	Three Months Ended March 31,
	2024	2023
Revenue, net:
Tool rental	$29,966	$32,276
Product sale	7,008	8,523

Total revenue, net	36,974	40,799

Cost and expenses:
Cost of tool rental revenue	7,001	8,137
Cost of product sale revenue	1,536	1,303
Selling, general, and administrative expense	17,942	18,423
Depreciation and amortization expense	5,365	5,015

Total costs and expenses	31,844	32,878

Operating Income	5,130	7,921
Other expense, net:
Interest expense, net	(182)	(573)
Gain (loss) on sale of property	—	69
Loss on asset disposal	(9)	—
Unrealized gain (loss) on equity securities	249	(33)
Other income (expense), net	(1,125)	40

Total other expense, net	(1,067)	(497)

Income before income taxes	4,063	7,424
Income tax expense	(937)	(1,723)

Net income	$3,126	$5,701

Comparison of the Years Ended December 31, 2023 and 2022

The following table sets forth the Company’s result of operations for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
(in thousands)	2023	2022
Revenue, net:
Tool Rental	$119,239	$99,018
Product Sale	32,795	30,538
Total revenue, net	152,034	129,556
Operating costs and expenses:
Cost of tool rental revenue	30,960	27,581
Cost of product sale revenue	4,559	5,423

	Year Ended December 31,
(in thousands)	2023	2022
Selling, general, and administrative expenses	68,264	51,566
Depreciation and amortization expense	20,352	19,709
Total operating costs and expenses	124,135	104,279
Operating income	27,899	24,277
Other expense, net:
Interest expense, net	(1,103)	(477)
Gain on sale of property	101	127
Loss on asset disposal	(489)	—
Unrealized gain (loss) on equity securities	(255)	234
Other expense, net	(6,359)	(384)
Total other expense, net	(8,105)	(500)
Income before income tax expense	19,794	24,777
Income tax expense	(5,046)	(3,697)
Net income	$14,748	$21,080

Comparison of the Three Months Ended March 31, 2024 and 2023

Revenue, net

DTI’s revenue, net consists of tool rental and product sale revenues.

	Quarter Ended March 31,		Change
(In thousands)	2024	2023	Amount	%
Tool rental	$29,966	$32,276	$(2,310)	(7)%
Product sale	$7,008	$8,523	$(1,515)	(18)%

Tool rental revenue decreased $2.3 million, or 7%, to $30.0 million for the three months ended March 31, 2024 as compared to $32.3 million for the three months ended March 31, 2023. The decrease was primarily driven by decreased market activity across all divisions, especially in relation to the Directional Tool Rentals (“DTR”) division, the revenue of which increased $0.3 million and the Premium Tools Division (“PTD”), the revenue of which decreased $2.2 million. These decreases were offset by an increase in the Wellbore Optimization Tools (“WOT”) division, the revenue of which increased $0.1 million.

Product sale revenue decreased $1.5 million, or 18%, to $7.0 million for the three months ended March 31, 2024 as compared to $8.5 million for the three months ended March 31, 2023. The decrease was primarily driven by lower than average rental tool recovery events and decreased accessory sale activity in the three months ended March 31, 2024. These decreases were offset by the additional product sale revenue generated from the acquisition of Deep Casing Tools.

Comparison of the Years Ended December 31, 2023 and 2022

Revenue, net

The Company’s revenue, net consists of tool rental and product sale revenues.

	Year Ended Decmber 31,		Change
(In thousands)	2023	2022	Amount	%
Tool rental	$119,239	$99,018	$20,221	20%
Product Sale	$32,795	$30,538	$2,257	7%

Tool rental revenue increased $20.2 million, or 20%, to $119.2 million for the year ended December 31, 2023 as compared to $99.0 million for the year ended December 31, 2022. The increase was primarily driven by increased market activity and customer pricing across all divisions, especially in relation to the Directional Tool Rentals (“DTR”) division, the revenue of which increased $10.3 million, the Premium Tools Division (“PTD”), the revenue of which increased $7.2 million, and the Wellbore Optimization Tools (“WOT”) division, the revenue of which increased $2.1 million. No other driver of this increase was individually significant.

Product sale revenue increased $2.3 million, or 7%, to $32.8 million for the year ended December 31, 2023 as compared to $30.5 million for the year ended December 31, 2022. The increase was primarily driven by increased market activity, specifically related to accessory revenue.

Costs and Expenses

Cost of revenue

DTI’s cost of revenue consists of cost of tool rental revenue and cost of product sale revenue.

	Quarter Ended March 31,		Change
(In thousands)	2024	2023	Amount	%
Cost of tool rental revenue	$7,001	$8,137	$(1,136)	(14)%
Cost of product sale revenue	$1,536	$1,303	$233	18%

Cost of tool rental revenue decreased $1.1 million, or 14%, to $7.0 million for the three months ended March 31, 2024 as compared to $8.1 million for the for the three months ended March 31, 2023. Across all divisions, the decrease in cost of tool rental revenue was primarily driven by a decrease in repair and supplies cost due to decreased rental activity.

Cost of product sale revenue increased $0.2 million, or 18%, to $1.5 million for the three months ended March 31, 2024 as compared to $1.3 million for the for the three months ended March 31, 2023. The increase was driven by additional cost of product sales as a result of the acquisition of Deep Casing Tools.

	Year Ended December 31,		Change
(In thousands)	2023	2022	Amount	%
Cost of tool rental revenue	$30,906	$27,581	$3,379	12%
Cost of product sale revenue	$4,559	$5,423	$(864)	(16)%

Cost of tool rental revenue increased $3.4 million, or 12%, to $31.0 million for the year ended December 31, 2023 as compared to $27.6 million for the for the year ended December 31, 2022. Across all divisions, the increase in cost of tool rental revenue was primarily driven by increased labor costs as well as increased repair costs due to increased rental activity.

Cost of product sale revenue decreased $0.9 million, or 16%, to $4.6 million for the year ended December 31, 2023 as compared to $5.4 million for the for the year ended December 31, 2022. The decrease in cost of product sale revenue was primarily driven by a decrease in manufacturing costs during 2023.

Selling, General, and Administrative Expense

	Quarter Ended March 31,		Change
(In thousands)	2024	2023	Amount	%
Selling, general, and administrative expense	$17,942	$18,423	$(481)	(3)%

Selling, general, and administrative expense decreased $0.5 million, or 3%, to $17.9 million for the three months ended March 31, 2024 as compared to $18.4 million for the three months ended March 31, 2023. This decrease was primarily driven by a decrease in bonus expenses. No other driver of this increase was individually significant.

	Year Ended December 31,		Change
(In thousands)	2023	2022	Amount	%
Selling, general and administrative expense	$68,264	$51,566	$16,698	32%

Selling, general, and administrative expense increased $16.7 million, or 32%, to $68.3 million for the year ended December 31, 2023 as compared to $51.6 million for the year ended December 31, 2022. This increase was primarily driven by an increase in personnel-related expenses of $10.5 million. Additionally, there was an increase in expenses incurred as a result of the Merger and the transition to becoming a public company. Specifically, there was a $1.7 million increase in stock option expenses, a $1.4 million increase in accounting, legal, and advertising related expenses, and a $1.2 million increase in insurance expenses. No other driver of this increase was individually significant.

Depreciation and Amortization expense

	Quarter Ended March 31,		Change
(In thousands)	2024	2023	Amount	%
Depreciation and amortization expense	$5,365	$5,015	$350	7%

Depreciation and amortization expenses increased $0.4 million, or 7%, to $5.4 million for the three months ended March 31, 2024 as compared to $5.0 million for the three months ended March 31, 2023. The increase was primarily driven by additions to the property, plant and equipment balance as of March 31, 2024.

	Year Ended December 31,		Change
(In thousands)	2023	2022	Amount	%
Depreciation and amortization expense	$20,352	$19,709	$643	3%

Depreciation and amortization expenses increased $0.6 million, or 3%, to $20.4 million for the year ended December 31, 2023 as compared to $19.8 million for the year ended December 31, 2022. The increase was primarily due an increase in depreciation expense resulting from a higher property, plant and equipment balance as of December 31, 2023.

Other expense, net

Interest Expense, net

	Quarter Ended March 31,		Change
(In thousands)	2024	2023	Amount	%
Interest expense, net	$(182)	$(573)	$(391)	(68)%

Interest expense decreased $0.4 million, or 68%, to $0.2 million for the three months ended March 31, 2024 as compared to $0.6 million for the three months ended March 31, 2023. The increase was primarily driven by 3 months of interest expense on the revolving line of credit balance for the three months ended March 31, 2023 as compared to 15 days of interest expense on the term loan for the three months ended March 31, 2024.

	Year Ended December 31,		Change
(In thousands)	2023	2022	Amount	%
Interest expense, net	$(1,103)	$(477)	$626	131%

Interest expense, net increased $0.6 million, or 131%, to $1.1 million for the year ended December 31, 2023 as compared to $0.5 million for the year ended December 31, 2022. The main driver of the increase was the settlement of the interest rate swap on July 10, 2023, causing there to be no unrealized gain for the year ended December 31, 2023 as compared to an unrealized gain of $1.4 million for the year ended December 31, 2022.

The decrease in unrealized gain resulted in an increase in total interest expense, net year over year. This increase was partially offset by a decrease of $0.6 million in interest on the revolving line of credit during the year ended December 31, 2023 as compared to the year ended December 31, 2022, as a result of the revolving line of credit to be paid down completely in June 2023.

Loss on asset disposal

	Year Ended December 31,		Change
(In thousands)	2023	2022	Amount	%
Loss on asset disposal	$(489)	$—	$489	100%

Loss on asset disposal increased $0.5 million, or 100%, to $0.5 million for the year ended December 31, 2023 as compared to nil for the year ended December 31, 2022. The increase is due to there being no loss on asset disposal for the year ended December 31, 2022. The loss on asset disposal for the year ended December 31, 2023 relates to a group of assets disposed of where the net book value of the assets exceeded the consideration received.

Unrealized Loss on Equity Securities

	Quarter Ended March 31,		Change
(In thousands)	2024	2023	Amount	%
Unrealized gain (loss) on equity securities	$249	$(33)	$282	(854)%

Unrealized gain on equity securities increased by $0.3 million, or 854%, to $0.2 million for the three months ended March 31, 2024 as compared to a unrealized loss of $0.0 million for the three months ended March 31, 2023. The increase in the gain was primarily due to favorable market valuations in the first quarter of 2024 as compared to the first quarter of 2023.

	Year Ended December 31,		Change
(In thousands)	2023	2022	Amount	%
Unrealized gain (loss) on equity securities	$(255)	$234	$(489)	(209)%

Unrealized loss on equity securities increased by $0.5 million, or 209%, to $0.3 million for the year ended December 31, 2023 as compared to an unrealized gain on equity securities of $0.2 million for the year ended December 31, 2022 primarily due to unfavorable market conditions during 2023 as compared to 2022.

Other Expense, net

	Quarter Ended March 31,		Change
(In thousands)	2024	2023	Amount	%
Other expense, net	$(1,125)	$40	$(1,165)	(2913)%

Other expense for the three months ended March 31, 2024 was $1.1 million, an increase of $1.2 million, or (2913)%, compared to the three months ended March 31, 2023. The increase was primarily due to transaction costs incurred in connection with the business combination with no comparable activity in the first quarter of 2023.

	Year Ended December 31,		Change
(In thousands)	2023	2022	Amount	%
Other expense, net	$(6,359)	$(384)	$(5,975)	1,556%

Other expenses, net increased by $6.0 million, or 1,556%, to $6.4 million for the year ended December 31, 2023 as compared to $0.4 million for the year ended December 31, 2022. The increase was primarily due to transaction costs with no comparable activity during 2022.

Non-GAAP Financial Measures

To supplement DTI’s unaudited interim consolidated financial statements, which are prepared and presented in accordance with GAAP, it uses certain non-GAAP financial measures, as described below, to understand and evaluate its core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

DTI uses the non-GAAP financial measure Adjusted EBITDA, which is defined as net income (loss); excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. DTI believes that Adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the expenses that it excludes in Adjusted EBITDA.

This non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures compared to the closest comparable GAAP measure. Some of these limitations are that:

•

Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA excludes income tax benefit (expense).

The following tables present a reconciliation of Adjusted EBITDA to net income (loss) for the three months ended March 31, 2024 and 2023 (non-recurring transaction expenses recorded to other (income) expense are presented separately within Adjusted EBITDA):

	Three Months Ended March 31,
(In thousands)	2024	2023
Net income (loss)	$3,126	$5,701
Add (deduct):
Income tax expense	937	1,723
Depreciation and amortization	5,365	5,015
Interest expense, net	182	573
Stock option expense	208	—
Management fees	188	216
Loss (gain) on sale of property	—	(69)
Loss on asset disposal	9
Unrealized (gain) loss on equity securities	(249)	33
Transaction expense	889	1,694
Other expense, net	236	(40)

Adjusted EBITDA	$10,891	$14,846

The following table presents a reconciliation of Free Cash Flow to net cash provided by (used in) operating activities for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
(in thousands)	2023	2022
Net cash from operating activities	$23,334	$13,994
Less:
Purchases of property, plant and equipment	(43,750)	(24,688)

Free Cash Flow	$(20,416)	$(10,694)

The following tables present a reconciliation of Adjusted EBITDA to net income (loss) for the years ended December 31, 2023 and 2022 (non-recurring transaction expenses recorded to other (income) expense are presented separately within Adjusted EBITDA):

	Year Ended December 31,
(in thousands)	2023	2022
Net income	$14,748	$21,080
Add (deduct)
Income tax expense	5,046	3,698
Depreciation and amortization	$20,352	$19,709
Interest expense, net	1,103	477
Stock option exercise	1,661	—
Management fees	1,130	449
Gain on sale of property	(101)	(127)
Loss on asset disposal	489	—
Unrealized gain (loss) on equity securities	255	(234)
Transaction expense	5,979	—
ERC credit received	—	(4,272)
Other expense, net	380	384

Adjusted EBITDA	$51,042	$41,163

Liquidity and Capital Resources

At March 31, 2024, DTI had $14.0 million of cash and cash equivalents. DTI’s primary sources of liquidity and capital resources are cash on hand, cash flows generated by operating activities, the term loan, and, if necessary, borrowings under the Credit Facility Agreement.

On December 31, 2023 and 2022, DTI had $6.0 million and $2.4 million of cash and cash equivalents, respectively. DTI’s primary sources of liquidity and capital resources are cash on hand, cash flows generated by operating activities and, if necessary, borrowings under the Credit Facility Agreement. DTI may use additional cash generated to execute strategic acquisitions or for general corporate purposes. DTI believes that its existing cash on hand, cash generated from operations and available borrowings under the Credit Facility Agreement will be sufficient for at least the next 12 months to meet working capital requirements and anticipated capital expenditures.

DTI may use additional cash generated to execute strategic acquisitions or for general corporate purposes. DTI believes that its existing cash on hand, cash generated from operations and available borrowings under the Credit Facility Agreement will be sufficient for at least the next 12 months to meet working capital requirements and anticipated capital expenditures.

Credit Facility Agreement

Reference is made to the disclosure set forth under the heading “Revolving Credit Facility” in Note 8, Revolving Credit Facility, of the notes to the unaudited condensed consolidated financial statements included elsewhere in this Report (the ”Interim Financial Statements”).

Capital Expenditures

DTI’s capital expenditure relates to capital additions or improvements that add to its rental or repair capacity or extend the useful life of our drilling tools and related infrastructure. Also, DTI’s capital expenditures replace tools that are lost or damaged by a customer and these are funded by a rental tool recovery sale amount from the customer. DTI regularly incurs capital expenditures on an on-going basis in order to (i) increase or maintain the rental tool fleet and equipment, (ii) extend the useful life of rental tools and equipment and (iii) acquire or upgrade computer hardware and software. The amount of DTI’s capital expenditures is influenced by, among other things, demand for services, recovery of lost or damaged tools, schedules for refurbishing its various rental tools and equipment, cash flow generated by our operations, expected rates of return and cash required for other purposes.

Contractual Obligations and Commitments

DTI’s material contractual obligations arise from leases of facilities and vehicles under noncancelable operating leases agreements. See Note 15, Commitments and contingencies, of the notes to the Interim Financial Statements.

Tax Obligations

DTI currently has available federal net operating loss carryforwards to offset its federal taxable income, and DTI expects that these carryforwards will substantially reduce its cash tax payments over the next several years. If DTI forfeits these carryforwards for any reason or deplete them faster than anticipated, its cash tax obligations could increase substantially. For additional information, see Note 9, Income Taxes, of the notes to the Interim Financial Statements.

Cash Flows

The following table sets forth DTI’s cash flows for the period indicated:

	Three Months Ended March 31,
(In thousands)	2024	2023
Net cash (used in) provided by:
Operating activities	$3,312	$7,089
Investing activities	(19,585)	(1,168)
Financing activities	24,611	(7,453)
Effect of changes in foreign exchange rate	(291)	0

Net increase (decrease) in cash and cash equivalents	$8,047	$(1,532)

	Year Ended December 31,
(in thousands)	2023	2022
Net cash flows from:
Operating activities	$23,334	$13,994
Investing activities	(23,864)	(2,530)
Financing activities	4,295	(9,337)
Effect of changes in foreign exchange rate	(114)	173

Net increase in cash and cash equivalents	$3,651	$2,300

Cash Flows (Used In) Provided by Operating Activities

Net cash provided by operating activities for the three months ended March 31, 2024 was $3.3 million resulting from net income of $3.1 million, adjusted for non-cash charges of $6.5 million in depreciation and amortization, including amortization of right of use assets and deferred financing costs, and $0.2 million of stock-based compensation expense. This was partially offset by a $2.8 million gain on rental tool recovery sales, $0.2 million unrealized gains on equity securities, and $3.7 million in net changes from operating assets and liabilities. The $3.7 million in cash used in operating assets and liabilities is primarily due to a $1.8 million cash outflow in accounts receivable, a $1.1 million cash outflow from operating lease liabilities as DTI increases right-of-use assets on hand and a $5.3 million cash outflow from accounts payable and accrued expenses as a result of the timing of disbursements. This was partially offset by a $2.8 million cash inflow in inventory as a majority of purchases remained unpaid at period end and a $1.7 million cash inflow related to decreases in the prepaid expenses balance. DTI will continue to evaluate our capital requirements for both short-term and long-term liquidity needs, which could be affected by various risks and uncertainties, including, but not limited to, the effects of the current inflationary environment, rising interest rates, and other risks detailed in the section of this Report entitled “Risk Factors.”

Net cash provided by operating activities for the three months ended March 31, 2023 was $7.1 million resulting from DTI’s net income of $5.7 million, adjusted for non-cash charges of $6.1 million in depreciation and amortization, including amortization of right of use assets, deferred financing costs, and debt discounts, $0.3 million of bad debt expense and $1.1 million in deferred tax expense. This was partially offset by a $4.5 million gain on rental tool recovery sales and $1.9 million in net changes from operating assets and liabilities. The $1.9 million in cash used from operating assets and liabilities is primarily due to an $1.6 million cash outflow in accounts receivable, a $1.1 million in cash out flow related to operating lease liabilities, and a $3.1 million cash outflow related to accrued expenses. This was partially offset by a $0.7 million cash inflow due to decreased prepaid expenses, and a $3.2 million cash inflow from accounts payable due to the timing of disbursements.

Net cash provided by operating activities for the year ended December 31, 2023, was $23.3 million resulting from the Company’s net income of $14.7 million, adjusted for non-cash charges of $25.0 million in depreciation and amortization, including amortization of right of use assets and deferred financing costs, $4.0 million of stock-based compensation expense as a result of the Merger, $0.5 million of losses on asset disposals, $3.4 million in deferred tax expense, and $0.3 million of other non-cash charges. This was partially offset by a $16.7 million gain on rental tool recovery sales and $8.1 million in net changes from operating assets and liabilities. The $8.1 million in cash used in operating assets and liabilities is primarily due to a $1.0 million cash outflow in accounts receivable associated with an increase in sales and higher revenues during 2023 compared to 2022, a $4.4 million cash outflow from operating lease liabilities as DTI increases right-of-use assets on hand, a $1.7 million cash outflow from inventories due to purchased inventory related to its attempt to reduce risk and uncertainties in its supply chain, and a $1.5 million cash out flow in accounts payable due to differences in the timing of disbursements. This was partially offset by a $0.6 million cash inflow in accrued expenses due to differences in the timing of disbursements. DTI will continue to evaluate its capital requirements for both short-term and long-term liquidity needs, which could be affected by various risks and uncertainties, including, but not limited to, the effects of the current inflationary environment, rising interest rates, and other risks detailed in the section of this Report entitled “Risk Factors.”

Net cash provided by operating activities for the year ended December 31, 2022 was $13.9 million, resulting from the Company’s net income of $21.1 million, adjusted for non-cash charges of $24 million in depreciation and amortization, including amortization of right of use assets, deferred financing costs, and debt discounts, $0.6 million in provisions for inventory and property, plant, and equipment, and $1 million in deferred tax expense. This was partially offset by a $16.8 million gain on rental tool recovery sales, $14 million in net changes from operating assets and liabilities, and $1.4 million in unrealized gains on interest rate swaps. The $14 million in cash used from operating assets and liabilities is primarily due to a $9.3 million cash outflow in accounts receivable associated with an increasing sales trend and higher revenues during 2022 compared to 2021, a $3.5 million cash outflow in prepaid expenses, and a $0.9 million cash outflow resulting from an increase in purchased inventory as we seek to reduce risk and uncertainties in the Company’s supply chain. This is partially offset by a $3.8 million cash inflow in accounts payable and accrued expenses due to differences in the timing of disbursements during 2022 compared to 2021, and a $4.2 million cash inflow relating to operating lease liabilities associated with its real estate and equipment lease agreements.

Cash Flows (Used In) Provided by Investing Activities

Net cash used in investing activities for the three months ended March 31, 2024 was $19.6 million. Purchases of property, plant, and equipment of $6.2 million and the acquisition of CTG for $18.2 million were partially offset by proceeds from rental tool recovery sales of $4.9 million.

Net cash used in investing activities for the three months ended March 31, 2023 was $1.2 million. Purchases of property, plant, and equipment of $7.0 million were partially offset by proceeds from rental tool recovery sales of $5.8 million and proceeds from the sale of property of $0.1 million.

Net cash used in investing activities for the year ended December 31, 2023 was $23.9 million. Purchases of property, plant, and equipment of $43.8 million were partially offset by proceeds from rental tool recovery sales of $19.7 million and proceeds from sale of property of $0.2 million.

Net cash used in investing activities for the year ended December 31, 2022 was $2.5 million. Proceeds from rental tool recovery sales of $21.1 million and proceeds from sale of property of $1.0 million were offset by purchases of property, plant, and equipment of $24.7 million.

Cash Flows (Used In) Provided by Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2024 was $24.6 million resulting from proceeds from the term loan of $25 million offset by $0.4 million in payments of deferred financing costs.

Net cash used in financing activities for the three months ended March 31, 2023 was $7.5 million resulting from a net decrease in amounts outstanding under the Credit Facility Agreement of $7.5 million.

Net cash provided by financing activities for the year ended December 31, 2023 was $4.3 million resulting from proceeds from the ROC Merger and PIPE Financing, net of transaction costs, of $23.1 million. This was partially offset by a complete paydown on the Credit Facility Agreement of $18.3 million, payments of deferred financing costs of $0.3 million, and payments to holders of DTIH convertible preferred stock in connection with the Merger of $0.2 million.

Net cash used in financing activities for the year ended December 31, 2022 was $9.3 million resulting from a net decrease in amounts outstanding under the Credit Facility Agreement of $8.1 million, payments of long-term debt of $1.0 million, and payments of deferred financing costs of $0.2 million.

Critical Accounting Policies and Estimates

In preparing the Company’s annual financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”), DTI makes numerous estimates and assumptions that affect the accounting for and recognition and disclosure of assets, liabilities, equity, revenues and expenses. The Company must make these estimates and assumptions because certain information that it uses is dependent on future events, cannot be calculated with a high degree of precision from available data or is not otherwise capable of being readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine, and the Company must exercise significant judgment. Actual results could differ materially from the estimates and assumptions used in the preparation of its financial statements. DTI identifies certain accounting policies as critical based on, among other things, their impact on the portrayal of its financial condition and results of operations and the degree of difficulty, subjectivity and complexity in their deployment. Note 1, Summary of significant accounting policies, to the financial statements included elsewhere in this Report includes a summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements.

The critical accounting estimates, assumptions and judgments DTI believes to have the most significant impact on the annual financial statements are described below. See Note 1, Summary of significant accounting policies, to the financial statements included elsewhere in this proxy statement/prospectus for additional information related to critical accounting estimates and significant accounting policies.

Revenue recognition

On January 1, 2019, DTI adopted Accounting Standards Codification (“ASC”) 606 on a modified retrospective basis for all contracts with customers. As a result of the adoption, there were no material changes to the timing of the revenue recognition or measurement of revenue. Therefore, the only changes to the financial statements related to the adoption are in the disclosures as included herein. DTI adopted ASC 842, Leases (“ASC 842”) as of January 1, 2022. ASC 842 was adopted using the modified retrospective transition approach, with no restatement of prior periods or cumulative adjustments to retained earnings.

DTI recognizes revenue in accordance with two different accounting standards: 1) Topic 606 (which addresses revenue from contracts with customers) and 2) Topic 842 (which addresses lease revenue). The Company derives its revenue from two revenue types: tool rental services and product sales.

Tool Rental Services

Tool rental services consist of rental services, inspection services, and repair services. Tool rental services are accounted for under Topic 842.

Owned tool rentals represents the Company’s most significant revenue type and are governed by its standard rental contract. DTI accounts for such rentals as operating leases. The lease terms are included in the contracts, and the determination of whether its contracts contain leases generally does not require significant assumptions or judgments. Owned tool rentals represent revenue from renting tools that DTI owns. The Company does not generally provide an option for the lessee to purchase the rented equipment at the end of the lease.

The Company recognizes revenues from renting tools on a straight-line basis. The Company’s rental contract periods are daily, monthly, or per well. As part of this straight-line methodology, when the equipment is returned, the Company recognizes as incremental revenue the excess, if any, between the amount the customer is contractually required to pay, which is based on the rental contract period applicable to the actual number of days the drilling tool was out on rent, over the cumulative amount of revenue recognized to date. In any given accounting period, the Company will have customers return the drilling tool and be contractually required to pay the Company more than the cumulative amount of revenue recognized to date under the straight-line methodology. Additionally, the Company has rental contracts that are based on usage, either on a per footage or per well basis. As these types of rental contracts primarily consist of variable lease payments, which are unknown at commencement, revenue is recognized when the changes in the factor on which the contingent lease payments are based occur. When the customer returns the rental equipment and the footage or usage becomes known, the Company recognizes revenue.

The Company records the amounts billed to customers in excess of recognizable revenue as deferred revenue on its consolidated balance sheet.

As noted above, the Company is unsure of when the customer will return rented drilling tools. As such, the Company does not know how much the customer will owe upon return of the tool and therefore cannot provide a maturity analysis of future lease payments. The drilling tools are generally rented for short periods of time, oftentimes for significantly less than a year. Lessees do not provide residual value guarantees on rented equipment.

The Company expects to derive significant future benefits from its drilling tools following the end of the rental term. The rentals are generally short-term in nature, and its tools are typically rented for the majority of the time that the Company owns them.

Product Sales

Product sales consist of charges for rented tools that are damaged beyond repair, charges for lost-in-hole, and charges for lost-in-transit while in the care, custody or control of our customers, and other charges for made to order product sales. Product sales are accounted for under Topic 606.

Revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for our arrangements with customers, the Company: (i) identifies the contract(s) with a customer; (ii) identifiesthe performance obligations in the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when (or as) the entity satisfies a performance obligation.

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in the revenue standard. The transaction price is measured as consideration specified in a contract with a customer and excludes any sales incentives and taxes or other amounts collected on behalf of third parties. As each of its contracts with customers contain a single performance obligation to provide a product sale, DTI does not have any performance obligations requiring allocation of transaction prices.

The performance obligation for made to order product sales is satisfied and revenue is recognized when control of the asset transfers to the customer, which typically occurs upon delivery of the product or when the product is made available to the customer for pickup at the shipping dock. Additionally, pursuant to the contractual terms with the customers, the customer must notify the Company of, and purchase from it, any rented tools that are damaged beyond repair, lost-in-hole, or lost-in-transit while in the care, custody or control of such customer. Revenue is recognized for these products when the customer notifies the Company that one of these noted events has occurred.

The Company does not have any material revenue expected to be recognized in the future related to remaining performance obligations or contracts with variable consideration related to undelivered performance obligations. There was no revenue recognized in the current period from performance obligations satisfied in previous periods.

Contract estimates and judgments

The revenues accounted for under Topic 606 generally do not require significant estimates or judgments, primarily because:

•	The transaction price is generally fixed and stated in the Company contracts;

•	As noted above, the contracts generally do not include multiple performance obligations, and accordingly, do not require estimates of standalone selling price for each performance obligation;

•	Company revenues do not include material amounts of variable consideration, or result in significant obligations associated with returns, refunds, or warranties; and

•

Most of the Company’s revenue is recognized when the applicable performance obligations are readily determinable. As noted above, its Topic 606 revenue is generally recognized at the time of delivery to, or made available for pick-up by, the customer or upon notification from its customers that a rented tool is damaged beyond repair, lost-in-hole, or lost-in-transit while in the car, custody, or control of its customers.

The Company’s revenues accounted for under Topic 842 also generally do not require significant estimates or judgments. DTI monitors and reviews its estimated standalone selling prices on a regular basis.

Fair Value of Financial Instruments

When active market quotes are not available, management uses valuation techniques to measure the fair value of financial instruments.

In applying the valuation techniques, management makes maximum use of market inputs wherever possible, and uses estimates and assumptions that are, as far as possible, consistent with observable data that market participants would use in pricing the instrument. Where applicable data is not observable, management uses its best estimate about the assumptions that market participants would make. Such estimates include liquidity risk, credit risk and volatility, and such estimates may vary from the actual results that would be achieved in an arm’s length transaction at the reporting date. The assessment of the timing and extent of impairment of intangible assets involves both significant judgements by management about the current and future prospects for the intangible assets as well as estimates about the factors used to quantify the extent of any impairment that is recognized.

Stock-Based Compensation

DTI accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation. ASC 718 requires that the cost of awards of equity instruments offered in exchange for employee services, including employee stock options and restricted stock awards, be measured based on the grant-date fair value of the award. The Company adopted FASB ASU No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, on February 1, 2019. This ASU involves several aspects of the accounting for stock-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification in the accompanying consolidated statements of cash flows. The adoption did not have a material impact on accompanying consolidated financial statements. The Company determines the fair value of stock options granted using the Black-Scholes-Merton option-pricing model (“Black-Scholes model”) and recognizes the cost over the period during which an employee is required to provide service in exchange for the award, generally the vesting period, with forfeitures accounted for as they occur. For the stock options granted prior to the Company’s common stock being publicly traded on June 21, 2023, the Company estimated the fair value of its common stock as of the grant date and used these estimates as inputs into the Black-Scholes model. The Board of Directors considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards were approved. The factors considered include, but were not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the redeemable convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.

Leases

The Company adopted ASC 842, Leases (“ASC 842”) as of January 1, 2022. ASC 842 was adopted using the modified retrospective transition approach, with no restatement of prior periods or cumulative adjustments to retained earnings. Upon adoption, the Company elected the package of transition practical expedients, which allowed it to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases and initial direct costs for existing leases. The Company elected the use-of-hindsight to reassess lease term. The Company elected not to recognize leases with an initial term of 12 months or less within the consolidated balance sheets and to recognize those lease payments on a straight-line basis in the consolidated statements of operation over the lease term. The new lease accounting standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the practical expedient to not separate lease and non-lease components for all leases.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and current operating lease liabilities and operating lease liabilities, net of current portion on our consolidated balance sheets. The Company recognizes lease expense for its operating leases on a straight-line basis over the term of the lease.

ROU assets represent its right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from a lease. ROU assets and operating lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. Operating lease ROU assets also include the impact of any lease incentives. An amendment to a lease is assessed to determine if it represents a lease modification or a separate contract. Lease modifications are reassessed as of the effective date of the modification using an incremental borrowing rate based on the information available at the commencement date. For modified leases the Company also reassess the lease classification as of the effective date of the modification.

The interest rate used to determine the present value of the future lease payments is the incremental borrowing rate because the interest rate implicit in the leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located.

The Company’s lease terms include periods under options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option in the measurement of its ROU assets and liabilities. The Company considers contractual-based factors such as the nature and terms of the renewal or termination, asset-based factors such as physical location of the asset and entity-based factors such as the importance of the leased asset to our operations to determine the lease term. The Company generally uses the base, non-cancelable lease term when determining the ROU assets and lease liabilities. The ROU asset is tested for impairment in accordance with Accounting Standards Codification Topic 360, Property, Plant, and Equipment.

Lessor Accounting

The Company’s leased equipment primarily consists of rental tools and equipment. The Company’s agreements with its customers for rental equipment contain an operating lease component under ASC 842 because (i) there are identified assets, (ii) the customer has the right to obtain substantially all of the economic benefits from the use of the identified asset throughout the period of use and (iii) the customer directs the use of the identified assets throughout the period of use.

The Company’s lease agreement contract periods are daily, monthly, per well, or based on footage. Lease revenue is recognized on a straight-line basis based on these rates. The Company does not provide an option for the lessee to purchase the rented tools at the end of the lease and the lessees do not provide residual value guarantees on the rented assets.

The Company recognized operating lease revenue within the “Tool Rental Revenue” line on the consolidated statements of income and comprehensive income.

Long-Lived Asset Impairment

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent to or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. For the year ended December 31, 2023 and 2022, management determined that there was no impairment with regard to our intangible assets.

For property, plant and equipment, events or circumstances indicating possible impairment may include a significant decrease in market value or a significant change in the business climate. An impairment loss is recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss is the excess of the asset’s carrying amount over its fair value. For the year ended December 31, 2023 and 2022, management determined that there was no impairment with regard to our property, plant, and equipment.

Recently Issued and Adopted Accounting Standards

A discussion of recent accounting pronouncements is included in Note 1, Summary of significant accounting policies, to the consolidated financial statements included elsewhere in this proxy statement/prospectus.

JOBS Act Accounting Election

In April 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has irrevocably elected to avail itself of this extended transition period and, as a result, it will not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. In addition, as an emerging growth company, the Company may take advantage of certain reduced disclosure and other requirements that are otherwise applicable generally to public companies. DTI will take advantage of these exemptions until such earlier time that it is no longer an emerging growth company. DTI would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of the offering on December 6, 2021; (ii) the last day of the fiscal year in which its total annual gross revenue is equal to or more than $1.07 billion (iii) the date on which it has issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which it is deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Changes and Disagreements with Accountants

None.

Security Ownership of Certain Beneficial Holders and Management of DTI

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of DTI Common Stock, as of May 9, 2024, for (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of DTI Common Stock, (2) each member of the DTI Board and each director nominee, (3) each of DTI’s named executive officers and (4) all of the members of the DTI Board and DTI’s executive officers, as a group. As of May 9, 2024, there were outstanding 29,768,568 shares of DTI Common Stock.

The beneficial ownership percentages set forth in the table below are based on 29,768,568 shares of DTI Common Stock issued and outstanding as of May 9, 2024. In computing the number of shares of DTI Common Stock beneficially owned by a person, all shares of DTI Common Stock subject to stock options held by the person that are currently exercisable or may be exercised within 60 days of May 9, 2024 are deemed to be outstanding. Such shares, however, are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned DTI Common Stock. Unless otherwise indicated, the business address of each person listed in the table below is c/o Drilling Tools International Corporation, 3701 Briarpark Drive, Suite 150, Houston, TX 77042.

Name and Address of Beneficial Owner	Number of Shares of DTI Common Stock Beneficially Owned		Percentage of Class
Five Percent Holders:
HHEP-Directional, L.P. 2200 Ross Avenue, 50th Floor Dallas, Texas 75201	15,928,111	(1)	53.5%
ROC Energy Holdings, LLC 16400 Dallas Parkway Dallas, Texas 75248	2,768,199	(2)	9.3%
Michael W. Domino, Jr. 3701 Briarpark Drive, Suite 150 Houston, Texas 77042	1,840,812	(3)	6.2%
RobJon Holdings, L.P. and RobJon, L.L.C. 3701 Briarpark Drive, Suite 150 Houston, Texas 77042	1,640,401	(4)	5.5%
Director Nominees and Executive Officers:
Curtis L. Crofford Director	75,000	(5)	*
John D. “Jack” Furst Independent Director	175,311	(6)	*
Thomas O. Hicks Director	16,146,207	(7)	54.2%
Eric C. Neuman Independent Director	—		*

Name and Address of Beneficial Owner	Number of Shares of DTI Common Stock Beneficially Owned		Percentage of Class
Thomas M. “Roe” Patterson Independent Director	60,135	(8)	*
R. Wayne Prejean Director, President, and Chief Executive Officer	1,640,401	(9)	5.1%
C. Richard Vermillion Independent Director	399,944	(10)	1.3%
David R. Johnson Chief Financial Officer	178,022	(11)	*
Michael W. Domino, Jr. President, Directional Tools Rentals Division	1,840,812	(3)	5.7%

*	Less than 1%.
(1)

Includes 15,928,111 shares owned by HHEP-Directional, L.P. Mr. Hicks is deemed to have voting power and dispositive power over the shares held by HHEP-Directional, L.P. Mr. Hicks is the sole member of HH Directional LLC, which is the general partner of HHEP Directional GP, L.P., which is in turn the general partner of HHEP-Directional, L.P. Mr. Hicks disclaims any beneficial ownership of any shares of Common Stock held by HHEP-Directional, L.P., other than his pecuniary interest therein.

(2)	Includes 2,768,199 shares owned by ROC Energy Holdings, LLC, the record holder of the shares of Common Stock reported herein.
(3)

Includes 1,470,548 shares of DTI Common Stock owned by Mr. Domino directly and vested options to purchase 370,264 shares of DTI Common Stock held by Mr. Domino. Does not include 300,000 shares of DTI Common Stock subject to options held by Mr. Domino, which vest in substantially equal installments on each of the first three anniversaries of February 14, 2025, 2026, and 2027.

(4)

The general partner of RobJon Holdings, L.P. is RobJon, L.L.C. The president, manager and sole member of RobJon, L.L.C. (“RobJon”) is Mr. Prejean, DTI’s President and Chief Executive Officer. Includes vested options to purchase 1,201,872 shares of Common Stock held by Mr. Prejean and 438,529 shares of DTI Common Stock owned by RobJon. Mr. Prejean disclaims any beneficial ownership of any shares of DTI Common Stock held by RobJon, other than his pecuniary interest therein.

(5)	Includes 75,000 shares of DTI Common Stock held by Mr. Crofford directly.
(6)

Includes vested options to purchase 57,059 shares of DTI Common Stock held by Mr. Furst directly and 118,252 shares of DTI Common Stock owned by Oak Stream Investors II, Ltd. (“Oak Stream”). Mr. Furst disclaims any beneficial ownership of any shares of DTI Common Stock held by Oak Stream, other than his pecuniary interest therein.

(7)

Includes 218,096 shares of DTI Common Stock owned by Mr. Hicks directly and 15,928,111 shares owned by HHEP-Directional, L.P. Mr. Hicks disclaims any beneficial ownership of any shares of DTI Common Stock held by HHEP, other than his pecuniary interest therein.

(8)	Includes 60,135 shares of DTI Common Stock held by Mr. Patterson directly.
(9)

Includes vested options to purchase 1,201,872 shares of DTI Common Stock held by Mr. Prejean and 438,529 shares of DTI Common Stock owned by RobJon. Does not include 1,000,000 shares of DTI Common Stock subject to options held by Mr. Prejean, which vest in substantially equal installments on each of the first three anniversaries of February 14, 2025, 2026, and 2027.

(10)

Includes 399,944 shares of DTI Common Stock owned by MV Partners I LP (“MV Partners”). Mr. Vermillion disclaims any beneficial ownership of any shares of DTI Common Stock held by MV Partners, other than his pecuniary interest therein.

(11)

Includes 45,647 shares of DTI Common Stock owned by Mr. Johnson directly and vested options to purchase 132,375 shares of DTI Common Stock held by Mr. Johnson. Does not include 380,000 shares of DTI Common Stock subject to options held by Mr. Johnson, which vest in substantially equal installments on each of the first three anniversaries of February 14, 2025, 2026, and 2027.

Business and Background of Directors and Officers of DTI

Board of Directors

The following table provides summary information about each of DTI’s current directors:

Name	Age	Position
Curtis L. Crofford	51	Director
John D. “Jack” Furst	65	Director
Thomas O. Hicks	78	Chairperson of the Board
Eric C. Neuman	79	Director
Thomas M. “Roe” Patterson	49	Director
R. Wayne Prejean	62	Director, President, and Chief Executive Officer
C. Richard Vermillion	78	Director

Curtis L. Crofford. Mr. Crofford was appointed to the board of DTI in 2012, and is currently a Managing Director for Pennington Creek Capital, the private capital investing arm of the Chickasaw Nation with headquarters in Ada, Oklahoma. From 2005 until February 2024, he served as a managing director for Hicks Equity Partners, LLC, a private equity investment firm founded by Thomas O. Hicks. Prior to Hicks, Mr. Crofford served in positions at numerous investment banks, including Dresdner Kleinwort Wasserstein and Donaldson, Lufkin & Jenrette as well as BT Alex. Brown Inc. in New York and London. Mr. Crofford received a Bachelor of Arts from Vanderbilt University and a Master of Business Administration from Duke University.

John D. “Jack” Furst. Mr. Furst was appointed to the DTI board in 2012 and currently serves as the chair of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. He is also the founder of Oak Stream Investors, a private investment firm founded in 2008, which makes investments in real estate, oil and gas, fixed income securities and public and private equities. Mr. Furst joined HM Capital Partners LLC (“HM Capital Partners”), a private equity firm, in 1989, the year it was formed as Hicks, Muse, Tate & Furst, Inc. (“HM”). Until 2008, he was a partner at HM Capital Partners and was involved in all aspects of the firm’s business, including originating, structuring and monitoring its investments. Prior to joining HM Capital Partners, Mr. Furst served as a Vice President, and subsequently as a partner, of Hicks & Haas. Prior to that, Mr. Furst was a Merger and acquisitions and corporate finance specialist for The First Boston Corporation, an investment banking firm. Before joining First Boston, he was a Financial Consultant at PricewaterhouseCoopers (now PwC), a professional services firm. Mr. Furst received a Bachelor of Science with honors from the College of Business Administration at Arizona State University and a Master of Business Administration with honors from the Graduate School of Business at the University of Texas at Austin.

Thomas O. Hicks. Mr. Hicks has served as the Chairperson of the Board since 2012. He currently manages Hicks Holdings, LLC., a private equity firm. He is a co-founder of Hicks, Muse, Tate & Furst, an investment firm, and prior to that served as co-founder and co-chairman of Hicks & Haas, an investment firm. Mr. Hicks’ philanthropic endeavors include donating the land for the Tom Hicks Elementary School in Frisco, TX, donating a gymnasium to the St. Mark’s School of Texas in Dallas. He was appointed the co-chair of the Dallas Jewish Coalition for the Homeless “Vogel Alcove” project in 1996, and received the Henry Cohn Humanitarian Award from the Anti-Defamation League in 2000. Mr. Hicks has a Bachelor of Business Administration from the University of Texas at Austin and a Master of Business Administration from the University of Southern California.

Eric C. Neuman. Mr. Neuman has been a director of DTI since 2012 and currently serves as the Chairperson of the Compensation Committee and as a member of the Audit Committee. Since 2023, he has served as Senior Advisor to Great American Media Group, an exhibitor of video programming on various national and international pay television and streaming platforms. From 2005 until 2023, he served as a managing director and partner of Hicks Equity Partners, LLC, a private equity investment firm founded by Thomas O. Hicks. Prior to Hicks, he served as a partner and officer at Hicks, Muse, Tate & Furst, an investment firm. In addition to DTI, Mr. Neuman currently serves on the board of directors of DirecPath Newco., LLC and Crossings, LLC, and formerly served as a director of a number of public and private companies, including Hemisphere Media Group (NASDAQ:HMTV), a publicly traded company for which he also served as the Chairman of the Audit Committee for over nine years. Mr. Neuman received a Bachelor of Arts from the University of South Florida and a Master of Business Administration from Northwestern University.

Thomas M. “Roe” Patterson. Mr. Patterson was appointed to the DTI Board in 2023. From 2006 to 2020, Mr. Patterson worked for Basic in positions of increasing responsibility, including as a member of its board of directors from September 2013 until January 2020 and as its President and Chief Executive Officer, Senior Vice President and Chief Operating Officer, Senior Vice President, and as a Vice President. Prior to joining Basic, he was the founder and president of TMP Companies, Inc., a manufacturing and oilfield service company, and served as a contracts and sales manager at Patterson Drilling Company, the predecessor to Patterson-UTI, a drilling and pressure pumping services company, as well as an Engine Sales Manager at West Texas Caterpillar (now Warren Cat), an equipment dealership company. Mr. Patterson graduated with a Bachelor of Science from Texas Tech University.

R. Wayne Prejean. Mr. Prejean has served as the President and Chief Executive Officer and as a director of Drilling Tools International (formerly known as Directional Rentals) since 2013. With over 40 years of industry experience, Mr. Prejean began his career in 1979 working in field operations in the Gulf of Mexico. Prior to joining DTI, he was employed by numerous firms that specialized in directional drilling and medium radius horizontal drilling technology, including Scientific Drilling, BecField Horizontal, Drilling Measurements Inc, Drilex Services and Baker Hughes Inteq. Within these companies, he served in various roles in field operations, operations management, sales, and executive management responsible for domestic and international business locations. In 1999, Mr. Prejean founded Wildcat Services, a provider of specialty automatic drilling equipment for drilling rigs. In five years, the company grew from a local 50-rig supplier to over 500 systems deployed in 20 countries around the world – and was sold to National Oilwell Varco (now NOV, Inc.; NYSE: NOV) in 2004. In addition to founding Wildcat Services, he co-founded several other oilfield services companies that were focused on solids control, downhole tool development, MWD products, and precision metal cutting and machining.

C. Richard Vermillion. Mr. Vermillion was appointed as a director of DTI in 2016. He is the chair of our Nominating and Corporate Governance Committee and is a member of our Compensation Committee. He has served as the Chairman and CEO of MV Partners, Inc., a private investment vehicle, since 1996 and has invested in and served on the boards of several companies, including Gammaloy, L.P., an oilfield tool rental company; Seismic Energy Products, a rubber bearing manufacturer; and Fulcrum Analytics, a data analytics company. Additionally, Mr. Vermillion has served on the boards and audit committees of Varel Manufacturing, a drill bit manufacturer, and Triton Energy (NYSE: OIL), a public oil and gas exploration company. Prior to this, Mr. Vermillion was a managing director of Donaldson, Lufkin & Jenrette, an investment bank, and as Chairman and CEO of MBank Houston (formerly Bank One, now JP Morgan Chase & Co.), a financial institution. Mr. Vermillion received a Bachelor of Business Administration and a Master of Business Administration from the University of Texas at Austin, and is a graduate of the Harvard Advanced Management program.

Executive Officers

In addition to Mr. Prejean listed above, the following persons are the executive officers of DTI:

Name	Age	Position
David R. Johnson	59	Chief Financial Officer
Michael W. Domino, Jr.	49	President, Directional Tools Rentals Division

David R. Johnson. Mr. Johnson joined Drilling Tools International (formerly known as Directional Rentals) as its Chief Financial Officer in October 2013. Prior to joining DTI, Mr. Johnson served as the CFO of

Sharewell Energy Services, a directional drilling company and as the Vice President of Finance and Administration for PathFinder Energy Services, Inc., an international oil field service company and wholly owned subsidiary of W-H Energy Services, Inc. Mr. Johnson has over three decades of experience in accounting and more than two decades of experience in oil and gas related industries. He is a member of the American Institute of Certified Public Accountants. Mr. Johnson has a Bachelor of Science from LeTourneau University as well as a Master of Business Administration from the University of Texas at Tyler.

Michael W. Domino, Jr. Mr. Domino joined Drilling Tools International (formerly known as Directional Rentals) in July 2009, and has served the President of the Directional Tool Rentals division since January 2022. He also served as the Executive Vice President of the Rental Tool division from April 2018 until January 2022 and as the Vice President of Business Development from July 2013 until April 2018. Prior to DTI, Mr. Domino worked in roles of increasing responsibility for Directional Rentals, Inc., the predecessor company to DTI, serving as its President from 2009 until 2013, and Stabil Drill Specialties, a drilling tool rental and services company, from 2000 until 2009. He has over three decades of experience in the oil and gas drilling and rental equipment industries. Mr. Domino has a Bachelor of Business Administration from University of Louisiana at Lafayette.

Prior SDPI Stock Purchases

The following table sets forth information about shares of SDPI Common Stock purchased by DTI during the past two years. As of May 9, 2024, DTI beneficially owns 1,244,100 shares of SDPI Common Stock.

	Amount of SDPI Common Stock Purchased	Range of Prices Paid	Average Price Paid per share of SDPI Common Stock
Quarter Ended March 31, 2022	—	$—		$—
Quarter Ended June 30, 2022	—	$—		$—
Quarter Ended September 30, 2022	—	$—		$—
Quarter Ended December 31, 2022	—	$—		$—
Quarter Ended March 31, 2023	—	$—		$—
Quarter Ended June 30, 2023	—	$—	$
Quarter Ended September 30, 2023	—	$—		$—
Quarter Ended December 31, 2023	—	$—		$—
Quarter Ended March 31, 2024	—	$—		$—

IMPORTANT INFORMATION REGARDING SCHEDULE 13E-3 FILING PARTIES OTHER THAN DTI AND SDPI

Name and Address; Business and Background of Schedule 13e-3 Individual Filing Parties other than DTI and SDPI

Set forth below are the names, the present principal occupations or employment and the name, principal business, and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of the current directors and executive officers of the following parties related to DTI, SDPI, Merger Sub I, and Merger Sub II.

During the past five years, none of the directors or executive officers of DTI, SDPI, Merger Sub I, or Merger Sub II or the persons described below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters which were dismissed without sanction or settlement) that results in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

DTI

Name	Citizenship	Position with DTI	Principal Occupation/Business
R. Wayne Prejean	U.S.A.	President, Chief Executive Officer, and Director	Executive Officer and Director of DTI and certain of its subsidiaries and affiliates
Curtis L. Crofford	U.S.A.	Director	Managing Director of Pennington Creek Capital; Managing Director for Hicks Equity Partners, LLC
John D. “Jack” Furst	U.S.A.	Independent Director	Founder of Oak Stream Investors
Thomas O. Hicks	U.S.A.	Independent Director	Manager of Hicks Holdings, LLC; Co-Founder of Hicks, Tate & Furst
Eric C. Neuman	U.S.A.	Independent Director	Senior Advisor to Great American Media Group; Managing Director and Partner of Hicks Equity Partners, LLC
Thomas M. “Roe” Patterson	U.S.A.	Director	Board Member and CEO of Basic
C. Richard Vermillion	U.S.A.	Independent Director	Chairman and CEO of MV Partners, Inc.
David R. Johnson	U.S.A.	Chief Financial Officer	Executive Officer and Director of certain of DTI’s subsidiaries and affiliates
Michael W. Domino, Jr.	U.S.A.	President, Directional Tools Rentals Division	Executive Officer of DTI

R. Wayne Prejean has served as the President and Chief Executive Officer and as a director of Drilling Tools International (formerly known as Directional Rentals) since 2013. With over 40 years of industry experience, Mr. Prejean began his career in 1979 working in field operations in the Gulf of Mexico. Prior to joining DTI, he was employed by numerous firms that specialized in directional drilling and medium radius horizontal drilling technology, including Scientific Drilling, BecField Horizontal, Drilling Measurements Inc, Drilex Services and Baker Hughes Inteq. Within these companies, he served in various roles in field operations, operations management, sales, and executive management responsible for domestic and international business locations. In 1999, Mr. Prejean founded Wildcat Services, a provider of specialty automatic drilling equipment for drilling rigs. In five years, the company grew from a local 50-rig supplier to over 500 systems deployed in 20 countries around the world – and was sold to National Oilwell Varco (now NOV, Inc.; NYSE: NOV) in 2004. In addition to founding Wildcat Services, he co-founded several other oilfield services companies that were focused on solids control, downhole tool development, MWD products, and precision metal cutting and machining.

Curtis L. Crofford was appointed to the DTI Board in 2012, and is currently a Managing Director for Pennington Creek Capital, the private capital investing arm of the Chickasaw Nation with headquarters in Ada, Oklahoma. From 2005 until February 2024, he served as a managing director for Hicks Equity Partners, LLC, a private equity investment firm founded by Thomas O. Hicks. Prior to Hicks, Mr. Crofford served in positions at numerous investment banks, including Dresdner Kleinwort Wasserstein and Donaldson, Lufkin & Jenrette as well as BT Alex. Brown Inc. in New York and London. Mr. Crofford received a Bachelor of Arts from Vanderbilt University and a Master of Business Administration from Duke University.

John D. “Jack” Furst was appointed to the DTI Board in 2012 and currently serves as the chair of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. He is also the founder of Oak Stream Investors, a private investment firm founded in 2008, which makes investments in real estate, oil and gas, fixed income securities and public and private equities. Mr. Furst joined HM Capital Partners LLC (“HM Capital Partners”), a private equity firm, in 1989, the year it was formed as Hicks, Muse, Tate & Furst, Inc. (“HM”). Until 2008, he was a partner at HM Capital Partners and was involved in all aspects of the firm’s business, including originating, structuring and monitoring its investments. Prior to joining HM Capital Partners, Mr. Furst served as a Vice President, and subsequently as a partner, of Hicks & Haas. Prior to that, Mr. Furst was a mergers and acquisitions and corporate finance specialist for The First Boston Corporation, an investment banking firm. Before joining First Boston, he was a Financial Consultant at PricewaterhouseCoopers (now PwC), a professional services firm. Mr. Furst received a Bachelor of Science with honors from the College of Business Administration at Arizona State University and a Master of Business Administration with honors from the Graduate School of Business at the University of Texas at Austin.

Thomas O. Hicks has served as the Chairperson of the DTI Board since 2012. He currently manages Hicks Holdings, LLC., a private equity firm. He is a co-founder of Hicks, Muse, Tate & Furst, an investment firm, and prior to that served as co-founder and co-chairman of Hicks & Haas, an investment firm. Mr. Hicks’ philanthropic endeavors include donating the land for the Tom Hicks Elementary School in Frisco, TX, donating a gymnasium to the St. Mark’s School of Texas in Dallas. He was appointed the co-chair of the Dallas Jewish Coalition for the Homeless “Vogel Alcove” project in 1996, and received the Henry Cohn Humanitarian Award from the Anti-Defamation League in 2000. Mr. Hicks has a Bachelor of Business Administration from the University of Texas at Austin and a Master of Business Administration from the University of Southern California.

Eric C. Neuman has been a director of DTI since 2012 and currently serves as the Chairperson of the Compensation Committee and as a member of the Audit Committee. Since 2023, he has served as Senior Advisor to Great American Media Group, an exhibitor of video programming on various national and international pay television and streaming platforms. From 2005 until 2023, he served as a managing director and partner of Hicks Equity Partners, LLC, a private equity investment firm founded by Thomas O. Hicks. Prior to Hicks, he served as a partner and officer at Hicks, Muse, Tate & Furst, an investment firm. In addition to DTI, Mr. Neuman currently serves on the board of directors of DirecPath Newco., LLC and Crossings, LLC, and formerly served as a director of a number of public and private companies, including Hemisphere Media Group (NASDAQ:HMTV), a publicly traded company for which he also served as the Chairman of the Audit Committee for over nine years. Mr. Neuman received a Bachelor of Arts from the University of South Florida and a Master of Business Administration from Northwestern University.

Thomas M. “Roe” Patterson was appointed to the DTI Board in 2023. From 2006 to 2020, Mr. Patterson worked for Basic in positions of increasing responsibility, including as a member of its board of directors from

September 2013 until January 2020 and as its President and Chief Executive Officer, Senior Vice President and Chief Operating Officer, Senior Vice President, and as a Vice President. Prior to joining Basic, he was the founder and president of TMP Companies, Inc., a manufacturing and oilfield service company, and served as a contracts and sales manager at Patterson Drilling Company, the predecessor to Patterson-UTI, a drilling and pressure pumping services company, as well as an Engine Sales Manager at West Texas Caterpillar (now Warren Cat), an equipment dealership company. Mr. Patterson graduated with a Bachelor of Science from Texas Tech University.

C. Richard Vermillion was appointed as a director of DTI in 2016. He is the chair of our Nominating and Corporate Governance Committee and is a member of our Compensation Committee. He has served as the Chairman and CEO of MV Partners, Inc., a private investment vehicle, since 1996 and has invested in and served on the boards of several companies, including Gammaloy, L.P., an oilfield tool rental company; Seismic Energy Products, a rubber bearing manufacturer; and Fulcrum Analytics, a data analytics company. Additionally, Mr. Vermillion has served on the boards and audit committees of Varel Manufacturing, a drill bit manufacturer, and Triton Energy (NYSE: OIL), a public oil and gas exploration company. Prior to this, Mr. Vermillion was a managing director of Donaldson, Lufkin & Jenrette, an investment bank, and as Chairman and CEO of MBank Houston (formerly Bank One, now JP Morgan Chase & Co.), a financial institution. Mr. Vermillion received a Bachelor of Business Administration and a Master of Business Administration from the University of Texas at Austin, and is a graduate of the Harvard Advanced Management program.

David R. Johnson joined Drilling Tools International (formerly known as Directional Rentals) as its Chief Financial Officer in October 2013. Prior to joining DTI, Mr. Johnson served as the CFO of Sharewell Energy Services, a directional drilling company and as the Vice President of Finance and Administration for PathFinder Energy Services, Inc., an international oil field service company and wholly owned subsidiary of W-H Energy Services, Inc. Mr. Johnson has over three decades of experience in accounting and more than two decades of experience in oil and gas related industries. He is a member of the American Institute of Certified Public Accountants. Mr. Johnson has a Bachelor of Science from LeTourneau University as well as a Master of Business Administration from the University of Texas at Tyler.

Michael W. Domino, Jr. joined Drilling Tools International (formerly known as Directional Rentals) in July 2009, and has served the President of the Directional Tool Rentals division since January 2022. He also served as the Executive Vice President of the Rental Tool division from April 2018 until January 2022 and as the Vice President of Business Development from July 2013 until April 2018. Prior to DTI, Mr. Domino worked in roles of increasing responsibility for Directional Rentals, Inc., the predecessor company to DTI, serving as its President from 2009 until 2013, and Stabil Drill Specialties, a drilling tool rental and services company, from 2000 until 2009. He has over three decades of experience in the oil and gas drilling and rental equipment industries. Mr. Domino has a Bachelor of Business Administration from University of Louisiana at Lafayette.

The address of each of the directors and executive officers of DTI listed above is 3701 Briarpark Drive, Suite 150, Houston, Texas 77042.

Merger Sub I

Name	Citizenship	Position with Merger Sub I	Principal Occupation/ Business
R. Wayne Prejean	U.S.A.	Director, President, and Secretary	Executive Officer and Director of DTI and certain of its subsidiaries and affiliates

David R. Johnson	U.S.A.	Chief Financial Officer	Executive Officer and Director of certain of DTI’s subsidiaries and affiliates

For the biographical information about R. Wayne Prejean and David R. Johnson, see the list of directors and executive officers of DTI above.

The address of each of the executive officers of Merger Sub I listed above is 3701 Briarpark Drive, Suite 150, Houston, Texas 77042.

Merger Sub II

Name	Citizenship	Position with Merger Sub II	Principal Occupation/Business
R. Wayne Prejean	U.S.A.	President and Secretary	Executive Officer and Director of DTI and certain of its subsidiaries and affiliates
David R. Johnson	U.S.A.	Chief Financial Officer	Executive Officer and Director of certain of DTI’s subsidiaries and affiliates

For the biographical information about R. Wayne Prejean and David R. Johnson, see the list of directors and executive officers of DTI above.

The address of each of the executive officers of Merger Sub II listed above is 3701 Briarpark Drive, Suite 150, Houston, Texas 77042.

SDPI

Name	Citizenship	Position with SDPI	Principal Occupation/Business
G. Troy Meier	U.S.A.	Board Chair, Class III Director, and Chief Executive Officer	Executive Officer and Director of SDPI and certain of its affiliates and subsidiaries
Annette Meier	U.S.A.	Class II Director, President, and Chief Operating Officer	Executive Officer and Director of SDPI and certain of its affiliates and subsidiaries
James R. Lines	U.S.A.	Class II Director	Retired Chief Executive Officer of Graham Corporation
Robert Iversen	U.S.A.	Class III Director	Partner and President of CTI Energy Service, LLC
Michael V. Ronca	U.S.A.	Class I Director	President and Chief Executive Officer of Eagle Ridge Energy, LLC
Christopher D. Cashion	U.S.A.	Chief Financial Officer	Executive Officer of SDPI

G. Troy Meier has served as SDPI’s Board Chair, one of SDPI’s Class III Directors and Chief Executive Officer since 2014. Mr. Meier has over 40 years of experience in the oil and gas industry. Mr. Meier and co-founder Annette Meier founded our predecessor company in 1999. Since that time through the present, Mr. Meier has spearheaded the development of our new manufacturing business and our research and development activities. As our chief innovator, Mr. Meier has been responsible for not only inventing, but also designing, engineering and manufacturing industry specific machinery and processes and has several patent applications pending. Previously, in 1993, Mr. Meier started our predecessor company, Rocky Mountain Diamond, after thirteen years with Christensen Diamond and its successors. At Christensen Diamond, Mr. Meier established overseas factories in Ireland, Venezuela and China. In addition, Mr. Meier designed tools to improve efficiency both in the plants and in the field. Previously, Mr. Meier had been Christensen Diamond’s first drill bit fabricator specialist and by age 28, was made the Northern Region design engineer responsible for designing drill bits, core systems, centric bits, nozzle systems and related products. As the co-founder, Mr. Meier for the last seven years has focused 100% of his attention on our development and growth.

Annette Meier has served as SDPI’s Class II Director, President and Chief Operating Officer since 2014. Ms. Meier has over 25 years of experience in the oil and gas industry. Since our inception in 1999 to the present,

Ms. Meier has managed all of our day-to-day operations and business. In 2008, Ms. Meier envisioned and co-created “CHUCK,” our custom shop management and inventory program software. Ms. Meier was also instrumental to the development of the “nucleus grinding system” that is currently utilized in our new manufacturing processes. In 2005, Ms. Meier served as the creator and chief architect of the Ropers Business Park, the state-of-the-art campus that houses our remanufacturing and new manufacturing facilities in Vernal, Utah. Ms. Meier’s understanding of our business processes resulted in her designing and facilitating the SMART FACILITY layout, process and control systems within the manufacturing plant. Previously, in 1993, Ms. Meier co-founded and managed our predecessor company, Rocky Mountain Diamond. As the co-founder, Ms. Meier for the last seven years has focused 100% of her attention on our development and growth. In 2015, Ms. Meier was elected to serve on the Governor’s Office of Economic Development Board (GOED) for the state of Utah. Ms. Meier has been the recipient of numerous state, local and industry awards over the years that recognized her for innovation and leadership.

James Lines has served as a Class II director since December 2016 and is Chairman of the Audit Committee. He also serves on the Compensation Committee and the Nominating and Governance Committee of our Board of Directors. Mr. Lines had served as President and Chief Executive Officer of Graham Corporation since January 2008 and retired on August 31, 2021. Graham designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Previously, Mr. Lines served as Graham’s President and Chief Operating Officer since June 2006. Mr. Lines has served Graham in various capacities since 1984, including Vice President and General Manager, Vice President of Engineering and Vice President of Sales and Marketing. Prior to joining its management team, he served Graham as an application engineer and sales engineer as well as a product supervisor. Mr. Lines holds a B.S. in Aerospace Engineering from the State University of New York at Buffalo.

Robert Iversen has served as a Class III Director since 2014, was the Lead Independent Director from December 2016 to August 2019, and is the Chairman of the Compensation Committee since joining the Board. He has also been a member of the Audit Committee and the Nominating and Governance Committee since 2014. Mr. Iversen has broad executive and operational management experience in the sales, service, and manufacturing sectors of the global upstream oil and gas industry. Currently, Mr. Iversen is a partner and president of CTI Energy Services, LLC of Springtown, Texas, a drilling services company he started in 2011. Mr. Iversen has strong experience in the development and commercialization of new technology products and in company marketing and advertising programs. Previously, Mr. Iversen collaborated with G. Troy Meier as a partner and senior vice president in Tronco Energy Services from 2008 to 2011. From 2002 to 2008, he served as President and other C-level positions with Ulterra Drilling Technologies (Fort Worth, Texas), INRG (Houston, Texas) and NQL Energy Services (Nisku, Alberta). In 1994, Mr. Iversen and partners purchased the U.S. division of DBS Stratabit, a small, underperforming diamond bit company, where, as President until 2002, he built it into a top tier provider of high technology products. Mr. Iversen previously held numerous executive positions in marketing, technology and engineering at various divisions of the Baker Hughes companies, and their predecessors, from 1980 through 1994. Mr. Iversen holds a Bachelor of Science Petroleum Engineering, Montana Tech, as well as numerous technical and executive post-graduate certifications.

Michael Ronca has served as a Class I director since 2014, has been the Lead Independent Director since August 2019, and is Chairman of the Nominating and Governance Committee. He also serves on the Audit Committee and Compensation Committee of our Board of Directors. Mr. Ronca has over 30 years of experience as an executive building and monetizing businesses. Since 2009, Mr. Ronca has served as President and Chief Executive Officer of Eagle Ridge Energy, LLC, an oil and gas exploration and development company active in north and central Texas. Previously, he served as Chairman of BAS Oil & Gas, a private company active in developing reserves in the Barnett Shale trend in North Texas. Mr. Ronca has a long history of participating in the energy industry starting with his time at Tenneco Inc., where he served as the Assistant to the Chairman and CEO and later established a new oil and gas division which operated throughout the offshore and onshore Gulf Coast region. He later executed a leveraged buyout with the backing of private equity and soon after took the company public on the NYSE under the name of Domain Energy where he also served as President and CEO. In

1998, Domain Energy merged into Range Resources where Mr. Ronca served as Chief Operating Officer for several years. Mr. Ronca has a BS degree from Villanova University and an MBA in Finance from Drexel University.

Christopher D. Cashion has over 40 years of experience in the fields of accounting, finance and private equity. Mr. Cashion joined us in March 2014 to serve as our Chief Financial Officer on a full-time basis. Previously, Mr. Cashion worked as an independent financial and business consultant since 1998. From January 2013 through February 2014, Mr. Cashion was the Chief Financial Officer for Surefire Industries USA LLC, a Houston-based hydraulic fracturing equipment manufacturing company. Previously, from January 2005 to August 2012, Mr. Cashion provided chief financial officer services to five start-up portfolio companies owned by the Shell Technology Venture Fund, a private equity fund. Prior to his tenure with the start-up portfolio companies, Mr. Cashion worked for First Reserve Corporation, a private equity firm, from 1991 to 1993. Mr. Cashion worked with Baker Hughes, Inc. from 1981 to 1991 and with Ernst & Young from 1977 to 1981. Mr. Cashion holds a B.S. in Accounting from the University of Tennessee and an M.B.A. in Finance and International Business from the University of Houston. Mr. Cashion has been a Certified Public Accountant since 1979.

The address of each of the directors and executive officers of SDPI listed above is 1583 South 1700 East, Vernal, Utah 84078.

Prior SDPI Stock Purchases

Neither SDPI nor the Supporting Shareholders have purchased shares of SDPI Common Stock during the past two years.

DTI has not purchased shares of SDPI Common Stock during the past two years.

There have been no transactions in the last sixty (60) days in shares of SDPI Common Stock by SDPI, DTI, or any executive officer, director, associate, or majority-owned subsidiary of the foregoing or by any pension, profit-sharing or similar plan of the foregoing parties.

INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING OR ACQUIRING COMPANY

Directors and Executive Officers

Board of Directors

The following table provides summary information about each of DTI’s current directors:

Name	Age	Position
Curtis L. Crofford	51	Director
John D. “Jack” Furst	65	Director
Thomas O. Hicks	78	Chairperson of the Board
Eric C. Neuman	79	Director
Thomas M. “Roe” Patterson	49	Director
R. Wayne Prejean	62	Director, President, and Chief Executive Officer
C. Richard Vermillion	78	Director

Curtis L. Crofford. Mr. Crofford was appointed to the board of DTI in 2012, and is currently a Managing Director for Pennington Creek Capital, the private capital investing arm of the Chickasaw Nation with headquarters in Ada, Oklahoma. From 2005 until February 2024, he served as a managing director for Hicks Equity Partners, LLC, a private equity investment firm founded by Thomas O. Hicks. Prior to Hicks, Mr. Crofford served in positions at numerous investment banks, including Dresdner Kleinwort Wasserstein and Donaldson, Lufkin & Jenrette as well as BT Alex. Brown Inc. in New York and London. Mr. Crofford received a Bachelor of Arts from Vanderbilt University and a Master of Business Administration from Duke University.

John D. “Jack” Furst. Mr. Furst was appointed to the DTI board in 2012 and currently serves as the chair of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. He is also the founder of Oak Stream Investors, a private investment firm founded in 2008, which makes investments in real estate, oil and gas, fixed income securities and public and private equities. Mr. Furst joined HM Capital Partners LLC (“HM Capital Partners”), a private equity firm, in 1989, the year it was formed as Hicks, Muse, Tate & Furst, Inc. (“HM”). Until 2008, he was a partner at HM Capital Partners and was involved in all aspects of the firm’s business, including originating, structuring and monitoring its investments. Prior to joining HM Capital Partners, Mr. Furst served as a Vice President, and subsequently as a partner, of Hicks & Haas. Prior to that, Mr. Furst was a Merger and acquisitions and corporate finance specialist for The First Boston Corporation, an investment banking firm. Before joining First Boston, he was a Financial Consultant at PricewaterhouseCoopers (now PwC), a professional services firm. Mr. Furst received a Bachelor of Science with honors from the College of Business Administration at Arizona State University and a Master of Business Administration with honors from the Graduate School of Business at the University of Texas at Austin.

Thomas O. Hicks. Mr. Hicks has served as the Chairperson of the Board since 2012. He currently manages Hicks Holdings, LLC., a private equity firm. He is a co-founder of Hicks, Muse, Tate & Furst, an investment firm, and prior to that served as co-founder and co-chairman of Hicks & Haas, an investment firm. Mr. Hicks’ philanthropic endeavors include donating the land for the Tom Hicks Elementary School in Frisco, TX, donating a gymnasium to the St. Mark’s School of Texas in Dallas. He was appointed the co-chair of the Dallas Jewish Coalition for the Homeless “Vogel Alcove” project in 1996, and received the Henry Cohn Humanitarian Award from the Anti-Defamation League in 2000. Mr. Hicks has a Bachelor of Business Administration from the University of Texas at Austin and a Master of Business Administration from the University of Southern California.

Eric C. Neuman. Mr. Neuman has been a director of DTI since 2012 and currently serves as the Chairperson of the Compensation Committee and as a member of the Audit Committee. Since 2023, he has served as Senior Advisor to Great American Media Group, an exhibitor of video programming on various national and international pay television and streaming platforms. From 2005 until 2023, he served as a managing director and partner of Hicks Equity Partners, LLC, a private equity investment firm founded by Thomas O. Hicks. Prior to Hicks, he served as a partner and officer at Hicks, Muse, Tate & Furst, an investment firm. In addition to DTI, Mr. Neuman currently serves on the board of directors of DirecPath Newco., LLC and Crossings, LLC, and formerly served as a director of a number of public and private companies, including Hemisphere Media Group (NASDAQ:HMTV), a publicly traded company for which he also served as the Chairman of the Audit Committee for over nine years. Mr. Neuman received a Bachelor of Arts from the University of South Florida and a Master of Business Administration from Northwestern University.

Thomas M. “Roe” Patterson. Mr. Patterson was appointed to the DTI Board in 2023. From 2006 to 2020, Mr. Patterson worked for Basic in positions of increasing responsibility, including as a member of its board of directors from September 2013 until January 2020 and as its President and Chief Executive Officer, Senior Vice President and Chief Operating Officer, Senior Vice President, and as a Vice President. Prior to joining Basic, he was the founder and president of TMP Companies, Inc., a manufacturing and oilfield service company, and served as a contracts and sales manager at Patterson Drilling Company, the predecessor to Patterson-UTI, a drilling and pressure pumping services company, as well as an Engine Sales Manager at West Texas Caterpillar (now Warren Cat), an equipment dealership company. Mr. Patterson graduated with a Bachelor of Science from Texas Tech University.

R. Wayne Prejean. Mr. Prejean has served as the President and Chief Executive Officer and as a director of Drilling Tools International (formerly known as Directional Rentals) since 2013. With over 40 years of industry experience, Mr. Prejean began his career in 1979 working in field operations in the Gulf of Mexico. Prior to joining DTI, he was employed by numerous firms that specialized in directional drilling and medium radius horizontal drilling technology, including Scientific Drilling, BecField Horizontal, Drilling Measurements Inc, Drilex Services and Baker Hughes Inteq. Within these companies, he served in various roles in field operations, operations management, sales, and executive management responsible for domestic and international business locations. In 1999, Mr. Prejean founded Wildcat Services, a provider of specialty automatic drilling equipment for drilling rigs. In five years, the company grew from a local 50-rig supplier to over 500 systems deployed in 20 countries around the world – and was sold to National Oilwell Varco (now NOV, Inc.; NYSE: NOV) in 2004. In addition to founding Wildcat Services, he co-founded several other oilfield services companies that were focused on solids control, downhole tool development, MWD products, and precision metal cutting and machining.

C. Richard Vermillion. Mr. Vermillion was appointed as a director of DTI in 2016. He is the chair of our Nominating and Corporate Governance Committee and is a member of our Compensation Committee. He has served as the Chairman and CEO of MV Partners, Inc., a private investment vehicle, since 1996 and has invested in and served on the boards of several companies, including Gammaloy, L.P., an oilfield tool rental company; Seismic Energy Products, a rubber bearing manufacturer; and Fulcrum Analytics, a data analytics company. Additionally, Mr. Vermillion has served on the boards and audit committees of Varel Manufacturing, a drill bit manufacturer, and Triton Energy (NYSE: OIL), a public oil and gas exploration company. Prior to this, Mr. Vermillion was a managing director of Donaldson, Lufkin & Jenrette, an investment bank, and as Chairman and CEO of MBank Houston (formerly Bank One, now JP Morgan Chase & Co.), a financial institution. Mr. Vermillion received a Bachelor of Business Administration and a Master of Business Administration from the University of Texas at Austin, and is a graduate of the Harvard Advanced Management program.

Executive Officers

In addition to Mr. Prejean listed above, the following persons are the executive officers of DTI:

Name	Age	Position
David R. Johnson	59	Chief Financial Officer
Michael W. Domino, Jr.	49	President, Directional Tools Rentals Division

David R. Johnson. Mr. Johnson joined Drilling Tools International (formerly known as Directional Rentals) as its Chief Financial Officer in October 2013. Prior to joining DTI, Mr. Johnson served as the CFO of Sharewell Energy Services, a directional drilling company and as the Vice President of Finance and Administration for PathFinder Energy Services, Inc., an international oil field service company and wholly owned subsidiary of W-H Energy Services, Inc. Mr. Johnson has over three decades of experience in accounting and more than two decades of experience in oil and gas related industries. He is a member of the American Institute of Certified Public Accountants. Mr. Johnson has a Bachelor of Science from LeTourneau University as well as a Master of Business Administration from the University of Texas at Tyler.

Michael W. Domino, Jr. Mr. Domino joined Drilling Tools International (formerly known as Directional Rentals) in July 2009, and has served the President of the Directional Tool Rentals division since January 2022. He also served as the Executive Vice President of the Rental Tool division from April 2018 until January 2022 and as the Vice President of Business Development from July 2013 until April 2018. Prior to DTI, Mr. Domino worked in roles of increasing responsibility for Directional Rentals, Inc., the predecessor company to DTI, serving as its President from 2009 until 2013, and Stabil Drill Specialties, a drilling tool rental and services company, from 2000 until 2009. He has over three decades of experience in the oil and gas drilling and rental equipment industries. Mr. Domino has a Bachelor of Business Administration from University of Louisiana at Lafayette.

Executive Compensation

The following disclosure describes the material components of the compensation for DTI’s three most highly compensated executive officers, who are referred to in this section as “Named Executive Officers” or “NEOs,” for the fiscal year ended December 31, 2023. DTI is an “emerging growth company” as defined under the Jumpstart Our Business Startups (JOBS) Act. As such, DTI meets the disclosure requirements of Item 402 of Regulation S-K by providing the reduced disclosures required of a “smaller reporting company.”

Named Executive Officers

For the fiscal year ended December 31, 2023, DTI’s Named Executive Officers were as follows:

•	R. Wayne Prejean, President and Chief Executive Officer

•	David Johnson, Chief Financial Officer

•	Michael W. Domino, Jr. President, Directional Tool Rentals Division

Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by, or paid to each of our Named Executive Officers for all services rendered in all capacities during the years ended December 31, 2023 and 2022, respectively.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
R. Wayne Prejean(5) (President and Chief Executive Officer)	2023 2022	450,000 400,000	677,514 121,370	1,661,400 —	173,836 18,780	2,962,750 540,150
David Johnson (Chief Financial Officer)	2023 2022	296,000 252,000	351,370 121,140	— 79,000	176,927 21,812	824,297 473,952
Michael W. Domino, Jr. (President, Directional Tools Rentals Division)	2023 2022	278,000 252,000	330,809 121,450	— —	26,271 780	635,080 374,230

(1)	Amounts reported in this column represent the base salaries paid to the NEOs during 2023.

(2)	Amounts reported in this column represent a year-end cash bonus for 2023 (paid in March 2024), a cash safety award and an annual tenure-based cash service award paid to each NEO in 2023.
(3)

Amounts reported in this column represent (i) the aggregate incremental compensation cost of the accelerated vesting of Mr. Prejean’s performance-based options as of the closing of the business combination with ROC Energy Acquisition Corp. determined as of June 30, 2023 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, and (ii) the aggregate incremental fair value increase of the repricing of Mr. Johnson’s 2017 option grant, which was repriced on January 26, 2022, determined as of such repricing date in accordance with FASB ASC Topic 718. The exercise price was adjusted from $1.15 per share to $0.85 per share (prior to giving effect to the conversion) to align Mr. Johnson’s incentives with those of our other senior management. DTI did not grant any options to our NEOs in 2023.

(4)

Amounts reported in this column for 2023 represent a $150,000 transaction bonus granted to Messrs. Prejean and Johnson in connection with the business combination with ROC Energy Acquisition Corp.; an employment contract allowance (Messrs. Prejean and Johnson only); expenses related to the personal use of company vehicles; DTI matching contributions to the NEOs’ 401k plan retirement accounts; DTI paid life insurance premiums for Mr. Domino; and DTI payments related to the DTI-provided long-term disability benefit provided for certain management-level employees, including the NEOs.

(5)	Mr. Prejean is also a member of our board of directors but does not receive any additional compensation in his capacity as a director.

Narrative Disclosure to the Summary Compensation Table

Base Salary

Each Named Executive Officer receives a base salary to compensate him for the satisfactory performance of services rendered to DTI. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Base salaries for Named Executive Officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent and were originally established in the employment agreements. As of December 31, 2023, the Named Executive Officers’ base salaries were as follows: (i) Mr. Prejean, $600,000, (ii) Mr. Johnson, $392,000, and (iii) Mr. Domino, $320,000, with the increase to these amounts from prior amounts becoming effective as of October 1, 2023.

Annual Cash Bonuses

In addition to base salary, each Named Executive Officer is also eligible to receive an annual cash bonus for the performance of each NEO’s duties, subject to the DTI Compensation Committee’s discretion. For 2023, Messrs. Prejean, Johnson and Domino each received an annual cash bonus in the following amounts as approved by the Compensation Committee: $675,000 to Mr. Prejean, $350,000 to Mr. Johnson and $328,000 to Mr. Domino. Additionally, each NEO is eligible to participate in our internal safety award program, pursuant to which each NEO earned a safety bonus of $250 during 2023 and is also eligible to participate in our tenure-based award program, pursuant to which Mr. Prejean, Mr. Johnson and Mr. Domino received an annual tenure-based service award equal to $1,240, $1,120 and $1,440, respectively, for 2023.

Transaction Bonuses

On October 6, 2023, Messrs. Prejean and Johnson each received a transaction bonus in the amount of $150,000 in recognition for their efforts in connection with the negotiation and successful completion of the business combination with ROC Energy Acquisition Corp.

Employment Agreements

The below summarizes the material terms of each NEO’s employment agreement in effect as of December 31, 2023.

R. Wayne Prejean

On September 1, 2013, DTI entered into an initial employment agreement with Mr. Prejean pursuant to which he serves as Chief Executive Officer. Mr. Prejean’s employment with us renews in successive one-year periods, unless either we or Mr. Prejean give written notice to the other party of its intent not to renew the employment agreement at least 60 days prior to the end of the ongoing term. Mr. Prejean is entitled to an annual base salary of $600,000 (which became effective as of October 1, 2023) and is eligible to receive an annual bonus as well as stock options, restricted stock awards or other equity compensation pursuant to the policies and plans adopted from time to time by the DTI Board in its sole discretion.

If Mr. Prejean’s employment is terminated for cause, due to his death, voluntary resignation or because he chooses not to renew his employment, the agreement provides that Mr. Prejean will be paid (i) the accrued and unpaid portion of his base salary through the date of the termination of employment, (ii) any accrued but unused vacation days for the calendar year in which the termination of employment occurs and (iii) any reimbursement for business travel and other expenses to which Mr. Prejean is entitled (collectively, the “Prejean Accrued Amounts”). If Mr. Prejean’s employment is terminated due to his death, his to agreement also provides for (i) payment of an amount equal to 50% of his base salary, prorated based on the time of year the employment is terminated (the “Prorated Bonus”), (ii) accelerated vesting of any outstanding unvested equity awards that vest solely upon a change in control, and (iii) retention of any vested equity awards in that are vested as of the date of such termination, subject to applicable repurchase provisions. If Mr. Prejean’s employment is terminated for cause or due to his voluntary resignation or his nonrenewal of his employment, Mr. Prejean will forfeit any unvested equity awards and retain any vested equity awards subject to applicable repurchase provisions. If Mr. Prejean’s employment is terminated by us without cause, terminated by us because we choose not to renew his employment, terminated by Mr. Prejean for good reason or terminated due to a disability of Mr. Prejean, the agreement provides that Mr. Prejean will be entitled to (a)(i) payment of the Prejean Accrued Amounts and (ii) the Prorated Bonus, (b) for a period of 15 months following the date of the termination, beginning in the first month following the termination of employment, an amount each month equal to 150% of his base salary in effect immediately before the termination of employment divided by 12, (c) employer-paid premiums for his health insurance for 15 months following the date of termination, pay the premium for Mr. Prejean’s health insurance under the same group health insurance policies that are provided to our employees, subject to the terms of and to the extent permitted by our group health insurance policies, the standard terms of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and Mr. Prejean making appropriate elections to participate in such coverage, and (d) accelerated vesting of his unvested equity awards other than those that vest solely upon a change in control (except in the event of termination due to our non-renewal of his employment) and to retain any vested equity awards subject to applicable repurchase provisions.

David R. Johnson

On November 27, 2017, DTI entered into an initial employment agreement with Mr. Johnson pursuant to which he serves as DTI’s Chief Financial Officer. Mr. Johnson’s employment with us renews in successive one-year periods, unless either we or Mr. Johnson give written notice to the other party of its intent not to renew the employment agreement at least 60 days prior to the end of the ongoing term. Mr. Johnson is entitled to an annual base salary of $392,000 (which became effective as of October 1, 2023) and is eligible to receive an annual bonus as well as stock options, restricted stock awards or other equity compensation pursuant to the policies and plans adopted from time to time by the DTI Board in its sole discretion.

If Mr. Johnson’s employment is terminated for cause, due to his death, voluntary resignation or because he chooses not to renew his employment, the agreement provides that Mr. Johnson will be paid (i) the accrued and unpaid portion of his base salary through the date of the termination of employment, (ii) any accrued but unused vacation days for the calendar year in which the termination of employment occurs and (iii) any reimbursement for business travel and other expenses to which Mr. Johnson is entitled (collectively the “Johnson Accrued Amounts”). If Mr. Johnson’s employment is terminated due to his death, his agreement also provides for

(i) immediate vesting in any outstanding unvested equity awards and (ii) retention of any vested equity awards that are vested as of the date of such termination subject to applicable repurchase provisions. If Mr. Johnson’s employment is terminated for cause or due to his voluntary resignation or his nonrenewal of his employment, Mr. Johnson will forfeit any unvested equity awards and retain any vested equity awards subject to applicable repurchase provisions. If Mr. Johnson’s employment is terminated by us without cause, terminated by us because we choose not to renew his employment, terminated by Mr. Johnson for good reason or terminated due to a disability of Mr. Johnson, the agreement provides that Mr. Johnson will be entitled to (a)(i) payment of the Johnson Accrued Amounts and (ii) an amount equal to 50% of his base salary, prorated based on the time of year the employment is terminated, (b) for a period of 15 months following the date of the termination, beginning in the first month following the termination of employment, payment of an amount each month equal to 150% of his base salary in effect immediately before the termination of employment divided by 12, (c) employer-paid premiums for his health insurance for 15 months following the date of termination, under the same group health insurance policies that are provided to our employees, subject to the terms of and to the extent permitted by our group health insurance policies, the standard terms of COBRA and Mr. Johnson making appropriate elections to participate in such coverage, and (d) accelerated vesting of his unvested equity awards (except in the event of termination due to our non-renewal of his employment) and to retain any vested equity awards subject to applicable repurchase provisions.

Michael W. Domino, Jr.

On April 1, 2017, DTI entered into an initial employment agreement with Mr. Domino pursuant to which he serves as President, DTR Division. Mr. Domino’s employment with us renews in successive one-year periods, unless either we or Mr. Domino give written notice to the other party of its intent not to renew the employment agreement at least 60 days prior to the end of the ongoing term. Mr. Domino is entitled to an annual base salary of $320,000 (which became effective as of October 1, 2023) and is eligible to receive an annual bonus as well as stock options, restricted stock awards or other equity compensation pursuant to the policies and plans adopted from time to time by the DTI Board in its sole discretion.

If Mr. Domino’s employment is terminated for cause, due to his death, voluntary resignation or because he chooses not to renew his employment, the agreement provides that Mr. Domino will be paid (i) the accrued and unpaid portion of his base salary through the date of the termination of employment, (ii) any accrued but unused vacation days for the calendar year in which the termination of employment occurs and (iii) any reimbursement for business travel and other expenses to which Mr. Domino is entitled (collectively, the “Domino Accrued Amounts”). If Mr. Domino’s employment is terminated due to his death, his agreement also provides for (i) immediate vesting in any outstanding unvested equity awards and (ii) retention of any vested equity awards that are vested as of the date of such termination subject to applicable repurchase provisions. If Mr. Domino’s employment is terminated for cause or due to his voluntary resignation or his nonrenewal of his employment, Mr. Johnson will forfeit any unvested equity awards and retain any vested equity awards subject to applicable repurchase provisions. If Mr. Domino’s employment is terminated by us without cause, terminated by us because we choose not to renew his employment, terminated by Mr. Domino for good reason or terminated due to a disability of Mr. Domino, the agreement provides that Mr. Domino will be entitled to (a)(i) payment of the Domino Accrued Amounts and (ii) payment of an amount equal to 50% of his base salary, prorated based on the time of year the employment is terminated, and (b) for a period of 15 months following the date of the termination, beginning in the first month following the termination of employment, payment of an amount each month equal to 150% of his base salary in effect immediately before the termination of employment divided by 12, (c) employer-paid premiums for his health insurance for 15 months following the date of termination, pay the premium for Mr. Domino’s health insurance under the same group health insurance policies that are provided to our employees, subject to the terms of and to the extent permitted by our group health insurance policies, the standard terms of COBRA and Mr. Domino making appropriate elections to participate in such coverage, and (d) accelerated vesting of his unvested equity awards (except in the event of termination due to our non-renewal of his employment) and to retain any vested equity awards subject to applicable repurchase provisions.

Under each NEO’s employment agreement, severance payments are contingent upon the NEO’s execution and non-revocation of a general release of claims in our favor. In addition, each NEO is bound by certain confidentiality and restrictive covenants pursuant to their arrangements.

On March 11, 2024, the Company entered into amended and restated employment agreements with each of its NEOs to memorialize base salary increases to amounts not less than $600,000 for Mr. Prejean, $392,000 for Mr. Johnson and $320,000 for Mr. Domino, provide for the establishment of annual target bonuses of 100% of base salary for Messrs. Prejean and Johnson and 75% for Mr. Domino, and update the employment term, reporting structure, severance benefits (including enhanced change in control severance benefits), and applicable miscellaneous provisions to each agreement.

2023 Omnibus Incentive Plan

DTI established the Drilling Tools International Corporation 2023 Omnibus Incentive Plan (the “Omnibus Plan) in connection with the closing of the Merger in 2023. The purposes of the Omnibus Plan are to: (i) encourage our profitability and growth through short-term and long-term incentives that are consistent with our objectives; (ii) give participants an incentive for excellence in individual performance; (iii) promote teamwork among participants; and (iv) give us a significant advantage in attracting and retaining key employees, directors and consultants. The Omnibus Plan provides for the grant of such incentives in the form of the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards.

Long-Term Equity Incentive Awards

Pre-Business Combination Grants

Historically, the predecessor entity made share option awards to the Named Executive Officers pursuant to the Directional Rentals Holdings, Inc. 2012 Nonqualified Stock Option Plan, as amended (the “Prior Stock Plan”). Such share option awards were subject to time-based vesting or performance-based vesting conditions. Our NEOs did not receive grants of long-term equity incentive awards pursuant to the Prior Stock Plan in 2022 or 2023, or under the Omnibus Plan in 2023.

Pursuant to the merger agreement, as amended, the Company assumed each NEO’s outstanding options under the Prior Stock Plan as of the closing of the business combination with ROC Energy Acquisition Corp., and each such option was converted into an option under the Omnibus Plan to purchase shares of Common Stock with substantially the same terms as provided for under the Prior Stock Plan. The Prior Stock Plan was terminated in connection with the closing of the Merger. For more details, see the “Outstanding Equity Awards at 2023 Fiscal Year End” table below.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding equity awards held as of December 31, 2023.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
R. Wayne Prejean	April 1, 2017	1,201,872	—	3.72	April 1, 2027
David Johnson	November 27, 2017	132,375	—	3.72	November 27, 2027
Michael W. Domino, Jr.	April 1, 2017	370,264	—	3.72	April 1, 2027

(1)	Represents fully-vested option awards granted under the Prior Stock Plan and assumed under the Omnibus Plan upon the closing of the Merger.

Additional Narrative Disclosure

Employee Benefits

In addition to any individual benefits set forth in each NEO’s employment agreement (as described above), the NEOs are generally eligible to participate in our employee health and welfare, retirement and other employee benefit programs on the same basis as other similarly situated employees, subject to applicable law. DTI maintains a qualified 401(k) plan which allows participants, including the NEOs, to defer cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. DTI may make discretionary matching contributions to the plan equal to 150% of a participant’s first 3% of elective deferrals, up to $2,000, and discretionary profit-sharing contributions. Participants are always 100% vested in their contributions to the plan and vest in any matching and profit-sharing contributions over six years. In addition, the Company provides certain other perquisites to certain of the Named Executive Officers, including an employment contract allowance for Messrs. Prejean and Johnson and payment of life insurance premiums for Mr. Domino, as well as, for all NEOs, payment of expenses related to the personal use of company vehicles and Company payments related to a DTI-provided long-term disability benefit for certain management-level employees, including the NEOs.

Potential Payments Upon Termination or Change in Control

As of December 31, 2023, each NEO was eligible to receive severance benefits upon certain terminations of employment.

In accordance with the terms of each NEO’s respective employment agreement as of December 31, 2023, upon a voluntary resignation, termination for cause, or the NEO’s non-renewal of his employment agreement, the NEO would forfeit all unvested stock options, restrictive stock or restricted stock units, and other equity-based awards (the “Equity Awards”) granted by the Company and be entitled to retain any vested Equity Awards, subject, in each case, to the Company’s repurchase right. Upon a termination due to death, the NEO would become immediately vested in all unvested Equity Awards and retain any vested Equity Awards that were previously vested as of the date of such termination, subject to the Company’s repurchase right. Upon a termination without cause, for good reason or due to the NEO’s disability, the NEO would become immediately vested in any outstanding unvested Equity Awards and retain any vested Equity Awards that were previously vested as of the date of such termination, subject, in each case, to the Company’s repurchase right.

Indemnification Agreements

The DTI Charter provides that our directors and officers will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. No director or officer of DTI has any personal liability to DTI or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. The DTI Bylaws also permit us to purchase and maintain insurance on behalf of any officer, director, employee or agent of us for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

Rule 10b5-1 Sales Plans

In 2024, certain of DTI’s directors and executive officers are expected to adopt written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell a pre-determined number of shares of our Common Stock on a periodic basis when pre-determined conditions in the plan are met. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

In 2023, there were no 10b5-1 trading plans adopted by our directors and executive officers, however, in 2024, we expect that (1) DTI directors and executive officers will establish 10b5-1 trading plans and (2) DTI will implement extensive guidelines that govern the use of 10b5-1 trading plans. Such plans will comply with the SEC’s amended 10b5-1 rules, including, for DTI’s directors and executive officers, the timing of entry or modification of a plan, the price at which shares will be traded, a “cooling off” period after the plan is entered into during which no trades can take place, minimum and maximum terms, restrictions on the number of plans an individual can maintain, a prohibition on trading outside of a plan, and pre-approval of plans (and any modification of plans) by the Corporate Secretary.

Director Compensation

The following table contains information pertaining to the compensation of DTI’s non-employee directors for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)(2)	Total ($)
Curtis L. Crofford(3)	0		0
John D. Furst	60,000		60,000
Thomas O. Hicks(3)	0		0
Eric C. Neuman	45,000		49,914
C. Richard Vermillion(4)	65,000	4,498	69,498
Thomas M. Patterson	15,000	1,003	16,003

(1)	Represents non-employee director fees paid in 2022.
(2)	Represents expenses reimbursed in 2023.
(3)	Messrs. Crofford and Hicks did not receive fees for their services as non-employee directors in 2023.
(4)	Mr. Vermillion’s director fees are paid through MV Partners.

Director Compensation Program

Following the closing of the business combination with ROC Energy Acquisition Corp., DTI adopted a non-employee director compensation program, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors. Directors who are also employees receive no fees for their services as directors. Independent directors are reimbursed for their meeting attendance expenses and receive the following compensation for their service as directors:

•	A per meeting fee of $15,000 for in-person meetings;

•	A per meeting fee of $5,000 for virtual meetings;

•

An annual cash retainer of $25,000 for the chair of the Audit Committee, $20,000 for the chair of the Compensation Committee and $20,000 for the chair of the Nominating and Corporate Governance Committee;

•

An annual cash retainer of $20,000 for other members of the Audit Committee, $15,000 for other members of the Compensation Committee, and $15,000 for other members of the Nominating and Corporate Governance Committee; and

•	An annual equity grant with a value of $75,000 that vests one year from the date of grant and is issued the day prior to each Annual Meeting of Stockholders.

Equity Compensation Plan Information

The following table presents information as of December 31, 2023 with respect to compensation plans under which shares of DTI Common Stock may be issued.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights (#)	(b) Weighted-average exercise price of outstanding options, warrants, and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(1)
Equity compensation plans approved by security holders(2)	—	—	2,976,854
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	2,976,854

(1)	Column (c) includes 2,976,854 shares remaining available for issuance under the Drilling Tools International Corporation 2023 Omnibus Incentive Plan.
(2)

Amounts disclosed do not include outstanding stock options to acquire 2,361,722 shares of DTI Common Stock relating to option awards assumed as part of the business combination with ROC Energy Acquisition Corp. with a weighted average exercise price of $4.02.

Corporate Governance Guidelines

DTI is strongly committed to good corporate governance practices. These practices provide an important framework within which the DTI Board and management can pursue its strategic objectives for the benefit of its stockholders.

The DTI Board has adopted Corporate Governance Guidelines, which provide the framework for DTI’s corporate governance along with the DTI Charter, DTI Bylaws, committee charters and other key governance practices and policies. The Corporate Governance Guidelines cover a wide range of subjects, including the conduct of Board meetings, independence and selection of directors, DTI Board membership criteria, and DTI Board committee composition. The full text of the Corporate Governance Guidelines is posted on DTI’s website at https://investors.drillingtools.com/corporate-governance/governance-overview.

Board Leadership Structure

The DTI Board’s fundamental responsibility is to promote the best interests of DTI and its stockholders by overseeing the management of DTI’s business and affairs. Directors must exercise their business judgment and act in what they reasonably believe to be the best interests of DTI and its stockholders. DTI’s business is conducted by its employees, managers and officers, under the direction of the Chief Executive Officer (“CEO”) and the oversight of the DTI Board. The DTI Board is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. Directors must fulfill their responsibilities consistent with their fiduciary duties to stockholders and in compliance with applicable laws and regulations.

Under DTI’s Corporate Governance Guidelines, in addition to the duties set forth in the DTI Bylaws or as otherwise prescribed by the DTI Board from time to time, the duties of the Chairperson include presiding when present at all meetings of the stockholders and the DTI Board. The Chairperson of the DTI Board shall have general supervision and control of the acquisition activities of DTI subject to the ultimate authority of the DTI Board, and shall be responsible for the execution of the policies of the Board with respect to such matters that may include:

•	presiding at, and chairing, DTI Board meetings and meetings of stockholders;

•

consulting with the CEO (if held by a different individual), other executive officers, the chairs of applicable committees of the DTI Board and the Secretary to the DTI Board to establish agendas for each DTI Board meeting;

•	calling DTI Board meetings;

•	leading the DTI Board in discussions concerning the CEO’s performance and CEO succession, if such position is held by an individual other than the CEO;

•	approving meeting schedules for the DTI Board;

•	approving information sent to the DTI Board;

•	serving as a liaison for stockholders who request direct communications with the DTI Board; and

•	performing such other duties and exercising such other powers, as the DTI Board shall from time to time delegate.

The DTI Board has concluded that its current leadership structure is appropriate at this time. However, the DTI Board will continue to periodically review its leadership structure and may make such changes in the future as it deems appropriate.

Stockholder and Interested Party Communications with the DTI Board

Stockholders and interested parties who wish to communicate with the DTI Board, non-management members of the DTI Board as a group, a committee of the DTI Board or a specific member of the DTI Board (including its chairperson or lead independent director, if any) may do so by letters addressed to the attention of DTI’s Corporate Secretary.

All communications are reviewed by the Corporate Secretary and such communications may be summarized prior to forwarding to the members of the DTI Board as appropriate. The DTI Corporate Secretary will not forward communications that are not relevant to the duties and responsibilities of the DTI Board. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of the DTI Board will not be provided to directors.

Any DTI stockholder or other interested party who wishes to communicate with the DTI Board or any individual director may send written communications to the DTI Board or such director c/o Drilling Tools International Corporation, 3701 Briarpark Drive, Suite 150, Houston, TX 77042, Attention: Chairperson of the Board. The DTI Board will generally respond, or cause DTI to respond, in writing to bona fide communications from stockholders addressed to one or more members of the Board. Please note that requests for investor relations materials should be sent to InvestorRelations@drillingtools.com.

Code of Business Conduct and Ethics

DTI has a Code of Business Conduct and Ethics that applies to all of its employees, officers, and directors. This includes DTI’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The purpose of the Code of Business Conduct and Ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us; and to promote compliance with all applicable rules and regulations that apply to us and our officers. DTI intends to disclose on its website any future amendments of the Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or DTI’s directors from provisions in the Code of Business Conduct and Ethics. The full text of the Code of Business Conduct and Ethics is posted on our website at https://investors.drillingtools.com/corporate-governance/governance-overview.

Corporate Responsibility and Sustainability

DTI believes that corporate social responsibility (CSR) initiatives are important to its business and to creating sustainable value for our stockholders and wider stakeholder group. The DTI Board and management are committed to these initiatives and believe these efforts will benefit DTI’s employees, partners, and the communities in which DTI operates.

Social and Ethical Practices

DTI is committed to improving diversity and inclusion in the workplace by creating a values-driven culture, investing in DTI’s employees’ career growth through competitive pay and benefits and development and training, and prioritizing safety. Social and Ethical CSR highlights include:

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Diversity and Inclusion. DTI is committed to creating and maintaining a workplace free from discrimination or harassment on the basis of color, race, sex, national origin, ethnicity, religion, age, disability, sexual orientation, gender identification or expression or any other status protected by applicable law. DTI’s management team and employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace. All of DTI’s employees must adhere to a code of conduct that sets standards for appropriate behavior and are required to attend biennial training to help prevent, identify, report and stop any type of discrimination and harassment. All recruitment, hiring, development, training, compensation and advancement at our company is based on qualifications, performance, skills and experience without regard to gender, race and ethnicity.

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Competitive Pay and Benefits. DTI is committed to providing comprehensive and competitive pay and benefits to its employees. DTI’s total rewards for employees include a variety of components that aim to support sustainable employment and the ability to build a strong financial future. DTI monitors its compensation programs closely and provide what DTI considers to be a very competitive mix of compensation, insurance and wellness benefits for all our employees, including participation in our company paid short term disability and company paid life insurance programs. To attract qualified applicants, DTI offers a total rewards package consisting of base salary and rewarding bonus program, a comprehensive benefits package, and a time off policy that includes vacation, paid time off, paid jury duty, statutory paid holidays and floating holidays for all full-time employees. All non-executive employees are eligible for our Safe, Inspired, Productive incentive program (“SIP”), which pays quarterly bonuses to each employee based on their personal performance, district and company financial performance and attainment of district-based safety goals. In addition, all employees are eligible for an annual service award based on tenure and anniversary bonuses for five, 10, 15 and 20 years of service.

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Employee Development and Training. DTI focuses on attracting, retaining and cultivating talented individuals. DTI emphasizes employee development and training by providing access to a wide range of online and instructor-led development and continual learning programs. Continuing education is an ever-expanding part of DTI’s foundation by providing weekly safety talks, annual safety and quality training, and quarterly soft skill training for all employees. Employees are encouraged to attend scientific, clinical and technological meetings and conferences and have access to broad resources they need to be successful. In 2022, DTI established their Leadership University Training Program to enhance the skillset of DTI’s management staff. Graduates of the 15-month program are awarded with a training bonus as well.

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Safety. Keeping DTI’s workforce safe and healthy is a key priority, and management is committed to ensuring DTI’s employees return home safely after each shift. In 2018, DTI implemented “Safety Now,” a rigorous safety program that is part of DTI’s SIP. SIP has helped reduce our total recordable incident rate (TRIR) from 2.3 in 2018 to 1.23 in 2023 and our experience modified rate (EMR) from .89 in 2018 to .79 in 2023, which is significantly better than the industry average. All employees are eligible for an annual behavior-based safety award.

Risk Oversight

The DTI Board oversees the risk management activities designed and implemented by management. The Board executes its oversight responsibility both directly and through its committees. The DTI Board also considers specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. DTI’s management, including its executive officers, is primarily responsible for managing the risks associated with the operation and business of DTI and provides appropriate updates to the DTI Board and the DTI Audit Committee. The DTI Board has delegated to the DTI Audit Committee oversight of its risk management process, and its other committees also consider risk as they perform their respective committee responsibilities.

Cybersecurity Risk Oversight

Securing the information of DTI’s clients, employees, and third parties is important to DTI. DTI has adopted physical, technological, and administrative controls on data security, and have a policy for data incident detection, containment, response, and remediation. While everyone at DTI plays a part in managing these risks, oversight responsibility is shared by the DTI Board, the DTI Audit Committee, and management.

DTI’s cybersecurity Risk Management Policy governs the life cycle in which cybersecurity risks, including:

•

Risk Identification: DTI identifies cybersecurity risks through various initiatives performed, including, annual cybersecurity assessments, penetration tests, Incident Response tabletop exercises, vulnerability scans, and cybersecurity reviews of critical third-party vendor engagements. Additionally, risks may be manually identified through employees’ reports and escalations.

•	Risk Evaluation: Identified issues, vulnerabilities, and exposures are captured within the Company’s Risk Register.

•

Risk Evaluation and Treatment: The Information Risk Register is updated periodically to reflect all identified risks, and the most up to date treatment option selected by the Risk Owners, including, Mitigation, Acceptance, Avoidance and Transfer. Risk Impact is calculated while considering several impact pillars, which include, Financial Impact, Operational Impact, Regulatory Impact, Reputational Impact, Geographical Impact, and Cyber/Technology Impact.

•

Risk Reporting and Ongoing Management: Risks are shared as part of a monthly Cybersecurity Governance Forum, that’s attended by leadership. Risk Mitigations are tracked to completion through various project updates. Mitigations include the involvement of people, processes, and technologies to support the Risk Management life cycle end to end.

Since the process was established in 2023, key critical vendors who may have material impact on DTI’s confidentiality, integrity or availability of data were prioritized and reviews were completed. The review of other relevant third-party vendors upon onboarding began in January 2024. The cybersecurity dashboard with roadmap progress is shared with the entire board of directors during each board meeting. The dashboard includes overview of actions completed and any topics that need board awareness/sponsorship such as approval of budgets which include cyber security project initiatives. An in-depth update regarding cyber security is discussed during quarterly meetings with the DTI Audit Committee. The DTI Audit Committee is ultimately responsible for overseeing management’s execution of DTI’s cybersecurity risk management program.

DTI Compensation Committee Interlocks and Insider Participation

None of the members of the DTI Compensation Committee is currently, or has been at any time, one of DTI’s officers or employees. None of the members of the compensation committee in 2023 was at any time during 2023 or at any other time an officer or employee of ours or any of our subsidiaries, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During 2023, none of DTI’s executive officers except Mr. Prejean served as a member of our board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on the DTI Board or DTI Compensation Committee.

Board Attendance at Annual Stockholders’ Meeting

DTI’s policy is to invite and encourage each member of the DTI Board to be present at DTI’s annual meetings of stockholders. The 2024 annual meeting will be DTI’s first annual meeting of stockholders after the business combination with ROC Energy Acquisition Corp.

Prohibition on Hedging and Pledging of DTI Securities; Insider Trading Policy

DTI has adopted an insider trading policy which provides procedures governing the purchase, sale, and other dispositions of its securities by directors, officers, and employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. The insider trading policy is available on DTI’s website at https://investors.drillingtools.com/corporate-governance/governance-overview. The information in or accessible through DTI’s website is not incorporated into, and is not considered part of, this proxy statement. As part of DTI’s insider trading policy, all Company directors, officers, employees, independent contractors and consultants are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging DTI securities as collateral for a loan, trading in derivative securities, including buying or selling puts or calls on our securities, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving DTI securities.

DTI Stock Ownership Guidelines

The DTI Board believes that, in order to more closely align the interests of directors with the interests of DTI’s other stockholders, DTI’s directors should maintain a minimum level of equity interests in DTI’s Common Stock. Accordingly, DTI has stock ownership guidelines requiring ownership of shares with a value equal to at least five times the annual cash received from meeting attendance fees for independent directors. Under the stock ownership guidelines, covered directors must achieve the required level of ownership by the later of (i) the five-year anniversary of the adoption of the guidelines and (ii) the five-year anniversary of becoming a director, respectively. As of the record date, each of DTI’s covered directors was either in compliance with the guidelines or within the five-year phase-in period.

Management Succession Planning

As part of the annual executive officer evaluation process, the DTI Compensation Committee works with the CEO to plan for the succession of the CEO and other senior executive officers, as well as to develop plans for interim or emergency succession for the CEO and other senior executive officers in the event of retirement or an unexpected occurrence. The succession plan includes, among other things, an assessment of the experience, performance and skills for possible successors to the CEO.

The DTI Compensation Committee conducts a review at least annually of the succession plan and the current performance of the CEO. The DTI Compensation Committee establishes the evaluation process and determines the criteria by which the CEO is evaluated. The results of this review are communicated to the CEO.

Board Succession Planning

As part of the annual Board evaluation process, the DTI Nominating and Corporate Governance Committee works with the DTI Board to plan for the succession of the members of the DTI Board and each of its committees, as well as to develop plans for interim or emergency succession for the DTI Board and committee members in the event of retirement or an unexpected occurrence. The succession plan includes, among other things, an assessment of the experience, performance and skills for possible successors to the DTI Board and committee members. The DTI Board reviews its succession plan at least annually.

Annual DTI Board, Committee, and Individual Director Evaluation

The DTI Board evaluates its performance and the performance of its committees on an annual basis through an evaluation process administered by the DTI Nominating and Corporate Governance Committee to determine whether it and its committees are functioning effectively and how to improve their effectiveness. Each committee of the DTI Board shall also evaluate its performance on an annual basis and report the results to the DTI Board, acting through the DTI Nominating and Corporate Governance Committee. Each committee’s evaluation must compare the performance of the committee with the requirements of its written charter.

Director Independence

DTI adheres to the rules of Nasdaq in determining whether a director is independent. The DTI Board has consulted, and will consult on an ongoing basis, with its counsel to ensure that the DTI Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the DTI Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

The DTI Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the DTI Board determined that each of our directors other than Messrs. R. Wayne Prejean, Curtis L. Crofford, and Thomas O. Hicks are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, the DTI Board reviewed and discussed information provided by the directors and by DTI with regard to each director’s business and personal activities and relationships as they may relate to DTI and DTI’s management, including the beneficial ownership of the DTI Common Stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

DTI Board and Committees of the DTI Board

DTI Board Meetings and Committees

The DTI Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During fiscal 2023, the DTI Board held four meetings. Each member of our board of directors attended at least 75% of the aggregate of all meetings of our board of directors and of all meetings of committees of the DTI Board on which such member served that were held during the period in which such director served.

DTI Audit Committee

DTI’s Audit Committee currently consists of John D. “Jack” Furst, Eric C. Neuman, and Thomas M. “Roe” Patterson, each of whom is “independent” as such term is defined for audit committee members under the rules of the SEC and the listing standards of Nasdaq. Mr. Furst is the chair of the Audit Committee. The Board has determined that Mr. Furst qualifies as an “audit committee financial expert” as defined under the rules of the SEC.

As more fully described in its charter, the primary responsibilities of the Audit Committee include:

•	to appoint the independent registered public accounting firm and oversee the relationship, and approve the audit and non-audit services to be performed by the independent registered accounting firm;

•	to review DTI’s quarterly and annual financial statements with management and the independent registered public accounting firm;

•	to review DTI’s financial reporting processes and internal controls;

•	to review and approve all transactions between DTI and related parties; and

•

to discuss the policies with respect to risk assessment and risk management, information technology and cybersecurity risks, and other major litigation and financial risk exposures, and the steps management has taken to monitor and control such exposures.

The Audit Committee held four meetings during fiscal 2023. The Audit Committee has adopted a written charter approved by the Board, which is available on DTI’s website at https://investors.drillingtools.com/corporate-governance/governance-overview.

DTI Compensation Committee

DTI’s Compensation Committee is currently comprised of Eric C. Neuman and C. Richard Vermillion, each of whom is “independent” as such term is defined for compensation committee members under the rules of the SEC, the listing standards of Nasdaq and applicable rules of the Internal Revenue Code of 1986, as amended. Mr. Neuman is the chair of the Compensation Committee.

As more fully described in its charter, the primary responsibilities of the DTI Compensation Committee include:

•

to review and approve the corporate goals and objectives relevant to CEO compensation, evaluate at least annually the CEO’s performance in light of those goals and objectives and make recommendations to the Board with respect to the CEO’s compensation, including salary, bonus, fees, benefits, incentive awards and perquisites, based on this evaluation;

•	to recommend to the DTI Board the compensation of the named executive officers other than the CEO;

•	to recommend to the Board the adoption, material modification or termination of DTI’s compensation plans, including incentive compensation and equity-based plans, policies and programs;

•	to recommend to the DTI Board appropriate compensation for DTI’s non-employee directors, including compensation and expense reimbursement policies for attendance at DTI Board and committee meetings;

•

to consider whether risks arising from DTI’s compensation plans, policies and programs for its employees are reasonably likely to have a material adverse effect on DTI, including whether DTI’s incentive compensation plans encourage excessive or inappropriate risk taking; and

•	to determine stock ownership guidelines for directors and monitor compliance with such guidelines.

The DTI Compensation Committee held one meeting during fiscal 2023. The DTI Compensation Committee has adopted a written charter approved by the Board, which is available on DTI’s website at https://investors.drillingtools.com/corporate-governance/governance-overview.

DTI Nominating and Corporate Governance Committee

DTI’s Nominating and Corporate Governance Committee is currently comprised of Mr. Furst and C. Richard Vermillion, each of whom is “independent” under the rules of the SEC and the listing standards of Nasdaq. Mr. Vermillion is the chair of the DTI Nominating and Corporate Governance Committee.

As more fully described in its charter, the primary responsibilities of the DTI Nominating and Corporate Governance Committee include:

•	to assist the DTI Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the DTI Board;

•	to make recommendations to the DTI Board regarding its size, membership and leadership, as well as committee membership and structure;

•	to develop and recommend to the DTI Board a set of corporate governance guidelines applicable to DTI and to monitor compliance with such guidelines;

•

to oversee the annual self-evaluation process to determine whether the DTI Board and its committees and individual directors are functioning effectively and to report the results of the self-evaluation process to the DTI Board; and

•	to oversee DTI’s environmental, sustainability and governance efforts and progress.

The DTI Nominating and Corporate Governance Committee held one meeting during fiscal 2023. The DTI Nominating and Corporate Governance Committee has adopted a written charter approved by the DTI Board, which is available on DTI’s website at https://investors.drillingtools.com/corporate-governance/governance-overview.

Nominations Process and Director Qualifications

Nomination to the DTI Board

Candidates for nomination to the DTI Board are selected by the DTI Board based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, the DTI Charter and DTI Bylaws, DTI’s Corporate Governance Guidelines and the criteria approved by the DTI Board regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of our board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to our board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the DTI Nominating and Corporate Governance Committee and the DTI Board to determine that the person should serve as DTI director.

Director Qualifications; Diversity

With the goal of developing a diverse, experienced and highly qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of the DTI Board, including any specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the DTI Board and any specific qualities or skills that the committee believes are necessary for one or more of the members of the DTI Board to possess. DTI values diversity on a company-wide basis and seek to achieve a mix of members to our board of directors that represent a diversity of background and experience, including with respect to age, gender, race, ethnicity, and occupation. Although the DTI Board does not establish specific goals with respect to diversity, the board of directors’ overall diversity is a significant consideration in the director nomination process.

Because the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal and regulatory rules and the Nasdaq listing requirements and the provisions of the DTI Charter, DTI Bylaws, DTI Corporate Governance Guidelines, and charters of the committees of the DTI Board. In addition, neither the DTI Board nor DTI’s nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees.

Certain Relationships and Related Party Transactions

Described below are the transactions since January 1, 2023 to which DTI has been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000, and in which any of DTI’s directors, executive officers, director nominees, or holders of more than 5% of DTI’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Procedures with Respect to Review and Approval of Related Party Transactions

The DTI Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, the DTI Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, the policy requires the DTI Audit Committee to consider, among other factors it deems appropriate:

•	the related party’s relationship to DTI and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s or a director nominee’s independence in the event the related party is a director or director nominee or an immediate family member of the director or director nominee;

•	the benefits to DTI of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The DTI Audit Committee may only approve those transactions that are in, or are not inconsistent with, DTI’s best interests and those of DTI’s stockholders, as the DTI Audit Committee determines in good faith.

In addition, under DTI’s Code of Business Conduct and Ethics, DTI’s employees, officers, directors and director nominees have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Hicks Holding Operating LLC

For the years ended December 31, 2023 and 2022, management fees paid to Hicks Holdings Operating LLC, a stockholder of DTI, were approximately $1.1 million and $0.4 million, respectively. Management fees paid to the stockholder are included in selling, general and administrative expense in the accompanying consolidated statements of income and comprehensive income.

ROC Energy Holdings, LLC

Upon consummation of the business combination with ROC Energy Acquisition Corp. on June 20, 2023, DTI issued shares of DTI Common Stock in connection with a private investment in public equity (PIPE) financing to payoff convertible promissory notes which were issued to an affiliate of ROC Energy Holdings, LLC on December 6, 2022 and March 2, 2023, respectively. The notes did not bear interest and were in the amounts of $2.1 million and $2.1 million, respectively.

Prior to the business combination with ROC Energy Acquisition Corp. on June 20, 2023, ROC Energy Acquisition Corp. paid the remaining outstanding principal amount owed to an affiliate of ROC Energy Holdings, LLC in the amount of $400,000 for a loan to fund working capital deficiencies and finance transaction costs in connection with the business combination. The loan did not bear interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of SDPI Common Stock that exchange their shares of SDPI Common Stock for the cash consideration and DTI Common Stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion addresses only the U.S. holders of SDPI Common Stock, as applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a pass-through entity (or an investor in a pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of SDPI Common Stock, as applicable, through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•	a U.S. holder of SDPI Common Stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax on net investment income.

Determining the actual tax consequences of the Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of SDPI or DTI. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of SDPI Common Stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source. The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds SDPI Common Stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding SDPI Common Stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the First Merger and Second Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). DTI and SDPI have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger, and neither DTI nor SDPI has obtained a tax opinion regarding the U.S. federal income tax consequences of the Merger. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. If the IRS or a court determines that the Merger should not be treated as a Reorganization, a holder of SDPI Common Stock would generally recognize taxable gain or loss upon the exchange of SDPI Common Stock for DTI Common Stock pursuant to the Merger. See “—Tax Consequences if the Merger Does Not Qualify as a Reorganization” below.

Exchange for DTI Common Stock and Cash

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A U.S. holder who receives shares of DTI Common Stock and cash (other than cash received in lieu of a fractional share) in exchange for shares of SDPI Common Stock generally will recognize gain (but not loss) in an amount equal to the lesser of (a) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the DTI Common Stock received pursuant to the Merger over the adjusted tax basis in the shares of SDPI Common Stock surrendered) and (b) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of a fractional share).

•

If you acquired different blocks of SDPI Common Stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the First Merger, your holding period with respect to the SDPI Common Stock surrendered exceeds one year. In some cases, if a U.S. holder actually or constructively owns DTI Common Stock other than DTI Common Stock received pursuant to the Merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of constructive ownership rules, the U.S. holders of SDPI Common Stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

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The aggregate tax basis in the shares of DTI Common Stock that you receive pursuant to the Merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the SDPI Common Stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange.

Exchange Solely for DTI Common Stock

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A U.S. holder who receives solely new shares of DTI Common Stock in exchange for shares of SDPI Common Stock, and does not otherwise own any SDPI Common Stock will generally not recognize any gain or loss upon the Merger. The aggregate tax basis of the new DTI Common Stock received pursuant to the Merger will be equal to the U.S. holder’s aggregate tax basis in the SDPI Common Stock for which it is exchanged. The holding period of DTI Common Stock received pursuant to the

Merger (including any fractional shares deemed received and redeemed as described below) will include the U.S. holder’s holding period of SDPI Common Stock for which it is exchanged.

Exchange Solely for Cash

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A U.S. holder who receives solely cash for shares of SDPI Common Stock, and does not otherwise own any DTI Common Stock, will generally recognize gain or loss equal to the difference between the amount of cash received by a U.S. holder of the SDPI Common Stock and such U.S. holder’s tax basis in such U.S. holder’s shares of SDPI Common Stock. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period with respect to the SDPI Common Stock surrendered is more than one year at the effective time of the second merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of shares of SDPI Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of SDPI Common Stock.

Cash Instead of a Fractional Share

A U.S. holder of SDPI Common Stock who receives cash instead of a fractional share of DTI Common Stock will be treated as having received the fractional share of DTI Common Stock pursuant to the Merger and then as having sold that fractional share for cash. As a result, generally such U.S. holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of DTI Common Stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the First Merger, the holding period for the shares (including the holding period of SDPI Common Stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences if the Merger Does Not Qualify as a Reorganization

If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of SDPI Common Stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of SDPI Common Stock surrendered in the Merger in an amount equal to the difference between the fair market value, at the time of the Merger, of the DTI Common Stock received in the Merger (including any cash received in lieu of a fractional share) and such U.S. holder’s tax basis in the SDPI Common Stock surrendered in the Merger. If a U.S. holder acquired different blocks of shares of SDPI Common Stock at different times or different prices, gain or loss must be calculated separately for each block of SDPI Common Stock exchanged by such U.S. holder. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of SDPI Common Stock exceeds one year at the effective time. Under current law, long-term capital gain of noncorporate U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of DTI Common Stock received in the Merger would be equal to the fair market value thereof as of the effective time, and such U.S. holder’s holding period in such shares would begin on the day following the Merger.

Backup Withholding Payments

Backup withholding payments of cash to a non-corporate holder of SDPI Common Stock in connection with the Merger may be subject to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). Such holders of SDPI Common Stock generally will not be subject to backup withholding, however, if the holder:

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furnishes a correct taxpayer identification number, certifies that such holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal such holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESCRIPTION OF DTI CAPITAL STOCK

The following description sets forth certain material terms and provisions of the securities of DTI that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes relevant provisions of Delaware law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law, the DTI Charter, and DTI Bylaws. DTI encourages you to read the DTI Charter, the DTI Bylaws, and the applicable provisions of Delaware law for additional information.

Authorized and Outstanding Capital Stock

The DTI Charter authorizes the issuance of 500,000,000 shares of DTI Common Stock and 10,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of DTI Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of May 9, 2024, there were 29,768,568 shares of DTI Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.

Voting Power

Except as otherwise required by law, the DTI Charter or as otherwise provided in any certificate of designation for any series of preferred stock, stockholders possess all voting power for the election of directors and all other matters requiring stockholder action. Except as otherwise provided in the DTI Charter or expressly required by law, stockholders are entitled to one (1) vote per share on matters to be voted on by stockholders.

Except as otherwise required by law, stockholders, as such, are not entitled to vote on any amendment that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the DTI Charter or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, stockholders, as such, are entitled to the payment of dividends on the DTI Common Stock when, as and if declared by the DTI Board in accordance with applicable law.

Liquidation; Dissolution and Winding Up

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of DTI, whether voluntary or involuntary, the funds and assets of DTI that may be legally distributed to stockholders will be distributed among the holders of the then outstanding DTI Common Stock pro rata in accordance with the number of shares of DTI Common Stock held by each holder.

Preemptive or Other Rights

Subject to the preferential rights of any other class or series of stock, all shares of DTI Common Stock have equal dividend, distribution, liquidation and other rights, and have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, holders of DTI Common Stock have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of our securities. The voting, dividend, liquidation, and other rights and powers of the DTI Common Stock are subject to and qualified by the rights, powers and preferences of any series of preferred stock as may be designated by the DTI Board and outstanding from time to time.

Election of Directors

The DTI Board is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

The DTI Charter provides that shares of preferred stock may be issued from time to time in one or more series. The DTI Board is authorized to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of preferred stock, including, without limitation, authority to fix by resolution the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The DTI Board can, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of DTI Common Stock and could have anti-takeover effects. The ability of the DTI Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

DTI has no preferred stock outstanding at the date hereof.

Transfer Agent

The transfer agent for the DTI Common Stock is Continental. DTI has agreed to indemnify Continental in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the DTI Charter, and DTI Bylaws

Section 203 of the DGCL

DTI has not opted out of Section 203 of the DGCL in the DTI Charter. This statute prevents DTI under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 10% or more of DTI’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interest stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	the DTI Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of DTI’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of DTI Common Stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the DTI Board and authorized at a meeting of DTI Stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with DTI for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with the DTI Board because the stockholder approval requirement would be avoided if the DTI Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the DTI Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Classified Board of Directors

The DTI Charter provides that the DTI Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the DTI Board is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the DTI Board.

Authorized but Unissued Shares

The authorized but unissued shares of DTI Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of DTI Common Stock and preferred stock could make it more difficult or discourage an attempt to obtain control of DTI by means of a proxy contest, tender offer, merger or otherwise.

Written Consent by Stockholders

Under the DTI Charter, subject to the rights of holders of preferred stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting.

Special Meeting of Stockholders

Under DTI Charter, subject to the terms of any series of preferred stock, special meetings of stockholders may be called only by the DTI Board, the chairperson of the DTI Board, the DTI Chief Executive Officer, or the DTI President, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under the DTI Charter, advance notice of stockholder nominations for the election of directors and of business proposed to be brought by stockholders before any meeting of the stockholders must be given in the manner provided in the DTI Bylaws.

Amendment of DTI Charter or DTI Bylaws

The DTI Bylaws may be amended or repealed by the DTI Board or by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all of the shares of our capital stock entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of DTI Common Stock entitled to vote thereon, voting together as a single class, is required to amend certain provisions of the DTI Charter.

Board Vacancies

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, except as otherwise provided by law, any vacancies on the DTI Board and any newly created directorships resulting from any increase in the number of directors are filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and are not filled by the stockholders. Any director appointed in accordance with the preceding sentence holds office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Exclusive Forum

Unless DTI consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) is, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of DTI, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of DTI to DTI or stockholders, (c) any action arising pursuant to any provision of the DGCL or DTI Charter or DTI Bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.

Unless DTI consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of DTI securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.

There is uncertainty as to whether a court would enforce the exclusive forum provision of the DTI Charter. Holders of DTI Common Stock cannot waive compliance with federal securities laws and the rules and regulations promulgated thereunder. The exclusive forum provision of our Certificate of Incorporation does not apply to actions arising under the Exchange Act.

Limitation on Liability and Indemnification of Directors and Officers

The DTI Charter provides that DTI’s directors and officers will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. No director or officer of DTI has any personal liability to DTI or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

The DTI Bylaws also permits DTI to purchase and maintain insurance on behalf of any officer, director, employee or agent of DTI for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against DTI’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit DTI and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent DTI pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. DTI believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to DTI’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, DTI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of DTI Common Stock for at least six months would be entitled to sell such shares provided that (a) such person is not deemed to have been one of DTI’s affiliates at the time of, or at any time during the three months preceding, a sale and (b) DTI is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as DTI was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of DTI Common Stock for at least six months but who are DTI affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the total number of shares of such securities then-outstanding; or

•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by DTI affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about DTI.

Restrictions on Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, DTI insiders will be able to sell their shares of DTI Common Stock freely without registration one year after the closing date of DTI’s business combination transaction with ROC Energy Acquisition Corp., assuming they are not an affiliate of DTI at that time.

Listing of Securities

The DTI Common Stock is currently listed on the Nasdaq under the symbol “DTI”.

DESCRIPTION OF THE DIFFERENCES BETWEEN DTI CAPITAL STOCK AND SDPI CAPITAL STOCK

DTI is a Delaware corporation, and, accordingly, the rights of DTI Stockholders are governed by the DGCL as well as the DTI Charter and DTI Bylaws. SDPI is a Utah corporation, and the rights of SDPI Stockholders are governed by the UBCA as well as the SDPI Charter and SDPI Bylaws.

As a result of the Merger, SDPI Stockholders will become stockholders of DTI. The following is a summary of material differences between the rights of a DTI stockholder under the DGCL and under the DTI Charter and DTI Bylaws, and the rights of a SDPI Stockholder under the UBCA and the SDPI Charter and SDPI Bylaws. This discussion is not intended to be a complete statement affecting the rights of the DTI Stockholders or SDPI Stockholders and is qualified in its entirety by reference to governing law and the charter and bylaws of each corporation.

Authorized and Outstanding Capital Stock

The DTI Charter authorizes the issuance of 500,000,000 shares of DTI Common Stock and 10,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of DTI Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of May 9, 2024, there were 29,768,568 shares of DTI Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.

The SDPI Charter authorizes the issuance of 100,000,000 shares of SDPI Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share. The outstanding shares of SDPI Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of March 31, 2024, there were 30,391,240 shares of SDPI Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.

Common Stock

Except as otherwise required by law, under the DTI Charter, or as otherwise provided in any certificate of designation for any series of preferred stock, DTI Stockholders possess all voting power for the election of directors and all other matters requiring stockholder action. Except as otherwise provided in the DTI Charter or expressly required by law, DTI Stockholders are entitled to one vote per share of DTI Common Stock on matters to be voted on by stockholders. Except as otherwise required by law, holders of DTI Common Stock are not entitled to vote on any amendment that relates solely to the rights, powers, preferences (or the qualifications, limitations, or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the DTI Charter or pursuant to the DGCL. Subject to the preferential rights of any other class or series of stock, all shares of DTI Common Stock have equal dividend, distribution, liquidation, and other rights, and have no preference or appraisal rights provided by the DGCL. Furthermore, holders of DTI Common Stock have no preemptive rights, and there are no conversion, sinking fund, or redemption rights, or rights to subscribe for any of DTI’s securities. The voting, dividend, liquidation, and other rights and powers of the DTI Common Stock are subject to and qualified by the rights, powers, and preferences of preferred stock as may be designated by the DTI Board and outstanding from time to time.

Holders of SDPI Common Stock are entitled to one vote per share on any matter to be voted upon by SDPI Stockholders. All shares rank equally as to voting and all other matters. The shares of SDPI Common Stock have no preemptive or conversion rights, no redemption or sinking fund provisions, and are not liable for further call or assessment and are not entitled to cumulative voting rights.

Preferred Stock

The DTI Charter provides that shares of preferred stock may be issued from time to time in one or more series. The DTI Board is authorized to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of preferred stock, including, without limitation, authority to fix by resolution the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The DTI Board can, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of DTI Common Stock and could have anti-takeover effects. The ability of the DTI Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. DTI has no preferred stock outstanding as of the date hereof.

The SDPI Charter authorizes the SDPI Board, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.001 per share, covering up to an aggregate of 20,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have preferences, voting powers, qualifications and special or relative rights or privileges determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. SDPI has no preferred stock outstanding as of the date hereof.

Dividend Rights

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, holders of DTI Common Stock are entitled to the payment of dividends on the DTI Common Stock, when, as, and if declared by the DTI Board in accordance with applicable law.

For as long as SDPI Common Stock is outstanding, the holders of SDPI Common Stock are entitled to receive ratably any dividends when and as declared from time to time by the SDPI Board out of funds legally available for dividends. SDPI currently intends to retain all future earnings for the operation and expansion of its business and does not anticipate paying cash dividends on the SDPI Common Stock in the foreseeable future.

Liquidation Rights

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution, or winding up of DTI, whether voluntary or involuntary, the funds and assets of DTI that may be legally distributed to stockholders will be distributed among the holders of the then outstanding DTI Common Stock pro rata in accordance with the number of shares of DTI Common Stock held by each holder.

Upon a liquidation or dissolution of SDPI, whether voluntary or involuntary, creditors will be paid before any distribution to holders of SDPI Common Stock. After such distribution, holders of SDPI Common Stock are entitled to receive a pro rata distribution per share of any excess amount.

Amendment of Charter and Bylaws

The DTI Bylaws may be amended or repealed by the DTI Board or by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all of the shares of DTI’s capital stock entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of DTI Common Stock entitled to vote thereon, voting together as a single class, is required to amend certain provisions of the DTI Charter.

Except as otherwise required by Utah law, any amendment to the SDPI Charter must first be approved by a majority of the SDPI Board and thereafter be approved by a majority vote of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, indemnification and the amendment of our bylaws and articles of incorporation must be approved by no less than 66 2/3% of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. The SDPI Bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to certain limitations set forth in the SDPI Bylaws; and may also be amended by the affirmative vote of at least a majority of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class.

Special Meetings

Under the DTI Charter, subject to the terms of any series of preferred stock, special meetings of stockholders may be called only by the DTI Board, the chairperson of the DTI Board, the DTI Chief Executive Officer, or the DTI President, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

The SDPI Bylaws provide that any shareholder or shareholders holding at least 10% of the total voting power may call special shareholders meetings. Written notice of any special meeting so called shall be given to each shareholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law. The SDPI Bylaws (a) provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of shareholders, and (b) limit the business that may be conducted at an annual meeting of shareholders to those matters properly brought before the meeting.

Stockholder Action by Written Consent

Under the DTI Charter, subject to the rights of holders of preferred stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting.

Under the SDPI Bylaws, SDPI Stockholders may taken any action without a meeting that they could properly take at a meeting, in one or more written consent which states the action taken, is signed by all of the stockholders entitled to vote on the subject matter, and is delivered to SDPI for inclusion in the minutes or filing with SDPI’s corporate records.

Board of Directors – Number of Directors

The DTI Charter provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the DTI Board. There are currently six directors on the DTI Board.

The SDPI Charter provides that the number of directors shall be fixed exclusively by amendment of the SDPI Bylaws or by resolution of a majority of the authorized number of directors constituting the SDPI Board at that time. There are currently five directors on the SDPI Board.

Board of Directors – Election and Removal

The DTI Board is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The DTI Charter provides that the DTI Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting power of DTI entitled to vote at an election of directors.

The SDPI Board is divided three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, which could have the effect of making the replacement of incumbent directors more time consuming and difficult. The SDPI Bylaws provided that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class.

Board of Directors – Vacancies

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, except as otherwise provided by law, any vacancies on the DTI Board and any newly created directorships resulting from any increase in the number of directors are filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and are not filled by the stockholders. Any director appointed in accordance with the preceding sentence holds office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Any vacancy on the SDPI Board, however occurring, including a vacancy resulting from an increase in the size of the SDPI Board, may be filled by the affirmative vote of a majority of the shareholders, or by a majority of the SDPI directors then in office, even if less than a quorum.

Stockholder Nomination of Directors; Stockholder Proposals

Under the DTI Charter, stockholders may nominate directors for election to the DTI Board and make proposals to be considered at a meeting of the stockholders. Advance notice of stockholder nominations and of business proposed to be brought by stockholders before any meeting of stockholders must be given in the manner provided in the DTI Bylaws.

Under the SDPI Charter, stockholders may nominate directors for election to the SDPI Board and make proposals to be considered at a meeting of the stockholders. Advance notice of stockholder nominations and of business proposed to be brought by stockholders before any meeting of stockholders must be given in the manner provided in the SDPI Bylaws.

Indemnification and Limitation of Liability

The DTI Charter provides that its directors and officers will be indemnified and advanced expenses by DTI to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. No director or officer of DTI has any personal liability to DTI or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. The DTI Bylaws also permit DTI to purchase and maintain insurance on behalf of any of its officers, directors, employees, or agents for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification. These provisions may discourage DTI Stockholders from bringing a lawsuit against DTI’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit DTI and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent DTI pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. DTI believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to DTI’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, DTI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The SDPI Charter provides that to the fullest extent permitted by the bylaws or the UBCA, or any other applicable law, as either may be amended, a director shall have no liability to SDPI or its shareholders for monetary damages for conduct, any action taken, or any failure to take any action as a director. As permitted by the UBCA, directors will not be personally liable to SDPI or its shareholders for monetary damages as a director except liability for (a) the amount of a financial benefit received by a director to which he’s not entitled; (b) an intentional infliction of harm on the corporation or its shareholders; (c) an unlawful distribution in violation of Section 16-10a-842 of the UCBA; or (d) an intentional violation of criminal law. These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission. In addition, the SDPI Bylaws provide that SDPI will indemnify its directors to the fullest extent permitted by the UBCA, including advancing expenses in connection with legal proceedings, subject to limited exceptions, and that SDPI may, to the extent permitted by the UBCA, by action of the SDPI Board, agree to indemnify officers, employees, and other agents of SDPI and may advance expenses to such persons.

SDPI has entered into indemnification agreements with each of its executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, SDPI will indemnify each of its executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnity in connection with any proceeding in which a right to indemnification is available. SDPI also maintains general liability insurance that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control SDPI, SDPI has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage SDPI Stockholders from bringing a lawsuit against SDPI’s directors for breach of their fiduciary duty, or may have the practical effect in some cases of eliminating SDPI’s stockholders’ ability to collect monetary damages from its directors and executive officers. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit SDPI and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent SDPI pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. SDPI believes that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers. At present, there is no pending litigation or proceeding involving any of SDPI’s directors or officers where indemnification will be required or permitted. SDPI is not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

Potential “Anti-Takeover” Provisions

DTI has not opted out of Section 203 of the DGCL in the DTI Charter. This statute prevents DTI, under certain circumstances, from engaging in a “business combination” with a stockholder who owns 10% or more of DTI’s outstanding voting stock (otherwise known as an “interested stockholder”), an affiliate of an interested stockholder, or an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of DTI’s assets. However, the above provisions of Section 203 do not apply if (i) the DTI Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction, (ii) after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of DTI’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of DTI Common Stock, or (iii) on or subsequent to the date of the transactions, the business combination is approved by the DTI Board and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder. Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with DTI for a three-year period. This may encourage companies interested in acquiring DTI to negotiate in advance with the DTI Board, because the stockholder approval requirement would be avoided if the DTI Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

SDPI is organized under Utah law. Some provisions of Utah law may delay or prevent a transaction that would cause a change in control. Under the SDPI Charter, SDPI has opted that Section 61-6-1, et seq. of the Utah Code Annotated, as amended, an anti-takeover law commonly referred to as the Control Shares Acquisition Act, does not apply to SDPI.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Capitalized terms used below, but not otherwise defined in this section, shall have the meanings ascribed to them elsewhere in the prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions as well as DTI’s anticipated borrowing under its revolving line of credit (“Credit Facility Agreement”) to finance a portion of the cash consideration for the acquisition of SDPI (the “Credit Facility Agreement Borrowing”):

•	On March 6, 2024, DTI, SDPI, Merger Sub I, and Merger Sub II entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement:

•	Merger Sub I will merge with and into SDPI, with SDPI surviving the First Merger and becoming a wholly owned subsidiary of DTI.

•

Following the Effective Time of the First Merger, SDPI, the surviving company of the First Merger, will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of DTI.

•

As a result of the transactions, each share of SDPI Common Stock, issued and outstanding immediately prior to the Effective Time of the First Merger, will be converted into the right to receive, at the election of each holder of such share of SDPI Common Stock, and subject to proration in accordance with the Merger Agreement, either:

•	For each Cash Election Share, $1.00 per share in cash, without interest, or

•	For each Stock Election Share, 0.313 shares of DTI Common Stock, par value $0.0001 per share, or

•	For each No Election Share, the Cash Election Consideration or the Stock Election Consideration, as provided in the proration mechanics per the Merger Agreement; and

•	If the product obtained exceeds the Maximum Share Amount, then

•	all Cash Election Shares and No Election Shares will be exchanged for the Cash Election Consideration, and

•

a portion of the Stock Election Shares of each holder thereof will be exchanged for the Stock Election Consideration, with such portion being equal to the product obtained by multiplying the number of such holder’s Stock Election Shares by a fraction, the numerator of which is the Maximum Share Amount and the denominator of which is the Aggregate Stock Elections, with the remaining portion of such holder’s Stock Election Shares being exchanged for the Cash Election Consideration,

•	If the Aggregate Stock Elections is less than the Minimum Share Amount, then

•	first, if the Shortfall Amount is smaller than or equal to the No Election Share Amount, then:

•	the Cash Election Shares will receive cash as they have chosen and will not be affected by the adjustment; and

•	the No Election Shares held by shareholders will be exchanged for the Stock Consideration equal to the product of:

•	the number of No Election Shares of such holder, and

•

a fraction, the numerator of which is the Shortfall Amount and the denominator of which is the No Election Share Amount, with the remaining portion of such holder’s No Election Shares receiving the Cash Consideration.

•	second, if the Shortfall Amount exceeds the No Election Share Amount, then:

•	all No Election Shares will be exchanged for the Stock Consideration; and

•

the Cash Election Shares held by shareholders will be exchanged for the Stock Election Consideration, with such portion being equal to the product of (x) the number of Cash Election Shares of such holder and (y) a fraction, the numerator of which is the amount by which the Shortfall Amount exceeds the No Election Share Amount, and the denominator of which is the product of the aggregate number of Cash Election Shares and the Stock Election Multiplier, with the remaining portion of such holder’s Cash Election Shares receiving the Cash Consideration; and

•

if the Aggregate Stock Elections is (x) equal to the Maximum Share Amount, (y) less than the Maximum Share Amount but greater than the Minimum Share Amount, or (z) equal to the Minimum Share Amount, then

•	all Cash Election Shares and No Election Shares will be exchanged for the Cash Election Consideration and

•	all Stock Election Shares will be exchanged for the Stock Election Consideration.

•

On March 15, 2024 (the “CTG Acquisition Date”), DTI’s wholly owned subsidiary, Drilling Tools International, Inc. entered into a share purchase agreement (the “Share Purchase Agreement”) with Casing Technologies Group Limited (“CTG”). Pursuant to the terms of the Share Purchase Agreement, the following occurred on the CTG Acquisition Date (the “CTG Acquisition”):

•

Drilling Tools International, Inc. acquired 100% of the shares of CTG for gross cash purchase consideration of £16.2 million, or approximately $20.9 million, based on the British pound sterling to United States dollar exchange rate.

•

The gross cash purchase consideration of £16.2 million, or approximately $20.9 million, was used to (i) settle CTG’s outstanding debt of £15.3 million, or approximately $19.8 million; (ii) pay CTG’s legacy shareholders £0.3 million, or approximately $0.3 million; and (iii) pay CTG’s acquisition-related costs of £0.6 million, or approximately $0.8 million.

•	CTG’s £4.9 million, or approximately $6.3 million, of accrued dividends on its Class B ordinary shares, Class C1 preferred shares, and Class C2 preferred shares, were forgiven.

•

Per CTG’s articles of association, as amended on the CTG Acquisition Date (the “CTG Amended Articles of Association”), upon an exit or return of capital, the surplus of assets of CTG remaining after payment of its liabilities, to the extent that CTG is lawfully permitted to do so, are to be applied (i) first to the holders of Class B ordinary shares, in priority to any other classes of shares, in an amount equal to any accrued and unpaid preferential dividends and (ii) second to the holders of Class C1 preferred shares and Class C2 preferred shares in an amount equal to any accrued and unpaid dividends. The CTG Acquisition met the definition of an exit per the CTG Amended Articles of Association, as it was a sale of the shares in CTG which resulted in DTI acquiring a controlling interest in CTG. The accrued and unpaid dividends were forgiven on the CTG Acquisition Date as there was no surplus of assets remaining after the payment of CTG’s liabilities. CTG received written consent on the CTG Acquisition Date from the holders of the Class B ordinary shares, Class C1 preferred shares, and Class C2 preferred shares whereby these shareholders explicitly acknowledged that they would not be receiving payment for any accrued and unpaid dividends.

The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of DTI, SDPI, and CTG as adjusted to give effect to the SDPI Merger, the CTG Acquisition, and the Credit Facility Agreement Borrowing. The unaudited pro forma condensed combined balance sheet as of March 31, 2024 gives pro forma effect to the SDPI Merger and Credit Facility Agreement Borrowing as if they had occurred on March 31, 2024. The CTG Acquisition is reflected in the DTI historical unaudited condensed consolidated balance sheet as of March 31, 2024 filed in the Report on Form 10-Q with the Securities and Exchange Commission (the “SEC)”) on May 15, 2024. The unaudited pro forma condensed combined statement of income for the three months ended March 31, 2024 was prepared based on (i) the historical unaudited condensed consolidated statement of income of DTI for the three months ended March 31, 2024 (ii) the historical unaudited condensed consolidated statement of income of SDPI for the three months ended March 31, 2024 and (iii) the historical unaudited condensed consolidated statement of operations of CTG for the period from January 1, 2024 to March 15, 2024. The CTG condensed consolidated statement of operations activity for the period from March 16, 2024, the day subsequent to the CTG Acquisition Date, to March 31, 2024 (the “Stub Period”) is reflected in DTI’s historical results within the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2024. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 was prepared based on the historical audited consolidated statements of income of DTI, SDPI and CTG.

The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2024 and the year ended December 31, 2023 reflect adjustments assuming that any adjustments that were made to the unaudited pro forma condensed combined balance sheet as of March 31, 2024 as a result of the SDPI Merger and Credit Facility Agreement Borrowing are assumed to have been made on January 1, 2023 for the purpose of adjusting the unaudited pro forma condensed combined statements of income. In addition, the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2024 and the year ended December 31, 2023 reflect adjustments assuming that any adjustments that would have been made to the unaudited pro forma condensed combined balance sheet as of the CTG Acquisition Date (March 15, 2024) due to the closing of the CTG Acquisition are assumed to have been made on January 1, 2023 for the purposes of adjusting the unaudited pro forma condensed combined statements of income.

The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of income should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the historical unaudited financial statements of DTI as of and for the three months ended March 31, 2024 and 2023, and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of DTI as of and for the years ended December 31, 2023 and 2022, and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical unaudited financial statements of SDPI as of and for the three months ended March 31, 2024 and 2023, and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of SDPI as of and for the years ended December 31, 2023 and 2022, and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of CTG as of and for the year ended December 31, 2023, and the related notes included in the Report on Form 8-K/A filed with the SEC on May 28, 2024;

•	other information relating to DTIC and CTG contained in the original Current Report on Form-8-K filed with the SEC on March 19, 2024, including the Share Purchase Agreement; and

•

other information relating to DTI and SDPI contained in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth in the section entitled “The Merger Agreement” and the operational condition of DTI and SDPI within the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DTI” and “SDPI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is neither necessarily indicative of the condensed balance sheet of the combined company that would have existed if the Other Transaction Accounting Adjustments and the adjustment for the Credit Facility Agreement Borrowing for the balance sheet had occurred on March 31, 2024. In addition, the unaudited pro forma condensed financial information is not necessarily indicative of the condensed statements of income of the combined company assuming that the adjustments that were made to the unaudited pro forma condensed combined balance sheet as of March 31, 2024 as a result of the SDPI Merger and Credit Facility Agreement Borrowing are assumed to have been made on January 1, 2023 and that the adjustments that would have been made to the unaudited pro forma condensed combined balance sheet as of the CTG Acquisition Date (March 15, 2024) due to the closing of the CTG Acquisition are assumed to have been made on January 1, 2023 for the purposes of adjusting the unaudited pro forma condensed combined statements of income.

The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that DTI’s management believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and the consolidated financial statements of DTI, SDPI and CTG included elsewhere, or incorporated by reference, in this proxy statement/prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

Credit Facility Agreement Borrowing

In order to finance a portion of the cash consideration for the acquisition of SDPI, DTI anticipates that it will borrow approximately $6.5 million under its Credit Facility Agreement with a financial institution.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2024

	Historical		Transaction Accounting Adjustments
(In thousands)	Drilling Tools International Corporation	Superior Drilling Products, Inc. (Note 3)	LOC Borrowing	Notes		Other Transaction Accounting Adjustments	Notes		Pro Forma Balance Sheet
ASSETS
Current assets
Cash and restricted cash	$14,050	$2,080	$6,500	4	(aa)	$(16,718)	4	(a)	$325
	—	—	—			187	4	(f)	—
	—	—	—			(2,574)	4	(g)	—
	—	—	—			(3,200)	4	(h)	—
Accounts receivable, net	35,730	2,356	—			(1,191)	4	(l)	36,895
Inventories, net	11,441	2,696	—			162	4	(c)	14,299
Prepaid expenses and other current assets	3,231	323	—			—			3,554
Investment - equity securities, at fair value	1,137	—	—			—			1,137
Related party note receivable, current	—	—	—			1,500	4	(c)	1,500
Other current assets	—	433	—			—			433

Total current assets	65,589	7,888	6,500			(21,834)			58,143

Property, plant and equipment, net	70,596	11,037	—			4,415	4	(c)	86,048
Operating lease right-of-use asset	18,296	395	—			—			18,691
Deferred tax asset	—	6,407	—			(6,407)	4	(d)	—
Related party note receivable, noncurrent	—	—	—			4,573	4	(c)	4,573
Intangible assets, net	8,058	—	—			14,992	4	(e)	23,050
Goodwill	2,556	—	—			41,913	4	(a)	12,430
	—	—	—			(12,834)	4	(b)	—
	—	—	—			(10,650)	4	(c)	—
	—	—	—			6,437	4	(d)	—
	—	—	—			(14,992)	4	(e)	—
Deferred financing costs, net	864	—	—			—			864
Deposits and other long-term assets	992	—	—			390	4	(h)	1,382
Other noncurrent assets	—	200	—			—			200

Total assets	$166,951	$25,927	$6,500			$6,003			$205,381

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,736	$1,776	$—			$—	4	(g)	$17,321
	—	—	—			(1,191)	4	(l)	—
Accrued expenses and other current liabilities	8,442	1,952	—			(94)	4	(d)	9,915
						(685)	4	(h)
	—	—	—			300	4	(i)	—
Current portion of operating lease liabilities	3,965	55	—			—			4,020
Current portion of financial obligation	—	86	—			—			86
Current portion of long-term debt, net of discounts	—	544	—			—			544
Revolving line of credit	—	—	6,500	4	(aa)	—			6,500
Current maturities on long-term debt	5,000	—	—			—			5,000

Total current liabilities	34,143	4,413	6,500			(1,670)			43,386

Operating lease liabilities, less current portion	14,402	279	—			—			14,681
Deferred tax liabilities, net	6,893	—	—			124	4	(d)	7,017
Long-term financial obligation, less current portion	—	3,931	—			—			3,931
Long-term debt, less current portion, net of discounts	20,000	1,557	—			—			21,557
Deferred revenue, less current portion	—	675	—			—			675

Total liabilities	$75,438	$10,855	$6,500			$(1,546)			$91,247

Commitments and contingencies
Shareholders’ equity
Common stock	3	30	—			—	4	(a)	3
	—	—	—			(30)	4	(b)	—
Additional paid-in-capital	95,426	45,315	—			25,195	4	(a)	120,621
	—	—	—			(46,130)	4	(b)	—
	—	—	—			849	4	(j)	—
	—	—	—			(34)	4	(k)	—
Accumulated deficit	(3,180)	(30,273)	—			33,326	4	(b)	(5,754)
	—	—	—			187	4	(f)	—
	—	—	—			(2,574)	4	(g)	—
	—	—	—			(2,125)	4	(h)	—
	—	—	—			(300)	4	(i)	—
	—	—	—			(849)	4	(j)	—
	—	—	—			34	4	(k)	—
Accumulated other comprehensive loss	(736)	—	—			—			(736)

Total shareholders’ equity	91,513	15,072	—			7,549			114,134

Total liabilities and shareholders’ equity	$166,951	$25,927	$6,500			$6,003			$205,381

See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2024

	Historical			Transaction Accounting Adjustments						Pro Forma Statement of Operations	Notes
(In thousands, except per share and weighted-average share data)	Drilling Tools International Corporation	Superior Drilling Products, Inc. (Note 3)	Casing Technologies Group Limited (Note 3)	LOC Borrowing	Notes		Other Transaction Accounting Adjustments	Notes
Revenue, net
Tool rental	$29,966	$697	$358	$—			$—			$31,021
Product sale	7,008	4,249	3,014	—			(2,284)	5	(c)	11,987

Total revenue, net	36,974	4,946	3,372	—			(2,284)			43,008
Operating costs and expenses:
Cost of tool rental revenue	(7,001)	(401)	(96)	—			1,553	5	(c)	(5,945)
Cost of product sale revenue	(1,536)	(1,904)	(1,246)	—			903	5	(c)	(3,783)
Selling, general, and administrative expense	(17,942)	(2,130)	(1,826)	—			(632)	5	(c)	(22,546)
	—	—	—	—			(16)	5	(b)	—
Depreciation and amortization expense	(5,365)	(351)	(92)	—			(248)	5	(h)	(6,454)
	—	—	—	—			(288)	5	(i)	—
	—	—	—	—			(29)	5	(l)	—
	—	—	—	—			(81)	5	(m)	—

Total operating costs and expenses	(31,844)	(4,786)	(3,260)	—			1,162			(38,728)

Income (loss) from operations	5,130	160	112	—			(1,122)			4,280
Other (expense) income, net:
Interest (expense) income, net	(182)	(173)	(207)	(129)	5	(aa)	(20)	5	(g)	(499)
	—	—	—	—			212	5	(k)	—
Loss on sale of property	(9)	(6)	—	—			—			(15)
Unrealized gain on equity securities	249	—	—	—			—			249
Other expense, net	(1,125)	(1,748)	(684)	—			—			(3,557)

Total other (expense) income, net	(1,067)	(1,927)	(891)	(129)			192			(3,822)

Income (loss) before income tax (expense) benefit	$4,063	$(1,767)	$(779)	$(129)			$(930)			$458
Income tax (expense) benefit	(937)	(54)	180	—			222	5	(j)	(589)

Net income (loss)	$3,126	$(1,821)	$(599)	$(129)			$(708)			$(131)

Basic earnings (loss) per share	$0.11	$(0.06)								$(0.00)	5	(n)
Diluted earnings (loss) per share	$0.11	$(0.06)								$(0.00)	5	(n)
Basic weighted-average common shares outstanding	29,768,568	30,391,244								34,613,808	5	(n)
Diluted weighted-average common shares outstanding	29,768,568	30,391,244								34,613,808	5	(n)

See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMEBR 31, 2023

	Historical			Transaction Accounting Adjustments						Pro Forma Statement of Operations	Notes
(In thousands, except per share and weighted-average share data)	Drilling Tools International Corporation	Superior Drilling Products, Inc. (Note 3)	Casing Technologies Group Limited (Note 3)	LOC Borrowing	Notes		Other Transaction Accounting Adjustments	Notes
Revenue, net
Tool rental	$119,239	$3,065	$1,230	$—			$—			$123,534
Product sale	32,795	17,909	16,524	—			(10,499)	5	(c)	56,729

Total revenue, net	152,034	20,974	17,754	—			(10,499)			180,263
Operating costs and expenses:
Cost of tool rental revenue	(30,960)	(1,300)	(206)	—			7,243	5	(c)	(25,223)
Cost of product sale revenue	(4,559)	(6,896)	(7,913)	—			4,004	5	(c)	(15,364)
Selling, general, and administrative expense	(68,264)	(9,612)	(5,984)	—			139	5	(b)	(87,827)
	—	—	—	—			(2,991)	5	(c)	—
	—	—	—	—			(300)	5	(d)	—
	—	—	—	—			(849)	5	(e)	—
	—	—	—	—			34	5	(f)	—
Depreciation and amortization expense	(20,352)	(1,357)	(320)	—			(1,110)	5	(h)	(24,922)
	—	—	—	—			(1,153)	5	(i)	—
	—	—	—	—			(225)	5	(l)	—
	—	—	—	—			(405)	5	(m)	—

Total operating costs and expenses	(124,135)	(19,165)	(14,423)	—			4,387			(153,336)

Income (loss) from operations	27,899	1,809	3,331	—			(6,112)			26,927
Other expense, net:
Interest (expense) income, net	(1,103)	(462)	(828)	(492)	5	(aa)	(36)	5	(g)	(2,080)
	—	—	—	—			841	5	(k)	—
Gain (loss) on sale of property	101	—	(24)	—			—			77
Loss on asset disposal	(489)	(71)	—	—			—			(560)
Recovery of related party note receivable	—	184	—	—			—			184
Loss on extinguishment of debt	—	(43)	—	—			—			(43)
Unrealized loss on equity securities	(255)	—	—	—			—			(255)
Other (expense) income, net	(6,359)	(32)	71	—			(2,574)	5	(a)	(11,019)
	—	—	—	—			(2,125)	5	(b)	—

Total other expense, net	(8,105)	(424)	(781)	(492)			(3,894)			(13,696)

Income (loss) before income tax (expense) benefit	$19,794	$1,385	$2,550	$(492)			$(10,006)			$13,231
Income tax (expense) benefit	(5,046)	6,051	(21)	—			(5,241)	5	(j)	(4,257)

Net income (loss)	$14,748	$7,436	$2,529	$(492)			$(15,247)			$8,974

Basic earnings per share	$0.67	$0.25								$0.33	5	(n)
Diluted earnings per share	$0.59	$0.25								$0.30	5	(n)
Basic weighted-average common shares outstanding	21,421,610	29,698,498								26,266,850	5	(n)
Diluted weighted-average common shares outstanding	25,131,024	29,772,498								29,985,774	5	(n)

See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the historical pro forma adjustments criteria with simplified requirements to depict the accounting for the transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the SDPI Merger, CTG Acquisition, and the Credit Facility Agreement Borrowing. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, or cost savings that may be associated with SDPI Merger or CTG Acquisition.

DTI and SDPI have had a historical relationship prior to the SDPI Merger. Accordingly, pro forma adjustments were required to eliminate activities between DTI and SDPI. Neither DTI and CTG nor SDPI and CTG have had a historical relationship prior to the CTG Acquisition. Accordingly, no pro forma adjustments were required to eliminate any of CTG’s activities.

The pro forma adjustments reflecting the consummation of the SDPI Merger, the CTGI Acquisition, and the Credit Facility Agreement Borrowing are based on certain currently available information and certain assumptions and methodologies that DTI, SDPI, and CTG believe are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. DTI, SDPI, and CTG believe that the assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the SDPI Merger, the CTG Acquisition, and the Credit Facility Agreement Borrowing based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information includes material estimates and assumptions related to the assumed purchase price and allocation of the purchase price in the SDPI Merger. These material estimates and assumptions are described further in the following notes.

The SDPI Merger will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). DTI will be treated as the accounting acquirer. Accordingly, SDPI’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at their estimated fair values in the consolidated balance sheet subsequent to the closing of the SDPI Merger, and any excess of the purchase price over the estimated fair value of net assets acquired will be recorded as goodwill, which will not be amortized but will be evaluated for impairment at least annually.

The CTG Acquisition has been accounted for under the acquisition method of accounting in accordance with ASC 805. In accordance with the criteria of ASC 805, DTI has been treated as the accounting acquirer. Accordingly, CTG’s tangible and identifiable intangible assets acquired, and its liabilities assumed, were recorded at their estimated fair values on the CTG Acquisition Date and the excess of the purchase price over the estimated fair value of the net assets acquired was recorded as goodwill, which will not be amortized but will be evaluated for impairment at least annually.

DTI’s and SDPI’s historical condensed consolidated statement of income for the three months ended March 31, 2024 and DTI and SDPI’s historical consolidated statement of income for the year ended

December 31, 2023 were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and presented in United States dollars. CTG’s historical activity with respect to its unaudited consolidated statement of operations for the period from January 1, 2024 to March 15, 2024 and its historical audited consolidated statement of income for the year ended December 31, 2023 were prepared in accordance with Financial Reporting Standard 102, the accounting standard applicable in the United Kingdom and Ireland (“U.K. GAAP”), and were presented in British pounds sterling. For purposes of the unaudited pro forma condensed combined financial information, CTG’s historical unaudited consolidated statement of operations activity for the period from January 1, 2024 to March 15, 2024 and CTG’s historical audited consolidated statement of income activity for the year ended December 31, 2023 have been converted from U.K. GAAP to U.S. GAAP in accordance with the accounting policies of DTI and translated from British pounds sterling to United States dollars. Both CTG’s and SDPI’s historical financial statements have been presented to conform with DTI’s historical financial statement presentation.

For purposes of preparing the unaudited pro forma condensed combined financial information, the historical financial activity of CTG and the related pro forma adjustments were translated from British pounds sterling to United States dollars using the following historical exchange rates:

Period of Exchange Rate	£-to-$
Average exchange rate for the three months ended March 31, 2024	1.2684
Average exchange rate for the year ended December 31, 2023	1.2437

2.	Calculation of SDPI Merger Consideration and Preliminary Purchase Price Allocation of the SDPI Merger

SDPI Merger Consideration Transferred

The estimated preliminary SDPI Merger consideration of $41.9 million is calculated based on the expectation that 15,480,000 shares of SDPI Common Stock will be treated as Stock Election Shares and the remaining 16,718,118 shares of SDPI Common Stock will be treated as Cash Election Shares in accordance with the proration mechanism in the Merger Agreement. The fair value of the SDPI Merger consideration expected to be transferred on the SDPI Closing Date includes the estimated value of the cash consideration and the estimated fair value of approximately 4,845,240 shares of DTI Common Stock, which is the Maximum Stock Consideration per the Merger Agreement. The estimated fair value of the stock consideration used in the preliminary purchase price allocation was calculated by using the price per share of DTI Common Stock as of June 24, 2024. The calculation of the SDPI Merger consideration is as follows (in thousands except share and per share amounts):

Estimated SDPI Cash Election Shares	16,718,118
Cash Consideration per Cash Election Share	$1.00

Estimated cash portion of purchase price(1)	$16,718
Estimated SDPI Stock Election Shares	15,480,000
Stock Election Multiplier	0.313
Total shares of DTI Common Stock to be issued	4,845,240
DTI share price	$5.20

Estimated stock portion of purchase price(2)	$25,195

Total estimated consideration to be paid	$41,913

(1)

Represents the estimated cash consideration to be paid, consisting of approximately $16.7 million for the Cash Election Shares. As outlined in the Merger Agreement, each Cash Election Share is to be settled for $1.00 per share.

(2)

Represents the estimated fair value of 4,845,240 shares of DTI Common Stock to be issued, calculated using the per share price of DTI Common Stock as of June 24, 2024. As outlined in the Merger Agreement, each Stock Election Share to be settled on the SDPI Closing Date will be exchanged for 0.313 shares of DTI Common Stock.

The actual value of DTI Common Stock to be issued will depend on the per share price of DTI Common Stock at the SDPI Closing Date of the SDPI Merger, and therefore, the estimated SDPI Merger consideration prior to the SDPI Closing Date will fluctuate with the market price of DTI Common Stock until the SDPI Merger is consummated. The following table shows the effect of changes in DTI’s stock price and the resulting impact on the estimated SDPI Merger consideration and estimated goodwill (in thousands except share and per share amounts):

Change in Stock Price	DTI Common Stock share price	Estimated Merger Consideration	Estimated Goodwill
As presented	$5.20	$41,913	$7,605
10% increase	$5.72	$44,433	$10,125
10% decrease	$4.68	$39,394	$5,086

Preliminary Purchase Price Allocation of the SDPI Merger

Under the acquisition method of accounting, SDPI’s identifiable assets acquired, and liabilities assumed by DTI will be recorded at the acquisition date fair values and added to those of DTI. The pro forma adjustments are preliminary and based on estimates of the fair value and remaining useful lives of the assets acquired and liabilities assumed and are prepared to illustrate the estimated effect of the SDPI Merger.

A market approach was used in estimating the acquisition date fair values, which is a generally accepted valuation approach. The market approach measures the value of a business through an analysis of recent sales or offerings of comparable investments or assets, focused on comparing the business to a group of its peer companies. In applying this method, valuation multiples are derived from historical and forecasted operating data of the peer company group. Accordingly, SDPI’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at their estimated fair values in the consolidated balance sheet after the closing of the SDPI Merger, and any excess of the purchase price over the estimated fair value of net assets acquired will be recorded as goodwill, which will not be amortized but will be evaluated for impairment at least annually.

The final determination of the purchase price allocation will be completed as soon as practicable after the completion of the SDPI Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the SDPI Closing Date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and valuations are completed. There can be no assurances that these additional analyses and valuations will not result in material changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated SDPI Merger consideration to SDPI’s identifiable tangible and intangible assets expected to be acquired and liabilities expected to be assumed by DTI, as if the SDPI Merger had been completed on March 31, 2024, based on the unaudited condensed consolidated balance sheet of SDPI as of March 31, 2024, with the excess recorded as goodwill (in thousands):

Assets acquired:
Cash and cash equivalents	$2,080
Accounts receivable, net	2,356
Related party note receivable, current	1,500
Inventory	2,858
Prepaid expenses	323
Other current assets	433
Property, plant, and equipment	15,452
Related party note receivable, noncurrent	4,573
Operating lease right-of-use asset	395
Intangible assets, net	14,992
Other non-current assets	200

Total assets acquired	45,162
Liabilities assumed:
Accounts payable	1,776
Current portion of operating lease liabilities	55
Accrued expenses	1,300
Income tax payable	651
Current portion of finance obligation	86
Current portion of long-term debt, net of discounts	544
Deferred revenue, less current portion	675
Long-term finance obligation, less current portion	3,931
Long-term debt, less current portion, net of discounts	1,557
Operating lease liabilities, less current portion	279

Total liabilities assumed	10,854

Total identifiable net assets	34,308

Goodwill	7,605

Fair value of SDPI Merger consideration	$41,913

3.	U.S. GAAP Adjustments and Adjustments to conform to DTI’s presentation

During the preparation of the unaudited pro forma condensed combined financial information, management identified differences in the presentation of SDPI’s and CTG’s consolidated financial statements compared to the presentation of DTI’s consolidated financial statements. Management also identified differences between CTG’s consolidated financial statements prepared in accordance with U.K. GAAP and DTI’s financial statements prepared in accordance with its accounting policies under U.S. GAAP. As DTI was determined to be the accounting acquirer, management made adjustments to SDPI’s and CTG’s historical consolidated financial information to:

•

convert the CTG historical consolidated financial statement reporting currency from British pounds sterling to United States dollars (see columns in the tables below titled, “Historical Casing Technologies Group Limited (USD)”), as the accounting acquirer’s (DTI’s) reporting currency is United States dollars,

•	adjust SDPI’s and CTG’s financial statement presentation to the presentation of DTI (see columns in the tables below titled, “Adjustments to conform to DTI’s presentation (USD)”), and

•

conform CTG’s historical consolidated financial information prepared in accordance with U.K. GAAP to DTI’s accounting policies in accordance with U.S. GAAP (see columns in the tables below titled, “U.S. GAAP Adjustments (USD)”).

The adjustments described above are depicted in the tables below:

(In thousands)
Drilling Tools International Corporation Presentation	Historical Casing Technologies Group Limited Presentation	Historical Casing Technologies Group Limited (GBP)	Historical Casing Technologies Group Limited (USD)	Adjustments to conform to DTI’s presentation (USD)	U.S. GAAP Adjustments (USD)	Notes		Casing Technologies Group Limited Adjusted (USD)
Revenue, net:
	Turnover	$2,658	$3,372	$(3,372)	$—			$—
Tool rental		—	—	358	—			358
Product sale		—	—	3,014	—			3,014

Total revenue, net		2,658	3,372	—	—			3,372
Operating costs and expenses:
	Cost of sales	(1,367)	(1,734)	1,734	—			—
Cost of tool rental revenue		—	—	(96)	—			(96)
Cost of product sale revenue		—	—	(1,246)	—			(1,246)
Selling, general, and administrative expense	Administrative expenses	(1,237)	(1,569)	(335)	11	2	(a)	(1,826)
		—	—	(32)	99	2	(b)	—
Depreciation and amortization expense		—	—	(57)	—			(92)
		—	—	(35)	—			—

Total operating costs and expenses		(2,604)	(3,303)	(67)	110			(3,260)

Operating income (loss)		55	69	(67)	110			112
Other (expense) income, net:
	Interest receivable and similar income	4	5	(5)	—			—
	Interest payable and similar expenses	(244)	(309)	309	—			—
Interest (expense) income, net		—	—	(304)	97	2	(c)	(207)
Other (expense) income, net		(592)	(751)	67	—			(684)

Total other (expense) income, net		(832)	(1,055)	67	97			(891)

(Loss) income before income tax benefit		$(777)	$(986)	$—	$207			$(779)
Income tax benefit		142	180	—	—			180

Net (loss) income		$(635)	$(806)	$—	$207			$(599)

(In thousands)
Drilling Tools International Corporation Presentation	Historical Superior Drilling Products, Inc. Presentation	Historical Superior Drilling Products, Inc.	Adjustments to conform to DTI’s presentation	Superior Drilling Products, Inc. Adjusted
Revenue, net:
	Revenue	$4,946	$(4,946)	$—
Tool rental		—	697	697
Product sale		—	4,249	4,249

Total revenue, net		4,946	—	4,946
Operating costs and expenses:
	Cost of revenue	(2,305)	2,305	—
Cost of tool rental revenue		—	(401)	(401)
Cost of product sale revenue		—	(1,904)	(1,904)
Selling, general, and administrative expense		(2,130)	—	(2,130)
Depreciation and amortization expense		(351)	—	(351)

Total operating costs and expenses		(4,786)	—	(4,786)

Income from operations		160	—	160
Other expense, net:
Interest expense, net		(173)	—	(173)
	Acquisition related expenses	(1,748)	1,748	—
Loss on asset disposal		(6)	—	(6)
Other expense, net		—	(1,748)	(1,748)

Total other expense, net		(1,927)	—	(1,927)

Loss before income tax expense		$(1,767)	$—	$(1,767)
Income tax expense		(54)	—	(54)

Net loss		$(1,821)	$—	$(1,821)

(In thousands)
Drilling Tools International Corporation Presentation	Historical Superior Drilling Products, Inc. Presentation	Historical Superior Drilling Products, Inc.	Adjustments to conform to DTI’s presentation	Superior Drilling Products, Inc. Adjusted
ASSETS
Current assets
Cash and restricted cash		$2,080	$—	$2,080
Accounts receivable, net		2,356	—	2,356
Inventories, net		2,696	—	2,696
Prepaid expenses and other current assets		323	—	323
Investment - equity securities, at fair value		—	—	—
Related party note receivable, current		—	—	—
Other current assets		433	—	433

Total current assets		7,888	—	7,888

Property, plant and equipment, net		11,037	—	11,037
Operating lease right-of-use asset		395	—	395
Deferred tax asset		6,407	—	6,407
Related party note receivable, noncurrent		—	—	—
Intangible assets, net		—	—	—
Goodwill		—	—	—
Deferred financing costs, net		—	—	—
Deposits and other long-term assets		—	—	—
Other noncurrent assets		200	—	200

Total assets		$25,927	$—	$25,927

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		$1,776	$—	$1,776
Accrued expenses and other current liabilities		1,301	651	1,952
Current portion of operating lease liabilities		55	—	55
	Income tax payable	651	(651)	—
Current portion of financial obligation		86	—	86
Current portion of long-term debt, net of discounts		544	—	544
Revolving line of credit		—	—	—
Current maturities on long-term debt		—	—	—

Total current liabilities		4,413	—	4,413

Operating lease liabilities, less current portion		279	—	279
Deferred tax liabilities, net		—	—	—
Long-term financial obligation, less current portion		3,931	—	3,931
Long-term debt, less current portion, net of discounts		1,557	—	1,557
Deferred revenue, less current portion		675	—	675

Total liabilities		$10,855	$—	$10,855

Commitments and contingencies
Shareholders’ equity
Common stock		30	—	30
Additional paid-in-capital		45,315	—	45,315
Accumulated deficit		(30,273)	—	(30,273)
Accumulated other comprehensive loss		—	—	—

Total shareholders’ equity		15,072	—	15,072

Total liabilities and shareholders’ equity		$25,927	$—	$25,927

(In thousands)
Drilling Tools International Corporation Presentation	Historical Casing Technologies Group Limited Presentation	Historical Casing Technologies Group Limited (GBP)	Historical Casing Technologies Group Limited (USD)	Adjustments to conform to DTI’s presentation (USD)	U.S. GAAP Adjustments (USD)	Notes		Casing Technologies Group Limited Adjusted (USD)
Revenue, net:
	Turnover	$14,276	$17,754	$(17,754)	$—			$—
Tool rental		—	—	1,230	—			1,230
Product sale		—	—	16,524	—			16,524

Total revenue, net		14,276	17,754	—	—			17,754
Operating costs and expenses:
	Cost of sales	(7,746)	(9,633)	9,633	—			—
Cost of tool rental revenue		—	—	(206)	—			(206)
Cost of product sale revenue		—	—	(7,913)	—			(7,913)
Selling, general, and administrative expense	Administrative expenses	(3,880)	(4,826)	(1,204)	67	2	(a)	(5,984)
		—	—	—	(21)	2	(b)	—
	Exceptional administrative expenses	(10)	(12)	12	—			—
	Other operating income	39	49	(49)	—			—
Depreciation and amortization expense		—	—	(320)	—			(320)

Total operating costs and expenses		(11,597)	(14,422)	(47)	46			(14,423)

Operating income (loss)		2,679	3,332	(47)	46			3,331
Other (expense) income, net:
	Interest receivable and similar income	10	13	(13)	—			—
	Interest payable and similar expenses	(1,046)	(1,301)	1,301	—			—
Interest (expense) income, net		—	—	(1,288)	460	2	(c)	(828)
Loss on sale of property		—	—	(24)	—			(24)
Other income, net		—	—	71	—			71

Total other (expense) income, net		(1,036)	(1,288)	47	460			(781)

Net income before income tax		$1,643	$2,044	$—	$506			$2,550
Income tax expense		(17)	(21)	—	—			(21)

Net income		$1,626	$2,023	$—	$506			$2,529

(In thousands)
Drilling Tools International Corporation Presentation	Historical Superior Drilling Products, Inc. Presentation	Historical Superior Drilling Products, Inc.	Adjustments to conform to DTI’s presentation	Superior Drilling Products, Inc. Adjusted
Revenue, net:
	Revenue	$20,974	$(20,974)	$—
Tool rental		—	3,065	3,065
Product sale		—	17,909	17,909

Total revenue, net		20,974	—	20,974
Operating costs and expenses:
	Cost of revenue	(8,196)	8,196	—
Cost of tool rental revenue		—	(1,300)	(1,300)
Cost of product sale revenue		—	(6,896)	(6,896)
Selling, general, and administrative expense		(9,644)	32	(9,612)
Depreciation and amortization expense		(1,357)	—	(1,357)
		—		—

Total operating costs and expenses		(19,197)	32	(19,165)

Income from operations		1,777	32	1,809
Other expense, net:
Interest (expense) income, net		(628)	166	(462)
Loss on asset disposal		(71)	—	(71)
Recovery of related party note receivable		350	(166)	184
Loss on extinguishment of debt		(43)	—	(43)
Other expense, net		—	(32)	(32)

Total other expense, net		(392)	(32)	(424)

Income before income tax benefit		$1,385	$—	$1,385
Income tax benefit		6,051	—	6,051

Net income		$7,436	$—	$7,436

(a)	Reflects the reversal of rent expense recorded under U.K. GAAP and the recording of rent expense in accordance with U.S. GAAP.

(b)	Reflects the recording of CTG’s allowance for credit losses under DTI’s accounting policy in accordance with U.S. GAAP.

(c)

Reflects the reversal of dividend expense recorded under U.K. GAAP on the dividends declared on the Class B ordinary shares, Class C1 preferred shares, and Class C2 preferred shares. This adjustment is made as dividends declared (and/or paid) are not recorded as expenses under U.S. GAAP. This adjustment is non-recurring in nature and will have no effect on statements of income for future periods of the combined company.

4.	Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2024

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Adjustment for Credit Facility Agreement Borrowing:

(aa)	Reflects a $6.5 million increase to cash assuming that DTI drew on its Credit Facility Agreement to pay part of the cash portion of the SDPI Merger consideration on March 31, 2024.

Pro Forma Other Transaction Accounting Adjustments:

(a)

Reflects the total SDPI Merger consideration of $41.9 million, consisting of (i) cash consideration of $16.7 million resulting from the 16,718,118 SDPI Cash Election Shares, and (ii) the issuance of 4,845,240 shares of DTI Common Stock, resulting from the 15,480,000 Stock Election Shares multiplied by the Stock Election Multiplier of 0.313, with an estimated fair value of $25.2 million.

(b)	Reflects the elimination of SDPI’s equity balances, inclusive of transaction accounting adjustments impacting SDPI’s equity.

(c)

Reflects the preliminary purchase price allocation adjustment to the estimated fair value of tangible assets acquired in the SDPI Merger. The fair values of the tangible assets are preliminary and are based on management’s estimates after consideration of similar transactions.

(d)

Represents the adjustments to the tax asset and the tax liability balances associated with the incremental differences in the book and tax bases created from the preliminary purchase price allocation, primarily resulting from the SDPI Closing Date value of intangible assets. Deferred taxes are established based on a statutory tax rate based on jurisdictions where income is generated. The effective tax rate of DTI following the SDPI Merger could be significantly different (either higher or lower) depending on post-acquisition activities. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and tangible assets and liabilities.

(e)

Reflects the preliminary purchase price allocation adjustment to the estimated fair value of intangible assets acquired in the SDPI Merger. The amortization related to these identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of income, as further described in Note 5(i). The fair value of the identifiable intangible assets is preliminary and is based on management’s estimates after consideration of similar transactions and the amortization is preliminary and based on preliminary estimates of the remaining useful lives of the intangible assets as made by management.

(f)

Reflects a $0.2 million increase to cash and a corresponding decrease to accumulated deficit associated with the receipt of all accrued and unpaid interest on the Tronco Note assuming the SDPI Merger had closed on March 31, 2024 and that all accrued and unpaid interest was paid upon the SDPI Closing pursuant to the Fifth Amended and Restated Loan Agreement (the “Amended Tronco Loan Agreement”) and the Fifth Amended and Restated Promissory Note (the “Amended Trono Note”) with Tronco.

(g)

Reflects the cash payment for DTI transaction costs for advisory, legal and other professional fees incurred in connection with the SDPI Merger, which includes the payment of $2.6 million of transaction costs that are anticipated to be incurred subsequent to March 31, 2024 but prior to the SDPI Closing Date.

(h)

Reflects the cash payment for SDPI transaction costs for advisory, legal and other professional fees incurred in connection with the SDPI Merger, which includes the payment of $0.7 million of transaction costs that were incurred prior to March 31, 2024 and that were recorded as accrued expenses and other current liabilities in the historical financial statements, as well as payment of $2.5 million of transaction costs that are anticipated to be incurred subsequent to March 31, 2024 but prior to the SDPI Closing Date.

(i)	Reflects a severance payment expected to be paid in connection with the closing of the SDPI Merger resulting from a pre-existing SDPI employment agreement.

(j)	Reflects stock-based compensation for certain SDPI stock options and shares of Restricted Stock that are subject to accelerated vesting upon the closing of the SDPI Merger.

(k)

Reflects the reversal of previously recognized stock-based compensation for certain SDPI stock options which were fully vested as of March 31, 2024 and that are subject to forfeiture upon the closing of the SDPI Merger.

(l)	Reflects the elimination of intercompany transactions between DTI and SDPI.

5.	Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the Three Months Ended March 31, 2024 and the Year Ended December 31, 2023

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Adjustment for Credit Facility Agreement Borrowing:

(aa)	Reflects the interest expense associated with the Credit Facility Agreement Borrowing.

Pro Forma Other Transaction Accounting Adjustments:

(a)	Reflects DTI’s estimated transaction costs for advisory, legal, and other professional fees expected to be incurred in connection with the SDPI Merger.

(b)	Reflects SDPI’s estimated transaction costs for advisory, legal, and other professional fees expected to be incurred in connection with the SDPI Merger.

(c)	Reflects the elimination of intercompany transactions between DTI and SDPI.

(d)	Reflects a severance payment expected to be paid in connection with the closing of the SDPI Merger resulting from a pre-existing SDPI employment agreement.

(e)	Reflects stock-based compensation for certain SDPI stock options and shares of Restricted Stock that are subject to accelerated vesting upon the closing of the SDPI Merger.

(f)	Reflects the reversal of stock-based compensation expense associated with vested SDPI stock options that will be forfeited upon the closing of the SDPI Merger.

(g)

Reflects the recognition of additional interest expense under a contractually defined interest rate increase associated with a change in control provision included in SDPI’s loan agreement with Vast Bank, National Association.

(h)

Reflects the elimination of historical SDPI depreciation expense and the recognition of depreciation expense based on the preliminary estimates of fair value of property, plant, and equipment acquired in the SDPI Merger as estimated in the preliminary purchase price allocation.

(i)

Reflects the recognition of amortization expense of the acquired intangible assets from the SDPI Merger based on the preliminary estimates of fair value of the acquired intangible assets as estimated in the preliminary purchase price allocation.

(j)

Reflects changes primarily in deferred taxes as a result of the SDPI Merger. These estimates are preliminary as adjustments to our deferred taxes could change due to further refinement of our statutory income tax rates used to measure our deferred taxes and changes in the estimates of the fair values of assets acquired and liabilities assumed that may occur in conjunction with the closing of the SDPI Merger.

(k)

Reflects the reversal of CTG’s historical interest expense as CTG’s outstanding loans were repaid on the CTG Acquisition Date. This adjustment is non-recurring in nature and will have no effect on statements of income for future periods of the combined company.

(l)

Reflects the elimination of CTG’s historical depreciation expense and the recognition of depreciation expense based on the estimated fair values and estimated remaining useful lives of the acquired CTG property, plant, and equipment on the CTG Acquisition Date.

(m)

Reflects the recognition of amortization expense of the acquired intangible assets from the CTG Acquisition based on the estimated fair values and estimated remaining useful lives of the acquired intangible assets on the CTG Acquisition Date.

(n)

The pro forma basic earnings per share attributable to common stockholders for the year ended December 31, 2023 is calculated using the historical basic weighted-average shares of DTI Common Stock outstanding, adjusted for additional shares to be issued to holders of SDPI Common Stock and holders of SDPI equity awards upon the closing of the SDPI Merger. Pro forma diluted earnings per share attributable to common stockholders for the year ended December 31, 2023 is calculated using the historical diluted weighted-average shares of DTI Common Stock outstanding, with consideration given to the potentially dilutive impact for the additional shares to be issued to holders of SDPI Common Stock and holders of SDPI equity awards. The pro forma basic and diluted net loss per share attributable to common stockholders for the three months ended March 31, 2024 are the same due to all potentially dilutive securities being excluded from the diluted net loss per share calculation, as their inclusion would have been anti-dilutive

Pro forma basic and diluted net loss per share is calculated as follows for the three months ended March 31, 2024:

Three Months Ended March 31, 2024
Numerator:
Net loss attributable to common shareholders - basic and diluted	$(133)

Denominator:
Historical DTI weighted-average shares outstanding	29,768,568
Assume January 1, 2023 issuance of shares of DTI Common Stock to holders of SDPI Common Stock and SDPI Restricted Stock pursuant to the Merger Agreement(1)	4,845,240

Pro forma weighted-average shares outstanding—basic and diluted	34,613,808

Pro forma loss per share—basic and diluted	$(0.00)

The following potential common shares were excluded from the computation of diluted net loss per share for the three months ended March 31, 2024 as including them would have had an anti-dilutive effect:

Anti-Dilutive Securities:	Three Months Ended March 31, 2024
DTI time-based options outstanding(3)	4,427,659
DTI performance-based options outstanding(3)	534,063
SDPI stock options exchanged for DTI stock options upon closing of the SDPI Merger(2)(4)	42,157

(1)

The 4,845,240 shares of DTI Common Stock to be issued to holders of shares of SDPI Common Stock and SDPI Restricted Stock is calculated by multiplying the 15,480,000 Stock Election Shares under the Maximum Stock Consideration scenario per the Merger Agreement by the Stock Election Multiplier of 0.313.

(2)

Upon the closing of the SDPI Merger, all outstanding unvested SDPI options will automatically vest. In connection with the closing of the SDPI Merger, each option to purchase one share of SDPI Common Stock will be exchanged for the right to purchase 0.313 shares of DTI Common Stock. As a result, with the closing of the SDPI Merger, 224,873 SDPI stock options will be exchanged for 70,744 DTI stock options.

(3)	The options presented in the anti-dilutive securities table above represent those DTI stock options that were out-of-the-money during the three months ended March, 31, 2024.
(4)

The options presented in the anti-dilutive securities table above represent 37,671 SDPI stock options that were out-of-the-money during the three months ended March, 31, 2024 and 4,485 SDPI stock options that were in-the-money during the three months ended March 31, 2024 but would have had an anti-dilutive effect as their inclusion would have had the effect of reducing the net loss per share.

Pro forma basic and diluted earnings per share is calculated as follows for the year ended December 31, 2023:

Year Ended December 31, 2023
Numerator:
Pro forma net income	$8,974
Less: Redeemable convertible preferred stock dividends	(314)

Net income attributable to common shareholders - basic	$8,660
Add: Redeemable convertible preferred stock dividends	314

Net income attributable to common shareholders - diluted	$8,974

Denominator:
Historical DTI weighted-average shares outstanding (basic)	21,421,610
Assume January 1, 2023 issuance of shares of DTI Common Stock to holders of SDPI Common Stock and SDPI Restricted Stock pursuant to the Merger Agreement(1)	4,845,240

Pro forma weighted-average shares outstanding - basic	26,266,850

Historical DTI weighted-average shares outstanding (diluted)	25,131,024
Assume January 1, 2023 issuance of shares of DTI Common Stock to holders of SDPI Common Stock and SDPI Restricted Stock pursuant to the Merger Agreement(1)	4,845,240
Effect of potentially dilutive SDPI stock options exchanged for DTI stock options upon closing of the SDPI Merger(2)(4)	9,510

Pro forma weighted-average shares outstanding—diluted	29,985,774

Pro forma earnings per share—basic	$0.33

Pro forma earnings per share—diluted	$0.30

The following potential common shares were excluded from the computation of diluted earnings per share for the year ended December 31, 2023 as including them would have had an anti-dilutive effect:

Anti-Dilutive Securities:	Year Ended December 31, 2023
DTI time-based options outstanding(3)	140,135
SDPI stock options exchanged for DTI stock options upon closing of the SDPI Merger(2)(3)	25,026

(1)

The 4,845,240 shares of DTI Common Stock to be issued to holders of shares of SDPI Common Stock and SDPI Restricted Stock is calculated by multiplying the 15,480,000 Stock Election Shares under the Maximum Stock Consideration scenario per the Merger Agreement by the Stock Election Multiplier of 0.313.

(2)

Upon the closing of the SDPI Merger, all outstanding unvested SDPI options will automatically vest. In connection with the closing of the SDPI Merger, each option to purchase one share of SDPI Common Stock will be exchanged for the right to purchase 0.313 shares of DTI Common Stock. As a result, with the closing of the SDPI Merger, 224,873 SDPI stock options will be exchanged for 70,744 DTI stock options.

(3)	The options presented in the anti-dilutive securities table above represent those that were out-of-the- money during all four quarters of the year ended December, 31, 2023.
(4)	Represents the weighted-average number of incremental shares calculated in accordance with the treasury stock method.

PROPOSAL 1 —THE MERGER PROPOSAL

This proxy statement/prospectus is being furnished to SDPI Stockholders as part of the solicitation of proxies by the SDPI Board for use at the SDPI Special Meeting to vote upon a proposal to approve the Merger Proposal pursuant to the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

The SDPI Special Committee has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of SDPI, including the SDPI Unaffiliated Stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the SDPI Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) resolved and recommended that the SDPI Board resolve to (a) direct that the Merger Agreement be submitted to a vote of the SDPI Stockholders for approval and (b) recommend approval of the Merger Agreement by the SDPI Stockholders at the SDPI Special Meeting.

The SDPI Board (acting, in part, based upon the recommendation of the SDPI Special Committee) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of SDPI, including the SDPI Unaffiliated Stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the Merger Agreement be submitted to a vote of the SDPI Stockholders for approval and (iv) resolved to recommend approval of the Merger Agreement by the SDPI Stockholders at the SDPI Special Meeting.

Approval of the Merger Proposal is a condition to the obligations of DTI and SDPI to complete the Merger. The SDPI Special Committee and the SDPI Board accordingly each unanimously recommends that SDPI Stockholders vote “FOR” the proposal to approve the Merger Proposal.

Required Vote of Stockholders

Assuming a quorum is present, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding SDPI Common Stock entitled to vote and represented in person or by proxy at the SDPI Special Meeting. Abstentions and failures to vote will have the effect of a vote AGAINST the Merger Proposal.

THE SDPI SPECIAL COMMITTEE AND THE SDPI BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2 —NON-BINDING ADVISORY VOTE ON MERGER COMPENSATION PROPOSAL

The Merger Compensation Proposal

Section 14A of the Exchange Act and Rule 14a-21 thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that SDPI provides SDPI Stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by SDPI to its named executive officers in connection with the Merger, as disclosed in the section of this proxy statement/prospectus entitled “Special Factors—Interests of SDPI Directors and Officers in the Merger.”

SDPI Stockholders are asked to indicate their approval of the compensation that will or may become payable by SDPI to its named executive officers in connection with the Merger. These payments are set forth in the section of this proxy statement/prospectus entitled “Special Factors—Interests of SDPI Directors and Officers in the Merger” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of SDPI’s overall compensation program for its named executive officers. These historical arrangements were adopted and approved by the SDPI Compensation Committee, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, SDPI is seeking approval of the following resolution at the SDPI Special Meeting:

“RESOLVED, that the stockholders of Superior Drilling Company, Inc. approve, ratify and confirm, on a non-binding, advisory basis, the compensation that will or may become payable to SDPI’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Special Factors—Interests of SDPI Directors and Officers in the Merger” in this proxy statement/prospectus.

SDPI Stockholders should note that this proposal is not a condition to consummation of the Merger, and as an advisory vote, the result will not be binding on SDPI, the SDPI Board, the SDPI Special Committee or DTI. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, SDPI’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Merger in accordance with the terms and conditions applicable to those payments.

Required Vote of Stockholders

Approval of the Merger Compensation Proposal requires the affirmative vote of holders of a majority of the outstanding SDPI Common Stock entitled to vote and represented in person or by proxy at the SDPI Special Meeting. An abstention or a failure to vote will have no effect on the vote for the Merger Compensation Proposal.

THE SDPI SPECIAL COMMITTEE AND THE SDPI BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE MERGER COMPENSATION PROPOSAL.

PROPOSAL 3 —THE SDPI ADJOURNMENT PROPOSAL

SDPI is asking its stockholders to authorize the holder of any proxy solicited by the SDPI Board to vote in favor of any adjournment of the SDPI Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to SDPI Stockholders.

The SDPI Board accordingly unanimously recommends that the SDPI Stockholders vote “FOR” the proposal to approve the SDPI Adjournment Proposal, if necessary.

The vote on the SDPI Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, an SDPI Stockholder may vote to approve the Merger Proposal and vote not to approve the SDPI Adjournment Proposal, and vice versa.

Required Vote of Stockholders

The SDPI Special Meeting may be adjourned from time to time by the affirmative vote of holders of a majority of the outstanding SDPI Common Stock entitled to vote at such meeting represented either in person or by proxy at the SDPI Special Meeting. An abstention or a failure to vote will have no effect on the vote for the SDPI Adjournment Proposal.

SDPI does not intend to call a vote on the SDPI Adjournment Proposal if the Merger Proposal is approved at the SDPI Special Meeting.

THE SDPI BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SDPI ADJOURNMENT PROPOSAL.

DISSENTERS’ RIGHTS

Under Utah law, holders of SDPI Common Stock have the right to dissent from the First Merger and have the fair value of their shares paid to them in cash. Any SDPI Stockholders electing to exercise dissenters’ rights must comply with the provisions of Part 13 of the UBCA, which we refer to as “Part 13,” in order to perfect their rights. We will require strict compliance with the statutory procedures. A copy of Part 13 is attached to this proxy statement as Annex C.

The following is a brief summary of the material provisions of the Utah statutory procedures required to be followed by a SDPI Stockholder in order to dissent from the First Merger and perfect the SDPI Stockholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the text of Part 13. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your right to dissent under Part 13. If you wish to consider exercising your dissenters’ rights, you should carefully review the text of Part 13 contained in Annex C because failure to timely and properly comply with the requirements of Part 13 will result in the loss of your dissenters’ rights under Utah law. Section 16-10a-1320 of the UBCA requires that SDPI Stockholders be notified before the SDPI Special Meeting to vote on the Merger that dissenters’ rights will be available. A copy of Part 13 must be included with such notice. This proxy statement constitutes our notice to the SDPI Stockholders of the availability of dissenters’ rights in connection with the First Merger in compliance with the requirements of Part 13. If you are considering dissenting, we encourage you to consult your own legal advisor.

If you wish to exercise your dissenters’ rights, you must comply with the provisions of Section 16-10a-1301 through 16-10a-1331 of the UBCA, including the following five conditions:

•	you must be a shareholder of SDPI as of the date the Merger Agreement is approved by the SDPI Stockholders;

•

prior to the vote of the SDPI Stockholders on the Merger Agreement, you must deliver to us, as set forth below, a written notice of your intent to demand payment for your shares. This written notice of your intent to demand payment for your shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger Agreement. Voting against (by proxy or otherwise) or failing to vote for the Merger Agreement itself does not constitute a notice of your intent to demand payment for your shares under Part 13;

•

you must not vote any of your shares in favor of the Merger Agreement. Voting any of your shares in favor of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your dissenters’ rights and will nullify any previously filed written notices of intent to demand payment for your shares;

•

you must demand payment in accordance with the terms of a dissenters’ notice, which is described in more detail below and will be sent to dissenting shareholders within ten days after the First Merger is completed; and

•	you must deposit your certificates in accordance with the terms of the dissenters’ notice.

If you fail to comply with any of these conditions, and the First Merger is completed, you will be entitled to receive the cash payment for your shares of SDPI Common Stock as provided for in the Merger Agreement, but you will lose your dissenters’ rights with respect to your shares of SDPI Common Stock.

All notices of intent to exercise dissenters’ rights should be addressed to Superior Drilling Products, Inc., Attention:    ,    , should be delivered before the vote on the Merger Agreement is taken at the SDPI Special Meeting and should be executed by, or on behalf of, the record holder of the shares of SDPI Common Stock. The notice must reasonably inform us of the identity of the SDPI Stockholder and the intention of such SDPI Stockholder to demand payment for his, her or its shares of SDPI Common Stock.

To be effective, a notice of intent to exercise dissenters’ rights by a holder of SDPI Common Stock must be made by, or in the name of, the holder of record for such shares of SDPI Common Stock, fully and correctly, as such holder’s name appears on the stock certificate(s), or by the beneficial owner of such shares if such beneficial owner does not also hold the shares of record.

If a record shareholder owns shares on behalf of more than one beneficial owner, such record holder may assert dissenters’ rights with respect to certain beneficial owners and not others, so long as the record shareholder dissents with respect to all shares held on behalf of any given beneficial owner. A beneficial owner may also assert dissenters’ rights on his or her own behalf, provided that such dissenting beneficial owner causes the record shareholder to provide SDPI with a written consent to the exercise of the dissenters’ rights with respect to such shares, and that the beneficial owner dissents with respect to all shares that he or she owns.

No later than ten days after the effective date of the First Merger, SDPI will deliver a written notice (the “dissenters’ notice”) to each of the SDPI Stockholders who provided SDPI with written notice of intent to demand payment for shares and who did not vote in favor of the Merger Agreement. The dissenters’ notice will state that the First Merger was authorized and the effective date or proposed effective date of the First Merger. In addition, the dissenters’ notice will provide important instructions you must follow in order to demand payment for your shares. Specifically, the dissenters’ notice will set forth the following:

•	the address to which you must send the payment demand;

•	the address where certificates for certificated shares shall be deposited;

•

a form for demanding payment, which will request you to state the address to which payment is to be made and which will require you to certify whether you acquired beneficial ownership of the shares before the date of the first public announcement of the terms of the Merger;

•

the date by which SDPI must receive the payment demand and the date by which certificates must be deposited, which dates must not be fewer than 30 days nor more than 70 days after the date on which the dissenters’ notice is delivered; and

•	a copy of Part 13 of the UBCA.

A SDPI Stockholder who receives the dissenters’ notice and wishes to assert dissenters’ rights must send SDPI a payment demand in the form provided in the dissenters’ notice or in another writing and must deposit certificates for certificated shares in accordance with the dissenters’ notice. A shareholder who does not demand payment and deposit his or her certificate(s) in accordance with the dissenters’ notice will not be entitled to payment for shares under Part 13.

Upon the later of consummation of the First Merger or receipt by us of a payment demand, we will pay each shareholder who has complied with the requirements set forth above, and who certifies that such shareholder acquired beneficial ownership of the shares before the date of the first public announcement to the news media of the terms of the Merger, the amount we estimate to be the fair value of a dissenting shareholder’s shares, plus interest if applicable. Such payment will be accompanied by the latest available financial statements of SDPI, a statement of SDPI’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares, a statement of your rights if you are dissatisfied with the payment and a copy of Part 13 of the UBCA.

A shareholder who believes the payment made or offered by us is less than the fair value of the shares may notify us in writing of his, her or its own estimate of the fair value of the shares and demand payment of the estimated amount, plus interest, less any amount previously paid by us, within 30 days of such payment. Within 60 days of such demand, we must commence a proceeding in a court with jurisdiction under Title 78A of the Utah Code and petition the court to determine the fair value of the shares and the amount of interest. If we fail to commence the proceeding, we must pay the unresolved amount demanded. The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive, and the court may appoint appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter included as a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount previously paid by us. The court will also determine all costs of the proceeding, which will be assessed against us, except that the court may assess costs against dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts in amounts the court finds equitable.

In view of the complexity of Part 13, any of our shareholders who may wish to dissent from the First Merger and pursue dissenters’ rights should consult their legal advisors. Failure to take any required step in connection with exercising dissenters’ rights may result in the termination or waiver of such rights]

EXPERTS

The consolidated financial statements of Drilling Tools International Corporation for the fiscal years ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been audited by Weaver & Tidwell LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Superior Drilling Products, Inc. as of December 31, 2023 and 2022 and for the years then ended included in this proxy statement/prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as set forth in their report which is included herein. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

DELISTING AND DEREGISTRATION OF SDPI COMMON STOCK

If the Merger is completed, shares of SDPI Common Stock will no longer be listed on the NYSEA and will be deregistered under the Exchange Act. If the Merger is not completed, the shares of SDPI Common Stock will continue to trade on the NYSEA and SDPI will continue to file reports under the Exchange Act.

OTHER MATTERS

Management of SDPI knows of no other matters which may be brought before the SDPI Special Meeting. If any matter other than the proposed Merger or related matters should properly come before the SDPI Special Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, unless you advised otherwise, if you hold your shares in “street name” and you and other residents at your mailing address share the same last name and also own SDPI Common Stock in an account at the same broker, bank or other nominee, your nominee delivered a single set of proxy materials to your address. This method of delivery is known as “householding.” Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards for voting electronically. A stockholder who wishes to receive a separate copy of the proxy materials, now or in the future, should submit this request by writing Superior Drilling Company, Inc., 1583 South 1700 East, Vernal, Utah 84078. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

If you are a registered stockholder or hold your shares in an employee benefit plan, SDPI sent you and each registered or plan stockholder at your address separate sets of proxy materials.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of SDPI Stockholders. However, if the Merger is not consummated, SDPI Stockholders will continue to be entitled to attend and participate in SDPI Stockholders’ meetings.

If the Merger were not completed, and SDPI were to hold an annual meeting in 2024 (the “2024 Annual Meeting”), any proposal or proposals by an SDPI Stockholder intended to be included in the proxy statement and form of proxy relating to the 2024 Annual Meeting must be received by SDPI at SDPI’s principal executive offices by no later than the close of business on May 13, 2024 and no earlier than the opening of business on April 13, 2024, and follow the procedures outlined in the SDPI Bylaws. If the date of the 2024 Annual Meeting is more or less than 30 days from August 11, 2024, the one year anniversary of the 2023 annual meeting of stockholders, notice of a proposal will be timely if SDPI receives it no earlier than the opening of business on the 120th day before the actual date of such meeting and no later than the later of (i) the close of business on the 90th day before the actual date of such meeting and (ii) the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public.

If SDPI does not receive notice of the proposal within this time frame, SDPI management will use its discretionary authority to vote the shares it represents as the Board may recommend. Stockholders may request a copy of the provisions of the SDPI Bylaws governing the requirements for notice at the below address.

If instead of presenting a proposal or nominee at the meeting, a stockholder want its proposal to be considered for inclusion in the annual meeting proxy statement, they must submit the proposal so that it is received by June 27, 2024 and it must set forth the specific information required by Rule 14a-8 or Rule 14a-18, as applicable, of Regulation 14A of the Exchange Act. If the date of the annual meeting of stockholders for the fiscal year ending December 31, 2023 is more than 30 days from August 11, 2024, the one year anniversary date of the 2023 annual meeting of stockholders, a notice will be timely if we receive it a reasonable time before we begin to print and send our proxy materials for such meeting.

WHERE YOU CAN FIND MORE INFORMATION

DTI and SDPI each file annual, quarterly and current reports, proxy statements, and other information with the SEC. SDPI will make these materials available for inspection and copying by any SDPI Stockholder, or a representative of any of the foregoing who is so designated in writing, at SDPI’s executive offices during regular business hours. These SEC filings, and other reports, proxies, information statements and other information regarding DTI and SDPI, are all also available to the public from the SEC’s website at http://www.sec.gov, DTI’s website at http://www.drillingtools.com and SDPI’s website at http://www.sdpi.com. Information on or accessible through these websites is not incorporated by reference into this proxy statement/prospectus and does not constitute a part of this proxy statement/prospectus unless DTI or SDPI, as applicable, specifically so designates and files such information with the SEC.

The SEC allows DTI and SDPI to “incorporate by reference” information into this proxy statement/prospectus, which means that DTI and SDPI can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents and reports listed below:

DTI SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2024;

•

Current Reports on Form 8-K filed on March 28, 2024, March 27, 2024, March 19, 2024, March 12, 2024, and March 7, 2024 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act; and

•

The description of the DTI securities set forth in Exhibit 4.2 of DTI’s Annual Report on Form 10-K, filed on March 28, 2024, including any amendment or report filed for the purposes of updating such description.

SDPI SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	Current Reports on Form 8-K filed on April 1, 2024, and March 7, 2024 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act; and

•

The description of the SDPI securitiesset forth in Exhibit 4.1 of DTI’s Annual Report on Form 10-K, filed March 15, 2024, including any amendment or report filed for the purposes of updating such description.

Because the parties are deemed to be engaged in a “going private” transaction with respect to the Merger, the parties are concurrently filing with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this information statement will not automatically be incorporated into the Schedule 13E-3.

You may request a copy of documents filed by DTI or SDPI from DTI or SDPI, as applicable, at no cost by requesting them in writing or by telephone from the appropriate entity at the following addresses and telephone numbers:

By Mail:	By Mail:
Drilling Tools International Corporation 3701 Briarpark Drive, Suite 150 Houston, Texas 77042 Attention: Investor Relations	Superior Drilling Products, Inc. 1583 South 1700 East Vernal, Utah 84078 Attention: Investor Relations

By Telephone:	By Telephone:
(832) 742-8500	(435) 789-0594

These documents are available from DTI or SDPI, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about DTI and SDPI at their Internet websites at http://www.drillingtools.com and http://www.sdpi.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.

If you are a SDPI Stockholder, you may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from SDPI’s proxy solicitor Alliance Advisors, at the following address and telephone numbers: 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003; Call Toll-Free at 877-587-1964.

If you are a SDPI Stockholder and would like to request documents, please do so by July 22, 2024 to receive them before the SDPI Special Meetings. If you request any documents from DTI or SDPI, DTI or SDPI will mail them to you by first class mail, or another equally prompt means, within one business day after DTI or SDPI, as the case may be, receives your request.

This document is a prospectus of DTI and is a proxy statement of SDPI for the SDPI Special Meeting. Neither DTI or SDPI has authorized anyone to give any information or make any representation about the Merger or DTI or SDPI that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that DTI or SDPI has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DRILLING TOOLS INTERNATIONAL CORPORATION

Page
Unaudited Interim Consolidated Financial Statements of Drilling Tools International Corp.::	F-1
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2024 (unaudited) and December 31, 2024	F-1
Unaudited Condensed Consolidated Statements of Income and Comprehensive Income for the three months ended March 31, 2024	F-2
Unaudited Condensed Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Shareholders’ Equity for the three months ended March 31, 2024	F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2024	F-4
Notes to Unaudited Condensed Consolidated FinancialStatements	F-6
Audited Financial Statements of Drilling Tools International Corp.:
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 410)	F-31
Consolidated Balance Sheets as of December 31, 2023 and2022	F-32
Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2023 and 2022	F-33
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Shareholders’ Equity for the years ended December 31, 2023 and 2022	F-34
Consolidated Statement of Cash Flows for the years ended December 31, 2023 and 2022	F-35
Notes to Consolidated Financial Statements	F-37

SUPERIOR DRILLING PRODUCTS, INC.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$14,050	$6,003
Accounts receivable, net	35,730	29,929
Inventories, net	11,441	5,034
Prepaid expenses and other current assets	3,231	4,553
Investments - equity securities, at fair value	1,137	888

Total current assets	65,589	46,408
Property, plant and equipment, net	70,596	65,800
Operating lease right-of-use asset	18,296	18,786
Goodwill	2,556	—
Intangible assets, net	8,058	216
Deferred financing costs, net	864	409
Deposits and other long-term assets	992	879

Total assets	$166,951	$132,498

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,736	$7,751
Accrued expenses and other current liabilities	8,442	10,579
Current portion of operating lease liabilities	3,965	3,958
Current maturities of long-term debt	5,000	—

Total current liabilities	34,143	22,289
Operating lease liabilities, less current portion	14,402	14,893
Long-term debt	20,000	—
Deferred tax liabilities, net	6,893	6,627

Total liabilities	75,438	43,809
Commitments and contingencies (See Note 15)
Shareholders’ equity
Common stock, $0.0001 par value, shares authorized 500,000,000 as of March 31, 2024 and December 31, 2023, 29,768,568 issued and outstanding as of March 31, 2024 and December 31, 2023	3	3
Additional paid-in-capital	95,426	95,218
Accumulated deficit	(3,180)	(6,306)
Accumulated other comprehensive loss	(736)	(225)

Total shareholders’ equity	91,513	88,690

Total liabilities and shareholders’ equity	$166,951	$132,498

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	Three months ended March 31,
(In thousands, except share and per share data)	2024	2023
Revenue, net:
Tool rental	$29,966	$32,276
Product sale	7,008	8,523

Total revenue, net	36,974	40,799
Operating costs and expenses:
Cost of tool rental revenue	7,001	8,137
Cost of product sale revenue	1,536	1,303
Selling, general, and administrative expense	17,942	18,423
Depreciation and amortization expense	5,365	5,015

Total operating costs and expenses	31,844	32,878

Income (loss) from operations	5,130	7,921
Other expense, net:
Interest expense, net	(182)	(573)
Gain (loss) on sale of property	—	69
Loss on asset disposal	(9)	—
Unrealized gain (loss) on equity securities	249	(33)
Other income (expense), net	(1,125)	40

Total other expense, net	(1,067)	(497)

Income before income tax expense	4,063	7,424
Income tax expense	(937)	(1,723)

Net income	$3,126	$5,701
Accumulated dividends on redeemable convertible preferred stock	—	314

Net income available to common shareholders	$3,126	$5,387

Basic earnings per share	$0.11	$0.45

Diluted earnings per share	$0.11	$0.29

Basic weighted-average common shares outstanding*	29,768,568	11,951,137
Diluted weighted-average common shares outstanding*	29,768,568	19,677,507

Comprehensive income:
Net income	$3,126	$5,701
Foreign currency translation adjustment, net of tax	(511)	—
Net comprehensive income	$2,615	$5,701

*	Shares of legacy redeemable convertible preferred stock and legacy common stock have been retroactively restated to give effect to the Merger.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DRILLING TOOLS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY

(UNAUDITED)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock
(In thousands, except share and per share data)	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
BALANCE, December 31, 2022	20,370,377	$17,878	53,175,028	$532	(811,156)	$(933)	$52,790	$(21,054)	$(111)	$31,224
Retroactive application of Merger	(13,650,736)	—	(41,223,891)	(531)	811,156	933	(402)	—	—	—

Adjusted Balances, beginning of period*	6,719,641	17,878	11,951,137	1	—	—	52,388	(21,054)	(111)	31,224
Accretion of redeemable convertible preferred stock to redemption value	—	314	—	—	—	—	(314)	—	—	(314)
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	5,701	—	5,701

BALANCE, March 31, 2023	6,719,641	$18,192	11,951,137	$1	—	$—	$52,074	$(15,353)	$(111)	$36,611

*	Shares of legacy redeemable convertible preferred stock and legacy common stock have been retroactively restated to give effect to the Merger.

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock
(In thousands, except share and per share data)	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
BALANCE, December 31, 2023	—	$—	29,768,568	$3	—	$—	$95,218	$(6,306)	$(225)	$88,690
Stock-based compensation	—	—	—	—	—	—	208	—	—	208
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	—	(511)	(511)
Net income	—	—	—	—	—	—	—	3,126	—	3,126

BALANCE, March 31, 2024	—	$—	29,768,568	$3	—	$—	$95,426	$(3,180)	$(736)	$91,513

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DRILLING TOOLS INTERNATIONAL CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
(In thousands)	2024	2023
Cash flows from operating activities:
Net income	$3,126	$5,701
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	5,365	5,015
Amortization of deferred financing costs	56	19
Non-cash lease expense	1,111	1,140
Provision for excess and obsolete inventory	—	17
Provision for excess and obsolete property and equipment	66	117
Provision for Credit Losses	(135)	334
Deferred tax expense	266	1,116
Gain on sale of property	—	(69)
Loss on asset disposal	9	—
Unrealized loss (gain) on equity securities	(249)	33
Unrealized loss on interest rate swap	—	105
Gross profit from sale of lost-in-hole equipment	(2,799)	(4,535)
Stock-based compensation expense	208	—
Changes in operating assets and liabilities:
Accounts receivable, net	(1,839)	(1,675)
Prepaid expenses and other current assets	1,723	713
Inventories, net	2,836	116
Operating lease liabilities	(1,067)	(1,086)
Accounts payable	(2,848)	3,208
Accrued expenses and other current liabilities	(2,517)	(3,180)

Net cash flows from operating activities	3,312	7,089

Cash flows from investing activities:
Acquisition of a business, net of cash acquired	(18,261)	—
Proceeds from sale of property and equipment	—	80
Purchase of property, plant, and equipment	(6,228)	(7,067)
Proceeds from sale of lost-in-hole equipment	4,904	5,819

Net cash from investing activities	(19,585)	(1,168)

Cash flows from financing activities:
Payment of deferred financing costs	(389)	—
Proceeds from revolving line of credit	—	34,043
Payments on revolving line of credit	—	(41,496)
Proceeds from Term Loan	25,000	—

Net cash from financing activities	24,611	(7,453)

Effect of changes in foreign exchange rates	(291)	—
Net change in cash	8,047	(1,532)
Cash at beginning of period	6,003	2,352

Cash at end of period	$14,050	$820

	Three Months Ended March 31,
(In thousands)	2024	2023
Supplemental cash flow information:
Cash paid for interest	$58	$444

Cash paid for income taxes	$153	$—

Non-cash investing and financing activities:
ROU assets obtained in exchange for lease liabilities	$314	$1,360

Fair value of CTG liabilities assumed in CTG Acquisition	$2,636	$—

Purchases of inventory included in accounts payable and accrued expenses and other current liabilities	$5,018	$1,575

Purchases of property and equipment included in accounts payable and accrued expenses and other current liabilities	$4,482	$4,369

Undeclared dividends	$—	$314

Non-cash directors and officers insurance	$327	$—

Deferred financing fees included in accounts payable	$122	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTE 1 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Drilling Tools International Corporation, a Delaware corporation (“DTIC” or the “Company”), is a global oilfield services company that designs, engineers, manufactures and provides a differentiated, rental-focused offering of tools for use in onshore and offshore horizontal and directional drilling operations, as well as other cutting-edge solutions across the well life cycle.

On June 20, 2023 (the “Closing Date”), a merger transaction between Drilling Tools International Holdings, Inc. (“DTIH”), ROC Energy Acquisition Corp (“ROC”), and ROC Merger Sub, Inc., a directly, wholly owned subsidiary of ROC (“Merger Sub”), was completed (the “Merger”) pursuant to the initial merger agreement dated February 13, 2023 and subsequent amendment to the merger agreement dated June 5, 2023 collectively, (the “Merger Agreement”). In connection with the closing of the Merger, ROC changed its name to Drilling Tools International Corporation. The common stock of DTIC (“DTIC Common Stock” or the “Company’s Common Stock”) commenced trading on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “DTI” on June 21, 2023.

On March 15, 2024 (the “CTG Acquisition Date”), we entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Casing Technologies Group Limited (“CTG”), certain shareholders of CTG, and a representative of CTG. Pursuant to the terms of the Share Purchase Agreement, the Company acquired one hundred percent (100%) of the shares of CTG (the “CTG Acquisition”), which wholly owns Deep Casing Tools Limited (“Deep Casing”), an energy technology development company, for approximately £16.2 million, or $20.9 million, based on the British pound sterling to United States dollar exchange rate on the CTG Acquisition Date. For further details regarding the acquisition, refer to Note 3, “Business Combinations.”

The Company’s United States (“U.S.”) operations have locations in Texas, California, Louisiana, Oklahoma, Pennsylvania, North Dakota, New Mexico, Utah, and Wyoming. The Company’s international operations are located in Canada, Scotland, Germany, Ukraine, UAE, and Saudi Arabia. Operations outside the U.S. are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws and possible limitations on foreign investment. The Company does not engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as set forth by the Financial Accounting Standards Board (“FASB”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). References to US GAAP issued by the FASB in these notes to the accompanying unaudited condensed consolidated financial statements are to the FASB Accounting Standards Codifications (“ASC”) and Accounting Standards Update (“ASUs”).

Unaudited Interim Financial Information

The accompanying interim unaudited condensed consolidated financial statements included in this quarterly report have been prepared in accordance with U.S. GAAP and, in the opinion of the Company, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of March 31, 2024, and its results of operations for the three months ended March 31, 2024 and 2023, and cash flows for the three months ended March 31, 2024 and 2023. The condensed consolidated balance sheet at December 31, 2023, was derived from the audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard. As such, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in the Company’s unaudited condensed consolidated financial statements and accompanying notes as of the date of the unaudited condensed consolidated financial statements. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. In the current macroeconomic and business environment affected by the Russia-Ukraine and Israel-Hamas conflicts and inflationary pressures, these estimates require increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, these estimates may change materially in future periods.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated on consolidation. Further, the basis of consolidation incorporates the financial statements of our foreign entity, Casing Technologies Group Limited, which operates under UK Generally Accepted Accounting Principles (“UK GAAP”). Those financial statements are translated into US GAAP for consolidation purposes. The translation process adheres to established accounting standards and guidelines to ensure consistency and comparability across our consolidated financial statements. This approach enables us to accurately reflect the financial position, results of operations, and cash flows of our consolidated operations.

Foreign Currency Translation and Transactions

The Company has determined that the functional and reporting currency for its operations across the globe is the functional currency of the Company’s international subsidiaries. Accordingly, all foreign balance sheet accounts have been translated into United States dollars using the rate of exchange at the respective balance sheet date. Components of the unaudited condensed consolidated statements of income and comprehensive income have been translated at the average rates during the reporting period. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of stockholders’ equity. Gains or losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in the unaudited condensed consolidated statements of income and comprehensive income.

For the three months ended March 31, 2024 and 2023, the unrealized foreign currency fluctuation impacts on transactions included in the unaudited condensed consolidated statements of income and comprehensive income totaled approximately $28 thousand of gains and nil in losses, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with Topic 842 (which addresses lease accounting) and Topic 606 (which addresses revenue from contracts with customers). The Company derives its revenue from two revenue types, tool rental services and product sales.

Tool Rental Services

Tool rental services consist of rental services, inspection services, and repair services. Tool rental services are accounted for under Topic 842.

Owned tool rentals represent the most significant revenue type and are governed by the Company’s standard rental contract. The Company accounts for such rentals as operating leases. The lease terms are included in the contracts, and the determination of whether the Company’s contracts contain leases generally does not require significant assumptions or judgments. The Company’s lease revenues do not include material amounts of variable payments. Owned tool rentals represent revenue from renting tools that the Company owns. The Company does not generally provide an option for the lessee to purchase the rented equipment at the end of the lease.

The Company recognizes revenues from renting tools on a straight-line basis. The Company’s rental contract periods are daily, monthly, or per well. As part of this straight-line methodology, when the equipment is returned, the Company recognizes as incremental revenue the excess, if any, between the amount the customer is contractually required to pay, which is based on the rental contract period applicable to the actual number of days the drilling tool was out on rent, over the cumulative amount of revenue recognized to date. In any given accounting period, the Company will have customers return the drilling tool and be contractually required to pay the Company more than the cumulative amount of revenue recognized to date under the straight-line methodology. Additionally, the Company has rental contracts that are based on usage, either on a per footage or per well basis. As these types of rental contracts primarily consist of variable lease payments, which are unknown at commencement, revenue is recognized when the changes in the factor on which the contingent lease payments are based occur. When the customer returns the rental equipment and the footage or usage becomes known, the Company recognizes revenue.

The Company records the amounts billed to customers in excess of recognizable revenue as deferred revenue on its unaudited condensed consolidated balance sheet.

As noted above, the Company is unsure of when the customer will return rented drilling tools. As such, the Company cannot provide a maturity analysis of future lease payments as it is unknown when the tool will be returned and what the customer will owe upon return of the tool. The Company’s drilling tools are generally rented for short periods of time (significantly less than a year). Lessees do not provide residual value guarantees on rented equipment.

The Company expects to derive significant future benefits from its drilling tools following the end of the rental term. The Company’s rentals are generally short-term in nature, and its tools are typically rented for the majority of the time that the Company owns them.

Product Sales

Product sales consist of charges for rented tools that are damaged beyond repair, charges for lost-in-hole, and charges for lost-in-transit while in the care, custody or control of the Company’s customers, and other charges for made to order product sales. Product sales are accounted for under Topic 606.

Revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for its arrangements with customers, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in the revenue standard. The transaction price is measured as consideration specified in a contract with a customer and excludes any sales incentives and taxes or other amounts collected on behalf of third parties. As each of the Company’s contracts with customers contain a single performance obligation to provide a product sale, the Company does not have any performance obligations requiring allocation of transaction prices.

The performance obligation for made to order product sales is satisfied and revenue is recognized at a point in time when control of the asset transfers to the customer, which typically occurs upon delivery of the product or when the product is made available to the customer for pickup at the Company’s shipping dock. Additionally, pursuant to the contractual terms with the Company’s customers, the customer must notify the Company of, and purchase from the Company, any rented tools that are damaged beyond repair, lost-in-hole, or lost-in-transit while in the care, custody or control of the Company’s customers. Revenue is recognized for these products at a point in time upon the customer’s notification to the Company of the occurrence of one of these noted events.

The Company does not have any revenue expected to be recognized in the future related to remaining performance obligations or contracts with variable consideration related to undelivered performance obligations. There was no revenue recognized in the current period from performance obligations satisfied in previous periods.

Revenue per geographic location

Revenue generated was concentrated within the United States. For the three months ended March 31, 2024 and 2023, the revenue generated within the United States was $32.3 million and $36.6 million, respectively, or 87% and 90% of total revenue. For the three months ended March 31, 2024 and 2023, the revenue generated outside of the United States, in Canada and International, was $4.7 million and $4.2 million, respectively, or 13% and 10% of total revenue.

Contract Assets and Contract Liabilities

Contract assets represent the Company’s rights to consideration for work completed but not billed. As of March 31, 2024 and December 31, 2023, the Company had contract assets of $4.6 million and $4.2 million, respectively. Contract assets were recorded in accounts receivable, net in the accompanying unaudited condensed consolidated balance sheets.

Contract liabilities consist of fees invoiced or paid by the Company’s customers for which the associated services have not been performed and revenue has not been recognized based on the Company’s revenue recognition criteria described above. As of March 31, 2024 and December 31, 2023, the Company did not have any material contract liabilities. All deferred revenues are expected to be recognized during the following 12 months, and they were recorded in accrued expenses and other current liabilities in the accompanying unaudited condensed consolidated balance sheets.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2024 and December 31, 2023.

Accounts Receivable, net

The Company’s accounts receivable consists principally of uncollateralized amounts billed to customers. These receivables are generally due within 30 to 60 days of the period in which the corresponding sales or rentals occur and do not bear interest. They are recorded at net realizable value less an allowance for doubtful accounts and are classified as accounts receivable, net on the unaudited condensed consolidated balance sheets.

Allowance for Credit Losses

The Company considers both current conditions and reasonable and supportable forecasts of future conditions when evaluating expected credit losses for uncollectible receivable balances. In our determination of the allowance for credit losses, we pool receivables by days outstanding and apply an expected credit loss percentage to each pool. The expected credit loss percentage is determined using historical loss data adjusted for current conditions and forecasts of future economic conditions. Current conditions considered include predefined aging criteria, as well as specified events that indicate the balance due is not collectible. Reasonable and supportable forecasts used in determining the probability of future collection consider publicly available macroeconomic data and whether future credit losses are expected to differ from historical losses.

As of March 31, 2024 and December 31, 2023, the allowance for credit losses totaled $1.4 million and $1.5 million, respectively.

Business Combinations

The Company applies the acquisition method of accounting for business combinations, which requires us to make use of estimates and judgments to allocate the purchase price paid for acquisitions to the fair value of the assets and liabilities acquired. We account for contingent assets and liabilities at fair value on the acquisition date, and record changes to fair value associated with these assets and liabilities as a period cost as incurred. We use established valuation techniques and engage reputable valuation specialists to assist us with these valuations. We use a reasonable measurement period to record any adjustment related to the opening balance sheet (generally, less than one year). After the measurement period, changes to the opening balance sheet can result in the recognition of income or expense as period costs. To the extent these items stem from contingencies that existed at the balance sheet date, but are contingent upon the realization of future events, the cost is charged to expense at the time the future event becomes known.

Inventories, net

Inventories are stated at the lower of cost or net realizable value. Cost is determined by using the specific identification method or the first-in-first-out (“FIFO”) method, depending on the type of inventory. Inventory that is obsolete or in excess of forecasted usage is written down to its net realizable value based on assumptions regarding future demand and market conditions. Inventory write-downs are charged to cost of rental revenue and cost of product sale revenue within operating costs section of the unaudited condensed consolidated statements of income and comprehensive income and establish a new cost basis for the inventory. Inventory includes raw material and finished goods.

Property, Plant and Equipment, net

Property, plant and equipment purchased by the Company are recorded at cost less accumulated depreciation. Depreciation is recorded using the straight-line method based on the estimated useful lives of the depreciable property or, for leasehold improvements, the remaining term of the lease, whichever is shorter. Assets not yet placed in use are not depreciated.

Property, plant and equipment acquired as part of a business acquisition is recorded at acquisition date fair value with subsequent additions at cost.

The cost of refurbishments and renewals are capitalized when the value of the property, plant or equipment is enhanced for an extended period. Expenditures to maintain and repair property, plant and equipment, which do not improve or extend the life of the related assets, are charged to operations when incurred. When property, plant and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

Leases

The Company adopted ASC 842, Leases (“ASC 842”) as of January 1, 2022 using the modified retrospective transition approach, with no restatement of prior periods or cumulative adjustments to retained earnings. Upon adoption, the Company elected the package of transition practical expedients, which allowed it to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases and initial direct costs for existing leases. The Company elected the use-of-hindsight to reassess lease term. The Company elected not to recognize leases with an initial term of 12 months or less within the unaudited condensed consolidated balance sheets and to recognize those lease payments on a straight-line basis in the unaudited condensed consolidated statements of income and comprehensive income over the lease term. The new lease accounting standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the practical expedient to not separate lease and non-lease components for all leases.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and current operating lease liabilities and operating lease liabilities, net of current portion on the unaudited condensed consolidated balance sheets. The Company recognizes lease expense for its operating leases on a straight-line basis over the term of the lease.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from a lease. ROU assets and operating lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. Operating lease ROU assets also include the impact of any lease incentives. An amendment to a lease is assessed to determine if it represents a lease modification or a separate contract. Lease modifications are reassessed as of the effective date of the modification using an incremental borrowing rate based on the information available at the commencement date. For modified leases the Company also reassess the lease classification as of the effective date of the modification.

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate because the interest rate implicit in the Company’s leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located.

The Company’s lease terms include periods under options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option in the measurement of its ROU assets and liabilities. The Company considers contractual-based factors such as the nature and terms of the renewal or termination, asset-based factors such as physical location of the asset and entity-based factors such as the importance of the leased asset to the Company’s operations to determine the lease term. The Company generally uses the base, noncancelable, lease term when determining the ROU assets and lease liabilities. The right-of-use asset is tested for impairment in accordance with Accounting Standards Codification Topic 360, Property, Plant, and Equipment.

Lessor Accounting

Our leased equipment primarily consists of rental tools and equipment. Our agreements with our customers for rental equipment contain an operating lease component under ASC 842 because (i) there are identified assets, (ii) the customer has the right to obtain substantially all of the economic benefits from the use of the identified asset throughout the period of use and (iii) the customer directs the use of the identified assets throughout the period of use.

Our lease contract periods are daily, monthly, per well or based on footage. Lease revenue is recognized on a straight-line basis based on these rates. We do not provide an option for the lessee to purchase the rented tools at the end of the lease and the lessees do not provide residual value guarantees on the rented assets.

We recognized operating lease revenue within “Tool rental” on the unaudited condensed consolidated statements of income and comprehensive income.

Intangible Assets

Intangible assets with finite useful lives include customer relationships, trade name, patents, non-compete agreements and a supply agreement. These intangible assets are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible are realized.

Goodwill

Goodwill represents the excess of purchase price paid over the fair value of the net assets of acquired businesses. We evaluate Goodwill at least annually for impairment. Goodwill is considered impaired if the carrying amount of the reporting unit exceeds its estimated fair value. We conduct our annual assessment of the recoverability of goodwill as of December 31 of each year. We first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the goodwill impairment test. If the qualitative assessment indicates that it is more likely than not that the fair value of the reporting unit is less than its carrying amount or we elect not to perform a qualitative assessment, the quantitative assessment of goodwill test is performed. The goodwill impairment test is also performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If it is necessary to perform the quantitative assessment to determine if our goodwill is impaired, we will utilize a discounted cash flow analysis using management’s projections that are subject to various risks and uncertainties of revenues, expenses and cash flows as well as assumptions regarding discount rates, terminal value and control premiums. Estimates of future cash flows and fair value are highly subjective and inherently imprecise. These estimates can change materially from period to period based on many factors. Accordingly, if conditions change in the future, we may record impairment losses, which could be material to any particular reporting period.

Accounting for Impairment of Long-lived Assets

Long-lived assets with finite lives include property, plant and equipment and acquired intangible assets. The Company evaluates long-lived assets, including acquired intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group.

For the three months ended March 31, 2024 and 2023, management determined that there were no triggering events necessitating impairment testing of property, plant, and equipment or intangible assets.

Investments - Equity Securities

Equity securities are stated at fair value. Unrealized gains and losses are reflected in the unaudited condensed consolidated statements of income and comprehensive income. The Company periodically reviews the securities for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of March 31, 2024 and December 31, 2023, the Company believes the cost of the securities was recoverable in all material respects.

Redeemable Convertible Preferred Stock

Prior to the closing of the Merger, there were outstanding shares of DTIH Series A redeemable convertible preferred stock (the “Redeemable Convertible Preferred Stock”), which was classified outside of permanent equity in mezzanine equity on the unaudited condensed consolidated balance sheets as it was redeemable on a fixed date.

Upon the closing of the Merger, all of the Redeemable Convertible Preferred Stock was canceled in exchange for DTIC common stock and the right to receive cash. Accordingly, there was no Redeemable Convertible Preferred Stock outstanding as of March 31, 2024 or December 31, 2023.

Preferred Stock

As of the closing of the Merger, the Board of Directors have expressly granted authority to issue shares of preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the Delaware General Corporation Law. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

The Board of Directors of the Company has not issued any shares of any classes or series of preferred stock as of March 31, 2024, and through the date these financial statements were available to be issued.

Cost of Revenue

The Company recorded all operating costs associated with its product sales and tool rental revenue streams in cost of product sale revenue and cost of tool rental revenue, respectively, in the unaudited condensed consolidated statements of income and comprehensive income. All indirect operating costs, including labor, freight, contract labor and others, are included in selling, general, and administrative expense in the unaudited condensed consolidated statements of income and comprehensive income.

Stock-Based Compensation

The Company recognizes stock-based compensation expenses over the requisite service period. The Company historically granted stock-based compensation awards with performance based vesting conditions. These options all vested upon the closing of the merger with ROC. Subsequent to the closing of the merger with ROC, the Company’s stock-based compensation awards are subject only to service based vesting conditions. Pursuant to ASC 718-10-35-8, the Company recognizes compensation cost for stock awards with only service conditions that have a graded vesting schedule on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. ASC 718 requires that the cost of awards of equity instruments offered in exchange for employee services, including employee stock options and restricted stock awards, be measured based on the grant-date fair value of the award. The Company determines the fair value of stock options granted using the Black-Scholes-Merton option-pricing model (“Black-Scholes model”) and recognizes the cost over the period during which an employee is required to provide service in exchange for the award, generally the vesting period, net of estimated forfeitures. The Board of Directors considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards were approved. The factors considered include, but were not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the redeemable convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as the sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.

Earnings Per Share

Basic earnings per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted earnings is computed by adjusting net income (loss) to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted earnings is computed by dividing the diluted net income (loss) by the weighted-average number of common shares outstanding for the period, including potential dilutive common stock. For the purposes of this calculation, outstanding stock options and Redeemable Convertible Preferred Stock are considered potential dilutive common stock and are excluded from the computation of net loss per share if their effect is anti-dilutive.

The Redeemable Convertible Preferred Stock did not contractually entitle its holders to participate in profits or losses. As such, it was not treated as a participating security in periods of net income or net loss.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the unaudited condensed consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the unaudited condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and liabilities.

The Company is subject to state income taxes in various jurisdictions.

The Company follows guidance issued by the FASB in accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the unaudited condensed consolidated financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits and upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the unaudited condensed consolidated financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. The Company has no uncertain tax positions at March 31, 2024 and December 31, 2023. The

Company believes there are no tax positions taken or expected to be taken that would significantly increase or decrease unrecognized tax benefits within twelve months of the reporting date.

The Company records income tax related interest and penalties, if applicable, as a component of the provision for income tax expense. However, there were no amounts recognized relating to interest and penalties in the unaudited condensed consolidated statements of income and comprehensive income for the three months ended March 31, 2024 and 2023.

Derivative Financial Instruments

From time to time, the Company may enter into derivative instruments to manage exposure to interest rate fluctuations. During 2016, the Company entered into an interest swap agreement with respect to amounts outstanding under its revolving line of credit.

The Company’s interest rate swap is a pay-fixed, receive-variable interest rate swap based on SOFR swap rate. The SOFR swap rate is observable at commonly quoted intervals for the full term of the swap and therefore is considered a Level 2 item. For interest rate swaps in an asset position, the credit standing of the counterparty is analyzed and factored into the fair value measurement of the asset. The impact of the Company’s creditworthiness has also been factored into the fair value measurement of the interest rate swap in a liability position. For the three months ended March 31, 2023, the application of valuation techniques applied to similar assets and liabilities has been consistent.

This arrangement was designed to manage exposure to interest rate fluctuations by effectively exchanging existing obligations to pay interest based on floating rates for obligations to pay interest based on a fixed rate. These derivatives are marked-to-market at the end of each quarter and the realized/unrealized gain or loss is recorded as interest expense.

For the three months ended March 31, 2023, the Company recognized an unrealized gain due to the change in fair value of its interest rate swap of approximately $0.1 million. The interest swap agreement was settled on July 10, 2023. No new interest swaps were entered into subsequently or during the three months ended March 31, 2024.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

Level 1 – Valuation inputs are unadjusted quoted market prices for identical assets or liabilities in active markets.

Level 2 – Valuation inputs are quoted prices for identical assets or liabilities in markets that are not active, quoted market prices for similar assets and liabilities in active markets and other observable inputs directly or indirectly related to the assets or liabilities being measured.

Level 3 – Valuation inputs are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are measured and reported on a fair value basis. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

Asset and liabilities measured at fair value are summarized as follows (in thousands):

	Assets at Fair Value as of March 31, 2024
	Level 1	Level 2	Level 3	Total
Investments, equity securities	$1,137	$—	$—	$1,137

Total assets at fair value	$1,137	$—	$—	$1,137

	Assets at Fair Value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Investments, equity securities	$888	$—	$—	$888

Total assets at fair value	$888	$—	$—	$888

As of March 31, 2024 and December 31, 2023, the Company did not have any Level 2 or 3 assets or liabilities.

Fair value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, and accounts payable. The carrying amount of such instruments approximates fair value due to their short-term nature.

Concentration of Credit Risk and Other Risks and Uncertainties

The Company’s customer concentration may impact its overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions affecting the oil and gas industry.

During the three months ended March 31, 2024 and 2023, the Company generated approximately 30.0% and 31.0%, respectively, of its revenue from 2 customers. Amounts due from these customers included in accounts receivable at March 31, 2024 and December 31, 2023 were approximately $6.6 million and $9.3 million, respectively.

During the three months ended March 31, 2024, the Company had 2 vendor that represented approximately 30% of its vendor purchases. During the three months ended March 31, 2023, the Company had 1 vendor that represented approximately 11% of its vendor purchases. Amounts due to these vendors included in accounts payable at March 31, 2024 and December 31, 2023 were approximately $3.7 million and $3.4 million, respectively.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash. The Company maintains accounts in federally insured financial institutions in excess of federally insured limits. Management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held and of the money market funds in which these investments are made.

Operating Segment

Operating segments are identified as components of an enterprise about which discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in deciding resource allocation and assessing performance. The Company’s Chief Executive Officer is the CODM. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operations decisions, allocating resources and evaluating financial performance. Consequently, the Company has determined it operates in one operating and reportable segment.

Accounting Standards Issued But Not Yet Effective

In December 2023, FASB issued Accounting Standard Update (“ASU”) 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures, which requires enhanced income tax disclosures that reflect how operations and related tax risks, as well as how tax planning and operational opportunities, affect the tax rate and prospects for future cash flows. This standard is effective for the Company beginning January 1, 2025 with early adoption permitted. The Company is evaluating the effects of adopting this new accounting guidance on its disclosures but does not currently expect adoption will have a material impact on the Company’s consolidated financial statements. The Company does not intend to early adopt this ASU.

In November 2023, FASB issued ASU 2023-07, Segment Reporting (Topic 280) – Improvements to Reportable Segment Disclosures, which includes requirements for more robust disclosures of significant segment expenses and measures of a segment’s profit and loss used in assessing performance. This standard is effective for the Company’s annual period beginning January 1, 2024 and interim periods beginning January 1, 2025 with early adoption permitted. The Company is still evaluating the effects of adopting this new accounting guidance on its disclosures.

NOTE 2 – Revision of Previously Issued Financial Statements

During the preparation of its unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2024, the Company identified certain errors in its previously issued unaudited condensed consolidated statements of cash flows for the three months ended March 31, 2023. The errors identified had no impact on the unaudited condensed consolidated balance sheets, statements of income and comprehensive income, and statements of changes in redeemable convertible preferred stock and shareholders’ equity. As described further below, the Company has revised its previously issued unaudited condensed consolidated statement of cash flows for the three months ended March 31, 2023 within this Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2024. The following paragraphs describe the errors in the previously issued unaudited condensed consolidated statements of cash flows for the three months ended March 31, 2023, and the table following these paragraphs presents the quantitative impact of the errors described in the paragraphs below.

Statement of cash flow errors related to leases

The Company determined that the previously reported amount of $2.5 million in ROU assets obtained in exchange for lease liabilities disclosed within the non-cash investing and financing activities section of the unaudited condensed consolidated statement of cash flows for the three months ended March 31, 2023 was calculated incorrectly. The calculation of the amount previously reported in the unaudited condensed consolidated statement of cash flows incorrectly included amounts for Canadian leases that were excluded from the consolidated balance sheet due to their being immaterial. In addition, the calculation incorrectly included amounts for ROU assets obtained in exchange for lease liabilities whereby the leases had terminated.

Also, with respect to leases, the Company determined that the previously reported amount of non-cash lease expense of negative $0.2 million within the operating activities section of the unaudited condensed consolidated statement of cash flows for the three months ended March 31, 2023 was calculated incorrectly. The previously reported amount was calculated as solely the change in ROU assets from December 31, 2022 to March 31, 2023 without taking into account the fact that the change in ROU assets is also impacted by the non-cash ROU assets obtained in exchange for lease liabilities.

In addition, the Company determined that the previously reported amount of $0.3 million for operating lease liabilities within the changes in operating assets and liabilities section of the unaudited condensed consolidated statement of cash flows was calculated incorrectly. The previously reported amount was calculated as solely the change in the operating lease liability from December 31, 2022 to March 31, 2023 without taking into account the fact that the change in the operating lease liability is also impacted by the non-cash ROU assets obtained in exchange for lease liabilities described above.

Statement of cash flow errors related to inventory and property, plant, and equipment

The Company determined that the previously reported amount of inventories of negative $1.4 million within the changes in operating assets and liabilities section of the unaudited condensed consolidated statement of cash flows for the three months ended March 31, 2023 was calculated incorrectly. The calculation of the amount previously reported in the unaudited condensed consolidated statement of cash flows incorrectly included the non-cash amounts expensed on the income statement for the provision for excess and obsolete inventory. The provision for excess and obsolete inventory should have been presented separately within the reconciliation of net income to net cash flows from operating activities in the unaudited condensed consolidated statement of cash flows for the three months ended March 31, 2023.

In addition, the Company determined that the previously reported amount of inventories of negative $1.4 million and accounts payable of positive $5.8 million within the changes in operating assets and liabilities section of the unaudited condensed consolidated statement of cash flows for the three months ended March 31, 2023 were not adjusted for the impact of the amount of purchases of inventory that were not paid in cash during the three months ended March 31, 2023. The previously reported amounts were calculated as solely the changes in inventories and accounts payable from December 31, 2022 to March 31, 2023 without taking into account the fact that the changes in both inventories and accounts payable are also impacted by the amount of inventory that has not yet been paid in cash at period end.

The Company determined that the previously reported amount of proceeds from sale of lost-in-hole equipment of $5.3 million within the investing activities section of the unaudited condensed consolidated statement of cash flows for the three months ended March 31, 2023 was calculated incorrectly. The calculation of the amount previously reported in the unaudited condensed consolidated statement of cash flows incorrectly included the non-cash amounts expensed on the income statement for the provision for excess and obsolete property, plant and equipment. The amount for the provision for excess and obsolete property, plant and equipment should have been presented within the reconciliation of net income to net cash flows from operating activities on the unaudited condensed consolidated statement of cash flows for the March 31, 2023.

Furthermore, the Company determined that the previously reported amount of purchases of property, plant and equipment of negative $10.8 million within the investing activities section of the unaudited condensed consolidated statement of cash flows for the March 31, 2023 was calculated incorrectly. The Company determined that the previously reported amount of purchases of property, plant and equipment was calculated using an incorrect amount for the additions to property, plant and equipment that were not paid for in cash during the March 31, 2023.

Additionally, the Company determined that the previously reported amount of accounts payable of positive $5.8 million within the operating activities section of the unaudited condensed consolidated statement of cash flows for the three months ended March 31, 2023 was not adjusted for the impact of the purchases of property, plant and equipment that were not paid for in cash during the three months ended March 31, 2023.

Also, with respect to inventory and property, plant and equipment, the Company determined that the previously disclosed non-cash investing and financing activities section incorrectly failed to disclose the amounts of purchases of inventory and property, plant and equipment remaining in accounts payable as of March 31, 2023.

The Company evaluated the errors described above (and quantified in the table below), both qualitatively and quantitatively, in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) Topic 1.M, Materiality, codified in ASC 250, Accounting Changes and Error Corrections, and concluded that the errors were not material to the previously issued financial statements taken as a whole. The unaudited consolidated financial statements presented herein as of and for the three months ended March 31, 2023 have been revised to correct the errors described above in accordance with SEC SAB Topic 1.M, as codified in ASC 250.

	For the three months ended March 31, 2023
Unaudited Condensed Consolidated Statement of Cash Flows	As Previously Reported	Adjustment	As Revised
Non-cash lease expense	$(220)	$1,360	$1,140
Provision for excess and obsolete inventory	—	17	17
Provision for excess and obsolete property and equipment	—	117	117
Inventories, net	(1,442)	1,558	116
Operating lease liabilities	274	(1,360)	(1,086)
Accounts payable	5,765	(2,557)	3,208
Accrued Expenses	207	(3,387)	(3,180)
Purchase of property, plant and equipment	(10,815)	3,748	(7,067)
Proceeds from sale of lost-in-hole equipment	5,315	504	5,819
ROU assets obtained in exchange for lease liabilities	2,516	(1,156)	1,360
Purchases of inventory included in accounts payable and accrued expenses and other current liabilities	—	1,575	1,575
Purchases of property and equipment included in accounts payable and accrued expenses and other current liabilities	—	4,369	4,369

NOTE 3 – BUSINESS COMBINATION

On the CTG Acquisition Date, the Company’s wholly owned subsidiary, Drilling Tools International, Inc., entered into and consummated the Share Purchase Agreement with CTG, the shareholders of CTG, and a representative of CTG, to acquire 100% of the shares of CTG for a gross cash purchase consideration of £16.2 million, or approximately $20.9 million, based on the British pound sterling to United States dollar exchange rate on the CTG Acquisition Date. CTG is incorporated in the United Kingdom and is the holding company of its wholly owned subsidiary, Deep Casing. Deep Casing specializes in the design, engineering, and manufacturing of a range of patented and innovative products for well construction, well completion, and casing installation processes for the global oil and gas sector. The CTG Acquisition allows the Company to further expand its geographical presence globally, especially in the Middle East, provides accretive earnings to consolidated results of operations, and expands the Company’s portfolio of intellectual property rights, through the acquisition of over 60 patents.

The £16.2 million, or approximately $20.9 million, gross cash purchase consideration was used on the CTG Acquisition Date to (i) settle Deep Casing’s outstanding debt of £15.3 million, or approximately $19.8 million; (ii) pay Deep Casing’s legacy shareholders £0.3 million, or approximately $0.3 million, in accordance with the Share Purchase Agreement; and (iii) pay Deep Casing’s acquisition-related costs of £0.6 million, or approximately $0.8 million.

The CTG Acquisition has been accounted for as a business combination in accordance with ASC 805, Business Combinations (“ASC 805”). Drilling Tools International, Inc. has been treated as the accounting acquirer. Accordingly, CTG’s tangible and identifiable intangible assets acquired and its liabilities assumed were recorded at their estimated fair values on the CTG Acquisition Date.

The assets acquired and liabilities assumed in connection with the CTG Acquisition were recorded at their fair values on the CTG Acquisition Date as follows (in thousands):

Assets
Cash	$2,674
Accounts receivable, net	3,781
Inventories, net	4,282
Prepaid expenses and other current assets	189
Property, plant and equipment , net	1,647
Operating lease ROU asset	315
Intangible assets, net	8,065
Goodwill	2,618

Total assets acquired	$23,571

Liabilities
Accounts payable	2,656
Accrued expenses and other current liabilities	(295)
Current portion of operating lease liabilities	95
Operating lease liabilities, less current portion	180

Total liabilities assumed	$2,636

Total consideration transferred	$20,935

The excess of the purchase price over the fair values of the net identifiable tangible and intangible assets acquired has been assigned to goodwill. Goodwill represents the future benefits as a result of the acquisition that will enhance the services available to both new and existing customers and increase the Company’s competitive position. Goodwill will be evaluated for impairment at least annually. Goodwill attributable to the CTG Acquisition is not deductible for tax purposes.

The following table sets forth the amounts allocated to the identified intangible assets, the estimated useful lives of those intangible assets as of the CTG Acquisition Date, and the methodologies used to determine the fair values of those intangible assets ($ in thousands):

	Fair value	Useful life (in years)	Fair value methodology
Intangible assets
Trade names	$819	15	Relief from royalty method
Developed Technology	3,269	20	Relief from royalty method
Customer relationships	3,977	20	Multi-period excess earnings method of the income approach

Total intangible assets	$8,065

The intangible assets acquired are expected to be amortized over their useful lives on a straight-line basis.

The Company incurred acquisition-related costs of $0.3 million during the three months ended March 31, 2024, which are included in other income (expense), net in the condensed consolidated statement of income and comprehensive income.

The Company’s condensed consolidated statement of income and comprehensive income for the three months ended March 31, 2024 includes CTG’s revenues of $0.8 million and net income of $0.2 from the CTG Acquisition Date through March 31, 2024.

Supplemental Pro Forma Information

The unaudited supplemental pro forma financial results below for the three months ended March 31, 2024 and 2023, combine the consolidated results of the Company and CTG, giving effect to the CTG Acquisition as if it had been completed on January 1, 2023. This unaudited supplemental pro forma financial information is presented for informational purposes only and is not indicative of future operations or results had the acquisition been completed as of January 1, 2023, or any other date.

	Three months ended March 31,
(in thousands)	2024	2023
Pro forma revenue	$40,333	$45,308
Pro forma net income	$2,420	$6,287

The unaudited supplemental pro forma financial information in the table above contains material nonrecurring pro forma adjustments to remove interest expense on CTG’s debt as it is assumed that the business combination occurred and the debt was paid off on January 1, 2023.

NOTE 4 – INVESTMENTS – EQUITY SECURITIES

The following table shows the cost and fair value of the Company’s investments in equity securities (in thousands):

	Cost	Unrealized Gain	Fair Value
March 31, 2024	$999	$138	$1,137

	Cost	Unrealized Loss	Fair Value
December 31, 2023	$999	$(111)	$888

Unrealized holding gains on equity securities for the three months ended March 31, 2024 were approximately $0.2 million. Unrealized holding losses on equity securities for the three months ended March 31, 2023 were approximately $33 thousand.

NOTE 5 – BALANCE SHEET DETAILS - CURRENT ASSETS AND CURRENT LIABILITIES

Inventories, net

The following table shows the components of inventory (in thousands):

	March 31, 2024	December 31, 2023
Raw materials	$8,823	$5,022
Finished goods	2,673	16
Total inventories	11,496	5,038

Allowance for obsolete inventory	(55)	(4)

Inventories, net	$11,441	$5,034

Prepaid expenses and other current assets

The following table shows the components of prepaid expenses and other current assets (in thousands):

	March 31, 2024	December 31, 2023
Prepaid expenses:
Deposits on inventory	$1,437	$2,146
Prepaid income tax	362	362
Prepaid insurance	530	1,110
Prepaid rent	399	372
Prepaid equipment	331	331
Prepaid other	172	214
Other current assets:
Other	$—	$18

Total	$3,231	$4,553

Accrued expenses and other current liabilities

The following table shows the components of accrued expenses and other current liabilities (in thousands):

	March 31, 2024	December 31, 2023
Accrued expenses:
Accrued compensation and related benefits	$3,878	$4,999
Accrued insurance	435	978
Accrued transaction advisory fees	1,000	1,000
Accrued professional services	72	189
Accrued interest	126	58
Accrued property taxes	314	60
Accrued monitoring fees	373	373
Other	760	147
Other current liabilities:
Income tax payable	$1,757	$1,586
Sales tax payable	(413)	71
Unbilled lost-in-hole revenue	96	76
Deferred revenue	44	1,042

Total accrued expenses and other current liabilities	$8,442	$10,579

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

The following table shows the component of property, plant and equipment, net (in thousands):

	Estimated Useful Lives (in Years)	March 31, 2024	December 31, 2023
Rental tools and equipment	5-10	195,460	188,949
Buildings and improvements	5-40	6,686	6,672
Office furniture, fixtures and equipment	3-5	2,269	2,389
Transportation and equipment	3-5	783	793

Total property, plant and equipment		205,198	198,803
Less: accumulated deprecation		(134,602)	(133,003)

Property, plant and equipment, net (excluding construction in progress)		70,596	65,800
Construction in progress		—	—

Property, plant and equipment, net		$70,596	$65,800

Total depreciation expense for the three months ended March 31, 2024 and 2023 was approximately $5.3 million and $5.0 million, respectively. The Company has not acquired any property, plant and equipment under financing leases.

Property, plant and equipment, net, is concentrated within the United States. As of March 31, 2024 and December 31, 2023, property, plant and equipment, net held within the United States was $65.9 million and $63.0 million, respectively, or 93% and 96% of total property, plant and equipment, net. As of March 31, 2024 and December 31, 2023, property, plant and equipment, net held outside of the United States, in Canada and Internationally, was $4.7 million and $2.8 million, respectively, or 7% and 4% of total property, plant and equipment, net.

NOTE 7 – INTANGIBLE ASSETS, NET

The following table shows the components of intangible assets, net (in thousands):

	Useful Lives (in Years)	March 31, 2024	December 31, 2023
Trade name	10-15	$2,079	$1,280
Developed Technology	13-20	3,462	270
Customer Relationships	20	3,882	—

Total intangible assets		9,423	1,550
Less: accumulated amortization		(1,365)	(1,334)

Intangible assets, net		$8,058	$216

Total amortization expense for the three months ended March 31, 2024 and 2023 was approximately $31 thousand and $12 thousand, respectively.

NOTE 8 – REVOLVING CREDIT FACILITY AND TERM LOAN

In December 2015, the Company entered into a credit facility with PNC Bank, National Association (the “Credit Facility”). The facility provided for a revolving line of credit with a maximum borrowing amount totaling $60.0 million.

On March 15, 2024, the Company refinanced its revolving credit facility (the “Refinancing”) by entering into a Second Amended and Restated Revolving Credit, Term Loan and Security and Guaranty Agreement (the “Credit Facility”) with certain of the Company’s subsidiaries and PNC Bank, National Association as lender and as agent. Pursuant to the terms of the Credit Facility, the Company will be provided a revolving line of credit in a principal amount up to $80.0 million and a single draw term loan ( the “Term Loan”) in a principal amount of $25.0 million. The Credit Facility and the Term Loan matures in March 2029. The Credit Facility amends and restates the Company’s existing credit facility under that certain Amended and Restated Revolving Credit, Term Loan, and Security Agreement, dated as of June 20, 2023, by and among the Company, certain of its subsidiaries, and PNC Bank National Assoication.

For the three months ended March 31, 2024, the interest on the term loan was based on SOFR or the bank’s base lending rate plus applicable margin (approximately 9.28% at March 31, 2024). The Credit Facility is collateralized by substantially all the assets of the Company and matures March 15, 2029.

As of March 31, 2024, there were no amounts drawn against the line of credit.

The Company is subject to various restrictive covenants associated with these borrowings including, but not limited to, a leverage ratio and a fixed charge ratio. As of March 31, 2024, the Company was in compliance with all restrictive covenants.

Contingent Interest Embedded Derivative Liability

Under the Credit Facility Agreement, the interest rate will reset (the ‘Default Rate’) upon the event of a default and an additional 2% will be added to the base rate. The Company analyzed the Default Rate feature of the Credit Facility for derivative accounting consideration under ASC 815, Derivatives and Hedging, and determined the Default Rate met the definition of a derivative as it is a contingent interest feature. The Company also noted that the Default Rate feature (the ‘Default Rate Derivative’) required bifurcation from the host contract and was to be accounted for at fair value. In accordance with ASC 815-15, the Company bifurcated the Default Rate feature of the note and determined the derivative is liability classified.

The Default Rate Derivative is treated as a liability, initially measured at fair value with subsequent changes in fair value recorded in earnings. Management has assessed the probability of occurrence for a non-credit default event and determined the likelihood of a referenced event to be remote. Therefore, the estimated fair value of the Default Rate Derivative was negligible as of March 31, 2024 and December 31, 2023 and therefore no amounts were recorded as of March 31, 2024 or December 31, 2023.

NOTE 9 – INCOME TAXES

The Company recorded income tax expense on the unaudited condensed consolidated statements of income and comprehensive income of $0.9 million and $1.7 million for the three months ended March 31, 2024 and 2023, respectively.

The income tax expense for the three months ended March 31, 2024 was calculated using a discrete approach. This methodology was used because changes in the Company’s results of operations and acquisitions can materially impact the estimated annual effective tax rate. The Company’s effective tax rate for the three months ended March 31, 2024 and 2023 were provisions of 23.1% and 23.2%, respectively. Such rates differed from the Federal Statutory rate of 21.0% primarily due to the state taxes, foreign income taxes on the Company’s international operations, and permanent differences.

The Company records deferred tax assets and liabilities for the future tax benefit or expense that will result from differences between the carrying value of its assets for income tax purposes and for financial reporting purposes, as well as for operating loss and tax credit carryovers. A valuation allowance is recorded to bring the net deferred tax assets to a level that is more likely than not to be realized in the foreseeable future. This level will be estimated based on a number of factors, especially the amount of net deferred tax assets of the Company that are actually expected to be realized, for tax purposes, in the foreseeable future. There was no significant change to the valuation allowance during the three months ended March 31, 2024 and 2023.

The Company is still evaluating the tax impact of the CTG Acquisition, including the impact of the transaction costs. Additionally, the Company continues to evaluate the deferred tax assets and liabilities and corresponding valuation allowance in connection with the CTG Acquisition.

NOTE 10 – STOCK-BASED COMPENSATION

On June 20, 2023, the Company adopted the Drilling Tools International Corporation 2023 Omnibus Incentive Plan (the 2023 Plan). The 2023 Plan became effective on the closing of the Merger, which also occurred on June 20, 2023. The 2023 Plan provides for the issuance of shares of Common Stock up to ten percent (10%) of the shares of outstanding Common Stock as of the closing of the Merger (which equated to 2,976,854 shares as of December 31, 2023) and automatically increases on the first trading day of each calendar year by the number of shares of Common Stock equal to three percent (3%) of the total number of outstanding Common Stock on the last day of the prior calendar year. The 2023 Plan allows for awards to be issued to employees, non-employee directors, and consultants in the form of options, stock appreciation rights, restricted shares, restricted stock units, performance based awards, other share-based awards, other cash-based awards, or a combination of the foregoing. As of March 31, 2024, there were 1,269,910 shares of Common Stock available for issuance under the 2023 Plan.

In connection with the Merger, all outstanding options to purchase shares of DTIH common stock were canceled and exchanged for options to purchase shares of DTIC Common Stock (“Company Options”). The number of Company Options issued and the associated exercise prices were adjusted using the Common Exchange Ratio used for the Merger. As a result of the Merger, the Company issued options to purchase a total of 2,361,722 shares of the Company’s Common Stock to former holders of the DTIH stock options. The vesting schedules, remaining term, and provisions (other than the adjusted number of underlying shares and exercise prices) of the Company Options issued, are identical to the vesting schedules, remaining term, and other provisions of the DTIH stock options that were exchanged. Per a post-closing amendment, Company Options currently held by former holders of DTIH stock options are no longer subject to employment considerations.

The fair value of each stock option award is estimated on the date of grant using a Black-Scholes option valuation model. Expected volatilities are based on comparable public company data. The Company uses future estimated employee termination and forfeiture rates of the options within the valuation model. The expected term of options granted is derived using the “plain vanilla” method due to the lack of history and volume of option activity at the Company. The risk-free rate is based on the approximate U.S. Treasury yield rate in effect at the time of grant. The Company’s calculation of share price involves the use of different valuation techniques, including a combination of an income and market approach. The Company used the quoted market price as of the grant date as an input into the Black-Scholes model.

During the three months ended March 31, 2024, there were 2,600,000 options granted under the 2023 plan. During the three months ended March 31, 2024, there were no exercises or forfeitures.

Non-vested shares at March 31, 2024 and December 31, 2023 totaled 2,600,000 and nil, respectively, which consists of time based shares, for which the service conditions have not been satisfied at March 31, 2024 and December 31, 2023.

During the three months ended March 31, 2024 and 2023, there was $208 thousand and nil stock-based compensation expense recognized, respectively. As of March 31, 2024 and March 31, 2023, there was

$4.4 million and $1.6 million, respectively, of unrecognized compensation expense. The unrecognized expense as of March 31, 2023 related to previously non-vested performance shares.

NOTE 11 – OTHER EXPENSES, NET

The following table shows the components of other expenses, net for the three months ended March 31, 2024 and 2023 (in thousands):

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Transaction fees	$(889)	$—
Other, net	(247)	(7)
Interest income	11	47

Other expense, net	$(1,125)	$40

NOTE 12 – RELATED PARTY TRANSACTIONS

Management fees

For the three months ended March 31, 2024 and 2023, management fees paid to Hicks Holdings Operating LLC, a shareholder of the Company, were approximately $0.2 million and $0.2 million, respectively. Management fees paid to a shareholder are included in selling, general and administrative expense in the accompanying unaudited condensed consolidated statements of income and comprehensive income.

Director fees

For the three months ended March 31, 2024 and 2023, director fees paid to Board of Directors were approximately $85 thousand and $45 thousand , respectively. Management fees paid to a shareholder are included in selling, general and administrative expense in the accompanying unaudited condensed consolidated statements of income and comprehensive income.

Leases

For the three months ended March 31, 2024 and 2023, the Company paid rent expense to Cree Investments, LLC, a shareholder of the Company, of approximately $13 thousand and $13 thousand, respectively, relating to the lease of a building. Future minimum lease payments related to this lease are included in the future minimum lease schedule in Note 13 - Leases.

NOTE 13 – LEASES

The Company leases various facilities and vehicles under noncancelable operating lease agreements. The remaining lease terms for our leases range from 1 month to 14 years. These leases often include options to extend the term of the lease which may be for periods of up to 5 years. When it is reasonably certain that the option will be exercised, the impact of the renewal term is included in the lease term for purposes of determining total future lease payments and measuring the ROU asset and lease liability. We apply the short-term lease policy election, which allows us to exclude from recognition leases with an original term of 12 months or less. We have not entered into any finance leases as of March 31, 2024.

For the three months ended March 31, 2024, the components of the Company’s lease expense were as follows (in thousands):

	Three months ended March 31, 2024	Three months ended March 31, 2023
Operating Lease Cost	$1,482	$1,518
Short-term Lease Cost	35	30
Variable Lease Cost	88	84
Sublease Income	—	(46)

Total Lease Cost	$1,605	$1,586

Supplemental balance sheet information related to leases was as follows (in thousands):

Three months ended March 31, 2024
Weighted-average remaining lease term (in years)	6.45
Weighted average discount rate	5.86%

Three months ended March 31, 2024
Cash paid for amounts included in the measurement of lease liabilities	1,350

Future undiscounted cash flows for each of the next five years and thereafter and reconciliation to the lease liabilities recognized on the unaudited condensed consolidated balance sheet as of March 31, 2024 were as follows (in thousands):

2024	$3,759
2025	4,244
2026	3,719
2027	2,540
2028	1,978
Thereafter	5,677

Total lease payments	$21,917
Less: imputed interest	(3,550)

Present value of lease liabilities	$18,367

The Company leases downhole drilling tools to companies in the oil and natural gas industry. Such leases are accounted for in accordance with ASC 842. For the three months ended March 31, 2024 and 2023, tool rental revenue for leases of downhole drilling tools was approximately $30.0 million and $32.3 million, respectively. Our lease contract periods are short-term in nature and are typically daily, monthly, per well, or footage based. Due to the short-term nature of the contracts, no maturity table is presented.

NOTE 14 – EMPLOYEE BENEFITS

The Company has a defined contribution plan that complies with Section 401(k) of the Internal Revenue Code. All employees are auto enrolled at a 3% contribution, unless they opt out, beginning on the first plan entry date following six months of service. Plan entry dates are the first day of January and July. In March of 2020, the Company suspended any employee contribution match effective immediately and through the end of 2021. The match was reinstated on January 1, 2022. For 2022, the Company matched employee contributions 150% of the first 3% of employee contributions, not to exceed $2 thousand per participant per calendar year. Employees vest in employer contributions over six years. The contribution is limited to the maximum contribution allowed under the Internal Revenue Service Regulations. The total expense for the three months ended March 31, 2024 and 2023 was approximately $0.3 million and $0.2 million, respectively.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

The Company maintains operating leases for various facilities and vehicles. See Note 13—Leases, for further information.

Litigation

From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims. Such proceedings can be costly, time consuming, and unpredictable, and, therefore, no assurance can be given that the final outcome of such proceedings will not materially impact our consolidated financial condition or results of operations. Estimated losses are accrued for these proceedings when the loss is probably and can be estimated. While we maintain insurance coverage that we believe is adequate to mitigate the risks of such proceedings, no assurance can be given that the amount or scope of existing insurance coverage will be sufficient to cover losses arising from such matters. The current liability for the estimated losses associated with these proceedings is not material to our consolidated financial condition and those estimated losses are not expected to have a material impact on our results of operations.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.

Management Fee

The Company is required to pay a monthly management fee to a shareholder. The fee is based upon a percentage of the Company’s trailing twelve months, earnings before interest, taxes and accumulated depreciation amount, as defined in the management agreement. See Note 12 – Related Party Transactions, for further information.

NOTE 15 – EARNINGS PER SHARE

Basic earnings per share is computed using the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed using the weighted-average number of common shares outstanding for the period plus dilutive potential common shares, including performance share awards, using the treasury stock method. Performance share awards are included based on the number of shares that would be issued as if the end of the reporting period was the end of the performance period and the result was dilutive.

The following table sets forth the computation of the Company’s basic and diluted earnings per share for the three months ended March 31, 2024 and 2023 (in thousands except share and per share data):

	Three months ended March 31,
	2024	2023
Numerator:
Net income	$3,126	$5,701
Less: Redeemable Convertible Preferred Stock dividends	—	(314)

Net income attributable to common shareholders — basic	$3,126	$5,387

Add: Redeemable Convertible Preferred Stock dividends	—	314

Net income attributable to common shareholders — diluted	$3,126	$5,701

Denominator
Weighted-average common shares used in computing earnings per share — basic	29,768,568	11,951,137
Weighted-average effect of potentially dilutive securities:
Effect of potentially dilutive time-based stock options	—	1,006,729
Effect of potentially dilutive performance-based stock options	—	—
Effect of potentially dilutive redeemable convertible preferred stock	—	6,719,641

Weighted-average common shares outstanding — diluted	29,768,568	19,677,507

Earnings per share — basic	$0.11	$0.45

Earnings per share — diluted	$0.11	$0.29

As of March 31, 2024, the Company’s potentially dilutive securities consisted of options to purchase common stock. As of March 31, 2023, the Company’s potentially dilutive securities consisted of redeemable convertible preferred stock and options to purchase common stock. Based on the amounts outstanding as of the three months ended March 31, 2024 and 2023, the Company excluded the following potential common shares from the computation of diluted earnings per share because including them would have had an anti-dilutive effect. The options excluded from the diluted earnings per share calculations were as follows:

	Three months ended March 31,
	2024	2023
Time-based options outstanding	4,427,659	140,135

Total	4,427,659	140,135

Our performance-based stock options were excluded from the diluted earnings per share calculations for the three months ended March 31, 2024 because including them would have had an anti-dilutive effect. Our performance-

based stock options were excluded from the diluted earnings per share calculations for the three months ended March 31, 2024 because including them would have had an anti-dilutive effect. Our performance-based stock options were also excluded from the diluted earnings per share calculations for the three months ended March 31, 2023 because all necessary performance conditions were not satisfied by March 31, 2023. The options excluded from the diluted earnings per share calculations were as follows:

	Three months ended March 31,
	2024	2023
Performance-based options outstanding	534,063	534,063

Total	534,063	534,063

NOTE 16 – SUBSEQUENT EVENTS

The Company has evaluated all events occurring through the date on which the unaudited condensed consolidated financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Drilling Tools International Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Drilling Tools International Corporation (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of income and comprehensive income, changes in redeemable convertible preferred stock and shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Weaver and Tidwell, L.L.P.

Oklahoma City, Oklahoma

March 28, 2024

We have served as the Company’s auditor since 2022.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands, except share data)	2023	2022
ASSETS
Current assets
Cash	$6,003	$2,352
Accounts receivable, net	29,929	28,998
Inventories, net	5,034	3,281
Prepaid expenses and other current assets	4,553	4,381
Investments - equity securities, at fair value	888	1,143
Total current assets	46,408	40,155
Property, plant and equipment, net	65,800	44,154
Operating lease right-of-use asset	18,786	20,037
Intangible assets, net	216	263
Deferred financing costs, net	409	226
Deposits and other long-term assets	879	383

Total assets	$132,498	$105,218

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,751	$7,281
Accrued expenses and other current liabilities	10,579	7,299
Current portion of operating lease liabilities	3,958	3,311
Revolving line of credit	—	18,349

Total current liabilities	22,288	36,240
Operating lease liabilities, less current portion	14,893	16,691
Deferred tax liabilities, net	6,627	3,185

Total liabilities	43,808	56,116
Commitments and contingencies (See Note 15)
Redeemable convertible preferred stock
Series A redeemable convertible preferred stock*, par value $0.01; nil shares and 30,000,000 shares authorized at December 31, 2023 and December 31, 2022, respectively; nil shares and 6,719,641 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	—	17,878
Shareholders’ equity
Common stock*, par value $0.0001; 500,000,000 shares and 65,000,000 shares authorized at December 31, 2023 and December 31, 2022, respectively; 29,768,568 shares and 11,951,137 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	3	1
Preferred stock, par value $0.0001; 10,000,000 and nil shares authorized at December 31, 2023 and December 31, 2022, respectively; nil shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in-capital	95,218	52,388
Accumulated deficit	(6,306)	(21,054
Less treasury stock, at cost; nil shares at December 31, 2023 and December 31, 2022	—	—
Accumulated other comprehensive loss	(225)	(111

Total shareholders’ equity	88,690	31,224

Total liabilities, redeemable convertible preferred stock and shareholders’ equity	$132,498	$105,218

*	Shares of legacy redeemable convertible preferred stock and legacy common stock have been retroactively restated to give effect to the Merger.

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year Ended December 31,
(In thousands, except share and per share data)	2023	2022
Revenue, net:
Tool rental	$119,239	$99,018
Product sale	32,795	30,538

Total revenue, net	152,034	129,556
Operating costs and expenses:
Cost of tool rental revenue	30,960	27,581
Cost of product sale revenue	4,559	5,423
Selling, general, and administrative expense	68,264	51,566
Depreciation and amortization expense	20,352	19,709

Total operating costs and expenses	124,135	104,279

Operating income	27,899	25,277
Other expense, net:
Interest expense, net	(1,103)	(477)
Gain on sale of property	101	127
Loss on asset disposal	(489)	—
Unrealized gain (loss) on equity securities	(255)	234
Other expense, net	(6,359)	(384)

Total other expense, net	(8,105)	(500)

Income before income tax expense	19,794	24,777
Income tax expense	(5,046)	(3,698)

Net income	$14,748	$21,080
Accumulated dividends on redeemable convertible preferred stock	314	1,189

Net income available to common shareholders	$14,434	$19,891

Basic earnings per share	$0.67	$1.66

Diluted earnings per share	$0.59	$1.07

Basic weighted-average common shares outstanding*	21,421,610	11,951,137
Diluted weighted-average common shares outstanding*	25,131,024	19,677,507

Comprehensive income:
Net income	$14,748	$21,080
Foreign currency translation adjustment, net of tax	(114)	173

Net comprehensive income	$14,634	$21,253

*	Shares of legacy redeemable convertible preferred stock and legacy common stock have been retroactively restated to give effect to the Merger.

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

SHAREHOLDERS’ EQUITY

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock
(In thousands, except share and per share data)	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
BALANCE, December 31, 2021	20,370,377	$16,689	53,175,028	$532	(811,156)	$(933)	$53,979	$(42,134)	$(284)	$11,160
Retroactive application of Merger	(13,650,736)	—	(41,223,891)	(531)	811,156	933	(402)	—	—	—

Adjusted Balances, beginning of period*	6,719,641	$16,689	11,951,137	$1	—	$—	$53,577	$(42,134)	$(284)	$11,160
Accretion of redeemable convertible preferred stock to redemption value	—	1,189	—	—	—	—	(1,189)		—	(1,189)
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	—	173	173
Net income	—	—	—	—	—	—	—	21,080	—	21,080

BALANCE, December 31, 2022	6,719,641	$17,878	11,951,137	$1	—	$—	$52,388	$(21,054)	$(111)	$31,224

Net exercise of stock options by DTIH stockholder (Note 2)	—	—	36,163	—	—	—	—	—	—	—
Accretion of redeemable convertible preferred stock to redemption value prior to closing of the Merger	—	314	—	—	—	—	(314)	—	—	(314)
Exchange of DTIH redeemable convertible preferred stock for DTIC Common Stock (Note 2)	(6,719,641)	(18,192)	6,719,641	1	—	—	7,192	—	—	7,193
Issuance of DTIC Common Stock to former holders of DTIH redeemable convertible preferred stock in connection with Exchange Agreements (Note 2)	—	—	2,042,181	—	—	—	10,805	—	—	10,805
Merger, net of redemptions and transaction costs (Note 2)	—	—	5,711,721	1	—	—	(8,839)	—	—	(8,838)
Issuance of DTIC Common Stock in connection with the consummation of the PIPE Financing (Note 2)	—	—	2,970,296	—	—	—	30,000	—	—	30,000
Stock-based compensation	—	—	337,429	—	—	—	3,986	—	—	3,986
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	—	(114)	(114)
Net income	—	—	—	—	—	—	—	14,748	—	14,748

BALANCE, December 31, 2023	—	$—	29,768,568	$3	—	$—	$95,218	$(6,306)	$(225)	$88,690

* Shares of legacy redeemable convertible preferred stock and legacy common stock have been retroactively restated to give effect to the Merger.

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2023	2022
Cash flows from operating activities:
Net income	$14,748	$21,080
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	20,352	19,709
Amortization of deferred financing costs	139	94
Amortization of debt discount	—	58
Non-cash lease expense	4,515	4,139
Provision for excess and obsolete inventory	75	45
Provision for excess and obsolete property and equipment	122	510
Loss on asset disposal	489	—
Bad debt expense	117	307
Deferred tax expense	3,443	1,080
Gain on sale of property	(101)	(127)
Unrealized (gain) loss on equity securities	255	(234)
Unrealized (gain) loss on interest rate swap	—	(1,423)
Realized loss on interest rate swap	4	—
Gross profit from sale of lost-in-hole equipment	(16,686)	(16,813)
Stock-based compensation expense	3,986	—
Changes in operating assets and liabilities:
Accounts receivable, net	(1,048)	(9,268)
Prepaid expenses and other current assets	519	(3,476)
Inventories, net	(1,716)	(906)
Deposits and other long-term assets	(496)	17
Operating lease liabilities	(4,415)	(4,174)
Accounts payable	(1,552)	(1,432)
Accrued expenses and other current liabilities	583	4,808

Net cash from operating activities	23,334	13,994

Cash flows from investing activities:
Proceeds from sale of property and equipment	202	1,042
Purchase of property, plant and equipment	(43,750)	(24,688)
Proceeds from sale of lost-in-hole equipment	19,684	21,116

Net cash from investing activities	(23,864)	(2,530)

Cash flows from financing activities:
Proceeds from Merger and PIPE Financing, net of transaction costs	23,162	—
Payment of deferred financing costs	(324)	(251)
Proceeds from revolving line of credit	73,050	108,594
Payments on revolving line of credit	(91,399)	(116,670)
Payments on long-term debt	—	(1,000)
Payments on finance leases	—	(10)
Payments to holders of DTIH redeemable convertible preferred stock in connection with retiring their DTI stock upon the Merger	(194)	—

Net cash from financing activities	4,295	(9,337)

Effect of Changes in Foreign Exchange Rate	(114)	173
Net Change in Cash	3,651	2,300
Cash at Beginning of Period	2,352	52

Cash at End of Period	$6,003	$2,352

	Year Ended December 31,
(In thousands)	2023	2022
Supplemental cash flow information:
Cash paid for interest	$1,174	$340

Cash paid for income taxes	$3,006	$723

Non-cash investing and financing activities:
ROU assets obtained in exchange for lease liabilities	$3,264	$7,907

Purchases of inventory included in accounts payable and accrued expenses and other current liabilities	$601	$79

Purchases of property and equipment included in accounts payable and accrued expenses and other current liabilities	$1,422	$372

Non-cash directors and officers insurance	$695	$—

Non-cash Merger financing	$2,000	$—

Exchange of DTIH redeemable convertible preferred stock for DTIC Common Stock in connection with Merger	$7,193	$—

Issuance of DTIC Common Stock to former holders of DTIH redeemable convertible preferred stock in connection with Exchange Agreements	$10,805	$—

Accretion of redeemable convertible preferred stock to redemption value	$314	$1,189

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 – SUMMARY OF SIFNICIANT ACCOUNTING POLICIES

Organization and Structure

Drilling Tools International Corporation, a Delaware corporation (“DTIC” or the “Company”), manufactures, rents, inspects, and refurbishes downhole drilling tools primarily to companies in the oil and natural gas industry for bottom hole assemblies used in onshore and offshore horizontal and directional drilling.

On June 20, 2023 (the “Closing Date”), a merger transaction between Drilling Tools International Holdings, Inc. (“DTIH”), ROC Energy Acquisition Corp (“ROC”), and ROC Merger Sub, Inc., a directly, wholly owned subsidiary of ROC (“Merger Sub”), was completed (the “Merger”, see Note 3, Merger) pursuant to the initial merger agreement dated February 13, 2023 and subsequent amendment to the merger agreement dated June 5, 2023 collectively, (the “Merger Agreement”). In connection with the closing of the Merger, ROC changed its name to Drilling Tools International Corporation. The common stock of DTIC (“DTIC Common Stock” or the “Company’s Common Stock”) commenced trading on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “DTI” on June 21, 2023. See Note 3, Merger for further discussion.

The Company’s United States (“U.S.”) operations have locations in Texas, California, Louisiana, Oklahoma, Pennsylvania, North Dakota, New Mexico, Utah, and Wyoming. The Company’s international operations are located in Canada with additional stocking points in Europe and the Middle East. Operations outside the U.S. are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws and possible limitations on foreign investment. The Company does not engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates.

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as set forth by the Financial Accounting Standards Board (“FASB”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). References to US GAAP issued by the FASB in these notes to the accompanying consolidated financial statements are to the FASB Accounting Standards Codifications (“ASC”) and Accounting Standards Update (“ASU”).

COVID-19 Related Credits and Relief

As a response to the COVID-19 outbreak, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and provided an Employee Retention Credit (“ERC”) which is a refundable tax credit against certain employment taxes equal to 50% of qualified wages paid, up to $10 thousand per employee annually for wages paid. Additional relief provisions were passed by the United States government, which extended and expanded the qualified wage caps on these credits to 70% of qualified wages paid, up to $10 thousand per employee per quarter, through December 31, 2021. In November 2021, the Infrastructure Investment and Jobs Act was signed into law and ended the employee retention credit early, making wages paid after December 31, 2021, ineligible for the credit.

ERC benefits of nil and $4.3 million were included in selling, general, and administrative expense as an offset to the related compensation expenses in the consolidated statements of income and comprehensive income for the year ended December 31, 2023 and 2022, respectively. ERC benefits receivable of nil and $2.1 million were included in prepaid expenses and other current assets in the accompanying consolidated balance sheet as of December 31, 2023, and 2022, respectively. The Company received all ERC benefits receivables in January 2023, resulting in the ERC benefits receivable balance to be nil as December 31, 2023.

Laws and regulations concerning government programs, including the ERC, are complex and subject to varying interpretations. Claims made under these programs may also be subject to retroactive audit and review. While the

Company does not believe there is a basis for estimation of an audit or recapture risk at this time, there can be no assurance that regulatory authorities will not challenge the Company’s claim to the ERC in a future period.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard. As such, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in the Company’s consolidated financial statements and accompanying notes as of the date of the consolidated financial statements. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. In the current macroeconomic and business environment affected by the Russia-Ukraine and Israel-Hamas conflicts and inflationary pressures, these estimates require increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, these estimates may change materially in future periods.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated on consolidation.

Foreign Currency Translations and Transactions

The Company has determined that the functional and reporting currency for its operations across the globe is the functional currency of the Company’s international subsidiaries. Accordingly, all foreign balance sheet accounts have been translated into United States dollars using the rate of exchange at the respective balance sheet date. Components of the consolidated statements of income and comprehensive income have been translated at the average rates for the year of the reporting period. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of stockholders’ equity. Gains or losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in the consolidated statements of income and comprehensive income. For the year ended December 31, 2023, the aggregate foreign currency exchange rate fluctuations on transactions included in the consolidated statements of income and comprehensive income totaled approximately $0.1 million in losses. For the year ended December 31, 2022, the aggregate foreign currency exchange rate fluctuations on transactions included in the consolidated statements of income and comprehensive income totaled $0.2 million in gains, respectively.

Concentration of Credit Risk

The Company’s customer concentration may impact its overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions affecting the oil and gas industry.

For the year ended December 31, 2023, the Company generated approximately 39% of its revenue from three customers. For the year ended December 31, 2022, the Company generated approximately 28% of its revenue from two customers. Amounts due from these customers included in accounts receivable at December 31, 2023 and 2022, were approximately $11.1 million and $8.6 million, respectively.

For the year ended December 31, 2023, the Company had two vendors that represented approximately 23% of its vendor purchases. For the year ended December 31, 2022, the Company had one vendor that represented approximately 12% of its vendor purchases. Amounts due to these vendors included in accounts payable at December 31, 2023 and 2022 were approximately $0.3 million and $0.9 million, respectively.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash. The Company maintains accounts in federally insured financial institutions in excess of federally insured limits. Management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held and of the money market funds in which these investments are made.

Revenue Recognition

The Company recognizes revenue in accordance with Topic 842 (which addresses lease accounting) and Topic 606 (which addresses revenue from contracts with customers). The Company derives its revenue from two revenue types, tool rental services and product sales.

Tool Rental Services

Tool rental services consist of rental services, inspection services, and repair services. Tool rental services are accounted for under Topic 842.

Owned tool rentals represent the most significant revenue type and are governed by the Company’s standard rental contract. The Company accounts for such rentals as operating leases. The lease terms are included in the contracts, and the determination of whether the Company’s contracts contain leases generally does not require significant assumptions or judgments. Owned tool rentals represent revenue from renting tools that the Company owns. The Company does not generally provide an option for the lessee to purchase the rented equipment at the end of the lease.

The Company recognizes revenues from renting tools on a straight-line basis. The Company’s rental contract periods are daily, monthly, or per well. As part of this straight-line methodology, when the equipment is returned, the Company recognizes as incremental revenue the excess, if any, between the amount the customer is contractually required to pay, which is based on the rental contract period applicable to the actual number of days the drilling tool was out on rent, over the cumulative amount of revenue recognized to date. In any given accounting period, the Company will have customers return the drilling tool and be contractually required to pay the Company more than the cumulative amount of revenue recognized to date under the straight-line methodology. Additionally, the Company has rental contracts that are based on usage, either on a per footage or per well basis. As these types of rental contracts primarily consist of variable lease payments, which are unknown at commencement, revenue is recognized when the changes in the factor on which the contingent lease payments are based occur. When the customer returns the rental equipment and the footage or usage becomes known, the Company recognizes revenue.

The Company records the amounts billed to customers in excess of recognizable revenue as deferred revenue on its consolidated balance sheet.

As noted above, the Company is unsure of when the customer will return rented drilling tools. As such, the Company cannot provide a maturity analysis of future lease payments as it is unknown when the tool will be returned and what the customer will owe upon return of the tool. The Company’s drilling tools are generally rented for short periods of time (significantly less than a year). Lessees do not provide residual value guarantees on rented equipment.

The Company expects to derive significant future benefits from its drilling tools following the end of the rental term. The Company’s rentals are generally short-term in nature, and its tools are typically rented for the majority of the time that the Company owns them.

Product Sales

Product sales consist of charges for rented tools that are damaged beyond repair, charges for lost-in-hole, and charges for lost-in-transit while in the care, custody or control of the Company’s customers, and other charges for made to order product sales. Product sales are accounted for under Topic 606.

Revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for its arrangements with customers, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in the revenue standard. The transaction price is measured as consideration specified in a contract with a customer and excludes any sales incentives and taxes or other amounts collected on behalf of third parties. As each of the Company’s contracts with customers contain a single performance obligation to provide a product sale, the Company does not have any performance obligations requiring allocation of transaction prices.

The performance obligation for made to order product sales is satisfied and revenue is recognized at a point in time when control of the asset transfers to the customer, which typically occurs upon delivery of the product or when the product is made available to the customer for pickup at the Company’s shipping dock. Additionally, pursuant to the contractual terms with the Company’s customers, the customer must notify the Company of, and purchase from the Company, any rented tools that are damaged beyond repair, lost-in-hole, or lost-in-transit while in the care, custody or control of the Company’s customers. Revenue is recognized for these products at a point in time upon the customer’s notification to the Company of the occurrence of one of these noted events.

The Company does not have any revenue expected to be recognized in the future related to remaining performance obligations or contracts with variable consideration related to undelivered performance obligations. There was no revenue recognized in the current period from performance obligations satisfied in previous periods.

Contract Assets and Liabilities

Contract assets represent the Company’s rights to consideration for work completed but not billed. As of December 31, 2023 and 2022, the Company had contract assets of $4.2 million and $4.8 million, respectively. Contract assets were recorded in accounts receivable, net in the accompanying consolidated balance sheets.

Contract liabilities consist of fees invoiced or paid by the Company’s customers for which the associated services have not been performed and revenue has not been recognized based on the Company’s revenue recognition criteria described above. As of December 31, 2023 and 2022, the Company did not have any material contract liabilities. All deferred revenue were expected to be recognized during the following 12 months, and they were recorded in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

Accounts Receivable and Allowance for Credit Losses

The Company’s accounts receivable consists principally of uncollateralized amounts billed to customers. These receivables are generally due within 30 to 60 days of the period in which the corresponding sales or rentals occur and do not bear interest. They are recorded at net realizable value less an allowance for credit losses and are classified as account receivable, net on the consolidated balance sheets.

The Company adopted ASU 2016-13, Financial Instruments - Credit Losses, on December 31, 2022, which was retroactively applied as of the first day of fiscal year 2022. This accounting standard requires companies to measure expected credit losses on financial instruments based on the total estimated amount to be collected over the lifetime of the instrument. Prior to the adoption of this accounting standard, the Company recorded incurred loss reserves against receivable balances based on current and historical information.

DTI considers both current conditions and reasonable and supportable forecasts of future conditions when evaluating expected credit losses for uncollectible receivable balances. In our determination of the allowance for credit losses, we pool receivables by days outstanding and apply an expected credit loss percentage to each pool. The expected credit loss percentage is determined using historical loss data adjusted for current conditions and forecasts of future economic conditions. Current conditions considered include predefined aging criteria, as well as specified events that indicate the balance due is not collectible. Reasonable and supportable forecasts used in determining the probability of future collection consider publicly available macroeconomic data and whether future credit losses are expected to differ from historical losses.

The Company is not party to any off-balance sheet arrangements that would require an allowance for credit losses in accordance with this accounting standard.

The beginning accounts receivable balance as of January 1, 2022 was $20.0 million. The changes in the allowance for credit losses for the year ended December 31, 2023 were as follows (in thousands):

Allowance for credit losses

Balance at December 31, 2021	$(1,222)
Cumulative effect adjustments upon adoption of ASU 2016-13	—
Additions during 2022	(336)
Utilization of allowance for credit losses	60

Balance at December 31, 2022	(1,498)

Additions during 2023	(117)
Utilization of allowance for credit losses	157

Balance at December 31, 2023	(1,458)

Inventories, net

Inventories are stated at the lower of cost or net realizable value. Cost is determined by using the specific identification method. Inventory that is obsolete or in excess of forecasted usage is written down to its net realizable value based on assumptions regarding future demand and market conditions. Inventory write-downs are charged to operating costs and establish a new cost basis for the inventory. Inventory includes raw material and finished goods.

Property, Plant and Equipment

Property, plant and equipment purchased by the Company are recorded at cost less accumulated depreciation. Depreciation is recorded using the straight-line method based on the estimated useful lives of the depreciable property or, for leasehold improvements, the remaining term of the lease, whichever is shorter. Assets not yet placed in use are not depreciated.

Property, plant and equipment acquired as part of a business acquisition is recorded at acquisition date fair value with subsequent additions at cost.

The cost of refurbishments and renewals are capitalized when the value of the property, plant or equipment is enhanced for an extended period. Expenditures to maintain and repair property, plant and equipment, which do not improve or extend the life of the related assets, are charged to operations when incurred. When property, plant and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

Impairment of Long-Lived Assets

Long-lived assets with finite lives include property, plant and equipment and acquired intangible assets. The Company evaluates long-lived assets, including acquired intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group.

For the year ended December 31, 2023 and 2022, management determined that there were no triggering events necessitating impairment testing of property, plant, and equipment or intangible assets.

Leases

The Company adopted ASC 842, Leases (“ASC 842”) as of January 1, 2022 using the modified retrospective transition approach, with no restatement of prior periods or cumulative adjustments to retained earnings. Upon adoption, the Company elected the package of transition practical expedients, which allowed it to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases and initial direct costs for existing leases. The Company elected the use-of-hindsight to reassess lease term. The Company elected not to recognize leases with an initial term of 12 months or less within the consolidated balance sheets and to recognize those lease payments on a straight-line basis in the consolidated statements of income and comprehensive income over the lease term. The new lease accounting standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the practical expedient to not separate lease and non-lease components for all leases.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and current operating lease liabilities and operating lease liabilities, net of current portion on the consolidated balance sheets. The Company recognizes lease expense for its operating leases on a straight-line basis over the term of the lease.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from a lease. ROU assets and operating lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. Operating lease ROU assets also include the impact of any lease incentives. An amendment to a lease is assessed to determine if it represents a lease modification or a separate contract. Lease modifications are reassessed as of the effective date of the modification using an incremental borrowing rate based on the information available at the commencement date. For modified leases the Company also reassess the lease classification as of the effective date of the modification.

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate because the interest rate implicit in the Company’s leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located.

The Company’s lease terms include periods under options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option in the measurement of its ROU assets and liabilities. The Company considers contractual-based factors such as the nature and terms of the renewal or termination, asset-based factors such as physical location of the asset and entity-based factors such as the importance of the leased asset to the Company’s operations to determine the lease term. The Company generally uses the base, noncancelable, lease term when determining the ROU assets and lease liabilities. The right-of-use asset is tested for impairment in accordance with ASC Topic 360, Property, Plant, and Equipment.

Lessor Accounting

Our leased equipment primarily consists of rental tools and equipment. Our agreements with our customers for rental equipment contain an operating lease component under ASC 842 because (i) there are identified assets, (ii) the customer has the right to obtain substantially all of the economic benefits from the use of the identified asset throughout the period of use and (iii) the customer directs the use of the identified assets throughout the period of use.

Our lease contract periods are daily, monthly, per well or based on footage. Lease revenue is recognized on a straight-line basis based on these rates. We do not provide an option for the lessee to purchase the rented tools at the end of the lease and the lessees do not provide residual value guarantees on the rented assets.

We recognized operating lease revenue within “Tool rental” on the consolidated statements of income and comprehensive income.

Intangibles

Intangible assets with finite useful lives include customer relationships, trade name, patents, non-compete agreements and a supply agreement. These intangible assets are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible are realized.

Investment - Equity Securities

Equity securities are stated at fair value. Unrealized gains and losses are reflected in the consolidated statements of income and comprehensive income. The Company periodically reviews the securities for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the year ended December 31, 2023 and 2022, the Company believes the cost of the securities was recoverable in all material respects.

Derivative Financial Instruments

From time to time, the Company may enter into derivative instruments to manage exposure to interest rate fluctuations. During 2016, the Company entered into an interest swap agreement with respect to amounts outstanding under its revolving line of credit.

The Company’s interest rate swap is a pay-fixed, receive-variable interest rate swap based on SOFR swap rate. The SOFR swap rate is observable at commonly quoted intervals for the full term of the swap and therefore is considered a Level 2 item. For interest rate swaps in an asset position, the credit standing of the counterparty is analyzed and factored into the fair value measurement of the asset. The impact of the Company’s creditworthiness has also been factored into the fair value measurement of the interest rate swap in a liability position. For the years ended December 31, 2023 and 2022, the application of valuation techniques applied to similar assets and liabilities has been consistent.

This arrangement was designed to manage exposure to interest rate fluctuations by effectively exchanging existing obligations to pay interest based on floating rates for obligations to pay interest based on a fixed rate. These derivatives are marked-to-market at the end of each quarter and the realized/unrealized gain or loss is recorded as interest expense.

For the year ended December 31, 2022, the Company recognized an unrealized gain due to the change in fair value of its interest rate swap of $1.4 million. The interest swap agreement was settled on July 10, 2023. Upon settlement, the swap had a fair value of $0.4 million. For the year ended December 31, 2023, the settlement resulted in a realized loss of $4 thousand. The realized losses are included in other expense, net in the consolidated statements of income and comprehensive income.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

Level 1 – Valuation inputs are unadjusted quoted market prices for identical assets or liabilities in active markets.

Level 2 – Valuation inputs are quoted prices for identical assets or liabilities in markets that are not active, quoted market prices for similar assets and liabilities in active markets and other observable inputs directly or indirectly related to the assets or liabilities being measured.

Level 3 – Valuation inputs are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are measured and reported on a fair value basis. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

Asset and liabilities measured at fair value are summarized as follows (in thousands):

	Assets at Fair Value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Investments, equity securities	$888	$—	$—	$888

Total assets at fair value	$888	$—	$—	$888

	Assets at Fair Value as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Investments, equity securities	$1,143	$—	$—	$1,143
Interest rate swap	—	476	—	476

Total assets at fair value	$1,143	$476	$—	$1,619

As of December 31, 2023 and 2022, the Company did not have any Level 3 assets or liabilities.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, and accounts payable. The carrying amount of such instruments approximates fair value due to their short-term nature.

Redeemable Convertible Preferred Stock

Prior to the closing of the Merger, there were outstanding shares of DTIH Series A redeemable convertible preferred stock (the “redeemable convertible preferred stock”), which was classified outside of permanent equity in mezzanine equity on the consolidated balance sheets as it was redeemable on a fixed date.

Upon the closing of the Merger, all of the redeemable convertible preferred stock was canceled in exchange for DTIC Common Stock and the right to receive cash. Accordingly, there was no redeemable convertible preferred stock outstanding as of December 31, 2023. As of December 31, 2022, the carrying value of the redeemable convertible preferred stock outstanding was $17.9 million.

Preferred Stock

As of the closing of the Merger, the Board have expressly granted authority to issue shares of preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series and as may be permitted by the Delaware General Corporation Law. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

The Board of the Company has not issued any shares of any classes or series of preferred stock as of December 31, 2023, and through the date these financial statements were available to be issued.

Cost of Revenue

The Company recorded all operating costs associated with its product sales and tool rental revenue streams in cost of product sale revenue and cost of tool rental revenue, respectively, in the consolidated statements of income and comprehensive income. All indirect operating costs, including labor, freight, contract labor and others, are included in selling, general, and administrative expense in the consolidated statements of income and comprehensive income.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires that the cost of awards of equity instruments offered in exchange for employee services, including employee stock options and restricted stock awards, be measured based on the grant- date fair value of the award. The Company determines the fair value of stock options granted using the Black-Scholes- Merton option-pricing model (“Black-Scholes model”) and recognizes the cost over the period during which an employee is required to provide service in exchange for the award, generally the vesting period, with forfeitures accounted for as they occur. For any stock options granted prior to the Company’s common stock being publicly traded on June 21, 2023, the Company estimated the fair value of its common stock as of the grant date and used these estimates as inputs into the Black-Scholes model. The Board considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards were approved. The factors considered include, but were not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the redeemable convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares. For the year ended December 31, 2023, the Company did not grant any stock options. For any grants of stock options subsequent to the Company being publicly traded, the Company will use the quoted market price as of the grant date as an input into the Black-Scholes model.

Earnings Per Share

Basic earnings per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted earnings is computed by adjusting net income (loss) to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted earnings is computed by dividing the diluted net income (loss) by the weighted-average number of common shares outstanding for the period, including potential dilutive common stock. For the purposes of this calculation, outstanding stock options and redeemable convertible preferred stock are considered potential dilutive common stock and are excluded from the computation of net loss per share if their effect is anti-dilutive.

The redeemable convertible preferred stock did not contractually entitle its holders to participate in profits or losses. As such, it was not treated as a participating security in periods of net income or net loss.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and liabilities.

The Company is subject to state income taxes in various jurisdictions.

The Company follows guidance issued by the FASB in accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the consolidated financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits and upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the consolidated financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. The Company has no uncertain tax positions at December 31, 2023 and 2022. The Company believes there are no tax positions taken or expected to be taken that would significantly increase or decrease unrecognized tax benefits within twelve months of the reporting date.

The Company records income tax related interest and penalties, if applicable, as a component of the provision for income tax expense. However, there were no amounts recognized relating to interest and penalties in the consolidated statements of income and comprehensive income for the year ended December 31, 2023 and 2022.

Operating Segment

Operating segments are identified as components of an enterprise about which discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in deciding resource allocation and assessing performance. The Company’s Chief Executive Officer works as the CODM. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operations decisions, allocating resources and evaluating financial performance. Consequently, the Company has determined it operates in one operating and reportable segment.

Accounting Standards Issued Not Yet Effective

In December 2023, FASB issued Accounting Standard Update (“ASU”) 2023-09, Income Taxes (Topic 740)—Improvements to Income Tax Disclosures, which requires enhanced income tax disclosures that reflect how operations and related tax risks, as well as how tax planning and operational opportunities, affect the tax rate and prospects for future cash flows. This standard is effective for the Company beginning January 1, 2025 with early adoption permitted. The Company is evaluating the effects of adopting this new accounting guidance on its disclosures but does not currently expect adoption will have a material impact on the Company’s consolidated financial statements. The Company does not intend to early adopt this ASU.

In November 2023, FASB issued ASU 2023-07, Segment Reporting (Topic 280)—Improvements to Reportable Segment Disclosures, which includes requirements for more robust disclosures of significant segment expenses and measures of a segment’s profit and loss used in assessing performance. This standard is effective for the Company’s annual period beginning January 1, 2024 and interim periods beginning January 1, 2025 with early adoption permitted. The Company is still evaluating the effects of adopting this new accounting guidance on its disclosures.

NOTE 2 - REVISIONS OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

During the preparation of its consolidated financial statements as of and for the year ended December 31, 2023, the Company identified certain errors in its previously issued consolidated statements of cash flows for the year ended December 31, 2022 and the three months ended March 31, 2023. The errors identified had no impact on the consolidated balance sheets, statements of operations/income and comprehensive income (loss), and statements of changes in redeemable convertible preferred stock and shareholders’ equity for the year ended December 31, 2022 and the three months ended March 31, 2023. As described further below, the Company has revised its previously issued consolidated statement of cash flows for the year ended December 31, 2022 within this Annual Report on Form 10-K. The Company will revise its consolidated statement of cash flows for the three months ended March 31, 2023 in its future filing of its Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2024. The following paragraphs describe the errors in the previously issued consolidated statements of cash flows for the year ended December 31, 2022 and the table following these paragraphs presents the quantitative impact of the errors described in the paragraphs below.

Statement of cash flow errors related to leases

The Company determined that the previously reported amount of $9.5 million in ROU assets obtained in exchange for lease liabilities disclosed within the non-cash investing and financing activities section of the consolidated statement of cash flows for the year ended December 31, 2022 was calculated incorrectly. The calculation of the amount previously reported in the consolidated statement of cash flows incorrectly included amounts for Canadian leases that were excluded from the consolidated balance sheet due to their being immaterial. In addition, the calculation incorrectly included amounts for ROU assets obtained in exchange for lease liabilities whereby the leases had terminated.

Also, with respect to leases, the Company determined that the previously reported amount of non-cash lease expense of negative $3.8 million within the operating activities section of the consolidated statement of cash flows for the year ended December 31, 2022 was calculated incorrectly. The previously reported amount was calculated as solely the change in ROU assets from December 31, 2021 to December 31, 2022 without taking into account the fact that the change in ROU assets is also impacted by the non-cash ROU assets obtained in exchange for lease liabilities.

In addition, the Company determined that the previously reported amount of $3.7 million for operating lease liabilities within the changes in operating assets and liabilities section of the consolidated statement of cash flows was calculated incorrectly. The previously reported amount was calculated as solely the change in the operating lease liability from December 31, 2021 to December 31, 2022 without taking into account the fact that the change in the operating lease liability is also impacted by the non-cash ROU assets obtained in exchange for lease liabilities described above.

Statement of cash flow errors related to inventory and property, plant, and equipment

The Company determined that the previously reported amount of inventories of negative $1.0 million within the changes in operating assets and liabilities section of the consolidated statement of cash flows for the year ended December 31, 2022 was calculated incorrectly. The calculation of the amount previously reported in the consolidated statement of cash flows incorrectly included the non-cash amounts expensed on the income statement for the provision for excess and obsolete inventory. The provision for excess and obsolete inventory should have been presented separately within the reconciliation of net income to net cash flows from operating activities in the consolidated statement of cash flows for the year ended December 31, 2022.

In addition, the Company determined that the previously reported amount of inventories of negative $1.0 million and accounts payable of negative $1.0 million within the changes in operating assets and liabilities section of the consolidated statement of cash flows for the year ended December 31, 2022 were not adjusted for the impact of the amount of purchases of inventory that were not paid in cash during the year ended December 31, 2022. The previously reported amounts were calculated as solely the changes in inventories and accounts payable from December 31, 2021 to December 31, 2022 without taking into account the fact that the changes in both inventories and accounts payable are also impacted by the amount of inventory that has not yet been paid in cash at period end.

The Company determined that the previously reported amount of proceeds from sale of lost-in-hole equipment of $20.3 million within the investing activities section of the consolidated statement of cash flows for the year ended December 31, 2022 was calculated incorrectly. The calculation of the amount previously reported in the consolidated statement of cash flows incorrectly included the non-cash amounts expensed on the income statement for the provision for excess and obsolete property, plant and equipment. The amount for the provision for excess and obsolete property, plant and equipment should have been presented within the reconciliation of net income to net cash flows from operating activities on the consolidated statement of cash flows for the year ended December 31, 2022.

Furthermore, the Company determined that the previously reported amount of purchases of property, plant and equipment of negative $23.8 million within the investing activities section of the consolidated statement of cash flows for the year ended December 31, 2022 was calculated incorrectly. The Company determined that the previously reported amount of purchases of property, plant and equipment was calculated using an incorrect amount for the additions to property, plant and equipment that were not paid for in cash during the year ended December 31, 2022.

Additionally, the Company determined that the previously reported amount of accounts payable of negative $1.0 million within the operating activities section of the consolidated statement of cash flows for the year ended December 31, 2022 was not adjusted for the impact of the purchases of property, plant and equipment that were not paid for in cash during the year ended December 31, 2022.

Also, with respect to inventory and property, plant and equipment, the Company determined that the previously disclosed non-cash investing and financing activities section incorrectly failed to disclose the amounts of purchases of inventory and property, plant and equipment remaining in accounts payable as of December 31, 2022.

The Company evaluated the errors described above (and quantified in the table below), both qualitatively and quantitatively, in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) Topic 1.M, Materiality, codified in ASC 250, Accounting Changes and Error Corrections, and concluded that the errors were not material to the previously issued financial statements taken as a whole. The consolidated financial statements presented herein as of and for the years ended December 31, 2023 and 2022 have been revised to correct the errors described above in accordance with SEC SAB Topic 1.M, as codified in ASC 250.

The following table presents (in thousands) the effects of the corrections of the errors described above:

	For the year ended December 31, 2022
Consolidated Statement of Cash Flows	As Previously Reported	Adjustment	As Revised
Non-cash lease expense	$(3,768)	$7,907	$4,139
Provision for excess and obsolete inventory	—	45	45
Provision for excess and obsolete property and equipment	—	510	510
Inventories, net	(940)	34	(906)
Operating lease liabilities	3,733	(7,907)	(4,174)
Accounts payable	(981)	(451)	(1,432)
Purchase of property, plant and equipment	(23,753)	(935)	(24,688)
Proceeds from sale of lost-in-hole equipment	20,319	797	21,116
ROU assets obtained in exchange for lease liabilities	9,451	(1,544)	7,907
Purchases of inventory included in accounts payable and accrued expenses and other current liabilities	—	79	79
Purchases of property and equipment included in accounts payable and accrued expenses and other current liabilities	—	372	372

NOTE 3 – MERGER

As discussed in Note 1 - Summary of significant accounting Policies, on June 20, 2023, the Company completed the Merger. Upon the closing of the Merger, the following occurred:

•

Each share of DTIH common stock issued and outstanding immediately prior to the closing of the Merger, which totaled 52,363,876 shares (other than the shares described for the net exercise of the option and as compensation pursuant to the TSA), was exchanged for the right to receive 0.2282 shares of DTIC Common Stock (the “Common Exchange Ratio”) resulting in the issuance of 11,951,137 shares of DTIC Common Stock.

•

Each share of DTIH redeemable convertible preferred stock issued and outstanding immediately prior to the closing of the Merger, which totaled 20,370,377 shares, was exchanged for the right to receive 0.3299 shares of DTIC Common Stock (the “Preferred Exchange Ratio”) resulting in the issuance of 6,719,641 shares of DTIC Common Stock.

•

Each non-redeemable share of ROC common stock issued and outstanding immediately prior to the closing of the Merger, which totaled 3,403,500 shares, was exchanged for, on a one-for-one basis, shares of DTIC Common Stock.

•

Each share of ROC common stock subject to possible redemption that was not redeemed prior to the closing of the Merger, which totaled 158,621 shares, was exchanged for, on a one-for-one basis, shares of DTIC Common Stock.

•

Each of ROC’s public rights and private rights outstanding immediately prior to the closing of the Merger, which totaled 20,700,000 and 796,000, respectively, were exchanged for, on a ten-for-one basis, 2,070,000 and 79,600 shares of DTIC Common Stock, respectively.

•

Prior to the closing of the Merger, one DTIH stock option holder elected to net exercise all of such holder’s options, resulting in the issuance of 158,444 shares of DTIH common stock, which upon the closing of the Merger, were canceled and exchanged for the right to receive 0.2282 shares of DTIC Common Stock per share of DTIH common stock, which resulted in the issuance of 36,163 shares of DTIC Common Stock.

•

DTIH entered into a transaction services agreement (the “TSA”) with Hicks Holdings Operating LLC (“HHLLC”) on January 27, 2012, as amended February 13, 2023, pursuant to which DTIH must pay HHLLC a transaction fee equal to 1.5% of any subsequent transaction, as defined in the TSA. The Merger constitutes a subsequent transaction per the TSA and, therefore, the Board authorized DTIH to issue 1,149,830 shares of DTIH common stock to HHLLC and 328,611 shares of DTIH common stock to a stockholder of DTIH who is affiliated with HHLLC, immediately prior to the closing of the Merger. The DTIH common stock was issued immediately prior to the closing of the Merger and the issuance resulted in the recognition of $2.3 million of stock-based compensation expense within other expense on the consolidated statements of income and comprehensive income for the year ended December 31, 2023. The shares of DTIH common stock issued were exchanged for 337,429 shares of DTIC Common Stock as of the date of the closing of the Merger in accordance with the Common Exchange Ratio. The $2.3 million of stock-based compensation was recorded by taking the $6.95 quoted market price of the Company’s common stock as of the date and time of the closing of the Merger and multiplying this price by the 337,429 shares of DTIC Common Stock Issued.

•

In connection with the Merger, certain holders of DTIH redeemable convertible preferred stockholders entered into exchange agreements (the “Exchange Agreements”) wherein the DTIH redeemable convertible preferred stockholders exchanged their rights to receive a portion of the $11.0 million Aggregate Company Cash Consideration (as defined within the Merger Agreement) for the rights to receive shares of DTIC Common Stock. Immediately following the effectiveness of the Exchange Agreements, which became effective as of the closing of the Merger, the holders of DTIH redeemable convertible preferred stock that participated in the Exchange Agreements held 2,042,181 shares of

DTIC Common Stock as a result of their participation in the Exchange Agreements. In addition, the holders of DTIH redeemable convertible preferred stock that did not participate in the Exchange Agreements were paid $0.2 million from the Aggregate Company Cash Consideration in exchange for the cancellation of their DTIH redeemable convertible preferred stock in connection with the closing of the Merger.

•

In connection with the Merger, ROC entered into subscription agreements (the “Subscription Agreements”) with certain accredited investors (which were related parties of ROC due to their affiliation with ROC Energy Holdings, LLC, which is ROC’s sponsor (“Sponsor” or “ROC Sponsor”)) (the “PIPE Investors”) for an aggregate of 2,970,296 shares of DTIC Common Stock at a price of $10.10 per share, for a total of $30.0 million (the “PIPE Financing”). Upon the closing of the PIPE Financing (which closed in connection with the closing of the Merger), the Company received $25.9 million in cash and $4.1 million worth of shares from the PIPE Financing were used to settle related party promissory notes issued by ROC to the ROC Sponsor and an affiliate of ROC Sponsor.

The proceeds received by the Company from the Merger and PIPE Financing, net of transaction costs, totaled $23.2 million.

The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ROC was treated as the acquired company for financial reporting purposes (see Note 1, Summary of Significant Accounting Policies for further details. Accordingly, for accounting purposes, the Merger was treated as the equivalent of the Company issuing shares for the net assets of ROC, accompanied by a recapitalization. The net assets of ROC were stated at historical cost with no goodwill or other intangible assets recorded.

The following table presents the total DTIC Common Stock outstanding immediately after the closing of the Merger:

Exchange of ROC common stock not subject to possible redemption for DTIC Common Stock upon Merger	3,403,500
Conversion of ROC Public Rights into shares of DTIC Common Stock	2,070,000
Conversion of ROC Private Rights into shares of DTIC Common Stock	79,600
Exchange of ROC common stock subject to possible redemption that was not redeemed for DTIC Common Stock	158,621

Subtotal - Merger, net of redemptions	5,711,721

Issuance of DTIC Common Stock in connection with PIPE Financing	2,970,296

Exchange of DTIH common stock outstanding as of December 31, 2022 for DTIC Common Stock	11,951,137

Exchange of DTIH redeemable convertible preferred stock outstanding as of December 31, 2022 for DTIC Common Stock	6,719,641

Issuance of shares as stock-based compensation to former DTIH stockholders as part of transaction services agreement upon the Merger	337,429

Issuance of DTIC Common Stock to former holders of DTIH redeemable convertible preferred stock in connection with Exchange Agreements	2,042,181

Net exercise of stock options by DTIH stockholder	36,163

Total - DTIC Common Stock outstanding as a result of Merger, PIPE Financing, DTIH for DTIC share exchanges, transaction services agreement, Exchange Agreements, and exercise of stock options	29,768,568

NOTE 4 - INVESTMENTS – EQUITY SECURITIES

The following table shows the cost and fair value of the Company’s investments in equity securities (in thousands):

	Cost	Unrealized Loss	Fair Value
December 31, 2023	$999	$(111)	$888

	Cost	Unrealized Gain	Fair Value
December 31, 2022	$999	$144	$1,143

Unrealized holding losses on equity securities for the year ended December 31, 2023 were $0.3 million where unrealized holding gains on equity securities for the year ended December 31, 2022 were $0.2 million.

NOTE 5 – BALANCE SHEET DETAILS - CURRENT ASSETS AND CURRENT LIABILITIES

Inventories, net

The following table shows the components of inventory (in thousands):

	December 31, 2023	December 31, 2022
Raw materials	$5,022	$3,377
Finished goods	16	115

Total inventories	5,038	3,492

Allowance for obsolete inventory	(4)	(211)

Inventories, net	5,034	3,281

Prepaid expenses and other current assets

The following table shows the components of prepaid expenses and other current assets (in thousands):

	December 31, 2023	December 31, 2022
Prepaid expenses:
ERC benefits receivable	$—	$2,117
Deposits on inventory	2,146	680
Prepaid income tax	362	—
Prepaid insurance	1,110	358
Prepaid rent	372	381
Prepaid equipment	331	179
Prepaid other	214	173
Other current assets:
Interest rate swap asset	$—	$476
Other	18	17

Total	$4,553	$4,381

Accrued expenses and other current liabilities

The following table shows the components of accrued expenses and other current liabilities (in thousands):

	December 31, 2023	December 31, 2022
Accrued expenses:
Accrued compensation and related benefits	$4,999	$3,392
Accrued insurance	978	525
Accrued transaction advisory fees	1,000	—
Accrued professional services	189	509
Accrued interest	58	62
Accrued property taxes	60	41
Accrued monitoring fee	373
Other	147	38
Other current liabilities:
Income tax payable	$1,586	$1,780
Sales tax payable	71	587
Unbilled lost-in-hole revenue	76	282
Deferred revenue	1,042	83
Total accrued expenses and other current liabilities	$10,579	$7,299

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

The following table shows the component of property, plant and equipment, net (in thousands):

	Estimated Useful Lives (in Years)	December 31, 2023	December 31, 2022
Rental tools and equipment	5-10	188,949	160,973
Buildings and improvements	5-40	6,672	5,781
Office furniture, fixtures and equipment	3-5	2,389	2,101
Transportation and equipment	3-5	793	827

Total property, plant and equipment		198,803	169,682
Less: accumulated depreciation		(133,003)	(125,537)

Property, plant and equipment, net (excluding construction in progress)		65,800	44,145
Construction in progress		—	9

Property, plant and equipment, net		$65,800	$44,154

Total depreciation expense for the year ended December 31, 2023 and 2022 was approximately $20.3 million and $19.7 million, respectively. The Company has not acquired any property, plant and equipment under capital leases.

Property, plant and equipment, net, were concentrated within the United States. As of December 31, 2023 and 2022, property, plant and equipment, net held within the United States was $63.0 million and $41.8 million, respectively, or 96% and 95% of total property, plant and equipment, net, respectively. As of December 31, 2023 and 2022, property, plant and equipment, net held outside of the United States, in Canada, was $2.8 million and $2.3 million, or 4% and 5% of total property, plant and equipment net for both periods.

NOTE 7 -INTANGIBLES, NET

The following table shows the components of intangible assets, net (in thousands):

	Useful Lives (in Years)	December 31, 2023	December 31, 2022
Trade name	10-13	$1,280	$1,280
Technology	13	270	270

Total intangible assets		1,550	1,550
Less: accumulated amortization		(1,334)	(1,287)

Intangible assets, net		$216	$263

Total amortization expense for the year ended December 31, 2023 and 2022 was approximately $47 thousand and $0.1 million respectively.

NOTE 8 – LEASES

The Company leases various facilities and vehicles under noncancelable operating lease agreements. The remaining lease terms for our leases range from 1 month to 14 years. These leases often include options to extend the term of the lease, which may be for periods of up to 5 years. When it is reasonably certain that the option will be exercised, the impact of the renewal term is included in the lease term for purposes of determining total future lease payments and measuring the ROU asset and lease liability. We apply the short-term lease policy election, which allows us to exclude from recognition leases with an original term of 12 months or less. We have not entered into any finance leases as of December 31, 2023.

For the year ended December 31, 2023 and 2022, the components of the Company’s lease expense were as follows (in thousands):

	Year Ended December 31, 2023	Year Ended December 31, 2022
Operating Lease Cost	$6,077	$5,722
Short-term Lease Cost	130	143
Variable Lease Cost	320	319
Sublease Income	(76)	(183)

Total Lease Cost	$6,451	$6,001

Supplemental balance sheet information related to leases was as follows (in thousands):

	Year Ended December 31, 2023	Year Ended December 31, 2022
Weighted-average remaining lease term (in years)	6.55	7.53
Weighted average discount rate	5.80%	5.34%

	Year Ended December 31, 2023	Year Ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities	5,538	5,003

Future undiscounted cash flows for each of the next five years and thereafter and reconciliation to the lease liabilities recognized on the consolidated balance sheet as of December 31, 2023 were as follows (in thousands):

2024	$4,923
2025	4,089
2026	3,522
2027	2,439
2028	1,939
Thereafter	5,605

Total lease payments	$22,517
Less: imputed interest	(3,666)

Present value of lease liabilities	$18,851

The Company leases downhole drilling tools to companies in the oil and natural gas industry. Such leases are accounted for in accordance with ASC 842. For the year ended December 31, 2023 and 2022, tool rental revenue was approximately $119.2 million and $99.0 million, respectively. Our lease contract periods are short-term in nature and are typically daily, monthly, per well, or footage based. Due to the short-term nature of the contracts, no maturity table is presented.

NOTE 9 – REVOLVING CREDIT FACILITY

In December 2015, the Company entered into a credit facility with PNC Bank, National Association (the “Credit Facility”). The facility provides for a revolving line of credit with a maximum borrowing amount totaling $60.0 million, as of December 31, 2023 and 2022.

On June 20, 2023, the Company entered into the Amended and Restated Revolving Credit, Security and Guaranty Agreement among Drilling Tools International, Inc., certain of its subsidiaries, Drilling Tools International Corporation and PNC Bank, National Association (the “Credit Facility Agreement”) that modified the terms of its previous agreement and related amendments. This amended agreement modified certain defined terms in the previous agreement, removed the $20.0 million unfunded capital expenditures requirement, removed the $9.0 million sublimit to the Company’s Canadian entity and changed the legal debtor from DTIH to DTIC. See Note 3, Merger for further discussion of the Merger.

For the year ended December 31, 2023, the interest on the amount drawn was based on SOFR or the bank’s base lending rate plus applicable margin (approximately 8.4% at December 31, 2023). The Credit Facility is collateralized by substantially all the assets of the Company and matures December 31, 2025.

As of December 31, 2023, there were no amounts drawn against the line of credit.

The Company is subject to various restrictive covenants associated with these borrowings including, but not limited to, a fixed charge ratio, and a minimum amount of undrawn availability. As of December 31, 2023, the Company was in compliance with all restrictive covenants.

Contingent Interest Embedded Derivative Liability

Under the Credit Facility Agreement, the interest rate will reset (the ‘Default Rate’) upon the event of a default and an additional 2% will be added to the base rate. The Company analyzed the Default Rate feature of the Credit Facility for derivative accounting consideration under ASC 815, Derivatives and Hedging, and determined the Default Rate met the definition of a derivative as it is a contingent interest feature. The Company also noted that the Default Rate feature (the ‘Default Rate Derivative’) required bifurcation from the host contract and was to be accounted for at fair value. In accordance with ASC 815-15, the Company bifurcated the Default Rate feature of the note and determined the derivative is liability classified.

The Default Rate Derivative is treated as a liability, initially measured at fair value with subsequent changes in fair value recorded in earnings. Management has assessed the probability of occurrence for a non-credit default event and determined the likelihood of a referenced event to be remote. Therefore, the estimated fair value of the Default Rate Derivative was negligible as of December 31, 2023 and 2022 and, therefore, no amounts were recorded as of December 31, 2023 and 2022.

NOTE 10 – REVENUE

Revenue generated was concentrated within the United States. For the year ended December 31, 2023 and 2022, the revenue generated within the United States was $138.3 million and $118.3 million, respectively, or 91% and 91% of total revenues, respectively. For the year ended December 31, 2023 and 2022, the revenue generated outside of the United States, in Canada and International, was $13.7 million and $11.3 million, respectively, or 9% and 9% of total revenues, respectively. The Company derives its revenue from two revenue types, tool rental services and product sales. The following table represents our revenues disaggregated by category:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Tool Rental Services	$119,239	$99,018
Product Sales	32,795	30,538

Total Revenue	$152,034	$129,556

NOTE 11 – INCOME TAXES

For the years ended December 31, 2023, and 2022, income from continuing operations before taxes consisted of amounts related to U.S. operations and income associated with the Company’s foreign operations predominantly in Canada. The geographical breakdown of the Company’s income before provision for income taxes was as follows (in thousands):

	Year Ended December 31,
	2023	2022
Domestic	$17,352	$19,094
International	2,442	5,683

Profits before provision for income taxes	$19,794	$24,777

Income tax expense attributable to income from continuing operations consists of (in thousands):

	Year Ended December 31,
	2023	2022
Current provision for income taxes:
Federal	$162	$702
Foreign	656	1,444
State	785	472

Total current	1,603	2,618
Deferred tax expense (benefit):
Federal	3,826	574
Foreign	34	488
State	(417)	18

Total deferred tax expense:	3,443	1,080

Total provision for income taxes	$5,046	$3,698

Tax rate reconciliation

The following table presents a reconciliation of the federal statutory rate to the Company’s effective tax rate:

	Year Ended December 31,
	2023	2022
U.S. federal tax benefit at statutory rate	21.0%	21.0%
State taxes, net of federal benefit	1.9%	2.1%
Permanent differences	3.6%	2.0%
Foreign rate differential	0.2%	0.5%
Valuation allowance	0.0%	-2.1%
Other	-1.2%	-9.0%

Effective tax rate	25.5%	14.5%

The effective tax rate impact of other category for the year ended December 31, 2023 is primarily made up of prior year true-ups resulting in a decrease of 1.2% or $239 thousand. The effective tax rate impact of the other category for the year ended December 31, 2022, is primarily made up of tax basis balance sheet adjustments resulting in a decrease of 10.6% or $2.6 million. The offsetting impacts to the tax rate were individually immaterial.

Significant components of deferred taxes

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2023 and 2022 are presented below (in thousands):

	Year Ended December 31,
	2023	2022
Deferred tax assets
Net operating loss carryforward	$1,544	$3,378
Allowance for doubtful accounts	333	323
Share-based compensation	1,451	941
Bonus accrual	440	599
Inventory	130	53
Intangible assets	1,129	1,152
Other	—	140

Gross deferred tax assets	5,028	6,587
Valuation allowance	—	—

Net deferred tax assets	5,028	6,587
Deferred tax liabilities
Depreciation on property, plant, and equipment	(11,391)	(8,958)
Withholding tax on unremitted earnings	(264)	(72)
Other	—	(742)

Deferred tax liabilities	(11,655)	(9,772)

Net deferred liabilities	$(6,627)	$(3,185)

At December 31, 2023 and 2022, the Company had federal net operating loss carryforward of approximately $4.1 million and $15.1 million, respectively, which may be carried forward indefinitely and state and local net operating loss carryforward of approximately $8.8 million and $9.8 million, respectively, which expire at various dates.

The utilization of the Company’s net operating losses may be subject to a limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and similar state and foreign provisions. Such limitations may result in the expiration of the net operating loss carryforwards before their utilization.

The Company is subject to income taxes in the U.S. federal jurisdiction, various state jurisdictions as well as Canada. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company’s tax years remain open for examination by all tax authorities since inception and carryover attributes remain open to adjustment by the U.S. and state authorities.

NOTE 12 – STOCK-BASED COMPENSATION

On June 20, 2023, the Company adopted the Drilling Tools International Corporation 2023 Omnibus Incentive Plan (the “2023 Plan”). The 2023 Plan became effective on the closing of the Merger, which also occurred on June 20, 2023. The 2023 Plan provides for the issuance of shares of Common Stock up to ten percent (10%) of the shares of outstanding Common Stock as of the closing of the Merger (which equates to 0 shares as of December 31, 2023) and automatically increases on the first trading day of each calendar year by the number of shares of Common Stock equal to three percent (3%) of the total number of outstanding Common Stock on the last day of the prior calendar year. The 2023 Plan allows for awards to be issued to employees, non-employee directors, and consultants in the form of options, stock appreciation rights, restricted shares, restricted stock units, performance based awards, other share-based awards, other cash-based awards, or a combination of the foregoing. As of December 31, 2023, there were 2,976,854 shares of Common Stock available for issuance under the 2023 Plan.

In connection with the Merger, all outstanding options to purchase shares of DTIH common stock were canceled and exchanged for options to purchase shares of DTIC Common Stock (“Company Options”). The number of Company Options issued and the associated exercise prices were adjusted using the Common Exchange Ratio used for the Merger (see Note 3, Merger). As a result of the Merger, the Company issued options to purchase a total of 2,361,722 shares of the Company’s Common Stock to former holders of the DTIH stock options. The vesting schedules, remaining term, and provisions (other than the adjusted number of underlying shares and exercise prices) of the Company Options issued, are identical to the vesting schedules, remaining term, and other provisions of the DTIH stock options that were exchanged. Per a post-closing amendment, Company Options currently held by former holders of DTIH stock options are no longer subject to employment considerations.

The fair value of each stock option award is estimated on the date of grant using a Black-Scholes option valuation model. Expected volatilities are based on comparable public company data. The Company uses future estimated employee termination and forfeiture rates of the options within the valuation model. The expected term of options granted is derived using the “plain vanilla” method due to the lack of history and volume of option activity at the Company. The risk-free rate is based on the approximate U.S. Treasury yield rate in effect at the time of grant. The Company’s calculation of share price involves the use of different valuation techniques, including a combination of an income and market approach. For any grants of stock options subsequent to the Company being publicly traded, the Company will use the quoted market price as of the grant date as an input into the Black-Scholes model. Determination of the fair value is a matter of judgment and often involves the use of estimates and assumptions.

In June of 2023 and prior to the closing of the Merger, one holder of DTIH stock options elected to exercise all of such holder’s 580,000 stock options. The holder elected to net exercise, whereby the exercise price is paid in shares and additional shares are withheld for income taxes. The net exercise of the options resulted in 158,444 shares of DTIH common stock being issued prior to the Merger and subsequently canceled and exchanged for a total of 36,163 shares of DTIC Common Stock as of the date of the Merger.

The following table summarizes options outstanding, as well as activity for the year ended December 31, 2023 (prior year amounts have been converted using the conversion ratio of 0.2282 applied in the Merger):

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
OUTSTANDING, December 31, 2022	2,494,097	$4.04	3.93	$11,687
Granted	—	—	—	—
Exercised	(132,375)	5.04	—	—
Forfeited	—	—	—	—
OUTSTANDING, December 31, 2023	2,361,722	4.02	3.37	—

UNVESTED, December 31, 2023	—	—	—	—

EXERCISABLE, December 31, 2023	2,361,722	4.02	3.37	—

The aggregate intrinsic value is calculated as the difference between the exercise price and the estimated fair value of the Company’s common stock as of December 31, 2023 and 2022. Due to the exercise price of the stock options exceeding the current market price of the Company’s common stock as of December 31, 2023, no intrinsic value has been realized from the exercise of stock options during the period.

During the year ended December 31, 2023, the Company recognized $1.7 million of stock-based compensation expense within selling, general, and administrative expense on the consolidated statements of income and comprehensive income related to the accelerated vesting of an executive’s 534,063 performance-based stock options. The performance conditions were satisfied upon completion of the Merger and all 534,063 performance-based stock options vested on June 20, 2023.

During the year ended December 31, 2023, the Company recognized $2.3 million of stock-based compensation expense within other expense, net on the consolidated statements of income and comprehensive income as a result of the issuance of shares in accordance with the TSA with HHLLC (see Note 3 - Merger).

During the year ended December 31, 2022, there was no stock-based compensation expense recognized.

NOTE 13 – OTHER EXPENSE, NET

The following table shows the components of other expenses, net for the years ended December 31, 2023, and 2022 (in thousands):

	Year Ended December 31, 2023	Year Ended December 31, 2022
HHLLC stock-based compensation	$(2,339)	$—
Transaction fees	(3,640)	—
Other, net	(428)	(436)
Interest income	48	52

Other expense, net	$(6,359)	$(384)

NOTE 14 – RELATED PARTY TRANSACTIONS

Management fees

For the years ended December 31, 2023 and 2022, management fees paid to Hicks Holdings Operating LLC, a shareholder of the Company, were approximately $1.1 million and $0.4 million, respectively. Management fees paid to the shareholder are included in selling, general and administrative expense in the accompanying consolidated statements of income and comprehensive income.

Director fees

For the years ended December 31, 2023 and 2022, director fees paid to our Board of Directors were approximately $0.2 million and $0.1 million, respectively. Director fees are included in selling, general and administrative expense in the accompanying consolidated statements of income and comprehensive income.

Leases

For the years ended December 31, 2023 and 2022, the Company paid rent expense to Cree Investments, LLC, a shareholder of the Company, of approximately $51 thousand and $51 thousand, respectively, relating to the lease of a building. Future minimum lease payments related to this lease are included in the future minimum lease schedule in Note 7, Leases.

Tools

For the years ended December 31, 2022, the Company paid $4 thousand to Heath Woodrum, a shareholder of the Company, for tools.

Promissory Notes

Upon consummation of the Merger on June 20, 2023, the Company issued shares of DTIC Common Stock in connection with the PIPE Financing to payoff convertible promissory notes which were issued to an affiliate of the ROC Sponsor on December 6, 2022 and March 2, 2023, respectively. The notes did not bear interest and were in the amounts of $2.1 million and $2.1 million, respectively.

Working Capital Loan

Prior to the Merger on June 20, 2023, ROC paid the remaining outstanding principal amount owed to an affiliate of the ROC Sponsor in the amount of $0.4 million for a loan to fund working capital deficiencies and finance transaction costs in connection with the Merger. The loan did not bear interest.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

The Company maintains operating leases for various facilities and vehicles. See Note 13, Leases, for further information.

Litigation

From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.

NOTE 16 – EMPLOYEE BENEFIT PLANS

The Company has a defined contribution plan that complies with Section 401(k) of the Internal Revenue Code. All employees are auto enrolled at a 3% contribution, unless they opt out, beginning on the first plan entry date following six months of service. Plan entry dates are the first day of January and July. For 2022, the Company matched employee contributions 150% of the first 3% of employee contributions, not to exceed $2 thousand per participant per calendar year. Employees vest in employer contributions over six years. The contribution is limited to the maximum contribution allowed under the Internal Revenue Service Regulations. The total expense for the years ended December 31, 2023 and 2022 was approximately $0.5 million and $0.4 million, respectively.

NOTE 17 – EARNINGS PER SHARE

Basic earnings per share is computed using the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed using the weighted-average number of common shares outstanding for the period plus dilutive potential common shares, including performance share awards, using the treasury stock method. Performance share awards are included based on the number of shares that would be issued as if the end of the reporting period was the end of the performance period and the result was dilutive.

The following table sets forth the computation of the Company’s basic and diluted net earnings per share for the years ended December 31, 2023 and 2022 (in thousands, except share and per share data):

	Year Ended December 31,
	2023	2022
Numerator:
Net income	$14,748	$21,080
Less: Redeemable convertible preferred stock dividends	(314)	(1,189)

Net income attributable to common shareholders — basic	$14,434	$19,891
Add: Redeemable convertible preferred stock dividends	314	1,189

Net income attributable to common shareholders — diluted	$14,748	$21,080

Denominator
Weighted-average common shares used in computing earnings per share — basic	21,421,610	11,951,137
Weighted-average effect of potentially dilutive securities:
Effect of potentially dilutive time-based stock options	488,997	1,006,729
Effect of potentially dilutive performance-based stock options	45,202	—
Effect of potentially dilutive redeemable convertible preferred stock	3,175,215	6,719,641

Weighted-average common shares outstanding — diluted	25,131,024	19,677,507

Earnings per share — basic	$0.67	$1.66

Earnings per share — diluted	$0.59	$1.07

As of December 31, 2023, the Company’s potentially dilutive securities consisted of options to purchase common stock. As of December 31, 2022, the Company’s potentially dilutive securities consisted of redeemable convertible preferred stock and options to purchase common stock. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net income per share for the periods presented because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2023	2022
Time-based options outstanding	140,135	140,135

Total	140,135	140,135

Our performance-based stock options were excluded from the diluted earnings per share calculations for the years ended December 31, 2022 because all necessary performance conditions were not satisfied by December 31, 2022. Our performance-based stock options excluded from diluted earnings per share for the year ended December 31, 2022 were as follows:

	Year Ended December 31,
	2023	2022
Performance-based options outstanding	—	534,063

Total	—	534,063

NOTE 18 – SUBSEQUENT EVENTS

Acquisition of Casing Technologies Group Limited

On March 18, 2024, the Company announced its entry into a share purchase agreement (the “CTG Purchase Agreement”) to acquire one hundred percent (100%) of the shares of Casing Technologies Group Limited, a Scottish limited company (“CTG”). CTG wholly owns Deep Casing Tools Limited, an energy technology development company. The initial accounting for this business combination is in process which includes conducting a valuation analysis to value the assets and liabilities assumed as a result of the transaction. As such, the impact on the consolidated financial statements cannot be estimated at this time.

Issuance of Stock Options

On February 14, 2024, the Company issued stock options to members of the Company’s management team, including: (i) 1,000,000 stock options to Robert Prejean, President and Chief Executive Officer (the “Prejean 2024 Stock Options”), (ii) 380,000 stock options to David Johnson, Chief Financial Officer (the “Johnson 2024 Stock Options”), and (iii) 300,000 stock options to Michael Domino, President of the Directional tool Rentals Division (the “Domino 2024 Stock Options,” and together with the Prejean 2024 Stock Options and the Johnson 2024 Stock Options, the “2024 Stock Options”). Each of the 2024 Stock Options vest in substantially equal installments on each of the first three (3) anniversaries of the grant date. The 2024 Stock Options are exercisable at a price of $3.02 per share.

Credit Agreement

On March 15, 2024, the Company refinanced its revolving credit facility by entering into a second amended and restated revolving credit and term loan facility with PNC Bank, National Association (the “Credit Facility”). The Credit Facility provides for a revolving line of credit in a principal amount of up to $80,000,000 and a single draw term loan in a principal amount of $25,000,000 and matures in March 2029 (the “Refinancing”).

Acquisition of Superior Drilling Products, Inc.

On March 6, 2024, the Company announced its entry into an Agreement and Plan of Merger (the “SDPI Merger Agreement”) with Superior Drilling Products, Inc. (“SDPI”), DTI Merger Sub I, Inc. (“Merger Sub I”), and DTI Merger Sub II, LLC (“Merger Sub II”), pursuant to which, among other things, on the terms and subject to the conditions set forth in the SDPI Merger Agreement, (i) Merger Sub I will be merged with and into SDPI (the “First Event”), with SDPI continuing as the surviving corporation (the “Initial Surviving Corporation”), (ii) the Initial Surviving Corporation will be merged with Merger Sub II (the “Second Event,” and together with the First Event, the “SDPI Merger”), with Merger Sub II continuing as the surviving limited liability company (the “Surviving Company”), and (iii) following the consummation of the SDPI Merger, all of the property, rights, powers, privileges, and franchises of SDPI, the Initial Surviving Company, and the Surviving Company shall be vested in the Surviving Company as a wholly owned subsidiary of the Company.

The consummation of the SDPI Merger is subject to certain customary mutual conditions, including the approval of SDPI’s shareholders holding at least a majority of the outstanding shares of SDPI common stock entitled to vote on the adoption of the SDPI Merger Agreement. The initial accounting for this business combination is in process which includes conducting a valuation analysis to value the assets and liabilities assumed as a result of the transaction. As such, the impact on the consolidated financial statements cannot be estimated at this time.

Superior Drilling Products, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash	$2,080,224	$2,670,626
Accounts receivable	2,355,947	2,670,361
Prepaid expenses	323,214	335,152
Inventories	2,695,666	2,706,491
Other current assets	433,090	373,587

Total current assets	7,888,141	8,756,217
Property, plant and equipment, net	11,037,332	11,242,251
Right of use assets	395,453	451,094
Deferred tax asset	6,407,195	6,387,240
Other noncurrent assets	199,816	199,816

Total assets	$25,927,937	$27,036,618

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,775,936	$1,547,619
Accrued expenses	1,300,744	870,060
Income tax payable	651,081	626,455
Current portion of operating lease liability	55,019	54,034
Current portion of financial obligation	86,685	83,648
Current portion of long-term debt, net of discounts	543,771	635,273

Total current liabilities	4,413,236	3,817,089
Operating lease liability, less current portion	278,751	325,480
Long-term financial obligation, less current portion	3,930,595	3,954,373
Long-term debt, less current portion, net of discounts	1,557,351	1,609,868
Deferred income	675,000	675,000

Total liabilities	10,854,933	10,381,810
Commitments and contingencies (Note 10)
Shareholders’ equity
Common stock - $0.001 par value; 100,000,000 shares authorized; 30,391,244 shares issued and outstanding	30,391	30,391
Additional paid-in-capital	45,315,307	45,074,723
Accumulated deficit	(30,272,694)	(28,450,306)

Total shareholders’ equity	15,073,004	16,654,808

Total liabilities and shareholders’ equity	$25,927,937	$27,036,618

The accompanying notes are an integral part of these condensed consolidated financial statements.

Superior Drilling Products, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$4,946,216	$6,281,214
Operating cost and expenses
Cost of revenue	2,305,068	2,238,597
Selling, general, and administrative expenses	2,130,488	2,338,841
Depreciation and amortization expense	351,213	326,014

Total operating cost and expenses	4,786,769	4,903,452
Operating income	159,447	1,377,762
Other income (expense)
Interest income	20,691	16,898
Interest expense	(194,008)	(154,091)
Acquisition related expenses	(1,748,277)	—
Recovery of related party note receivable	—	350,262
Loss on disposition of assets	(5,819)	—

Total other income (expense)	(1,927,413)	213,069

Income (loss) before income taxes	(1,767,966)	1,590,831
Income tax expense	(54,422)	(77,612)

Net income (loss)	$(1,822,388)	$1,513,219

Earnings (loss) per common share - basic	$(0.06)	$0.05

Weighted average common shares outstanding - basic	30,391,244	29,245,080

Earnings (loss) per common share - diluted	$(0.06)	$0.05

Weighted average common shares outstanding - diluted	30,391,244	29,305,216

The accompanying notes are an integral part of these condensed consolidated financial statements.

Superior Drilling Products, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities
Net income (loss)	$(1,822,388)	$1,513,219
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	351,215	326,014
Amortization of right-of-use assets	55,641	51,257
Share-based compensation expense	240,584	227,148
Deferred tax asset	(19,955)	—
Loss on disposition of rental fleet	2,806	—
Loss on sale or disposition of assets	3,013	—
Amortization of deferred loan cost	4,519	3,087
Changes in operating assets and liabilities:
Accounts receivable	314,414	(718,533)
Inventories	10,825	(167,601)
Prepaid expenses and other current assets	(47,565)	(1,954)
Accounts payable, accrued expenses, and other liabilities	578,315	(262,804)
Income tax payable	24,626	75,547

Net cash provided by (used in) operating activities	(303,950)	1,045,380

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(122,483)	(1,567,524)
Proceeds from the sale of assets	5,310	—
Proceeds from recovery of related party note receivable	—	350,262

Net cash used in investing activities	(117,173)	(1,217,262)

Cash Flows from Financing Activities
Principal payments on debt	(241,985)	(213,905)
Proceeds received from debt borrowings	72,706	—
Payments on revolving loan	—	(472,089)
Proceeds received from revolving loan	—	655,754

Net cash used in financing activities	(169,279)	(30,240)

Net decrease in cash	(590,402)	(202,122)
Cash at beginning of period	2,670,626	2,158,025

Cash at end of period	$2,080,224	$1,955,903

Supplemental information:
Cash paid for interest	$192,461	$151,107
Property, plant and equipment in accounts payable	$34,942	$381,064
Disposal of asset held for sale	$—	$216,000
Right of use assets obtained in exchange for lease obligations	$—	$19,478

The accompanying notes are an integral part of these condensed consolidated financial statements.

Superior Drilling Products, Inc.

Condensed Consolidated Statements of Changes in Shareholders’ Equity (Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Par Value
Balance - December 31, 2023	30,391,240	$30,391	$45,074,723	$(28,450,306)	$16,654,808
Share-based compensation expense	4	—	240,584	—	240,584
Net loss	—	—	—	(1,822,388)	(1,822,388)

Balance - March 31, 2024	30,391,244	$30,391	$45,315,307	$(30,272,694)	$15,073,004

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Par Value
Balance - December 31, 2022	29,245,080	$29,245	$43,943,928	$(35,886,351)	$8,086,822
Share-based compensation expense	—	—	227,148	—	227,148
Net income	—	—	—	1,513,219	1,513,219

Balance - March 31, 2023	29,245,080	$29,245	$44,171,076	$(34,373,132)	$9,827,189

The accompanying notes are an integral part of these condensed consolidated financial statements.

Superior Drilling Products, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Superior Drilling Products, Inc. (the “Company”, “SDPI”, “we”, “our” or “us”) is an innovative drilling and completion tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. Our drilling solutions include the patented Drill-N-Ream® well bore conditioning tool (“Drill-N-Ream tool”) and the patented Strider™ Drill String Oscillation System technology (“Strider technology” or “Strider”). In addition, the Company is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for leading oil field services companies. We operate a state-of-the-art drill tool fabrication facility, in Vernal Utah, where we manufacture solutions for the drilling industry, as well as customers’ custom products. We also operate a repair facility in Dubai. Our headquarters are also located in Vernal, Utah.

Our subsidiaries include (a) Superior Drilling Solutions, LLC (previously known as Superior Drilling Products, LLC), a Utah limited liability company (“SDS”), together with its wholly owned subsidiary Superior Design and Fabrication, LLC, a Utah limited liability company (“SDF”), (b) Extreme Technologies, LLC, a Utah limited liability company (“ET”), (c) Meier Properties Series, LLC, a Utah limited liability company (“MPS”), (d) Meier Leasing, LLC, a Utah limited liability company (“ML”), and (e) Hard Rock Solutions, LLC (“HR” or “Hard Rock”).

On March 6, 2024 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Drilling Tools International Corporation, a Delaware corporation (“DTI”), DTI Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub I”), and DTI Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, “Merger Subs”). Capitalized terms used but not otherwise defined in the Form 8-K, filed on March 7, 2024, have the meanings given to them in the Merger Agreement.

The Merger and the Merger Agreement were unanimously adopted by the Company Board based upon the recommendation of the special committee of disinterested directors of the Company Board that was established to evaluate potential strategic transactions, including those contemplated by the Merger Agreement (the “Company Special Committee”), and the Company Board has recommended that shareholders of the Company vote in favor of the approval of the Merger Agreement.

In connection with the proposed Merger, DTI prepared and filed with the SEC on May 10, 2024 a registration statement on Form S-4 that included a combined proxy statement/prospectus of the Company and DTI.

Basis of Presentation

The Company’s condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The condensed consolidated financial statements include the accounts of Superior Drilling Products Inc. and all of its wholly owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation. The Company does not have investments in any unconsolidated subsidiaries.

These condensed consolidated financial statements for the three months ended March 31, 2024 and 2023, and the related footnote disclosures included herein, are unaudited. The preparation of financial statements in conformity with GAAP requires the use of management’s estimates. The results of operations for the three months ended March 31, 2024 are not necessarily indicative of the results of operations expected for the year ended December 31, 2024. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the years ended December 31, 2023 and 2022 and the notes thereto, which were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”).

Significant Accounting Policies

The Company’s accounting policies are set forth in Note 1 – Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC. There were no significant updates or revisions to our accounting policies during the three months ended March 31, 2024, except as noted below.

Income Taxes

The Company follows guidance under ASC Topic 740-270 Income Taxes, which requires that an estimated annual effective tax rate is applied to year-to-date ordinary income (loss). At the end of each interim period, the Company estimates the effective tax rate expected to be applicable for the full fiscal year. The tax effect of discrete items is recorded in the quarter in which the discrete events occur.

For the three months ended March 31,2024, no reserves for uncertain tax positions have been recorded. The Company will continue to monitor this position each interim period.

Concentrations of Credit Risk

The Company has two significant customers that represented 85% and 87% of its revenue for the three months ended March 31, 2024 and 2023, respectively. These customers had approximately $1,927,000 and $1,880,000 in accounts receivable as of March 31, 2024 and December 31, 2023, respectively.

The Company had two vendors that represented 45% and 13% of its purchases for each of the three months ended March 31, 2024 and 2023, respectively. These vendors had approximately $104,000 and $136,000 in accounts payable as of March 31, 2024 and December 31, 2023, respectively.

Cash and Restricted Cash

Cash and restricted cash were comprised of the following:

	March 31, 2024	December 31, 2023
Cash	$1,960,164	$2,504,487
Restricted cash	120,060	166,139

Cash and restricted cash	$2,080,224	$2,670,626

Recent accounting pronouncements not yet adopted:

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The ASU expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly reviewed by the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. The ASU also allows, in addition to the measure that is most consistent with U.S. GAAP, the disclosure of additional measures of segment profit or loss that are used by the CODM in assessing segment performance and deciding how to allocate resources. The ASU is effective for the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and subsequent interim periods, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires disclosure of specific categories in the rate reconciliation and additional information for reconciling items that meet a quantitative threshold. The amendment also includes other changes to improve the effectiveness of income tax disclosures, including further disaggregation of income taxes paid for individually significant jurisdictions. This ASU is effective for annual periods beginning after December 15, 2024. Adoption of this ASU should be applied on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and disclosures.

2. REVENUE

Disaggregation of Revenue

The following table presents revenue disaggregated by type:

	Three Months Ended March 31,
	2024	2023
Tool revenue:
Tool and product sales	$731,320	$1,537,380
Tool rental	697,066	806,153
Other related revenue	1,552,812	1,910,676

Total tool revenue	2,981,198	4,254,209
Contract services	1,965,018	2,027,005

Total revenue	$4,946,216	$6,281,214

Contract Balances

Under our sales contracts, we invoice customers after our performance obligations have been satisfied, at which point payment is unconditional. Accordingly, our contracts do not give rise to contract assets or liabilities under ASC 606.

Contract Costs

We did not incur any material costs of obtaining contracts.

3. INVENTORIES

Inventories were comprised of the following:

	March 31, 2024	December 31, 2023
Raw material	$1,886,200	$1,835,850
Work in progress	678,255	728,840
Finished goods	131,211	141,801

Total inventories	$2,695,666	$2,706,491

4. PROPERTY, PLANT & EQUIPMENT

Property, plant and equipment was comprised of the following:

	March 31, 2024	December 31, 2023
Land	$880,416	$880,416
Buildings	4,340,078	4,340,078
Leasehold improvements	946,247	946,247
Machinery, equipment, and rental tools	16,502,768	16,462,886
Office equipment, fixtures and software	278,158	278,158
Transportation assets	334,466	261,760

Property, plant and equipment, gross	23,282,133	23,169,545
Accumulated depreciation	(12,244,801)	(11,927,294)

Total property, plant and equipment, net	$11,037,332	$11,242,251

Depreciation expense related to property, plant and equipment for the three months ended March 31, 2024 and 2023 was $351,215 and $284,347 respectively.

5. INTANGIBLE ASSETS

Intangible assets were fully depreciated during 2023.

Amortization expense related to intangible assets for the three months ended March 31, 2024 and 2023 was $0 and $41,667, respectively.

6. RELATED PARTY RECEIVABLE

In January 2014, we entered into a Note Purchase and Sale Agreement under which we agreed to purchase a loan made to Tronco Energy Corporation (“Tronco”) in order to take over the legal position as Tronco’s senior secured lender. Tronco is an entity owned by Troy and Annette Meier. Effective August 2017, the Company fully reserved the related party note receivable of $6,979,043, which reduced the related party note receivable balance to $0. The Company continues to hold the 8,267,860 shares of the Company’s common stock as collateral. The Company will record a recovery of the loan upon receiving repayment of the note or interest in other income. On March 31, 2024, the Company entered into a fifth amended and restated loan agreement and note with Tronco.

Pursuant to the fifth amended and restated loan agreement, Tronco will make payments to the Company of $750,000 annually commencing on September 30, 2024 through March 31, 2033, provided that the final payment shall include all remaining outstanding principal and interest. Notwithstanding this, all principal and interest shall be due and payable by Tronco on the closing date of the transaction contemplated by the Agreement and Plan of Merger dated March 6, 2024 among the Company, Drilling Tools International Corporation (“DTI”). DTI and the Meiers have held discussions regarding the post-closing treatment of the Tronco Note. As of the date of this quarterly report on Form 10-Q, no definitive terms or agreements have been reached between DTI and the Meiers on this matter. The Tronco note balance, including accrued interest, was approximately $6,752,000 and $6,703,000 as of March 31, 2024 and December 31, 2023, respectively.

7. LEASES

The Company leases certain facilities Utah and Dubai under long-term operating leases with lease terms of one year to two years. The operating lease expense was approximately $63,000 and $63,000 for the three months ended March 31, 2024 and 2023, respectively.

Other information related to operating leases:

	Three Months Ended March 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows	$53,585	$54,138

Weighted average remaining lease-term (in years)	1.5	2.7

Weighted average discount rate	7.25%	7.25%

8. LONG-TERM DEBT

Long-term debt is comprised of the following:

	March 31, 2024	December 31, 2023
Loan Agreement, net of discount	$1,450,760	$1,518,947
Machinery loans	485,729	522,520
Transportation loan	74,419	6,981
Insurance loan	90,214	196,693

Total long-term debt	2,101,122	2,245,141
Less: current portion of long-term debt, net of discounts	(543,771)	(635,273)

Total long-term debt, less current portion, net of discounts	$1,557,351	$1,609,868

Loan Agreement

On July 28, 2023, the Company entered into a Loan Agreement (the “Loan Agreement”) among Vast Bank, National Association, as lender (the “Lender”), and various subsidiaries of the Company as guarantors (the “Guarantors”).

The Loan Agreement provides for loans through the following facilities (collectively, the “Loans”):

•	Revolving Line: The lesser of $750,000 or the borrowing base, which is currently 50% of eligible inventory as calculated under the Loan Agreement (“Revolving Line”), which matures on July 28, 2025.

•	Term Loan: $1,719,200 term loan (the “Term Loan”), which matures on July 28, 2028.

The interest rate per annum applicable to the Revolving Line is the greater of (a) Prime plus 1.00% and (b) 7.50%, which was 9.50% at March 31, 2024. The interest rate per annum applicable to the Term Loan is 8.18%. Payments of principal and interest monthly on the Term Loan, and interest only on the Revolving Line, commenced on August 28, 2023. The balance of principal and interest on both Loans will be due upon maturity, if not sooner repaid. The Company may prepay and/or repay the Loans, in whole or in part, at any time without premium or penalty, subject to certain conditions. The balance of the Revolving Line and Term Loan totaled approximately $0 and $1,451,000 as of March 31, 2024, respectively.

The Loan Agreement contains customary covenants limiting, among other things, the incurrence of additional indebtedness, the creation of liens, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other payments in respect of equity interests, acquisitions, investments, loans and guarantees, subject, in each case, to customary exceptions, thresholds and baskets. The Loan Agreement also includes certain financial covenants which include a current assets/liabilities ratio, a debt service coverage ratio and a leverage ratio, as defined in the Loan Agreement. The Loan Agreement also contains customary events of default. As of March 31, 2024, the Company was in compliance with all covenants.

The Company’s obligations under the Loan Agreement are guaranteed by the Guarantors, and the obligations of the Company and any Guarantors are secured by a perfected first priority security interest in substantially all of the existing and future personal property of the Company and each Guarantor, subject to certain exceptions as noted in the Loan Agreement.

Machinery Loans

The Company financed the purchase of machinery and equipment through various loans. The outstanding loans have interest rates ranging from 5.50% to 5.94%, and repayment terms of 48-60 months. The balance of the machinery loans totaled approximately $486,000 and $523,000 as of March 31, 2024 and December 31, 2023, respectively.

Transportation Loan

In January 2024, the Company financed a new vehicle with a new loan agreement. The term of the loan is 72 months and matures in January 2030. The interest rate of the loan is 1.9%. The loan is collateralized by the vehicle.

The Company financed the purchase of a vehicle with a loan agreement. The term of the loan is 60 months and matures in June 2024. The interest rate of the loan is 6.99%. The loan is collateralized by the vehicle.

Insurance Loan

The Company financed insurance premiums with two loan agreements. The first loan matured in March 2024 and the second loan matures in July 2024. The balance of the insurance loans totaled approximately $90,000 and $197,000 as of March 31, 2024 and December 31, 2023, respectively.

9. FINANCING OBLIGATION LIABILITY

On December 7, 2020, the Company entered into an agreement to sell land and property related to the Company’s headquarters and manufacturing facility in Vernal, Utah (the “Property”) for a purchase price of $4,448,500 (the “Sale Agreement”). Concurrent with the sale of the Property, the Company entered into a fifteen-year lease agreement (the “Lease Agreement”) to lease back the Property at an annual rate of $311,395 with payments made monthly, subject to annual rent increases of 1.5%. Under the Lease Agreement, the Company has an option to extend the term of the lease and to repurchase the Property. Due to this repurchase option, the Company was unable to account for the transfer as a sale under ASC 842, Leases, and as such, the transaction is a failed sale-leaseback that is accounted for as a financing transaction.

The Company received cash of $1,622,106, retired real estate debt of $2,638,773 and recorded a financing obligation liability of $4,260,879 related to the transaction. There was no gain recorded since sale accounting was precluded. The financing obligation has an implied interest rate of 6.0%. At the conclusion of the fifteen-year lease period, the financing obligation residual is estimated to be $2,188,710, which corresponds to the carrying value of the property. The Company paid $20,742 and $ 18,971 of principal during the three months ended March 31, 2024 and 2023, respectively.

The financing obligation liability is summarized below:

	March 31, 2024	December 31, 2023
Financing obligation for sale-leaseback transaction	$4,017,280	$4,038,021
Current principal portion of finance obligation	(86,685)	(83,648)

Non-current portion of financing obligation	$3,930,595	$3,954,373

10. COMMITMENTS AND CONTINGENCIES

We are subject to litigation that arises from time to time in the ordinary course of our business activities. In February 2019, the Company filed a patent infringement lawsuit, asserting that Stabil Drill Specialties, LLC’s (“Stabil Drill”) SmoothboreTM Eccentric Reamer infringes several patents of Extreme Technologies, LLC (one of our subsidiaries) on our patented Drill-N-Ream® well bore conditioning tool. This lawsuit is pending in the United States District Court for the Southern District of Texas, Houston Division. On May 12, 2021, the Court denied Stabil Drill’s motion for summary judgment of non-infringement. On May 23, 2022, the Court issued its Order on Claim Construction of the patents, adopting Extreme Technologies’ proffered interpretation on the disputed claim terms. On October 12, 2022, the Court granted Extreme’s motion for leave to add its exclusive licensee Hard Rock Solutions, LLC, as a necessary party and co-plaintiff. On February 13, 2023, the lawsuit was reassigned to United States District Judge Drew B. Tipton and United States Magistrate Judge Peter Bray. On August 29, 2023, Judge Tipton granted Extreme’s and Hard Rock’s motion for summary judgment striking Stabil Drill’s patent invalidity affirmative defenses. Discovery ended on August 31, 2021, and the parties have fully briefed dispositive and Daubert motions. The parties are preparing this case for trial and expect a jury trial setting in summer of 2024.

We are not currently involved in any other litigation which management believes could have a material effect on our financial position or results of operations.

11. EARNINGS (LOSS) PER SHARE

Basic and diluted earnings (loss) per share of common stock have been computed as follows:

	Three Months Ended March 31,
	2024	2023
Numerator:
Net income (loss)	$(1,822,388)	$1,513,219

Denominator:
Weighted average shares of common stock outstanding - basic	30,391,244	29,245,080
Effect of dilutive options	—	60,130

Weighted average shares of common stock outstanding - diluted	30,391,244	29,305,216

Earnings (loss) per common share - basic	$(0.06)	$0.05

Earnings (loss) per common share - diluted	$(0.06)	$0.05

For the period ended March 31, 2024, the Company excluded 507,771 shares for the dilutive effect of options and restricted stock units in calculating diluted earnings per share as the effect was anti-dilutive due to the net loss incurred for the period.

12. SEGMENT REPORTING

We report our segment results based on our geographic areas of operations, North America and International. These segments have similarities from a product perspective, but management believes that due to operational differences, such as sales models and regulatory environments, information about the segment would be useful to readers of the financial statements.

•	North America includes our PDC drill bit and specialty tool sales and contract services business in the United States, Canada and Mexico, which have been aggregated

•	International includes our specialty tool rental business in the Middle East

Revenues and certain operating expenses are directly attributable to our segments.

Unallocated corporate costs primarily include corporate shared costs, such as payroll and compensation, professional fees, and rent, as well as costs associated with certain shared research and development activities.

Our operating segments are not evaluated using asset information.

The following table summarizes information about our segments:

	Three Months Ended March 31,
	2024	2023
Revenues:
North America	$4,249,150	$5,475,061
International	697,066	806,153

Total revenue	$4,946,216	$6,281,214

Operating income:
North America	$2,205,906	$3,605,959
International	76,754	109,810
Corporate costs, unallocated	(2,123,213)	(2,338,007)

Total operating income	$159,447	$1,377,762

North America revenue includes revenue from operations in Mexico totaling approximately $120,000 and $15,000 for the three months ended March 31, 2024 and 2023, respectively. The remainder of the North America revenue was derived from operations in the United States of America.

Information about products and services

See Note 2 – Revenue.

NOTE 13. TRANSFER OF FINANCIAL ASSETS

In connection with entering into the Loan Agreement, the Company entered into Business Manager Agreements for the purchase by the Lender of certain domestic and international accounts receivable of the Company. The face amount of the accounts under each agreement that may be purchased cannot exceed $2,500,000 under the domestic agreement and $2,000,000 under the international agreement. The service charge associated with the purchases is 1.25% under the domestic agreement and 2.0% under the international agreement. There are additional charges if accounts are not paid within 45 days. The Business Manager Agreements include recourse arrangements, which require the Company to repurchase transferred accounts receivable that remain unpaid for a specified period of time. The accounts are secured by a security interest in the accounts receivable in all of the Company’s present and after-acquired accounts receivable of the customers as defined in the agreements.

Generally, at the transfer date, the Company receives cash equal to 90% of the value of the sold domestic accounts receivable and 60% of the value of the sold international accounts receivable, less the service charge. The remaining balance is held back as a reserve. The reserve balance is carried at fair value, which is remeasured monthly to take into account activity during the period (the Company’s interest in newly-transferred receivables and collections on previously transferred receivables), as well as changes in estimates of future interest rates and anticipated credit losses. Fluctuations in interest rates and revised estimates of credit losses were zero as of March 31, 2024 and December 31, 2023. The carrying amount of the reserve was $120,060 and $166,139 as of March 31, 2024 and December 31, 2023, respectively, and is classified within cash and restricted cash on the condensed consolidated balance sheet.

The Company accounts for trade receivable transfers as sales and derecognizes the sold receivables from the condensed consolidated balance sheets. During the three months ended March 31, 2024, the Company sold receivables to the Lender having an aggregate face value of $2,494,950 in exchange for cash proceeds of $2,463,764. Cash received from the selling of receivables are presented as a change in trade receivables within the operating activities section of the consolidated statements of cash flows. Service fees for the period totaled $31,905, which are initially recorded as prepaids in the condensed consolidated balance sheets and amortized over 45 days. The Company recognized expense of $32,924 related to the service fees for the three months ended March 31, 2024, which is included in interest expense in the condensed consolidated statements of operations. The outstanding principal amount of the receivables sold under this facility amounted to $971,852 as of March 31, 2024.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Superior Drilling Products, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Superior Drilling Products, Inc. and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2022, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting for Income Taxes – Valuation Allowance on Deferred Tax Assets

As discussed in Note 11 to the Company’s consolidated financial statements, the Company recorded income tax benefit totaling $6 million for the year ended December 31, 2023. As of December 31, 2023, the Company is in a

three-year cumulative pretax book income position and relying on forecasted future taxable income to conclude that it is more likely than not that deferred tax assets will be realized resulting in a reversal of the valuation allowance.

We identified the estimation of future taxable income as a critical audit matter. The projection of future taxable income used in the determination of the recoverability of deferred tax assets requires significant judgment. Auditing these judgments involved especially challenging auditor effort due to the nature of audit evidence available and the extent of specialized skills or knowledge needed to address these matters.

The primary procedures we performed to address this critical audit matter included:

•	With the assistance of internal income tax specialists:

•	Evaluating management’s assessment and weighing of the positive and negative evidence utilized to conclude that the full valuation allowance should be released; and

•

Assessing reasonableness of management’s conclusion about tax benefits that are more likely than not to be realized after considering forecasted book/tax differences and utilization of net operating losses.

•	Testing the reasonableness of the key assumptions and data in the taxable income forecast by:

•	Comparing future revenues and expenses to historical data;

•	Performing a sensitivity analysis on income growth; and

•	Considering the timing of future reversal of temporary differences

/s/ Moss Adams LLP

Dallas, Texas
March 15, 2024

We have served as the Company’s auditor since 2017.

SUPERIOR DRILLING PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2023 and 2022

	December 31,
	2023	2022
ASSETS
Current assets
Cash and restricted cash	$2,670,626	$2,158,025
Accounts receivable	2,670,361	3,241,221
Prepaid expenses	335,152	367,823
Inventories	2,706,491	2,081,260
Asset held for sale	—	216,000
Other current assets	373,587	140,238

Total current assets	8,756,217	8,204,567
Property, plant and equipment, net	11,242,251	8,576,851
Intangible assets, net	—	69,444
Right of use assets	451,094	638,102
Deferred tax asset	6,387,240	—
Other noncurrent assets	199,816	111,519

Total assets	$27,036,618	$17,600,483

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,547,619	$1,043,581
Accrued expenses	870,060	891,793
Income tax payable	626,455	351,618
Current portion of operating lease liability	54,034	44,273
Current portion of financial obligation	83,648	74,636
Current portion of long-term debt, net of discounts	635,273	1,125,864
Other current liabilities	—	216,000

Total current liabilities	3,817,089	3,747,765
Operating lease liability, less current portion	325,480	523,375
Long-term financial obligation, less current portion	3,954,373	4,038,022
Long-term debt, less current portion, net of discounts	1,609,868	529,499
Deferred income	675,000	675,000

Total liabilities	10,381,810	9,513,661
Commitments and contingencies (Note 10)
Shareholders’ equity
Common stock - $0.001 par value; 100,000,000 shares authorized; 30,391,240 and 29,245,080 shares issued and outstanding, respectively	30,391	29,245
Additional paid-in-capital	45,074,723	43,943,928
Accumulated deficit	(28,450,306)	(35,886,351)

Total shareholders’ equity	16,654,808	8,086,822

Total liabilities and shareholders’ equity	$27,036,618	$17,600,483

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 and 2022

	Year Ended December 31,
	2023	2022
Revenue	$20,973,551	$19,097,687
Operating cost and expenses
Cost of revenue	8,195,501	8,330,877
Selling, general, and administrative expenses	9,643,647	7,326,384
Depreciation and amortization expense	1,357,438	1,503,976

Total operating cost and expenses	19,196,586	17,161,237
Operating income	1,776,965	1,936,450
Other income (expense)
Interest income	60,950	26,675
Interest expense	(689,449)	(572,624)
Recovery of related party note receivable	350,262	—
Impairment on asset held for sale	—	(130,375)
Loss on disposition of assets	(70,664)	—
Loss on extinguishment of debt	(43,000)	—

Total other income (expense)	(391,901)	(676,324)

Income before income taxes	1,385,064	1,260,126
Income tax (expense)/benefit	6,050,981	(194,969)

Net income	$7,436,045	$1,065,157

Earnings per common share - basic	$0.25	$0.04

Weighted average common shares outstanding - basic	29,698,498	28,643,464

Earnings per common share - diluted	$0.25	$0.04

Weighted average common shares outstanding - diluted	29,772,498	28,675,100

The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR DRILLING PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023 and 2022

	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance - December 31, 2021	28,235,001	28,235	43,071,201	(36,951,508)	6,147,928
Share-based compensation expense	1,010,079	1,010	872,727	—	873,737
Net income	—	—	—	1,065,157	1,065,157

Balance - December 31, 2022	29,245,080	$29,245	$43,943,928	$(35,886,351)	$8,086,822
Share-based compensation expense	1,138,368	1,138	925,493	—	926,639
Stock option exercised	7,792	8	6,408	—	6,408
Disgorgement of profits	—	—	198,894	—	198,894
Net income	—	—	—	7,436,045	7,436,045

Balance - December 31, 2023	30,391,240	30,391	45,074,723	(28,450,306)	16,654,808

The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR DRILLING PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities
Net income	$7,436,045	$1,065,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,357,438	1,503,976
Amortization of right-of-use assets	211,935	131,093
Share-based compensation expense	926,639	873,737
Deferred tax benefit	(6,345,914)	—
Impairment on asset held for sale	—	130,375
Loss on disposition of assets	70,664	—
Amortization of deferred loan cost	10,618	18,524
Changes in operating assets and liabilities:
Accounts receivable	570,860	(369,289)
Inventories	(625,231)	(906,625)
Prepaid expenses and other assets	(288,975)	(62,946)
Accounts payable, accrued expenses, and other liabilities	(363,657)	127,274
Income tax payable	233,511	145,128
Other current liabilities	—	216,000
Deferred income	—	675,000

Net cash provided by operating activities	3,193,933	3,547,404

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(3,741,419)	(3,330,206)
Proceeds from recovery of related party note receivable	350,262	—

Net cash used in investing activities	(3,391,157)	(3,330,206)

Cash Flows from Financing Activities
Principal payments on debt	(660,706)	(1,694,730)
Proceeds received from debt borrowings	2,072,406	997,134
Payments on revolving loan	(1,645,427)	(817,113)
Proceeds received from revolving loan	828,626	633,436
Proceeds from issuance of common stock	6,408	—
Payments of debt issuance costs	(90,376)	—
Disgorgement of profits	198,894	—

Net cash (used in) provided by financing activities	709,825	(881,273)

Net increase in cash and restricted cash	512,601	(664,075)
Cash and restricted cash at beginning of period	2,158,025	2,822,100

Cash and restricted cash at end of period	$2,670,626	$2,158,025

Supplemental information:
Cash paid for interest	$516,987	$566,336
Cash paid for income taxes	$63,101	$—
Non-Cash item related to deferred income	$—	$675,000
Right of use assets obtained in exchange for lease obligations	$24,927	$748,677
Property, plant and equipment in accounts payable	$282,639	$—

The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR DRILLING PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Superior Drilling Products, Inc. (the “Company”, “SDPI”, “we”, “our” or “us”) is an innovative drilling and completion tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. Our drilling solutions include the patented Drill-N-Ream® well bore conditioning tool (“Drill-N-Ream tool”) and the patented Strider™ Drill String Oscillation System technology (“Strider technology” or “Strider”). In addition, the Company is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for leading oil field services companies. We operate a state-of-the-art drill tool fabrication facility in Vernal, Utah, where we manufacture solutions for the drilling industry, as well as customers’ custom products. We also operate a repair facility in Dubai. Our headquarters are also located in Vernal, Utah.

Our subsidiaries include (a) Superior Drilling Solutions, LLC (previously known as Superior Drilling Products, LLC), a Utah limited liability company (“SDS”), together with its wholly owned subsidiary Superior Design and Fabrication, LLC, a Utah limited liability company (“SDF”), (b) Extreme Technologies, LLC, a Utah limited liability company (“ET”), (c) Meier Properties Series, LLC, a Utah limited liability company (“MPS”), (d) Meier Leasing, LLC, a Utah limited liability company (“ML”), and (e) Hard Rock Solutions, LLC (“HR” or “Hard Rock”).

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of Superior Drilling Products Inc. and all of its wholly owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation. The Company does not have investments in any unconsolidated subsidiaries.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant items subject to estimates and assumptions include the carrying amount and useful lives of property and equipment and intangible assets, impairment assessments, share-based compensation expense, and valuation allowances for accounts receivable, inventories, and deferred tax assets.

Revenue Recognition

We account for revenue in accordance with Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), except for tool rental revenue. Under ASC 606 revenue is measured based on a consideration specified in a customer’s contract, excluding any sale incentives and taxes collected on behalf of third parties. Revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration that we expect to receive for those goods or services. To recognize revenue, we (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when, or as, we satisfy the performance obligation(s). Shipping and handling costs incurred are accounted for as fulfillment costs and are included in cost of revenues in the statements of operations.

Tool sales, rentals and other related revenue

Tool and Product Sales: Revenue is recognized upon shipment of tools or products to the customer. Shipping and handling costs related to tool and product sales are recorded gross as a component of both the sales price and cost of the product sold.

Tool Rental: Tool rental revenue is recognized under ASC Topic 842, Leases (“ASC 842”). While the duration of the rents varies by job and number of runs, the rental terms are generally less than one month; are typically based on the price per run or footage drilled; and do not have any minimum rental payments or term. Tool rental revenue is recognized upon completion of the customer’s job for which the tool was rented.

Other Related Revenue: We receive revenue from the repair of tools and recognize revenue upon delivery of the repaired tool to the customer. We earn royalty commission revenue when our customer invoices their customer for the use of our tools.

Contract Services

Drill Bit Manufacturing and Refurbishment: We recognize revenue for our PDC drill bit services upon transfer of control, which we determined to be the shipping point. Shipping and handling costs related to refurbishing services are paid directly by the customer at the time of shipment. By contract, we can only refurbish and manufacture oil or gas drill bits for Baker Hughes, but we are not contractually prohibited from manufacturing drill bits for the mining industry.

Our revenue is derived from short-term contracts. Revenue is recognized when we satisfy a performance obligation by transferring control of the promised goods or services to our customers at a point in time, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. We also assess our customer’s ability and intention to pay, which is based on a variety of factors including our customer’s historical payment experience and financial condition. Payment terms and conditions vary, although terms generally include a requirement of payment within 30 days.

Revenue generally does not include right of return or other significant post-delivery obligations. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. We elected to treat shipping and handling costs as a fulfillment cost instead of as a separate performance obligation. We recognize the cost for shipping and handling when incurred as an expense in cost of revenue.

All of our contracts are less than one year in duration. We do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.

Cash and Restricted Cash

We maintain cash deposits with financial institutions that may exceed federally insured limits at times. We have chosen credible institutions and believe our risk of loss is negligible.

Cash and restricted cash were comprised of the following:

	December 31,
	2023	2022
Cash	$2,504,487	$2,158,025
Restricted cash	166,139	—

Cash and restricted cash	$2,670,626	$2,158,025

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, receivables, payables, and bank debt. The Company believes that the carrying values of these instruments on the accompanying consolidated balance sheets approximate their fair values due to the relatively short period to maturity for these instruments.

Accounts Receivable and Allowance for Credit Losses

Domestically, accounts receivable are generally due within 60 days of the invoice date. Internationally, our due date terms are generally 90 days from the invoice date. No interest is charged on past-due balances. We grant credit to our customers based upon an evaluation of each customer’s financial condition. We periodically monitor the payment history and ongoing creditworthiness of our customers. An allowance for credit losses is established at a level estimated by management to be adequate based upon various factors including historical experience, aging status of customer accounts, payment history and financial condition of our customers. The allowance for credit losses was $0 as of both December 31, 2023 and 2022.

The Company analyzes each customer’s length of time a receivable is outstanding, geographical location, and any potential economic conditions that could cause concern for credit instability. On a weekly basis, this data is reviewed, and a determination made if there are potential concerns for losses. This historical data, geographical location, review of current economic conditions, and the current receivables helps establish a forecast for credit risk.

Inventories

Inventories consist of raw materials, work-in-process and finished goods and are stated at the lower of cost, determined using the weighted-average cost method, or net realizable value. Finished goods inventories include raw materials, direct labor and production overhead. The Company regularly reviews inventories on hand and current market conditions to determine if the cost of finished goods inventories exceed current market prices and impairs the cost basis of the inventory accordingly.

Assets Held for Sale

The Company classifies disposal groups as held for sale in the period in which all of the following criteria are met: (1) management, having the authority to approve the action, commits to a plan to sell the disposal group; (2) the disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such disposal groups; (3) an active program to locate a buyer or buyers and other actions required to complete the plan to sell the disposal group have been initiated; (4) the sale of the disposal group is probable, and transfer of the disposal group is expected to qualify for recognition as a completed sale, within one year, except if events or circumstances beyond the Company’s control extend the period of time required to sell the disposal group beyond one year; (5) the disposal group is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (6) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

A disposal group that is classified as held for sale is initially measured at the lower of its carrying amount or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met.

Subsequent changes in the fair value of a disposal group less any costs to sell are reported as an adjustment to the carrying amount of the disposal group, as long as the new carrying amount does not exceed the carrying amount of the asset at the time it was initially classified as held for sale. Upon determining that a disposal group meets the criteria to be classified as held for sale, the Company reports the assets and liabilities of the disposal group for all periods presented in the line items assets held for sale and liabilities held for sale, respectively, in the consolidated balance sheets.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. The cost of ordinary maintenance and repair is charged to operating expense, while replacement of critical components and major improvements are capitalized. Depreciation or amortization of property and equipment is calculated using the straight-line method over the asset’s estimated useful life as follows:

Buildings and leasehold improvements	2-39 years
Machinery, equipment and rental tools	18 months-10 years
Office equipment, fixtures and software	3-7 years
Transportation equipment	5-30 years

Property, plant and equipment is reviewed for impairment on an annual basis or whenever events or changes in circumstances indicate the carrying value of an asset or asset group may not be recoverable. Indicative events or circumstances include, but are not limited to, matters such as a significant decline in market value or a significant change in business climate. An impairment loss is recognized when the carrying value of an asset exceeds the estimated undiscounted future cash flows from the use of the asset and its eventual disposition. The amount of impairment loss recognized is the excess of the asset’s carrying value over its fair value. Assets to be disposed of are reported at the lower of the carrying value or the fair value less cost to sell. Upon sale or other disposition of an asset, the Company recognizes a gain or loss on disposal measured as the difference between the net carrying value of the asset and the net proceeds received.

Intangible Assets

The Company’s intangible assets with finite lives consist of developed technology, customer contracts and relationships, and trade names and trademarks.

The cost of intangible assets with finite lives is amortized using the straight-line method over the estimated period of economic benefit, ranging from 5 to 9 years. Asset lives are adjusted whenever there is a change in the estimated period of economic benefit. No residual value has been assigned to these intangible assets.

Intangible assets with finite lives are tested for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. These conditions may include a change in the extent or manner in which the asset is being used or a change in future operations. The Company assesses the recoverability of the carrying amount by preparing estimates of future revenue, margins, and cash flows. If the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, an impairment loss is recognized. The impairment loss recognized is the amount by which the carrying amount exceeds the fair value. Fair value of these assets may be determined by a variety of methodologies, including discounted cash flow models.

Leases

We account for leases in accordance with ASC Topic 842 - Leases (“ASC 842”), which requires assets and liabilities that arise from all leases to be recognized on the balance sheet for lessees and expanded financial statement disclosures for both lessees and lessors. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the condensed consolidated balance sheet and are expensed on a straight-line basis over the lease term in the condensed consolidated statement of operations.

The Company determines whether a contract is a lease, or contains a lease, at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. The Company discounts lease payments based on an estimate of its incremental borrowing rate as the Company’s leases do not provide a readily determinable implicit rate. Operating lease assets and liabilities are included on our consolidated balance sheets. Operating lease expense (excluding variable lease costs) is recognized on a straight-line basis over the lease term.

Research and Development

We expense research and development costs as they are incurred. For the years ended December 31, 2023 and 2022, these expenses were approximately $765,000 and $436,000, respectively, and include payroll for engineers, materials for the Strider technology, and third-party engineering costs. The prior year amount has been reclassified to conform to the current year presentation and these costs are included in the selling, general, and administrative expenses in the consolidated statement of operations.

Earnings (Loss) Per Share

Basic earnings (loss) per common share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding, including potentially dilutive common share equivalents, if the effect is dilutive. Potentially dilutive common shares equivalents include stock options.

Income Taxes

The Company recognizes an asset or liability for the deferred tax consequences of all temporary differences between the tax basis of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the asset or liabilities are recovered or settled and for operating loss carry forwards. These deferred tax assets and liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse and the carry forwards are expected to be realized.

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that the deferred tax assets will be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations.

The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing authorities based on the technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. The Company recognizes penalties and interest related to uncertain tax positions within the income tax expense financial statement caption in the accompanying consolidated statements of operations.

Debt Issuance Costs

Costs related to debt issuance are capitalized and amortized as interest expense over the term of the related debt using the straight-line method, which approximates the effective interest method. Upon the repayment of debt, the Company accelerates the recognition of an appropriate amount of the costs as interest expense. Debt issuance costs are presented as a direct reduction from the carrying amount of the note payable. For the years ended December 31, 2023 and 2022, the amortized debt issuance costs were $10,618 and $3,087, respectively.

Share-Based Compensation

Share-based compensation expense related to stock option and restricted stock awards is recognized based on the grant-date fair values. The Company recognizes compensation expense on a straight-line basis over the requisite service period of the award.

Concentrations of Credit Risk

The Company has two significant customers that represent 85% and 88% of our revenue for our North America segment for the years ended December 31, 2023 and 2022, respectively. These customers had approximately $1,677,000 and $1,751,000 in accounts receivable at December 31, 2023 and 2022, respectively.

The Company had two significant vendors that represent 12% of our purchases and had approximately $440,000 in accounts payable at December 31, 2023. The Company had two significant vendors that represent 12% of our purchases and had approximately $74,000 in accounts payable at December 31, 2022.

Government Grant

The Company applied for and received a grant award of up to $750,000 from the State of Utah’s Manufacturing Modernization Grant Program. The program helps develop manufacturing industry in the state. Current GAAP has no specific authoritative guidance on the accounting for government assistance received by business entities. However, Accounting Standard Codification (“ASC”) 105 describes the decision-making framework for determining the guidance to apply when guidance is not specified by GAAP. ASC 105 points to IAS 20, Accounting for Government Grants and Disclosure of Government Assistance, and ASC 958-605, Not-for-Profit Entities - Revenue Recognition, that require conditions of the grant to be met in order to recognize the income.

During 2022, the Company met the conditions of the grant and received the initial grant funding totaling $675,000. As of December 31, 2023, project requirements, such as employee training and installation and operation of the equipment, had not been completed and, as such, the entire funded amount of $675,000 was included as deferred income on the balance sheet. Income will be recognized on a straight-line basis over the life of the asset once all project requirements are met.

Foreign currency transactions

Foreign currency transactions are initially measured and recorded in U.S. dollars using the exchange rate on the date of the transaction. Foreign currency denominated monetary assets and liabilities are measured at the end of each reporting period using the exchange rate at that date. Gains and losses from foreign currency transactions, which are included in selling, general, and administrative expenses, have not been significant in any of the periods presented. Nonmonetary assets and liabilities are not subsequently remeasured.

Recent Accounting Pronouncements

There are no recently issued accounting pronouncements that we have not yet adopted that we believe will have a material effect on our financial statements.

NOTE 2. REVENUE

Disaggregation of Revenue

The following table presents revenue disaggregated by type:

	Year Ended December 31,
	2023	2022
Tool Revenue:
Tool and product sales	$3,255,300	$3,157,710
Tool rental	3,064,642	2,180,428
Other related revenue	7,240,670	7,013,806

Total Tool Revenue	13,560,612	12,351,944
Contract Services	7,412,939	6,745,743

Total Revenue	$20,973,551	$19,097,687

Contract Balances

Under our sales contracts, we invoice customers after our performance obligations have been satisfied, at which point payment is unconditional. Accordingly, our contracts do not give rise to contract assets or liabilities under ASC 606.

Contract Costs

We did not incur any material costs of obtaining contracts.

NOTE 3. INVENTORIES

Inventories were comprised of the following:

	December 31,
	2023	2022
Raw material	$1,835,850	$1,334,669
Work in progress	728,840	168,214
Finished goods	141,801	578,377

Total inventories	$2,706,491	$2,081,260

NOTE 4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment was comprised of the following:

	December 31,
	2023	2022
Land	$880,416	$880,416
Buildings	4,340,078	4,764,441
Leasehold improvements	946,247	755,039
Machinery, equipment, and rental tools	16,462,886	14,546,060
Office equipment, fixtures and software	278,158	628,358
Transportation assets	261,760	265,760

Property, plant and equipment, gross	23,169,545	21,840,074
Accumulated depreciation	(11,927,294)	(13,263,223)

	$11,242,251	$8,576,851

Depreciation expense related to property, plant and equipment for the years ended December 31, 2023 and 2022 was approximately $1,288,000 and $1,337,000 respectively.

NOTE 5. INTANGIBLE ASSETS

Intangible assets were comprised of the following:

	December 31,
	2023	2022
Developed technology	$7,000,000	$7,000,000
Customer contracts	6,400,000	6,400,000
Trademarks	1,500,000	1,500,000

	14,900,000	14,900,000
Accumulated amortization	(14,900,000)	(14,830,556)

	$—	$69,444

Amortization expense related to intangible assets for the years ended December 31, 2023 and 2022 was approximately $69,000 and $167,000, respectively.

These intangible assets have been amortized using the straight-line method over their expected useful lives, which range from 5 to 9 years.

NOTE 6. RELATED PARTY NOTE RECEIVABLE

In January 2014, we entered into a Note Purchase and Sale Agreement under which we agreed to purchase a loan made to Tronco Energy Corporation in order to take over the legal position as Tronco’s senior secured lender. Tronco is an entity owned by Troy and Annette Meier. Effective August 2017, the Company fully reserved the related party note receivable of $6,979,043, which reduced the related party note receivable balance to $0. The Company continues to hold the 8,267,860 shares of the Company’s common stock as collateral. The Company will record a recovery of the loan upon receiving repayment of the note or interest in other income. On July 7, 2020, the Company entered into an amended and restated loan agreement and note with Tronco changing the payment terms on the note. As amended, the interest rate on the note is fixed at 2% per annum. On January 31, 2023, the Company entered into a second amended and restated loan agreement and note with Tronco to extend the maturity date of the principal to March 31, 2023. The Tronco note balance, including accrued interest, was approximately $6,703,000 and $6,884,000 as of December 31, 2023 and 2022, respectively.

NOTE 7. LEASES

The Company leases certain facilities Utah and Dubai under long-term operating leases with lease terms of one year to two years. The lease expense and the cash paid under operating leases was approximately $253,000 and $140,000 for the years ended December 31, 2023 and 2022, respectively.

The following table presents the maturities of lease liabilities:

Fiscal year ending December 31,	Operating Leases
2024	$253,929
2025	67,200
2026	60,000
2027	40,000

Total undiscounted lease payments	421,129
-Less: Imputed lease interest	(41,615)

Total lease liabilities	$379,514

Other information related to operating leases:

	Year Ended December 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows	$253,292	$216,394

Weighted average remaining lease-term (in years)	2.19	2.86

Weighted average discount rate	7.25%	7.25%

NOTE 8. LONG-TERM DEBT

Long-term debt is comprised of the following:

	December 31,
	2023	2022
Loan Agreement	$1,518,947	$—
Credit Agreement	—	813,713
Machinery loans	522,520	664,674
Transportation loan	6,981	20,027
Insurance loan	196,693	156,949

	2,245,141	1,655,363

Current portion of long-term debt	(635,273)	(1,125,864)

	$1,609,868	$529,499

Loan Agreement

On July 28, 2023, the Company entered into a Loan Agreement (the “Loan Agreement”) among Vast Bank, National Association, as lender (the “Lender”), and various subsidiaries of the Company as guarantors (the “Guarantors”).

The Loan Agreement provides for loans through the following facilities (collectively, the “Loans”):

•	Revolving Line: The lesser of $750,000 or the borrowing base, which is currently 50% of eligible inventory as calculated under the Loan Agreement (“Revolving Line”), which matures on July 28, 2025.

•	Term Loan: $1,719,200 term loan (the “Term Loan”), which matures on July 28, 2028.

The interest rate per annum applicable to the Revolving Line is the greater of (a) Prime plus 1.00% and (b) 7.50%, which was 8% at December 31, 2023. The interest rate per annum applicable to the Term Loan is 8.18%. Payments of principal and interest monthly on the Term Loan, and interest only on the Revolving Line, commenced on August 28, 2023. The balance of principal and interest on both Loans will be due upon maturity, if not sooner repaid. The Company may prepay and/or repay the Loans, in whole or in part, at any time without premium or penalty, subject to certain conditions. The balance of the Revolving Line and Term Loan totaled approximately $0 and $1,602,000 as of December 31, 2023, respectively.

The Loan Agreement contains customary covenants limiting, among other things, the incurrence of additional indebtedness, the creation of liens, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other payments in respect of equity interests, acquisitions, investments, loans and guarantees, subject, in each case, to customary exceptions, thresholds and baskets. The Loan Agreement also includes certain financial covenants which include a current assets/liabilities ratio, a debt service coverage ratio and a leverage ratio, as defined in the Loan Agreement. The Loan Agreement also contains customary events of default. As of December 31, 2023, the Company was in compliance with all covenants.

The Company’s obligations under the Loan Agreement are guaranteed by the Guarantors, and the obligations of the Company and any Guarantors are secured by a perfected first priority security interest in substantially all of the existing and future personal property of the Company and each Guarantor, subject to certain exceptions as noted in the Loan Agreement.

Credit Agreement

In February 2019, the Company entered into a Loan and Security Agreement (the “Credit Agreement”) with Austin Financial Services, Inc. (“AFS”). The Credit Agreement provided a $4,300,000 credit facility, which included a $800,000 term loan (the “Term Loan”) and a $3,500,000 line of credit (the “Line of Credit”). The Credit Agreement was fully repaid in July 2023 using proceeds from the Loan Agreement.

Machinery Loans

The Company financed the purchase of machinery and equipment through various loans. The outstanding loans have interest rates ranging from 5.50% to 5.94%, and repayment terms of 48-60 months. The balance of the equipment loans totaled approximately $523,000 and $665,000 as of December 31, 2023 and 2022, respectively.

Insurance Loan

In June 2022, the Company financed insurance premiums with a loan agreement. In September 2022 an additional insurance amount was added to the loan. The loan matures in March 2023. The balance of the insurance loans totaled approximately $197,000 and $157,000 as of December 31, 2023 and 2022, respectively.

Transportation Loan

The Company financed the purchase of a vehicle with a loan agreement. The term of the loan is 60 months and matures in June 2024. The interest rate of the loan is 6.99%. The loan is collateralized by the vehicle.

Future annual maturities of total debt are as follows (1):

For the year ended December 31,
2024	$635,272
2025	447,648
2026	479,768
2027	453,871
2028	228,582

$2,245,141

(1)	Excludes discounts for debt issuance costs.

NOTE 9. FINANCING OBLIGATION LIABILITY

On December 7, 2020, the Company entered into an agreement to sell land and property related to the Company’s headquarters and manufacturing facility in Vernal, Utah (the “Property”) for a purchase price of $4,448,500 (the “Sale Agreement”). Concurrent with the sale of the Property, the Company entered into a fifteen-year lease agreement (the “Lease Agreement”) to lease back the Property at an annual rate of $311,395 with payments made monthly, subject to annual rent increases of 1.5%. Under the Lease Agreement, the Company has an option to extend the term of the lease and to repurchase the Property. Due to this repurchase option, the Company was unable to account for the transfer as a sale under ASC 842, Leases, and as such, the transaction is a failed sale-leaseback that is accounted for as a financing transaction.

The Company received cash of $1,622,106, retired real estate debt of $2,638,773 and recorded a financing obligation liability of $4,260,879 related to the transaction. There was no gain recorded since sale accounting was precluded. The financing obligation has an implied interest rate of 6.0%. At the conclusion of the fifteen-year lease period, the financing obligation residual is estimated to be $2,188,710, which corresponds to the carrying value of the property. The Company paid $74,636 and $65,678 of principal in 2023 and 2022, respectively. The balance of the financing obligation was $4,038,021 and $4,112,658, at December 31, 2023 and 2022, respectively.

The financing obligation liability is summarized below:

	December 31,
	2023	2022
Financing obligation for sale-leaseback transaction	$4,038,021	$4,112,658
Current principal portion of finance obligation	(83,648)	(74,636)

Non-current portion of financing obligation	$3,954,373	$4,038,022

The following is the aggregate future lease payments that include principal and interest for the financing obligation liability as of December 31, 2023:

For the year ended December 31,
2024	$325,947
2025	330,836
2026	335,799
2027	340,836
2028	345,948
Thereafter	2,553,574

Total undiscounted lease payments	4,232,940
Residual value of the property (included in the future payments)	2,188,711
Less: effects of discounting	(2,383,630)

Present value of lease payments	$4,038,021

NOTE 10. COMMITMENTS AND CONTINGENCIES

We are subject to litigation that arises from time to time in the ordinary course of our business activities. In February 2019, the Company filed a patent infringement lawsuit, asserting that Stabil Drill Specialties, LLC’s (“Stabil Drill”) SmoothboreTM Eccentric Reamer infringes several patents of Extreme Technologies, LLC (one of our subsidiaries) on our patented Drill-N-Ream® well bore conditioning tool. This lawsuit is pending in the United States District Court for the Southern District of Texas, Houston Division. On May 12, 2021, the Court denied Stabil Drill’s motion for summary judgment of non-infringement. On May 23, 2022, the Court issued its Order on Claim Construction of the patents, adopting Extreme Technologies’ proffered interpretation on the disputed claim terms. On October 12, 2022, the Court granted Extreme’s motion for leave to add its exclusive licensee Hard Rock Solutions, LLC, as a necessary party and co-plaintiff. On February 13, 2023, the lawsuit was reassigned to United States District Judge Drew B. Tipton and United States Magistrate Judge Peter Bray. On August 29, 2023, Judge Tipton granted Extreme’s and Hard Rock’s motion for summary judgment striking Stabil Drill’s patent invalidity affirmative defenses. Discovery ended on August 31, 2021, and the parties have fully briefed dispositive and Daubert motions. The parties are preparing this case for trial and expect a jury trial setting in summer of 2024.

We are not currently involved in any other litigation which management believes could have a material effect on our financial position or results of operations.

NOTE 11. INCOME TAXES

Components of income tax expense was as follows:

	Year Ended December 31,
	2023	2022
Current income taxes:
Federal	$—	$—
State	5,346	34,046
Foreign	289,587	160,923

Total current income taxes	$294,933	$194,969

Deferred provision (benefit) for income taxes:
Federal	$(6,387,240)	$—
State Deferred UTP	41,326

Total deferred income taxes	(6,345,914)

Income tax expense (benefit)	$(6,050,981)	$194,969

The non-current deferred tax assets and liabilities consist of the following:

	December 31,
	2023	2022
Deferred tax assets:
263A adjustment	$28,514	$23,274
Accrued expenses	132,745	140,900
Prepaid expenses		(54,589)
Stock compensation	179,723	180,753
Stock option	4,618	69,306
Amortization of intangibles	1,938,657	2,246,861
Net operating loss	2,326,992	2,509,855
Allowances	1,383,247	1,509,508
Sale-leaseback – lease liability	850,804	919,766
ROU Assets	95,048	—
Grant Income	142,227	150,964
Other Depreciation on fixed assets	196,305	—
-Others	20,187	20,512

Total deferred tax assets	7,299,067	7,717,110

Deferred tax liabilities:
Depreciation on sale-leaseback fixed assets	(756,823)	(836,027)
Depreciation on fixed assets		134,483
Prepaid expense	(59,956)	—
ROU Liability	(95,048)	—

Total deferred tax liabilities	(911,827)	(701,544)

Net deferred tax assets	6,387,240	7,015,566
Less: Valuation Allowance	—	(7,015,566)

Total deferred tax assets, net	$6,387,240	$—

The Company’s tax (benefit) expense differs from the statutory tax expense for the years ended December 31, 2023 and 2022 and the reconciliation is as follows:

	Year Ended December 31,
	2023	2022
Tax expense (benefit) at federal statutory rate	$290,863	$267,604
State income taxes	4,223	26,896
Foreign income taxes	228,774	127,129
Permanent differences	(61,350)	(46,609
Change in valuation allowance	(628,326)	(780,662)
Other - State rate effect	563	11,704
Change in tax rate	406,461	586,430
FIN 48 – Adjustment item	41,326	—
Valuation allowance	(6,387,240)	—
Other	53,725	2,477

Provision (benefit) for income taxes	$(6,050,981)	$194,969

We have total federal income tax net operating loss (“NOL”) carryforwards of $11,043,780 of which $7,686,746 pertains to pre-2018 losses and $3,357,034 pertains to post-2017 losses. The pre-2018 losses will begin to expire between 2035 and 2037. The post-2017 losses can be carried forward indefinitely, however, only 80% of these losses can offset taxable income in a given year.

In accordance with the accounting under ASC Topic 740, the Company has recorded a liability for an uncertain tax position taken on its international income tax returns. Penalties related to this income tax liability are included as a component of income tax expense in the accompanying statements of operations.

The Company had approximately $626,000 and $352,000 of accrued income tax payable, including accrued penalties, as of December 31, 2023 and 2022, respectively, which are included as a separate line in current liabilities in the accompanying balance sheets. The amount of penalties charged to income tax expense as a result of this uncertain tax position was $0 and $0 for the years ended December 31, 2023 and 2022, respectively.

NOTE 12. SHARE-BASED COMPENSATION

Equity and equity-based compensation plans are intended to make available incentives that will assist us in attracting, retaining, and motivating employees, officers, consultants, and directors by allowing them to acquire an ownership interest in our business, and, as a result, encouraging them to contribute to our success. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other cash-based or stock-based awards. As a result, we expect to incur non-cash, stock-based compensation expenses in future periods. The Board of Directors has frozen the 2014 Incentive Plan, such that no future grants of awards will be made and the 2014 Incentive Plan shall only remain in effect with respect to awards under that Plan outstanding as of June 15, 2015 until they expire according to their terms.

In 2014, the Company’s Board of Directors approved that the Directors stock compensation would be included in the Employee Stock Incentive Plan (“Stock Plan”) that reserves 1,724,128 shares of common stock for issuance. In 2015, our stockholders approved the Superior Drilling Company, Inc. 2015 Long Term Incentive Plan (the “2015 Incentive Plan”). In 2020, the Company’s board of directors approved an additional 2,543,448 shares of the Company’s common stock to be added to the 2015 Incentive Plan. In 2022, the Company’s board of directors approved an additional 1,500,000 shares of the Company’s stock to be added to the 2015 Incentive Plan. Subject to adjustment as provided in the 2015 Incentive Plan, the maximum aggregate number of shares of the Company’s common stock that may be issued with respect to awards under the 2015 Incentive Plan is 7,076,326. As of December 31, 2023, there were 306,486 shares remaining available for grant under the Company’s 2015 Incentive Plan.

Restricted stock units

On August 10, 2023, the Board of Directors authorized 75,000 shares of restricted stock or stock options under the 2015 Incentive Plan to be granted to employees. Of these authorized restricted stock or stock options, 74,000 restricted stock shares were granted to employees on December 15, 2023 at a grant price of $0.7127. The fair value, based on the Black-Scholes option pricing model, on the date of grant was $0.7127. The restricted stock shares vest 33.3% on the grant date, 33.3% on the first anniversary of the grant date and 33.4% on the second anniversary of the grant date.

On August 10, 2023, the Board of Directors granted 777,764 restricted stock units from the 2015 Incentive Plan to executive management and directors based on the average price of the Company’s common stock on the date of the grant. These restricted units will vest over a three - year period.

On August 12, 2022, the Board of Directors granted 932,500 restricted stock units from the 2015 Incentive Plan to executive management and directors based on the average price of the Company’s common stock on the date of the grant. These restricted units will vest over a three - year period.

Compensation expense recognized for grants of restricted stock vesting under the 2015 Incentive Plan was approximately $918,000 and $858,000 for the years ending December 31, 2023 and 2022, respectively. The Company recognized compensation expense and recorded it as share-based compensation in the consolidated statement of operations.

Total unrecognized compensation expense related to unvested restricted stock units expected to be recognized over the remaining weighted vesting period of 2.57 years equaled approximately $1,918,000 at December 31, 2023. These shares vest over three years.

Activity under the 2015 Incentive Plan for RSUs was as follows:

	Year Ended December 31,
	2023		2022
	Restricted Stock Units	Weighted Average Price	Restricted Stock Units	Weighted Average Price
Outstanding, beginning of period	2,174,166	$0.83	2,284,910	$0.70
Granted	777,764	$1.27	932,500	$1.00
Forfeited	(6,680)	$0.59	(35,030)	$0.59
Vested	(1,138,372)	$0.76	(1,008,214)	$0.70

Outstanding, end of period	1,806,878	$1.06	2,174,166	$0.83

Stock Options

On August 12, 2022, the Board of Directors authorized 75,000 stock options under the 2015 Incentive Plan to be granted to employees. Of these authorized stock options, 24,000 stock options were granted to employees on December 16, 2022 at a grant price of $0.82. The fair value, based on the Black-Scholes option pricing model, on the date of grant was $0.35. The options vest 33.3% on the grant date, 33.3% on the first anniversary of the grant date and 33.4% on the second anniversary of the grant date.

The Company recognized share-based compensation expense related to stock options of approximately $9,000 and $15,000 during the years ended December 31, 2023 and 2022, respectively.

Activity under the 2015 Incentive Plan for stock options was as follows:

	Year Ended December 31,
	2023		2022
	Stock Options	Weighted Average Price	Stock Options	Weighted Average Price
Outstanding, beginning of period	417,282	$1.31	398,580	$1.34
Granted	—	$—	24,000	$0.82
Exercised	(7,792)	$0.82	—	$—
Expired	(38,742)	$1.09	(5,298)	$0.81

Outstanding, end of period	370,748	$1.35	417,282	$1.31

Stock options exercisable at end of period	334,480	$1.41	350,222	$1.41

The fair value of stock options granted in 2023 and 2022 were estimated at the grant date using the Black-Scholes option pricing model using the following assumptions:

	Year Ended December 31,
	2023	2022
Expected volatility	59.50%	59.50%
Discount rate	3.98%	3.98%
Expected life (years)	3.0	3.0
Dividend yield	n/a	n/a

Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Expected price volatility is based on the historical volatility of our common stock. Changes in the subjective input assumptions can materially affect the fair value estimate. The expected term of the options granted is derived from the output of the option pricing model and represents the period of time that the options granted are expected to be outstanding. The discount rate for the periods within the contractual term of the option is based on the U.S. Treasury yield curve in effect at the date of grant.

NOTE 13. EARNINGS PER SHARE

Basic and diluted earnings per share of common stock have been computed as follows:

	Year Ended December 31,
	2023	2022
Numerator:
Net income	$7,436,045	$1,065,157

Denominator:
Weighted average shares of common stock outstanding - basic	29,698,498	28,643,464
Effect of dilutive restricted stock units	74,000	—
Effect of dilutive options		31,636

Weighted average shares of common stock outstanding - diluted	29,772,498	28,675,100

Earnings per common share - basic	$0.25	$0.04

Earnings per common share - diluted	$0.25	$0.04

NOTE 14. SEGMENT REPORTING

We report our segment results based on our geographic areas of operations, North America and International. These segments have similarities from a product perspective, but management believes that due to operational differences, such as sales models and regulatory environments, information about the segment would be useful to readers of the financial statements.

•	North America includes our PDC drill bit and specialty tool sales and contract services business in the United States, Canada and Mexico, which have been aggregated

•	International includes our specialty tool rental business in the Middle East

Revenues and certain operating expenses are directly attributable to our segments.

Unallocated corporate costs primarily include corporate shared costs, such as payroll and compensation, professional fees, and rent, as well as costs associated with certain shared research and development activities.

Our operating segments are not evaluated using asset information. Prior periods have been restated to conform with the current year presentation. This change was made due to international revenue becoming more significant in the current year.

The following table summarizes information about our segments:

	Year Ended December 31,
	2023	2022
Revenues:
North America	$17,908,909	$16,917,259
International	3,064,642	2,180,428

Total revenue	$20,973,551	$19,097,687

Operating income:
North America	$11,727,062	$9,672,853
International	(308,655)	(3,551)
Corporate costs, unallocated	(9,641,442)	(7,732,852)

Total operating income	$1,776,965	$1,936,450

Depreciation expense:
North America	$487,021	$634,388
International	800,973	702,921

Total depreciation expense	$1,287,994	$1,337,309

North America revenue includes revenue from operations in Mexico totaling approximately $69,000 and $145,000 for the years ended December 31, 2023 and 2022, respectively. The remainder of the North America revenue was derived from operations in the United States of America.

Information about products and services

See Note 2 – Revenue.

Information about geographic areas

The following table summarizes net property, plant and equipment by geographic location:

	December 31,
	2023	2022
Property, plant and equipment, net:
United States	$6,158,853	$6,560,435
Other countries	5,083,398	2,016,416

Total property, plant and equipment, net	$11,242,251	$8,576,851

NOTE 15. TRANSFER OF FINANCIAL ASSETS

In connection with entering into the Loan Agreement, the Company entered into Business Manager Agreements for the purchase by the Lender of certain domestic and international accounts receivable of the Company. The face amount of the accounts under each agreement that may be purchased cannot exceed $2,500,000 under the domestic agreement and $2,000,000 under the international agreement. The service charge associated with the purchases is 1.25% under the domestic agreement and 2.0% under the international agreement. There are additional charges if accounts are not paid within 45 days. The Business Manager Agreements include recourse arrangements, which require the Company to repurchase transferred accounts receivable that remain unpaid for a specified period of time. The accounts are secured by a security interest in the accounts receivable in all of the Company’s present and after-acquired accounts receivable of the customers as defined in the agreements.

Generally, at the transfer date, the Company receives cash equal to 90% of the value of the sold domestic accounts receivable and 60% of the value of the sold international accounts receivable, less the service charge. The remaining balance is held back as a reserve. The reserve balance is carried at fair value, which is remeasured monthly to take into account activity during the period (the Company’s interest in newly-transferred receivables and collections on previously transferred receivables), as well as changes in estimates of future interest rates and anticipated credit losses. Fluctuations in interest rates and revised estimates of credit losses were zero as of December 31, 2023. The carrying amount of the reserve was $166,139 as of December 31, 2023 and is classified within cash and restricted cash on the condensed consolidated balance sheet.

The Company accounts for trade receivable transfers as sales and derecognizes the sold receivables from the condensed consolidated balance sheets. During the year ended December 31, 2023, the Company sold receivables to the Lender having an aggregate face value of $4,211,786 in exchange for cash proceeds of $4,150,932. Cash received from the selling of receivables are presented as a change in trade receivables within the operating activities section of the consolidated statements of cash flows. Service fees for the period totaled $83,109, which are initially recorded as prepaids in the condensed consolidated balance sheets and amortized over 45 days. The Company recognized expense of $83,337 related to the service fees for the year ended December 31, 2023, which is included in interest expense in the condensed consolidated statements of operations. The outstanding principal amount of the receivables sold under this facility amounted to $307,310 as of December 31, 2023.

NOTE 16. SUBSEQUENT EVENT

On March 6, 2024, the Company entered into an Agreement and Plan of Merger with Drilling Tools International Corporation (DTI), which DTI agreed to acquire SDP for total consideration of approximately $32.2 million payable in cash and DTI stock. The transaction was unanimously approved by the Board of Directors of DTI and SDP and a Special Committee of the Board of Directors of SDP. The closing of the transaction is expected to occur in the third quarter of 2024.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

DRILLING TOOLS INTERNATIONAL CORPORATION,

a Delaware corporation;

DTI MERGER SUB I, INC.,

a Delaware corporation;

DTI MERGER SUB II, LLC,

a Delaware limited liability company;

and

SUPERIOR DRILLING PRODUCTS, INC.

a Utah corporation

Dated as of March 6, 2024

A-i

A-ii

Exhibit A	Certain Definitions

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of March 6, 2024, by and among Drilling Tools International Corporation, a Delaware corporation (“Parent”); DTI Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub I”); DTI Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Acquisition Sub II”, and together with Acquisition Sub I, the “Acquisition Subs”); and Superior Drilling Products, Inc., a Utah corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The parties to this Agreement desire to, on the terms and subject to the conditions set forth herein, enter into an integrated transaction pursuant to which, first, Acquisition Sub I, in accordance with the Utah Act and the General Corporation Law of the State of Delaware (the “DGCL”) will merge with and into the Company, with the Company as the surviving corporation (the “First Merger”), and, second, the Company, as the surviving corporation in the First Merger, and in accordance with the Utah Act, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), will merge with and into Acquisition Sub II, with Acquisition Sub II as the surviving limited liability company (the “Second Merger”, and together with the First Merger, the “Mergers”).

B. The special committee of the board of directors of the Company (the “Company Special Committee”) has unanimously: (i) determined that this Agreement and the transactions contemplated herein, including the Mergers, are advisable and fair to, and in the best interests of, the Company and the Unaffiliated Company Shareholders; (ii) recommended that the Company Board adopt this Agreement and approve the transactions contemplated herein, including the Mergers, and determine that this Agreement and the transactions contemplated herein, including the Mergers, are advisable, fair to, and in the best interest of the Company and the Unaffiliated Company Shareholders; and (iii) recommended that the Company Board, subject to Section 4.4, recommend that the Company’s shareholders approve this Agreement, in each case, on the terms and subject to the conditions of this Agreement.

C. The Company Board, acting upon the recommendation of the Company Special Committee (such recommendation of the Company Special Committee, the “Company Special Committee Recommendation”), has unanimously: (i) determined that the Mergers are fair to, and in the best interests of, the Company and its shareholders (including the Unaffiliated Company Shareholders); (ii) declared advisable and adopted this Agreement and approved the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions contained in this Agreement; and (iii) resolved, subject to Section 4.4, to recommend that the Company’s shareholders approve this Agreement.

D. The Parent Board has unanimously: (i) determined that the terms of this Agreement and the Mergers are fair to, and in the best interests of, Parent and its stockholders; and (ii) approved and declared advisable this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers and the issuance of shares of Parent Common Stock in connection therewith, each upon the terms and subject to the conditions contained in this Agreement.

E. The board of directors of Acquisition Sub I has: (i) determined that it is advisable and in the best interests of Acquisition Sub I and its sole shareholder for Acquisition Sub I to enter into this Agreement; (ii) declared advisable and adopted this Agreement and approved the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions contained in this Agreement; and (iii) recommended that the sole shareholder of Acquisition Sub I approve this Agreement.

F. Parent, as the sole member of Acquisition Sub II, has (i) determined that it is advisable and in the best interests of Acquisition Sub II and its sole member to enter into this Agreement; and (ii) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers.

G. It is intended that, for U.S. federal income Tax purposes, (i) the First Merger will be treated as part of a binding plan that includes the Second Merger, (ii) the First Merger will be integrated with the Second Merger and treated as a single transaction, (iii) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iv) this Agreement will be a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

H. Concurrently with the execution and delivery of this Agreement, certain shareholders of the Company are entering into voting agreements with Parent, pursuant to which, among other things, each such shareholder has agreed to vote the shares of Company Common Stock held by such shareholder in favor of the approval of this Agreement.

AGREEMENT

The parties to this Agreement, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers; Effect of Mergers. At the First Effective Time, Acquisition Sub I shall be merged with and into the Company in accordance with the Utah Act and the DGCL and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Acquisition Sub I shall cease, and the Company shall be the surviving corporation (the “Initial Surviving Corporation”) in the First Merger. At the Second Effective Time, the Company shall be merged with and into Acquisition Sub II in accordance with the Utah Act, the DGCL and the DLLCA, whereupon the separate existence of the Company shall cease, with Acquisition Sub II continuing its existence as the surviving limited liability company (the “Surviving Company”). From and after the Second Effective Time, all the property, rights, powers, privileges and franchises of the Company and the Acquisition Subs shall be vested in the Surviving Company and all of the debts, obligations, liabilities, restrictions and duties of the Company and Acquisition Subs shall become the debts, obligations, liabilities and duties of the Surviving Company, all as provided under the Utah Act, the DGCL and DLLCA.

Section 1.2 Closing; Effective Time. The consummation of the Mergers (the “Closing”) shall be held remotely by exchange of documents and signatures (or their electronic counterparts) unless a place for the Closing to be held in person is agreed to in writing by the parties to this Agreement, on the second Business Day after the satisfaction or, to the extent permitted hereunder and by applicable Legal Requirements, waiver of the last to be satisfied or waived of all conditions to the parties’ respective obligations to effect the Mergers set forth in Section 5.1, Section 5.2 and Section 5.3, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions at the Closing, unless another time or date is agreed to in writing by Parent and the Company. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, at the Closing, the parties shall cause an articles of merger with respect to the First Merger in form and substance reasonably satisfactory to the parties (the “First Certificate of Merger”) and immediately thereafter a certificate of merger or articles of merger, as applicable, with respect to the Second Merger in form and substance reasonably satisfactory to the parties (the “Second Certificate of Merger,” together with the First Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Utah Department of Commerce, Division of Corporations and Commercial Code (the “Utah Division of Corporations”) and the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and make all other filings or recordings required by the Company, the Acquisition Subs or Parent under the Utah Act, the DGCL and DLLCA in connection with effecting the Mergers. The

Mergers shall become effective on the date and at such time as the Certificates of Merger are filed with the Utah Division of Corporations and the Delaware Secretary of State, as applicable, or at such later time as may be mutually agreed to in writing by Parent and the Company and specified in the Certificates of Merger (the time at which the First Merger becomes effective being referred to in this Agreement as the “First Effective Time” and the time at which the Second Merger becomes effective being referred to in this Agreement as the “Second Effective Time”).

Section 1.3 Organizational Documents.

(a) At the First Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the First Effective Time, shall continue to be the articles of incorporation of the Initial Surviving Corporation until, subject to the requirements of Section 4.11, thereafter changed or amended as provided therein or by applicable Legal Requirements.

(b) At the First Effective Time, the bylaws of the Company in effect immediately prior to the First Effective Time shall continue to be the bylaws of the Initial Surviving Corporation until, subject to the requirements of Section 4.11, thereafter changed or amended as provided therein or by applicable Legal Requirements.

(c) At the Second Effective Time, the certificate of formation of Acquisition Sub II in effect immediately prior to the Second Effective Time shall continue to be the certificate of formation of the Surviving Company until, subject to the requirements of Section 4.11, thereafter amended as provided therein or by applicable Legal Requirements.

(d) The limited liability company agreement of Acquisition Sub II in effect immediately prior to the Second Effective Time will continue to be the limited liability company agreement of the Surviving Company until, subject to the requirements of Section 4.11, thereafter changed or amended as provided therein or by applicable Legal Requirements.

Section 1.4 Directors and Officers.

(a) From and after the First Effective Time, the directors and officers of Acquisition Sub I immediately prior to the First Effective Time shall be the directors and officers of the Initial Surviving Corporation until their successor has been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Initial Surviving Corporation.

(b) From and after the Second Effective Time, the managers and officers of Acquisition Sub II immediately prior to the Second Effective Time shall be the managers and officers of the Surviving Company, each to hold office in accordance with the limited liability company agreement of the Surviving Company until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company.

Section 1.5 Treatment of Capital Stock in the Mergers.

(a) Treatment of Capital Stock in the First Merger. Subject to the terms and conditions of this Agreement, at the First Effective Time, automatically, by virtue of the First Merger and without any further action on the part of Parent, Acquisition Sub I, the Company or any shareholder of the Company:

(i) all shares of Company Common Stock that are held in the Company’s treasury or are held directly by a Company Subsidiary, Parent, Acquisition Sub I or Acquisition Sub II immediately prior to the First Effective Time (collectively, with the Dissenting Shares, “Excluded Shares”) shall be cancelled and shall cease to exist, and no consideration shall be paid or payable in respect thereof;

(ii) except as provided in Section 1.5(a)(i) and Section 1.6 with respect to Excluded Shares, each share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time

(including all shares of Company Restricted Stock) shall be converted into the right to receive, without interest, at the election of the holder thereof in accordance with the procedures set forth in Section 1.11 and Section 1.15 (such consideration, the “Merger Consideration”):

(A) for each share of Company Common Stock with respect to which an election to receive cash has been made and not revoked or lost pursuant to Section 1.15 (such share of Company Common Stock, together with any share of Company Common Stock for which an election to receive cash is deemed to have been made under clause (C) below, the “Cash Election Shares”) an amount of cash equal to $1.00, without interest (the “Cash Election Consideration”);

(B) for each share of Company Common Stock with respect to which an election to receive stock has been made and not revoked or lost pursuant to Section 1.15 (such share of Company Common Stock, together with any share of Company Common Stock for which an election to receive stock is deemed to have been made under clause (C) below, the “Stock Election Shares”), 0.313 validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Stock Election Consideration”); and

(C) for each share of Company Common Stock with respect to which no election to receive cash or stock has been made, the Cash Election Consideration, the Stock Election Consideration or a combination of both, as provided in Section 1.15 (such shares of Company Common Stock described in this clause (C), the “No Election Shares”).

(iii) each share of common stock, par value $0.0001 per share, of Acquisition Sub I that is issued and outstanding immediately prior to the First Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Initial Surviving Corporation.

(b) Treatment of Capital Stock in Second Merger. Subject to the terms and conditions of this Agreement, at the Second Effective Time, automatically, by virtue of the Second Merger and without any action on the part of Parent, the Initial Surviving Corporation or Acquisition Sub II, each share of common stock, par value $0.0001 per share, of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist. Each limited liability company interest of Acquisition Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company.

Section 1.6 Dissenting Shares. Notwithstanding Section 1.5(a)(ii), shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who is entitled to, and has properly exercised and perfected his, her or its demand for, dissenter’s rights under Title 16, Chapter 10a, Part 13 of the Utah Act (“Part 13”) (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but each holder of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Part 13 (it being understood and acknowledged that at the First Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by Part 13); provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to dissent and payment under Part 13 (whether occurring before, at or after the First Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the First Effective Time solely into the right to receive the Merger Consideration as if such shares were No Election Shares, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt written notice of any demands for payment from holders of shares of Company Common Stock received by the Company, written withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served on the Company pursuant to Part 13. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for payment under the Utah Act, or approve any withdrawal of any such demands or agree to do or commit to do any of the foregoing.

Section 1.7 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, during the period from the date of this Agreement through the First Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed or converted into a different number or class or series of shares of capital stock by reason of any stock split, division, combination, change, exchange or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Merger Consideration (and, for the avoidance of doubt, the Stock Election Multiplier and the Option Exchange Ratio) shall be adjusted to the extent appropriate to proportionately reflect such change and to otherwise provide the same economic effect to the Company’s shareholders as contemplated by this Agreement prior to such action. Nothing in this Section 1.7 shall be construed to permit the parties to take any action except to the extent consistent with, or not otherwise prohibited by, the terms of this Agreement.

Section 1.8 Treatment of Equity Awards.

(a) Effective as of the First Effective Time, each Company Option held by an individual who, as of immediately after the First Effective Time, constitutes an “employee” of Parent within the meaning of Form S-8, that is outstanding and unexercised, whether vested or unvested, immediately prior to the First Effective Time (each, an “Assumed Company Option”) shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and converted automatically into a Parent Option on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to such Assumed Company Option immediately prior to the First Effective Time, except that: (i) the number of shares of Parent Common Stock subject to each Assumed Company Option shall be determined by multiplying: (A) the number of shares of Company Common Stock subject to such Assumed Company Option immediately prior to the First Effective Time; by (B) the Option Exchange Ratio, and rounding such product down to the nearest whole share; (ii) the per share exercise price of each Assumed Company Option shall be determined by dividing: (A) the per share exercise price of the Assumed Company Option immediately prior to the First Effective Time; by (B) the Option Exchange Ratio, and rounding such quotient up to the nearest whole cent, and (iii) the Assumed Company Option shall become fully vested immediately upon the First Effective Time.

(b) Prior to the First Effective Time, the Company shall take all corporate action necessary to provide that each Company Option shall accelerate in full, and all Company Restricted Stock shall become fully vested and the restrictions with respect thereto shall lapse (to the extent not otherwise previously vested in accordance with their terms) as of immediately prior to the First Effective Time.

(c) Effective as of the First Effective Time, each Company Option that is not an Assumed Company Option and that is outstanding and unexercised immediately prior to the First Effective Time, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the Company Option, and (y) the excess, if any, of (i) the Cash Election Consideration, over (ii) the per share exercise price of such Company Option, less any applicable taxes and withholding; provided, however, that each such Company Option that is not an Assumed Company Option that has an exercise price per share that is greater than or equal to the Cash Election Consideration shall be cancelled at the First Effective Time for no consideration.

(d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to all Assumed Company Options. Parent shall file and cause to be effective as of no later than the First Effective Time, a registration statement under the Securities Act on Form S-8 or other appropriate form under the Securities Act, relating to shares of Parent Common Stock issuable with respect to all Assumed Company Options, and Parent shall use its best efforts to cause such registration statement to remain in effect for so long as such Assumed Company Options remain outstanding.

Section 1.9 No Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued.

(b) Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to Section 1.5(a)(ii) (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder pursuant to Section 1.5(a)(ii)) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificates representing shares of Company Common Stock outstanding as of immediately prior to the First Effective Time (“Company Stock Certificates”) or book-entry positions representing non-certificated shares of Company Common Stock outstanding as of immediately prior to the First Effective Time (“Company Book-Entry Shares”) in accordance with Section 1.11, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required Tax withholding, determined by multiplying such fraction by the Average Parent Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration. The payment of cash in lieu of fractional share interests pursuant to this Section 1.9(b) is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Section 1.10 Closing of Transfer Books.

At the First Effective Time:

(a) all shares of Company Common Stock outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist, and all holders of Company Stock Certificates and of Company Book-Entry Shares shall cease to have any rights as shareholders of the Company, except (unless such holder holds Excluded Shares, which are subject to Section 1.5(a)(i) or Section 1.6) the right to receive the Merger Consideration pursuant to Section 1.5(a)(ii), cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.8(b) and any dividends or other distributions pursuant to Section 1.11(f); and

(b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the First Effective Time and no further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the First Effective Time. If, after the First Effective Time, a valid Company Stock Certificate or a Company Book-Entry Share is presented to the Exchange Agent or to the Initial Surviving Corporation, the Surviving Company or Parent, such Company Stock Certificate or Company Book-Entry Share shall be cancelled and shall be exchanged as provided in Section  1.11.

Section 1.11 Exchange of Certificates and Cancellation of Book-Entry Positions.

(a) Prior to the Mailing Date, Parent shall select Parent’s transfer agent or another reputable bank or trust company, in either case, reasonably satisfactory to both Parent and the Company, to act as exchange agent with respect to the Mergers (the “Exchange Agent”). Prior to the First Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a); and (ii) cash sufficient to pay the Cash Election Consideration pursuant to Section 1.5(a) and to make payments in lieu of fractional shares in accordance with Section 1.9(b). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent pursuant to this Section 1.11(a), together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, and any interest or other income with respect to such cash amount, are referred to collectively as the “Exchange Fund.” The Exchange Agent shall invest the cash available in the Exchange Fund as reasonably directed by Parent; provided, that any investment of such cash shall in all events be limited to (w) direct obligations of, or guaranteed by, the U.S. government, (x) in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively,

(y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available) or (z) a money market fund having assets of at least $1 billion; provided, further, that no losses on such investments shall affect the cash payable to former holders of shares of Company Common Stock pursuant to this ARTICLE I (and Parent shall promptly deliver to the Exchange Agent cash in an amount sufficient to replenish any deficiency in the Exchange Fund). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) With respect to Company Stock Certificates, as promptly as reasonably practicable, after the First Effective Time, and in any event within three Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of each such Company Stock Certificate (i) a notice advising such holder of the effectiveness of the Mergers, (ii) a letter of transmittal in customary form and reasonably acceptable to each of Parent and the Company specifying that delivery shall be effected, and risk of loss and title to a Company Stock Certificate shall pass, only upon delivery of the Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.11(e)) to the Exchange Agent (the “Letter of Transmittal”) and (iii) instructions for surrendering a Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.11(e)) to the Exchange Agent. Upon surrender to the Exchange Agent of a Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.11(e)) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, Parent shall cause the Exchange Agent to mail to each holder of record of any such Company Stock Certificate in exchange therefor, as promptly as reasonably practicable thereafter, (i) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to Section 1.5(a) in non-certificated book-entry form in the name of such record holder (subject to Section 1.11(i)) and (ii) a check or wire transfer of immediate funds in the amount (after giving effect to any required Tax withholdings as provided in Section 1.13) of (A) the applicable Cash Election Consideration such holder is entitled to receive pursuant to Section 1.5(a), plus (B) any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.9 plus (C) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 1.11(f). Any Company Stock Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(c) With respect to Company Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), Parent shall cause the Exchange Agent to pay and deliver to each holder of record of any Non-DTC Book-Entry Share, as promptly as reasonably practicable after the First Effective Time, but in any event within two Business Days thereafter, (i) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to Section 1.5(a) in non-certificated book-entry form in the name of such record holder (subject to Section 1.11(i)) and (ii) a check or wire transfer of immediately available funds in the amount (after giving effect to any required Tax withholdings as provided in Section 1.13) of (A) the applicable Cash Election Consideration such holder is entitled to receive pursuant to Section 1.5(a), plus (B) any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.9 plus (C) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 1.11(f), and each Non-DTC Book-Entry Share shall be promptly cancelled by the Exchange Agent. Subject to Section 1.11(i), payment of the Merger Consideration with respect to Non-DTC Book-Entry Shares shall only be made to the Person in whose name such Non-DTC Book-Entry Shares are registered.

(d) With respect to Company Book-Entry Shares held through DTC, prior to the First Effective Time, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to provide that the Exchange Agent will transmit to DTC or its nominees as promptly as reasonably practicable after the First Effective Time, but in any event within three Business Days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.9, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to Section 1.11(f).

(e) In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact (in form reasonably acceptable to Parent and the Exchange Agent) by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in a reasonable and customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.9, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to Section 1.11(f), as if such lost, stolen or destroyed Company Stock Certificate had been surrendered.

(f) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the First Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Company Book-Entry Shares, as applicable, with respect to the shares of Parent Common Stock that such holder has the right to receive in the Mergers until the later to occur of: (A) the date on which the holder surrenders such Company Stock Certificate or Company Book-Entry Shares in accordance with this Section 1.11; and (B) the payment date for such dividend or distribution with respect to Parent Common Stock (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(g) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Company Book-Entry Shares as of the date that is one year after the Closing Date shall be delivered to Parent upon demand. Any holders of Company Stock Certificates or Company Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or Company Book-Entry Shares in accordance with this Section 1.11 shall thereafter be entitled to look to Parent for, and be entitled to receive from Parent, the Merger Consideration pursuant to the provisions of Section 1.5(a), cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.9(b) and any dividends or distributions with respect to shares of Parent Common Stock pursuant to Section 1.11(f).

(h) None of Parent, the Initial Surviving Corporation, nor the Surviving Company shall be liable to any holder or former holder of shares of Company Common Stock or to any other Person with respect to any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement. If any Company Stock Certificate or Company Book-Entry Share has not been surrendered prior to the date on which any portion of the Merger Consideration and any dividends or distributions, in each case, that a holder of such Company Stock Certificates or Company Book-Entry Share has the right to receive pursuant to this ARTICLE I in respect of such Company Stock Certificate or Company Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Company Stock Certificate or Company Book-Entry Share shall, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(i) In the event of a transfer of ownership of any shares of Company Common Stock that is not registered in the transfer records of the Company, the Exchange Agent may deliver the Merger Consideration (and, to the extent applicable, cash in lieu of fractional shares pursuant to Section 1.9(b) or any dividends or distributions pursuant to Section 1.11(f)) to such transferee if (A) in the case of Company Book-Entry Shares, written instructions authorizing the transfer of the Company Book-Entry Shares are presented to the Exchange Agent, (B) in the case of Company Stock Certificates, the Company Stock Certificates formerly representing such shares of Company Common Stock are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Company Stock Certificates, in the case of clause (B), are accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any Merger Consideration is to be delivered to a Person other than the holder in whose name any shares of Company Common Stock are registered, it shall be a condition of such exchange that the

Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of shares of Parent Common Stock to a Person other than the registered holder of any shares of Company Common Stock, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

Section 1.12 Further Action. If, at any time after the First Effective Time, any further action is determined by Parent, the Initial Surviving Corporation or the Surviving Company to be necessary to carry out the purposes of this Agreement, the officers and directors of Parent shall (in the name of Acquisition Subs, in the name of the Company or otherwise) be fully authorized to take such action.

Section 1.13 Tax Withholding. Each of Parent, the Exchange Agent, Acquisition Sub I, Acquisition Sub II, the Company and the Initial Surviving Corporation and the Surviving Company, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to the Code or any other applicable Legal Requirement relating to Taxes. To the extent that amounts are so deducted or withheld and, if required, paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Section 1.14 Proration.

(a) If the product of the aggregate number of Stock Election Shares and the Stock Election Multiplier (such product, the “Aggregate Stock Elections”) exceeds the Maximum Share Amount, then:

(i) all Cash Election Shares and No Election Shares will be exchanged for the Cash Election Consideration; and

(ii) a portion of the Stock Election Shares of each holder thereof will be exchanged for the Stock Election Consideration, with such portion being equal to the product obtained by multiplying (A) the number of such holder’s Stock Election Shares by (B) a fraction, the numerator of which will be the Maximum Share Amount and the denominator of which will be the Aggregate Stock Elections, with the remaining portion of such holder’s Stock Election Shares being exchanged for the Cash Election Consideration.

(b) If the Aggregate Stock Elections is less than the Minimum Share Amount (such difference, the “Shortfall Amount”), then:

(i) all Cash Election Shares and No Election Shares will be treated in the following manner: (A) if the Shortfall Amount is less than or equal to the product of the aggregate number of No Election Shares and the Stock Election Multiplier (the “No Election Share Amount”), then (1) all Cash Election Shares will be exchanged for the Cash Election Consideration and (2) the No Election Shares of each holder thereof will be exchanged for the Stock Election Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (x) the number of No Election Shares of such holder by (y) a fraction, the numerator of which is the Shortfall Amount and the denominator of which is the No Election Share Amount, with the remaining portion of such holder’s No Election Shares (if any) being exchanged for the Cash Election Consideration or (B) if the Shortfall Amount exceeds the No Election Share Amount, then (1) all No Election Shares will be exchanged for the Stock Election Consideration and (2) a portion of the Cash Election Shares of each holder thereof will be exchanged for the Stock Election Consideration, with such portion being equal to the product obtained by multiplying (x) the number of Cash Election Shares of such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Amount exceeds the No Election Share Amount, and the denominator of which is the product obtained by multiplying the aggregate number of Cash Election Shares by the Stock Election Multiplier, with the remaining portion of such holder’s Cash Election Shares being exchanged for the Cash Election Consideration; and

(ii) all Stock Election Shares will be exchanged for the Stock Election Consideration.

(c) If the Aggregate Stock Elections is (x) equal to the Maximum Share Amount, (y) less than the Maximum Share Amount but greater than the Minimum Share Amount, or (z) equal to the Minimum Share Amount, then:

(i) all Cash Election Shares and No Election Shares will be exchanged for the Cash Election Consideration; and

(ii) all Stock Election Shares will be exchanged for the Stock Election Consideration.

Section 1.15 Election Procedures.

(a) Not less than 30 days prior to the anticipated First Effective Time (the “Mailing Date”), Parent will cause to be mailed to each record holder of shares of Company Common Stock (other than Excluded Shares), including each holder of Company Restricted Stock, as of five Business Days prior to the Mailing Date (or another date selected by Parent which is reasonably acceptable to the Company) an election form in a form mutually satisfactory to Parent and the Company (the “Election Form”).

(b) Each Election Form will permit the holder (or the beneficial owner through customary documentation and instructions) of shares of Company Common Stock, including each holder of Company Restricted Stock, to specify (i) the number of shares of Company Common Stock with respect to which such holder elects to receive the Stock Election Consideration, (ii) the number of shares with respect to which such holder elects to receive the Cash Election Consideration or (iii) that such holder makes no election with respect to such holder’s shares of Company Common Stock. Any shares of Company Common Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York Time, on the Business Day that is three Trading Days prior to the Closing Date or such other date as Parent and the Company will, prior to the Closing, mutually agree (the “Election Deadline”) will be deemed to be No Election Shares. Parent and the Company will publicly announce the anticipated Election Deadline at least five Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. Notwithstanding anything to the contrary herein or therein, each holder of shares of Company Restricted Stock shall be deemed to have elected to receive Cash Election Consideration with respect to a number of such shares sufficient to satisfy withholding obligations with respect thereto, and Parent shall deposit, or cause to be deposited, funds sufficient to pay applicable withholding with respect to such shares of Company Restricted Stock from such Cash Election Consideration.

(c) Any election made pursuant to this Section 1.15 will have been properly made only if the Exchange Agent has actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the Person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares represented by such Election Form will be deemed to be No Election Shares, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. None of Parent, the Company or the Exchange Agent will be under any obligation to notify any Person of any defect in an Election Form.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Sub that, except as set forth or incorporated by reference in the Company SEC Documents filed and publicly available prior to the date of this

Agreement (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or, subject to Section 7.12, in the disclosure schedule delivered to Parent concurrent with the execution of this Agreement (the “Company Disclosure Schedule”):

Section 2.1 Due Organization and Good Standing; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah. The Company has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified and has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the Laws of the applicable jurisdictions) is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Exhibit 21.1 of the Most Recent Company 10-K is a correct and complete list of each Entity that is a Company Subsidiary as of the date of this Agreement. Neither the Company nor any Company Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity, other than the Entities identified in Exhibit 21.1 of the Most Recent Company 10-K. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified and has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the laws of the applicable jurisdictions) is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all Liens, except for restrictions on transfer under applicable securities Laws.

Section 2.2 Organizational Documents. Prior to the date of this Agreement, the Company has made available to Parent copies of the Organizational Documents of the Company and each Company Subsidiary, including all amendments thereto in effect prior to the date of this Agreement. The Organizational Documents of the Company and each Company Subsidiary are in full force and effect and neither (a) the Company nor (b) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, any Company Subsidiary is in violation of any of the provisions of such Organizational Documents.

Section 2.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, par value $0.001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share. All of the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock reserved for issuance pursuant to the Company Equity Agreements will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable.

(b) Except as set forth in the Company’s Organizational Documents or the Company Equity Agreements: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right granted by the Company or a Company Subsidiary; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company or any Company Subsidiary; (iii) there are no bonds, debentures, notes or other indebtedness issued by the Company or any Company Subsidiary and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote; and (iv) there is no Contract to which the Company or any Company Subsidiary is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. Except as set forth in the Company Equity Agreements, neither the Company nor any Company Subsidiary is under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock, capital or other equity interests of any Company Subsidiary or any other securities of any other Entity.

(c) As of March 5, 2024 (the “Company Capitalization Date”): (i) 30,391,240 shares of Company Common Stock were issued and outstanding (ii) 322,442 shares of Company Common Stock were subject to Company Options; (iii) 354,792 shares of Company Common Stock were reserved for issuance and available for grants of future awards under the Company Equity Plans; (iv) 1,805,878 shares of Company Common Stock have been issued as Company Restricted Stock for which restrictions have not yet lapsed; and (v) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Section 2.3(c) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the Company Capitalization Date, of the capitalization of the Company. From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of the Company Subsidiaries has issued any shares of Company Common Stock or other equity interests of the Company or any Company Subsidiary, other than pursuant to Company Options and Company Restricted Stock under the Company Equity Plans, in each case, that were outstanding as of the Company Capitalization Date.

(d) Except as set forth in Section 2.3(c), there is no: (i) subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other equity interests, or any restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock or other equity interest of the Company or any Company Subsidiary, in each case, to which the Company or any Company Subsidiary is a party; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Company Subsidiary; or (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity interest or any other securities.

(e) Prior to the date of this Agreement, the Company has made available to Parent accurate and complete copies of: (A) the Company Equity Plans; and (B) the forms of all stock option agreements evidencing Company Options outstanding as of the date of this Agreement.

Section 2.4 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Shareholder Vote, to consummate the First Merger. Assuming the accuracy of Parent’s and Acquisition Subs’ representations and warranties set forth in Section 3.15, on or prior to the date hereof, (a) the Company Special Committee unanimously (i) determined that this Agreement and the transactions contemplated herein, including the Mergers, are advisable and fair to, and in the best interests of, the Company and the Unaffiliated Company Shareholders, (ii) recommended that the Company Board adopt this Agreement and the transactions contemplated herein, including the Mergers, and determine that this Agreement and the transactions contemplated herein, including the Mergers, are advisable, fair to, and in the best interest of the Company and the Unaffiliated Company Shareholders, and (iii) recommended that the Company Board, subject to Section 4.4, recommend that the Company’s shareholders approve this Agreement, in each case, on the terms and subject to the conditions of this Agreement, and (b) the Company Board, acting upon the Company Special Committee Recommendation, has unanimously (i) determined that the Mergers are fair to, and in the best interests of, the Company and the shareholders of the Company (including the Unaffiliated Company Shareholders); (ii) adopted and declared advisable this Agreement and approved the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions contained in this Agreement; and (iii) resolved, subject to Section 4.4, to recommend that the Company’s shareholders approve this Agreement (the “Company Board Recommendation”). Assuming the accuracy of Parent’s and Acquisition Subs’ representations and warranties set forth in Section 3.15, the execution and delivery of this Agreement by the Company and the consummation by the Company of the First Merger and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, in each case other than, with respect to the consummation of the Mergers, the receipt of the Required Company Shareholder Vote and the filing of the Certificates of Merger as required by the Utah Act and the DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and the Acquisition Subs and the accuracy of Parent’s and Acquisition Subs’ representations and warranties set forth in Section 3.15, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (x) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (y) rules of law governing specific performance, injunctive relief and other equitable remedies (the “General Enforceability Exception”).

Section 2.5 Vote Required. Assuming the accuracy of Parent’s and Acquisition Subs’ representations and warranties set forth in Section 3.15, the approval of this Agreement by the affirmative vote of at least a majority of the votes entitled to be cast on this Agreement by the holders of the shares of Company Common Stock (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Legal Requirements and the Organizational Documents of the Company to approve this Agreement or for the Company to consummate the transactions contemplated hereby, including the Mergers.

Section 2.6 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company and, assuming receipt of the Required Company Shareholder Vote and the accuracy of Parent’s and Acquisition Subs’ representations and warranties set forth in Section 3.15, the consummation by the Company of the Mergers will not: (i) cause a violation of any of the provisions of the Organizational Documents of the Company or any Company Subsidiary; (ii) assuming the consents and filings referred to in Section 2.6(b) are made and obtained, conflict with or violate any applicable Legal Requirements; or (iii) except as set forth in the Company Disclosure Schedule, and subject to Section 4.5, result in any loss, limitation or impairment of any right of the Company or any Company Subsidiary to own or use any assets, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Material Contract, or result in the creation of any Liens of any kind (other than Company Permitted Encumbrances) upon any of the properties, rights or assets of the Company or any Company Subsidiary, except, in the cases of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as (i) may be required by the applicable requirements of the Securities Act, the Exchange Act, the Utah Act, the DGCL, the DLLCA, applicable state securities takeover and “blue sky” laws or the rules and regulations of Nasdaq or NYSE, or (ii) in connection with the filing of the Form S-4 with the SEC, the Company and the Company Subsidiaries are not required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit, clearance, waiver or approval from, any Governmental Entity for the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the Mergers, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.7 Reports; Financial Statements; Internal Controls.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by the Company with the SEC under the Exchange Act or Securities Act since January 1, 2022 (the “Company SEC Documents”) have been filed or furnished by or on behalf of the Company with the SEC on a timely basis. As of the time it was filed with the SEC (or if amended or superseded, then on the date of such amended or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of NYSE, as applicable, each as in effect on the date such Company SEC Document was filed; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary has been required to file any forms, reports or other documents with the SEC at any time since January 1, 2022. Since January 1, 2022, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC applicable thereto, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of the Company and the Company’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of the Company and the Company’s consolidated Subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments; and (iv) have been prepared from, and are in accordance with, the books and records of the Company and the Company’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than the Company and the Company’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, Moss Adams LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company.

(c) Except as set forth in the Company Disclosure Schedule, the Company maintains, and at all times since January 1, 2022 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the

Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal quarter ended December 31, 2023 and such assessment concluded that such controls were effective. Management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting since January 1, 2022 and (y) any fraud, whether or not material, that involves management or any other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been made available to Parent prior to the date hereof.

(d) Since January 1, 2022, (i) none of the Company or any Company Subsidiary nor, to the knowledge of the Company, any director or officer of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or any material complaint, allegation, assertion or claim from employees of the Company or any Company Subsidiary regarding questionable accounting or auditing matters with respect to the Company or any Company Subsidiary, and (ii) to the knowledge of the Company, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof, or to the Chief Financial Officer or Chief Executive Officer of the Company.

(e) The Company maintains disclosure controls as required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date of this Agreement, the Company is in compliance in all material respects with all current listing requirements of the NYSE American (“NYSE”).

(f) Neither the Company nor any Company Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), in each case where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review or investigation.

(h) Neither the Company nor any Company Subsidiary has any liabilities of any nature or type (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), that would be required by GAAP to be reflected on a condensed consolidated balance sheet of the Company and its consolidated Company Subsidiaries, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Company Balance Sheet; (ii) liabilities incurred in the ordinary course of business in a manner consistent with past practice since the date of the Most Recent Company Balance Sheet; (iii) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with this Agreement, the preparation and negotiation of this Agreement or the transactions contemplated by this Agreement.

Section 2.8 Absence of Certain Changes.

(a) Since the date of the Most Recent Company Balance Sheet, there has not been any fact, event, change, effect, circumstance, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in the Company Disclosure Schedule, from the date of the Most Recent Company Balance Sheet to the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business (other than in connection with COVID-19 Measures) in a manner consistent with past practice, and neither the Company nor any Company Subsidiary has undertaken any action that if proposed to be taken after the date of this Agreement would require Parent’s consent pursuant to subsections (ii), (iii), (iv), (vi), (vii), (xi), (xii), (xvi), (xvii), (xix) and (xx) of Section 4.1(a).

Section 2.9 Intellectual Property and Related Matters.

(a) Section 2.9(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement, of all material Company IP that is Registered IP (excluding domain name registrations) (collectively, the “Company Registered IP”), including for each item: (i) the jurisdiction of application or registration; and (ii) the application or registration number.

(b) To the knowledge of the Company, all Company Registered IP is currently in compliance with all formal Legal Requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications) to maintain such Company Registered IP in full force and effect, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, all Company Registered IP is valid, subsisting and enforceable (or solely in the case of applications, applied for and pending). Since January 1, 2022, none of the Company Registered IP has ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, except for claims rejected or refused in connection with the prosecution of any Company Registered IP. Since January 1, 2022, neither the Company nor any Company Subsidiary has received any written notice or claim challenging the validity or enforceability of any Company Registered IP or indicating an intention on the part of any Person to bring a claim that any of the Company Registered IP is invalid or unenforceable, and there is currently no Legal Proceeding pending or threatened in writing, in which the validity, enforceability or ownership of any Company Registered IP is being contested or challenged.

(c) To the knowledge of the Company, the Company or a Company Subsidiary, as applicable, solely owns or has a valid and enforceable exclusive license (as applicable) to all material Company IP, free and clear of all Liens other than Company Permitted Encumbrances.

(d) Neither the Company nor any Company Subsidiary is subject to any outstanding or, to the knowledge of the Company, pending Order that restricts in any material manner the use, transfer or licensing of any material Company IP.

(e) To the knowledge of the Company, the operations of the businesses of the Company and the Company Subsidiaries as currently conducted, including the Company’s and the Company Subsidiaries’ design, manufacture, provision, use and sale of any Company Products, do not infringe, misappropriate or otherwise violate, and, to the knowledge of the Company, since January 1, 2022 have not infringed, misappropriated or otherwise violated, any Intellectual Property owned by any other Person except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No Legal Proceeding is pending or, to the Company’s knowledge, threatened in writing against the Company or any Company Subsidiary alleging that the operation of the business of the Company or any Company Subsidiary, the Company Products, or Company IP (or the exploitation of any of the foregoing) infringes, misappropriates, or violates (or in the past infringed, misappropriated or violated) any Intellectual Property of any Person, or that any of the Company IP is invalid or unenforceable other than that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written complaints, claims or notices since January 1, 2022 alleging any infringement, misappropriation or violation of any Intellectual Property of any other Person by the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any material Company IP by any third Person that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2022, neither Company nor any Company Subsidiary has brought any Legal Proceeding against any other Person, or provided any other Person with written notice or other assertion, alleging any Person is infringing, misappropriating or otherwise violating any material Company IP.

(f) To the knowledge of the Company, no material Company IP was developed using any material support, funding, resources or assistance from any government entities, or from any university, college, other academic institutions, or non-profit research centers (other than in connection with customer agreements in the ordinary course of business in a manner consistent with past practice).

(g) As of the date of this Agreement, (i) neither the Company nor any Company Subsidiary is obligated to grant licenses to any material Company IP to any industry standards organization, working group, patent pool, trade association, or similar organization and (ii) neither the Company nor any Company Subsidiary, nor any material Company IP, is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, working group, patent pool, trade association, or similar organization.

(h) The Company and each Company Subsidiary have taken commercially reasonable steps to protect all Trade Secrets owned, used or held for use by the Company or a Company Subsidiaries and that are material to the Company or the Company Subsidiaries taken as a whole. Except as set forth in the Company Disclosure Schedule, each Person who is or was involved in the creation or development of any Company IP has entered into a valid and enforceable agreement with the Company or a Company Subsidiary, containing an assignment to the Company or the Company Subsidiaries, as applicable, of Intellectual Property in such Person’s contribution to the Company IP except to the extent not legally assignable and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no Person has materially violated such agreement or otherwise misappropriated any Trade Secret that constitutes material Company IP. Since January 1, 2022, no Person has notified the Company or any Company Subsidiary in writing that it is claiming any ownership of or right to use any material Company IP (other than the right to use Company IP expressly granted to such Person under a Contract with the Company or a Company Subsidiary).

(i) Section 2.9(i) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of, (i) all Contracts pursuant to which a third Person has licensed (including covenants not to sue) to the Company or a Company Subsidiary any material Intellectual Property (other than licenses to off-the-shelf Software) and which Contract is material to the Company and the Company Subsidiaries, taken as a whole (“In-Bound Licenses”); and (ii) each Contract pursuant to which the Company has granted to any third Person any right or license (including covenants not to sue) to any material Company IP and which Contract is material to the Company and the Company Subsidiaries, taken as a whole (other than, in all cases, non-exclusive licenses granted in the ordinary course of business in a manner consistent with past practice) (“Out-Bound Licenses” and, together with the In-Bound Licenses, the “Company IP Licenses”). Except for the In-Bound Licenses and Out-Bound Licenses, neither the Company nor any Company Subsidiary is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or a Company Subsidiary to use, exploit, assert, or enforce any of its Intellectual Property in any material respect anywhere in the world. Without limiting the foregoing, neither the Company nor any Company Subsidiary has granted any exclusive licenses to any material Company IP.

(j) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary is in compliance, and has since January 1, 2022 complied, with all applicable Data Protection Laws. To the knowledge of the Company, since January 1, 2022, there have not been any material non-permitted disclosures, material security incidents or material breaches involving the Company, the Company Subsidiaries, or any of its agents, employees or contractors relating to any Personal Data in the possession or control of the Company or any Company Subsidiary, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(k) To the knowledge of the Company, since January 1, 2022, there has been no material failure or any material unauthorized intrusions or material breaches of security with respect to the information technology systems owned or controlled by the Company or any Company Subsidiary that has resulted in a material disruption or material interruption in the operation of the business of the Company or any Company Subsidiary, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.10 Title to Assets; Real Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) except as set forth in the Company Disclosure Schedule, the Company or a Company Subsidiary owns, and has good and indefeasible title to, or in the case of assets purported to be leased by the Company or a Company Subsidiary, leases and has valid leasehold interest in, each of the material tangible assets owned or leased by the Company or a Company Subsidiary, free and clear of all Liens (other than Company Permitted Encumbrances), (b) either the Company or a Company Subsidiary has a good and valid binding leasehold interest in each material property under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property (such real property, collectively, the “Company Leased Real Property”), in each case pursuant to a written lease, sublease, license, or other use or occupancy agreement, in each case that is a valid and binding obligation of the Company or a Company Subsidiary and, to the knowledge of the Company, each other party thereto, (c) (i) none of the Company or any Company Subsidiary is in default of any provision of any such lease and (ii) the Company has made available to Parent a true and correct copy of each such material lease in effect as of the date of this Agreement, and (d) all buildings, structures, improvements, fixtures, building systems and improvements situated on the Company Leased Real Property comprise all of the material real property used or intended to be used in the conduct of the business of the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries owns any real property.

Section 2.11 Contracts. Section 2.11 of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following Contracts to which the Company or a Company Subsidiary is a party, other than Company Plans (each such Contract (x) required to be listed in Section 2.11 of the Company Disclosure Schedule, (y) that is a Company IP License or (z) that is required to be filed as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) as an exhibit to the Most Recent Company 10-K under the Exchange Act prior to the date of this Agreement (other than any Company Plan), being referred to as a “Material Contract”):

(a) each Contract that restricts in any material respect the ability of the Company or any Company Subsidiary to (i) engage or compete in any geographic area or line of business, market or field, or to develop, sell, supply, manufacture, market, distribute, or support any material product or service, or (ii) transact with any Person (or that would so restrict Parent, any Parent Subsidiary or any Affiliate of any of them following the Closing);

(b) each joint venture agreement, partnership agreement or similar agreement with a third party;

(c) each material acquisition or divestiture Contract that contains any material indemnification obligations of the Company or a Company Subsidiary or any material “earnout” or other material contingent payment obligations that are outstanding obligations of the Company or any Company Subsidiary as of the date of this Agreement;

(d) each Contract evidencing indebtedness for money borrowed by the Company or any Company Subsidiary from a third-party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any Company Subsidiary, in each case, in excess of $100,000;

(e) each Contract expressly limiting or restricting the ability of the Company or any Company Subsidiary (i) to make distributions or declare or pay dividends in respect of their capital stock, membership interests or other equity interests, as the case may be, (ii) to pledge their capital stock or other equity interests, (iii) to issue any guaranty, or (iv) to make loans to the Company or any Company Subsidiary;

(f) each Contract that obligates the Company or any Company Subsidiary to make any loans, or capital contributions to, or investments in, any Person in excess of $100,000 individually;

(g) each Contract that grants a third party any material right of first refusal, first notice, first negotiation or right of first offer or similar material right with respect to any material assets, rights or properties of the Company or any Company Subsidiary;

(h) each Contract or series of related Contracts (excluding (i) purchase orders given or received in the ordinary course of business in a manner consistent with past practice and (ii) Contracts between the Company and any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries) under which the Company or any Company Subsidiary (A) paid in excess of $500,000 in fiscal year 2023, or is expected to pay in excess of $500,000 in fiscal year 2024 or (B) received in excess of $500,000 in fiscal year 2023, or is expected to receive in excess of $500,000 in fiscal year 2024;

(i) each “single source” supply Contract pursuant to which goods or materials are supplied to the Company or a Company Subsidiary from a sole source which is expected to involve payments by the Company and Company Subsidiaries in excess of $100,000 in fiscal year 2024;

(j) each Contract containing any “take or pay”, minimum commitments or similar provisions which, in each case, is expected to involve payments (including penalty or deficiency payments) by the Company and Company Subsidiaries in excess of $100,000 in fiscal year 2024;

(k) each lease involving real property pursuant to which the Company or any Company Subsidiary is required to pay a monthly base rental in excess of $25,000;

(l) each lease or rental Contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any Company Subsidiary is required to make rental payments in excess of $25,000 per month (excluding leases or rental Contracts for office equipment entered into in the ordinary course of business in a manner consistent with past practice);

(m) each Contract relating to the acquisition, sale or disposition of any business unit or product line (other than, for the avoidance of doubt, acquisitions of inventory, equipment or raw materials in the ordinary course of business in a manner consistent with past practice) of the Company or any Company Subsidiary and with any outstanding obligations that are material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement;

(n) any Government Contract with any outstanding obligations under which the Company or the Company Subsidiaries received in excess of $500,000 in fiscal year 2023, or is expected to receive in excess of $500,000 in fiscal year 2024;

(o) each Contract with any material “most favored nation” provision or that otherwise requires the Company or any Company Subsidiary (or, following the Closing, would require Parent or any Parent Subsidiary) to conduct business with any Person on a preferential or exclusive basis that is material, or that includes a material price protection provision in favor of the counterparty to such Contract;

(p) each settlement agreement entered into since January 1, 2022 (i) with a Governmental Entity that imposes material ongoing obligations or restrictions on the Company or any Company Subsidiary; (ii) that requires the Company or any Company Subsidiary to pay more than $100,000 in excess of insurance coverage after the date of this Agreement; or (iii) that imposes any material restrictions on the business of the Company or any Company Subsidiary after the date of this Agreement;

(q) each Contract (excluding purchase orders given or received in the ordinary course of business in a manner consistent with past practice) with any Top Customer, Top Distributor or Top Supplier of the Company and the Company Subsidiaries; and

(r) each Contract relating to the creation of a Lien (other than Company Permitted Encumbrances) with respect to any material asset of the Company or any Company Subsidiary.

Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) there are no existing breaches or defaults on the part of the Company or any Company Subsidiary under any Material Contract, and (2) to the knowledge of the Company, there are no existing breaches or defaults on the part of any other Person under any Material Contract. Each Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against the Company or the applicable Company Subsidiary that is a party to such Material Contract, and, to the knowledge of the Company, is enforceable against the other parties thereto, in each case subject to the General Enforceability Exception, and, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent accurate and complete copies of each Material Contract in effect as of the date of this Agreement, together with all amendments and supplements thereto in effect as of the date of this Agreement (excluding purchase orders given or received in the ordinary course of business in a manner consistent with past practice). As of the date of this Agreement, no Top Customer, no Top Distributor and no Top Supplier has canceled, terminated or substantially curtailed its relationship with the Company or any Company Subsidiary, neither the Company nor any Company has received any written notice from any Top Customer, Top Distributor or Top Supplier of any intention to cancel, terminate or substantially curtail its relationship with the Company or any Company Subsidiary, or, to the knowledge of the Company, threatened in writing to do any of the foregoing.

Section 2.12 Compliance with Legal Requirements.

(a) The Company and the Company Subsidiaries are, and since January 1, 2022 have been, in compliance with all Legal Requirements applicable to them and their businesses, except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has, since January 1, 2022: (i) to the knowledge of the Company, received any written notice from any Governmental Entity regarding any potential or actual material violation by the Company or any Company Subsidiaries of any Legal Requirement; or (ii) provided any written notice to any Governmental Entity regarding any potential or actual material violation by the Company or any Company Subsidiary of any Legal Requirement.

(b) The Company and the Company Subsidiaries hold, and have at all times since January 1, 2022 held, all Governmental Authorizations necessary for the lawful operation of the businesses of the Company and the Company Subsidiaries as they are now being conducted (the “Company Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened; (ii) the Company and each Company Subsidiary is in compliance with the terms and requirements of all Company Permits; and (iii) no consent from or notice to any Governmental Entity is required in order for each Company Permit to continue in full force and effect upon consummation of the Mergers and the other transactions contemplated by this Agreement.

(c) Except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and each Company Subsidiary have at all times since January 1, 2022 complied with applicable Sanctions Laws and Export Control Laws, (ii) neither the Company or any Company Subsidiary has been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other Legal Proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, and neither the Company or any Company Subsidiary has been notified of any such pending or threatened actions, (iii) neither the Company, any Company Subsidiary, nor any director or officer of the Company or any Company Subsidiary, or, to the knowledge of the Company, any other employee, independent contractor, consultant, agent, or other person acting on behalf of the Company or any Company Subsidiary, is a Prohibited Person or is subject to debarment or any list-based designations under the Export Control Laws, and (iv) since January 1, 2022, the Company and the Company Subsidiaries have secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to the Export Control Laws or Sanctions Laws, including for (A) the export, import and re-export of its products, services, Software and technologies, and (B) releases of technologies and Software to foreign nationals located in the United States and abroad (the “Export Approvals”), and each of the Company and the Company Subsidiaries is and, since January 1, 2022, has been in compliance in all material respects with the terms of all Export Approvals. None of the officers, directors, or, to the knowledge of the Company, employees of the Company or any of the Company Subsidiaries is a foreign or domestic Government Official.

Section 2.13 Legal Proceedings; Investigations; Orders.

(a) Except as set forth in the Company Disclosure Schedule, as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or affecting any of their respective properties or assets that: (i) would adversely affect the Company’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; or (ii) individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect.

(b) There is no Order under which the Company or any Company Subsidiary is subject to ongoing obligations that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 2.14 Certain Business Practices. Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, neither the Company nor any Company Subsidiary nor, any director or officer, or, to the Company’s knowledge, other agent or Person acting on behalf of the Company or any Company Subsidiary has, directly or indirectly (a) violated or taken any action that could potentially result in a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or its predecessor laws, or any other Legal Requirements concerning corrupt payments (collectively, the “Anti-Corruption Laws”) applicable to the Company or any Company Subsidiary or (b) (i) used, offered to use or authorized the use of any funds of the Company or a Company Subsidiary for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful payments, related to political activity or otherwise; (ii) made, offered to make or authorized any unlawful payment from funds of the Company or any Company Subsidiary to foreign or domestic Government Officials or to foreign or domestic political parties or campaigns; (iii) established or maintained any unlawful fund of monies or other unlawful pool of assets of the Company or any Company Subsidiary; (iv) made any fraudulent entry on the books or records of the Company or any Company Subsidiary; (v) made, offered to make or authorized any bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, in any form; or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of a Prohibited Person, received funds, goods or services from or made any contribution of funds, goods or services to or for the benefit of a Prohibited Person, or otherwise engaged in or facilitated any transactions with, any Prohibited Person. Neither the Company nor any Company Subsidiary is or within the past five years has (i) been, to the knowledge of the Company, under investigation by any Governmental Entity for any potential or actual violation of any Anti-Corruption Laws or (ii) received any written notice from any Governmental Entity regarding any potential or actual violation of, or potential or actual failure to comply with, any Anti-Corruption Laws. Since January 1, 2022, neither the Company nor any Company Subsidiary has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability arising under or relating to any Anti-Corruption Laws.

Section 2.15 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are accurate and complete;

(ii) The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them or, in respect of any Taxes accrued but not yet payable by the Company or any Company Subsidiary, adequate reserves have been recorded in the financial statements of the Company and the Company Subsidiaries in accordance with GAAP;

(iii) Each of the Company and the Company Subsidiaries has (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment made or owing to, or received from, their employees, creditors, independent contractors, shareholders, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied with all applicable Legal Requirements relating to such withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) Within the last three years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to such type of Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction;

(v) Neither the Company nor any Company Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, (ii) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date, (iii) any agreement entered into on or prior to the Closing Date with a Governmental Entity relating to Taxes, or (iv) any open transaction or installment sale entered into on or prior to the Closing Date; and

(vi) Except as set forth in the Company Disclosure Schedule, there are no: (i) examinations, investigations, audits, or other proceedings pending or, to the knowledge of the Company, threatened in writing with respect to any Taxes of the Company or any Company Subsidiary or any Tax Returns;

(ii) extensions or waivers of the limitation period applicable to any Tax Return or the period for the assessment of any Taxes of the Company or the Company Subsidiaries which period has not yet expired; (iii) deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any Company Subsidiary that have not been fully satisfied by payment; or (iv) Liens in respect of or on account of material Taxes (other than Company Permitted Encumbrances) upon any of the property or assets of the Company or any Company Subsidiary.

(b) Neither the Company nor any of the Company Subsidiaries (i) is or has been, within the last six years, a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which the Company is the common parent or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as transferee or successor.

(c) Neither the Company nor any Company Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than: (i) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes; and (ii) any agreement or arrangement solely between or among the Company and/or the Company Subsidiaries.

(d) Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes.

(e) Within the last two years, neither the Company nor any Company Subsidiary has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(f) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).

(g) Neither the Company nor any Company Subsidiary has taken or agreed to take any action or has knowledge of any facts that would prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the Company Disclosure Schedule sets forth a list of all material Company Plans as of the date of this Agreement.

(b) The Company has made available to Parent copies of, to the extent applicable: (i) the plan document for each material Company Plan; (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto) with respect to each material Company Plan; (iii) the most recent summary plan description with respect to each material Company Plan; (iv) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code; and (v) all material correspondence from any Governmental Entity regarding any active or, to the Company’s knowledge, threatened Legal Proceeding regarding any Company Plan.

(c) No Company Plan is, and neither the Company nor any Company Subsidiary nor any Company Commonly Controlled Entity contributes to, has at any time in the previous six years contributed to or has or had any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or

Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), (v) a voluntary employee benefit association under Section 501(a)(9) of the Code, or (vi) a plan providing for post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of Company or any of the Company Subsidiaries, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Legal Requirements.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Company Plan is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Company Plan. Each Company Plan has been operated in compliance in all material respects with its terms and with all applicable Legal Requirements. Without limiting the foregoing, no liability under Title IV of ERISA has been incurred by the Company or any Company Commonly Controlled Entity that has not been satisfied in full and, to the knowledge of the Company, no condition exists that presents a risk to the Company or any Company Commonly Controlled Entity of incurring a material liability under such Title.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or together with any other event): (i) entitle any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary to any payment or benefit under any Company Plan or otherwise; (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary under any Company Plan or otherwise; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits under any Company Plan. No Company Plan provides for, and no current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary is entitled to, any gross-up, make-whole or other similar payment or benefit in respect of any Taxes under Section 4999 of the Code or Section 409A of the Code.

(f) Each Company Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(g) The per share exercise price of each Company Option was at least equal to the fair market value of one share of Company Common Stock on the date of grant of such Company Option. Prior to the date of this Agreement, the Company has made available to Parent a list of all Company Options outstanding as of the date of this Agreement, including the holder of such Company Option, the number of shares of Company Common Stock subject to such Company Option, the grant date of such Company Option, the per share exercise price of such Company Option, the vesting schedule for such Company Option, and the date on which such Company Option expires.

Section 2.17 Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, nor does the Company or any Company Subsidiary have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and, as of the date of this Agreement, there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company or any Company Subsidiary.

(b) As of the date of this Agreement (i) and since January 1, 2022, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any similar activity or dispute, affecting the Company, any Company Subsidiary or any of their employees and (ii) to the knowledge of the Company, no Person is currently threatening in writing to commence any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute.

(c) As of the date of this Agreement there is no material claim or grievance pending or, to the knowledge of the Company, threatened by or on behalf of any employees of the Company or Company Subsidiary relating to any employment Contract, wages and hours, mass layoffs or reductions in force, plant closing notification, employment statute or regulation, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, privacy right, immigration or discrimination matters involving any employee of the Company or any Company Subsidiary, including material charges of unfair labor practices or material harassment complaints, material claims or material judicial or administrative proceedings, in each case, which are pending.

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, mass layoffs or reductions in force, plant closing notification, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters, and (ii) the Company and the Company Subsidiaries have properly classified all of their service providers as either employees or independent contractors and as exempt or non-exempt for all purposes.

Section 2.18 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by the Company and each Company Subsidiary of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or proceedings pursuant to any Environmental Laws pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary. During the three-year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from a Governmental Entity that alleges that the Company or any Company Subsidiary is violating, or has or may have violated, any Environmental Law, or may have any liability or obligation under Environmental Law (including any such liability arising under, retained or assumed by Contract or by operation of law), except for such violations, liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2022, there has been no release of any hazardous materials by the Company or any Company Subsidiary at or from any facilities owned or leased by the Company or any Company Subsidiary or, to the knowledge of the Company, at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by the Company or any Company Subsidiary and, in each case, for which the Company or any Company Subsidiary would reasonably be expected to be subject to any liability under Environmental Law, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.19 Insurance. Since January 1, 2022, neither the Company nor any Company Subsidiary has received any written communication notifying the Company or any Company Subsidiary of any: (a) premature cancellation or invalidation of any material insurance policy held by the Company or any Company Subsidiary; or (b) refusal of any coverage or rejection of any material claim under any insurance policy held by the Company or any Company Subsidiary. As of the date of this Agreement, there is no pending material claim by the Company or any Company Subsidiary against any insurance carrier under any insurance policy held by the Company or any Company Subsidiary. The Company and the Company Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate in all material respects. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries are in full force and effect, all premiums and other payments due on such policies have been paid by the Company or a Company Subsidiary and all claims thereunder have been filed in due and timely fashion, and neither the Company nor any of Company Subsidiary is in breach or default under, has received any written notice of, or has taken any action that would reasonably be likely to permit cancellation, termination or modification of, any such insurance policies.

Section 2.20 Product Defects and Warranties.

(a) Since January 1, 2022, all Company Products sold or supported by the Company or any of the Company Subsidiaries have been provided in conformity with the Company’s and the Company Subsidiaries’ applicable contractual commitments, warranties and specifications, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) To the knowledge of the Company, the Company’s warranty reserve reflected on the Most Recent Company Balance Sheet was calculated utilizing historical warranty experience rates consistent with past practice and, to the knowledge of the Company, was sufficient as of the date of the Most Recent Company Balance Sheet to cover the unexpired warranty liabilities of the Company and the Company Subsidiaries for any products (including Company Products) sold by the Company or the Company Subsidiaries to their respective customers prior to the date of the Most Recent Company Balance Sheet. Since the date of the Most Recent Company Balance Sheet, the Company has not materially modified its practices in calculating warranty reserves. To the knowledge of the Company, the Company’s current warranty reserve is sufficient as of the date of this Agreement to cover the unexpired warranty liabilities of the Company and the Company Subsidiaries for any products (including Company Products) sold by the Company or the Company Subsidiaries to their respective customers prior to the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.21 Takeover Statutes. Assuming the accuracy of Parent’s and Acquisition Subs’ representation in Section 3.15, the Company Board has taken all action necessary to render all potentially applicable state anti-takeover statutes and any similar provisions of the Organizational Documents of the Company inapplicable to the Mergers.

Section 2.22 Ownership of Parent Common Stock. During the three years prior to the date of this Agreement, none of the Company, any Company Subsidiary or any “affiliate” or “associate” (as such terms are defined in Utah Act) of any of the foregoing “owns” or “owned” (as such terms are defined in Utah Act), directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the disposition or voting of the capital stock or other equity interest of Parent or any Parent Subsidiary.

Section 2.23 Brokers. Except for Piper Sandler & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company Special Committee and/or the Company.

Section 2.24 Related Party Transactions. Except as disclosed in the Company SEC Documents, neither the Company nor any Company Subsidiary is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Company Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 2.25 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the Form S-4 (including the Proxy Statement/Prospectus) and the Schedule 13E-3 will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Proxy Statement/Prospectus is first mailed to the shareholders of the Company and the stockholders of Parent, or on the date of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent for inclusion therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, the Acquisition Subs or any of their Representatives for inclusion in the Proxy Statement/Prospectus or the Schedule 13E-3. For purposes of the Proxy Statement/Prospectus, any information concerning or related to the Company, its Affiliates, or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUBS

Parent and each Acquisition Sub hereby jointly and severally represent and warrant to the Company that, except as set forth or incorporated by reference in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or, subject to Section 7.12, in the disclosure schedule delivered to the Company concurrent with the execution of this Agreement (the “Parent Disclosure Schedule”):

Section 3.1 Due Organization and Good Standing; Subsidiaries.

(a) Parent and each Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Parent and each Acquisition Sub have the requisite corporate power and authority to own, lease and operate their respective assets and to carry on their respective businesses as it is being conducted as of the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each Acquisition Sub are duly qualified and have all necessary Governmental Authorizations to do business, and (where such concept is recognized under the Laws of the applicable jurisdictions) are in good standing, in each other jurisdiction where the nature of their business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Schedule 3.1(b) of the Parent Disclosure Schedule sets forth a correct and complete list of each Entity that is a Parent Subsidiary as of the date of this Agreement. Neither Parent nor either Acquisition Sub nor any Parent Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity, other than the Entities identified in Schedule 3.1(b) of the Parent Disclosure Schedule and any other wholly owned Parent Subsidiary. Each Parent Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified and has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the laws of the applicable jurisdictions) is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All of the outstanding shares of capital stock of each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens, except for restrictions on transfer under applicable securities Laws.

Section 3.2 Organizational Documents. Prior to the date of this Agreement, Parent has made available to the Company copies of the Organizational Documents of Parent and each Acquisition Sub, including all amendments thereto in effect prior to the date of this Agreement. The Organizational Documents of Parent, each Acquisition Sub and each Parent Subsidiary are in full force and effect and neither (a) Parent, either Acquisition Sub nor (b) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, any Parent Subsidiary, is in violation of any of the provisions of such Organizational Documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of Parent consists of: (i) 500,000,000 shares of Parent Common Stock, par value $0.0001 per share (the “Parent Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. All of the outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock reserved for issuance pursuant to the Parent Equity Plan will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable.

(b) Except as set forth in Parent’s restated articles of organization (as amended), Parent’s bylaws or the Parent Equity Agreements: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right granted by Parent or a Parent Subsidiary; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent; (iii) there are no bonds, debentures, notes or other indebtedness issued by Parent or any Parent Subsidiary and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote; and (iv) there is no Contract to which Parent is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. Except as set forth in the Parent Equity Agreements, Parent is not under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities of any other Entity.

(c) As of November 14, 2023 (the “Parent Capitalization Date”): (i) 29,768,568 shares of Parent Common Stock were issued and outstanding; and (ii) zero shares of preferred stock, par value $0.001 per share, were issued and outstanding; (iii) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding; (iv) 4,961,730 shares of Parent Common Stock were subject to Parent Options; and (v) 3,869,911 shares of Parent Common Stock were reserved for issuance and available for grants of future awards under the Parent Equity Agreements. From the Parent Capitalization Date through the date of this Agreement, neither Parent nor any of the Parent Subsidiaries has issued any shares of Parent Common Stock or other equity interests of the Parent or any Parent Subsidiary, other than pursuant to Parent Options and restricted stock units under the Parent Equity Agreements, in each case, that were outstanding as of the Parent Capitalization Date.

(d) Except as set forth in Section 3.3(c), there is no: (i) subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other equity interests, or any restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock or other equity interest of Parent or any Parent Subsidiary, in each case, to which Parent or any Parent Subsidiary is a party; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity interest or any other securities.

Section 3.4 Authority; Binding Nature of Agreement.

(a) Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Mergers. Assuming the accuracy of the Company’s representations and warranties set forth in Section 2.22, on or prior to the date hereof, the Parent Board has unanimously: (i) duly and validly authorized and approved the execution, the delivery and the performance of this Agreement and the consummation of the Mergers, by Parent; (ii) determined that the Mergers are fair to and in the best interests of Parent and its stockholders; (iii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers; and (iv) subject to the terms and conditions hereof, approved the issuance of shares of Parent Common Stock in the First Merger as contemplated by this Agreement (the “Parent Share Issuance”). Assuming the accuracy of the Company’s representations and warranties set forth in Section 2.22, the execution and delivery of this Agreement by Parent and the consummation by Parent of the Mergers and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, in each case other than the adoption of this Agreement by Parent as the sole shareholder of Acquisition Sub I and the sole member of Acquisition Sub II (which shall occur immediately following the execution of this Agreement). This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the General Enforceability Exception.

(b) Each Acquisition Sub is a newly formed, wholly owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Acquisition Sub I has: (i) determined that it is advisable and in the best interests of Acquisition Sub I and its sole shareholder for Acquisition Sub I to enter into this Agreement; (ii) declared advisable and adopted this Agreement and approved the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions contained in this Agreement; and (iii) recommended that the sole shareholder of Acquisition Sub I approve this Agreement. The sole member of Acquisition Sub II has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, Acquisition Sub; (ii) declared that this Agreement is advisable; and (iii) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub II. The execution and delivery of this Agreement by each Acquisition Sub and the consummation by each Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each Acquisition Sub, and no other corporate proceedings on the part of either Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Mergers: (A) the adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub I and the sole member of Acquisition Sub II (which, in each case, shall occur immediately following the execution of this Agreement); and (B) the filing of the Certificates of Merger as required by the Utah Act, DGCL and DLLCA. Parent, as the sole stockholder of Acquisition Sub I and sole member of Acquisition Sub II, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by each Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of each Acquisition Sub, enforceable against each Acquisition Sub in accordance with its terms, subject to the General Enforceability Exception.

Section 3.5 No Vote Required. No vote of the holders of Parent Common Stock or any other securities of Parent is necessary to authorize this Agreement or the Parent Share Issuance or to consummate the Mergers or other transactions contemplated by this Agreement. The approval of the adoption of this Agreement by Parent as the sole shareholder of Acquisition Sub I and sole member of Acquisition Sub II, which consent will be delivered immediately following the execution hereof in accordance with Section 4.7(c), is the only vote of the holders of any class or series of Acquisition Sub I’s capital stock and Acquisition Sub II’s membership interests necessary under applicable Legal Requirements and each Acquisition Sub’s Organizational Documents for each Acquisition Sub to consummate the transactions contemplated hereby, including the Mergers.

Section 3.6 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Parent and, assuming the accuracy of the Company’s representations and warranties set forth in Section 2.22, the consummation by Parent of the Mergers will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or any Parent Subsidiary; (ii) assuming the consents and filings referred to in Section 3.6(b) are made and obtained, conflict with or violate any applicable Legal Requirements; or (iii) subject to Section 4.5, result in any loss, limitation or impairment of any right of Parent or any Parent Subsidiary to own or use any assets, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Contract that is material to the business of Parent and the Parent Subsidiaries, taken as a whole, or result in the creation of any Liens of any kind (other than Parent Permitted Encumbrances) upon any of the properties, rights or assets of Parent or any Parent Subsidiary, except, in the cases of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as (i) may be required by the applicable requirements of the Securities Act, the Exchange Act, the Utah Act, the DGCL, the DLLCA, applicable state securities takeover and “blue sky” laws or the rules and regulations of Nasdaq or NYSE, or (ii) in connection with the filing of the Form S-4 with the SEC, neither Parent nor either Acquisition Sub, nor any Parent Subsidiary, is required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit, clearance, waiver or approval from, any Governmental Entity for the execution and delivery of this Agreement by Parent or the consummation by Parent of the Mergers, the performance by Parent of its covenants and obligations hereunder or the consummation by Parent of the Mergers, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.7 Reports; Financial Statements; Internal Controls.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by Parent with the SEC under the Exchange Act or Securities Act since February 11, 2021 (the “Parent SEC Documents”) have been filed or furnished by or on behalf of Parent with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded, then on the date of such amended or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of Nasdaq, each as in effect on the date such Parent SEC Document was filed; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since June 20, 2023, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither the Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC applicable thereto, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of Parent and Parent’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of Parent and Parent’s consolidated Subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments; and (iv) have been prepared from, and are in accordance with, the books and records of Parent and Parent’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than Parent and Parent’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. The books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, Grant Thornton LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent.

(c) Parent maintains, and at all times since June 20, 2023 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and the Parent Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and the Parent Subsidiaries that could have a material effect on the financial statements. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for its fiscal year, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued an attestation report concluding that Parent maintained effective internal control over financial reporting. Management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (x) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting since January 1, 2022 and (y) any fraud, whether or not material, that involves management or any other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been made available to the Company prior to the date hereof.

(d) Since January 1, 2022, (i) none of Parent or any Parent Subsidiary nor, to the knowledge of Parent, any director or officer of Parent or any Parent Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or any material complaint, allegation, assertion or claim from employees of Parent or any Parent Subsidiary regarding questionable accounting or auditing matters with respect to Parent or any Parent Subsidiary, and (ii) to the knowledge of Parent, no attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent, any Parent Subsidiary or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

(e) Parent maintains disclosure controls as required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date of this Agreement, Parent is in compliance in all material respects with all current listing requirements of Nasdaq.

(f) Neither Parent nor any Parent Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), in each case where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in the Parent SEC Documents (including any audited financial statements and unaudited interim financial statements of Parent included therein).

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents, and none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review or investigation.

(h) Neither Parent nor any Parent Subsidiary has any liabilities of any nature or type (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), that would be required by GAAP to be reflected on a condensed consolidated balance sheet of Parent and its consolidated Parent Subsidiaries, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Parent Balance Sheet; (ii) liabilities incurred in the ordinary course of business in a manner consistent with past practice since the date of the Most Recent Parent Balance Sheet; (iii) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with this Agreement, the preparation and negotiation of this Agreement or the transactions contemplated by this Agreement.

Section 3.8 Absence of Certain Changes.

(a) Since the date of the Most Recent Parent Balance Sheet, there has not been any fact, event, change, effect, circumstance, occurrence, or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b) From the date of the Most Recent Parent Balance Sheet to the date of this Agreement, the businesses of Parent and the Parent Subsidiaries have been conducted in all material respects in the ordinary course of business (other than in connection with COVID-19 Measures) in a manner consistent with past practice, and neither Parent nor any Parent Subsidiary has undertaken any action that if proposed to be taken after the date of this Agreement would require the Company’s consent pursuant to Section 4.1(b).

Section 3.9 Compliance with Legal Requirements.

(a) Parent and the Parent Subsidiaries are, and since January 1, 2022 have been, in compliance with all Legal Requirements applicable to them and their businesses, except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not been or would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole. Neither Parent nor any Parent Subsidiary has, since January 1, 2022: (i) to the knowledge of Parent, received any written notice from any Governmental Entity regarding any material violation by Parent of any Legal Requirement; or (ii) provided any written notice to any Governmental Entity regarding any material violation by Parent or any Parent Subsidiary of any Legal Requirement.

(b) Parent and the Parent Subsidiaries hold, and have at all times since January 1, 2022 held, all Governmental Authorizations necessary for the lawful operation of the businesses of Parent and the Parent Subsidiaries as they are now being conducted (the “Parent Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) all Parent Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of Parent, no suspension or cancellation of any such Parent Permit is threatened, (ii) Parent and each Parent Subsidiary is in compliance with the terms and requirements of all Parent Permits and (iii) no consent from or notice to any Governmental Entity is required in order for each Parent Permit to continue in full force and effect upon consummation of the Mergers and the other transactions contemplated by this Agreement.

(c) Except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not been or would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, (i) Parent and each Parent Subsidiary have at all times since January 1, 2022 complied with applicable Sanctions Laws and Export Control Laws, (ii) neither Parent nor any Parent Subsidiary has been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other Legal Proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, (iii) neither Parent nor any Parent Subsidiary has been notified of any such pending or threatened actions, (iv) neither Parent, any Parent Subsidiary, nor any director or officer of Parent or any Parent Subsidiary, or, to the knowledge of Parent, any other employee, independent contractor, consultant, agent, or other Person acting on behalf of Parent or any Parent Subsidiary, is a Prohibited Person or is subject to debarment or any list-based designations under the Export Control Laws, and (v) since January 1, 2022, Parent and the Parent Subsidiaries have secured and maintained all necessary Export Approvals, and each of Parent and the Parent Subsidiaries is and, since January 1, 2022, has been in compliance with the terms of all Export Approvals. None of the officers, directors, or, to the knowledge of Parent, employees of Parent or any of the Parent Subsidiaries is a foreign or domestic Government Official.

Section 3.10 Legal Proceedings; Investigations; Orders.

(a) As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened against Parent, the Acquisition Subs or any Parent Subsidiary or affecting any of their respective properties or assets that: (i) would adversely affect Parent’s or each Acquisition Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; or (ii) individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b) There is no Order under which Parent, each Acquisition Sub or any Parent Subsidiary is subject to ongoing obligations that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.11 Certain Business Practices. Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to Parent or any Parent Subsidiary, taken as a whole, since January 1, 2022, neither Parent nor any of the Parent Subsidiaries, nor, any director or officer or, to the knowledge of Parent, other agent or Person acting on behalf of Parent or any of the Parent Subsidiaries has, directly or indirectly, (a) violated or taken any action that could potentially result in a violation of any provision of Anti-Corruption Laws applicable to Parent or any Parent Subsidiary or (b): (i) used, offered to use or authorized the use of any funds of Parent or the Parent Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful payments, related to political activity or otherwise; (ii) made, offered to make or authorized any unlawful payment from funds of Parent or any Parent Subsidiaries to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns; (iii) established or maintained any unlawful fund of monies or other unlawful pool of assets of Parent or any Parent Subsidiaries; (iv) made any fraudulent entry on the books or records of Parent or any of the Parent Subsidiaries; (v) made, offered to make or authorized any bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, in any form; or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of a Prohibited Person, received funds, goods or services from or made any contribution of funds, goods or services to or for the benefit of a Prohibited Person or otherwise engaged in or facilitated any transactions with, any Prohibited Person. Neither Parent nor any Parent Subsidiary is or within the past five years has (i) been to the knowledge of Parent, under investigation by any Governmental Entity for any potential or actual violation of any Anti-Corruption Laws or (ii) received any written notice from any Governmental Entity regarding any potential or actual violation of, or potential or actual failure to comply with, any Anti-Corruption Laws. Since January 1, 2022, neither Parent nor any of the Parent Subsidiaries have made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability arising under or relating to any Anti-Corruption Laws.

Section 3.12 Employee Benefit Plans.

(a) No Parent Plan is, and neither Parent nor any Parent Subsidiary nor any Parent Commonly Controlled Entity contributes to, has at any time in the previous six years contributed to or has or had any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), (v) a voluntary employee benefit association under Section 501(a)(9) of the Code, or (vi) a plan providing for postemployment or post-retirement health, medical, or life insurance benefits for former or retired employees of Parent or any of the Parent Subsidiaries, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Legal Requirements.

(b) Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Parent Plan is so qualified and, to the knowledge of Parent, nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Parent Plan. Each Parent Plan has been operated in compliance in all material respects with its terms and with all applicable Legal Requirements. Without limiting the foregoing, no liability under Title IV of ERISA has been incurred by Parent or any Parent Commonly Controlled Entity that has not been satisfied in full and, to the knowledge of Parent, no condition exists that presents a risk to Parent or any Parent Commonly Controlled Entity of incurring a liability under such Title.

(c) Each Parent Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

Section 3.13 Labor Matters.

(a) Neither Parent nor any Parent Subsidiary is a party to, nor does Parent or any Parent Subsidiary have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and, as of the date of this Agreement, there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of Parent, seeking to represent any employees of Parent or any Parent Subsidiary.

(b) As of the date of this Agreement (i) and since January 1, 2022, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any similar activity or dispute, affecting Parent, any Parent Subsidiary or any of their employees and, (ii) to the knowledge of Parent, no Person is currently threatening in writing to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute.

(c) As of the date of this Agreement there is no material claim or grievance pending or, to the knowledge of Parent, threatened by or on behalf of any employees of Parent or any Parent Subsidiary relating to any employment Contract, wages and hours, mass layoffs or reductions in force, plant closing notification, employment statute or regulation, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee of Parent or any Parent Subsidiary, including material charges of unfair labor practices or material harassment complaints, claims or judicial or administrative proceedings, in each case, which are pending.

Section 3.14 Takeover Statutes. Assuming the accuracy of the Company’s representation in Section 2.22, the Parent Board has taken all action necessary to render Section 203 of the DGCL, all other potentially applicable state anti-takeover statutes and any similar provisions of the Parent’s Organizational Documents inapplicable to the Mergers and the Parent Share Issuance.

Section 3.15 Ownership of Company Common Stock. During the three years prior to the date of this Agreement, neither Parent nor any Parent Subsidiary beneficially owns or owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock (other than pursuant to any Parent Plan). There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

Section 3.16 Intellectual Property.

(a) To the knowledge of Parent, all Intellectual Property owned or purported to be owned by Parent or any Parent Subsidiary (“Parent IP”) that is Registered IP (collectively, the “Parent Registered IP”) is valid, subsisting and enforceable (or solely in the case of applications, applied for and pending). Since January 1, 2022, neither Parent nor any Parent Subsidiary has received any written notice or claim challenging the validity or enforceability of any Parent Registered IP or indicating an intention on the part of any Person to bring a claim that any of the Parent Registered IP is invalid or unenforceable, and there is currently no Legal Proceeding pending or threatened in writing, in which the validity, enforceability or ownership of any Parent Registered IP is being contested or challenged.

(b) Neither Parent nor any Parent Subsidiary is subject to any outstanding or, to the knowledge of Parent, pending Order that restricts in any material manner the use, transfer or licensing of any material Parent IP.

(c) To the knowledge of Parent, the operations of the businesses of Parent and the Parent Subsidiaries as currently conducted do not infringe, misappropriate or otherwise violate and since January 1, 2022 have not, to the knowledge of Parent, infringed, misappropriated or otherwise violated, any Intellectual Property owned by any other Person in a manner that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No Legal Proceeding is pending or, to the knowledge of Parent, threatened in writing against the Parent or any Parent Subsidiary alleging that the operation of the business of the Parent or any Parent Subsidiary or Parent IP (or the exploitation of any of the foregoing) infringes, misappropriates, or violates (or in the past infringed, misappropriated or violated) any Intellectual Property of any Person, or that any of the Parent IP is invalid or unenforceable other than that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written complaints, claims or notices since January 1, 2022 alleging any infringement, misappropriation or violation of any Intellectual Property of any other Person by Parent or any Parent Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Parent IP by any third Person that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2022, neither Parent nor any Parent Subsidiary has brought any Legal Proceeding against any other Person, or provided any other Person with written notice or other assertion, alleging any Person is infringing, misappropriating or otherwise violating any material Parent IP.

(d) Parent and each Parent Subsidiary have taken commercially reasonable steps to protect all Trade Secrets owned, used or held for use by Parent or a Parent Subsidiaries and that are material to Parent or the Parent Subsidiaries, taken as a whole. Parent and each Parent Subsidiary has, and uses commercially reasonable measures to enforce, a policy requiring all employees and consultants of Parent or any Parent Subsidiary, in each case, who have been engaged in the development of any Parent Product, to enter into proprietary information and intellectual property assignment agreements with Parent or a Parent Subsidiary, for the benefit of Parent or a Parent Subsidiary, as applicable.

Section 3.17 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and the Parent Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are accurate and complete;

(ii) Parent and the Parent Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them or, in respect of any Taxes accrued but not yet payable by Parent or any Parent Subsidiary, adequate reserves have been recorded in the financial statements of Parent and the Parent Subsidiaries in accordance with GAAP;

(iii) Each of Parent and the Parent Subsidiaries has (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment made or owing to, or received from, their employees, creditors, independent contractors, shareholders, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied with all applicable Legal Requirements relating to such withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) Within the last three years, no claim has been made in writing by any Tax authority in a jurisdiction where Parent or any Parent Subsidiary has not filed Tax Returns of a particular type that Parent or any Parent Subsidiary is or may be subject to such type of Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction;

(v) Neither Parent nor any Parent Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, (ii) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date, (iii) any agreement entered into on or prior to the Closing Date with a Governmental Entity relating to Taxes, or (iv) any open transaction or installment sale entered into on or prior to the Closing Date; and

(vi) There are no: (i) examinations, investigations, audits, or other proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any Taxes of Parent or any Parent Subsidiary or any Tax Returns; (ii) extensions or waivers of the limitation period applicable to any Tax Return or the period for the assessment of any Taxes of Parent or the Parent Subsidiaries which period has not yet expired; (iii) deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Entity in writing against Parent or any Parent Subsidiary that have not been fully satisfied by payment; or (iv) Liens in respect of or on account of material Taxes (other than Parent Permitted Encumbrances) upon any of the property or assets of Parent or any Parent Subsidiary.

(b) Neither Parent nor any of the Parent Subsidiaries (i) is or has been, within the last six years, a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which Parent is the common parent or (ii) has any liability for Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as transferee or successor.

(c) Neither Parent nor any Parent Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than: (i) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes; and (ii) any agreement or arrangement between or among Parent and/or any Parent Subsidiary.

(d) Neither Parent nor any Parent Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes.

(e) Within the last two years, neither Parent nor any Parent Subsidiary has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(f) Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).

(g) Neither Parent nor any Parent Subsidiary has taken or agreed to take any action or has knowledge of any facts that would prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 3.18 Brokers. Other than Energy Capital Solutions, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent.

Section 3.19 Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Form S-4 (including the Proxy Statement/Prospectus) and the Schedule 13E-3 will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Proxy Statement/Prospectus is first mailed to the shareholders of the Company and the stockholders of Parent, or on the date of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion therein.

Section 3.20 Data Privacy and Security. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, Parent and each Parent Subsidiary is in compliance, and has since January 1, 2022 complied, with all applicable Data Protection Laws. To the knowledge of Parent, since January 1, 2022, there have not been any material non-permitted disclosures, material security incidents or material breaches involving Parent, Parent Subsidiaries, or any of its agents, employees or contractors relating to any Personal Data in its possession or control that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, since January 1, 2022, there has been no material failure or any material unauthorized intrusions or material breaches of security with respect to the information technology systems owned or controlled by Parent and each of the Parent Subsidiaries that has resulted in a material disruption or material interruption in the operation of the business of Parent and each of the Parent Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.21 Parent Top Customers, Distributors and Suppliers. As of the date of this Agreement, no Parent Top Customer, no Parent Top Distributor and no Parent Top Supplier has canceled, terminated or substantially curtailed its relationship with Parent or any Parent Subsidiary, given written notice to Parent or any Parent Subsidiary of any intention to cancel, terminate or substantially curtail its relationship with Parent or any Parent Subsidiary, or, to the knowledge of Parent, threatened in writing to do any of the foregoing.

Section 3.22 Product Defects and Warranties.

(a) Since January 1, 2022, all Parent Products sold or supported by Parent or any of the Parent Subsidiaries have been provided in conformity with Parent’s and the Parent Subsidiaries’ applicable contractual commitments, warranties and specifications, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) To the knowledge of Parent, Parent’s warranty reserve reflected on the Most Recent Parent Balance Sheet was sufficient as of the date of the Most Recent Parent Balance Sheet to cover the unexpired warranty liabilities of Parent and the Parent Subsidiaries for any products (including Parent Products) sold by Parent or the Parent Subsidiaries to their respective customers prior to the date of the Most Recent Parent Balance Sheet. Since the date of the Most Recent Parent Balance Sheet, Parent has not materially modified its practices in calculating warranty reserves. To the knowledge of Parent, Parent’s current warranty reserve is sufficient as of the date of this Agreement to cover the unexpired warranty liabilities of Parent and the Parent Subsidiaries for any products

(including Parent Products) sold by Parent or the Parent Subsidiaries to their respective customers prior to the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.23 Acquisition Subs. Parent is the sole shareholder of Acquisition Sub I and the sole member of Acquisition Sub II. Since their respective dates of incorporation and formation, respectively, Acquisition Sub I and Acquisition Sub II have not carried on any business or conducted any operation other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto, other than expenses incurred in connection with their incorporation and formation, respectively.

ARTICLE IV

COVENANTS

Section 4.1 Interim Operations.1

(a) The Company agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent Parent shall otherwise give its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (2) as set forth in Section 4.1(a) of the Company Disclosure Schedule, (3) as may be required by applicable Legal Requirements, or (4) as expressly required by this Agreement, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business; provided that any action expressly permitted by the remaining provisions of this Section 4.1(a) (including Section 4.1(a) of the Company Disclosure Schedule) will not constitute a violation of the foregoing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (A) to the extent Parent shall otherwise give its prior consent in writing (in the case of subsections (iv), (vi), (viii), (ix), (x), (xii), (xiii), and (xvii) of this Section 4.1(a), such consent not to be unreasonably withheld, conditioned or delayed), (B) as set forth in Section 4.1(a) of the Company Disclosure Schedule, (C) as may be required by applicable Legal Requirements, or (D) as expressly required by this Agreement, the Company shall not (and shall not permit any Company Subsidiary to):

(i) amend the Company’s Organizational Documents or amend the Organizational Documents of any Company Subsidiary;

(ii) split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of the Company’s capital stock or other equity interests of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock or the capital stock or other equity interest of any Company Subsidiary, other than dividends or distributions only to the extent paid by any wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(iv) acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (A) any other Person, (B) any equity interest in any other Person (other than investments in equity securities that constitute short term investments that are accounted for as cash equivalents), (C) any business or division of another Person, or (D) any material assets except, (1) acquisitions by the Company from any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries; (2) the purchase of equipment, supplies and inventory in the ordinary course of business or (3) inbound licenses or other grants or assignments of Intellectual Property in the ordinary course of business;

(v) except in connection with any transaction between the Company and any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries, issue, sell, grant or otherwise permit to

[1]	Note to W&S: Subject to ongoing review by the Company.

become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, other than shares of Company Common Stock issuable upon exercise of outstanding Company Options;

(vi) except in connection with any transaction between the Company and any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries, sell, assign, transfer, lease or license to any third party, or incur any Lien on any of its material tangible property or tangible assets, except for Company Permitted Encumbrances, or otherwise dispose of (by merger, consolidation, operation of law, division or otherwise), any material Company IP or material tangible assets of the Company, other than: (A) sales of inventory, goods or services in the ordinary course of business in a manner consistent with past practice or of obsolete equipment or assets in the ordinary course of business consistent with past practice; (B) pursuant to written Contracts or commitments existing as of the date of this Agreement; or (C) as security for any borrowings permitted by Section 4.1(a)(viii); or (D) licenses granted to customers or other third parties in the ordinary course of business in a manner consistent with past practice;

(vii) directly or indirectly repurchase, redeem or otherwise acquire any shares of the Company’s or any Company Subsidiary’s capital stock or equity interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the Company’s or any Company Subsidiary’s capital stock or equity interests, except: (A) shares of Company Common Stock repurchased from employees or consultants or former employees or consultants of the Company pursuant to the exercise of repurchase rights existing prior to the date of this Agreement; or (B) shares of Company Common Stock accepted as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise, vesting or settlement of Company Options, as applicable, in accordance with the terms of the applicable award;

(viii) incur (other than draws on existing revolving loans), redeem, repurchase, prepay (other than prepayments of revolving loans), defease, or cancel any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise) or make any loans or capital contributions to any other Person, except for any indebtedness among the Company and its wholly owned Company Subsidiaries or among any wholly owned Company Subsidiaries (and guarantees by the Company or the Company Subsidiaries in respect thereof);

(ix) (A) adopt, terminate or amend any Company Plan except to the extent permitted by clauses (B), (C), (D) or (E) of this Section 4.1(a)(ix), (B) increase, or accelerate the vesting or payment of, the compensation or benefits of any member of the Company Board, current employee, or former employee of the Company or any Company Subsidiary, (C) grant any rights to severance, retention, change in control or termination pay to any member of the Company Board, current employee or former employee of the Company or any Company Subsidiary, (D) hire or promote any employee at or to the level of Vice President or above, or (E) terminate the employment of any employee of the Company or any Company Subsidiary whose annual base salary exceeds $100,000 (other than for cause); except, in each case, for: (1) amendments to Company Plans determined by the Company in good faith to be required to comply with applicable Legal Requirements; (2) hiring any Person for employment (including by means of internal promotion) to fill any currently existing Vice President or higher position that becomes vacant after the date of this Agreement, and, notwithstanding anything to the contrary in this Section 4.1(a)(ix), provide such Person with compensation and benefits for such position consistent with past practice; (3) hiring any Person for employment in accordance with the Company’s present hiring plan made available to Parent or otherwise hiring an individual below the level of Vice President in the ordinary course of business in a manner consistent with past practice; (4) increases in compensation or benefits required pursuant to any Company Plan in effect on the date hereof; (5) increases to total target cash opportunities (i.e., annual base salary or wage rates and target annual cash bonus opportunities) in amounts that are in the ordinary course of business in a manner consistent with past practice; and (6) any other actions set forth in Section 4.1(a)(ix) of the Company Disclosure Schedule;

(x) except in the ordinary course of business, (i)(A) amend or terminate (except for terminations pursuant to the expiration of the existing term of any Material Contract) any Material Contract or (B) waive, release or assign any material rights under any Material Contracts, or (ii) enter into any Contract or agreement that, if in effect on the date of this Agreement, would constitute a Material Contract;

(xi) change any of its methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;

(xii) make (except for elections made in the ordinary course of business), change or revoke any material Tax election, change any Tax accounting period or material method of Tax accounting, amend any material Tax Return if such amendment would reasonably be expected to result in a material Tax liability, settle or compromise any material liability for Taxes or any Tax audit, claim, or other proceeding relating to a material amount of Taxes, enter into any agreement with a Governmental Entity relating to Taxes if such agreement would reasonably be expected to result in a material Tax liability, request any Tax ruling from any Governmental Entity, surrender any right to claim a material refund of Taxes, or, other than in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xiii) other than consignment of Company Products in the ordinary course of business, make any capital expenditure that is not contemplated by the capital expenditure budget (the “CapEx Budget”) set forth in Section 4.1(a)(xiii) of the Company Disclosure Schedule (a “Non-Budgeted Capital Expenditure”), except that the Company or any Company Subsidiary may make any Non-Budgeted Capital Expenditure that, when added to all other Non-Budgeted Capital Expenditures made by the Company and the Company Subsidiaries since the date of this Agreement would not, in the aggregate, exceed the aggregate CapEx Budget by more than $100,000;

(xiv) except as expressly required by applicable Legal Requirements or the Company’s Organizational Documents, convene (A) any special meeting of the Company’s shareholders other than the Company Shareholder Meeting or (B) any other meeting of the Company’s shareholders to consider a proposal that would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby;

(xv) enter into any agreement, understanding or arrangement with respect to the voting of any capital stock or other equity interests of the Company (including any voting trust), other than with respect to awards under the Company Equity Plans otherwise permitted under this Agreement or in connection with the granting of revocable proxies in connection with any meeting of the Company’s shareholders;

(xvi) adopt a plan of (A) complete or partial liquidation of the Company or any Company Subsidiary or (B) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization, other than, in the case of clause (B), transactions between or among direct or indirect wholly owned Company Subsidiaries;

(xvii) settle or compromise any litigation, claim, suit, action or proceeding, except for settlements or compromises other than (A) the payment, discharge or satisfaction, in the ordinary course of business in a manner consistent with past practice, of liabilities reflected or reserved against in the Most Recent Company Balance Sheet, or (B) those that do not (x) impose any injunctive relief on the Company or any Company Subsidiary (other than confidentiality obligations), (y) involve the payment of money greater than $100,000 in excess of existing insurance coverage, and (z) do not include an admission of liability or fault on the part of the Company or any Company Subsidiary;

(xviii) materially reduce the amount of insurance coverage or fail to renew or maintain any material existing insurance policies;

(xix) (A) amend any Company Permits in a manner that adversely impacts the Company’s ability to conduct its business in any material respect or (B) terminate or allow to lapse any material Company Permits;

(xx) (A) fail to pay any issuance, renewal, maintenance and other payments that become due with respect to any material Company Registered IP or otherwise abandon, cancel, or permit to lapse any material Company Registered IP, other than in its reasonable business judgment or in the ordinary course of business in a manner consistent with past practice, or (B) authorize the disclosure to any third party of any material Trade Secret included in the Company IP in a way that results in loss of trade secret protection, other than in the ordinary course of business in a manner consistent with past practice;

(xxi) take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to (A) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) result in any of the conditions to the Mergers set forth in ARTICLE V not being satisfied; or

(xxii) authorize, approve or enter into any agreement or make any commitment to take any of the actions described in clauses (i) through (xxi) of this Section 4.1(a).

(b) Parent agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent the Company shall otherwise give its prior consent in writing (such consent not to be withheld, conditioned or delayed), (2) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (3) as may be required by applicable Legal Requirements, or (4) as expressly required by this Agreement, Parent shall, and shall cause the Parent Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business. Parent agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (A) to the extent the Company shall otherwise give its prior consent in writing, (B) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (C) as may be required by applicable Legal Requirements, or (D) as expressly permitted or required by this Agreement, Parent shall not (and shall not permit any Parent Subsidiary to):

(i) amend Parent’s or either of the Acquisition Subs’ Organizational Documents or amend the Organizational Documents of any Parent Subsidiary in any manner that would be adverse in any material respect to the holders of Company Common Stock (after giving effect to the Mergers) or materially delay or materially impair the ability of Parent to consummate the Mergers;

(ii) split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of Parent’s capital stock or other equity interests of the Company, except for any such transaction involving only wholly owned Parent Subsidiaries;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of Parent’s capital stock or the capital stock or other equity interest of any Parent Subsidiary, other than dividends or distributions only to the extent paid by any wholly owned Parent Subsidiary to Parent or another wholly owned Parent Subsidiary;

(iv) acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (A) any other Person, (B) any equity interest in any other Person (other than investments in equity securities that constitute short term investments that are accounted for as cash equivalents), (C) any business or division of another Person, or (D) any assets material to the Company and the Company Subsidiaries, taken as a whole, except in each case, (1) acquisitions by Parent from any wholly owned Parent Subsidiary or among any wholly owned Parent Subsidiaries; (2) the purchase of equipment, supplies and inventory in the ordinary course of business; (3) inbound licenses or other grants or assignments of Intellectual Property in the ordinary course of business or (4) acquisitions that in each case would not reasonably be expected to (x) result in the holders of Company Common Stock having different rights and privileges than holders of Parent Common Stock following the consummation of the Mergers, (y) materially delay, materially impede or prevent the consummation of the transactions contemplated by this Agreement or (z) result in the failure of any of the conditions set forth in ARTICLE V to be satisfied prior to the End Date;

(v) liquidate (completely or partially), dissolve or adopt, authorize, propose, recommend or announce any plan, intention or resolution providing for any of the foregoing, in each case, with respect to Parent, Acquisition Sub I or Acquisition Sub II;

(vi) directly or indirectly repurchase, redeem or otherwise acquire any shares of Parent’s or any Parent Subsidiary’s capital stock or equity interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the Parent’s or any Parent Subsidiary’s capital stock or equity interests, except: (A) shares of Parent Common Stock repurchased from employees or consultants or former employees or consultants of Parent pursuant to the exercise of repurchase rights existing prior to the date of this Agreement; or (B) shares of Parent Common Stock accepted as payment for the exercise price of Parent Options or for withholding Taxes incurred in connection with the exercise, vesting or settlement of Parent Options, as applicable, in accordance with the terms of the applicable award;

(vii) except in connection with any transaction between Parent and any wholly owned Parent Subsidiary or among any wholly owned Parent Subsidiaries, issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, except for shares of Company Common Stock issuable upon exercise of outstanding Parent Options;

(viii) take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to (A) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) result in any of the conditions to the Mergers set forth in ARTICLE V not being satisfied; or

(ix) authorize, approve or enter into any agreement or make any commitment to take any of the actions described in clauses (i) through (viii) of this Section 4.1(b).

Section 4.2 Company No Solicitation.

(a) The Company will not, and the Company will cause each of the Company Subsidiaries not to, and will instruct its and their respective Representatives not to, except as expressly permitted by this Section 4.2 or Section 4.4, directly or indirectly:

(i) solicit, initiate, knowingly encourage, knowingly induce, knowingly assist or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Affiliates or their respective Representatives) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal (provided, however, that the Company and its Representatives may refer the Person making such proposal or offer to the provisions of this Section 4.2 and make inquiries of a Person making a Company Acquisition Proposal (and its Representatives) to solely clarify the terms of such Company Acquisition Proposal for the purpose of the Company Board informing itself about such Company Acquisition Proposal);

(ii) furnish any information regarding the Company or any Company Subsidiary (other than to Parent and the Parent Subsidiaries), or afford access to the Company’s or the Company Subsidiaries’ Representatives, books, records or property, in each case, in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal;

(iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal (provided, however, that the Company and its Representatives may refer the Person making any such inquiry, proposal or offer to the provisions of this Section 4.2 and make inquiries of a Person making a Company Acquisition Proposal (and its Representatives) to solely clarify the terms of, such Company Acquisition Proposal for the purpose of the Company Board informing itself about such Company Acquisition Proposal);

(iv) approve, adopt, recommend, agree to or enter into, or publicly propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Required Company Shareholder Vote, the Company and its Representatives may engage or otherwise participate in discussions or negotiations with, and provide information to, any Person (or its Representatives and financing sources and their Representatives) that has made a bona fide written Company Acquisition Proposal after the date hereof that did not result from any material breach of this Section 4.2(a) by the Company if: (I) prior to taking any such action, the Company Special Committee determines in good faith, after consultation with its outside legal counsel and its financial advisor, that such Company Acquisition Proposal either constitutes a Company Superior Proposal or could reasonably be expected to lead to a Company Superior Proposal; and (II) prior to providing any information regarding the Company or any Company Subsidiary to such third party in response to such Company Acquisition Proposal, the Company enters into (or there is in effect at such time) an Acceptable Confidentiality Agreement with such third party. Prior to or substantially concurrently with providing any non-public information to such third party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent). The Company shall promptly (and in any event within 48 hours following the furnishing of non-public information and/or the Company entering into discussions or negotiations contemplated by this Section 4.2(a)) inform Parent if the Company furnishes non-public information and/or enters into discussions or negotiations as provided for in this Section 4.2(a) and will keep Parent reasonably informed, on a reasonably current basis (and, in any event, within 48 hours of any material development relating to any Company Acquisition Proposal), of the status and material terms of any Company Acquisition Proposal (including any material changes to the material terms thereof) and the status of any material discussions and negotiations with respect thereto.

(b) From the date hereof until the earlier to occur of the First Effective Time and the termination of this Agreement in accordance with its terms, if the Company receives a Company Acquisition Proposal (or notice from any Person that it intends to make a Company Acquisition Proposal) or any inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company shall promptly (and in no event later than 48 hours after its receipt of such Company Acquisition Proposal or request) notify Parent in writing of such Company Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Company Acquisition Proposal and an unredacted copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), together with copies of any proposed transaction agreements, and the Company shall thereafter keep Parent reasonably informed, on a reasonably current basis (and, in any event, within 48 hours), of the status of such Company Acquisition Proposal, including informing Parent of any material change to the terms of such Company Acquisition Proposal, and the status of any negotiations, including any change in its intentions as previously notified.

(c) Promptly following the execution and delivery of this Agreement (and in any event within 24 hours after the execution and delivery of this Agreement), the Company shall, and shall cause each of the Company Subsidiaries and shall instruct their respective Representatives to, promptly cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Acquisition Proposal made prior to the date hereof and any access any such Persons may have to any physical or electronic data room relating to any potential Company Acquisition Proposal.

(d) Any violation of the restrictions contained in this Section 4.2 by any of the Company Subsidiaries or by any director or officer of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 4.2 by the Company.

Section 4.3 Registration Statement; Proxy Statement/Prospectus; Schedule 13E-3.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus, in preliminary form and the

Rule 13e-3 transaction statement on Schedule 13E-3 relating to the Required Company Shareholder Vote and the transactions contemplated hereby (as amended or supplemented, the “Schedule 13E-3”), and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus, in preliminary form, will be included as a prospectus. Each of the parties shall: (i) use reasonable best efforts to cause the Form S-4 Registration Statement, the Proxy Statement/Prospectus and the Schedule 13E-3 to comply in all material respects with all applicable rules, regulations and requirements of the Exchange Act or Securities Act; (ii) promptly notify the other upon receipt of, and cooperate with each other and use reasonable best efforts to respond to, any comments or requests of the SEC or its staff, including for any amendment or supplement to the Form S-4 Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3; (iii) promptly provide the other party with copies of all written correspondence and a summary of all oral communications between it or its Representatives, on the one hand, and the SEC or its staff, on the other hand, relating to the Form S-4 Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3; (iv) use reasonable best efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; (v) use reasonable best efforts to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Mergers; and (vi) cooperate with, and provide the other party with a reasonable opportunity to review and comment in advance on the Form S-4 Registration Statement, the Proxy Statement/Prospectus and the Schedule 13E-3 (including any amendments or supplements to the Form S-4 Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3) and any substantive correspondence (including all responses to SEC comments), prior to filing with the SEC or mailing, and shall provide to the other a copy of all such filings or communications made with the SEC, except to the extent such disclosure or communication relates to a Company Acquisition Proposal.

(b) Parent shall advise the Company, promptly after receipt of notice thereof, of the time when the Form S-4 Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order relating thereto, or the suspension of the shares of Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC or its staff for any amendment of or supplement to the Form S-4 Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information, and Parent shall use its reasonable best efforts to as promptly as practicable have any stop order relating to the Form S-4 Registration Statement or any such suspension of the shares of Parent Common Stock lifted, reversed or otherwise terminated. The Company shall cause the Proxy Statement/Prospectus to be mailed to the Company’s shareholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the parties hereto shall promptly furnish the other parties all information concerning such party, its Subsidiaries, directors, officers and (to the extent reasonably available to such party) shareholders that may be required by applicable Legal Requirements or reasonably requested by the other party or its Representatives in connection with any action contemplated by this Section 4.3. If, at any time prior to obtaining the Required Company Shareholder Vote, any party hereto becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3 in order to make any statement therein, in the light of the circumstances under which it is made, not false or misleading with respect to a material fact, or in order to avoid the omission of a material fact necessary to make the statements in the Form S-4 Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3 not misleading, then such party: (A) shall promptly inform the other party thereof; (B) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus prior to it being filed with the SEC, other than such disclosures that relate to a Company Acquisition Proposal; (C) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (D) if mailing is required by law or otherwise appropriate, shall cooperate in mailing such amendment or supplement to the shareholders of the Company. For purposes of the Proxy Statement/Prospectus, any information concerning or related to the Company, its Affiliates, or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) Prior to the First Effective Time, Parent shall use its reasonable best efforts to take all other actions required to be taken under the Securities Act and the rules and regulations of the SEC promulgated thereunder, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or any applicable state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the issuance of Parent Common Stock to be issued in the First Merger, including the Parent Common Stock to be issued upon the exercise of converted Company Options; provided, however, that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.

Section 4.4 Meeting of the Company’s Shareholders; Company Change in Recommendation.

(a) The Company: (i) shall take all action necessary under all applicable Legal Requirements and the Company’s Organizational Documents to, in consultation with Parent and as promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective, duly call, give notice of and initially schedule a meeting of the holders of shares of Company Common Stock (the “Company Shareholder Meeting”), which to the extent permitted by applicable Legal Requirements, shall be within 45 days thereafter, which meeting will be held to vote on (A) a proposal to approve this Agreement; (B) a proposal for a non-binding, advisory vote of the Company’s shareholders to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Mergers and (C) an adjournment proposal; and (ii) shall submit such proposals to, and, except in the case where the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee) has made a Company Change in Recommendation, use its reasonable best efforts to solicit proxies in favor of the proposal to approve this Agreement from, such holders at the Company Shareholder Meeting, and the Company shall not submit any other proposals to its shareholders in connection with the Company Shareholder Meeting without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for determining the Persons entitled to notice of, and to vote at, the Company Shareholder Meeting. The Company shall ensure that all proxies solicited in connection with the Company Shareholder Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, (A) the Company shall not postpone or adjourn the Company Shareholder Meeting without the prior written consent of Parent, other than: (1) to the extent reasonably necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee) has determined in good faith after consultation with outside counsel is required by applicable Legal Requirements is disclosed to the Company’s shareholders and for such supplement or amendment to be promptly disseminated to the Company’s shareholders within a reasonable amount of time (as determined by the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee) in good faith after consultation with its outside counsel) prior to the Company Shareholder Meeting; (2) if required by applicable Legal Requirement or a request from the SEC or its staff; or (3) if as of the time for which the Company Shareholder Meeting is scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Shareholder Meeting; and (B) the Company may, and if Parent so requests at any time shall, postpone or adjourn the Company Shareholder Meeting in order to solicit additional proxies in favor of the approval of this Agreement if, on the date for which the Company Shareholder Meeting is scheduled, there would be insufficient votes to obtain the Required Company Shareholder Vote, whether or not a quorum is present, in which case, except in the case where the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee) has made a Company Change in Recommendation, the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the approval of this Agreement as soon as reasonably practicable; provided that (x) without the prior written consent of Parent (not to be unreasonably withheld, conditioned, or delayed in the cases of clauses (A)(1) and (A)(2)), no single such adjournment or postponement pursuant to clauses (A) or (B) shall be for more than ten Business Days, except as may be required by applicable Legal Requirements or a request from the SEC or its staff, (y) the Company shall not be required to effect, and Parent shall not be required to consent to, any such adjournments or postponements that together cause the date of the Company Shareholder Meeting to be more than 20 Business Days after the date for which the Company Shareholder Meeting was originally scheduled or, in the case of the foregoing clauses (A)(3) and (B), less than five Business Days prior to the End Date and (z) except as required by Legal Requirements in connection with adjournments or postponements of the Company Shareholder Meeting effected in accordance with the foregoing, in no event shall the Company change the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholder Meeting without Parent’s consent. Upon written request by Parent (which shall not exceed one request per day), the Company shall, during the ten Business Days prior to the date of the Company Shareholder Meeting, advise Parent as to the aggregate number of shares of Company Common Stock entitled to vote at the Company Shareholder Meeting for which proxies have been received by the Company with respect to the Required Company Shareholder Vote and the number of such proxies authorizing the holder thereof to vote in favor of the Required Company Shareholder Vote.

(b) Subject to Section 4.4(c), the Proxy Statement/Prospectus shall include the Company Board Recommendation and the Company Special Committee Recommendation. Neither the Company Board nor any committee thereof, including the Company Special Committee, shall, except as otherwise expressly permitted by this Agreement: (i) withhold, withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify), in a manner adverse to Parent or Acquisition Subs, the Company Board Recommendation and the Company Special Committee Recommendation, or fail to include the Company Board Recommendation and the Company Special Committee Recommendation in the Proxy Statement/Prospectus; (ii) approve, adopt, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal; (iii) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Parent and its Affiliates (and in no event later than one Business Day prior to the date of the Company Shareholder Meeting, as it may be postponed or adjourned pursuant to Section 4.4(a)), a statement disclosing that the Company Special Committee and/or the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Special Committee or the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Special Committee or the Company Board, as applicable, recommends rejection of such tender or exchange offer); or (iv) if requested by Parent, fail to issue, within ten Business Days after a Company Acquisition Proposal is publicly announced (and in no event later than one Business Day prior to the date of the Company Shareholder Meeting, as it may be postponed or adjourned pursuant to Section 4.4(a)), a press release reaffirming the Company Board Recommendation and the Company Special Committee Recommendation, provided, however, that the Company must receive the request from Parent at least 48 hours prior to such reaffirmation being required; provided, further, that in no event shall the Company, the Company Special Committee or the Company Board be obligated to publicly reaffirm the Company Board Recommendation or the Company Special Committee Recommendation on more than one occasion with respect to each such publicly announced Company Acquisition Proposal or on more than one occasion with respect to each publicly announced material modification thereof (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”); (v) cause or permit the Company to enter into any Contract, letter of intent, memorandum of understanding, agreement in principle or other arrangement or understanding (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 4.2(a)) contemplating or relating to a Company Acquisition Transaction; (vi) take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any Company Acquisition Proposal or counterparty thereto; or (vii) publicly propose to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Shareholder Vote, the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee), as applicable, may make a Company Change in Recommendation related to a Company Acquisition Proposal and/or terminate this Agreement in accordance with Section 6.1(f) if (x) the Company receives from a third party a bona fide written Company Acquisition Proposal after the date of this Agreement that did not result from a material Willful Breach of Section 4.2(a), and has not been withdrawn, and (y) prior to making such Company Change in Recommendation or terminating this Agreement in accordance with Section 6.1(f):

(i) the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee) determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Company Acquisition Proposal constitutes a Company Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with their fiduciary duties under applicable Legal Requirements;

(ii) the Company delivers to Parent a written notice (the “Company Superior Proposal Notice”) no less than four Business Days in advance stating that the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee), as applicable, intends to make a Company Change in Recommendation or terminate this Agreement, which such Company Superior Proposal Notice shall include the identity of the Person making such Company Acquisition Proposal and a copy of such proposal and a draft of the definitive agreement to be entered into in connection therewith (or, if not in writing, the material terms and conditions thereof); and

(iii) (A) during the four Business Day period commencing on the date of Parent’s receipt of such Company Superior Proposal Notice, if requested by Parent, the Company engages in good faith negotiations with Parent regarding a possible amendment of this Agreement so that the Company Acquisition Proposal that is the subject of the Company Superior Proposal Notice ceases to be a Company Superior Proposal; and (B) after the expiration of the negotiation period described in clause (A) above, the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee) determines in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to this Agreement that Parent and each Acquisition Sub have committed in writing to make as a result of the negotiations contemplated by clause (A) above and in a manner that would be binding upon Parent and each Acquisition Sub if accepted by the Company, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal; provided, that if there is any change to any of the financial terms or any other material terms of such Company Acquisition Proposal, the Company shall, in each case, be required to deliver to Parent an additional notice consistent with that described in clause (ii) above and a new negotiation period under clause (A) above shall commence (except that the original four Business Day notice period referred to in clause (A) above shall instead be equal to the longer of (1) 11:59 p.m. New York Time on the second Business Day immediately following Parent’s receipt of such notice, and (2) the period remaining under the original four Business Day notice period of clause (A) above), during which time the Company shall be required to comply with the requirements of Section 4.4(c)(iii) anew with respect to such additional notice (but substituting the time periods therein with the foregoing two Business Day period). The actions of the Company Special Committee or the Company Board, as applicable, making a determination that a Company Acquisition Proposal constitutes a Company Superior Proposal and the Company’s authorizing and providing the notices to Parent required by this Section 4.4(c) shall not, in and of itself, constitute a Company Change in Recommendation, a violation of this Section 4.4, or a termination of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Shareholder Vote, the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee), as applicable, may make a Company Change in Recommendation that is not related to a Company Acquisition Proposal if there is any state of fact, event, change, effect, circumstance, occurrence or development, or combination thereof, (I) that (x) was neither known to nor reasonably foreseeable by the Company Special Committee as of the date of this Agreement (or, if known to or reasonably foreseeable by the Company Special Committee, the consequences of which were neither known to nor reasonably foreseeable by the Company Special Committee as of the date of this Agreement) and (y) is material to the Company and the Company Subsidiaries, taken as a whole, and (II) that is not related to (A) a

Company Acquisition Proposal or a Company Superior Proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof, (B) in each case in and of itself, any changes in the market price or trading volume of Company Common Stock or the fact that the Company meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (it being understood, however, that any underlying cause of any of the foregoing may be taken into account unless excluded pursuant to clauses (A) or (C)), or (C) any event, condition or circumstance related to Parent or any of the Parent Subsidiaries (any such state of fact, event, change, effect, circumstance, occurrence, development, condition, circumstance, or combination thereof, being referred to as a “Company Intervening Event”); and, prior to making such Company Change in Recommendation, (1) the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee), as applicable, determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such Company Intervening Event, a failure to effect a Company Change in Recommendation by the Company Special Committee or the Company Board, as applicable, would reasonably be expected to be inconsistent with their fiduciary duties under applicable Legal Requirements; (2) less than four Business Days prior to the making of such Company Change in Recommendation, Parent receives a written notice from the Company confirming that the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee), as applicable, intends to effect such Company Change in Recommendation, specifying the reasons therefor in reasonable detail; (3) during such four Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee), as applicable, to effect a Company Change in Recommendation; and (4) following the end of such four Business Day period, the Company Special Committee or the Company Board, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor and after taking into account any amendments to this Agreement that Parent and each Acquisition Sub have committed in writing to make as a result of the negotiations contemplated by clause (3) above and in a manner that would be binding upon Parent and each Acquisition Sub if accepted by the Company, that, in light of such Company Intervening Event, a failure to effect a Company Change in Recommendation would reasonably be expected to be inconsistent with the Company Special Committee’s or the Company Board’s, as applicable, fiduciary duties under applicable Legal Requirements, even if such changes committed to in writing were to be given effect. The actions of the Company Special Committee or Company Board, as applicable, making a determination that a Company Intervening Event has occurred and the Company’s authorizing and providing the notices to Parent required by this Section 4.4(d) shall not, in and of itself, constitute a Company Change in Recommendation or a violation of this Section 4.4.

(e) Notwithstanding any Company Change in Recommendation, unless this Agreement has been earlier terminated in accordance with Section 6.1, this Agreement shall be submitted to the holders of shares of Company Common Stock at the Company Shareholder Meeting for the purpose of voting on the approval of this Agreement and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(f) Nothing contained in this Agreement shall prohibit the Company, the Company Board or a committee thereof, including the Company Special Committee or their respective Representatives, from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2, Rule 14d-9 or Item 1012 of Regulation M-A promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this Section 4.4; provided, however, that in the case of either clause (i) or clause (ii), no such communication or statement that would constitute a Company Change in Recommendation shall be permitted, made or taken except in accordance with Section 4.4(c) or Section 4.4(d).

(g) Any violation of the restrictions contained in this Section 4.4 by any of the Company Subsidiaries or by any director or officer of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 4.4 by the Company.

Section 4.5 Filings; Other Action.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to cause the conditions to Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the End Date) and to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents that are or may become necessary in connection with the consummation of the transactions contemplated by this Agreement; (ii) obtain as promptly as reasonably practicable (and in any event no later than the End Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party that are or may become necessary to consummate the transactions contemplated by this Agreement; (iii) obtain all necessary consents, approvals or waivers from third parties.

(b) Each party hereto shall use their respective reasonable best efforts to file, as soon as practicable and advisable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement, and to submit as promptly as reasonably practicable any additional information requested by any such Governmental Entity.

(c) Parent and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 4.5(a) and Section 4.5(b). Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “outside counsel only” or with similar restrictions. Each of Parent and the Company may also reasonably redact material as necessary to (i) comply with other contractual arrangements or applicable Legal Requirements or (ii) prevent the loss of protection under the attorney-client privilege or the attorney work product doctrine but shall use commercially reasonable efforts to allow for such disclosure (or as much of it as possible) in a manner that does not result in a violation of contractual arrangements, or Legal Requirements, or a loss of attorney-client privilege. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties hereto. Except where prohibited by applicable Legal Requirements or any Governmental Entity, each of Parent and the Company shall: (i) consult with the other in good faith prior to taking a position with respect to any filing required or advisable pursuant to Section 4.5(a) and Section 4.5(b); (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, letters, responses to requests, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any such filing or any Legal Proceeding in connection with this Agreement or the transactions contemplated hereby; (iii) coordinate with the other in preparing and exchanging such information; (iv) promptly provide the other party’s counsel with copies of all filings, notices, analyses, presentations, memoranda, letters, responses to requests, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Entity in connection with any filing required by Section 4.5(a) and Section 4.5(b) in connection with this Agreement or the transactions contemplated hereby; and (v) consult with the other party in advance of any meeting, video conference or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings, video conferences and teleconferences.

(d) Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of Parent, neither the Company nor any of the Company Subsidiaries will grant or offer to grant any accommodation or concession (financial or otherwise) to any third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

Section 4.6 Access.

(a) For purposes of furthering the transactions contemplated by this Agreement and upon reasonable prior notice, the Company shall afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the First Effective Time, to the Company’s and the Company Subsidiaries’ personnel, properties, Contracts, filings with Governmental Entities and books and records and, during such period, the Company shall furnish promptly to Parent all available information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of the Company would: (i) violate any obligation of the Company with respect to confidentiality or privacy; (ii) in light of COVID-19 or COVID-19 Measures, jeopardizes the health and safety of any officer or employee of the Company or any of the Company Subsidiaries; (iii) jeopardize protections afforded the Company under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (iv) violate any Legal Requirement; (v) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of the Company or any of the Company Subsidiaries or personal information that would expose the Company to the risk of liability; or (vi) cause a material breach of, or material default pursuant to, any binding agreement entered into by the Company or any Company Subsidiary; provided that in each case the Company shall inform Parent of the nature of the information being withheld, and shall use its commercially reasonable best efforts to make alternative arrangements that would allow Parent (or its applicable Representative) access to such information.

(b) For purposes of furthering the transactions contemplated by this Agreement and upon reasonable prior notice, Parent shall afford the Company and its Representatives reasonable access, during normal business hours throughout the period prior to the First Effective Time, to Parent’s and the Parent Subsidiaries’ personnel, properties, Contracts, filings with Governmental Entities and books and records and, during such period, Parent shall furnish promptly to the Company all available information concerning its business as the Company may reasonably request; provided, however, that Parent shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of Parent would: (i) violate any obligation of Parent with respect to confidentiality or privacy; (ii) in light of COVID-19 or COVID-19 Measures, jeopardizes the health and safety of any officer or employee of Parent or any of the Parent Subsidiaries; (iii) jeopardize protections afforded Parent under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (iv) violate any Legal Requirement; (v) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of Parent or any of the Parent Subsidiaries or personal information that would expose Parent to the risk of liability; or (vi) cause a material breach of, or material default pursuant to, any binding agreement entered into by Parent or any Parent Subsidiary; provided that in each case Parent shall inform the Company of the nature of the information being withheld, and shall use its commercially reasonable best efforts to make alternative arrangements that would allow the Company (or its applicable Representatives) access to such information.

(c) To the extent that any of the information or material furnished pursuant to this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or any other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or any other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) In no event shall the work papers of any of the parties hereto and their respective Subsidiaries’ independent accountants and auditors be accessible to any other party hereto or any of its Representatives unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants.

(e) All information provided by the Company or Parent or their respective Representatives shall be held in confidence in accordance with the Confidentiality Agreement.

(f) No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement. No exchange of information or investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent set forth in this Agreement.

Section 4.7 Acquisition Sub Consents; Parent Vote.

(a) During the period from the date of this Agreement through the earlier of the First Effective Time or the date of termination of this Agreement, the Acquisition Subs shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

(b) Parent shall ensure that each Acquisition Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of such Acquisition Sub under this Agreement, and Parent shall be jointly and severally liable with each Acquisition Sub for the due and timely performance and satisfaction of each such covenant, obligation and liability.

(c) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with the DGCL and DLLCA, as applicable, and in its capacity as the sole shareholder of Acquisition Sub I and sole member of Acquisitions Sub II, a written consent adopting this Agreement on behalf of Acquisition Sub I and Acquisition Sub II respectively.

Section 4.8 Publicity. Parent and the Company shall consult with one another prior to issuing, and shall provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Mergers and shall not issue any such public announcement or statement prior to such consultation, except as may be required by applicable Legal Requirement or by the rules and regulations of Nasdaq or NYSE, as applicable (in which event Parent or the Company, as applicable, shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement or statement in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or the Company, as applicable); provided that (i) each of the Company and Parent may make public announcements, statements or other disclosures concerning this Agreement or the Mergers that consist solely of information previously disclosed in previous public announcements, statements or other disclosures made by the Company and/or Parent in compliance with this Section 4.8, (ii) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 4.8, and (iii) the Company need not consult with Parent in connection with any public announcement, statement or other disclosure to be issued or made with respect to any Company Acquisition Proposal or Company Change in Recommendation, in each case, in compliance with Section 4.2 and Section 4.4. The Company and Parent agree to issue the previously agreed upon form of joint press release announcing the execution and delivery of this Agreement promptly following the execution of this Agreement.

Section 4.9 Employee Matters.

(a) During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall, or shall cause one of the Parent Subsidiaries (including the Surviving Company and its Subsidiaries) to provide: (i) each employee (other than G. Troy Meier and Annette Meier) of the Company or any Company Subsidiary who continues employment with Parent or any of the Parent Subsidiaries (including the Surviving Company or any of its Subsidiaries) after the Second Effective Time (a “Continuing Employee”) with (A) an annual base salary or base wage rate that is, and (B) a target annual cash bonus opportunity that, taken together with the annual base salary or base wage rate provided to such Continuing Employee after the First Effective Time is, in each case, no less favorable than provided to such Continuing Employee by the Company or any Company Subsidiary immediately prior to the First Effective Time; and (ii) each Continuing Employee with employee welfare and retirement benefits (excluding any benefits provided under any defined benefit pension plan or post-retirement medical plan) that are substantially comparable or more favorable in the aggregate to those provided to such Continuing Employee by the Company and the Company Subsidiaries immediately prior to the First Effective Time.

(b) All service of the Continuing Employees to the Company and the Company Subsidiaries and their respective predecessors shall be recognized for purposes of determining eligibility to participate, vesting and accrual and level of benefits with respect to each Parent Plan in which any Continuing Employee will participate after the Second Effective Time (excluding any defined benefit pension or post-retirement medical plan) to at least the same extent as such similarly situated Parent employees are entitled to credit for service under such Parent Plans, except to the extent such recognition would result in the duplication of benefits. In addition, Parent or the Parent Subsidiaries (including the Surviving Company and its Subsidiaries), as applicable, shall use commercially reasonable efforts to cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the First Effective Time under the analogous welfare benefit plan maintained for the Continuing Employees immediately prior to the First Effective Time; and (ii) recognize for each Continuing Employee and his or her spouse, domestic partner and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under an analogous Company Plan during the plan year of such plan in which occurs the date on which the Continuing Employee begins participation in such Parent Plan, except to the extent such recognition would result in the duplication of benefits.

(c) If requested by Parent not less than ten Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. In the event that Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable prior review and comment by Parent) not later than the day preceding the Closing Date and (ii) following the Second Effective Time and as soon as reasonably practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, to the extent that Parent requests that the Company seek such determination letter, the assets thereof shall be distributed to the participants, and Parent shall permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) to Parent’s 401(k) plan, in the form of cash, in an amount equal to the full account balance (including any promissory notes) distributed to such Continuing Employees from the Company 401(k) Plan.

(d) Nothing in this Section 4.9 or elsewhere in this Agreement, expressed or implied, shall be construed to create a right in any employee of the Company or any of the Company Subsidiaries to employment with Parent, the Surviving Company or any of their Subsidiaries or shall interfere with or restrict in any way the rights of Parent or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any of their respective Affiliates and the Continuing Employee. Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit arrangement of Parent, the Company, or their respective Affiliates. Nothing herein shall be construed to limit the right of Parent, the Surviving Company or any of their Subsidiaries to amend or terminate any Parent Plan, any Company Plan, or any other employee benefit plan. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 4.9 shall create any third party rights, benefits or remedies of any nature whatsoever in any employee of the Company or any of the Company Subsidiaries (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

Section 4.10 Certain Tax Matters.

(a) For U.S. federal income Tax purposes, (i) the parties hereto intend that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Parent, each Acquisition Sub and the Company are parties under Section 368(b) of the Code.

(b) The parties hereto (i) shall use their respective reasonable best efforts to cause the Mergers to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Mergers from qualifying, for the Intended Tax Treatment and (ii) shall not take any Tax reporting position inconsistent with the treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) In the event there is any tax opinion, comfort letter or other opinion in respect of Tax consequences of or related to the Mergers required to be filed with the SEC in connection with the filing of the Form S-4 Registration Statement, (i) to the extent such opinion relates to Parent, its equityholders immediately prior to the Closing or the Acquisition Subs, Parent shall use its reasonable best efforts to cause its tax advisors to provide such opinion, subject to customary assumptions and limitations, and (ii) to the extent such opinion relates to the Company or the shareholders of the Company immediately prior to the Closing, the Company shall use its reasonable best efforts to cause its tax advisors or tax advisors to the Company Special Committee to provide such opinion, subject to customary assumptions and limitations. Each party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything herein to the contrary, the parties hereto shall not take any action nor fail to take any action if such action or such failure is intended or is reasonably likely to prevent, cause a failure of, or impede the Intended Tax Treatment.

(d) On or prior to the Closing Date, the Company shall deliver to Parent (i) a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and (ii) a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided that, notwithstanding anything to the contrary, Parent’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by applicable Law.

(e) The Company shall use commercially reasonable efforts to cooperate with Parent and its Affiliates to cause any Company Subsidiary that is treated as a corporation for U.S. federal income tax purposes to merge into the Surviving Company, which merger shall be effective after the Second Effective Time and occur, at Parent’s sole discretion, on the Closing Date after the Closing or after the Closing Date, provided that no officer or employee of the Company or Company Subsidiaries shall be obligated to execute documents prior to the Closing for purposes of effecting any such merger and the Company and Company Subsidiaries shall not be obligated to make or have be effective any Tax elections or Tax filings in connection therewith prior to the Closing.

(f) The parties hereto acknowledge and agree that for purposes of determining the total value of Parent Common Stock to be received by the Company shareholders in the Merger Consideration pursuant to the transactions contemplated by this Agreement for U.S. federal income Tax purposes, the value of each share of Parent Common Stock (the “Parent Trading Price”) shall mean the average of the daily volume-weighted average trading prices per share of the Parent Common Stock on the Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties hereto) on each of the five consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of this Agreement. The parties hereto further agree that the valuation of the Parent Trading Price by reference to the methodology described in this Section 4.10(f) is intended to qualify for the “Safe Harbor Valuation Method” within the meaning of Section 4.01(1) of Rev. Proc. 2018-12 and no party hereto shall take any position for U.S. federal income Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section  1313(a) of the Code.

Section 4.11 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of no less than six years after the First Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) indemnify and hold harmless, and provide advancement of expenses (including attorneys’ fees) to, all current or former directors and officers of the Company or any of the Company Subsidiaries, any Person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the First Effective Time and any current or former director of officer of the Company or any of the Company Subsidiaries who is, was or at any time prior to the First Effective Time serves or served as a director, officer, member, trustee or fiduciary of another corporation, partnership joint venture, trust, pension plan or employee benefit plan at the request of or for the benefit of the Company or any of the Company Subsidiaries (together with their respective heirs and representatives, the “Indemnified Parties”) to the fullest extent permitted by applicable Legal Requirements in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, in each case, by reason of the fact of such Persons serving as an officer or director of the Company or any of the Company Subsidiaries or, while a director or officer of the Company or any of the Company Subsidiaries, was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, member, trustee or fiduciary of another corporation, partnership joint venture, trust, pension plan or employee benefit plan, and the Surviving Company shall (and Parent shall cause the Surviving Company to) also advance expenses (including attorneys’ fees) to the Indemnified Parties as incurred to the fullest extent permitted by applicable Legal Requirements; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable Order by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 4.11(a) or otherwise. All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer or employee of the Company or any of the Company Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal Representatives. The parties hereto agree that for six years after the First Effective Time all rights to elimination or limitation of liability, indemnification, exculpation or advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, now existing in favor of the Indemnified Parties as provided in the Organizational Documents of the Company or any of the Company Subsidiaries or in any written agreement between the Company or any of the Company Subsidiaries and such Person shall survive the Mergers and shall continue in full force and effect. For six years after the First Effective Time, the Surviving Company shall cause to be maintained in effect the provisions in: (i) the Organizational Documents of the Company and each of the Company Subsidiaries; and (ii) any other agreements of the Company or any of the Company Subsidiaries with any Indemnified Party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers and directors or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would materially and adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time without the consent of such Indemnified Party.

(b) For a period of no less than six years following the First Effective Time, Parent and the Surviving Company shall cause to be maintained in effect the existing policy of the Company’s directors’ and officers’ liability insurance (or a comparable replacement policy) (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the First Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated by this Agreement) and covering each of the Company’s current and former directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Company be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company (which annual premium is set forth in Section 4.11(b) of the Company Disclosure Schedule) for such insurance (such 300% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premium of such insurance coverage exceeds the Maximum Annual Premium, Parent and the Surviving Company shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything to the contrary in this Agreement, in lieu of Parent’s obligations under the first sentence of this Section 4.11(b), the Company may, or if the Company is unable to, Parent may on its behalf, prior to the First Effective Time, purchase a six-year “tail” prepaid policy on the D&O Policy with an annual cost not in excess of the Maximum Annual Premium, and in the event that Parent or the Company shall purchase such a “tail” policy, Parent and the Surviving Company shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of Parent and the Surviving Company under the first sentence of this Section 4.11(b) for so long as such “tail” policy shall be maintained in full force and effect. Notwithstanding anything in this Section 4.11 to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth anniversary of the First Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 4.11, the provisions of this Section 4.11 that require Parent and the Surviving Company to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(c) The obligations under this Section 4.11 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.11(b) or any of such Person’s heirs, executors, beneficiaries or representatives) without the prior written consent of such affected Indemnified Party or other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.11(b) (and, after the death of any of the foregoing Persons, such Person’s heirs, executors, beneficiaries or representatives). Each of the Indemnified Parties or other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.11(b) (and, after the death of any of the foregoing Persons, such Person’s heirs, executors, beneficiaries and representatives) are intended to be third party beneficiaries of this Section 4.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.11(b) (and their heirs, executors, beneficiaries and representatives)) under this Section 4.11 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Organizational Documents of the Company or any of the Company Subsidiaries, any and all indemnification agreements of or entered into by the Company or any of the Company Subsidiaries, or applicable Legal Requirements (whether at law or in equity). In the event of any breach by the Surviving Company or Parent of this Section 4.11, Parent or the Surviving Company shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided in this Section 4.11 as such fees are incurred upon the written request of such Indemnified Party.

(d) In the event that Parent, the Surviving Company or any of their respective Subsidiaries (or any of their respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) sell or transfer a substantial portion of their respective assets to any other Person, then in each case, to the extent necessary to protect the rights of the Indemnified Parties and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.11(b) (and their respective heirs and representatives), proper provision shall be made so that the continuing or surviving corporation or entity or the purchaser or transferee entity, as applicable (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section  4.11.

Section 4.12 Shareholder Litigation. The Company shall provide Parent with prompt written notice of, and copies of all pleadings and material correspondence relating to, any Legal Proceeding against the Company or any of its directors or officers by any holder of shares of Company Common Stock arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate, at Parent’s sole cost and expense, in the defense, settlement, or compromise of any such Legal Proceeding (provided that the Company shall, subject to the Company’s consultation with Parent and good faith consideration of its views, control the defense, strategy and settlement thereof), and no such settlement or compromise shall be agreed to without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Parent shall provide the Company with prompt written notice of, and copies of all pleadings and material correspondence relating to, any Legal Proceeding against Parent or any of its directors or officers by any holder of shares of Parent Common Stock arising out of or relating to this Agreement or the transactions contemplated by this Agreement. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 4.12 and Section 4.1(a) or Section 4.5, the provisions of this Section 4.12 shall control.

Section 4.13 Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First Merger, including the shares of Parent Common Stock to be issued upon the exercise of converted Company Options, to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the First Effective Time. Prior to the Closing, the Company and Parent shall cooperate to cause the shares of Company Common Stock to be delisted from NYSE and deregistered under the Exchange Act as soon as practicable following the First Effective Time.

Section 4.14 Section 16 Matters. Prior to the First Effective Time, the Parent Board and the Company Board, respectively, shall take all reasonable actions that may be required or appropriate to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) in connection with the transactions contemplated by ARTICLE I by each individual who is, or as a result of the transactions contemplated by this Agreement will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or is, or will as a result of the transactions contemplated by this Agreement become, subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

Section 4.15 Director Resignations. On or prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Parent resignations, in form and substance reasonably satisfactory to Parent, executed by each director of the Company in office as of immediately prior to the First Effective Time, in each case, conditioned and effective upon the First Effective Time. Notwithstanding the foregoing, the Company will not be in breach of this Section 4.15 if it fails to obtain the resignation of any such director if Parent will have the power, directly or indirectly, to remove any such Person from his or her position as a director without cause immediately after the First Effective Time.

Section 4.16 Payoff Documentation. Prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Parent a payoff letter in form and substance reasonably acceptable to Parent with respect to each of the Company Credit Facilities (such payoff letters, the “Payoff Letters”) duly executed by the applicable agent(s) to each of the Company Credit Facilities pursuant to which such agent(s) shall agree that upon payment of the payoff amount specified in such Payoff Letter: (i) all obligations of the Company and the Company Subsidiaries arising under or related to the applicable Company Credit Facility shall be paid in full; (ii) all Liens in connection therewith shall be released; and (iii) all pledged collateral securing the outstanding obligations under the applicable Company Credit Facility shall be returned in accordance with the terms of the Payoff Letter.

Section 4.17 Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant any approvals and take all any actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGERS

Section 5.1 Conditions Precedent to Each Party’s Obligations. The obligations of each party to effect the Mergers and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or to the extent permitted by applicable Legal Requirements, waiver, as of the Closing, of each of the following conditions:

(a) Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement, and no proceedings for that purpose shall have been commenced or be threatened in writing by the SEC that has not been withdrawn.

(b) Shareholder Approval. The Required Company Shareholder Vote shall have been obtained.

(c) Listing. The shares of Parent Common Stock to be issued pursuant to the First Merger, including the shares of Parent Common Stock to be issued upon the exercise of converted Company Options, shall have been approved for listing (subject to notice of issuance) on Nasdaq.

(d) No Restraints. No Legal Requirement or Order preventing, enjoining or making illegal the consummation of the Mergers shall have been entered, issued or adopted by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect (any such Legal Requirement or Order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, a “Relevant Legal Restraint”).

Section 5.2 Additional Conditions Precedent to Parent’s Obligations. The obligation of Parent to cause the Mergers to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver by Parent, as of the Closing, of each of the following conditions:

(a) Accuracy of Representations. (i) The representations and warranties of the Company contained in Section 2.3(c) shall have been true and accurate, other than de minimis inaccuracies, at and as of the date of this Agreement and shall be true and accurate, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall only be required to be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time); (ii) the representations and warranties of the Company contained in the first sentence of Section 2.1(a), Section 2.3

(other than Section 2.3(c)), Section 2.4, Section 2.5, Section 2.6(a)(i), and Section 2.23 shall have been true and accurate in all material respects at and as of the date of this Agreement and shall be true and accurate in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall only be required to be true and accurate in all material respects as of such particular date or period of time); provided, however, that, in the case of this clause (ii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and (iii) the representations and warranties of the Company set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) and (ii)) shall have been true and accurate in all respects at and as of the date of this Agreement and shall be true and accurate in all respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall only be required to be so true and accurate as of such particular date or period of time), except as, individually or in the aggregate has not constituted or resulted in or would not reasonably be expected to constitute or result in, a Company Material Adverse Effect; provided, however, that, in the case of this clause (iii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; provided that the reference to Company Material Adverse Effect in Section 2.8 shall be given effect.

(b) Performance of Covenants. The covenants in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of the Company, confirming that the conditions set forth in Section 5.2(a), Section 5.2(b), and Section 5.2(c) have been duly satisfied.

Section 5.3 Additional Conditions Precedent to the Company’s Obligations. The obligation of the Company to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver by the Company, as of the Closing, of each of the following conditions:

(a) Accuracy of Representations. (i) The representations and warranties of Parent contained in Section 3.3(c) shall have been true and accurate, other than de minimis inaccuracies, at and as of the date of this Agreement and shall be true and accurate, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall only be required to be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time); (ii) the representations and warranties of Parent and each Acquisition Sub contained in the first sentence of Section 3.1(a), Section 3.3(other than Section 3.3(c)), Section 3.4, Section 3.5, Section 3.6(a)(i), and Section 3.18 shall have been true and accurate in all material respects at and as of the date of this Agreement and shall be true and accurate in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall only be required to be true and accurate in all material respects as of such particular date or period of time); provided, however, that, in the case of this clause (ii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and

(iii) the representations and warranties of Parent and each Acquisition Sub set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) and (ii)) shall have been true and accurate in all respects at and as of the date of this Agreement and shall be true and accurate in all respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and accurate as of such particular date or period of time), except as, individually or in the aggregate, has not constituted or resulted in or would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect; provided, however, that, in the case of this clause (iii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded, provided that the reference to Parent Material Adverse Effect in Section 3.8(a) shall be given effect.

(b) Performance of Covenants. The covenants in this Agreement that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

(d) Certificate. The Company shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of Parent, confirming that the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been duly satisfied.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the Mergers may be abandoned:

(a) by mutual written consent of Parent and the Company at any time prior to the First Effective Time;

(b) by Parent or the Company if the Mergers shall not have been consummated by 11:59 p.m. New York Time on September 30, 2024 (the “End Date”); provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the material breach by such party (or any Affiliate of such party) of any of such party’s obligation under this Agreement shall have materially contributed to the failure of the First Effective Time to have occurred on or before the End Date;

(c) by Parent or the Company at any time prior to the First Effective Time if a Relevant Legal Restraint permanently preventing, enjoining or making illegal the consummation of the Mergers shall have become final and non-appealable; provided, that the party hereto seeking to terminate the Agreement shall have used reasonable best efforts to prevent the entry of and to remove such Relevant Legal Restraint in accordance with Section 4.5;

(d) by Parent at any time prior to obtaining the Required Company Shareholder Vote if (i) the Company Special Committee shall have made a Company Change in Recommendation or (ii) the Company shall have committed a material Willful Breach of Section 4.2(a), Section 4.4(c) or Section 4.4(d);

(e) by the Company, (1) if all of the conditions set forth in Section 5.1, Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has irrevocably committed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement; provided, however, that, with respect to the conditions set forth in Section 5.1, Section 5.2(a),

Section 5.2(b) and Section 5.2(c) and the Company’s readiness, willingness and ability to consummate the transactions contemplated by this Agreement, any condition forth in Section 5.1, Section 5.2(a), Section 5.2(b) and Section 5.2(c) shall be deemed satisfied if the failure of such condition resulted primarily from any action or inaction by Parent or an Acquisition Sub and (2) Parent or an Acquisition Sub fails to consummate the transactions contemplated by this Agreement by the earlier of the End Date or within two Business Days following the written notice delivered by the Company to Parent;

(f) by the Company, at any time prior to obtaining the Required Company Shareholder Vote, in the event that (i) the Company Special Committee has authorized the Company to enter into a definitive agreement relating to a Company Superior Proposal in material compliance with Section 4.4(c); and (ii) substantially concurrently with the termination of this Agreement, the Company enters into the definitive agreement relating to a Company Superior Proposal and pays Parent the Termination Fee;

(g) by either Parent or the Company if: (i) the Company Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed, and (ii) the Required Company Shareholder Vote shall not have been obtained, in each case after a vote on such approval was taken;

(h) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.2(a) would not be satisfied; or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant of the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 6.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company receives written notice of such inaccuracy or breach from Parent; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(h) if Parent is then in breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b); or

(i) by the Company if: (i) any of Parent’s or Acquisition Subs’ representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.3(a) would not be satisfied; or (ii) any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s or Acquisition Subs’ representations and warranties or a breach of a covenant of Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 6.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent receives written notice of such inaccuracy or breach from the Company; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(i) if the Company is then in breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b).

Except for a termination pursuant to Section 6.1(a), the party hereto seeking to terminate this Agreement pursuant to this Section 6.1 shall give written notice of such termination to the other parties hereto in accordance with Section 7.8, specifying the provision of this Agreement pursuant to which such termination is effected. Any termination of this Agreement pursuant to this Section 6.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties.

Section 6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect with no liability to any Person on the part of any party to this Agreement (or any of its Representatives or Affiliates); provided, however, that: (a) the last sentence of Section 4.6(a), the last sentence of Section 4.6(b), Section 4.8, this Section 6.2, Section 6.3 and ARTICLE VII shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party hereto from any liability for any fraud or any Willful Breach of this Agreement that is material. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any party to the Confidentiality Agreement, which rights and obligations will survive the termination of this Agreement in accordance with their respective terms.

Section 6.3 Payment of Termination Fee.

(a) The parties hereto acknowledge and agree that in no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(b) Parent’s receipt of the Termination Fee to the extent owed pursuant to Section 6.1(f), Parent’s right to specific performance pursuant to Section 7.11 and Parent’s right to seek damages for fraud or any material Willful Breach of this Agreement will be the sole and exclusive remedies of Parent and Acquisition Subs and each of their respective Affiliates against the Company and any Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby. Upon payment of the Termination Fee in accordance with the terms of this Agreement, none of the Company Related Parties will have any further liability or obligation to Parent or Acquisition Subs relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Company will remain obligated with respect to, and Parent and Acquisition Subs may be entitled to remedies with respect to, the Confidentiality Agreement, clause (b) of Section 6.2 and this Section 6.3(b), as applicable).

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Amendment. This Agreement may be amended at any time prior to the First Effective Time (whether before or after receipt of the Required Company Shareholder Vote) by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after the Required Company Shareholder Vote has been received, no amendment shall be made which by applicable Legal Requirement or regulation of NYSE requires further approval of the shareholders of the Company without the further approval of such shareholders. The Company and the Company Board may not take or authorize any actions contemplated by this Section 7.1 without the prior approval of the Company Special Committee.

Section 7.2 Waiver.

(a) Except as otherwise provided in this Agreement, any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties hereto entitled to the benefits thereof only by a written instrument signed by the party granting such waiver; provided, however, that after the Required Company Shareholder Vote has been received, no waiver shall be made which by applicable Legal Requirement or regulation of NYSE requires further approval of the shareholders of the Company without the further approval of such shareholders. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. The Company and the Company Board may not take or authorize any waiver contemplated by this Section 7.2 without the prior approval of the Company Special Committee.

(b) No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 7.3 No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the First Effective Time; provided, that this Section 7.3 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the First Effective Time.

Section 7.4 Entire Agreement; Non-Reliance; Third-Party Beneficiaries.

(a) This Agreement, the Company Disclosure Schedule, and the Parent Disclosure Schedule constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof.

(b) Without limiting the generality of Section 7.4(a), except for the representations and warranties expressly contained in ARTICLE II: (i) Parent and each Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, that none of Parent, either Acquisition Sub or any Parent Subsidiary or any of their respective Representatives is relying on, and none of the foregoing has relied on, in connection with each of Parent and each Acquisition Sub’s entry into this Agreement and agreement to consummate the transactions contemplated hereby or otherwise, any representations or warranties, express or implied, whatsoever regarding the Company, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter, express or implied, except for the representations and warranties expressly set forth in ARTICLE II, and that no Representative of the Company or any other Person has made or is making any representations or warranties, express or implied, whatsoever regarding the Company, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter; and (ii) without limiting the foregoing, Parent and each Acquisition Sub acknowledge and agree that (x) the Company has not made and is not making any representations or warranties whatsoever regarding, (y) neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Acquisition Subs or their respective Representatives or Affiliates or any other Person resulting from Parent’s, each Acquisition Sub’s or their Representatives’ or Affiliates’ use of, and (z) none of Parent, the Parent Subsidiaries or any of their respective Representatives has relied on, (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent or either Acquisition Sub or to any of their Representatives, or otherwise (including in certain “data rooms,” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Company Subsidiary or the future business and operations of the Company or any Company Subsidiary or (B) any oral or written information made available to Parent or Parent’s Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(c) Without limiting the generality of Section 7.4(a), except for the representations and warranties expressly contained in ARTICLE III: (i) the Company acknowledges and agrees that Parent has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, that none of the Company, the Company Subsidiaries or any of their respective Representatives is relying on, and none of the foregoing has relied on, in connection with the Company’s entry into this Agreement and agreement to consummate the transactions contemplated hereby or otherwise, any representations or warranties, express or implied, whatsoever regarding Parent, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter, express or implied, except for the representations and warranties expressly set forth in ARTICLE III, and that no Representative of Parent or any other Person has made or is making any representations or warranties, express or implied, whatsoever regarding Parent, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter; and (ii) without limiting the foregoing, the Company acknowledges and agrees that (x) Parent has not made and is not making any representations or warranties whatsoever regarding, (y) none of Parent, either Acquisition Sub nor any other Person will have or be subject to any liability or other obligation to the Company or their Representatives or Affiliates or any other Person resulting from the Company’s or their Representatives’ or Affiliates’ use of and (z) none of the Company, the Company Subsidiaries or any of their respective Representatives has relied on, (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to the Company or to any of its Representatives, or otherwise (including in certain “data rooms,” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or any Parent Subsidiary or the future business and operations of Parent or any Parent Subsidiary or (B) any oral or written information made available to the Company or the Company’s Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(d) Parent, the Company and each Acquisition Sub agree that their respective representations and warranties set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than Parent, the Company, and each Acquisition Sub and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except (i) as set forth in Section 4.11 and Section 7.7 and (ii) from and after the First Effective Time, for the rights of the holders of shares of Company Common Stock, the Company Restricted Stock and the Company Options to receive the consideration contemplated by ARTICLE I. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(e) Notwithstanding the foregoing, nothing in this Section 7.4 shall restrain, limit, restrict or prohibit any claim based on fraud.

Section 7.5 Applicable Law; Jurisdiction.

(a) This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law thereof (or any other jurisdiction), except that matters relating to the fiduciary duties of the Company Board or the Company Special Committee, as applicable, shall be subject to the laws of the State of Utah. Each of the parties hereto: (i) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court; (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or otherwise assert a defense in any matter or claim waived by under this Section 7.5 or that any Order issued by such courts may not be enforced in or by such courts; (iv) agrees that mailing of process or other papers in connection with any Legal Proceeding in the manner provided in Section 7.8 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof; and (v) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(b) EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 7.5. Each of the parties hereto acknowledges that it and the other parties have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.5.

Section 7.6 Payment of Expenses. Whether or not the Mergers are consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

Section 7.7 Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any party hereto, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties hereto. Any purported assignment in contravention of this Section 7.7 shall be null and void. Except for the provisions of ARTICLE I (which, from and after the First Effective Time, shall be for the benefit of Persons who are holders of shares of Company Common Stock immediately prior to the First Effective Time and holders of Company Options) and Section 4.11 (which, from and after the First Effective Time shall be for the benefit of the Indemnified Parties and the other Persons identified therein), nothing in this Agreement (including Section 4.9), express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature. Any assignment contemplated by this Section 7.7 taken or authorized by the Company or the Company Board without the prior approval of the Company Special Committee shall be null and void and have no effect.

Section 7.8 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the party hereto (providing proof of delivery) to be notified if received prior to 6:00 p.m. Central Time in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; (b) when sent if sent by email (notice deemed given upon transmission provided that no “bounceback” or notice of non-delivery is received) to the party hereto to be notified if received prior to 6:00 p.m. Central Time in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; or (c) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, in each case to the party hereto to be notified at the following address (or at such other address for a party hereto as shall be specified by like notice):

if to Parent or Acquisition Subs:

Drilling Tools International Corporation

3701 Briarpark Drive, Suite 150

Houston, Texas 77042

Attention: Wayne Prejean, Chief Executive Officer

Email: Wayne.Prejean@drillingtools.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, Texas 77002

Attention: Michael J. Blankenship

Email: mblankenship@winston.com

if to the Company or the Company Special Committee:

Special Committee of the Board of Directors of Superior Drilling Products, Inc.

c/o Superior Drilling Products, Inc.

1583 South 1700 East

Vernal, Utah 84078

Attention: Michael Ronca

Email: mronca@eagleridgeenergy.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

201 South Main Street, Suite 1100

Salt Lake City, Utah 84111

Attention: Sam Gardiner

Email: sgardiner@mayerbrown.com

and

Mayer Brown LLP

71 S. Wacker Dr.

Chicago, Illinois 60606

Attention: Jodi Simala; Ryan Ferris

Email: jsimala@mayerbrown.com; rferris@mayerbrown.com

and

Ewing & Jones, PLLC

6363 Woodway Drive, Suite 1000

Houston, Texas 77057

Attention: Randolph Ewing

Email: rewing@ewingjones.com

Section 7.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 7.10 Counterparts. This Agreement may be executed and delivered (including by electronic transmission, including .PDF and email) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement. To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

Section 7.11 Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or threatened breach by Parent, either Acquisition Sub or the Company of any covenant or obligation of such party contained in this Agreement, the other parties shall be entitled to obtain: (i) an Order of specific performance to enforce the observance and performance of such covenant, including consummation of the transactions contemplated by this Agreement; and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 7.12 Disclosure Schedules.

(a) The Company Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of ARTICLE II and, as applicable, ARTICLE IV and Exhibit A. Any information set forth in any subsection of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other subsections of the Company Disclosure Schedule as though fully set forth in such other subsections (whether or not specific cross-references are made) to the extent it is reasonably apparent on its face that such disclosure also qualifies or applies to such other subsections. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed, in and of itself, as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Legal Requirement or breach of any Contract.

(b) The Parent Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of ARTICLE III and, as applicable, ARTICLE IV and Exhibit A. Any information set forth in any subsection of the Parent Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other subsections of the Parent Disclosure Schedule as though fully set forth in such other subsections (whether or not specific cross-references are made) to the extent it is reasonably apparent on its face that such disclosure also qualifies or applies to such other subsections. No reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed, in and of itself, as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule. The information set forth in the Parent Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Legal Requirement or breach of any Contract.

Section 7.13 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby may only be made against the entities that are expressly identified as parties hereto. No Parent Related Party, on the one hand, or Company Related Party, on the other hand, shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations, warranties, covenants, agreements or other obligations or liabilities made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Acquisition Subs hereunder, in no event shall the Company or any Company Related Party, and the Company agrees not to, and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than, for the avoidance of doubt, Parent and Acquisition Subs). Without limiting the rights of the Parent and Acquisition Subs against the Company hereunder, in no event shall the Parent, any of the Acquisition Subs or any other Parent Related Party, and the Parent and each Acquisition Sub agrees not to, and to cause the Parent Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Company Related Party (other than, for the avoidance of doubt, the Company).

Section 7.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. If a term is defined as one part of speech, it shall have a corresponding meaning when used as another part of speech.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

(d) For purposes of this Agreement, any reference to a Legal Requirement shall include any rules and regulations promulgated thereunder, and any reference to a Legal Requirement in this Agreement shall only be a reference to such Legal Requirement, as amended or otherwise modified and including any successor legislation thereto, in each case, as of the date of this Agreement.

(e) Except as otherwise indicated, all references in this Agreement to “Sections”, “Exhibits”, “Annexes”, and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. Any capitalized term used in any Exhibits, the Company Disclosure Schedule or the Parent

Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

(f) All references in this Agreement to “$” are intended to refer to United States dollars.

(g) The table of contents and headings to this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. The Exhibits, Schedules and Annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(h) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form.

(i) If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

(j) References to days mean calendar days unless otherwise specified.

(k) References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.

(l) Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented (if permitted under this Agreement) and includes all exhibits, schedules or other attachments thereto.

[Remainder of page intentionally left blank]

Parent, Acquisition Sub I and Acquisition Sub II have caused this Agreement to be executed as of the date first written above.

DRILLING TOOLS INTERNATIONAL CORPORATION a Delaware corporation

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	Chief Executive Officer

DTI MERGER SUB, INC. a Delaware corporation

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	President and Secretary

DTI MERGER SUB LLC a Delaware limited liability company

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	President and Secretary

[Signature Page to Agreement and Plan of Merger]

The Company has caused this Agreement to be executed as of the date first written above.

SUPERIOR DRILLING PRODUCTS INC. a Utah corporation

By:	/s/ G. Troy Meier
Name:	G. Troy Meier
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement (a) entered into by the Company prior to the execution and delivery of this Agreement or (b) entered into by the Company after the execution and delivery of this Agreement that contains confidentiality provisions that are not less favorable to the Company in the aggregate than those set forth in the Confidentiality Agreement; provided, however, that such Acceptable Confidentiality Agreement must permit the Company to comply with the terms of this Agreement.

“Acquisition Sub I” shall have the meaning set forth in the Preamble.

“Acquisition Sub II” shall have the meaning set forth in the Preamble.

“Acquisition Subs” shall have the meaning set forth in the Preamble.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

“Affiliated Company Shareholders” G. Troy Meier, Annette Meier, Tronco Energy Corporation and each of their respective Affiliates.

“Aggregate Stock Elections” shall have the meaning set forth in Section 1.14(a).

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, together with this Exhibit A and each of the other Schedules and Exhibits thereto, as such Agreement and Plan of Merger (including this Exhibit A and the other Schedules and Exhibits thereto) may be amended from time to time.

“Anti-Corruption Laws” shall have the meaning set forth in Section 2.14(a).

“Assumed Company Option” shall have the meaning set forth in Section 1.8(a).

“Average Parent Stock Price” shall mean the average of the daily volume weighted average trading prices per share of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties hereto) on each of the five consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the First Effective Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which the SEC or banking institutions in the City of New York are authorized or required by Legal Requirements to be closed.

“CapEx Budget” shall have the meaning set forth in Section 4.1(a)(xiii).

“Cash Election Consideration” shall have the meaning set forth in Section 1.5(a)(ii)(A).

“Cash Election Shares” shall have the meaning set forth in Section 1.5(a)(ii)(A).

“Certificates of Merger” shall have the meaning set forth in Section 1.2.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 4.9(c).

“Company Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Affiliates) contemplating or otherwise relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Mergers) involving:

(a) any merger, consolidation, amalgamation, business combination, joint venture, reorganization or other similar transaction involving the Company;

(b) any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of the Company; or (ii) in which the Company or any of the Company Subsidiaries issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of the Company (after giving effect to such transaction);

(c) any sale, exchange, transfer, acquisition or disposition of 20% or more of the consolidated assets (including equity securities of the Company Subsidiaries) of the Company and the Company Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses, including equity securities of any Company Subsidiary) that constitute or account for 20% or more of the consolidated net revenues or net income of the Company and the Company Subsidiaries, taken as a whole;

(d) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 20% or more of the outstanding voting power of the Company; or

(e) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company or of the consolidated net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, involved is 20% or more.

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 2.4.

“Company Book-Entry Shares” shall have the meaning set forth in Section 1.9(b).

“Company Capitalization Date” shall have the meaning set forth in Section 2.3(c).

“Company Change in Recommendation” shall have the meaning set forth in Section 4.4(b).

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Commonly Controlled Entity” shall mean any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the entity, trade or business that is a member of the same “controlled group” as the Company, pursuant to Section 4001(a)(14).

“Company Credit Facilities” shall mean, collectively, (x) that certain Loan Agreement, dated as of July 28, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, Vast Bank, National Association (“Vast Bank”), and the guarantors named therein, (y) that certain Term Loan Promissory Note between the Company and Vast Bank dated July 28, 2023, and (z) that certain Revolving Line Promissory Note between the Company and Vast Bank dated July 28, 2023.

“Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of ARTICLE II.

“Company Equity Agreements” shall mean the Company Equity Plans (together with all grant agreements evidencing the Company Options and the Company Restricted Stock).

“Company Equity Plans” shall mean the Company’s 2014 Long Term Incentive Plan and the 2015 Long Term Incentive Plan, each as amended from time to time.

“Company Intervening Event” shall have the meaning set forth in Section 4.4(d).

“Company IP” shall mean all Intellectual Property owned by the Company or any Company Subsidiary.

“Company IP Licenses” shall have the meaning set forth in Section 2.9(i).

“Company Leased Real Property” shall have the meaning set forth in Section 2.10.

“Company Material Adverse Effect” shall mean any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Mergers and the other transactions contemplated hereby on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining the occurrence of, a Company Material Adverse Effect: (A) general economic, political, business, financial or market conditions affecting the industry in which the Company and the Company Subsidiaries operate (including any changes in commodity prices, general market prices and regulatory changes affecting the industries in which the Company operates its business); (B) geopolitical conditions, including trade and national security policies and export controls and executive orders relating thereto, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (C) any pandemic (including the continuation or worsening of the COVID-19 pandemic), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (D) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Company Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect); (E) the public announcement or pendency of the Mergers and the other transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, business partners or employees (provided that this clause (E) shall not apply to (x) any representation or warranty in Section 2.6 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Mergers or (y) any action or omission by the Company, any Company Subsidiary or their respective Representatives in order to comply with the Company’s obligations under Section 4.1(a)); (F) changes in applicable Legal Requirements (including COVID-19 Measures) or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (H) any action expressly required to be taken by the Company pursuant to the terms of this Agreement or at the express written direction or consent of Parent or the Acquisition Subs; (I) any claims, suits, actions or Legal Proceedings arising from allegations of breach of fiduciary duty or violation of Law or otherwise relating to this Agreement or the transactions contemplated by this Agreement; (J) any change in the trading price or trading volume of the shares of Company Common Stock or any change in the credit ratings or ratings outlook for the Company or any of the Company Subsidiaries (provided that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder); (K) the expiration of any Contract in accordance with its terms; or (L) any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates or any action required to be taken or omitted by the Company or any the Company Subsidiaries at the written request of Parent or any action expressly required to be taken or refrained from being taken by the Company or any of the Company Subsidiaries pursuant to this Agreement, including any action consent to in writing by Parent; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (A), (B), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Company and the Company Subsidiaries as compared to other participants that operate in the industry in which the Company and the Company Subsidiaries operate.

“Company Options” shall mean options to purchase shares of Company Common Stock from the Company.

“Company Permits” shall have the meaning set forth in Section 2.12(b).

“Company Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings; (c) encumbrances or imperfections of title relating to liabilities for which appropriate reserves have been established and are reflected in the Most Recent Company Balance Sheet or imposed or promulgated by applicable Legal Requirements, including zoning, entitlement, building codes, or other Legal Requirements with respect to land use; (d) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens, encumbrances or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the subject property as used by the Company and the Company Subsidiaries, (g) with respect to real property, all applicable zoning, entitlement, building, conservation restrictions and other land use and environmental regulations, (h) Liens of lessors and licensors arising under lease agreements or license arrangements and (i) Liens arising under any Company indentures or the Company’s existing credit facility (or any replacement or refinancing thereof in accordance with this Agreement).

“Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other employment, bonus, deferred compensation, equity-based, pension, severance, change in control, employee loan, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which the Company or any Company Subsidiary maintains for the benefit of its current or former employees.

“Company Products” shall mean any and all products and services that are or have been since January 1, 2022 marketed, offered, sold, licensed, provided, manufactured, packaged, distributed or supported by the Company or any Company Subsidiary.

“Company Registered IP” shall have the meaning set forth in Section 2.9(a).

“Company Related Parties” shall mean the Company, the Company Subsidiaries and each of their respective Affiliates, and the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders and assignees of each of the Company, the Company Subsidiaries and each of their respective Affiliates.

“Company Restricted Stock” shall mean shares of restricted stock and any other shares of Company Common Stock subject to vesting conditions based on continuing service, based on performance, or based on both continuing service and performance.

“Company SEC Documents” shall have the meaning set forth in Section 2.7(a).

“Company Shareholder Meeting” shall have the meaning set forth in Section 4.4(a).

“Company Special Committee” shall have the meaning set forth in the Recitals.

“Company Special Committee Recommendation” shall have the meaning set forth in the Recitals.

“Company Stock Certificates” shall have the meaning set forth in Section 1.9(b).

“Company Subsidiary” shall mean any direct or indirect Subsidiary of the Company.

“Company Superior Proposal” shall mean any bona fide, unsolicited written Company Acquisition Proposal made after the date of this Agreement that: (a) if consummated, would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons (other than Parent) directly or indirectly becoming the beneficial owner of (i) any business or businesses that constitute or account for 50% or more of the net revenues, net income or assets of the Company, or (ii) 50% or more of the outstanding total voting power of the equity securities of the Company; and (b) the Company Special Committee or the Company Board (acting on the recommendation of the Company Special Committee), as applicable, determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, is reasonably capable of being consummated on the terms proposed and which, taking into account such factors as the Company Special Committee or the Company Board (acting on the recommendation of the Company Special Committee), as applicable, reasonably considers in good faith to be appropriate and relevant, including the financial, legal, timing, likelihood of consummation, confidentiality, regulatory, financing and other aspects of such Company Acquisition Proposal, would be more favorable to the holders of shares of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any revisions to the terms of the Agreement that if accepted by the Company would be legally binding on Parent in response to such Company Acquisition Proposal pursuant to Section 4.4).

“Company Superior Proposal Notice” shall have the meaning set forth in Section 4.4(c)(ii).

“Confidentiality Agreement” shall mean that certain confidentiality agreement, dated as of October 20, 2023, by and between the Company and Parent.

“Continuing Employee” shall have the meaning set forth in Section 4.9(a).

“Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, guaranty, security agreement, franchise or other legally binding instrument, commitment or obligation, whether oral or in writing, excluding any permits, in each case, that is legally binding.

“COVID-19” shall mean SARS-CoV-2, COVID-19, any evolutions or mutations of the virus and illness, and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Legal Requirement, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“D&O Policy” shall have the meaning set forth in Section 4.11(b).

“Data Protection Laws” shall mean all Legal Requirements (including any applicable Legal Requirements of jurisdictions where Personal Data is collected) governing the privacy or security of Personal Data, including, to the extent applicable: HIPAA, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Computer Fraud and Abuse Act, state social security number protection applicable laws, state data security laws, state data breach notification applicable laws, state consumer protection laws, any applicable Legal Requirements concerning requirements for website and internet-connected device privacy policies and practices, data or web scraping, call or electronic monitoring or recording of any outbound communications, the Data Protection Act 2018, the Data Protection Act 1998 and all other applicable national Laws and secondary legislation implementing European Directive 95/46/EC, the General Data Protection Regulation (EU) 2016/679 (“GDPR”) and all applicable national Legal Requirements implementing or supplementing the GDPR and all related national Laws and secondary legislation, the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) and all other applicable Laws and secondary legislation implementing European Directive 2002/58/EC.

“Delaware Secretary of State” shall have the meaning set forth in Section 1.2.

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.6.

“DLLCA” shall have the meaning set forth in the Recitals.

“DTC” shall mean The Depository Trust Company.

“Effect” shall have the meaning set forth in the definition of “Company Material Adverse Effect.”

“Election Deadline” shall have the meaning set forth in Section 1.15(b).

“Election Form” shall have the meaning set forth in Section 1.15(a).

“Election Period” shall have the meaning set forth in Section 1.15(b).

“End Date” shall have the meaning set forth in Section 6.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Law” shall mean any Legal Requirement relating to pollution or protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), including any such Legal Requirement regulating emissions, discharges or releases to the environment of, exposure in the environment to, or the environmental aspects of the management of pollutants, contaminants, wastes, toxic substances or hazardous materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.11(a).

“Exchange Fund” shall have the meaning set forth in Section 1.11(a).

“Excluded Shares” shall have the meaning set forth in Section 1.5(a)(i).

“Export Approvals” shall have the meaning set forth in Section 2.12(c).

“Export Control Laws” shall mean (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4852), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“First Certificate of Merger” shall have the meaning set forth in Section 1.2.

“First Effective Time” shall have the meaning set forth in Section 1.2.

“First Merger” shall have the meaning set forth in the Recitals.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” shall mean United States generally accepted accounting principles.

“General Enforceability Exception” shall have the meaning set forth in Section 2.4.

“Government Contract” shall mean any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind between the Company or any Company Subsidiary, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand.

“Government Official” shall mean (a) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Entity, (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other Person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Entity, (d) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Entity (including any independent regulator), (e) any political party official, officer, employee, or other Person acting for or on behalf of a political party and (f) any candidate for public office.

“Governmental Authorization” shall mean any franchise, grants, easement, variance, exception, consent, certificate, approval, clearance, permission, permit, license, registration, qualification or authorization granted by any Governmental Entity.

“Governmental Entity” shall mean any federal, state, local or foreign governmental authority, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164), as amended by the HITECH Act, the final HIPAA/HITECH Omnibus Rules published by the U.S. Department of Health and Human Services on January 25, 2013, and as otherwise may be amended from time to time.

“In-Bound Licenses” shall have the meaning set forth in Section 2.9(i).

“Indemnified Parties” shall have the meaning set forth in Section 4.11(a).

“Initial Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Intellectual Property” shall mean any and all past, present and future common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, industrial designs and design patents, and similar or equivalent rights in inventions and designs, and all intellectual property rights therein provided by international treaties and conventions, including all divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, provisionals and extensions thereof (“Patents”); (ii) trademarks, service marks, trade dress, trade names, company names, logos and other designations of origin, together with any registrations, applications for registration, renewals, and extensions thereof, and the goodwill associated with any of the foregoing (“Marks”); (iii) URL and domain name registrations, uniform resource locators, and internet protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services; (iv) copyrights and any other equivalent rights in works of authorship (including intellectual property rights in Software as a work of authorship), whether registered or unregistered, moral rights, and any other rights of authors, and any registrations and applications for registration thereof (“Copyrights”); (v) mask work rights (as defined in the Semiconductor Chip Protection Act, 17 U.S.C. § § 901-914) and any other intellectual property right in semiconductor topology or mask works, and any registration therefore (“Mask Work Rights”) (vi) trade secrets and industrial secret rights, proprietary know-how, and confidential and proprietary data and business or technical information, including any ideas, formulas, compositions, inventions (whether patentable or not and however documented), processes, techniques, specifications, business plans, proposals, designs, technical data, invention disclosures, customer data, financial information, pricing and cost information, bills of material or other similar information, in each case, excluding any of the foregoing that comprise or are protected by issued Patents or published Patent applications (“Trade Secrets”); (vii) all claims and causes of actions arising out of or related to any past, current or future infringement or misappropriation of any of the foregoing; and (viii) other similar or equivalent intellectual property rights anywhere in the world.

“Intended Tax Treatment” shall have the meaning set forth in Section 4.10(a).

“IRS” shall mean the United States Internal Revenue Service.

“knowledge of Parent” shall mean the current actual knowledge of the individuals listed in Part “Definitions” of the Parent Disclosure Schedule.

“knowledge of the Company” or “the Company’s knowledge” shall mean the current actual knowledge of the individuals listed in Part “Definitions” of the Company Disclosure Schedule.

“Law” shall mean any provision of any constitution, statute, law, treaty, ordinance, regulation, code, rule, judgment, decree or legally enforceable guidelines or requirement of any Governmental Entity, as well as any applicable principle of common law.

“Legal Proceeding” shall mean any legal or administrative proceeding (including before the United States Patent and Trademark Office or the Patent Trial and Appeal Board), lawsuit, arbitration, mediation, court action, or other proceeding before any court or public or private body or tribunal or other Governmental Entity.

“Legal Requirement” shall mean any law (including common law), statute, ordinance, rule regulation, judgment, order, injunction, decision, decree, ruling, administrative or judicial doctrine, or requirement of any Governmental Entity, including but not limited to the Anti-Corruption Laws as defined herein.

“Letter of Transmittal” shall have the meaning set forth in Section 1.11(b).

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer in respect of such property or asset, but excluding, with respect to Intellectual Property, licenses. A Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“made available” shall mean, with respect to any statement in the Agreement to the effect that any information, document or other material has been “made available” by the Company, such information, document or material was: (a) uploaded to the virtual data room maintained by the Company in connection with the transactions contemplated by the Agreement, (b) publicly filed with the SEC or (c) otherwise delivered to Parent or its Representatives (with receipt thereof confirmed by Parent or its Representatives). Any statement in the Agreement to the effect that any information, document or other material has been “made available” by Parent shall mean that such information, document or material was: (i) uploaded to the virtual data room maintained by Parent in connection with the transactions contemplated by the Agreement (ii) publicly filed with the SEC or (iii) otherwise delivered to the Company or its Representatives (with receipt thereof confirmed by the Company or its Representatives).

“Mailing Date” shall have the meaning set forth in Section 1.15(a).

“Material Contract” shall have the meaning set forth in Section 2.11.

“Maximum Annual Premium” shall have the meaning set forth in Section 4.11(b).

“Maximum Share Amount” shall mean 4,845,240 shares of Parent Common Stock.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(ii).

“Mergers” shall have the meaning set forth in the Recitals.

“Minimum Share Amount” shall mean 4,112,752 shares of Parent Common Stock.

“Most Recent Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (filed with the SEC on March 16, 2023).

“Most Recent Company Balance Sheet” shall mean the balance sheet of the Company as of December 31, 2022.

“Most Recent Parent Balance Sheet” shall mean the balance sheet of Parent as of December 31, 2022.

“Nasdaq” shall mean the Nasdaq Stock Market LLC.

“No Election Share Amount” shall have the meaning set forth in Section 1.14(b)(i).

“No Election Shares” shall have the meaning set forth in Section 1.5(a)(ii)(C).

“Non-Budgeted Capital Expenditure” shall have the meaning set forth in Section 4.1(a)(xiii).

“Non-DTC Book-Entry Share” shall have the meaning set forth in Section 1.11(c).

“NYSE” shall have the meaning set forth in Section 2.7(e).

“OFAC” shall mean the U.S. Department of Treasury, Office of Foreign Assets Control.

“Option Exchange Ratio” shall mean 0.313 (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Order” shall mean any order, decision, judgment, writ, injunction, stipulation, award, or decree, issued by any Governmental Entity.

“Organizational Documents” shall mean, with respect to any Entity: (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended; (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended; and (c) if such Entity is a limited partnership, such Entity’s certificate or articles of formation and limited partnership agreement, as amended.

“Out-Bound Licenses” shall have the meaning set forth in Section 2.9(i).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall mean the board of directors of Parent.

“Parent Capitalization Date” shall have the meaning set forth in Section 3.3(c).

“Parent Common Stock” shall have the meaning set forth in Section 3.3(a).

“Parent Commonly Controlled Entity” shall mean any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the entity, trade or business that is a member of the same “controlled group” as Parent, pursuant to Section 4001(a)(14).

“Parent Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of ARTICLE III.

“Parent Equity Agreements” shall mean the agreements pursuant to which outstanding awards are granted under the Parent Equity Plan.

“Parent Equity Plan” shall mean the 2004 Equity Incentive Plan of Parent, as amended and restated from time to time.

“Parent IP” shall have the meaning set forth in Section 3.16(a).

“Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with any one or more other Effects, (i) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole. or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Mergers and the other transactions contemplated hereby on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining the occurrence of, a Parent Material Adverse Effect: (A) general economic, political, business, financial or market conditions affecting the industry in which Parent and the Parent Subsidiaries operate (including any changes in commodity prices, general market prices and regulatory changes affecting the industries in which Parent its business); (B) geopolitical conditions, including trade and national security policies and export controls and executive orders relating thereto, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (C) any pandemic (including the continuation or worsening of the COVID-19 pandemic), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (D) any failure by Parent or any of the Parent Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Parent Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect); (E) the public announcement or pendency of the Mergers and the other transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, business partners or employees, (provided that this clause (E) shall not apply to (x) any representation or warranty in Section 3.6 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Mergers or (y) any action or omission by Parent, any Parent Subsidiary or their respective Representatives in order to comply with Parent’s obligations under Section 4.1(b)); (F) changes in applicable Legal Requirements (including COVID-19 Measures) or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; or (H) any action expressly required to be taken by Parent pursuant to the terms of this Agreement or at the express written direction or consent of the Company; (I) any claims, suits, actions or Legal Proceedings arising from allegations of breach of fiduciary duty or violation of Law or otherwise relating to this Agreement or the transactions contemplated by this Agreement; (J) any change in the trading price or trading volume of the shares of Parent Common Stock or any change in the credit ratings or ratings outlook for Parent or any of the Parent Subsidiaries (provided that the underlying causes thereof may be considered in determining whether a Parent Material Adverse Effect has occurred if not otherwise excluded hereunder); (K) the expiration of any Contract in accordance with its terms; or (L) any breach, violation or non-performance of any provision of this Agreement the Company or any of its Affiliates or any action required to be taken or omitted by Parent or any the Parent Subsidiaries at the written request of the Company or any action expressly required to be taken or refrained from being taken by Parent or any of the Parent Subsidiaries pursuant to this Agreement, including any action consent to in writing by the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (A), (B), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Parent Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on Parent and the Parent Subsidiaries as compared to other participants that operate in the industry in which Parent and the Parent Subsidiaries operate.

“Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent.

“Parent Permits” shall have the meaning set forth in Section 3.9(b).

“Parent Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings; (c) Liens, encumbrances or imperfections of title relating to liabilities for which appropriate reserves have been established and are reflected in the Most Recent Parent Balance Sheet or imposed or promulgated by applicable Legal Requirements, including zoning, entitlement, building codes, or other Legal Requirements with respect to land use; (d) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens, encumbrances or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the subject property as used by Parent and the Parent Subsidiaries; and (g) Liens arising under any Parent indentures or existing credit facility of Parent.

“Parent Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other employment, bonus, deferred compensation, equity-based, pension, severance, change in control, employee loan, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which Parent or any Parent Subsidiary maintains for the benefit of its employees or former employees.

“Parent Products” shall mean any and all products and services that are or have been since January 1, 2022 tested, marketed, offered, sold, licensed, provided, manufactured, packaged, distributed or supported by the Parent or any Parent Subsidiary, including any and all products and services currently under development by the Parent or any Parent Subsidiary.

“Parent Registered IP” shall have the meaning set forth in Section 3.16(a).

“Parent Related Party” shall mean Parent, the Parent Subsidiaries and each of their respective Affiliates; and the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Parent, the Parent Subsidiaries and each of their respective Affiliates.

“Parent SEC Documents” shall have the meaning set forth in Section 3.7(a).

“Parent Share Issuance” shall have the meaning set forth in Section 3.4(a).

“Parent Subsidiary” shall mean any direct or indirect Subsidiary of Parent.

“Parent Top Customer” shall mean a top ten customer of the Parent and the Parent Subsidiaries, taken as a whole, based on revenues during the 12 months ended March 31, 2023.

“Parent Top Distributor” shall mean a top five distributor of the Parent and the Parent Subsidiaries, taken as a whole, based on revenues during the 12 months ended March 31, 2023.

“Parent Top Supplier” shall mean a top five supplier of inventory or manufacturing services to the Parent and the Parent Subsidiaries, taken as a whole, based on expenditures during the 12 months ended March 31, 2023.

“Parent Trading Price” shall have the meaning set forth in Section 4.10(f).

“Payoff Letters” shall have the meaning set forth in Section 4.16.

“Person” shall mean any individual or Entity.

“Personal Data” shall mean any information that relates to, identifies, could reasonably be used to identify, or is otherwise identifiable with an individual, including any information relating to an identified or identifiable natural Person (an identifiable natural Person is one who can be identified directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person, and any information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “Protected Health Information” or “personal information” under any applicable Data Protection Laws).

“Prohibited Person” shall mean any Person that is the target of Sanctions Laws, including (a) a Person that has been determined by a competent authority to be the subject of a prohibition on such conduct of any law, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes (currently Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine); (c) any Person that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any Person organized or resident in a country or territory subject to comprehensive sanctions; (e) any Person that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or 50% or more of which is owned, directly or indirectly, by any such Person or Persons, or, where relevant under applicable Sanctions Laws, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons; or (f) any Person that has been designated on any similar list or Order published by a Governmental Entity in the United States.

“Protected Health Information” shall mean individually identifiable health information transmitted or maintained by a covered entity or its business associates in any form or medium as defined at 45 C.F.R. § 160.103.

“Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s shareholders in connection with the Company Shareholder Meeting.

“Registered IP” shall mean all U.S., international or foreign (a) issued Patents and Patent applications, (b) registered Marks and applications to register Marks, (c) registered Copyrights and applications for Copyright registration, (d) registered Mask Work Rights and applications to register Mask Work Rights, (e) domain name registrations and (f) all other Intellectual Property, in each case of (a) through (f) that are registered with, issued by or applied for by or with any Governmental Entity (or, in the case of domain name registrations, other public or quasi-public legal authorities such as domain name registrars).

“Relevant Legal Restraint” shall have the meaning set forth in Section 5.1(d).

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

“Required Company Shareholder Vote” shall have the meaning set forth in Section 2.5.

“Sanctions Laws” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Governmental Entities, including those administered by OFAC or the U.S. Department of State, the European Union or its Member States, or His Majesty’s Treasury of the United Kingdom.

“Schedule 13E-3” shall have the meaning set forth in Section 4.3(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Second Merger” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shortfall Amount” shall have the meaning set forth in Section 1.14(b).

“Software” shall mean any computer software, programs and databases in any applicable form, including object code, source code, firmware and embedded versions thereof tools, assemblers, applets, compilers, application programming interfaces, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Stock Election Consideration” shall have the meaning set forth in Section 1.5(a)(ii)(B).

“Stock Election Multiplier” shall mean 0.313.

“Stock Election Shares” shall have the meaning set forth in Section 1.5(a)(ii)(B).

“Subsidiary” shall mean, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person and, with respect to the Company, shall include Superior Drilling Solutions, LLC, Superior Design and Fabrication, LLC, Extreme Technologies, LLC, Hard Rock Solutions, LLC, Meier Property Series, LLC, and Meier Leasing, LLC, and each of their Subsidiaries.

“Surviving Company” shall have the meaning set forth in Section 1.1.

“Tax Returns” shall mean any and all returns, reports, elections, claims for refund, estimated Tax filings, declarations, certificates or other documents filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules or attachments thereto, and any amendments thereof.

“Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including any income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and license, registration and documentation fees, severance, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Termination Fee” shall mean an amount in cash equal to $987,715.77.

“Top Customer” shall mean a top ten customer of the Company and the Company Subsidiaries, taken as a whole, based on revenues during the 12 months ended March 31, 2023.

“Top Distributor” shall mean a top five distributor of the Company and the Company Subsidiaries, taken as a whole, based on revenues during the 12 months ended March 31, 2023.

“Top Supplier” shall mean a top five supplier of inventory or manufacturing services to the Company and the Company Subsidiaries, taken as a whole, based on expenditures during the 12 months ended March 31, 2023.

“Trading Day” shall mean a day on which shares of Parent Common Stock are traded on Nasdaq.

“Treasury Regulations” shall mean the regulations prescribed under the Code (including any temporary regulations, amended or successor provisions with respect to such regulations).

“Unaffiliated Company Shareholders” shall mean the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (a) each of the Affiliated Company Shareholders and (b) Parent and its Affiliates.

“Utah Act” shall mean Section 16-10a of the Utah Revised Business Corporation Act.

“Utah Division of Corporations” shall have the meaning set forth in Section 1.2.

“Willful Breach” shall mean a breach that is the result of a willful or intentional act or failure to act where the breaching party actually knows that such act or failure to act is, or would reasonably be expected to result in, a breach.

Annex B

March 6, 2024

The Special Committee of

the Board of Directors of

Superior Drilling Products, Inc.

1583 South 1700 East

Vernal, Utah 84078

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the Unaffiliated Holders (as defined below) of common stock, par value $0.001 per share (the “Company Common Stock”), of Superior Drilling Products, Inc., a Utah corporation (the “Company”), of the Consideration (as defined below) pursuant to a draft of the Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among the Company, Drilling Tools International, a Delaware corporation (“Parent”), DTI Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition Sub I”), and DTI Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Acquisition Sub II”). The Agreement provides for, among other things, the merger (the “Merger”) of Acquisition Sub I with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than the “Excluded Shares” (as defined in the Agreement), will be converted into the right (subject to pro ration, as more fully set forth in the Agreement) to elect to receive either: (i) $1.00 in cash, without interest, per share (the “Cash Election”), or (ii) 0.313 shares (the “Exchange Ratio”) of common stock, par value $0.0001 per share, of Parent (the “Parent Shares”) (the “Stock Election,” and, collectively with the Cash Election, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. As used herein, the term “Unaffiliated Holders” shall mean and refer to the holders of shares of Company Common Stock other than each of G. Troy Meier, Annette Meier, Tronco Energy Corporation and each of their respective affiliates (whether such shares are held directly or indirectly by such persons or entities).

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated as of March 5, 2024; (ii) reviewed and analyzed certain financial and other data with respect to the Company and Parent which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and Parent that were publicly available, as well as those that were furnished to us by the Company (both with respect to the Company and to Parent); (iv) conducted discussions with members of senior management and representatives of the Company and Parent concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and Parent Shares and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company and Parent with that of certain other publicly traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

609 MAIN STREET, SUITE 3800 | HOUSTON, TX 77002 | 713 236-9999

Special Committee

March 6, 2024

With the consent of the Special Committee (on behalf of the Company), (i) we have not analyzed, or otherwise considered the value or dilutive impact of certain options to acquire shares of Company Common Stock that have exercise prices in excess of the value of the Consideration being offered in the Merger and that are to be assumed by Parent pursuant to the terms of the Agreement, and (ii) we have relied on the Company’s valuation of its net operating loss carryforward as set forth on its balance sheet dated December 31, 2022, filed by the Company in its Form 10-K, and have not separately valued such carryforward.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company and Parent, respectively, to which such financial forecasts, estimates and other forward-looking information relate. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes with respect to the Parent Shares being received in the Stock Election. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company, Parent and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, as of the dates made or deemed made, in all respects material to our analysis, (ii) each party to the Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, Parent, the Unaffiliated Holders or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or Parent, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or Parent under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, Parent or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, Parent or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

Special Committee

March 6, 2024

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof, whether or not related to the Merger, could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or Parent Shares may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have not been requested to, and did not, (i) participate in negotiations with respect to the legal aspects of the Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction or (iii) advise the Special Committee of the Board of Directors of the Company (the “Special Committee”) with respect to alternatives to the Merger.

We have been engaged by the Special Committee to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. As the Special Committee is aware, we are currently engaged, through a separate deal team, as a sell-side financial advisor to a private company of which Parent is a potential acquirer, and may receive fees for the rendering of such services. In addition, as the Special Committee is also aware, in the ordinary course of our business, a separate deal team (which, pursuant to technological internal information barriers, has had no access to, nor has it received from the deal team working on the Merger, any confidential information with respect to any discussions between the Company and Parent related to the process leading to the Merger) is currently in discussions with Parent that could result (but has not resulted) in our being engaged by Parent as a financial advisor to assist Parent to acquire businesses other than the Company, in the future. Finally, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Parent for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation.

This opinion is provided to the Special Committee in connection with its consideration of the Merger, and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or make any election with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement/prospectus relating to the Merger in accordance with our engagement letter with the Special Committee, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Sandler Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to the Unaffiliated Holders (other than Parent and its affiliates, if any) of the Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Parent’s ability to fund the Cash Consideration, or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. We express no opinion with respect to the allocation of the Consideration among the holders of the shares of Company Common Stock. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or

Special Committee

March 6, 2024

employee (or any affiliate thereof) of any party to the Merger, or any class of such persons, relative to the Consideration to be received by holders of shares of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Consideration is fair, from a financial point of view, to the Unaffiliated Holders (other than Parent and its affiliates, if any) as of the date hereof.

Sincerely,

PIPER SANDLER & CO.

Annex C

UTAH REVISED BUSINESS CORPORATION ACT

SECTIONS 16-10A-1301 THROUGH 16-10A-1331

UTAH CODE

TITLE 16. CORPORATIONS

CHAPTER 10a. REVISED BUSINESS CORPORATION ACT

PART 13. DISSENTERS’ RIGHT

16-10a-1301 Definitions.

For purposes of Part 13, Dissenters’ Rights:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4) “Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

16-10a-1302 Right to dissent.

(1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

(a) consummation of a plan of merger to which the corporation is a party if:

(i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

(ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c) cash in lieu of fractional shares; or

(d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10a-1303 Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters’ rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) the beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder shall certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters’ rights as to all the shares unlimited on the ability to exercise dissenters’ rights. The certification requirement shall be stated in the dissenters’ notice given pursuant to Section 16-10a-1322.

16-10a-1320 Notice of dissenters’ rights.

(1) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this part. The notice shall be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders’ meeting for which the notice was to have been given.

(2) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

16-10a-1321 Demand for payment — Eligibility and notice of intent.

(1) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) shall cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b) may not vote any of his shares in favor of the proposed action.

(2) If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters’ rights may not execute a writing consenting to the proposed corporate action.

(3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder shall have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

16-10a-1322 Dissenters’ notice.

(1) If proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this part.

(2) The dissenters’ notice required by Subsection (1) shall be sent no later than 10 days after the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and shall:

(a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

(b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares shall be deposited;

(c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters’ notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters’ notice required by Subsection (1) is given;

(f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

(g) be accompanied by a copy of this part.

16-10a-1323 Procedure to demand payment.

(1) A shareholder who is given a dissenters’ notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

(a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

(b) deposit certificates for his certificated shares in accordance with the terms of the dissenters’ notice; and

(c) if required by the corporation in the dissenters’ notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302.

(2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters’ notice, is not entitled to payment for shares under this part.

16-10a-1324 Uncertificated shares.

(1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

16-10a-1325 Payment.

(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter’s shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2) Each payment made pursuant to Subsection (1) shall be accompanied by:

(a)

(i)

(A) the corporation’s balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

(B) an income statement for that year;

(C) a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

(D) the latest available interim financial statements, if any;

(ii) the balance sheet and statements referred to in Subsection (2)(a)(i) shall be audited if the corporation customarily provides audited financial statements to shareholders;

(b) a statement of the corporation’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c) a statement of the dissenter’s right to demand payment under Section 16-10a-1328; and

(d) a copy of this part.

16-10a-1326 Failure to take action.

(1) If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2) If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters’ notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

16-10a-1327 Special provisions relating to shares acquired after announcement of proposed corporate action.

(1) A corporation may, with the dissenters’ notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters’ rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters’ rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

16-10a-1328 Procedure for shareholder dissatisfied with payment or offer.

(1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c) the corporation, having failed to take the proposed corporate action creating dissenters’ rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

16-10a-1330 Judicial appraisal of shares — Court action. Superseded 7/1/2024

(1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation’s principal office, or if it has no principal office in this state, Salt Lake County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located, or, if the domestic corporation did not have its principal office in this state at the time of the transaction, in Salt Lake County.

(3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties shall be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares. Service may also be made otherwise as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

(a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b) for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

16-10a-1330 Judicial appraisal of shares — Court action. Effective 7/1/2024

(1)

(a) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall bring an action in a court with jurisdiction under Title 78A, Judiciary and Judicial Administration, within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, for the court to determine the fair value of the shares and the amount of interest.

(b) If the corporation does not bring an action within the 60-day period, the corporation shall pay each dissenter whose demand remains unresolved the amount demanded.

(2)

(a) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the action brought under Subsection (1) as an action against their shares.

(b) All such dissenters who are named as parties shall be served with a copy of the complaint.

(c)

(i) Service on each dissenter may be by registered or certified mail to the address stated in the dissenter’s payment demand made pursuant to Section 16-10a-1328.

(ii) If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323.

(iii) If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares.

(iv) Service may also be made otherwise as provided by law.

(3)

(a) The jurisdiction of the court in which the action filed under Subsection (1) is plenary and exclusive.

(b) The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value.

(c) The appraisers have the powers described in the order appointing them, or in any amendment to it.

(d) The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(4) Each dissenter made a party to the action filed under Subsection (1) is entitled to judgment:

(a) for the amount, if any, by which the court finds that the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b) for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

16-10a-1331 Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Annex D

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 6, 2024, by and between Drilling Tools International Corporation, a Delaware corporation (“Parent”), and the persons set forth on Schedule A attached hereto (each, a “Shareholder” and, collectively, the “Shareholders”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Superior Drilling Products, Inc., a Utah corporation (the “Company”), DTI Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Acquisition Sub I”), and DTI Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Acquisition Sub II”).

RECITALS

WHEREAS, Parent, the Company, Acquisition Sub I and Acquisition Sub II are entering into the Merger Agreement concurrently with the execution and delivery of this Agreement, which Merger Agreement sets forth the terms and conditions on which Acquisition Sub I will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned Subsidiary of Parent, and the Company will thereafter be merged with and into Acquisition Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Acquisition Sub II surviving the Second Merger as a wholly owned Subsidiary of Parent.

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock set forth opposite the name of such Shareholder on Schedule A attached hereto (the “Existing Shares”).

WHEREAS, Parent has required, as an inducement to Parent entering into the Merger Agreement, that the Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. Each Shareholder, severally and not jointly, agrees that, from and after the date hereof and until the earlier to occur of (x) the receipt of the Required Company Shareholder Vote and (y) the Termination Time (as defined in Section 4.1 below) (the “Voting Covenant Expiration Date”), at the Company Shareholder Meeting or any other meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, in each case relating to any proposed action by the shareholders of the Company with respect to the matters set forth in Section 1.1(b) below (each, a “Voting Event”), such Shareholder shall:

(a) appear at each such Voting Event or otherwise cause the Existing Shares that are capable of being voted and any voting securities of the Company acquired by such Shareholder after the date hereof and prior to the record date of such Voting Event owned beneficially or of record by such Shareholder (collectively, the “Voting Shares”) to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, the Voting Shares (i) in favor of adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; (ii) in favor of any proposal to adjourn a meeting of the shareholders of the Company to solicit additional proxies in favor of the adoption of the

Annex D-1

Merger Agreement; (iii) against any Company Acquisition Proposal or any other proposal in opposition to, or in competition with, the Merger and the transactions contemplated by the Merger Agreement; and (iv) against any other action, agreement or transaction that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone or discourage the transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Shareholder of its obligations under this Agreement or the satisfaction or fulfillment of Parent’s, the Company’s or the Acquisition Subs’ conditions to consummate the transactions contemplated by the Merger Agreement.

In case of a stock dividend or distribution of voting securities of the Company, or any change in the Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Voting Shares” shall be deemed to refer to and include the Voting Shares as well as all such stock dividends and distributions of voting securities of the Company and any voting securities into which or for which any or all of the Voting Shares may be changed or exchanged.

1.2 Capacity as Shareholder. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of the Company, and not in such Shareholder’s capacity as (a) a director, officer or employee of the Company or any of its Subsidiaries, (b) an equity holder of Parent, or (c) a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary (including voting in favor of any Company Change in Recommendation) and no such action or omission shall be deemed a breach of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, hereby represents and warrants to Parent as follows:

(a) Authorization; Validity of Agreement; Necessary Action. If such Shareholder is not an individual, such Shareholder is duly organized and validly existing in good standing (where such concept is recognized) under the Legal Requirements of the jurisdiction in which it is incorporated, organized or constituted and the consummation of the transactions contemplated hereby are within such Shareholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Shareholder, and such Shareholder has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Shareholder is an individual, such Shareholder has all requisite legal capacity, right and authority to execute and deliver this Agreement and to perform such Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the General Enforceability Exception.

(b) Ownership. As of the date hereof, the number of shares of Company Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Shareholder is reflected on Schedule A to this Agreement. As of the date hereof, the Existing Shares are the only shares of Company Common Stock held of record or beneficially owned by such Shareholder. Subject to the Transfers otherwise permitted by Section 3.1 and to the lien described on Schedule 2.1(b), such Shareholder has and will have at all times through the Voting Covenant Expiration Date sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Article III hereof, and sole power to agree to all of the matters set forth in this

Annex D-2

Agreement, in each case with respect to all of the Voting Shares beneficially owned by such Shareholder with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Except as set forth on Schedule 2.1(b), the Existing Shares owned by such Shareholder are free and clear of any Liens and will be at all times prior to the Voting Covenant Expiration Date free and clear of any Liens, in each case, which would impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. Such Shareholder further represents that any proxies heretofore given in respect of the Existing Shares have been revoked.

(c) No Violation. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of such Shareholder, (ii) contravene or conflict with or constitute a violation by such Shareholder of any provision of any Legal Requirement binding upon or applicable to such Shareholder or any of its properties or assets, (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Shareholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal or state securities laws and the rules and regulations promulgated thereunder, or (iv) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon such Shareholder or any of its Subsidiaries or result in the creation of any Lien (other than Company Permitted Encumbrances) upon any of the Voting Shares, except for any of the matters set forth in the foregoing clauses (ii) and (iv) as would not reasonably be expected to impair the ability of such Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) No Inconsistent Agreements. Except as contemplated by this Agreement, such Shareholder has not entered into any voting agreement or voting trust with respect to the Existing Shares and has not granted any consent, proxy or power of attorney with respect to the Existing Shares, in each case, which is inconsistent with such Shareholder’s obligations pursuant to this Agreement.

2.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholders as follows:

(a) Authorization; Validity of Agreement; Necessary Action. Parent is duly organized and validly existing in good standing (where such concept is recognized) under the Legal Requirements of the jurisdiction in which it is incorporated, organized or constituted and the consummation of the transactions contemplated hereby are within Parent’s entity powers and have been duly authorized by all necessary entity actions on the part of Parent, and Parent has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of the Shareholders, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the General Enforceability Exception.

(b) No Violation. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of Parent, (ii) contravene or conflict with or constitute a violation by Parent of any provision of any Legal Requirement binding upon or applicable to Parent or any of its properties or assets, (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of Parent, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal or state securities laws and the rules and regulations promulgated thereunder, or (iv) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage,

Annex D-3

indenture, lease or agreement binding upon Parent or result in the creation of any Lien (other than Parent Permitted Encumbrances) upon any of the properties or assets of Parent, except for any of the matters set forth in the foregoing clauses (ii) and (iv) as would not reasonably be expected to impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

COVENANTS

3.1 Pre-Closing Transfer Restrictions. Each Shareholder, severally and not jointly, agrees that, commencing on the date hereof and ending at the Termination Time, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option, put, call or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Voting Shares, or any interest therein, provided, that notwithstanding the foregoing, a Shareholder may Transfer to any Affiliate of such Shareholder or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Shareholder or Affiliate of such Shareholder, provided further, that as a condition to such transfer, such transferee or transferees shall execute an agreement that contains the same substantive covenants regarding voting and transfer as are contained in this Agreement.

3.2 No Contravening Actions. Each Shareholder further agrees not to take or agree or commit to take any action that would make any representation and warranty of such Shareholder contained in this Agreement inaccurate in any material respect.

3.3 No Solicitation. Each Shareholder will immediately cease, and will instruct its Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to any Company Acquisition Proposal or any proposal that would reasonably be expected to lead to a Company Acquisition Proposal. Each Shareholder agrees that, from and after the date hereof and until the Voting Covenant Expiration Date, such Shareholder shall not, directly or indirectly, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (1) solicit, initiate or knowingly encourage or knowingly induce (including by way of furnishing information), or take any other action designed to knowingly facilitate, any inquiry or the making of any proposal which constitutes, or would be reasonably expected to lead to, a Company Acquisition Proposal (provided that such Shareholder and its Representatives may refer the Person making such proposal or offer to the provisions of this Section 3.3 or the provisions in Section 4.2 and Section 4.5 of the Merger Agreement) or (2) engage in any discussions or negotiations regarding any Company Acquisition Proposal (provided that such Shareholder and its Representatives may refer the Person making such proposal or offer to the provisions of this Section 3.3 or the provisions in Section 4.2 and Section 4.5 of the Merger Agreement). Each Shareholder acknowledges and agrees that, in the event any Representative of such Shareholder (acting in its capacity as such) takes any action that if taken by such Shareholder would be a breach of this Section 3.3, the taking of such action by such Representative will be deemed to constitute a breach of this Agreement (including this Section 3.3) by such Shareholder. Notwithstanding anything to the contrary in this Section 3.3, each Shareholder and its Representatives may engage in such activities at such times and to the extent that the Company or any of its Representatives is permitted to engage in such activities pursuant to the terms of the Merger Agreement, but only if such Shareholder and its Representatives comply with the terms of the Merger Agreement as if it were the Company or one of its Representatives.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate upon the earliest to occur of (a) the First Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the making of a Company Change in Recommendation by the Company Board or the Company Special Committee, or (d) the date on which any

Annex D-4

amendment to the Merger Agreement is effected (including any waiver or forbearance of the parties’ rights under the Merger Agreement that has the effect of an amendment), in each case, without the Shareholders’ prior written consent, that (i) diminishes the Merger Consideration to be received by the shareholders of the Company, (ii) changes the forms of Merger Consideration payable to the shareholders of the Company, (iii) affects any of the other terms of the Merger Agreement in a manner that individually or in the aggregate is materially adverse to any of the Shareholders, or (iv) extends the End Date or imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Mergers (the “Termination Time”); provided, however, that the provisions of this Article IV shall survive any termination of this Agreement and shall continue to be binding upon the parties hereto. Except as set forth in the proviso of the preceding sentence, in the event of such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party; provided, however that nothing herein shall relieve any party from liability for any fraud, intentional misrepresentation or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the termination of this Agreement pursuant to clause (b) of this Section 4.1.

4.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares. All rights, ownership and economic benefits of and relating to the Voting Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholders in the voting of any of the Voting Shares, except as otherwise provided herein.

4.3 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the party to be notified if received prior to 5:00 p.m. in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; (b) when sent if sent by email to the party to be notified if received prior to 5:00 p.m. in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; provided, however, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 4.3 and (ii) either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 4.3 or (B) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 4.3; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; in each case as follows: (i) if to Parent, at the address set forth in Section 7.8 of the Merger Agreement (with a copy, which shall not constitute notice, to the party to receive a copy pursuant to Section 7.8 of the Merger Agreement at the address set forth therein), and (ii) if to the Shareholders, at the address set forth on their respective signature page hereto.

4.4 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits,

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Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

4.5 Counterparts; Delivery by Facsimile or Email. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manners and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

4.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder; provided, however, that the Company shall be deemed to be a third-party beneficiary of the Shareholders’ obligations under Sections 1.1, 3.1 and 3.2 and shall be entitled to enforce the terms of this Agreement in respect thereto as if it were a party hereto.

4.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, except that the Shareholders’ fiduciary duties, if any, to the Company shall be governed by the Legal Requirements of the State of Utah, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the State of Delaware, or in the case of the Shareholders’ fiduciary duties, if any, the Legal Requirements of the State of Utah.

4.8 Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, in the event, but only in the event, that such court shall not have jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate court from any thereof (such courts, the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such Chosen Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Chosen Court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

4.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF

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ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9.

4.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts (or those courts lack personal jurisdiction over the Shareholders for the purposes of granting such relief, in any court of the United States or any state or foreign jurisdiction having such jurisdiction), this being in addition to any other remedy to which they are entitled at law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at law and any Legal Requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

4.11 Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

4.12 Severability. If any term or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

4.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of (i) Parent, in the case of an assignment by a Shareholder or (ii) the Shareholders, in the case of an assignment by Parent, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

4.14 Expenses. Except as otherwise expressly provided in this Agreement or the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

4.15 Shareholder Obligation Several and Not Joint. The obligations of each Shareholder hereunder shall be several and not joint, and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DRILLING TOOLS INTERNATIONAL CORPORATION

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	Chief Executive Officer

Signature Page to Voting and Support Agreement

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STOCKHOLDERS: MEIER FAMILY HOLDING COMPANY, LLC

By:	/s/ G. Troy Meier
Name:	G. Troy Meier
Title:	Manager

By	/s/ Annette Meier
Name:	Annette Meier
Title:	Manager

Address:	2221 North 3250 West Vernal, UT 84078

MEIER MANAGEMENT COMPANY, LLC
By:	/s/ G. Troy Meier
Name:	G. Troy Meier
Title:	Manager

By	/s/ Annette Meier
Name:	Annette Meier
Title:	Manager

Address:	2221 North 3250 West Vernal, UT 84078

/s/ G. Troy Meier
G. TROY MEIER, individually

Address:	2221 North 3250 West Vernal, UT 84078

/s/ Annette Meier
ANNETTE MEIER, individually

Address:	2221 North 3250 West Vernal, UT 84078

Signature Page to Voting and Support Agreement

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SCHEDULE A

Shareholder:	Common Stock Beneficially Owned
Meier Family Holding Company, LLC	5,641,510
Meier Management Company, LLC	3,173,350
G. Troy Meier	1,662,912	[1]
Annette Meier	1,273,058	[2]
G. Troy Meier and Annette Meier JTWROS	1,093,597

[1]

Excludes shares owned by (i) Meier Family Holding Company, LLC, (ii) Meier Management Company, LLC, and (iii) G. Troy Meier and Annette Meier JTWROS. Includes 617,892 (non-votable) shares issuable in settlement of unvested RSUs.

[2]

Excludes shares owned by (i) Meier Family Holding Company, LLC, (ii) Meier Management Company, LLC, and (iii) G. Troy Meier and Annette Meier JTWROS. Includes 473,872 (non-votable) shares issuable in settlement of unvested RSUs.

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SCHEDULE 2.1(B)

5,641,510 shares of common stock of the Company are pledged by Meier Family Holding Company, LLC, pursuant to that certain Security Agreement-Pledge-MFHC between Meier Family Holding Company, LLC and the Company dated May 30, 2014.

2,626,350 shares of common stock of the Company are pledged by Meier Management Company, LLC, pursuant to that certain Security Agreement-Pledge-MMC between Meier Management Company, LLC and the Company dated May 30, 2014 as amended by the Amendment to Security Agreement – Pledge dated February 9, 2017.

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